                      PEGASUS COMMUNICATIONS CORPORATION
                 c/o Pegasus Communications Management Company
                             225 City Line Avenue
                                   Suite 200
                        Bala Cynwyd, Pennsylvania 19004

                                                              February 29, 2000


Dear Fellow Stockholder:

     You are cordially invited to attend the special meeting of stockholders of Pegasus Communications Corporation on March 22, 2000, at 10 a.m., local time, at CIBC World Markets Corp., 3rd Floor, 425 Lexington Avenue, New York, New York.

     At the special meeting, you will be asked to consider and vote upon, among other things, a proposal to approve and adopt the Agreement and Plan of Merger dated January 10, 2000, among Pegasus, Golden Sky Holdings, Inc., Pegasus GSS Merger Sub, Inc., a wholly-owned subsidiary of Pegasus, certain stockholders of Pegasus and certain stockholders of Golden Sky.

     The merger agreement provides for Golden Sky to become a wholly-owned subsidiary of Pegasus. As a result of the merger and related transactions,

  o with certain exceptions, the Golden Sky capital stock will be exchanged for shares of Pegasus Class A common stock;

  o all holders of Golden Sky options and warrants will have the right to receive options and warrants to purchase Pegasus Class A common stock;

  o Pegasus' board of directors will be increased to eleven members, two of whom will be designated by certain stockholders of Golden Sky; and

  o certain stockholders of Golden Sky, certain former stockholders of Digital Television Services, Inc., and I, together with certain of my affiliates who hold all of the Pegasus Class B common stock, will enter into a voting agreement with respect to the designation and election of directors.

A maximum of 6,500,000 shares of Pegasus Class A common stock will be issued to the Golden Sky stockholders. This is subject to reduction for a number of items, including outstanding warrants and options. In addition, certain holders of Golden Sky's capital stock will have the right to sell shares to Pegasus for up to $25.0 million in cash, which will reduce the number of shares of Class A common stock to be issued to the Golden Sky stockholders in the merger. Although the number of shares of Pegasus Class A common stock to be issued in the merger after all required reductions cannot be precisely determined until just before the closing of the merger, it is anticipated that approximately 6,085,000 shares will be issued in the merger together with options and warrants to purchase approximately 415,000 shares of Pegasus Class A common stock. After giving effect to the merger, Golden Sky's stockholders (other than option and warrant holders) will own approximately 22.9% of the common equity of Pegasus. After giving effect to the merger and the voting rights of Pegasus' Class B common stock, Golden Sky's stockholders and I will have voting power with respect to approximately 9.0% and 67.7%, respectively, of Pegasus' common stock.
     The board of directors believes that the merger will provide significant value to Pegasus and its stockholders by offering opportunities for continued growth and economies of scale and has determined that the merger is, therefore, in the best interests of Pegasus and its stockholders. The board of directors has unanimously approved the merger proposal and recommends that you vote for the merger proposal.

     The special meeting will also consider amendments to Pegasus' restricted stock plan and stock option plan, and amendments to Pegasus' certificate of incorporation to increase the number of authorized shares of Class A common stock, Class B common stock, non-voting common stock and preferred stock.

     You should read carefully the accompanying notice of special meeting of stockholders and the proxy statement/prospectus for details of the merger, the other proposals to be voted upon at the special meeting, and additional related information.

     It is important that your shares be represented at the special meeting whether or not you attend. I urge you to sign, date and return the enclosed proxy at your earliest convenience.

                                 Sincerely,


                                 MARSHALL W. PAGON
                                 President, Chief Executive Officer and
                                 Chairman of the Board

                      PEGASUS COMMUNICATIONS CORPORATION
                 c/o Pegasus Communications Management Company
                             225 City Line Avenue
                                   Suite 200
                        Bala Cynwyd, Pennsylvania 19004
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         To Be Held on March 22, 2000
                            ---------------------
To the Stockholders of Pegasus Communications Corporation:


     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Pegasus Communications Corporation will be held on March 22, 2000, at 10 a.m., at CIBC World Markets Corp., 3rd Floor, 425 Lexington Avenue, New York, New York.

     The special meeting will be held for the following purposes:

   I. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated January 10, 2000, as amended, among Pegasus, Golden Sky Holdings, Inc., Pegasus GSS Merger Sub, Inc., a wholly-owned subsidiary of Pegasus, certain stockholders of Pegasus and certain stockholders of Golden Sky, and related transactions.

   II. To amend the Pegasus Communications Restricted Stock Plan to increase the number of shares of Class A common stock that may be issued thereunder from 350,000 to 750,000.

   III. To amend the Pegasus Communications 1996 Stock Option Plan to increase the number of shares of Class A common stock that may be issued thereunder from 1,300,000 to 3,000,000 and to increase the maximum number of shares of Class A common stock that may be issued under options granted to any employee from 550,000 to 1,000,000.

   IV. To amend Pegasus' certificate of incorporation to increase the number of authorized shares of Class A common stock from 50,000,000 to 250,000,000 shares.

   V. To amend Pegasus' certificate of incorporation to increase the number of authorized shares of Class B common stock from 15,000,000 to 30,000,000 shares.

   VI. To amend Pegasus' certificate of incorporation to increase the number of authorized shares of non-voting common stock from 20,000,000 to 200,000,000 shares.

   VII. To amend Pegasus' certificate of incorporation to increase the number of authorized shares of preferred stock from 5,000,000 to 20,000,000 shares.

  VIII. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     Copies of the merger agreement, as amended, the voting agreement that will be entered into in connection with the merger, and the proposed amendments to the restricted stock plan, the stock option plan and the certificate of incorporation are attached to the proxy statement/prospectus as Annexes I through V, respectively, and are incorporated herein by reference.

     The merger proposal will be voted upon as a single proposal. Failure of the merger proposal to be approved by the stockholders will result in the termination of the merger agreement and the other transactions contemplated by the merger agreement and no right of Golden Sky's stockholders to receive Pegasus securities.

     The board of directors has fixed February 25, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting.

     The special meeting is not being held in lieu of an annual meeting. Pegasus intends to hold its annual meeting in June 2000 at which time an election of directors will take place.

     All stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed envelope. No postage is required if the proxy is mailed in the United States.

                                        BY ORDER OF THE BOARD OF DIRECTORS,


                                        TED S. LODGE
Dated: February 29, 2000                Secretary

                                PROXY STATEMENT
                            FOR SPECIAL MEETING OF
              STOCKHOLDERS OF PEGASUS COMMUNICATIONS CORPORATION
                           TO BE HELD MARCH 22, 2000

                             ---------------------
                      PEGASUS COMMUNICATIONS CORPORATION
                                  PROSPECTUS

                   6,500,000 Shares of Class A Common Stock


     We are furnishing this proxy statement/prospectus to holders of our Class A common stock and Class B common stock in connection with the solicitation of proxies by Pegasus' board of directors for use at the special meeting of stockholders of Pegasus to be held on March 22, 2000, or any adjournment or postponement thereof.

     The special meeting has been called to consider and vote upon the following proposals:

   o to approve and adopt the Agreement and Plan of Merger dated January 10, 2000, as amended, among Pegasus, Pegasus GSS Merger Sub, Inc., a wholly-owned subsidiary of Pegasus, certain of Pegasus' stockholders, Golden Sky Holdings, Inc., and certain stockholders of Golden Sky, which merger agreement provides for Golden Sky to become a wholly-owned subsidiary of Pegasus and for Pegasus to issue up to 6,500,000 shares of Class A common stock to Golden Sky's stockholders subject to certain reductions;

   o to amend Pegasus' restricted stock plan to increase the number of shares of Class A common stock that may be issued thereunder from 350,000 to 750,000;

   o to amend Pegasus' stock option plan to increase the number of shares that may be issued thereunder from 1,300,000 to 3,000,000 and to increase the maximum number of Shares of Class A common stock that may be issued under options granted to any executive officer from 550,000 to 1,000,000;

   o to amend Pegasus' certificate of incorporation to increase the number of authorized shares of Class A common stock from 50,000,000 shares to 250,000,000 shares;

   o to amend Pegasus' certificate of incorporation to increase the number of authorized shares of Class B common stock from 15,000,000 to 30,000,000 shares;

   o to amend Pegasus' certificate of incorporation to increase the number of authorized shares of non-voting common stock from 20,000,000 to 200,000,000 shares; and

   o to amend Pegasus' certificate of incorporation to increase the number of authorized shares of preferred stock from 5,000,000 to 20,000,000.

     The special meeting is not being held in lieu of an annual meeting.

     This proxy statement/prospectus also constitutes the prospectus of Pegasus with respect to up to 6,500,000 shares of Class A common stock that will be issued to holders of the outstanding Golden Sky capital stock upon consummation of the merger.

     The Class A common stock is traded on the Nasdaq National Market under the symbol "PGTV." On February 24, 2000, the last reported closing price of the Class A common stock on the Nasdaq National Market was $118 5/8 per share.

     These securities involve a high degree of risk. See Risk Factors, beginning on page 11.

     This proxy statement/prospectus and the accompanying form of proxy are first being mailed to the stockholders of Pegasus on or about February 29, 2000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The date of this proxy statement/prospectus is February 25, 2000.

                               TABLE OF CONTENTS

                                                        Page
                                                     ----------
WHERE YOU CAN FIND MORE
   INFORMATION ...................................        iv
SUMMARY ..........................................         1
RISK FACTORS .....................................        11
   Risks Associated With The Merger ..............        11
      Pegasus May Not Be Able to Arrange
         Financing In Order to Offer to
         Purchase Golden Sky Notes ...............        11
      We May Not Be Able to Integrate
         Golden Sky's Operations Successfully.....        11
      We Will Incur Significant Transaction
         Expenses and Costs of Integration as a
         Result of the Merger ....................        12
      The Merger Will Have a Dilutive Effect
         on Our Earnings Per Share ...............        12
   Risks of Our Direct Broadcast Satellite
      Business ...................................        12
      Satellite and Direct Broadcast Satellite
         Technology Could Fail or Be Impaired.....        12
      Events at DIRECTV Could Adversely
         Affect Us ...............................        12
      Programming Costs May Increase, Which
         Could Adversely Affect Our Direct
         Broadcast Satellite Business ............        13
      We May Lose Our DIRECTV Rights
         After the Initial Term of Our
         Agreements With the National Rural
         Telecommunications Cooperative ..........        13
      The Effect of New Federal Satellite
         Television Legislation on Our Business
         Is Unclear ..............................        13
      We Could Lose Money Because of
         Signal Theft ............................        13
      We Could Lose Revenues if We Have
         Out-of-Territory Subscribers ............        14
      Direct Broadcast Satellite Services Face
         Competition from Cable Operators ........        14
      Direct Broadcast Satellite Equipment
         Shortages Could Adversely Affect Our
         Direct Broadcast Business ...............        14
   Risks of Our Broadcast Television
      Business ...................................        14
      Our Broadcast Operations Could Be
         Adversely Affected if We Fail To
         Negotiate Successfully Our Network
         Affiliation Agreements ..................        14
      Fox Could Cancel Our Affiliation
         Agreements if It Acquires a Significant
         Ownership Interest in One of Our
         Markets .................................        14
      Our Broadcast Operations Could Be
         Adversely Affected if the FCC
         Prevents Our Local Marketing
         Agreement Strategy ......................        14

                                                        Page
                                                        ----
      Antitrust Laws Could Limit Our Local
        Marketing Agreement Strategy .............        15
      Our Inability To Control Licensees Under
         Our Local Marketing Agreements
         Could Adversely Affect Our Broadcast
         Operations ..............................        15
      The Planned Industry Conversion to
         Digital Television Could Adversely
         Affect Our Broadcast Business ...........        15
      The New Federal Satellite Television
         Legislation Could Adversely Affect
         Our Broadcast Business ..................        16
   Risks of Our Cable Business ...................        16
      We Could Lose Revenues Because of
         Our Geographic Concentration in
         Puerto Rico .............................        16
      The FCC's Digital Television
         Requirements May Prevent Us from
         Expanding Our Cable Programming .........        16
      We Could Become Subject to Rate
         Regulation Which Could Reduce Our
         Cable Revenues ..........................        16
   Other Risks of Our Business ...................        16
      We Face Certain Other Regulatory Risks......        16
      We Have a History of Substantial Losses;
         We Expect Them To Continue; Losses
         Could Adversely Affect Our Stock
         Price and Access to Capital Markets .....        17
      We Face Significant Competition; the
         Competitive Landscape Changes
         Constantly ..............................        17
      Our Acquisition Strategy May Become
         Too Expensive Which Could Adversely
         Affect Our Financial Performance ........        17
      We May Not Be Able To Get the
         Consents Necessary To Implement Our
         Acquisition Strategy ....................        17
      We May Not Be Able To Integrate
         Acquired Companies Successfully
         Which Could Affect Our Financial
         Performance .............................        17
      Our Credit Arrangements and Publicly
         Held Debt and Preferred Stock Limit
         Our Ability to Pay Dividends on Our
         Class A Common Stock ....................        18
      Marshall W. Pagon Owns and Controls
         Most of the Voting Power of Pegasus .....        18
      Our Stock Price Has Been Volatile ..........        18
      Our Certificate of Incorporation and
         Publicly Held Debt and Preferred
         Stock Could Delay, Deter or Prevent a
         Change of Control of Pegasus ............        18
      The Year 2000 Problem Could Adversely
         Affect Us ...............................        19
      We May Not Be Aware of All Risks ...........        19

                                                       Page
                                                      -----
  Risk Factors Relating to Golden Sky's
     Business .....................................   19
      Golden Sky Has A Limited Operating
         History and History of Negative Cash
         Flow .....................................   20
      Golden Sky May Not Be Able To Make
         Principal or Interest Payments on Its
         Substantial Debt .........................   20
      Golden Sky's Substantial Debt Could
         Adversely Affect Its Ability to Execute
         Its Business Strategy ....................   20
      If Golden Sky Fails to Comply With the
         Restrictive Covenants of Its Debt
         Instruments, Its Debt Could Be
         Accelerated and There May Be
         Insufficient Assets to Meet Its
         Obligations ..............................   20
      Golden Sky May Not Have Enough
         Capital to Execute Its Business
         Strategy .................................   20
      Any Change in Golden Sky's
         Relationship With the National Rural
         Telecommunications Cooperative or
         the National Rural Telecommunications
         Cooperative's Relationship With
         DIRECTV Could Adversely Affect Its
         Ability to Earn Revenues .................   21
      Golden Sky's Ability to Earn Revenues
         and Its Operating Costs Could Be
         Adversely Affected If the National
         Rural Telecommunications Cooperative
         Is Unable to Provide It With Essential
         Support Services and Accurate
         Subscriber Information ...................   21
      The National Rural Telecommunications
         Cooperative May Not Act in Golden
         Sky's Best Interests, Which Could
         Adversely Affect Its Rights and
         Costs of Distributing DIRECTV
         Programming in Its Markets ...............   21
      Changes in National Rural
         Telecommunications Cooperative
         Policies May Adversely Affect Golden
         Sky's Ability to Provide DIRECTV
         Programming in Its Markets ...............   21
      Recent Consolidation Among Direct
         Broadcast Satellite Operators and
         Related Litigation Could Adversely
         Affect Golden Sky's DIRECTV
         Programming Rights, Costs of
         Providing Programming to
         Subscribers and Capital
         Requirements .............................   22
   Risk That Forward-Looking Statements
      May Prove Inaccurate ........................   22
COMPARATIVE PER SHARE
   DATA ...........................................   24

                                                      Page
                                                      --
MARKET PRICE INFORMATION AND
  DIVIDENDS .......................................   26
   Pegasus ........................................   26
   Golden Sky .....................................   26
THE SPECIAL MEETING ...............................   27
   Solicitation ...................................   27
   Voting; Record Date and Revocability of
      Proxies .....................................   27
   Quorum .........................................   28
   Purpose of the Special Meeting .................   28
PROPOSAL 1: APPROVAL OF MERGER ....................   29
   Background of the Merger .......................   29
   Reasons for the Merger and
      Recommendations of Pegasus' Board of
      Directors ...................................   30
   Opinion of CIBC World Markets Corp .............   31
   Interests of Certain Persons in the Merger .....   38
   Ownership of Pegasus After the Merger ..........   38
   Management of Pegasus After the Merger .........   38
PROPOSAL 2: AMENDMENT TO
   RESTRICTED STOCK PLAN ..........................   39
PROPOSAL 3: AMENDMENT TO STOCK
   OPTION PLAN ....................................   42
PROPOSAL 4: AMENDMENT TO
   CERTIFICATE OF INCORPORATION TO
   INCREASE THE NUMBER OF
   AUTHORIZED SHARES OF CLASS A
   COMMON STOCK FROM 50,000,000 TO
   250,000,000 SHARES .............................   45
PROPOSAL 5: AMENDMENT TO
   CERTIFICATE OF INCORPORATION TO
   INCREASE THE NUMBER OF
   AUTHORIZED SHARES OF CLASS B
   COMMON STOCK FROM 15,000,000 TO
   30,000,000 SHARES ..............................   46
PROPOSAL 6: AMENDMENT TO
   CERTIFICATE OF INCORPORATION TO
   INCREASE THE NUMBER OF
   AUTHORIZED SHARES OF
   NON-VOTING COMMON STOCK FROM
   20,000,000 TO 200,000,000 SHARES ...............   47
PROPOSAL 7: AMENDMENT TO
   CERTIFICATE OF INCORPORATION TO
   INCREASE THE NUMBER OF
   AUTHORIZED SHARES OF
   PREFERRED STOCK FROM 5,000,000
   TO 20,000,000 SHARES ...........................   48
PROPOSAL 8: OTHER MATTERS .........................   49
THE MERGER ........................................   50
   The Merger Agreement ...........................   50
   Termination ....................................   53
   Voting Agreement ...............................   54
   Registration Rights Agreement ..................   56
   Consequences Under Debt Agreements and
      Preferred Stock Terms .......................   57
   Certain Federal Income Tax Consequences.........   58
   Accounting Treatment ...........................   60

                                                     Page
                                                    ------
  Federal Securities Law Consequences ...........      60
PEGASUS' SELECTED HISTORICAL AND
   PRO FORMA CONSOLIDATED
   FINANCIAL DATA ...............................      61
GOLDEN SKY'S SELECTED HISTORICAL
   CONSOLIDATED FINANCIAL DATA ..................      63
PEGASUS MANAGEMENT'S DISCUSSION
   AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF
   OPERATIONS ...................................      65
   General ......................................      65
   Results of Operations ........................      66
   Liquidity and Capital Resources ..............      70
   New Accounting Pronouncements ................      75
   Other ........................................      75
GOLDEN SKY MANAGEMENT'S
   DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS ........................      76
   Overview .....................................      76
   Results of Operations ........................      78
   Liquidity and Capital Resources ..............      81
   Recent Accounting Developments ...............      85
BUSINESS OF PEGASUS .............................      86
   General ......................................      86
   Direct Broadcast Satellite Television ........      86
   DIRECTV ......................................      86
   DIRECTV Rural Affiliates .....................      87
   Pegasus Rural Focus and Strategy .............      87
   Satellite Services in Rural Areas ............      88
   Consolidation of DIRECTV Rural Affiliates.....      88
   The Pegasus Retail Network ...................      89
   Broadcast Television .........................      89
   Cable Television .............................      90
   Recent Completed and Pending
      Transactions ..............................      91
   Competition ..................................      92
   Employees ....................................      92
   Direct Broadcast Satellite Agreements,
      Licenses, Local Marketing Agreements
      and Cable Franchises ......................      92
   Legislation and Regulation ...................      97
   Legal Proceedings ............................     108
   Properties ...................................     110
BUSINESS OF GOLDEN SKY ..........................     111
   General ......................................     111
   Sales and Distribution .......................     111
   Marketing ....................................     112

                                                     Page
                                                     ----
   Customer Service .............................     112
   National Rural Telecommunications
      Cooperative and DIRECTV ...................     112
   Competition ..................................     112
   Regulation ...................................     114
   Facilities ...................................     114
   Management and Employees .....................     114
   Legal Proceedings ............................     114
PEGASUS MANAGEMENT ..............................     115
CERTAIN TRANSACTIONS ............................     121
OWNERSHIP AND CONTROL ...........................     125
DESCRIPTION OF CAPITAL STOCK ....................     130
COMPARISON OF STOCKHOLDERS'
   RIGHTS .......................................     134
   State of Incorporation .......................     134
   Authorized Capital ...........................     134
   Voting, Liquidation, and Other Rights ........     135
   Dividend Rights ..............................     136
   Size and Make-up of the Board of
      Directors .................................     137
   Preemptive Rights ............................     137
   Change of Control ............................     137
   Conversion Rights and Transfer
      Restrictions ..............................     138
   Class Voting .................................     139
LEGAL MATTERS ...................................     139
EXPERTS .........................................     139
FINANCIAL STATEMENT INDEX .......................     F-1
ANNEX I -- AGREEMENT AND PLAN OF
   MERGER, AS AMENDED ...........................     I-1
ANNEX II -- FORM OF VOTING
   AGREEMENT ....................................    II-1
ANNEX III -- AMENDMENT TO THE
   PEGASUS COMMUNICATIONS
   RESTRICTED STOCK PLAN ........................    III-1
ANNEX IV -- AMENDMENT TO THE
   PEGASUS COMMUNICATIONS 1996
   STOCK OPTION PLAN ............................    IV-1
ANNEX V -- PROPOSED AMENDMENT
   TO PEGASUS' CERTIFICATE OF
   INCORPORATION TO INCREASE
   AUTHORIZED CLASS A COMMON
   STOCK, CLASS B COMMON STOCK,
   NON-VOTING COMMON STOCK AND
   PREFERRED STOCK ..............................     V-1
ANNEX VI -- OPINION OF CIBC WORLD
   MARKETS CORP. ................................    VI-1
ANNEX VII -- FORM OF PROXY ......................    VII-1

                      WHERE YOU CAN FIND MORE INFORMATION

     Pegasus files annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any of the documents we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. These SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy information statements and other information regarding registrants like Pegasus that file electronically with the SEC. Pegasus' Class A common stock is quoted on the Nasdaq National Market and reports and other information about us may be inspected at the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20007-1500.

     Copies of these filings may also be obtained at no cost from: Pegasus Communications Management Company, 225 City Line Avenue, Suite 200, Bala Cynwyd, PA 19004; Telephone: (888) 438-7488; Attention: Vice President, Corporate Communications.

    You should rely only on the information provided in this proxy statement/
       prospectus. Pegasus has not authorized anyone to provide you with different information. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the cover page of this proxy
                  statement/prospectus. Pegasus is not making
                      this offer of securities in any state
                      or country in which the offer or sale
                                is not permitted.

                                    SUMMARY

     This summary highlights information contained elsewhere in this proxy statement/prospectus. This summary is not complete and may not contain all of the information that you should consider before deciding to vote on the proposals or invest in Pegasus' Class A common stock. We urge you to read the entire proxy statement/prospectus carefully, including the more detailed information set forth elsewhere in this proxy statement/prospectus, the Risk Factors section and the consolidated financial statements and the notes to those statements included herein. Portions of this proxy statement/prospectus contain certain forward-looking statements that involve risks and uncertainties. Pegasus' and Golden Sky's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in Risk Factors. Although we believe with respect to the statements about Pegasus, and Golden Sky believes with respect to the statements about it, that the assumptions underlying the forward-looking statements contained in this proxy statement/prospectus are reasonable, any of the assumptions could prove inaccurate. Therefore, we cannot assure you that any of the forward-looking statements included in this proxy statement/prospectus will prove accurate.

     Unless the context otherwise requires, all references to "we," "our", "us" and "Pegasus" refer to Pegasus Communications Corporation, together with its direct and indirect subsidiaries, and "Golden Sky" refers to Golden Sky Holdings, Inc., together with its direct and indirect subsidiaries which include Golden Sky DBS, Inc. and Golden Sky Systems, Inc. When we describe the size of Pegasus' business in this summary -- for example, the number of homes in our territories and how many subscribers we have -- we are assuming that we will complete the pending acquisitions and sale described in Business of Pegasus -- Recent Completed and Pending Transactions, excluding the merger. We have also assumed, unless otherwise noted, that 6.1 million shares of Class A common stock will be issued in connection with the merger and that 10,000 shares of Series E junior convertible participating preferred stock have been issued in connection with another one of our pending acquisitions.

                                 The Companies
Pegasus

       Pegasus Communications Corporation is:

        o The largest independent distributor of DIRECTV(R) with approximately 752,800 subscribers at December 31, 1999. Pegasus has the exclusive right to distribute DIRECTV digital broadcast satellite services to over 5.3 million rural households in 36 states. We distribute DIRECTV through the Pegasus retail network, a network in excess of 2,500 independent retailers.

        o The owner or programmer of ten TV stations affiliated with either Fox, UPN or the WB.

        o One of the fastest growing media companies in the United States. We have increased our revenues at a compound growth rate of 89% per annum since our inception in 1991.

       We were incorporated in Delaware in May 1996. Our principal executive office is c/o Pegasus Communications Management Company, 225 City Line Avenue, Suite 200, Bala Cynwyd, PA 19004, and our telephone number is (888) 438-7488.

Golden Sky

       Golden Sky is the second largest independent distributor of DIRECTV satellite television programming in rural markets in the United States.

       Golden Sky has the exclusive right to provide DIRECTV programming in 57 of the 250 rural DIRECTV markets served by members and affiliates of the National Rural Telecommunications Cooperative, including markets Golden Sky acquired during 1999. Golden Sky's rural DIRECTV markets, which are located in 24 states, contain approximately 1.9 million households. As of December 31, 1999, Golden Sky had approximately 345,200 subscribers.

       Golden Sky's principal executive offices are located at 4700 Belleview Avenue, Suite 300, Kansas City, Missouri 64112, and Golden Sky's telephone number is (816) 753-5544.

                              The Special Meeting


Date, Time and Place of the Special Meeting

       The special meeting of holders of common stock will be held on March 22, 2000, at 10 a.m., local time, at CIBC World Markets Corp., 3rd Floor, 425 Lexington Avenue, New York, New York.

Record Date; Shares Entitled to Vote

       Holders of record of common stock at the close of business on February 25, 2000, are entitled to notice of and to vote at the special meeting.

Purpose of the Special Meeting

       Holders of common stock will be asked to consider and vote on the following proposals:

        o to approve the proposed merger between our subsidiary and Golden Sky;

        o to amend Pegasus' restricted stock plan to increase the number of shares to be issued thereunder from 350,000 to 750,000;


        o to amend Pegasus' stock option plan to increase the number of shares to be issued thereunder from 1,300,000 to 3,000,000 and to increase the maximum number of shares of Class A common stock that may be issued under options granted to any employee from 550,000 to 1,000,000;


        o to amend Pegasus' certificate of incorporation to increase the number of authorized shares of Pegasus' Class A common stock from 50,000,000 shares to 250,000,000 shares;

        o to amend Pegasus' certificate of incorporation to increase the number of authorized shares of Pegasus' Class B common stock from 15,000,000 shares to 30,000,000 shares;

        o to amend Pegasus' certificate of incorporation to increase the number of authorized shares of Pegasus' non-voting common stock from 20,000,000 shares to 200,000,000 shares;

        o to amend Pegasus' certificate of incorporation to increase the number of authorized shares of Pegasus' preferred stock from 5,000,000 shares to 20,000,000 shares; and

        o to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Votes Required; Security Ownership of Marshall W. Pagon

     The proposals to be acted on at the special meeting require the following votes to be approved:


  Merger with Golden Sky and amendments to the     Majority of voting power of the Class A and
  restricted stock plan and stock option plan.     Class B common stock present at the
                                                   meeting in person or by proxy, voting
                                                   together as a single class.
  Amendments to certificate of incorporation       Majority of voting power of all outstanding
  increasing Class A common stock and              Class A and Class B common stock, voting
  non-voting common stock.                         together as a single class.
  Amendment to certificate of incorporation        Majority of all outstanding shares of Class A
  increasing Class B common stock.                 common stock and Class B common stock,
                                                   voting as separate classes.
  Amendment to certificate of incorporation        Majority of voting power of all outstanding
  increasing preferred stock.                      Class A and Class B common stock voting
                                                   together as a single class, and majority of
                                                   all outstanding Series A preferred stock and
                                                   Series C convertible preferred stock, voting
                                                   together as a single class.


       If a proxy is marked as "withhold authority" or "abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter, the shares represented by such proxy will not be voted on such matter. Abstentions will be included within the number of shares present at the special meeting and entitled to vote for the purposes of determining whether a matter has been authorized, but other types of non-votes, including non-votes by broker nominees, will not be so included.

       As of the record date, there were outstanding 15,895,968 shares of Class A common stock and 4,581,900 shares of Class B common stock. Each record holder of Class A common stock will be entitled to one vote per share, and each record holder of Class B common stock will be entitled to ten votes per share. All of the shares of Class B common stock are owned beneficially by Marshall W. Pagon, Pegasus' President, Chief Executive Officer and Chairman of the Board. Thus, Mr. Pagon has voting power to approve the merger proposal and the other proposals to be voted upon at the special meeting without the vote of any other stockholder, except for the proposals to amend Pegasus' certificate of incorporation to increase the number of authorized shares of Class B common stock and preferred stock. Mr. Pagon has advised Pegasus that he intends to cause the record holders of the Class B common stock to vote in favor of all such proposals.

The Merger Proposal

       Under the terms of the merger agreement, and subject to the satisfaction of the conditions set forth in the agreement:

        o Pegasus GSS Merger Sub will merge with and into Golden Sky and Golden Sky will become a wholly-owned subsidiary of Pegasus;

        o with certain exceptions, the Golden Sky capital stock will be exchanged for shares of Pegasus' Class A common stock, and holders of outstanding Golden Sky options and warrants will receive options and warrants to purchase shares of Pegasus' Class A common stock;

        o Pegasus' board of directors will be increased to eleven members, including two directors to be designated by certain stockholders of Golden Sky; and

        o certain stockholders of Golden Sky, Marshall W. Pagon, Pegasus' President, Chief Executive Officer and Chairman of the Board, certain other Pegasus shareholders and certain affiliates of Mr. Pagon who hold all of the Class B common stock will amend and restate a voting agreement which provides for the designation and election of directors.

       A maximum of 6,500,000 shares of Pegasus Class A common stock will be issued to the Golden Sky stockholders. This is subject to reduction for a number of items, including outstanding warrants and options. In addition, certain holders of Golden Sky's capital stock will have the right to sell shares to Pegasus for up to $25.0 million in cash, which will reduce the number of shares of Pegasus Class A common stock to be issued to the Golden Sky stockholders in the merger.

       Although the number of shares of Pegasus Class A common stock to be issued in the merger cannot be precisely determined until just before the closing of the merger, it is anticipated that approximately 6,085,000 shares will be issued, together with options to purchase approximately 415,000 shares of Pegasus Class A common stock. After giving effect to the merger, assuming that none of Golden Sky's stockholders perfect rights of appraisal, Golden Sky's stockholders, other than option and warrant holders, will own approximately 22.9% of the issued and outstanding Class A common stock. After giving effect to the merger and the voting rights of the Class B common stock, the stockholders of Golden Sky and Marshall W. Pagon will have voting power with respect to approximately 9.0% and 67.7%, respectively, of Pegasus' common stock.

Recommendations of Pegasus' Board of Directors

       Pegasus' board of directors has unanimously determined that the merger is in the best interests of Pegasus and recommends that holders of the common stock vote in favor of the merger proposal. The decision of Pegasus' board of directors to enter into the merger agreement and to recommend that Pegasus' stockholders vote in favor of the merger proposal is based upon its evaluation of a number of factors described in this proxy statement/prospectus. See Proposal 1: Approval of Merger -- Reasons for the Merger and Recommendations of Pegasus' Board of Directors.

       Pegasus' board of directors has unanimously determined that the amendment to increase the number of shares of Class A common stock that may be issued under the restricted stock plan is advisable in light of the increased number of employees who will be eligible to participate in that plan after the merger is consummated. Pegasus' board of directors has also unanimously determined that the amendments to increase the number of options that may be granted under the stock option plan are advisable because of the number of options that may need to be issued under the plan to replace outstanding options to purchase Golden Sky common stock, because of the increased number of directors who will be eligible to participate in this plan and because Pegasus has already issued options covering all of the shares of Class A common stock currently authorized to be issued under the stock option plan.

       Pegasus' board of directors has unanimously also determined that the amendment to increase the number of authorized shares of Class A common stock is advisable in light of the shares to be issued in the merger and the increase in the number of shares that may be issued under Pegasus' restricted stock plan and stock option plan. The increase in the authorized number of shares of Class A common stock is also needed in order to permit Pegasus to effect a stock split or pay stock dividends, if the board decides to do so in the future, and in connection with possible future acquisitions and financings.

       Each share of Class B common stock is convertible into one share of Class A common stock. In addition, the certificate of incorporation requires that any stock split or stock dividend on the Class A common stock be accompanied by parallel action on the Class B common stock. Therefore, Pegasus' board of directors has also unanimously determined that the amendment to increase the number of authorized shares of Class B common stock is advisable in order to enable Pegasus to issue additional shares of Class A common stock in connection with stock splits, payment of dividends and similar transactions, if the board decides to do so in the future, without affecting the current voting percentages of Pegasus' respective shareholders.

       Pegasus' board of directors has also unanimously determined that the increase in the authorized number of shares of non-voting common stock is needed in order to permit Pegasus to pay a stock dividend in shares of non-voting common stock on its Class A and Class B common stock, if the board decides to do so in the future, as well as in connection with possible future acquisitions and financings.

       Pegasus' board of directors has further unanimously determined that the amendment to increase the number of authorized shares of preferred stock is advisable in light of future financings, acquisitions and other possible transactions.

Opinion of CIBC World Markets Corp.

       Pegasus' board of directors has received an opinion of CIBC World Markets as to the fairness, from a financial point of view, to Pegasus of the exchange ratio in the merger. For purposes of CIBC World Markets' opinion, the exchange ratio was defined as the ratio of the aggregate number of shares of Pegasus' Class A common stock -- that is, up to 6,500,000 shares of Pegasus' Class A common stock -- into which the aggregate number of outstanding shares of Golden Sky's capital stock will be converted in the merger. The full text of CIBC World Markets' written opinion dated January 10, 2000 is included in this proxy statement/prospectus as Annex VI. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. CIBC World Markets' opinion is directed to Pegasus' board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the proposed merger. This opinion also does not address the allocation of the Pegasus stock to be issued in the merger among the various Golden Sky stockholders. See Proposal 1: Approval of Merger -- Opinion of CIBC World Markets Corp.

Purchase of Certain Shares of Golden Sky

       Prior to the merger, Pegasus is obligated to purchase for cash the shares of certain stockholders of Golden Sky's capital stock who wish to sell their stock to Pegasus for aggregate consideration of up to $25.0 million in cash. If consummated, these purchases will have the effect of reducing the number of shares of Pegasus' Class A common stock that will be issued in the merger. See The Merger.

Interests of Certain Persons in the Merger

       At the effective time of the merger, Marshall W. Pagon and the holders of the Class B common stock, certain stockholders of Golden Sky and certain former stockholders of Digital Television Services, Inc. will amend and restate the voting agreement that was entered into when Pegasus acquired Digital Television Services in 1998. According to the terms of the amended and restated voting agreement, the parties to the amended and restated voting agreement will each have the right to designate one or more directors to Pegasus' board of directors. See The Merger -- Voting Agreement.

       In addition, certain stockholders of Golden Sky will have registration rights with respect to the shares of Class A common stock issued to them in the merger. See The Merger -- Registration Rights Agreement.

Management of Pegasus After the Merger

       At the effective time of the merger, Pegasus' board of directors will be increased to eleven members, including two directors to be designated by certain of Golden Sky's stockholders pursuant to the voting agreement. The relevant Golden Sky stockholders have advised Pegasus that they intend to designate Robert F. Benbow and William P. Collatos to Pegasus' board of directors. See The Merger -- Voting Agreement.

Accounting Treatment

       The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. See The Merger -- Accounting Treatment.

Certain Federal Income Tax Consequences

       Pegasus and Golden Sky intend the merger to be a tax-free reorganization for federal income tax purposes so that no gain or loss will be recognized by Pegasus' stockholders, Golden Sky's stockholders, Pegasus or Golden Sky, except to the extent of any cash received by certain holders of Golden Sky's capital stock in connection with their sales of shares to Pegasus prior to the merger and any cash received in lieu of fractional shares or upon a Golden Sky stockholder's exercise of dissenters' appraisal rights. See The Merger -- Certain Federal Income Tax Consequences.

Federal Securities Law Consequences

       Golden Sky stockholders who are not affiliates of Golden Sky and who do not become affiliates of Pegasus following the merger may freely transfer the shares of Pegasus' Class A common stock that they receive in the merger. However, pursuant to the terms of the registration rights agreement to be signed at the closing of the merger, if certain conditions are met, the principal Golden Sky stockholders will agree not to transfer their shares of Class A common stock before six months after the closing of the merger. In the registration rights agreement, Pegasus will agree, under certain circumstances, to register shares of Class A common stock held by certain stockholders of Golden Sky. See The Merger -- Registration Rights Agreement.

Dissenters' Rights

       In connection with the merger, none of Pegasus' stockholders will have dissenters' appraisal rights; however, Golden Sky's stockholders will have such rights under Delaware law. If Golden Sky's stockholders choose to exercise such rights, the number of shares of Class A common stock to be issued in the merger would be reduced. It is a condition to the merger that dissenters' appraisal rights not be asserted by holders of Golden Sky capital stock entitled to receive more than 10.0% of the Class A common stock to be issued in the merger.

Conditions to the Merger; Termination of the Merger Agreement

       Pegasus' and Golden Sky's obligations to consummate the merger are subject to the fulfillment of various conditions, including approval by third parties and the stockholders of both companies. See The Merger -- Conditions for a description of these and other conditions.

       The merger agreement is subject to termination if certain events should occur. See The Merger -- Termination for a description of these events.

Comparison of Stockholder Rights

       Both Pegasus and Golden Sky are incorporated under the laws of the State of Delaware. For information comparing the rights of stockholders, see Comparison of Stockholders' Rights.

                                 Risk Factors


       An investment in the Class A common stock involves a high degree of risk and there are risks associated with the business of Golden Sky and with the merger. Accordingly, you should consider the risk factors beginning on page 11 of this proxy statement/prospectus before voting or making an investment in Pegasus' Class A common stock. See Risk Factors.

     Pegasus' Summary Historical and Pro Forma Consolidated Financial Data


     The following table sets forth summary historical and pro forma consolidated financial data for Pegasus. The statement of operating data reflect net revenues and operating expenses from our continuing operations. The results of operations from the entire cable segment have been classified as discontinued and certain amounts for 1995 through 1998 have been restated. You should read this information in conjunction with the consolidated financial statements and the notes to them and other financial information, and Pegasus Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this proxy statement/prospectus. You should also read the paragraphs following this table, which explain certain portions of the table.

                                                                  Years Ended December 31,
                                                          ----------------------------------------
Statement of Operating Data:                                  1995         1996           1997
                                                                   (Dollars in thousands)
Net revenues:
 DBS ...................................................   $   1,469    $    5,829    $    38,254
 Broadcast .............................................      20,073        28,604         31,876
                                                           ---------    ----------    -----------
  Total net revenues ...................................      21,542        34,433         70,130
Operating expenses:
 DBS
  Programming, technical and general and
    administrative .....................................       1,379         4,312         26,042
  Marketing and selling ................................          --           646          5,973
  Incentive compensation ...............................           9           146            795
  Depreciation and amortization ........................         640         1,786         17,042
 Broadcast
  Programming, technical and general and
    administrative .....................................      10,181        13,903         15,672
  Marketing and selling ................................       3,789         4,851          5,704
  Incentive compensation ...............................         415           691            298
  Depreciation and amortization ........................       2,934         4,041          3,754
 Corporate expenses ....................................       1,364         1,429          2,256
 Corporate depreciation and amortization ...............         492           988          1,353
 Other expense, net ....................................          15           139            630
                                                           ---------    ----------    -----------
  Income (loss) from operations ........................         324         1,501         (9,389)
Other Data:
Pre-marketing cash flow from continuing
 operations:
 DBS ...................................................   $      90    $    1,517    $    12,212
 Broadcast .............................................       6,103         9,850         10,500
                                                           ---------    ----------    -----------
 Total pre-marketing cash flow from continuing
  operations ...........................................   $   6,193    $   11,367    $    22,712
                                                           =========    ==========    ===========
Location cash flow from continuing operations ..........   $   6,193    $   10,721    $    16,739
Operating cash flow from continuing operations .........       4,829         9,292         14,483
Capital expenditures ...................................       2,640         6,294          9,929
Net cash provided by (used for):
 Operating activities ..................................       5,783         3,059          8,478
 Investing activities ..................................      (6,047)      (81,179)      (142,109)
 Financing activities ..................................      10,859        74,727        169,098


                                                                   Years Ended December 31,
                                                          -------------------------------------------
                                                                                          Pro Forma
Statement of Operating Data:                                   1998           1999           1999
                                                                    (Dollars in thousands)
Net revenues:
 DBS ...................................................   $   147,142     $ 286,353      $ 426,926
 Broadcast .............................................        34,311        36,415         36,415
                                                           -----------     ---------      ---------
  Total net revenues ...................................       181,453       322,768        463,341
Operating expenses:
 DBS
  Programming, technical and general and
    administrative .....................................       102,419       201,158        324,507
  Marketing and selling ................................        45,706       117,774        182,707
  Incentive compensation ...............................         1,159         1,592          2,374
  Depreciation and amortization ........................        59,077        82,744        215,598
 Broadcast
  Programming, technical and general and
    administrative .....................................        18,056        22,812         22,812
  Marketing and selling ................................         5,993         6,304          6,304
  Incentive compensation ...............................           177            57             57
  Depreciation and amortization ........................         4,557         5,144          5,144
 Corporate expenses ....................................         3,614         5,975          5,975
 Corporate depreciation and amortization ...............         2,105         3,119          3,119
 Other expense, net ....................................         1,409         1,995          1,995
                                                           -----------     ---------      ---------
  Income (loss) from operations ........................       (62,819)     (125,906)      (307,251)
Other Data:
Pre-marketing cash flow from continuing
 operations:
 DBS ...................................................   $    44,723     $  85,195      $ 102,419
 Broadcast .............................................        10,262         7,299          7,299
                                                           -----------     ---------      ---------
 Total pre-marketing cash flow from continuing
  operations ...........................................   $    54,985     $  92,494      $ 109,718
                                                           ===========     =========      =========
Location cash flow from continuing operations ..........   $     9,279    ($  25,280)    ($  72,989)
Operating cash flow from continuing operations .........         5,665       (31,255)       (78,964)
Capital expenditures ...................................        12,400        14,784         12,839
Net cash provided by (used for):
 Operating activities ..................................       (21,962)      (88,879)        NA
 Investing activities ..................................      (101,373)     (133,981)        NA
 Financing activities ..................................       133,791       208,808         NA



                                                               As of December 31,                     As of December 31,
                                                       -----------------------------------  ---------------------------------------
                                                                                                                        Pro Forma
                                                          1995         1996        1997        1998         1999           1999
                                                             (Dollars in thousands)                 (Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents ...........................   $21,856     $   8,582    $ 45,269    $ 75,985    $   42,832    $   574,020
Working capital (deficiency) ........................    17,566         6,430      32,347      37,889        (4,936)       496,137
Total assets ........................................    95,770       173,680     380,862     886,310       945,332      2,742,170
Total debt (including current) ......................    82,896       115,575     208,355     559,029       684,414      1,124,592
Total liabilities ...................................    95,521       133,354     239,234     699,144       862,725      1,684,463
Redeemable preferred stock ..........................        --            --     111,264     126,028       142,734        142,734
Convertible preferred stock .........................        --            --          --          --            --        290,525
Minority interest ...................................        --            --       3,000       3,000         3,000          3,936
Total common stockholders' equity (deficit) .........       249        40,326      27,364      58,138       (63,127)       620,512

     The pro forma income statement and other data for the year ended December 31, 1999 include our pending cable sale, the closing of the new Pegasus Media & Communications credit facility, the convertible preferred stock offering and the merger with Golden Sky as if they had all occurred at the beginning of 1999. The pro forma balance sheet data as of December 31, 1999 includes the pending cable sale, the investment in Personalized Media, the closing of the new Pegasus Media & Communications credit facility, the convertible preferred stock offering and the merger with Golden Sky as if such events had occurred on such date.

     The pro forma income statement data for the year ended December 31, 1999 do not include the $89.4 million gain from the pending sale of our Puerto Rico cable system or the $15.2 million extraordinary net loss from the extinguishment of debt.

     In this section we use the terms pre-marketing cash flow from continuing operations and location cash flow from continuing operations. Pre-marketing cash flow from continuing operations is calculated by taking our earnings and adding back the following expenses.

   o interest and income taxes;
   o depreciation and amortization and corporate overhead;
   o extraordinary and non-recurring items;
   o non-cash charges, such as incentive compensation under our restricted stock plan and 401(k) plans;
   o results of discontinued operations; and
   o direct broadcast satellite subscriber acquisition costs, which are sales and marketing expenses incurred to acquire new direct broadcast satellite subscribers.

     Location cash flow from continuing operations is pre-marketing cash flow from continuing operations less direct broadcast satellite subscriber acquisition costs.

     Pre-marketing cash flow from continuing operations and location cash flow from continuing operations are not, and should not be considered, alternatives to income from operations, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity, as determined under U.S. generally accepted accounting principles. Pre-marketing cash flow from continuing operations and location cash flow from continuing operations also do not necessary indicate whether our cash flow will be sufficient to fund working capital, capital expenditures, or to react to changes in Pegasus' industry or the economy generally. We believe that pre-marketing cash flow from continuing operations and location cash flow from continuing operations are important, however, for the following reasons:

   o people who follow our industry frequently use them as measures of financial performance and ability to pay debt service; and
   o they are measures that we, our lenders and investors use to monitor our financial performance and debt leverage.

          GOLDEN SKY'S SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table presents Golden Sky's financial and operating information for the periods indicated. The historical financial information presented below was taken from Golden Sky's audited consolidated financial statements. Household and subscriber data presented below reflect 100% of the households and subscribers comprising Golden Sky's rural DIRECTV markets, including one rural DIRECTV market in which Golden Sky acquired less than 100% ownership. In that market, Golden Sky acquired approximately 76% ownership. Golden Sky receives 100% of the revenue generated by all subscribers in Golden Sky's rural DIRECTV markets.

     The following should be read in conjunction with Golden Sky's consolidated financial statements and the notes to those financial statements and other financial information, and Golden Sky Management's Discussion and Analysis of Financial Condition and Results of Operations, appearing elsewhere herein.





                                                         Inception
                                                          Through                 Years Ended December 31,
                                                       December 31,    ----------------------------------------------
                                                           1996             1997            1998            1999
                                                      --------------   -------------   -------------   --------------
                                                                              (in thousands)
Statement of Operations Data
Revenue:
  DBS services ....................................      $    219       $   16,452      $   74,910       $  139,933
  Lease and other .................................            36              944           1,014              640
                                                         --------       ----------      ----------       ----------
Total revenue .....................................           255           17,396          75,924          140,573
Costs and Expenses:
  Costs of DBS services ...........................           130            9,304          45,291           88,690
  System operations ...............................            26            3,796          11,021           19,733
  Sales and marketing .............................            73            7,316          32,201           64,933
  General and administrative ......................         1,035            2,331           7,431           15,708
  Depreciation and amortization ...................            97            7,300          23,166           35,963
                                                         --------       ----------      ----------       ----------
Total costs and expenses ..........................         1,361           30,047         119,110          225,027
                                                         --------       ----------      ----------       ----------
Operating loss ....................................        (1,106)         (12,651)        (43,186)         (84,454)
Net interest expense ..............................           (61)          (3,206)        (18,965)         (42,619)
Other non-operating expenses ......................            --               --              --           (1,259)
                                                         --------       ----------      ----------       ----------
Loss before extraordinary charge ..................        (1,167)         (15,857)        (62,151)        (128,332)
Extraordinary charge on early retirement of
  debt ............................................            --               --          (2,577)          (2,935)
                                                         --------       ----------      ----------       ----------
Net loss ..........................................        (1,167)         (15,857)        (64,728)        (131,267)
Preferred stock dividend requirements .............            --           (7,888)        (14,855)         (17,920)
                                                         --------       ----------      ----------       ----------
  Net loss attributable to common
   stockholders ...................................      $ (1,167)      $  (23,745)     $  (79,583)      $ (149,187)
                                                         ========       ==========      ==========       ==========
Other Financial Data
EBITDA ............................................      $ (1,009)      $   (5,351)     $  (20,020)      $  (48,337)
Net cash used in operating activities .............          (790)          (3,111)        (36,589)         (61,101)
Net cash used in investing activities .............        (3,231)        (120,729)       (159,921)         (12,232)
Net cash provided by financing activities .........         4,500          136,997         187,362           72,115
Capital expenditures ..............................           105              998           3,317            3,452
Aggregate purchase price of acquisitions ..........         5,256          129,725         124,844           35,339

                                                    Inception
                                                     Through                  Years Ended December 31,
                                                  December 31,    ------------------------------------------------
                                                      1996             1997             1998             1999
                                                 --------------   --------------   --------------   --------------
Operating Data
Households at end of period ..................        22,000         1,135,000        1,727,000        1,861,000
Subscribers acquired in acquisitions .........         3,000            65,300           54,900           18,300
Subscribers added in existing rural
  DIRECTV markets ............................           100            21,500           77,200          104,900
Subscribers at end of period .................         3,100            89,900          222,000          345,200
SAC per gross subscriber added ...............      $    290       $       280      $       320      $       380
Penetration at end of period .................          14.1%              7.9%            12.9%            18.5%


                                                                 December 31,
                                           ---------------------------------------------------------
                                               1996          1997           1998            1999
                                           -----------   -----------   -------------   -------------
                                                                (in thousands)
Balance Sheet Data
Cash and cash equivalents ..............    $    479      $  13,636     $    4,488      $    3,270
Restricted cash:
  Current ..............................          --             --         28,083          23,731
  Long-term ............................          --             --         23,534              --
Working capital (deficit) ..............      (1,948)         3,843         15,244          (2,586)
Total assets ...........................       6,383        156,240        328,099         299,337
Total debt .............................       4,450         69,113        278,204         369,378
Stockholders' equity (deficit) .........      (1,166)       (24,912)      (104,470)       (253,503)

     Restricted cash represents the amount Golden Sky placed in escrow to fund the first four scheduled interest payments on Golden Sky Systems' 12 3/8% senior subordinated notes due 2006. It also includes $5.3 million as of December 31, 1998 that was deposited with the administrative agent under Golden Sky Systems' credit facility to fund a contingent reduction of availability under the term loan facility. This contingent reduction did not occur as a result of an amendment to Golden Sky Systems' credit facility.

     EBITDA represents earnings before interest, taxes, depreciation and amortization, non-cash charges, extraordinary items and non-recurring charges. EBITDA is not a measure of performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income or loss as a measure of performance, or as a substitute for cash flow as a measure of liquidity. Nevertheless, Golden Sky believes that EBITDA is a commonly recognized measure of performance in the communications industry and is the basis for many of Golden Sky's financial covenants. As a result, investors may use this data to analyze and compare other communications companies with Golden Sky in terms of operating performance, leverage and liquidity. Further, Golden Sky believes that EBITDA provides useful information regarding an entity's ability to incur and service debt. Changes in Golden Sky's EBITDA may indicate changes in its free cash flows available to incur and service debt and cover fixed charges. However, EBITDA is not intended to represent cash flows for the period and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. EBITDA, as Golden Sky calculates it, is not necessarily comparable to similarly captioned amounts of other companies.

     Subscriber acquisition costs represent subscriber acquisition costs on a per gross new subscriber activation basis. This excludes acquired subscribers and does not net out disconnected subscribers.

                                 RISK FACTORS

     The following factors should be considered carefully by the stockholders of Pegasus in determining whether to vote in favor of the merger proposal. Golden Sky's stockholders should be aware that ownership of Pegasus' Class A common stock involves certain risks, including those described below, which could adversely affect the value of their holdings of Class A common stock. Pegasus does not make, nor has it authorized any other person to make, any representation about the future market value of the Class A common stock. In addition to the other information contained in this proxy statement/prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Class A common stock offered hereby. The risk factors relating to Golden Sky's direct broadcast satellite business are also applicable to Pegasus. After the effective time of the merger, the risk factors described under Risk Factors Relating to Golden Sky's Business will continue to relate to Golden Sky in its capacity as a subsidiary of Pegasus.


Risks Associated With The Merger

     Pegasus May Not Be Able to Arrange Financing In Order to Offer to Purchase Golden Sky Notes

     The merger will constitute a "change of control" of Golden Sky within the meaning of the indentures governing Golden Sky's notes. This will require Golden Sky to make an offer to the holders of Golden Sky's notes to purchase those notes for 101% of their principal amount (approximately $310.2 million) plus accrued interest. We have entered into a commitment letter with CIBC World Markets Corp. under which CIBC World Markets agrees to purchase any and all Golden Sky notes tendered in response to Golden Sky's offer to purchase. CIBC World Markets' commitment is subject to the execution of definitive documentation and customary closing conditions. If (i) Golden Sky's offer for the notes is accepted by any of its noteholders, (ii) Golden Sky is unable to purchase the notes, and (iii) we are unable to agree on definitive documentation with CIBC World Markets or make alternative arrangements, then Golden Sky may be in default under the terms of its indentures. Pegasus does not intend to assume, guarantee or otherwise become liable under the Golden Sky notes.

     If Golden Sky is unable to purchase or arrange for the purchase of Golden Sky's notes tendered in response to the offer to purchase, substantially all of Golden Sky's indebtedness will be in default.

     We May Not Be Able to Integrate Golden Sky's Operations Successfully

     The anticipated benefits of the merger may not be achieved unless Golden Sky's operations are combined successfully with ours in a coordinated, timely and efficient manner. We cannot assure you that this will occur. Even if the two companies' operations are integrated successfully, we cannot assure you that the benefits anticipated by the merger will be achieved. The transition to a combined company will require substantial attention from management. The diversion of the attention of management and any difficulties encountered in the transition process could have an adverse impact on the revenues and operating results of the combined companies.

     These difficulties will be increased by the fact that Pegasus and Golden Sky will have separate and independent sources of debt financing and will be subject to separate financial covenants and operating restrictions, each of which limit transactions between Pegasus and Golden Sky. At a minimum such transactions will have to be carried out on an arm's-length basis and with a greater degree of formality than is normally the case for companies and their wholly-owned subsidiaries. The Golden Sky credit facility prohibits all transactions between Pegasus and Golden Sky except allocations of overhead and other shared expenses. See The Merger -- Consequences Under Debt Agreements and Preferred Stock Terms. These difficulties may also be increased by the necessity of integrating personnel with disparate business backgrounds and combining two different corporate cultures. In addition, the process of combining the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have an adverse effect on their combined operations.

     As a result of the uncertainties associated with such integration, we may lose key management and other employees. Failure to achieve the anticipated benefits of the merger or to integrate successfully the operations of the companies could have a material adverse effect upon our business, operating results and financial condition after the merger. Even if the benefits of the merger are achieved and the two companies' operations are integrated successfully, we cannot assure you that our operating results and financial condition after the merger will not be materially and adversely affected by any number of economic, market or other factors that are not related to the merger, including those described below.

     We Will Incur Significant Transaction Expenses and Costs of Integration as a Result of the Merger

     Pegasus estimates that it will incur direct transaction costs, including financial advisory, legal, accounting, registration and printing fees, of approximately $1.9 million associated with the merger. In addition, following the merger, Pegasus expects to incur additional expenses, which at this time are not expected to exceed $2.0 million, relating to information systems integration, promotional materials reflecting the merger, integration of benefit plans, and travel and other costs relating to transitional planning and implementation. These costs, except for any such costs which are capitalized, are expected to be charged against our income in the fiscal period in which they are incurred. We cannot assure you that we will not incur unforeseen costs, which could be material, in subsequent periods to reflect additional costs associated with the merger.

     The Merger Will Have a Dilutive Effect on Our Earnings Per Share

     The merger will be dilutive to our net income (loss) per share.

     On a pro forma basis, the merger is dilutive to our net loss per share for the year ended December 31, 1999. On a pro forma basis, giving effect to the transactions described in the first paragraph of "Comparative Per Share Data" as if they had occurred on the first day of 1999, our net loss per share for such period was $11.84. On a pro forma basis, giving effect to the merger and the transactions described in the first paragraph of "Comparative Per Share Data" as if they had occurred on the first day of 1999, our net loss per share for such period was $17.68, representing dilution of $5.84 per share as a result of the merger. See Comparative Per Share Data. We cannot assure you that the merger will not similarly dilute our net loss per share in the future.

     Pegasus expects that, as a result of the merger, Golden Sky's intangible assets will increase by approximately $968.9 million, which will be amortized over a ten-year period resulting in a charge to earnings of approximately $96.9 million for each of the years in the period. Additionally, Pegasus expects to incur a one-time restructuring charge of approximately $3.0 million in connection with the merger.


Risks of Our Direct Broadcast Satellite Business

     Satellite and Direct Broadcast Satellite Technology Could Fail or Be
Impaired

     If any of the DIRECTV satellites is damaged or stops working partially or completely for any of a number of reasons, DIRECTV customers would lose programming. We would in turn likely lose customers, which could materially and adversely affect our operations, financial performance and the trading price of our Class A common stock.

     Direct broadcast satellite technology is highly complex and is still evolving. As with any high-tech product or system, it might not function as expected. In particular, the satellites at the 101o W orbital location may not last for their expected lives. In July 1998, DIRECTV reported that the primary spacecraft control processor failed on DBS-1. As it was designed to do, the satellite automatically switched to its on-board spare processor with no interruption of service to DIRECTV subscribers. We cannot guarantee that a more substantial failure of DIRECTV's direct broadcast satellite system will not occur in the future. See -- We May Lose Our DIRECTV Rights After the Initial Term of Our Agreements With the National Rural Telecommunications Cooperative and Business of Pegasus -- Legal Proceedings.

     Events at DIRECTV Could Adversely Affect Us

     Because we are an intermediary for DIRECTV, events at DIRECTV that we do not control can adversely affect us. One of the most important of these is DIRECTV's ability to provide programming that appeals to mass audiences. DIRECTV generally does not produce its own programming; it purchases it from third parties. DIRECTV's success -- and therefore ours -- depends in large part on DIRECTV's ability to make good judgments about programming sources and obtain programming on favorable terms. We have no control or influence over this.

   Programming Costs May Increase, Which Could Adversely Affect Our Direct Broadcast Satellite Business

     Programmers could increase the rates that DIRECTV pays for programming. As a result, our costs would increase. This could cause us to increase our rates and lose either customers or revenues.

     The law requires programming suppliers that are affiliated with cable companies to provide programming to all multi-channel distributors -- including DIRECTV -- on nondiscriminatory terms. The rules implementing this law are scheduled to expire in 2002. If they are not extended, these programmers could increase DIRECTV's rates, and therefore ours. If we increase our rates, we may lose customers. If we do not increase our rates, our costs, revenues and financial performance could be adversely affected.

   We May Lose Our DIRECTV Rights After the Initial Term of Our Agreements With the National Rural Telecommunications Cooperative

     We may or may not be able to continue in the DIRECTV business after the current DIRECTV satellites are replaced. If we can continue, we cannot predict what it will cost us to do so.

     As part of a counterclaim in the litigation between the National Rural Telecommunications Cooperative and DIRECTV, DIRECTV is seeking a declaratory judgement that the term of the National Rural Telecommunications Cooperative's agreement with DIRECTV is measured only by the orbital life of DBS-1, the first DIRECTV satellite launched, and not the orbital lives of the other DIRECTV satellites at the 101o W orbital location. According to DIRECTV, DBS-1 suffered a failure of its primary control processor in July 1998 and since that time has been operating normally using a spare control processor. If DIRECTV were to prevail on its counterclaim, any failure of DBS-1 could have a material adverse effect on our DIRECTV rights. While the National Rural Telecommunications Cooperative has a right of first refusal to receive certain services from any successor DIRECTV satellite, the scope and terms of this right of first refusal are also being disputed in the litigation. This right is not expressly provided for in our agreements with the National Rural Telecommunications Cooperative. Our revenues and financial performance would be adversely affected if we are not able to continue in the DIRECTV business for the reasons described above.

     The Effect of New Federal Satellite Television Legislation on Our Business Is Unclear

     On November 29, 1999, the President signed the Satellite Home Viewer Improvement Act of 1999. The Act contains provisions that will be phased in over time. In addition, the FCC and other federal agencies have undertaken rulemakings and studies in connection with this legislation. Therefore, we cannot predict the effect of this new law on our business at this time.

     The Act clarifies many of the issues involved in years of litigation between the networks and the direct broadcast satellite industry regarding retransmission of network programming to direct broadcast satellite subscribers. Generally, it preserves the industry's right to retransmit distant network programming to subscribers in "unserved" areas. It also extends through December 31, 2004 the statutory right, for a copyright royalty fee, of the industry to retransmit independent programming -- so-called superstations -- to subscribers as "distant" signals. Further, satellite carriers will be permitted to deliver signals only to households that cannot clearly receive over-the-air network signals with a rooftop antenna.

     Before this legislation was enacted, we had cut-off network programming to approximately 159,000 of our subscribers in connection with settlement of the litigation referred to above. We are unsure at this time how many of these subscribers will be eligible and will want to receive network programming services under this legislation.

     Among other things, the Act directs the FCC to take actions to prescribe the picture quality standard that the FCC uses to predict what households do not receive a strong enough network broadcast signal over-the-air and therefore are eligible to receive distant network signals. The FCC has initiated a rulemaking proceeding to consider this standard. The effect on our business of these FCC actions and other studies and rulemakings that the FCC will undertake cannot be predicted at this time.

     We Could Lose Money Because of Signal Theft

     If signal theft becomes widespread, our revenues would suffer. Signal theft has long been a problem in the cable and direct broadcast satellite industries. DIRECTV uses encryption technology to prevent people from receiving programming without paying for it. The technology is not foolproof and there have been published reports that it has been compromised.

     We Could Lose Revenues if We Have Out-of-Territory Subscribers

     Just as we have exclusive DIRECTV distribution rights in our territories, we are not allowed to have customers outside our territories. The problem is that customers are not always truthful about where they live. If it turns out that large numbers of our subscribers are not in our territories, we would lose substantial revenues when we disconnect them. We could also face legal consequences for having subscribers in Canada, where DIRECTV reception is illegal.

     Direct Broadcast Satellite Services Face Competition from Cable Operators

     One of the competitive advantages of direct broadcast satellite systems is their ability to provide customers with more channels and a better-quality digital signal than traditional analog cable television systems. Many cable television operators are making significant investments to upgrade their systems from analog to digital. This upgrade will significantly increase the number of channels that cable television operators can provide to their customers and the quality of the transmission. In addition, many cable television operators are upgrading their systems to provide their customers with high-speed Internet access. These upgrades could make cable television a more attractive alternative for consumers, which could have an adverse effect on our direct broadcast satellite business.

   Direct Broadcast Satellite Equipment Shortages Could Adversely Affect Our Direct Broadcast Business

     There have been periodic shortages of direct broadcast satellite equipment and there may be such shortages in the future. During such periods, we may be unable to accept new subscribers and, as a result, potential revenue could be lost. If we are unable to obtain direct broadcast satellite equipment in the future, or if we cannot obtain such equipment on favorable terms, our subscriber base and revenues could be adversely affected.

Risks of Our Broadcast Television Business

   Our Broadcast Operations Could Be Adversely Affected if We Fail To Negotiate Successfully Our Network Affiliation Agreements

     Our network affiliation agreements with Fox formally expired on January 30, 1999 (other than the affiliation agreement for television station WTLH, which is scheduled to expire on December 31, 2000). Except in the case of WTLH, we currently broadcast Fox programming under arrangements between Pegasus and Fox which have generally conformed in practice to such affiliation agreements, and we are in the process of negotiating new affiliation agreements. If we are not successful in these negotiations, our broadcast operations could suffer materially.

   Fox Could Cancel Our Affiliation Agreements if It Acquires a Significant Ownership Interest in One of Our Markets

     In addition, if Fox acquires a significant ownership interest in another station in one of our markets, it can cancel our affiliation agreement or arrangement for that market without penalty. Fox has done this in the past to other broadcasters.

   Our Broadcast Operations Could Be Adversely Affected if the FCC Prevents Our Local Marketing Agreement Strategy

     One of our important strategies in broadcast television is to achieve economies of scale by programming two stations in each of our markets. Because the FCC did not allow a broadcaster to own more than one television station in the same market, we implemented our strategy -- like other broadcasters -- through arrangements known as local marketing agreements. Under these arrangements, we contracted to provide programming and other services to the licensee of a separate television station in the market. We currently have local marketing agreements for second stations in three of our markets and our only station in another market is programmed through a local marketing agreement. We intend to program a second station under such an agreement in one more market in 2000 if permitted by the FCC.

     In August 1999, the FCC revised its television ownership rules to permit, in certain circumstances, the common ownership of two stations in a television market. The FCC also decided to treat most television local marketing agreements as if the station providing programming owned the programmed station. These decisions would generally prohibit us from programming or acquiring additional in-market stations in our current markets and could also require us to terminate some of our existing local marketing agreements by August 2001. We will vigorously seek to obtain favorable rulings from the FCC to preserve and expand our broadcast television strategy through the grandfathering of our existing arrangements or outright common ownership. Unfavorable decisions by the FCC, however, could cost us significant revenues and could affect our broadcast operations materially and adversely.

     Antitrust Laws Could Limit Our Local Marketing Agreement Strategy

     Apart from the FCC, federal agencies that administer the antitrust laws have said they intend to review market concentrations in television, including through local marketing agreements that the FCC permits. These agencies could limit partially or altogether our ability to program stations through local marketing agreements. We cannot predict how this will affect us.

   Our Inability To Control Licensees Under Our Local Marketing Agreements Could Adversely Affect Our Broadcast Operations

     Even if we can keep or expand our local marketing agreements, their use carries the inherent risk that we do not control the other parties that actually own the stations and hold the stations' FCC licenses. It is conceivable that the licensee could pre-empt our programming. In an extreme case, the licensee could cease to meet FCC qualifications and put its license in jeopardy, in which case, we could lose the ability to program the station.

   The Planned Industry Conversion to Digital Television Could Adversely Affect Our Broadcast Business

     All commercial television stations in the United States must start broadcasting in digital format by May 2002 and must abandon the present analog format by 2006, though the FCC may extend these dates.

   o It will be expensive to convert from the current analog format to digital format. We cannot now determine what that cost will be.

   o The digital technology will allow us to broadcast multiple channels, compared to only one today. We cannot predict whether or at what cost we will be able to obtain programming for the additional channels. Increased revenues from the additional channels may not make up for the conversion cost and additional programming expenses. Also, multiple channels programmed by other stations could increase competition in our markets.

   o The FCC has generally made available much higher power allocations to digital stations that will replace stations on existing channels 2 through 13 than digital stations that will replace existing channels 14 through
     69. All of our existing stations are on channels 14 through 69. This power disparity could put us at a disadvantage to our competitors that now operate on channels 2 through 13.

   o In some cases, when we convert a station to digital television, the signal may not be received in as large a coverage area, or it may suffer from additional interference. Also, because of the technical standards adopted by the FCC, the digital signal may be subject to interference to a greater degree than current analog transmissions. As a result, viewers using antennas located inside their homes, as opposed to outdoor, rooftop antennas, may not receive a reliable signal. If viewers do not receive a high-quality, reliable signal from our stations, they may be encouraged to seek service from our competitors.

   o The FCC is considering whether to require cable companies to carry both the analog and the digital signals of their local broadcasters when television stations will be broadcasting both, during the transition period between 2002, at the latest, and 2006. If the FCC does not require this, cable customers in our broadcast markets may not receive our digital signal, which could affect us unfavorably.

     The New Federal Satellite Television Legislation Could Adversely Affect Our Broadcast Business

     The Satellite Home Viewer Improvement Act of 1999 could have an adverse effect on our broadcast stations' audience share and advertising revenues.

     This legislation may allow satellite carriers to provide the signal of distant stations with the same network affiliation as our stations to more television viewers in our markets than would have been permitted under previous law. In addition, the legislation allows satellite carriers to provide local television signals by satellite within a station market, but does not require satellite carriers to carry all local stations in a market until 2002. Satellite carriers could decide to carry other stations in our markets, but not our stations, which could adversely affect our stations' audience share and revenues.

Risks of Our Cable Business

     We Could Lose Revenues Because of Our Geographic Concentration in Puerto
     Rico

     All of our cable operations are in Puerto Rico. This geographic concentration carries risks:

   o Puerto Rico gets more hurricanes and other severe weather than many other places. Because of Hurricane Georges, which struck Puerto Rico in September 1998, we lost $1.4 million of revenue in the fourth quarter of 1998 alone, and we spent about $300,000 to repair the damage. Future hurricanes can be expected and could be even worse for us.

   o A local downturn in the Puerto Rico economy could cause us to lose revenues from subscribers and advertisers. This would affect our cable business more seriously than if we were more geographically diversified.

   o A material adverse change in our Puerto Rice cable operations could affect our ability to sell our cable systems at all or for the consideration agreed upon in the letter of intent relating to the sale of our cable business.

   The FCC's Digital Television Requirements May Prevent Us from Expanding Our Cable Programming

     The FCC's digital television rules may cause us to lose customers and revenues. We mentioned above that the FCC is considering whether to require cable companies to carry both the analog and digital signals of local television stations during the transition to digital broadcasting. See Risks of Our Broadcast Television Business -- The Planned Industry Conversion to Digital Television Could Adversely Affect Our Broadcast Business. Because we have only so much channel capacity in our cable system, this requirement could hurt our ability to expand our programming offerings. If we cannot expand programming offerings, we may lose customers and revenues.

     We Could Become Subject to Rate Regulation Which Could Reduce Our Cable Revenues

     We may lose revenues if we become subject to rate regulation. The government can regulate the rates cable companies charge for the lowest level of their service. The government does not now regulate our rates since the FCC has found that our cable systems are subject to effective competition. This means that less than 30% of the people that could subscribe to the systems do subscribe. But if we are successful in significantly increasing the percentage of people that subscribe to our service, the lowest level of cable service we offer could become subject to rate regulation. If so, we might have to reduce our cable rates, resulting in decreased revenues. If our cable systems become subject to rate regulation, we may not be able to sell our cable systems at all or for the consideration agreed upon in the letter of intent relating to the sale of our cable business.

Other Risks of Our Business

     We Face Certain Other Regulatory Risks

     The direct broadcast satellite, television broadcast, and cable industries are subject to regulation by the FCC under the Communications Act of 1934 and, to a certain extent, by state and local authorities. Proceedings to implement the Communications Act are on-going, and we cannot predict the outcomes of these proceedings or their effect on our business. We depend on broadcast licenses from the FCC to operate our broadcast station, and DIRECTV depends on FCC licenses to operate its digital broadcast satellite service. If the FCC cancels, revokes, suspends, or fails to renew any of these licenses, it could have a harmful effect on us.

   We Have a History of Substantial Losses; We Expect Them To Continue; Losses Could Adversely Affect Our Stock Price and Access to Capital Markets

     We have never made a profit, except in 1995, when we had a $10.2 million extraordinary gain. Because of interest expense on our substantial debt and because of high expense in amortizing goodwill from our acquisitions, we do not expect to have net income for the foreseeable future. To the extent investors measure our performance by net income or loss, rather than alternative measures based on cash flow, continuing losses could adversely affect our access to capital markets and the trading price of our Class A common stock.

     We Face Significant Competition; the Competitive Landscape Changes
     Constantly

     Our direct broadcast satellite business faces competition from other current or potential multi-channel programming distributors, including other direct broadcast satellite operators, direct-to-home distributors, cable operators, wireless cable operators, Internet and local and long-distance telephone companies, which may be able to offer more competitive packages or pricing than we or DIRECTV can provide. In addition, the direct broadcast satellite industry is still evolving and recent or future competitive developments could adversely affect us.

     Our TV stations compete for audience share, programming and advertising revenue with other television stations in their respective markets and with direct broadcast satellite operators, cable operators and other advertising media. Direct broadcast satellite and cable operators in particular are competing more aggressively than in the past for advertising revenues in our TV stations' markets. This competition could adversely affect our stations' revenues and performance in the future.

     Our cable systems face competition from television stations, satellite master antennae television systems, wireless cable systems, direct-to-home distributors, direct broadcast satellite systems and open video systems.

     In addition, the markets in which we operate are in a constant state of change due to technological, economic and regulatory developments. We are unable to predict what forms of competition will develop in the future, the extent of such competition or its possible effects on our businesses.

   Our Acquisition Strategy May Become Too Expensive Which Could Adversely Affect Our Financial Performance

     We may not be able to keep making acquisitions on attractive terms. If we cannot continue to make acquisitions on attractive terms, our financial performance and stock price could suffer.

     If we pay for an acquisition with our stock, the acquisition could dilute existing stockholders, depending on its terms. If we finance an acquisition by borrowing, this would increase our already high leverage and interest expense.

     We May Not Be Able To Get the Consents Necessary To Implement Our Acquisition Strategy

     We have been able to get the necessary consents to make acquisitions in the past, but this could change, or become more difficult, or require us to incur additional costs, for reasons we cannot predict. Our acquisitions normally require third-party consents that we do not control. These include the consents of DIRECTV and the National Rural Telecommunications Cooperative for direct broadcast satellite acquisitions, the FCC and the television networks for broadcast TV acquisitions, and cable franchising authorities and programmers for cable acquisitions. Some acquisitions also require the consent of our lenders.

   We May Not Be Able To Integrate Acquired Companies Successfully Which Could Affect Our Financial Performance

     We could encounter difficulties integrating any given acquired business into our operations. These difficulties can cost money and divert management's attention from other important matters.

   Our Credit Arrangements and Publicly Held Debt and Preferred Stock Limit Our Ability to Pay Dividends on Our Class A Common Stock

     We do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, our publicly held debt securities and preferred stock restrict our ability to pay cash dividends on our common stock. Moreover, we are a holding company, and our ability to pay dividends is dependent upon the receipt of dividends from our direct and indirect subsidiaries. The Pegasus Media & Communications credit facility imposes substantial restrictions on Pegasus Media & Communications' ability to pay dividends to us. When the merger closes, Golden Sky's credit facility and other publicly held debt will restrict Golden Sky's ability to pay dividends to us.

     Marshall W. Pagon Owns and Controls Most of the Voting Power of Pegasus

     Marshall W. Pagon, our President, Chief Executive Officer and Chairman of the Board, through his beneficial ownership of Class A common stock and all of our Class B common stock, will have 67.7% of the combined voting power of the outstanding common stock after giving effect to the merger.

     Our voting common stock is divided into two classes with different voting rights. Holders of Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders generally, and holders of Class B common stock are entitled to ten votes per share. Both classes vote together as a single class on all matters except in connection with certain amendments to our Amended and Restated Certificate of Incorporation, the authorization or issuance of additional shares of Class B common stock, and except where class voting is required under the Delaware General Corporation Law. As a result of Mr. Pagon's beneficial ownership of all the outstanding voting stock of the sole general partner of a limited partnership that indirectly controls our parent company and of his control of the other holders of Class B common stock, Mr. Pagon beneficially owns all of our Class B common stock. After giving effect to the greater voting rights attached to the Class B common stock and the shares of Class A common stock to be issued in the merger, Mr. Pagon will have sufficient power, without the consent of the holders of the Class A common stock, to elect Pegasus' entire board of directors. Mr. Pagon will also have sufficient power to determine the outcome of other matters submitted to the stockholders for approval, including a merger, consolidation, tender offer, or other business combination or change of control involving Pegasus that some or a majority of our stockholders might consider to be in their best interests.

     In connection with the merger, Mr. Pagon, certain of Golden Sky's stockholders and certain former stockholders of Digital Television Services, Inc. will enter into a voting agreement providing for the designation and election of directors. See The Merger -- Voting Agreement.

     Except as required under the Delaware General Corporation Law and the applicable certificate of designation, holders of the non-voting common stock and preferred stock have no voting rights.

     Our Stock Price Has Been Volatile

     There may be significant volatility in the market price of our Class A common stock due to factors that may or may not relate to Pegasus' performance. The market price of the Class A common stock may be significantly affected by various factors such as economic forecasts, financial market conditions, acquisitions and quarterly variations in Pegasus' results of operations.

   Our Certificate of Incorporation and Publicly Held Debt and Preferred Stock Could Delay, Deter or Prevent a Change of Control of Pegasus

     Provisions in our amended and restated certificate of incorporation and the Delaware General Corporation Law could serve to delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving Pegasus. However, some or a majority of our stockholders might consider these actions to be in their best interests, including tender offers or attempted takeovers that might otherwise result in our stockholders receiving a premium over the market price for the Class A common stock.

     Our amended and restated certificate of incorporation contains, among other things, provisions authorizing the issuance of "blank check" preferred stock and two classes of voting common stock with different voting rights. We are also subject to the provisions of Section 203 of the Delaware General Corporation Law. These provisions could delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving Pegasus that some or a majority of our stockholders might consider to be in their best interests.

     In addition, restrictions associated with our publicly held debt securities, Series A preferred stock and Series C convertible preferred stock limit our ability to enter into a "change of control" transaction. If a change of control occurs:

   o we would be required to offer to purchase all of our publicly held debt securities then outstanding at 101% of the aggregate principal amount plus accrued and unpaid interest, if any;

   o we would be required to offer to purchase all of the shares of our Series A preferred stock then outstanding at 101% of the liquidation preference thereof plus, without duplication, accumulated and unpaid dividends to the repurchase date; and

   o if the market price per share of our Class A common stock at that time was less than the conversion price of our Series C convertible preferred stock, the holders of the Series C convertible preferred stock would have a one-time option to convert their shares into shares of our Class A common stock at a conversion price equal to the greater of the market price per share of our Class A common stock as of the date of the change of control or $68.00 per share. This could be dilutive to the holders of our common stock.

The repurchase price for the publicly held debt securities and Series A preferred stock is payable in cash. In the case of the Series C convertible preferred stock, we may, at our option, make a cash payment equal to the market value of the shares of our Class A common stock otherwise issuable. We cannot assure you that, were a change of control to occur, we would have sufficient funds to pay the cash repurchase price for those securities which we might be required to purchase. We cannot assure you that our subsidiaries would be permitted by the terms of their outstanding indebtedness, including pursuant to the Pegasus Media & Communications credit facility, to pay dividends to us to permit us to repurchase the publicly held debt securities and preferred stock, as applicable. Any such dividends are currently prohibited. In addition, any change of control transaction may also be a change of control under Pegasus Media & Communications' credit facility, which would require Pegasus Media & Communications to prepay all amounts owing under its credit facility and to reduce the commitments thereunder to zero. If we do not have sufficient funds to pay the repurchase price of our outstanding publicly held debt securities, Series A preferred stock and Series C convertible preferred stock, as the case may be, upon a change of control, we could be required to seek third party financing to the extent we do not have sufficient funds available to meet our repurchase obligations. We cannot assure you assure you that we would be able to obtain such financing on favorable terms, if at all. In addition, any change of control would be subject to the prior approval of the FCC.

     The Year 2000 Problem Could Adversely Affect Us

     For a description of year 2000 risks applicable to Pegasus see Pegasus Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Year 2000.

     We May Not Be Aware of All Risks

     These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or the trading price of our Class A common stock.

Risk Factors Relating to Golden Sky's Business

     In addition to the risk factors described under Risks of Our Direct Broadcast Satellite Business and certain portions of the risk factors entitled Other Risks of Our Business -- We Face Certain Other Regulatory Risks, and -- We Face Significant Competition; the Competitive Landscape Changes Constantly which relate to the direct broadcast satellite business and, as a consequence, would be applicable to both Pegasus and Golden Sky, the following risk factors relate to Golden Sky.

     Golden Sky Has A Limited Operating History and History of Negative Cash
     Flow

     Golden Sky has operated for only a limited period of time. During that time, it has generated both net losses and negative earnings before interest, taxes, depreciation and amortization, non-cash charges, extraordinary items, and non-recurring charges. Golden Sky had a net loss of approximately $64.7 million for the year ended December 31, 1998 and a net loss of approximately $131.3 million for the year ended December 31, 1999. Golden Sky also reported negative earnings before interest, taxes, depreciation and amortization, non-cash charges, extraordinary items and non-recurring charges of approximately $20.0 million for the year ended December 31, 1998 and approximately $48.3 million for the year ended December 31, 1999. The extent to which Golden Sky generates net income or positive earnings before interest, taxes, depreciation and amortization, non-cash charges, extraordinary items and non-recurring charges in the future will depend upon a number of factors, many of which are beyond its control.

     There can be no assurance that Golden Sky will be able to generate or sustain net income or positive earnings before interest, taxes, depreciation and amortization, non-cash charges, extraordinary items and non-recurring charges in the future, or if so, when. To the extent investors measure Golden Sky's performance by net income or loss, rather than alternative measures based on cash flow, continuing losses could adversely affect its ability to raise additional capital to finance its business plan.

     Golden Sky May Not Be Able To Make Principal or Interest Payments on Its Substantial Debt

     Golden Sky had debt of $369.4 million as of December 31, 1999. Golden Sky's ability to make payments of principal and interest on its debt will be largely dependent upon its future operating performance. Such operating performance will be affected by many factors, some of which may be beyond Golden Sky's control, such as prevailing economic conditions. There can be no assurance that Golden Sky will be able to generate sufficient cash flow to service required interest and principal payments on its debt. In addition, borrowings under Golden Sky Systems' credit facility bear interest at variable rates. This makes Golden Sky vulnerable to increases in interest rates generally. If Golden Sky does not have sufficient available resources to repay its indebtedness, it may find it necessary to refinance such indebtedness. There can be no assurance that such refinancing would be available, or available on reasonable terms. See Golden Sky Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.

     Golden Sky's Substantial Debt Could Adversely Affect Its Ability to Execute Its Business Strategy

     Golden Sky's debt instruments contain numerous restrictive covenants that limit its discretion with respect to the operation of its business. Among other things, these covenants limit Golden Sky's ability, and the ability of its subsidiaries, to incur substantial indebtedness, make investments, loans or advances, pay dividends or distributions, make capital expenditures or consolidate, merge or transfer all or substantially all of their assets. Golden Sky may be unable to pursue attractive business opportunities due to these restrictive covenants. Moreover, Golden Sky's financial flexibility may be limited by these requirements.

   If Golden Sky Fails to Comply With the Restrictive Covenants of Its Debt Instruments, Its Debt Could Be Accelerated and There May Be Insufficient Assets to Meet Its Obligations

     Golden Sky Systems' credit facility requires it to meet specified financial ratios and financial conditions. Events beyond its control may affect its ability to meet these covenants and conditions. In the past, Golden Sky Systems has failed to meet certain of these covenants and conditions. As a result, Golden Sky Systems has had to seek and obtain amendments to its credit facility in order to waive these defaults. There is no assurance that Golden Sky Systems will be able to obtain future waivers in connection with future defaults, if any.

     If Golden Sky fails to comply with its obligations under its debt instruments, the holders of the debt could elect to declare all amounts outstanding under the relevant instruments to be immediately due and payable. The assets of the relevant Golden Sky entity may not be sufficient to repay its debt if the holders elect to accelerate the debt.

     Golden Sky May Not Have Enough Capital to Execute Its Business Strategy

     Golden Sky's operations require and will continue to require substantial capital. Its actual cash requirements may materially exceed its estimated capital requirements and available capital. The amount of capital Golden Sky will require will depend upon a number of factors, including the necessity of future capital expenditures and the extent of its future negative cash flow. If Golden Sky Systems does not comply with the financial and operating covenants under its credit facility described above, it may be unable to borrow funds under the credit facility. In addition, Golden Sky Systems may require capital in excess of amounts available under its credit facility. Under these circumstances, Golden Sky will be required to obtain additional capital to continue to develop its operations. Golden Sky might not be able to secure the additional capital on satisfactory terms, or at all.

   Any Change in Golden Sky's Relationship With the National Rural Telecommunications Cooperative or the National Rural Telecommunications Cooperative's Relationship With DIRECTV Could Adversely Affect Its Ability to Earn Revenues

     Golden Sky has the exclusive right to distribute DIRECTV programming in its markets through agreements with the National Rural Telecommunications Cooperative, which has agreements relating to such rights with Hughes Electronics Corporation. Because Golden Sky does not have a direct contractual relationship with Hughes, it relies upon the National Rural Telecommunications Cooperative to provide Golden Sky with accurate information concerning the relationship with DIRECTV and perform diligently all of its obligations under its agreement with Hughes, as well as to pursue any rights and remedies, including cure rights, that it may have against Hughes.

   Golden Sky's Ability to Earn Revenues and Its Operating Costs Could Be Adversely Affected If the National Rural Telecommunications Cooperative Is Unable to Provide It With Essential Support Services and Accurate Subscriber Information

     Golden Sky's agreements with the National Rural Telecommunications Cooperative require that it use the National Rural Telecommunications Cooperative for certain support services, and that Golden Sky pay the National Rural Telecommunications Cooperative specified fees for these support services. These services are important to the operation and management of Golden Sky's business. If the National Rural Telecommunications Cooperative is unable to provide Golden Sky with support services for whatever reason, it would be required to acquire these services from other sources or provide them for itself. Golden Sky's cost of acquiring these services elsewhere or providing them internally could exceed amounts payable under its agreements with the National Rural Telecommunications Cooperative. Moreover, it is possible that Golden Sky would be able to secure these services on a more economic basis from other persons while it remains obligated to secure them from the National Rural Telecommunications Cooperative.

   The National Rural Telecommunications Cooperative May Not Act in Golden Sky's Best Interests, Which Could Adversely Affect Its Rights and Costs of Distributing DIRECTV Programming in Its Markets

     The National Rural Telecommunications Cooperative is a cooperative whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Because Golden Sky does not qualify as a member of the National Rural Telecommunications Cooperative, it acts as a non-voting affiliate. From time to time, the National Rural Telecommunications Cooperative may act solely in the interests of its members whose interests may conflict with Golden Sky's interests. There can be no assurance that the National Rural Telecommunications Cooperative will act in a manner that will preserve Golden Sky's ability to offer DIRECTV programming on a basis consistent with past practice.

   Changes in National Rural Telecommunications Cooperative Policies May Adversely Affect Golden Sky's Ability to Provide DIRECTV Programming in Its Markets

     Golden Sky must comply with certain policies of the National Rural Telecommunications Cooperative adopted from time to time. In the past, Golden Sky and other National Rural Telecommunications Cooperative-affiliated DIRECTV providers have disputed policies proposed by the National Rural Telecommunications Cooperative that Golden Sky believed did not comply with its agreements with the National Rural Telecommunications Cooperative and applicable law. For example, Golden Sky has differed with the National Rural Telecommunications Cooperative, as have other affiliates, over the nature of its rights to the information and data regarding its subscribers. In the event that Golden Sky's rights to offer DIRECTV programming through the National Rural Telecommunications Cooperative are terminated or expire, its rights to subscriber information will be critical to its ability to execute its business strategy.

   Recent Consolidation Among Direct Broadcast Satellite Operators and Related Litigation Could Adversely Affect Golden Sky's DIRECTV Programming Rights, Costs of Providing Programming to Subscribers and Capital Requirements

     Until recently, DIRECTV, United States Satellite Broadcasting Company, Primestar, Inc. and EchoStar Communications Corporation were the principal domestic satellite television operations, serving over 80% of satellite television subscribers in the United States. Hughes, which owns DIRECTV, recently acquired both Primestar and USSB. After completing its acquisition of USSB, DIRECTV expanded its programming lineup through the addition of USSB's premium channels, consisting of HBO, Showtime, Cinemax and The Movie Channel, and has refused to make these channels available to National Rural Telecommunications Cooperative members and affiliates for distribution in their rural markets. The National Rural Telecommunications Cooperative has filed suit against DIRECTV and Hughes alleging that they have breached the National Rural Telecommunications Cooperative's agreement with Hughes by failing to provide the National Rural Telecommunications Cooperative with the exclusive, or alternatively the non-exclusive, right to distribute this premium programming. It is possible that Hughes' acquisition of USSB and the related litigation will adversely impact the business relationship between the National Rural Telecommunications Cooperative and DIRECTV and therefore Golden Sky's ability to continue to provide DIRECTV programming in its rural markets.

     On January 10, 2000, Pegasus and Golden Sky filed a class action lawsuit in federal court in Los Angeles against DIRECTV as representatives of a proposed class that would include all members and affiliates of the National Rural Telecommunications Cooperative that are distributors of DIRECTV. The complaint contains causes of action for various torts, common counts and declaratory relief based on DIRECTV's failure to provide the National Rural Telecommunications Cooperative with premium programming, thereby preventing the National Rural Telecommunications Cooperative from providing this programming to the class members and affiliates. The claims are also based on DIRECTV's position with respect to launch fees and other benefits, term and rights of first refusal. The complaint seeks monetary damages and a court order regarding the rights of the National Rural Telecommunications Cooperative and its members and affiliates.

     On February 10, 2000, Pegasus and Golden Sky filed an amended complaint, which added new tort claims against DIRECTV for interference with plaintiffs' relationships with manufacturers, distributors and dealers of direct broadcast satellite equipment. Pegasus and Golden Sky also withdrew the class action allegations to allow a new class action to be filed on behalf of the members and affiliates of the National Rural Telecommunications Cooperative. The outcome of this litigation and the litigation filed by the National Rural Telecommunications Cooperative could have a material adverse effect on the scope and duration of Golden Sky's right to provide DIRECTV programming in its rural markets, its capital requirements and its costs of operations.

     It is also possible that Hughes' acquisition of Primestar will increase Golden Sky's costs of providing services and require that it seek additional capital. As a result of Golden Sky's exclusive distribution rights, former Primestar subscribers who are located in its rural markets and choose to receive DIRECTV programming will become its subscribers. While Golden Sky cannot predict the ultimate impact of this acquisition on its business, increased costs associated with its efforts to convert former Primestar subscribers to its DIRECTV service could adversely affect its results of operations in the near term. Hughes' acquisitions of USSB and Primestar also could encourage EchoStar to respond by lowering prices or increasing its marketing activities, which could increase Golden Sky's marketing costs or cause it to lose revenues as a result of increased competition for its subscribers.

Risk That Forward-Looking Statements May Prove Inaccurate

     This proxy statement/prospectus contains certain statements and information that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We and Golden Sky use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "should" and similar expressions to identify forward looking statements. Those statements include, among other things, the discussions of our respective business strategies and expectations concerning our respective market positions, future operations, margins, profitability, liquidity and capital resources, as well as statements concerning the integration of our acquisitions and related achievement of cost savings and other synergies. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe and Golden Sky believes that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions also could be incorrect. The uncertainties in this regard include, but are not limited to, those identified in the risk factors discussed above. In light of these and other uncertainties, you should not conclude that we or Golden Sky will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. Neither we nor Golden Sky undertakes to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

                          COMPARATIVE PER SHARE DATA

     Set forth below are unaudited losses before extraordinary items per common share, cash dividends declared and book value per common share data of Pegasus and Golden Sky on both historical and pro forma combined bases. Pegasus -- Pro Forma -- Transactions loss before extraordinary items per share is derived from the pro forma information presented elsewhere in this proxy statement/prospectus, which gives effect to:

   o the pending sale of our Puerto Rico cable systems;

   o the closing of the new Pegasus Media & Communications credit facility;
     and

   o the Series C convertible preferred stock offering, all as if they had occurred at the beginning of 1999, with respect to income from operations and cash dividends, and as of December 31, 1999 for book value data.

     Golden Sky -- Equivalent Pro Forma share information is based on an estimate of 6,426,000 shares of Pegasus' Class A common stock to be issued in connection with the merger, including options and warrants to purchase Pegasus' common stock, after giving effect to all required reductions under the merger agreement, other than the reduction for the up to $25.0 million in Golden Sky capital stock that may be purchased by Pegasus for cash before the merger. See The Merger -- The Merger Agreement -- Conversion Ratios.

     Pegasus -- Pro Forma -- Transactions and Merger loss before extraordinary items per share is derived from the pro forma information presented elsewhere in this proxy statement/prospectus, which gives effect to the transactions noted above and the merger as if they had occurred at the beginning of 1999, with respect to income from operations and cash dividends, and as of December 31, 1999 for book value data. The information set forth below should be read in conjunction with the respective audited financial statements of Pegasus and Golden Sky and the notes to these financial statements, pro forma consolidated financial information and other financial information included elsewhere in this proxy statement/prospectus.

     A substantial portion of the shares of Pegasus' Class A common stock to be issued in the merger are in exchange for various convertible preferred shares, warrants and options of Golden Sky. Accordingly, per share information of Golden Sky below under Golden Sky -- Historical gives effect to the conversion of these Golden Sky equity securities into common stock of Golden Sky.

                                                                             Year Ended
                                                                          December 31, 1999
                                                               --------------------------------------
                                                                (In thousands, except per share data)
Pegasus -- Historical:
   Loss before extraordinary items ..........................                $ (195,341)
   Weighted average common shares outstanding ...............                    18,875
   Loss per common share before extraordinary items .........                $   (10.35)
   Cash dividends ...........................................                        --
Golden Sky -- Historical:
   Loss before extraordinary items ..........................                $ (128,332)
   Weighted average common shares outstanding ...............                       733
   Loss per common share before extraordinary items .........                $  (175.15)
   Cash dividends ...........................................                        --
Pegasus -- Pro Forma -- Transactions:
   Loss before extraordinary items ..........................                $ (226,951)
   Weighted average common shares outstanding ...............                    19,075
   Loss per common share before extraordinary items .........                $   (11.90)
   Cash dividends ...........................................                        --
Golden Sky -- Equivalent Pro Forma:
   Loss per common share before extraordinary items .........                $   (19.97)
   Cash dividends ...........................................                        --
Pegasus -- Pro Forma -- Transactions and Merger:
   Loss before extraordinary items ..........................                $ (452,174)
   Weighted average common shares outstanding ...............                    25,575
   Loss per common share before extraordinary items .........                $   (17.68)
   Cash dividends ...........................................                        --
Pegasus -- Historical:
   Common shareholders' deficit .............................                $  (63,127)
   Common shares outstanding ................................                    19,798
   Book value per common share ..............................                $    (3.19)
Golden Sky -- Historical:
   Common shareholders' deficit .............................                $ (253,503)
   Common shares outstanding ................................                       794
   Book value per common share ..............................                $  (319.24)
Pegasus -- Pro Forma -- Transactions:
   Common shareholders' equity ..............................                $  117,708
   Common shares outstanding ................................                    19,998
   Book value per common share ..............................                $     5.89
Golden Sky -- Equivalent Pro Forma:
   Book value per common share ..............................                $   (39.45)
Pegasus -- Pro Forma -- Transactions and Merger:
   Common shareholders' equity ..............................                $  620,512
   Common shares outstanding ................................                    26,498
   Book value per common share ..............................                $    23.42

                    MARKET PRICE INFORMATION AND DIVIDENDS

Pegasus

     Price Range of Class A Common Stock

     Our Class A common stock is traded on the Nasdaq National Market under the symbol "PGTV." The sale prices reflect inter-dealer quotations, do not include retail markups, markdowns or commission, and do not necessarily represent actual transactions. We urge you to obtain current market quotations. The stock prices listed below represent the high and low closing sale prices of the Class A common stock, as reported on the Nasdaq National Market since January 1, 1998.

                                                           Price Range of Common
                                                                   Stock
                                                           ---------------------
                                                             High         Low
                                                           --------   ----------
       Year Ended December 31, 1998:
       First Quarter ...................................        26      19 7/8
       Second Quarter ..................................    25 5/8      20 7/8
       Third Quarter ...................................        25      15 7/8
       Fourth Quarter ..................................    25 1/2      10 5/8
       Year Ended December 31, 1999:
       First Quarter ...................................    28 7/8      21 3/16
       Second Quarter ..................................    50 1/2      27 7/8
       Third Quarter ...................................        46          37
       Fourth Quarter ..................................   102 3/4      42 1/2
       Year Ended December 31, 2000:
       First Quarter through February 24, 2000 .........   141 7/8    83 15/16


     The closing sale price of the Class A common stock was $118 5/8 on February 24, 2000. As of February 25, 2000, Pegasus had 152 shareholders of record.

     Dividend Policy

     Common Stock: Pegasus has not paid any cash dividends on its Class A common stock and does not anticipate paying cash dividends on its common stock in the foreseeable future. Our policy is to retain cash for operations and expansion. Payment of cash dividends on the common stock is restricted by Pegasus' publicly held debt securities and preferred stock. Our ability to obtain cash from our subsidiaries with which to pay cash dividends is also restricted by the subsidiaries' publicly held debt securities and bank agreements.

     Preferred Stock: We are allowed to pay dividends on our Series C convertible preferred stock by issuing shares of our Class A common stock instead of paying cash, and until July 1, 2002, we are allowed to pay dividends on our Series A preferred stock by issuing more shares of that stock instead of paying cash. We expect to issue shares of our Class A common stock and Series A preferred stock to pay these dividends, and in any event our publicly held debt securities do not permit us to pay cash dividends on our series A preferred stock until July 1, 2002. We are also obligated to pay cash dividends of $1.4 million per year in the aggregate on our Series B, Series D and Series E junior convertible participating preferred stock. These payments are subject to compliance with outstanding indentures and the certificate of designation with respect to the Series A preferred stock.

Golden Sky

     Price Range of Common Stock

     Golden Sky is a privately-held company and its securities are not listed for quotation on the Nasdaq National Market or on a stock exchange.

     Dividend Policy

     Golden Sky has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. Any declaration and payment of dividends would be subject to the discretion of Golden Sky's board of directors. Any future determination to pay dividends will depend on Golden Sky's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by its board of directors.

                              THE SPECIAL MEETING

Solicitation

     The accompanying proxy is solicited on behalf of Pegasus' board of directors. In addition to the use of the mails, proxies may be solicited by Pegasus' directors, officers and employees, without additional compensation, by personal interview, telephone, telegram, or otherwise. Arrangements also may be made with brokerage houses and other custodians, nominees and for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Pegasus may reimburse them for their reasonable out-of-pocket and clerical expenses.

Voting; Record Date and Revocability of Proxies

     Only holders of common stock of record at the close of business on February 25, 2000 will be entitled to vote at the special meeting. Each record holder of Class A common stock will be entitled to one vote per share, and each record holder of Class B common stock will be entitled to ten votes per share. As of the record date, there were 15,895,968 shares of Class A common stock and 4,581,900 shares of Class B common stock issued and outstanding.

     The proposals to be acted on at the special meeting require the following votes to be approved:

Merger with Golden Sky and amendments to the        Majority of voting power of the Class A and
 restricted stock plan and stock option plan.       Class B common stock present at the meeting
                                                    in person or by proxy voting together as a
                                                    single class.
Amendment to certificate of incorporation           Majority of voting power of all outstanding
 increasing Class A common stock and non-voting     Class A and Class B common stock, voting
 common stock.                                      together as a single class.
Amendment to certificate of incorporation           Majority of all outstanding shares of Class A
 increasing Class B common stock.                   common stock and Class B common stock, voting
                                                    as separate classes.
Amendment to certificate of incorporation           Majority of voting power of all outstanding
 increasing preferred stock.                        Class A and Class B common stock voting
                                                    together as a single class, and majority of all
                                                    outstanding Series A preferred stock and
                                                    Series C convertible preferred stock, voting
                                                    together as a single class.

     If a proxy is marked as "withhold authority" or "abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter, the shares represented by such proxy will not be voted on such matter. Abstentions will be included within the number of shares present at the special meeting and entitled to vote for the purposes of determining whether such matter has been authorized, but other types of non-votes, including non-votes by broker nominees, will not be so included.

     Shares may be voted at the special meeting in person or by proxy. All valid proxies received prior to the special meeting will be voted. Unless marked to the contrary, such proxies will be voted "for" all proposals. If any other business is properly brought before the special meeting, the proxies will be voted, to the extent permitted by the rules and regulations of the SEC, in accordance with the judgment of the persons voting the proxies. A stockholder who has given a proxy may revoke it at any time prior to such proxy being voted at the special meeting by filing with Pegasus' Secretary an instrument revoking that proxy or a duly executed proxy bearing a later date, or by attending the special meeting in person and giving notice of such revocation. Attendance at the special meeting does not by itself constitute revocation of a proxy.

     As a result of his beneficial ownership of Class A common stock and all outstanding shares of Pegasus' Class B common stock, Marshall W. Pagon, Pegasus' President, Chief Executive Officer and Chairman of the Board, controls 74.5% of the voting power of Pegasus' common stock. Mr. Pagon therefore has sufficient voting power to approve each of the proposals without the vote of any other stockholders, except the proposals to amend Pegasus' certificate of incorporation to increase the authorized number of shares of Class B common stock and preferred stock. Mr. Pagon has advised Pegasus that he intends to cause the record holders of the Class B common stock to vote in favor of all such proposals.


Quorum

     Approval of each of the proposals to be voted upon at the special meeting requires that a quorum be present. A majority of the total voting power of all outstanding shares of Pegasus' common stock constitutes a quorum. The holders of shares of common stock entitled to vote at the special meeting who attend the special meeting in person or who validly complete a proxy will be counted for purposes of determining whether a quorum is present, regardless of how those stockholders vote with respect to any matter. Abstentions, but not other types of non-votes, will be counted for purposes of determining whether a quorum is present.

Purpose of the Special Meeting

     At the special meeting, holders of Class A common stock and Class B common stock, voting together as one class, will vote upon the proposed merger of Golden Sky and Pegasus GSS Merger Sub pursuant to the merger agreement. See Proposal 1: Approval of Merger. The merger agreement, as amended, has been approved by Pegasus' board of directors by unanimous vote and is attached hereto as Annex I. Under the terms of the merger agreement, and subject to the satisfaction of the conditions set forth in the agreement:

   o Golden Sky will merge with Pegasus GSS Merger Sub and become a wholly-owned subsidiary of Pegasus;

   o with certain exceptions and subject to certain adjustments, the holders of Golden Sky's capital stock will have the right to receive shares of Class A common stock, and holders of outstanding Golden Sky options and warrants will have the right to receive options and warrants to purchase shares of Pegasus' Class A common stock;

   o Pegasus' board of directors will be increased to eleven members, including two directors to be designated by certain stockholders of Golden Sky; and

   o certain stockholders of Golden Sky, Marshall W. Pagon, Pegasus' President, Chief Executive Officer and Chairman of the Board, certain other Pegasus shareholders and certain affiliates of Mr. Pagon that hold all of the Class B common stock will amend and restate the voting agreement, which provides for the designation and election of directors.

     In addition, prior to the closing of the merger, certain holders of Golden Sky's capital stock will have the right to sell shares to Pegasus for up to $25.0 million in cash, which will reduce the number of shares of Pegasus Class A Common Stock to be issued to the Golden Sky stockholders in the merger.

     At the special meeting, in addition to voting on the approval and adoption of the merger agreement, holders of the common stock will also vote upon the following proposals:

   o to amend the restricted stock plan to increase the number of shares of Class A common stock that may be issued thereunder from 350,000 to 750,000 (see Proposal 2: Amendment to Restricted Stock Plan);

   o to amend the stock option plan to increase the number of shares of Class A common stock that may be issued thereunder from 1,300,000 to 3,000,000 and to increase the maximum number of shares of Class A common stock that may be issued under options granted to any employee from 550,000 to 1,000,000 (see Proposal 3: Amendment to Stock Option Plan).

   o to amend the certificate of incorporation to increase the authorized number of shares of Class A common stock from 50,000,000 shares to 250,000,000 shares (see Proposal 4: Amendment to Certificate of Incorporation to Increase the Number of Authorized Shares of Class A Common Stock from 50,000,000 to 250,000,000 Shares);

   o to amend the certificate of incorporation to increase the authorized number of shares of Class B common stock from 15,000,000 shares to 30,000,000 shares (see Proposal 5: Amendment to Certificate of Incorporation to Increase the Number of Authorized Shares of Class B Common Stock from 15,000,000 to 30,000,000 Shares);

   o to amend the certificate of incorporation to increase the number of authorized shares of non-voting common stock from 20,000,000 shares to 200,000,000 shares (see Proposal 6: Amendment to Certificate of Incorporation to Increase the Number of Authorized Shares of Non-Voting Common Stock from 20,000,000 to 200,000,000 shares); and

   o to amend the certificate of incorporation to increase the number of authorized shares of preferred stock from 5,000,000 shares to 20,000,000 shares (see Proposal 7: Amendment to Certificate of Incorporation to Increase the Number of Authorized Shares of Preferred Stock from 5,000,000 to 20,000,000 Shares).

     If any other business is brought before the special meeting, proxies will be voted, to the extent permitted by the rules and regulations of the SEC, in accordance with the judgment of the persons voting the proxies. We are unaware at this time of any other matters which will come before the special meeting.

     A form of proxy for use by the holders of the common stock at the special meeting and a return envelope for each form of proxy are enclosed with this proxy statement/prospectus. Stockholders may revoke the authority granted by their execution of proxies at any time before the effective exercise thereof by filing with the Secretary of Pegasus a written notice of revocation or a duly executed proxy bearing a later date. They may also do so by voting in person at the special meeting. A form of proxy is attached as Annex VII hereto. Unless otherwise indicated on the form of proxy, shares represented by any proxy in the appropriate enclosed form, if the proxy is properly executed and received by Pegasus prior to the special meeting and not revoked, will be voted in favor of all the matters to be presented to the special meeting, as described above.

                        PROPOSAL 1: APPROVAL OF MERGER

Background of the Merger

     Following its October 1996 initial public offering, Pegasus has pursued its acquisition strategy of acquiring DIRECTV service territories from other independent providers of DIRECTV who are members or affiliate members of the National Rural Telecommunications Cooperative. From 1997 through 1999, Pegasus acquired direct broadcast satellite territories and related assets in rural portions of 34 states from 84 independent providers of DIRECTV for total consideration of approximately $736.7 million. After giving effect to pending Pegasus direct broadcast satellite acquisitions, but not to the merger with Golden Sky, Pegasus will have the exclusive right to provide DIRECTV services to over 5.3 million U.S. television households in rural areas of 36 states serving a subscriber base, as of December 31, 1999, of approximately 752,800 direct broadcast satellite customers. Pegasus believes that there is an opportunity for additional growth through the acquisition of DIRECTV territories held by the other approximately 100 National Rural Telecommunications Cooperative members and affiliate members. We also believe that, as the largest independent provider of DIRECTV services, we are well positioned to achieve economies of scale through the acquisition of DIRECTV territories held by other National Rural Telecommunications Cooperative members and affiliate members.

     Because Golden Sky is now the second largest independent provider of DIRECTV services, we believe that a business combination with Golden Sky represents a unique opportunity to further our growth objectives. Golden Sky has the exclusive right to provide DIRECTV services within certain rural territories in the U.S. encompassing approximately 1.9 million U.S. television households in 24 states. As of December 31, 1999, Golden Sky had approximately 345,200 direct broadcast satellite customers.

     Pegasus and Golden Sky had very preliminary communications about a possible transaction in January and February of 1999. There were no further communications between the companies until April 19, 1999, when Pegasus sent to Golden Sky a proposal to acquire Golden Sky. After further conversations between the parties, Golden Sky rejected Pegasus' proposal. At the April 23, 1999 meeting of the Pegasus board of directors, management of Pegasus briefed the board of these developments and the board constituted a special acquisition committee consisting of Mr. Pagon and Messrs. Harry Hopper and William Phoenix to monitor negotiations with Golden Sky and make recommendations to the board concerning any transaction. The board also authorized Pegasus to engage an investment banking firm to be selected by management, subject to the recommendations of the special acquisition committee, and management subsequently selected CIBC World

Markets Corp. with the approval of the special acquisition committee, with Mr. Phoenix abstaining. The special acquisition committee convened on a periodic basis as warranted by the status of communications between the companies, and the Pegasus board of directors was briefed about the status of the discussions at its regular meetings.

     There were no further communications between Pegasus and Golden Sky until June 30, 1999, when Mr. Pagon responded to confidential inquiries about the structure of a possible acquisition transaction between Pegasus and Golden Sky. On July 12, 1999, the board of directors of Golden Sky appointed a special acquisition committee consisting of Mr. Collatos and Messrs. Erik Torgerson, Robert Benbow and Rodney Weary. On July 13, 1999, Golden Sky, through an intermediary, responded to Mr. Pagon's suggestions for a transaction structure by proposing requirements for the essential terms of a transaction. On July 29, 1999, representatives of Pegasus and Golden Sky met to discuss a possible transaction. Communications between the companies did not resume again until the end of September 1999, when Mr. Pagon and Mr. Collatos began a series of periodic telephone calls and meetings to discuss a possible transaction. The calls and meetings occurred during September, October and November 1999. Representatives of Pegasus and Golden Sky met to formally negotiate a transaction on December 7, 1999, December 20 and 21, 1999 and January 4, 2000.

     On January 6, 2000 Golden Sky's board of directors met with members of Golden Sky's senior management and legal advisors to review the terms of the merger agreement that resulted from the negotiations. At the January 6, 2000 meeting, Golden Sky's board of directors unanimously approved the merger agreement and authorized the execution of the merger agreement on such terms with such changes as the executive officers approved.

     On January 9, 2000, Pegasus' board of directors met with members of Pegasus' senior management and legal and financial advisors to review the terms of the merger agreement that resulted from these negotiations. At this meeting, CIBC World Markets reviewed with Pegasus' board of directors its financial analysis of the exchange ratio in the proposed merger and delivered to Pegasus' board of directors its oral opinion, which was confirmed by its written opinion dated January 10, 2000, the date of execution of the merger agreement, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the exchange ratio in the merger was fair, from a financial point of view, to Pegasus. This opinion relates only to the overall exchange ratio in the merger, and not to the separate conversion ratios that apply to each of Golden Sky's separate classes of stock. Pegasus understands that those separate ratios were determined by discussions among Golden Sky's stockholders to which Pegasus was not a party. See The Merger -- The Merger Agreement -- Conversion Ratios.

     At the January 9, 2000 meeting, Pegasus' board of directors unanimously approved the merger agreement and authorized the execution of the merger agreement on such terms with such changes as the executive officers approved. On January 10, 2000, Pegasus, GSS Merger Sub, holders of Pegasus' Class B common stock, Golden Sky and certain of Golden Sky's stockholders entered into the merger agreement. On January 11, 2000, Pegasus and Golden Sky publicly announced the merger. On January 25, 2000, the parties amended the merger agreement to provide for the allocation of the total merger consideration among the Golden Sky stockholders. This allocation did not affect the total merger consideration.

Reasons for the Merger and Recommendations of Pegasus' Board of Directors

     At the meeting held on January 9, 2000, Pegasus' board of directors, by unanimous vote, determined that the terms of the merger agreement and the merger are in the best interests of Pegasus and approved the merger agreement and the merger. At this meeting, Pegasus' board of directors also recommended that Pegasus' stockholders approve the merger proposal. In reaching these conclusions and recommendations, Pegasus' board of directors believed that the following factors strongly weighed in favor of the merger:

   o Golden Sky's territories complement Pegasus' existing territorial footprint, both in terms of territories adjacent to existing Pegasus territories and new states and regions.

   o The merger is expected to result in economies of scale, including cost savings from consolidation of duplicative personnel and other infrastructure, and the ability to improve operating performance by spreading fixed costs over a larger base of subscribers.

   o Other synergies could potentially result from the merger, such as the trained field management of Golden Sky.

   o The merger could provide Pegasus with other, less tangible benefits of scale, including a greater degree of national prominence.

Pegasus' board of directors also concluded that the consideration to be paid in the merger was appropriate, particularly in light of the financial analysis presented by CIBC World Markets, which is described in the next section.

     Pegasus' board of directors believes that the only potentially negative factor in the merger is Golden Sky's indebtedness and high degree of leverage, and related issues concerning integration of the two companies' operations within the constraints of their respective debt and preferred stock covenants. See Risk Factors -- Risk Factors Relating to Golden Sky's Business -- Golden Sky May Not Be Able To Make Principal or Interest Payments on Its Substantial Debt, Risk Factors -- Risk Factors Associated With the Merger -- We May Not Be Able To Integrate Golden Sky's Operations Successfully and The Merger -- Consequences under Debt Agreements and Preferred Stock Terms. Pegasus' board of directors concluded that the potential benefits of the merger outweigh these possible detriments.

     The proposal requires the affirmative vote of holders of shares representing a majority of the voting power of the outstanding shares of Pegasus' Class A and Class B common stock present, in person or by proxy, at the meeting. The Class A and Class B common stock will vote together as a single class.

     Pegasus' Board of Directors unanimously recommmends that stockholders vote for the merger proposal.

Opinion of CIBC World Markets Corp.

     Pegasus engaged CIBC World Markets to render an opinion as to the fairness, from a financial point of view, to Pegasus of the exchange ratio in the merger. Pegasus selected CIBC World Markets based on CIBC World Markets' reputation, expertise and familiarity with Pegasus and its business. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. CIBC World Markets has in the past provided and is currently providing services to Pegasus unrelated to the proposed merger, for which services CIBC World Markets has received and will receive compensation. William P. Phoenix, a Managing Director of CIBC World Markets, is a director of Pegasus and, in that capacity, holds options to purchase shares of Pegasus' Class A common stock. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of Pegasus for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     On January 9, 2000, at a meeting of Pegasus' board of directors held to evaluate the proposed merger, CIBC World Markets rendered an oral opinion, which opinion was confirmed by delivery of a written opinion dated January 10, 2000, the date of the merger agreement. CIBC World Market's opinion was to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the exchange ratio provided for in the merger was fair to Pegasus from a financial point of view.

     The full text of CIBC World Markets' written opinion dated January 10, 2000, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex VI and is incorporated into this proxy statement/prospectus by reference. CIBC World Markets' opinion is directed to Pegasus' board of directors, addresses only the fairness of the exchange ratio from a financial point of view to Pegasus and does not constitute a recommendation to any stockholder as to any matters relating to the proposed merger. This opinion also does not address the allocation of the Pegasus stock to be issued in the merger among the various Golden Sky stockholders. The summary of CIBC World Markets' opinion described below is qualified in its entirety by reference to the full text of its opinion.

   In arriving at its opinion, CIBC World Markets:

   o reviewed the merger agreement and related documents;

   o reviewed audited financial statements of Pegasus and Golden Sky for the fiscal years ended December 31, 1997 and December 31, 1998;

   o reviewed unaudited financial statements of Pegasus and Golden Sky for the nine months ended September 30, 1999;

   o reviewed financial projections prepared by the managements of Pegasus and Golden Sky;

   o reviewed the historical market prices and trading volume for Pegasus Class A common stock;

   o held discussions with the senior managements of Pegasus and Golden Sky with respect to the business and prospects for future growth of Pegasus and Golden Sky;

   o reviewed and analyzed publicly available financial data for companies that CIBC World Markets deemed comparable to Pegasus and Golden Sky;

   o reviewed and analyzed publicly available information for transactions that CIBC World Markets deemed comparable to the merger;

   o performed discounted cash flow analyses of Pegasus and Golden Sky using assumptions of future performance provided to CIBC World Markets by the managements of Pegasus and Golden Sky;

  o reviewed public information concerning Pegasus and affiliates of Golden Sky; and

  o performed other analyses and reviewed other information as it deemed appropriate.

     In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information that Pegasus, Golden Sky and each of their employees, representatives and affiliates provided to or discussed with CIBC World Markets.

     With respect to forecasts of future financial condition and operating results of Pegasus and Golden Sky and the potential synergies and strategic benefits anticipated to result from the merger, including the amount, timing and achievability of those potential synergies and strategic benefits, CIBC World Markets assumed, at the direction of the managements of Pegasus and Golden Sky, without independent verification or investigation, that the forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of Pegasus and Golden Sky.

     CIBC World Markets also assumed, with Pegasus' consent, that the merger would be treated as a tax-free reorganization for federal income tax purposes and, to the extent material to its analysis, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of the material terms or conditions of the merger. CIBC World Markets further assumed, with Pegasus' consent, without independent verification or investigation, that the outcome of the existing litigation and related proceedings between the National Rural Telecommunications Cooperative and DIRECTV would not have a material adverse effect on the financial condition or results of operations of Pegasus or Golden Sky.

     CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities of Pegasus, Golden Sky or affiliated entities. CIBC World Markets expressed no opinion as to the underlying valuation, future performance or long-term viability of Pegasus or Golden Sky, or the price at which Pegasus' Class A common stock would trade after announcement or consummation of the merger. CIBC World Markets was not requested to, and it did not, participate in the negotiation or structuring of the merger. CIBC World Markets' opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the date of the opinion. Although subsequent developments may affect the opinion of CIBC World Markets, it does not have any obligation to update, revise or reaffirm its opinion. No other instructions or limitations were imposed by Pegasus' board of directors on CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion.

     The following is a summary of the material financial analyses underlying CIBC World Markets' opinion to Pegasus' board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand CIBC World Markets' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. You should consider the data set forth in the tables below together with the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses. If you fail to consider both the tabular data and the narrative description together, you could have a misleading or incomplete view of CIBC World Markets' financial analyses.

     Selected Companies Analyses. CIBC World Markets compared financial and stock market information for Pegasus and Golden Sky and the following 19 selected publicly held companies in the direct broadcast satellite, broadcast and cable industries:

      Direct Broadcast
     Satellite Companies               Broadcast Companies                    Cable Companies
----------------------------   ----------------------------------   -----------------------------------
o EchoStar Communications      o ACME Communication, Inc.           o Adelphia Communications Corp.
  Corp.                        o BHC Communications, Inc.           o Cablevision Systems Corp.
o Hughes Electronics Corp.     o Chris-Craft Industries, Inc.       o Charter Communications, Inc.
                               o Granite Broadcasting Corp.         o Comcast Corp.
                               o Hearst-Argyle Television, Inc.     o Cox Communications, Inc.
                               o Paxson Communications Corp.        o Insight Communications Co., Inc.
                               o Sinclair Broadcast Group, Inc.     o MediaOne Group, Inc.
                               o United Television, Inc.
                               o Univision Communications Inc.
                               o Young Broadcasting Inc.

     CIBC World Markets reviewed, among other things, enterprise values, calculated as equity market value, plus debt, less cash, as multiples of estimated calendar years 1999, 2000 and 2001 revenues and subscribers and estimated calendar years 1999 and 2000 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. All multiples were based on closing stock prices on January 6, 2000. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Pegasus and Golden Sky were based on internal estimates of the managements of Pegasus and Golden Sky.

     CIBC World Markets applied a range of selected multiples of estimated calendar years 1999, 2000 and 2001 revenues and subscribers derived from the selected companies to corresponding financial data of Golden Sky. In reviewing Golden Sky, the selected companies and related multiples, CIBC World Markets noted the lawsuit between the National Rural Telecommunications Cooperative and DIRECTV and Golden Sky's lack of rights to interactive services, limited local-to-local benefit, current lack of access to premium programming and lack of critical mass as compared to other sector companies. This analysis indicated the following implied equity reference range for Golden Sky, as compared to the equity value for Golden Sky implied by the exchange ratio in the merger based on the closing price of Pegasus' Class A common stock on January 6, 2000:


      Implied Equity Reference          Equity Value for Golden Sky
        Range for Golden Sky             Implied by Exchange Ratio
------------------------------------   ----------------------------
  $550.0 million -- $900.0 million     $572.8 million

     CIBC World Markets also applied a range of selected multiples of estimated calendar years 1999, 2000 and 2001 revenues and subscribers derived from the selected digital broadcast companies to corresponding financial data of Pegasus' direct broadcast satellite business, a range of selected multiples of estimated calendar years 1999 and 2000 revenues and EBITDA derived from the selected broadcast companies to corresponding financial data of Pegasus' broadcast business and a range of selected multiples of estimated calendar year 1999 subscribers and estimated calendar years 1999, 2000 and 2001 revenues and EBITDA derived from the selected cable companies to corresponding financial data of Pegasus' cable business. In reviewing Pegasus, the selected companies and related multiples, CIBC World Markets noted the lawsuit between the National Rural Telecommunications Cooperative and DIRECTV and Pegasus' lack of rights to interactive services, limited local-to-local benefit and current lack of access to premium programming as compared to other sector companies. After adjustment for after-tax corporate expenses, this analysis indicated the following aggregate implied equity reference range for Pegasus, as compared to the closing price of Pegasus' Class A common stock on January 6, 2000:


    Implied Aggregate Equity       Closing Price of Pegasus' Class A
  Reference Range for Pegasus       Common Stock on January 6, 2000
-------------------------------   ----------------------------------
  $95.00 -- $149.00 per share              $88.13 per share

     Discounted Cash Flow Analyses. CIBC World Markets performed separate discounted cash flow analyses to estimate the present value of the unlevered, after-tax free cash flows that Pegasus and Golden Sky could generate for fiscal years 2000 through 2004, based on internal estimates of the managements of Pegasus and Golden Sky, both before and after taking into account potential synergies expected by the managements of Pegasus and Golden Sky to result from the merger. CIBC World Markets calculated the range of estimated terminal values for Golden Sky by applying:

   o terminal value multiples ranging from 11.0x to 13.0x to Golden Sky's projected fiscal year 2004 EBITDA,

   o terminal value multiples ranging from 4.0x to 6.0x to Golden Sky's projected fiscal year 2004 revenues,

   o terminal values ranging from $3,300 to $3,500 per subscriber to Golden Sky's projected fiscal year 2004 subscribers, and

   o terminal growth rates of 6.0% to 9.0% to Golden Sky's projected fiscal year 2004 revenues.

     The present value of the cash flows and terminal values were calculated using discount rates ranging from 12.0% to 16.0%. This analysis indicated the following implied equity reference ranges for Golden Sky, as compared to the equity value for Golden Sky implied by the exchange ratio in the merger based on the closing price of Pegasus' Class A common stock on January 6, 2000:

              Implied Equity Reference Range for Golden Sky
-------------------------------------------------------------------------   Equity Value for Golden Sky
           Without Synergies                      With Synergies             Implied by Exchange Ratio
---------------------------------------  --------------------------------  ----------------------------
     $300.0 million -- $600.0 million    $700.0 million -- $1.2 billion    $572.8 million

     CIBC World Markets calculated the range of estimated terminal values for Pegasus by applying:

   o terminal value multiples ranging from 11.0x to 13.0x to Pegasus' projected fiscal year 2004 EBITDA for its direct broadcast satellite business,

   o terminal value multiples ranging from 4.0x to 6.0x to Pegasus' projected fiscal year 2004 revenues for its direct broadcast satellite business,

   o terminal values ranging from $3,300 to $3,500 per subscriber to Pegasus' projected fiscal year 2004 subscribers for its direct broadcast satellite business,

   o terminal growth rates of 7.0% to 9.0% to Pegasus' projected fiscal year 2004 revenues for its direct broadcast satellite business, and

   o terminal value multiples ranging from 12.0x to 14.0x to Pegasus' projected 2004 EBITDA for its cable and broadcast businesses.

     The present value of the cash flows and terminal values were calculated using discount rates ranging from 12.0% to 16.0% for Pegasus' direct broadcast business, 11.0% to 13.0% for its cable business and 10.0% to 12.0% for its broadcast business. After adjustment for after-tax corporate expenses, this analysis indicated the following implied aggregate equity reference range for Pegasus, as compared to the closing price of Pegasus' Class A common stock per share on January 6, 2000:

         Implied Aggregate Equity            Closing Price of Pegasus' Class A
       Reference Range for Pegasus            Common Stock on January 6, 2000
-----------------------------------------   ----------------------------------
       $82.00 -- $135.00 per share                   $88.13 per share

     Exchange Ratio Analysis. CIBC World Markets calculated the aggregate exchange ratio reference ranges implied by the results derived from the Selected Companies Analyses and Discounted Cash Flow Analyses described above and compared these ranges to the implied exchange ratio in the merger. This analysis indicated the following implied approximate exchange ratio reference ranges, as compared to the exchange ratio in the merger:

                                                       Selected          Discounted Cash
                                                  Companies Analysis      Flow Analysis      Proposed Merger
                                                 --------------------  -------------------  ----------------
Implied Exchange Ratio Range                     41.95x -- 96.32x       20.00x -- 69.51x         69.57x
Implied Exchange Ratio Range (With Synergies)          N/A              60.74x -- 146.34x          N/A

     Precedent Transactions Analysis. CIBC World Markets reviewed the purchase prices and implied transaction multiples in the following 35 selected transactions in the direct broadcast satellite and cable industries, which are presented in reverse chronological order:

               Acquiror                                              Target
--------------------------------------  ---------------------------------------------------------------
Direct Broadcast Satellite Companies:
o Hughes Electronics Corp. (DIRECTV)    Primestar, Inc. (direct broadcast satellite business and Tempo
                                         Satellite, Inc.)
o Hughes Electronics Corp. (DIRECTV)    US Satellite Broadcasting Co., Inc.
o EchoStar Communications Corp.         News Corp./MCI Worldcom, Inc. (satellite television assets)
o Pegasus Communications Corporation    Digital Television Services, Inc.
Cable Companies:
o Comcast Corp.                         Comcast MHCP Holdings, L.L.C.
o Comcast Corp.                         Jones Intercable, Inc. (resulting in 100% ownership)
o Adelphia Communications Corp.         Cablevision Systems Corp. (Ohio units)
o Comcast Corp.                         Lenfest Communications, Inc.
o Comcast Corp.                         Jones Intercable, Inc. (resulting in 79% ownership)
o Cox Communications, Inc.              Gannett Co., Inc. (cable operations)
o Cox Communications, Inc.              AT&T Corp. (selected cable systems)
o Charter Communications, Inc.          Bresnan Communications Co.
o Charter Communications, Inc.          Falcon Communications, L.P.
o Charter Communications, Inc.          Fanch Cablevision L.P. (cable systems)
o Charter Communications, Inc.          Avalon Cable LLC
o Cox Communications, Inc.              TCA Cable TV, Inc.
o Mediacom LLC                          Triax Midwest Associates, L.P.
o Adelphia Communications Corp.         Harron Communications Corp.
o Cox Communications, Inc.              Media General, Inc. (cable systems)
o Adelphia Communications Corp.         Century Communications Corp.
o Adelphia Communications Corp.         FrontierVision Partners, L.P.
o Charter Communications, Inc.          Rifkin Acquisition Partners, L.L.P.
o Charter Communications, Inc.          Intermedia Capital Partners IV, L.P. (cable systems)
o Charter Communications, Inc.          Helicon Partners I, L.P.
o Charter Communications, Inc.          Greater Media Cablevision, Inc. (cable systems)

              Acquiror                                         Target
------------------------------------  -------------------------------------------------------
o Charter Communications, Inc.        Renaissance Media Group LLC
o Charter Communications, Inc.        American Cable Entertainment, LLC
o Adelphia Communications Corp.       Verto Communications, Inc.
o Insight Communications Co., Inc.    Coaxial Communications of Central Ohio (cable systems)
o Marcus Cable Company L.L.C          Charter Communications, Inc.
o AT&T Corp.                          Tele-Communications, Inc.
o Avalon Cable LLC                    Cable Michigan, Inc.
o Comcast Corp.                       Jones Intercable, Inc. (resulting in 37% ownership)
o Cox Communications, Inc.            Prime South Diversified, Inc.
o Charter Communications, Inc.        Affiliated Investors

     CIBC World Markets reviewed, among other things, enterprise values in the selected transactions as multiples of estimated calendar year 1999 subscribers and estimated calendar years 1999, 2000 and 2001 revenues. All multiples were based on publicly available information at the time of announcement of the relevant transaction. CIBC World Markets then applied a range of selected multiples of estimated calendar year 1999 subscribers and estimated calendar years 1999, 2000 and 2001 revenues derived from the selected transactions to corresponding financial statistics of Golden Sky. This analysis indicated the following implied equity reference range for Golden Sky, as compared to the equity value for Golden Sky implied by the exchange ratio in the merger based on the closing price of Pegasus' Class A common stock on January 6, 2000:

      Implied Equity Reference          Equity Value for Golden Sky
        Range for Golden Sky             Implied by Exchange Ratio
------------------------------------   ----------------------------
  $350.0 million -- $600.0 million     $572.8 million

     Pro Forma Merger Analysis. CIBC World Markets analyzed the potential pro forma effect of the merger, for estimated calendar years 2000, 2001 and 2002, on:

     o Pegasus' EBITDA, excluding subscriber acquisition costs, per subscriber, and

     o cash earnings per share.

CIBC World Markets performed this analysis based on internal estimates of the managements of Pegasus and Golden Sky after taking into account the potential synergies expected by the managements of Pegasus and Golden Sky to result from the merger. This analysis indicated that the merger could be dilutive to, or result in a decrease in, Pegasus' EBITDA, excluding subscriber acquisition costs, per subscriber in estimated calendar years 2000 and 2001 and neutral to Pegasus' EBITDA, excluding subscriber acquisition costs, per subscriber in estimated calendar year 2002. This analysis also indicated that the merger could be dilutive to Pegasus' cash earnings per share in estimated calendar year 2000 and accretive to, or result in an increase in, Pegasus' cash earnings per share in estimated calendar years 2001 and 2002. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Contribution Analysis. CIBC World Markets analyzed the respective contributions of Pegasus and Golden Sky to various operational metrics of the combined entity, based on internal estimates of the managements of Pegasus and Golden Sky. In particular, CIBC World Markets reviewed the contributions of Pegasus and Golden Sky to the combined company's estimated calendar years 2000, 2001 and 2002 revenues, EBITDA excluding subscriber acquisition costs, and average subscribers, both before and after taking into account potential synergies expected by the managements of Pegasus and Golden Sky to result from the merger. This analysis indicated the following implied percentage contributions for Pegasus and Golden Sky, as compared to the pro forma equity ownership of the stockholders of Pegasus and Golden Sky immediately upon the closing of the merger:

                                        Pegasus                    Golden Sky
                                Percentage Contribution     Percentage Contribution     Synergies
                               -------------------------   -------------------------   ----------
Revenues:
2000 .......................              73.5%                       24.8%                1.7%
2001 .......................              75.0%                       22.3%                2.7%
2002 .......................              74.0%                       21.2%                4.8%
EBITDA (excluding subscriber
 acquisition costs):
2000 .......................              76.7%                       17.1%                6.2%
2001 .......................              76.0%                       16.3%                7.7%
2002 .......................              77.3%                       16.3%                6.4%
Average Subscribers:
2000 .......................              68.9%                       29.0%                2.1%
2001 .......................              71.2%                       25.9%                2.9%
2002 .......................              71.8%                       25.1%                3.1%

Pro Forma Equity Ownership
            in
     Combined Company
--------------------------
   Pegasus      Golden Sky
------------   -----------
  77.4%            22.6%

     Other Factors. In rendering its opinion, CIBC World Markets also reviewed and considered other factors, including:

   o selected research analysts' reports for Pegasus, including stock price estimates of those analysts;

   o historical market prices and trading volumes for Pegasus' Class A common stock; and

   o the relationship between movements in Pegasus' Class A common stock, movements in the common stock of the selected direct broadcast satellite companies and movements in the Nasdaq market.

     The above summary is not a complete description of CIBC World Markets' opinion to Pegasus' board of directors or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and the summary above must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying CIBC World Markets' analyses and opinion.

     In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Pegasus and Golden Sky. No company, transaction or business used in the analyses as a comparison is identical to Pegasus, Golden Sky or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The estimates contained in CIBC World Markets' analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets' analyses and estimates are inherently subject to substantial uncertainty.

     The type and amount of the consideration payable in the merger was determined through negotiation between Pegasus and Golden Sky and the decision to enter into the merger was solely that of Pegasus' board of directors. CIBC World Markets' opinion and financial analyses were only one of many factors considered by Pegasus' board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Pegasus' board of directors or management with respect to the merger or the exchange ratio provided for in the merger.

     Under the terms of its engagement, Pegasus agreed to pay CIBC World Markets upon delivery of its opinion an aggregate fee of $750,000. In addition, Pegasus agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel. Pegasus also agreed to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

Interests of Certain Persons in the Merger

     At the time of the closing of the sale of Golden Sky capital stock to Pegasus for cash, if any, Marshall W. Pagon will become entitled to a seat on Golden Sky's board of directors. When the merger becomes effective, Mr. Pagon and the holders of the Class B common stock, certain stockholders of Golden Sky, and certain former stockholders of Digital Television Services, Inc. will amend and restate the voting agreement that was entered into when Pegasus acquired Digital Television Services in 1998. According to the terms of the voting agreement, the parties to the voting agreement will each have the right to designate one or more directors to Pegasus' board of directors. A copy of the voting agreement to be entered into is attached as Annex II to this proxy statement/prospectus. See The Merger -- Voting Agreement.

     When the merger becomes effective, a registration rights agreement will also be entered into by, among others, Pegasus, certain of Golden Sky's stockholders, and members of Golden Sky's senior management who elect to do so. The registration rights agreement will provide certain underwritten demand, shelf and piggyback registration rights to holders of Class A common stock received in the merger who are parties to the agreement. See The Merger -- Registration Rights Agreement.

Ownership of Pegasus After the Merger

     Upon completion of the merger, there will be outstanding 21,980,968 shares of Pegasus' Class A common stock, assuming no additional shares are issued before the effective time and excluding shares issued to Golden Sky option and warrant holders, of which approximately 6,085,000, or 27.7%, will be owned by the Golden Sky stockholders, and 4,581,900 shares of Class B common stock, all of which will be beneficially owned by Mr. Pagon. Giving effect to the voting rights of the Class B common stock, the Golden Sky stockholders and Mr. Pagon will have voting power with respect to approximately 9.0% and 67.7%, respectively, of the common stock.

Management of Pegasus After the Merger

     It is not expected that there will be any change in the executive officers of Pegasus as a result of the merger. For information concerning the composition of Pegasus' board of directors following the merger, see The Merger -- Voting Agreement.

                PROPOSAL 2: AMENDMENT TO RESTRICTED STOCK PLAN

     Our restricted stock plan provides for the issuance of up to 350,000 shares of Class A common stock pursuant to restricted stock awards. Awards for an aggregate of approximately 183,626 shares of Class A common stock have been granted as of February 17, 2000 under the plan.

     We adopted the restricted stock plan to further our growth and success by providing an incentive to eligible employees which increases their direct involvement in our future success and which generally rewards these employees in proportion to increases in location cash flows. Location cash flow means pre-marketing cash flow less direct broadcast satellite subscriber acquisition costs. Pre-marketing cash flow is calculated by taking on earnings and adding back the following expenses:

   o interest;

   o income taxes;

   o depreciation and amortization;

   o non-cash charges, such as incentive compensation under restricted stock plan and 401(k) plans;

   o corporate overhead; and

   o direct broadcast satellite subscriber acquisition costs, which are sales and marketing expenses incurred to acquire new direct broadcast satellite subscribers.

     Pegasus' board of directors is proposing that the restricted stock plan be amended to provide for an increase in the maximum number of shares of Class A common stock which may be issued under the Plan from 350,000 to 750,000. In proposing this amendment, Pegasus' board of directors took into consideration the number of awards made under the plan and the substantially larger employee base that will result upon consummation of the merger. The text of the proposed amendment is attached as Annex III to this proxy statement/prospectus.

     The amendment requires the affirmative vote of holders of shares representing a majority of the voting power of the outstanding shares of Pegasus' Class A and Class B common stock present, in person or by proxy, at the meeting. The Class A and Class B common stock will vote together as a single class.

     Pegasus' board of directors unaminously recommends voting "for" proposal
2.

Restricted Stock Plan

     The restricted stock plan provides for four types of restricted stock awards that are made in the form of Class A common stock:

  o profit sharing awards to general managers, department managers and corporate managers, other than executive officers;

  o special recognition awards for consistency (team award), initiative (a team or individual award), problem solving (a team or individual award) and individual excellence;

  o excess awards that are made to the extent that an employee does not receive a matching contribution under our U.S. 401(k) Plan or Puerto Rico 401(k) Plan because of restrictions of the Internal Revenue Code of 1986, as amended, or the Puerto Rico Internal Revenue Code, respectively; and

  o discretionary restricted stock awards.

     An employee may elect to receive all or any portion of a profit sharing award or discretionary award in the form of an option in lieu of restricted stock. The number of shares of Class A common stock subject to such an option is based on the number of shares that would have been payable in the form of restricted stock. An executive officer may elect to receive a discretionary award in the form of restricted stock, an option, cash or any combination of the foregoing. However, the cash component of a discretionary award may not exceed 33 1/3% of the executive officer's base salary for the year in which the award is made, and is paid as soon as practicable after the award is made.

     Awards under the restricted stock plan, other than excess and discretionary awards, are in proportion to annual increases in location cash flow. For this purpose location cash flow is automatically adjusted for acquisitions such that, for the purpose of calculating the annual increase in location cash flow, the location cash flow of the acquired properties is included as if it had been a part of our financial results for the comparable period of the prior year.

     We believe that the restricted stock plan results in greater increases in stockholder value than results from a conventional stock option program because it creates a clear cause and effect relationship between initiatives taken to increase location cash flow and the amount of incentive compensation that results therefrom.

     Although the restricted stock plan, like conventional stock option programs, provides compensation to employees as a function of growth in stockholder value, the tax and accounting treatments of this program are different. For tax purposes, incentive compensation awarded under the restricted stock plan, upon vesting, is fully tax deductible as compared to conventional stock option grants, which generally are only partially tax deductible upon exercise. For accounting purposes, conventional stock option programs generally do not result in a charge to earnings while compensation under the restricted stock plan does result in a charge to earnings. We believe that these differences result in a lack of comparability between the operating cash flow of companies that utilize conventional stock option programs and our operating cash flow.

     The table below lists the specific maximum components of the restricted stock plan, other than excess and discretionary awards, in terms of a $1 increase in annual location cash flow.

Component                                                               Amount

Restricted stock grants to general managers based
 on the increase in annual location cash flow
 of individual business units ...................                      6 Cents
Restricted stock grants to department managers
 based on the increase in annual location
 cash flow of individual business units .........                      6
Restricted stock grants to corporate managers
 (other than executive officers) based on
 the company-wide increase in annual location
 cash flow ......................................                      3
Restricted stock grants to employees selected
 for special recognition ........................                      5
                                                                       ---------
Total ...........................................                      20 Cents
                                                                       =========

     As of December 31, 1999, we had 8 general managers, 48 department managers and 12 corporate managers. As of December 31, 1999, we had approximately 1,006 full time and 347 part time employees eligible to receive awards under the restricted stock plan.

     Executive officers and non-employee directors are not eligible to receive profit sharing awards under the restricted stock plan. Executive officers are eligible to receive awards under the restricted stock plan consisting of:

  o special recognition awards;

  o excess awards made to the extent that an employee does not receive a matching contribution under either of our 401(k) plans because of restrictions of the Internal Revenue Code; and

  o discretionary awards determined by a committee of not fewer than two non-employee directors of Pegasus or Pegasus' entire board of directors.

     Administration. The restricted stock plan is administered by committees that are authorized by our board of directors. With respect to awards made to executive officers, the restricted stock plan is administered by a committee of not fewer than two directors of Pegasus. With respect to awards made to employees who are not executive officers, the restricted stock plan is administered by a management committee.

     Class A Common Stock Available. Under the restricted stock plan, 350,000 shares of Class A common stock (increased to 750,000 upon approval of proposal
2) are available for the granting of awards, including options granted in lieu of restricted stock. This limit is subject to adjustment for certain changes in Pegasus' structure or capitalization, such as stock splits, combinations, etc. As of February 24, 2000, the closing sale price of the Class A common stock on the Nasdaq National Market was $118 5/8.

     Vesting. Special recognition awards are fully vested on the date of the grant. All other awards of restricted stock vest on the following schedule:

  o 34% after two years of service with Pegasus, including years before the restricted stock plan was established;

  o 67% after three years of service; and

  o 100% after four years of service.

However, the Committee has the authorization to accelerate the vesting of any award when granted and at any time thereafter. A grantee also becomes fully vested in his outstanding restricted stock award(s) upon death or disability. If a grantee's employment is terminated for a reason other than death or disability before completing four years of service, his unvested restricted stock awards will be forfeited. Restricted stock is held by Pegasus prior to becoming vested. The grantee will, however, be entitled to vote the restricted stock and receive any dividends of record prior to vesting.

     Terms and Conditions of Options Granted in Lieu of Restricted Stock. Any option granted in lieu of restricted stock generally will be an incentive stock option. The number of shares covered by an option granted in lieu of restricted stock will be determined by multiplying the number of shares which would have been subject to the restricted stock award -- had no election to receive other than stock been made -- by the percentage of the award to be paid in the form of an option and a conversion factor determined under a valuation formula established by the committee, or its delegate. However, no employee may be granted options under the restricted stock plan covering more than 50,000 shares of Class A common stock in any calendar year, subject to adjustment for certain changes in Pegasus' structure or capitalization.

     All options granted under the restricted stock plan have a per share exercise price of 100% of the fair market value of a share of Class A common stock on the date of grant -- 110% in the case of an incentive stock option granted to a more-than-10% stockholder. Options granted under the restricted stock plan have a term of up to 10 years from the date of grant -- up to five years in the case of an incentive stock option granted to a more-than-10% stockholder. However, an option granted under the restricted stock plan will terminate no later than one year after the optionee's termination of employment on account of death or disability, or three months after the optionee's termination of employment for a reason other than death or disability. Each option granted under the restricted stock plan vests on the same schedule as the restricted stock award to which the option relates, which may be accelerated by the committee at the time of grant and at any time thereafter. The exercise price and tax withholding obligations may be paid in various methods, including surrendering previously acquired shares of Class A common stock.

     Duration and Amendment of Restricted Stock Plan. The restricted stock plan will terminate in September 2006. Pegasus' board of directors may amend, suspend or terminate the restricted stock plan, and the restricted stock plan administrator may amend any outstanding restricted stock awards, at any time. Nevertheless, certain amendments listed in the restricted stock plan require stockholder approval. Examples of amendments which require stockholder approval include an increase in the number of shares authorized under the restricted stock plan, and a change in the class of employees eligible to receive incentive stock options under the restricted stock plan. A grantee must approve any suspension, discontinuance or amendment, if such action would materially impair the rights of the grantee under any restricted stock award previously granted to him.

     Federal Income Tax Treatment of Options. Please refer to the federal tax consequences described in Proposal 3.

     Restricted Stock Awards. The following special recognition awards and discretionary awards were made under the restricted stock plan in 1999:

Name and Position                                                                           Amount of Award
-----------------                                                                          -----------------
Marshall W. Pagon, President and Chief Executive Officer ................................       $124,978
Ted S. Lodge, Senior Vice President, Chief Administrative Officer, General Counsel, and
 Secretary ..............................................................................        104,068
Robert N. Verdecchio, Senior Vice President, Chief Financial Officer and Assistant                99,967
  Secretary
Howard E. Verlin, Vice President, Cable and Satellite Television and Assistant Secretary         144,974
Nicholas A. Pagon, Vice President .......................................................             --
                                                                                                --------
Executive Group .........................................................................        473,987
Non-Executive Director Group ............................................................        N/A(1)
Non-Executive Officer Employee Group ....................................................             --
                                                                                                --------
   Total ................................................................................       $473,987
                                                                                                ========

------------
(1) Non-executive directors are not eligible to receive awards under the restricted stock plan.

     The following profit sharing awards were made under the restricted stock plan in 1999 on the basis of 1998 results.

Name and Position                                                                           Amount of Award
-----------------                                                                          ----------------
Marshall W. Pagon, President and Chief Executive Officer ................................       N/A(1)
Ted S. Lodge, Senior Vice President, Chief Administrative Officer, General Counsel, and
 Secretary ..............................................................................       N/A(1)
Robert N. Verdecchio, Senior Vice President, Chief Financial Officer and Assistant
  Secretary ............................................................................        N/A(1)
Howard E. Verlin, Vice President, Cable and Satellite Television and Assistant Secretary        N/A(1)
Nicholas A. Pagon, Vice President .......................................................       N/A(1)
Executive Group .........................................................................       N/A(1)
Non-Executive Director Group ............................................................       N/A(1)
Non-Executive Officer Employee Group ....................................................      $585,760
                                                                                           ------------
   Total ................................................................................      $585,760
                                                                                           ============

------------
(1) Pegasus' executive officers and non-executive directors are not eligible to receive profit sharing awards under the restricted stock plan.

     Registration Statement on Form S-8. The 350,000 shares of Class A common stock that may be currently granted under the restricted stock plan have been registered for sale under the Securities Act, pursuant to a registration statement on Form S-8. If the proposal to increase the number of shares covered by the restricted stock plan is approved, we intend to file with the SEC an amendment to the registration statement on Form S-8 to register the additional shares of Class A common stock that may be granted under the plan.

                  PROPOSAL 3: AMENDMENT TO STOCK OPTION PLAN

     The stock option plan provides for the issuance of up to 1,300,000 shares of Class A common stock pursuant to options granted under the plan. Options to acquire an aggregate of approximately 1,363,575 shares of Class A common stock are currently outstanding, including options to acquire 63,575 shares which are subject to the approval of this proposal.

     We adopted the stock option plan to further our growth and success by providing an incentive to eligible employees and directors which increases their direct involvement in our future success.

     Pegasus' board of directors is proposing that the stock option plan be amended to provide for an increase in the maximum number of shares of Class A common stock which may be granted under the stock option plan from 1,300,000 to 3,000,000 and to increase the maximum number of shares of Class A common stock that may be issued under options granted to any employee from 550,000 to 1,000,000. In proposing this amendment, Pegasus' board of directors took into consideration the number of options already granted under the plan, the number of options that will need to be issued under the stock option plan to replace outstanding options to purchase Golden Sky common stock and the number of additional non-employee directors that will result upon consummation of the merger. The increase is also needed because Pegasus has already issued options covering nearly all of the shares of Class A common stock authorized under the plan. The amendment makes other changes to the stock option plan for which stockholder approval is not required and is not being sought. The text of the proposed amendment is attached as Annex IV to this proxy statement/prospectus.

     The proposal requires the affirmative vote of holders of shares representing a majority of the voting power of the outstanding shares of Pegasus' common stock present, in person or by proxy, at the meeting. The Class A and Class B common stock will vote together as a single class.

     Pegasus' board of directors unanimously recommends voting "for" proposal
3.

Stock Option Plan

     Employees of Pegasus are eligible to receive incentive stock options, as described in Section 422 of the Internal Revenue Code, and nonqualified stock options under the stock option plan. Incentive stock options offer employees certain tax advantages, discussed below, which are not available under nonqualified stock options. Employees are eligible to receive discretionary option grants, determined at the discretion of a committee, and 100-share formula options under the stock option plan. Non-employee directors are eligible to receive discretionary nonqualified stock options under the stock option plan. All of our non-employee directors and approximately 1,006 full time and 347 part time employees are eligible to receive options under the stock option plan. After the merger, nine non-employee directors will be eligible to receive options under the stock option plan.

     Class A Common Stock Available. Options may be granted under the stock option plan to purchase up to 1,300,000 shares of Class A common stock (proposed to be increased to 3,000,000). However, no employee may be granted options covering more than 550,000 shares of Class A common stock under the stock option plan (proposed to be increased to 1,000,000). Both of these limits are subject to adjustment for certain changes in Pegasus' structure or capitalization such as stock splits, combinations, etc.

     Administration. The stock option plan is administered by a committee of not fewer than two directors of Pegasus, if the grantee is an executive officer or a non-employee director. For an employee who is not an executive officer, the committee consists of members of management who are appointed by Pegasus' board. Employees and non-employee directors selected by the committee administering the stock option plan are eligible to receive discretionary options based on an employees' or non-employee director's contribution to the achievement of our objectives and other relevant matters.

     Terms and Conditions of Discretionary Options. When an option is granted at the discretion of the committee administering the stock option plan, the committee determines the terms of the option, including the number of shares of Class A common stock subject to the option and the exercise price. However, the option term may not exceed ten years, and the per share exercise price may not be less than the fair market value of a share of Class A common stock on the date the option is granted. Options automatically become exercisable upon a "change of control," as defined in the stock option plan.

     The committee administering the stock option plan may also provide that the term of an option will be shorter than it otherwise would have been if an optionee terminates employment or board of directors membership, for any reason, including death or disability. However, an incentive stock option will expire no later than:

     o three months after termination of employment for a reason other than death or disability; or

     o one year after termination of employment on account of disability.

     Also, no option may be exercised more than three years after an optionee's death.

     The exercise price and tax withholding obligations on exercise may be paid in various methods, including a cash payment and/or surrendering shares subject to the option or previously acquired shares of Class A common stock.

     Terms and Conditions of Formula Options. Each full-time employee who is not an executive officer automatically receives an option to purchase 100 shares of Class A common stock on the later of December 18, 1998, or the date he or she first becomes a full-time employee. Options currently granted under the plan are granted as incentive stock options.

     Each 100-share option has a per share exercise price of 100% of the fair market value of a share of Class A common stock on the date of grant -- 110% in the case of an incentive stock option granted to a more-than-10% stockholder -- and a term of ten years from the date of grant -- five years in the case of an incentive stock option granted to a more-than 10% stockholder. However, each 100-share option will terminate no later than one year after the optionee's termination of employment on account of death or disability, or three months after the optionee's termination of employment for a reason other than death or disability.

     Effective April 23, 1999, each 100-share option, if not already vested, becomes fully vested on the earlier of the date the optionee completes one year of service, or the first anniversary of the date the option is granted. A 100-share option will also become fully vested upon a change of control, as defined in the stock option plan, or upon the optionee's death or disability while employed by Pegasus.

     The exercise price and tax withholding obligations may be paid in various methods, including a cash payment and/or surrender of previously acquired shares of Class A common stock.

     Golden Sky Options and Warrants. Subject to the effectiveness of the merger, certain outstanding Golden Sky options and warrants will be exercisable under the stock option plan in accordance with their terms, and will not be subject to any inconsistent provisions of the stock option plan.

     Duration and Amendment of Stock Option Plan. The stock option plan will terminate in September 2006 -- ten years after it was adopted by Pegasus' board of directors. Pegasus' board of directors may amend, suspend or terminate the stock option plan, and the committee administering the stock option plan may amend any outstanding options, at any time. Nevertheless, certain amendments listed in the stock option plan require stockholder approval. Examples of amendments which require stockholder approval include an amendment increasing the number of shares which may be subject to options, an amendment increasing the limit on shares subject to options granted to any employee and an amendment increasing the duration of the stock option plan with respect to incentive stock options. Further, an optionee must approve any suspension, discontinuance or amendment, if such action would materially impair the rights of the optionee under any option previously granted to him or her.

     Transferability. Options granted under the stock option plan generally are not transferable, except by will or under the laws of descent and distribution. However, the committee has the authority to permit an optionee to transfer his or her discretionary nonqualified stock option, for no consideration, to his or her immediate family members or a trust or partnership for the benefit of immediate family members.

     Market Value. As of February 24, 2000, the closing sale price of the Class A common stock on the Nasdaq National Market was $118 5/8.

     Federal Income Tax Treatment of Options.

       Incentive Stock Options. If the requirements of Section 422 of the Internal Revenue Code are met, an optionee recognizes no income upon the grant or exercise of an incentive stock option, unless the alternative minimum tax rules apply, and Pegasus is not entitled to a deduction.

       Nonqualified stock options. An optionee recognizes no income at the time a nonqualified stock option is granted. Upon exercise of a nonqualified stock option, the optionee recognizes ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of Class A common stock over the exercise price. Subject to Section 162(m) of the Internal Revenue Code, Pegasus will be entitled to a tax deduction in the amount and at the time that an optionee recognizes ordinary income with respect to a nonqualified stock option.

     Option Grants. As of December 31, 1999, the following options have been granted under the stock option plan:

Name and Position                                                                           Number of Options(1)
-----------------                                                                          ----------------------
Marshall W. Pagon, President and Chief Executive Officer ................................          360,000
Ted S. Lodge, Senior Vice President, Chief Administrative Officer, General Counsel, and
 Secretary ..............................................................................          185,000
Robert N. Verdecchio, Senior Vice President, Chief Financial Officer and Assistant
  Secretary..............................................................................          150,000
Howard E. Verlin, Vice President, Cable and Satellite Television and Assistant Secretary           175,000
Nicholas A. Pagon, Vice President .......................................................           85,000
Executive Group .........................................................................          955,000(2)
Non-Executive Director Group ............................................................          100,000
Non-Executive Officer Employee Group ....................................................          308,575(3)
                                                                                                   ---------
  Total .................................................................................        1,363,575
                                                                                                 ===========

------------
(1) Reflects the number of shares issuable upon exercise of the option grants.

(2) Includes an option to purchase 38,575 shares, which is subject to the approval of this proposal.

(3) Includes an option to purchase 25,000 shares, which is subject to the approval of this proposal.

     Registration Statement on Form S-8. If the proposal to increase the number of shares covered by the stock option plan is approved, we intend to file with the SEC an amendment to the registration statement on Form S-8 to register all shares of Class A common stock that may be issued pursuant to the plan.

PROPOSAL 4: AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK FROM 50,000,000 TO 250,000,000 SHARES

     Pegasus' board of directors is proposing an amendment to Article Fourth of Pegasus' certificate of incorporation, as amended, increasing the number of authorized shares of Class A common stock, par value $0.01 per share, from 50,000,000 to 250,000,000 shares. The text of the proposed amendment is attached as Annex V to this proxy statement/prospectus. For convenience, Annex V reflects the amendments proposed in Proposals 4, 5, 6 and 7, although those proposals are not contingent on one another.

     As of February 25, 2000, 15,895,968 shares of Class A common stock were outstanding. Of the approximately 34.1 million shares available for issuance, over approximately 18.7 million shares have been either reserved for issuance or are expected to be issued, after giving effect to Pegasus' employee benefit plans, conversion of the outstanding shares of Class B common stock and outstanding shares of convertible preferred stock, exercise of outstanding warrants and options, and shares issued in connection with the Golden Sky merger.

     The board of directors believes that the proposed additional 200,000,000 shares of authorized Class A common stock will provide Pegasus with needed flexibility to issue Class A common stock for proper corporate purposes which may be identified in the future, such as to raise equity capital or issue convertible debt, to make acquisitions through the issuance of Class A common stock, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans or to effect a stock split or stock dividend of Class A common stock. Although Pegasus continually evaluates alternatives for raising capital and acquisition opportunities and conducts preliminary discussions in connection with acquisitions, Pegasus has no present agreements, arrangements or commitments with respect to any financing or acquisition that are dependent on increasing the currently authorized number of shares of Class A common stock. The authorization of the additional shares will enable Pegasus to continue to consider such alternatives and opportunities and to act promptly if appropriate circumstances arise which require the issuance of such shares.

     If the proposal is not approved to increase the authorized shares of Class B common stock, Pegasus will be limited in effecting any stock splits or stock dividends on the Class A common stock since stock splits or dividends on Class A common stock can only be made in connection with similar splits or dividends of Class B common stock on shares of Class B common stock.

     The authorization of additional shares of Class A common stock of Pegasus will not, by itself, have any effect on the rights of holders of existing stock. Depending on the circumstances, any issuance of additional shares of Class A common stock could affect the existing holders of shares of Class A common stock by diluting the per share earnings, book value per share and the voting power of the outstanding shares of Class A common stock. Under Pegasus' certificate of incorporation, Pegasus' stockholders do not have preemptive rights to acquire capital stock which may be issued by Pegasus.

     Although Pegasus' certificate of incorporation and by-laws do not have specific provisions designed to discourage certain transactions involving a change in control of Pegasus, its capital structure could prevent a change of control of Pegasus. Under Pegasus' current capital structure, Mr. Pagon beneficially owns all of the Class B common stock. The Class B common stock is entitled to 10 votes per share. Therefore, Mr. Pagon controls the majority of Pegasus' voting power and has the ability to prevent any reasonably foreseeable attempt to acquire Pegasus through a merger, consolidation, sale of assets or successful tender offer.

     Although Pegasus' board of directors is not proposing the authorization of the additional shares of Class A common stock as an "anti-takeover" device, it is possible that such additional shares could be used to discourage or impede a tender offer or other attempt to gain control of Pegasus. For example, in the event of a hostile attempt to take over control of Pegasus, it may be possible for Pegasus to impede the attempt by issuing shares of the Class A common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of Pegasus. Alternatively, the stock could be privately placed with purchasers who would support the board in opposing a hostile takeover attempt. Such devices could deter certain types of transactions that might be proposed, whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of Pegasus' officers and directors to retain their positions.

     If the 200,000,000 additional shares of Class A common stock are authorized, no further action or authorization by Pegasus' stockholders will be necessary prior to the issuance of such shares of Class A common stock, except as might be required for a particular transaction by applicable law or by agreements with or policies of any exchange or market on which Pegasus' securities are listed or traded. The board of directors has no present plans with respect to the issuance of any of the additional shares of Class A common stock proposed to be authorized.

     The affirmative vote of holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, is required to approve the amendment to the certificate of incorporation.

     The board of directors recommends voting "for" proposal 4.

PROPOSAL 5: AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS B COMMON STOCK FROM 15,000,000 TO 30,000,000 SHARES

     Pegasus' board of directors is proposing an amendment to Article Fourth of Pegasus' certificate of incorporation, as amended, increasing the number of authorized shares of Class B common stock, par value $0.01 per share, from 15,000,000 to 30,000,000 shares. The text of the proposed amendment is attached as Annex V to this proxy statement/prospectus. For convenience, Annex V reflects the amendments proposed in Proposals 4, 5, 6 and 7, although those proposals are not contingent on one another.

     If the 15,000,000 additional shares of Class B common stock are authorized, no further action or authorization by Pegasus' stockholders will be necessary prior to the issuance of such shares of Class B common stock in connection with a stock split or dividend or similar transaction. However, any other issuance of Class B common stock would require the approval of the holders of Class A common stock and Class B common stock voting separately and not as a single class.

     As of February 25, 2000, 4,581,900 shares of Class B common stock were outstanding. If the board of directors decides to issue additional shares of Class A common stock in connection with a stock split, stock dividend or similar transaction, Pegasus' certificate of incorporation requires that parallel action be simultaneously taken with respect to the Class B common stock so as not to affect the relative voting percentages of the holders of Class A and Class B common stock. The purpose of the amendment is to have enough Class B common stock available for this purpose. In fact, Pegasus will be limited in its ability to effect a stock split of its Class A common stock unless the authorized shares of Class B common stock are increased. To date, the board of directors has not decided to do any such transaction.

     The authorization of additional shares of Class B common stock of Pegasus will not, by itself, have any effect on the rights of holders of existing stock. Any issuance of additional Class B Common Stock requires the vote of Class A common stock unless the issuance is in connection with a stock dividend or stock split (which would not affect the relative economic and voting rights of the two classes). Depending on the circumstances, any issuance of additional shares of Class B common stock could affect the existing holders of shares of Class A common stock by diluting the per share earnings, book value per share and the voting power of the outstanding shares of Class A common stock. Under Pegasus' certificate of incorporation, Pegasus' stockholders do not have preemptive rights to acquire capital stock which may be issued by Pegasus.

     Although Pegasus' certificate of incorporation and by-laws do not have specific provisions designed to discourage certain transactions involving a change in control of Pegasus, its capital structure could prevent a change of control of Pegasus. Under Pegasus' current capital structure, Mr. Pagon beneficially owns all of the Class B common stock. The Class B common stock is entitled to 10 votes per share. Therefore, Mr. Pagon controls the majority of Pegasus' voting power and has the ability to prevent any reasonably foreseeable attempt to acquire Pegasus through a merger, consolidation, sale of assets or successful tender offer.

     Although Pegasus' board of directors is not proposing the authorization of the additional shares of Class B common stock as an "anti-takeover" device, it is possible that such additional shares could be used to discourage or impede a tender offer or other attempt to gain control of Pegasus. For example, in the event of a hostile attempt to take over control of Pegasus, it may be possible for Pegasus to impede the attempt by issuing shares of the Class B common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of Pegasus. Such a device could deter certain types of transactions that might be proposed, whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of Pegasus' officers and directors to retain their positions.

     The affirmative vote of holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, voting separately and not as a single class, is required to approve the amendment to the certificate of incorporation.

     Pegasus' board of directors recommends voting "for" proposal 5.

PROPOSAL 6: AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF NON-VOTING COMMON STOCK FROM 20,000,000 TO 200,000,000 SHARES

     Pegasus' board of directors is proposing an amendment to Article Fourth of Pegasus' certificate of incorporation, as amended, increasing the number of authorized shares of non-voting common stock, par value $0.01 per share, from 20,000,000 to 200,000,000 shares. The text of the proposed amendment is attached as Annex V to this proxy statement/prospectus. For convenience, Annex V reflects the amendments proposed in Proposals 4, 5, 6 and 7 although those proposals are not contingent on one another.

     As of February 25, 2000, no shares of non-voting common stock were outstanding.

     The board of directors believes that the proposed additional 180,000,000 shares of authorized non-voting common stock will provide Pegasus with needed flexibility to issue non-voting common stock for proper corporate purposes which may be identified in the future, such as to raise equity capital or issue convertible debt, to make acquisitions through the issuance of non-voting common stock, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans or to pay a stock dividend of non-voting common stock on its common stock. Although Pegasus continually evaluates alternatives for raising capital and acquisition opportunities and conducts preliminary discussions in connection with acquisitions, Pegasus has no present agreements, arrangements or commitments with respect to any financing or acquisition that are dependent on increasing the currently authorized number of shares of non-voting common stock. The authorization of the additional shares will enable Pegasus to continue to consider such alternatives and opportunities and to act promptly if appropriate circumstances arise which require the issuance of such shares.

     The authorization of additional shares of non-voting common stock of Pegasus will not, by itself, have any effect on the rights of holders of existing stock. Depending on the circumstances, any issuance of shares of non-voting common stock could affect the existing holders of shares of Class A common stock by diluting the per share earnings, book value per share and the voting power of the outstanding shares of Class A common stock. Under Pegasus' certificate of incorporation, Pegasus' stockholders do not have preemptive rights to acquire capital stock which may be issued by Pegasus.

     Although Pegasus' certificate of incorporation and by-laws do not have specific provisions designed to discourage certain transactions involving a change in control of Pegasus, its capital structure could prevent a change of control of Pegasus. Under Pegasus' current capital structure, Mr. Pagon beneficially owns all of the Class B common stock. The Class B common stock is entitled to 10 votes per share. Therefore, Mr. Pagon controls the majority of Pegasus' voting power and has the ability to prevent any reasonably foreseeable attempt to acquire Pegasus through a merger, consolidation, sale of assets or successful tender offer.

     If the 180,000,000 additional shares of non-voting common stock are authorized, no further action or authorization by Pegasus' stockholders will be necessary prior to the issuance of such shares of non-voting common stock, except as might be required for a particular transaction by applicable law or by agreements with or policies of any exchange or market on which Pegasus' securities are listed or traded. The board of directors has no present plans with respect to the issuance of any of the additional shares of non-voting common stock proposed to be authorized.

     The affirmative vote of holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock voting together as a single class, is required to approve the amendment to the certificate of incorporation.

     Pegasus' board of directors recommends voting "for" proposal 6.

PROPOSAL 7: AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
   AUTHORIZED SHARES OF PREFERRED STOCK FROM 5,000,000 TO 20,000,000 SHARES

     Pegasus' board of directors is proposing an amendment to Article Fourth of Pegasus' certificate of incorporation, as amended, increasing the number of authorized shares of preferred stock, par value $0.01 per share, from 5,000,000 to 20,000,000 shares. The text of the proposed amendment is attached as Annex V to this proxy statement/prospectus. For convenience, Annex V reflects the amendments proposed in Proposals 4, 5, 6 and 7, although those proposals are not contingent on one another.

     As of February 25, 2000, of the 5,000,000 shares of preferred stock that we are authorized to issue, approximately 143,684 shares have been designated as Series A preferred stock, 5,707 shares have been designated as Series B junior convertible participating preferred stock, 3,000,000 shares have been designated as Series C convertible preferred stock, 22,500 shares have been designated as Series D junior convertible participating preferred stock and 10,000 shares have been designated as Series E junior convertible participating preferred stock. For more information regarding the rights, privileges and preferences of these different series of preferred stock, see Description of Capital Stock.

     Pegasus' board of directors believes that the proposed additional 15,000,000 shares of authorized preferred stock will provide Pegasus with needed flexibility in pursuing future financing opportunities or acquisitions or for such other proper corporate purposes as may be identified in the future. Pegasus could enter into financing arrangements that involve the issuance of depository shares representing interests in Pegasus' preferred stock. This would serve to reduce the number of shares of preferred stock needed for such financings. However, the issuance of depository shares is more cumbersome and expensive to Pegasus than the issuance of preferred stock. Pegasus has no present agreements, arrangements or commitments with respect to any financing arrangements or acquisitions that are dependent on increasing the currently authorized number of shares of preferred stock. The authorization of the additional shares will enable Pegasus to continue to consider such alternatives and opportunities and to act promptly if appropriate circumstances arise which require the issuance of such shares.

     The authorization of additional shares of preferred stock will not, by itself, have any effect on the rights of holders of existing stock. Depending on the circumstances, any issuance of additional shares of preferred stock, in one or more series, could affect the existing holders of shares of Class A common stock, Class B common stock and Series B, Series D and Series E junior convertible participating preferred stock by designating preferred stock which has voting, dividend, liquidation and other rights, privileges and preferences over the Class A common stock, the Class B common stock and the Series B, Series D and Series E junior convertible participating preferred stock.

     Although Pegasus' certificate of incorporation and by-laws do not have specific provisions designed to discourage certain transactions involving a change in control of Pegasus, its capital structure could prevent a change of control of Pegasus. The certificates of designation for the Series A preferred stock and Series C convertible preferred stock place certain restrictions on Pegasus' ability to enter into a change of control transaction. See Description of Capital Stock -- Description of Series A Preferred Stock and -- Series C Convertible Preferred Stock. Future designations and issuances of additional series of preferred stock could place similar or other restrictions on Pegasus' ability to enter into change of control transactions.

     Although the board of directors is not proposing the authorization of the additional shares of preferred stock as an "anti-takeover" device, it is possible that such preferred stock could be used to discourage or impede a tender offer or other attempt to gain control of Pegasus, whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of Pegasus' officers and directors to retain their positions.

     If the 15,000,000 additional shares of preferred stock are authorized, no further action or authorization by Pegasus's stockholders will be necessary prior to the designation and issuance of such shares of preferred stock, except as might be required for a particular transaction by applicable law or by agreements with or policies of any exchange or market on which Pegasus' securities are listed or traded. Pegasus' board of directors has no present plans with respect to the designation and issuance of any of the additional shares of preferred stock proposed to be authorized.

     The affirmative vote of holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, and the approval of the Series A preferred stock and Series C convertible preferred stock voting together as a single class is required to approve this amendment to the certificate of incorporation. Pegasus intends to solicit written consents to the amendment directly from holders of its preferred stock. It is possible that Pegasus will pay a consent fee in an amount to be determined to consenting holders. No consent fee will be paid to any holder of common stock.

     Pegasus' board of directors recommends voting "for" proposal 7.

                           PROPOSAL 8: OTHER MATTERS

     Pegasus' board of directors knows of no matters to be presented for action at the special meeting other than those set forth in the attached notice and customary procedural matters. However, if any other matters should properly come before the meeting or any adjournments or postponements thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the SEC, in accordance with the judgment of the persons voting such proxies.

                                  THE MERGER

     The following is a brief summary of the material provisions of the merger agreement and related transactions and agreements, including the voting agreement and registration rights agreement. This summary is qualified in its entirety by reference to the full and complete text of the merger agreement, the voting agreement and the registration rights agreement. A copy of the merger agreement, as amended, and the form of voting agreement are attached as Annexes I and II to this proxy statement/prospectus. All of these documents are incorporated herein by reference.

The Merger Agreement

     When the merger becomes effective, Golden Sky will become a wholly-owned subsidiary of Pegasus.

     Conversion of Golden Sky Capital Stock

     When the merger becomes effective, stockholders of Golden Sky will receive the following amount of Pegasus' Class A common stock in total:

   o 6,500,000 shares, minus

   o up to 280,741 shares, depending on how many shares of Golden Sky stock Pegasus is required to purchase from Golden Sky stockholders as described below, minus

   o the number of shares covered by stock options that Pegasus will issue to replace existing Golden Sky stock options and warrants, currently estimated at 414,667 shares, minus

   o shares that would otherwise be issued to Golden Sky stockholders who exercise their dissenters' appraisal rights.

     The Golden Sky stockholders have also agreed to bear the costs of investment banking, brokerage and financial advisory services to Golden Sky and its stockholders in connection with the merger. If they do not pay these costs before the merger becomes effective, the amount of the costs will be deducted from the Pegasus stock received by the Golden Sky stockholders. The deduction will be based on the average closing price of the Pegasus Class A common stock for the last five trading days before the merger is completed.

     No Pegasus stock will be issued on account of any Golden Sky stock owned by Pegasus or held in treasury. This will not further reduce the total shares Pegasus will issue. No Pegasus stock will be issued on account of dissenting Golden Sky shares; this will reduce the total shares Pegasus will issue.

     Pegasus may deduct, withhold, and be credited for such amounts as required under the Internal Revenue Code or any other provision of tax law in connection with the shares of Pegasus stock to be issued in the merger. When the merger becomes effective, Golden Sky's stock transfer books will be closed without any further registration of Golden Sky's capital stock on the records of Golden Sky.

     Cash Purchases of Golden Sky Stock by Pegasus

     Pegasus has agreed in the merger agreement to purchase for cash Golden Sky stock from stockholders that Golden Sky designates to Pegasus. The purchase is to occur shortly after the Hart-Scott-Rodino waiting period for the merger expires or is terminated early. The purchase price will be up to $25.0 million, depending on how many shares of Golden Sky the selling stockholders want to sell. The minimum percentage of Golden Sky stock that Pegasus will own on a fully diluted basis as a result of the purchase will be approximately 4.3% if Pegasus is required to pay the full $25.0 million, and proportionately less if Golden Sky stockholders want to sell less.

     Any amount that Pegasus pays for Golden Sky stock under this agreement will reduce the number of shares Pegasus will issue to the remaining Golden Sky stockholders at the closing of the merger. The reduction will be based on a Pegasus per-share price of $89.05, which was the average closing price for the five trading days before the parties signed the merger agreement. If Pegasus pays the full $25.0 million, the reduction will be 280,471 shares of Pegasus Class A common stock.

     Conversion Ratios

     The total number of shares of Pegasus' Class A common stock to be received by each stockholder of Golden Sky will depend upon the class and series of Golden Sky stock held, as described below. This description has been furnished by Golden Sky.

     In determining the conversion ratio for Golden Sky's Series A and Series B convertible participating preferred stock, each share is effectively treated as if it had been converted, on the closing date of the merger, into:

   o the number of shares of Golden Sky common stock into which it could be converted in accordance with the conversion provisions of Golden Sky's certificate of incorporation; and

   o one share of Golden Sky's Series A or B redeemable preferred stock, respectively.

     To provide the redeemable preferred stock component, the stockholders will receive, for each share of convertible participating preferred stock, shares of Pegasus' Class A common stock having a value, based upon its market price on the closing date, equal to the liquidation preference amount of the convertible participating preferred stock as defined in Golden Sky's certificate of incorporation. The liquidation preference amount for each share of the Series A and B convertible participating preferred stock will be $100 for Series A and $200 for Series B, plus accrued dividends.

     Although there are currently no outstanding shares of Golden Sky's Series A, B or D redeemable preferred stock, Golden Sky could be required to issue shares of these series on or before the closing date. Shares of Series A and B redeemable preferred stock which actually are outstanding as of the closing date, if any, will be converted into the number of shares of Pegasus' Class A common stock having a value equal to the redemption price of the Series A or B redeemable preferred stock. Any outstanding shares of Series D redeemable preferred stock as of the closing date will be converted into the number of shares of Pegasus' Class A common stock having a value equal to the preferred liquidation preference amount of the Series D redeemable preferred stock.

     After the allocation describd above, the remaining shares of Pegasus' Class A common stock to be issued in the merger transaction will be allocated, pro rata, among:

   o the outstanding shares of Golden Sky common stock;

   o the shares of common stock that would be issuable upon conversion on the closing date of the outstanding shares of Series A and B convertible participating preferred stock and the outstanding shares of Series C senior convertible preferred stock; and

   o Golden Sky's outstanding options and warrants as if fully exercised on the closing date.

     As an example of this conversion mechanism, the table below shows how the merger consideration would be allocated if:

   o the closing date were January 10, 2000;

   o approximately 6,426,000 shares of Pegasus' Class A common stock were issued to Golden Sky's stockholders and option and warrant holders as the aggregate amount of merger consideration, after giving effect to Golden Sky's estimated transaction costs;

   o Golden Sky's stockholders elect not to sell any shares to Pegasus prior to the closing of the merger;

   o no Series D redeemable preferred stock were issued on or before the closing date; and

   o no shares, warrants or options were converted or exercised on or before the closing date.

This illustration is provided simply to demonstrate how the conversion process works, and the actual amounts to be received could vary depending on the closing date, any future issuances or conversions of Golden Sky securities, adjustments to the merger consideration pursuant to the terms of the merger agreement and other factors.

                            Number of                                          Converted Into
                      Golden Sky Securities                             Pegasus Class A Common Stock
----------------------------------------------------------------   --------------------------------------
1 share of Series A convertible participating preferred stock                   8.036 shares
1 share of Series B convertible participating preferred stock                   9.323 shares
1 share of Series C senior convertible preferred stock .........                7.124 shares
1 share of common stock ........................................                6.279 shares
Options exercisable for 1 share of common stock ................    Options exercisable for 6.279 shares
Warrants exercisable for 1 share of common stock ...............   Warrants exercisable for 6.279 shares

     Fractional Shares

     Pegasus will not issue fractional shares in the merger. Instead, Pegasus will pay cash for the fractional amount based on the average closing price of the Class A common stock for the last five trading days before the merger is completed. This calculation will be based on all shares held of record by the particular holder.

     Representations and Warranties

     The merger agreement contains representations and warranties relating to the parties' business and properties and other customary matters.

     Certain Covenants

     The merger agreement contains certain covenants by the parties between the date of the merger agreement and the closing of the merger. Among other things, these covenants limit Golden Sky's ability to engage in acquisitions, amend the Golden Sky indentures, amend the Golden Sky credit facility, declare or pay dividends or make other distributions to its stockholders, redeem or repurchase any stock, issue additional warrants or options to acquire stock, incur material debt, or make any loans other than in the ordinary course.

     For the period following closing, Pegasus has agreed that it will not amend Golden Sky's certificate of incorporation or bylaws to adversely affect indemnification rights of directors and officers of Golden Sky relating to matters before the closing and will maintain insurance coverage for such matters for a period of six years after the closing date of the merger.

     Conditions

     All obligations of the parties to the merger agreement will be subject to the fulfillment by the other party at or prior to closing of, among other things, each of the following conditions, any of which may be waived by the respective party in its sole discretion, except as not permitted by law:

   o the accuracy of the representations and warranties made by the other party and the compliance by the other party with applicable covenants;

   o the obtaining of all requisite consents or approval by any governmental authority or other persons, and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

   o the approval of the merger proposal by Pegasus' and Golden Sky's stockholders;

   o the absence of a material adverse change with respect to the other party;

   o the absence of certain litigation or related actions affecting the other party; and

   o the delivery of certain documents by the parties.

     Pegasus' obligation to effect the merger is also subject to, among other things, the following conditions, any of which Pegasus may waive in its sole discretion, except as prohibited by law:

   o the period for the assertion of dissenters' rights pursuant to Section 262 of the Delaware General Corporation Law shall have expired and the holders of the Golden Sky capital stock entitled to receive no more than 10.0% of Class A common stock to be issued in the merger shall have perfected their dissenters' appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the merger; and

   o all required third party and shareholder consents having been obtained.

     Golden Sky's obligation to effect the merger is also subject to, among other things, the following conditions, any of which Golden Sky may waive in its sole discretion, except as prohibited by law:

   o The shares of Pegasus Class A common stock issuable in the merger and those to be reserved for issuance upon exercise of the options and warrants issued in the replacement of Golden Sky options and warrants shall have been approved for listing on the Nasdaq National Market upon official notice of issuance; and

   o The registration statement, of which this proxy statement/prospectus is a part, shall have become effective and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted.

Termination

     The merger agreement may be terminated at any time prior to closing as provided below.

    o By mutual consent of Pegasus and Golden Sky.

    o By either party, if any of the other parties have materially breached any representation, warranty, or covenant contained in the merger agreement, such other party was notified of the breach and the breach continued without cure for 30 days after such notice.

    o By Golden Sky if:

      o Pegasus makes acquisitions outside the DIRECTV distribution business that reduce its DIRECTV distribution revenues to less than 75.0% of its total revenues,

      o Pegasus disposes of any of its DIRECTV distribution business, except in connection with the acquisition of other DIRECTV distribution businesses if the transactions do not result in a net decrease in its total DIRECTV distribution revenues of greater than 10.0%,

      o Pegasus incurs over $50.0 million of additional debt, except in connection with acquisitions or under its credit facility,

      o Pegasus declares or pays dividends or redeems or repurchases its stock, with certain exceptions, or

      o Pegasus enters into certain other transactions involving more than $50.0 million.

    o By either party, if the closing shall not have occurred on or before June 30, 2000, otherwise than because of a breach by the terminating party of any of its representations, warranties or covenants under the merger agreement. However, this date can be extended by Golden Sky to as late as September 30, 2000 under certain limited circumstances.

     Survival of Representations and Warranties and Covenants

     The representations and warranties of the parties contained in the merger agreement will not survive closing other than those relating to Golden Sky's expenses, calculation of Pegasus Class A common stock to be received by Golden Sky's shareholders and outstanding warrants and options, the validity of the shares of Pegasus Class A common stock issued to Golden Sky and the parties' liabilities and financial statements. All of these representations and warranties will expire six months after the closing unless a breach is asserted before that date. Some covenants and agreements in the merger agreement will expire upon closing or termination of the merger agreement, and others survive indefinitely.

     Indemnification Provisions

     The Golden Sky stockholders, solely out of the escrow described below, will be required to indemnify Pegasus and its related parties from certain matters, including the following:

   o breaches of representations and warranties that survive the closing (see -- Survival of Representations and Warranties and Covenants);

   o material misstatements in and omissions from Golden Sky's 1999 annual report on SEC Form 10-K when filed;

   o any failure by Golden Sky to comply with certain satellite legislation;

   o any claim that Golden Sky failed to consummate any acquisition in violation of a legal obligation to do so; and

   o specified amounts related to the purchase of certain minority interests.

     Indemnification is available to Pegasus and its related parties only for claims asserted within six months after the closing of the merger, and is subject to the limitations described below.

     Pegasus will be required to indemnify the Golden Sky stockholders and their related parties from breaches of Pegasus' representations and warranties that survive the closing (see -- Survival of Representations and Warranties and Covenants) and from certain material misstatements in and omissions from the registration statement of which this proxy statement/ prospectus is a part. Indemnification is available to the Golden Sky indemnitees only for claims asserted within six months after the closing of the merger, and is subject to the limitations described below.

     The Pegasus indemnitees and the Golden Sky indemnitees will be entitled to indemnification only if the total of all claims exceed $25.0 million in the aggregate, in which case indemnification will cover the first $25.0 million as well as the excess. These limitations do not apply to breaches of representations and warranties concerning the validity of the shares of Pegasus' Class A common stock issued to Golden Sky or Golden Sky's outstanding warrants and options or its liability for investment banking, brokerage and financial advisory services relating to the merger.

     In general, the indemnity obligation of the Golden Sky stockholders is limited to 975,000 of the shares of Class A common stock issued and received in the merger. Those shares will be deposited into escrow. Indemnity claims established in favor of the Pegasus indemnitees will be satisfied only by delivery of escrowed shares, valued at the average closing price for the five trading days before the closing date of the merger. The indemnity obligation of the Golden Sky stockholders is limited to the escrowed shares. These limitations do not apply to breaches of representations and warranties concerning outstanding Golden Sky warrants and options or to Golden Sky's liability for investment banking, brokerage and financial advisory services relating to the merger. If shares of Class A common stock are required to be transferred, any dividends and other distributions previously made on such shares are required to be transferred as well.

     Indemnity claims established in favor of the Golden Sky indemnitees will be satisfied only by the delivery by Pegasus of additional shares of Class A common stock, valued at the average closing price for the five trading days before the closing date of the merger, and are limited to 975,000 additional shares of Class A common stock. If Pegasus pays any dividend or makes any other distribution on its Class A common stock before delivering additional shares in satisfaction of an indemnity claim, it will also be required to deliver the amount of cash, securities or other property that the Golden Sky indemnitees would have received if they had owned the additional shares on the date of the dividend or distribution.

Voting Agreement

     In 1998, when Pegasus acquired Digital Television Services, it entered into a voting agreement with Digital Television Services' principal stockholders. That voting agreement will be amended at the closing of the merger to include two of the principal Golden Sky stockholder groups, Alta Communications VI, L.P. and two of its affiliates, and Spectrum Equity Investors L.P. and one of its affiliates.

     The amended voting agreement will cover:

   o all shares of Pegasus common stock held by Mr. Pagon and entities he controls;

   o all shares of Pegasus' Class A common stock received in the merger by Alta and Spectrum; and

   o all shares of Pegasus' Class A common stock received in the 1998 acquisition of Digital Television Services, and still held, by Fleet Equity Partners and its affiliates.

The original voting agreement also covered Pegasus Class A common stock acquired by an affiliate of J.H. Whitney & Co. in the acquisition of Digital Television Services. That affiliate of Whitney disposed of those shares, however, and no longer has rights under the voting agreement. The original voting agreement also covered Pegasus Class A common stock acquired by Columbia Capital Corporation and one of its subsidiaries in the acquisition of Digital Television Services. Columbia Capital Corporation and its subsidiaries and their respective owners have sold more than one-half of the shares originally received by them. Columbia Capital Corporation has therefore lost its right to designate a director under the voting agreement.

     Voting; Size of Pegasus' Board of Directors; Committees

     During the term of the amended voting agreement, Pegasus' board of directors will consist of at least eleven members, unless the size of the board is reduced as provided below. Of those eleven directors:

     o Mr. Pagon will be entitled to designate four;

     o Alta will be entitled to designate one;

     o Spectrum will designate one;

     o Fleet will be entitled to designate one; and

     o Three will be independent directors, as defined in the voting agreement.


Each party to the voting agreement will be required to vote all of its covered shares for such persons' election as directors.

     Alta has advised Pegasus that it intends to designate initially Robert F. Benbow. Spectrum has advised Pegasus that it intends to designate initially William P. Collatos. Fleet's current designee is Riordon B. Smith. Four independent directors currently serve on Pegasus' board: James J. McEntee, III, Mary C. Metzger, Donald W. Weber and William P. Phoenix. Michael C. Brooks, who was designated by Whitney under the original voting agreement, has advised Pegasus that he intends to resign from the board at the time of the special meeting. Harry F. Hopper III, who was designated by Columbia, will continue to serve following the special meeting. Mr. Pagon's current designees are himself and Robert N. Verdecchio, and both will continue to serve as such. Mr. Pagon has advised Pegasus that he intends to designate Ted S. Lodge, an officer of the Company, as his third designee to the board, to be elected upon Mr. Brooks's resignation at the time of the special meeting. Mr. Pagon has not yet decided on his fourth designee.

     If any of Alta, Spectrum or Fleet ceases to be entitled to designate a director, such person's designee will be required to resign at Mr. Pagon's request, and Pegasus' board of directors, excluding such person's designee, will determine whether or not to eliminate the directorship held by such person's designee. See -- Termination. In the event Pegasus' board of directors determines not to so reduce its size, the nominating committee will nominate an independent director to fill the vacancy. The parties to the voting agreement will have no obligation to vote for any such nominee, but will be obligated to vote for a person who satisfies the voting agreement's definition of independent director. In the event of an increase in the size of Pegasus' board of directors, the position so created must be filled by an independent director, but no party to the voting agreement will have of any obligation to vote for the nominating committee's nominee to fill such position.

     The voting agreement also specifies that committees of Pegasus' board of directors will consist of an audit committee, a compensation committee, and a nominating committee. Each committee will consist of one director designated by a majority of the designees of Alta, Spectrum and Fleet, one of the independent directors, and one director designated by Mr. Pagon.

     Termination

     The obligation to vote covered shares as specified in the voting agreement will terminate as to any covered shares transferred other than to related persons specified in the voting agreement. In addition, the right of the Alta, Spectrum and Fleet entities to designate a director terminates when that entity or various persons related to such entity cease owning one-half of the shares originally received by each of them in the Digital Television Services merger or Golden Sky merger, as the case may be. Columbia's designation right has terminated.

     Alta, Spectrum or Fleet will lose its right to designate its director if a majority of the independent directors determine:

   o that its designee commits a breach of fiduciary duty to Pegasus or a material violation of any federal or state securities law in connection with the purchase or sale of any of Pegasus' securities;

   o that it commits a material violation of any federal or state securities law in connection with the purchase or sale of any of Pegasus' securities;


   o that it violates any noncompetition or confidentiality agreement with Pegasus;

   o that it owns, controls, manages or is financially interested, directly or indirectly, in any business (other than a less than 5% interest in a publicly held company) that competes with Pegasus in any geographic area in which it does business; but this clause will not apply to investments held on November 8, 1997 (in the case of Fleet) or January 10, 2000 (in the case of Alta or Spectrum), to any investment in a business that comes into competition with Pegasus as a result of Pegasus' expansion of its business by acquisition or otherwise, or to certain investments in investment funds or pools that may make or hold an investment in a competitive business, and unless prior to the exercise by a majority of the independent directors of the right to terminate the stockholder's right to designate a director, such stockholder is given notice of the potential applicability of this clause, and fails to cure or modify the relationship to the satisfaction of a majority of the independent directors;

   o such stockholder violates its voting obligations under the voting agreement; or

   o such person's designee shall take or omit to take any action in his capacity as a director of Pegasus or member of any committee of Pegasus' board of directors in a manner materially inconsistent with the voting agreement, and the person who has the right to designate such director has not obtained his resignation within 30 days after being requested to do so by Pegasus' board of directors.

     In the event that Alta, Spectrum and Fleet lose their right to designate a director as provided above, the voting agreement will terminate as to such stockholders and its voting provisions and requirements concerning the nominating committee will not apply to such stockholders at the next election of directors.

     Golden Sky Designees

     Alta has advised Pegasus that it proposes to designate Robert F. Benbow to Pegasus' board of directors. Spectrum has advised Pegasus that it intends to designate William P. Collatos to Pegasus' board of directors.

     Robert F. Benbow has been a director of Golden Sky and its predecessors since February 1997. He is a Vice President of Burr, Egan, Deleage & Co., a private venture capital firm, and a managing general partner of Alta Communications, Inc., a private venture capital firm. Prior to joining Burr, Egan, Deleage & Co. in 1990, Mr. Benbow spent 22 years with the Bank of New England N.A., where he was a Senior Vice President responsible for special industries lending in the areas of media, project finance and energy. Additionally, he serves as a director of Diginet Americas, Inc., a fixed wireless local loop service provider throughout South America, of Advanced Telcom Group, Inc., a competitive local exchange carrier, and of Preferred Networks, Inc., a public paging company.

     William P. Collatos has been a director of Golden Sky and its predecessors since March 1997. He is a managing general partner of Spectrum Equity Investors, a private equity investment firm focused on the communications services, networking infrastructure, electronic commerce and media industries, which he founded in 1993. He serves as a director of Galaxy Telecom, GP, the general partner of Galaxy Telecom, L.P., which owns, operates and develops cable television systems, ITXC Corp., a global provider of Internet-based voice, fax and voice-enabled services, and JazzTel, a competitive local exchange provider based in Madrid, Spain.

Registration Rights Agreement

     On the closing date, a registration rights agreement will be entered into which will provide certain of Golden Sky's stockholders and possibly certain members of Golden Sky's senior management with certain registration rights, including underwritten demand, shelf and piggyback registration rights.

     Transfer Restrictions

     If the existing registration rights agreement among Pegasus and certain former stockholders of Digital Television Services is amended as provided in the merger areement, each person signing the Golden Sky registration rights agreement will agree in the registration rights agreement not to sell, transfer or otherwise dispose of any of the shares covered by the registration rights agreement before six months after the closing of the merger, other than transfers to permitted transferees or in connection with certain registered public sales.

     Underwritten Demand Registrations

     The holders of registration rights will be entitled to two demand registrations, each covering sales of Class A common stock in an underwritten public offering. Each demand registration right may be exercised between six months after the closing of the merger and the fifth anniversary of the closing. The holders' request must include at least 10% of the Class A common stock issued in the merger. With certain exceptions, holders will not be entitled to a demand registration for 360 days after the effective date of a registration statement filed by Pegasus for an underwritten public offering of common stock if Pegasus offered to include the holders' shares of Class A common stock in such registration statement. The holders' underwritten demand registration rights are subject to certain suspension rights by Pegasus in case of material developments.

     S-3 Shelf Registrations

     Each request for a shelf registration may be exercised between six months after the closing of the merger and the fifth anniversary of the closing date by holders requesting to include not fewer than 100,000 shares of Class A common stock. Any shelf registration statement will not be required to remain effective for more than 180 days and may not be requested earlier than 180 days after the effective date of any earlier shelf registration. The holders' right to sell under any shelf registration statement is subject to certain suspension rights by Pegasus in case of material developments.

     Piggyback Registrations

     Holders will be entitled to piggyback registration rights, subject to certain "cut-back" and similar provisions.

     Expenses

     Pegasus will generally bear registration expenses incurred under the registration rights agreement with the exception of underwriting commissions and other similar selling expenses.

     Control of Registration Rights

     Alta and Spectrum will have complete and absolute discretion to decide when registration rights are to be exercised, what holders will be included in or excluded from any registration, how many shares will be included, and how those shares will be allocated among holders.


Consequences Under Debt Agreements and Preferred Stock Terms

     Pegasus intends to designate Golden Sky and its subsidiaries as unrestricted subsidiaries under the indentures relating to its senior notes and under the certificate of designation relating to its Series A preferred stock. The consequences of this are, among other things:

   o that Golden Sky will not be subject to compliance with many of the covenants and operating restrictions imposed by Pegasus' senior notes indentures and certificate of designation;

   o that neither Golden Sky's indebtedness nor the results of its operations will enter into the determination of Pegasus' ability to incur indebtedness, pay dividends, or make investments and other restricted payments;

   o that Pegasus and its restricted subsidiaries may not make loans to or guarantee indebtedness of Golden Sky;

   o that Golden Sky may not make loans to or guarantee indebtedness of Pegasus or any of its restricted subsidiaries; and

   o that all transactions between Pegasus and its restricted subsidiaries, on the one hand, and Golden Sky, on the other hand, must be carried out on arm's-length terms and, in certain cases, must be supported by a fairness opinion from an investment banking firm of national standing.

     Pegasus' existing direct broadcast satellite business is conducted by restricted subsidiaries of Pegasus Media & Communications, Inc., a first-tier subsidiary of Pegasus. The Pegasus Media & Communications notes indenture requires that transactions between Pegasus Media & Communications and its subsidiaries, on the one hand, and affiliates of Pegasus Media & Communications, such as Golden Sky will be after the closing of the merger, on the other hand, must be carried out on arm's length terms and, in certain cases, must be supported by a fairness opinion from an investment banking firm of national standing. The Golden Sky indentures contain similar provisions that will affect transactions between Golden Sky and Pegasus, Pegasus Media & Communications and their subsidiaries. Pegasus' credit facility contains similar requirements regarding arm's-length treatment. The Golden Sky credit facility prohibits all transactions with Pegasus except allocations of overhead and other shared expenses.

     Because of these provisions, dealings between Golden Sky's direct broadcast satellite business and Pegasus' other direct broadcast satellite businesses will need to be carried out with a greater degree of formality than is normally the case among wholly-owned subsidiaries of a common parent, and Pegasus will not have the same degree of flexibility to finance Golden Sky's continuing operations as a parent company not subject to these provisions would have. This may adversely affect the ability of Pegasus to fully integrate Golden Sky's business with Pegasus' other direct broadcast satellite business and may limit the advantages of the merger.

Certain Federal Income Tax Consequences

     The following summary of material federal income tax consequences is not intended to constitute advice regarding the federal income tax consequences of the merger. This summary does not discuss tax consequences under the laws of states or local governments or of any other jurisdiction or tax consequences to categories of stockholders that may be subject to special rules, such as foreign persons, tax-exempt entities, insurance companies, financial institutions and dealers in stocks and securities. Each holder of Pegasus' common stock and/or Golden Sky's capital stock is urged to obtain, and should rely only upon, his or her own tax advice.

     The merger is intended to be a tax-free reorganization for federal income tax purposes so that no gain or loss will be recognized by Golden Sky's stockholders, Pegasus' stockholders, Golden Sky or Pegasus, except as a result of any cash received by certain holders of Golden Sky's capital stock in connection with their sale to Pegasus of shares of Golden Sky's capital stock prior to the merger and any cash received in lieu of fractional shares or a Golden Sky stockholder's exercise of appraisal rights.

     Pegasus has received a tax opinion from its counsel to the effect that, for federal income tax purposes, the merger will constitute a "reorganization" within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and that the federal income tax consequences of the merger to the Golden Sky stockholders, the Pegasus stockholders, Golden Sky and Pegasus will be as follows:

   o No gain or loss will be recognized to the stockholders of Golden Sky upon their receipt of shares of Class A common stock in exchange for their Golden Sky capital stock;

   o The basis in the shares of Class A common stock to be received by the stockholders of Golden Sky in the merger will be the same as their basis in the Golden Sky capital stock exchanged therefor, reduced by the basis allocable to fractional shares;

   o The holding period of the shares of Class A common stock to be received by the stockholders of Golden Sky will include the period during which they held their Golden Sky capital stock exchanged therefor, provided such Golden Sky capital stock was held as a capital asset at the time of the merger;

   o Neither Golden Sky nor Pegasus will recognize gain or loss as a result of the merger;

   o Cash payments received by holders of the Golden Sky capital stock in lieu of a fractional share will be treated as if a fractional share of Class A common stock had been issued in the merger and then redeemed by Pegasus for cash. A holder of Golden Sky capital stock will generally recognize gain or loss upon such payment, equal to the difference, if any, between such holder's basis in the fractional share and the amount of cash received; and

   o A holder of Golden Sky capital stock who exercises appraisal rights in respect to all of such holder's shares will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such shares and the amount of cash received, provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the Internal Revenue Code, which will be the case if the dissenting stockholder does not directly or constructively own any shares of Class A common stock or Golden Sky capital stock after the merger. Such gain or loss will be a capital gain or loss, provided that such shares are held as a capital asset at the time of the merger. If the payment is essentially equivalent to a dividend, it will be treated as ordinary income to the extent of Golden Sky's current and accumulated earnings and profits, and any remaining amount will first be applied against the holder's basis in his, her, or its shares and will then be treated as gain from the exchange of property, as described above.

     The parties are not requesting a ruling from the Internal Revenue Service in connection with the merger. The tax opinion delivered by Drinker Biddle & Reath LLP neither binds the Internal Revenue Service or the courts nor precludes the Internal Revenue Service from adopting a contrary position. In addition, the tax opinion is subject to certain assumptions and qualifications and is based on the truth and accuracy of certain representations made by Golden Sky and Pegasus. Of particular importance are those assumptions and representations relating to the "continuity of interest," "control" and "continuity of business enterprise" requirements.

     To satisfy the "continuity of interest" requirement, Golden Sky's stockholders must not, pursuant to a plan or intent existing at or prior to the merger, sell or otherwise transfer to Pegasus or a party related to Pegasus so much of either their Golden Sky capital stock prior to the merger or their shares of Class A common stock to be received in the merger, such that the Golden Sky stockholders, as a group, would no longer have a substantial proprietary interest in the Golden Sky business being conducted by Pegasus after the merger. This includes, among other things, shares sold to Pegasus before the merger and shares disposed of pursuant to the exercise of dissenters' or appraisal rights, but will not include sales on the Nasdaq National Market. Golden Sky's stockholders will generally be regarded as having retained a substantial proprietary interest as long as the shares of Class A common stock received in the merger, after reduction for any dispositions described above, in the aggregate, represent at least 50% of the entire consideration received by the Golden Sky stockholders in the merger and in sales to Pegasus in advance of the merger. To satisfy the "continuity of business enterprise" requirement, Pegasus must continue the historic business conducted by Golden Sky or use a significant portion of the historic business assets of Golden Sky in a business. To satisfy the "control" requirement, Golden Sky stockholders owning at least 80% of the total voting power of all classes of Golden Sky capital stock entitled to vote and at least 80% of the total number of shares of all other classes of Golden Sky capital stock, must exchange their shares of Golden Sky capital stock for shares of Class A common stock. For purposes of the "control" requirement, the amount of stock constituting control is measured immediately before the transaction, and therefore, is affected by the number of shares of Golden Sky capital stock voted against the merger by stockholders who thereafter exercise their appraisal rights as dissenting stockholders and receive cash provided by Pegasus.

     A successful Internal Revenue Service challenge to the "reorganization" status of the merger as a result of a failure to satisfy the "continuity of interest," "control" or "continuity of business enterprise" requirements or otherwise would result in a Golden Sky stockholder recognizing gain or loss with respect to each share of Golden Sky capital stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the shares of Class A common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the shares of Class A common stock so received would equal their fair market value and the holding period for such shares would begin the day after the merger.

     Provided that the merger qualifies as a "reorganization," holders of warrants and options to acquire shares of Golden Sky capital stock will not recognize income upon the conversion of the warrants and options into warrants and options to purchase Class A common stock.

Accounting Treatment

     Upon consummation of the merger, Pegasus will account for the acquisition of Golden Sky using the purchase method of accounting. Accordingly, the consideration to be paid in the merger will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the effective time of the merger. Income (or loss) of Golden Sky prior to the effective time will not be included in income of the combined company.

     Pegasus expects that as a result of the merger, Golden Sky's intangible assets will increase by approximately $968.9 million, which will be amortized over a ten-year period resulting in a charge to earnings of approximately $96.9 million for each of the years in the period. Additionally, Pegasus expects to incur a one-time restructuring charge of approximately $3.0 million in connection with the merger.

Federal Securities Law Consequences

     All shares of Class A common stock received by the Golden Sky stockholders in the merger will be freely transferable -- subject to the agreement of certain Golden Sky stockholders, contained in the registration rights agreement, not to sell their shares of Class A common stock before six months after the closing of the merger. However, shares of Class A common stock received by any person who is deemed to be an "affiliate," as such term is defined under the Securities Act of 1933, of Golden Sky prior to the merger or of Pegasus after the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or Rule 144 in the case of a person who becomes an affiliate of Pegasus, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Golden Sky or Pegasus generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

     Pegasus' Selected Historical and Pro Forma Consolidated Financial Data

     The following selected consolidated financial data should be read in conjunction with our consolidated financial statements, related notes thereto, pro forma consolidated financial information and other financial information, and Pegasus Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this proxy statement/prospectus. The consolidated statement of operating data for the fiscal years ended December 31, 1995, 1996, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1995, 1996, 1997, 1998 and 1999 are derived from the audited consolidated financial statements previously filed with the SEC. The statement of operating data reflect net revenues and operating expenses from our continuing operations. The results of operations from the entire cable segment have been classified as discontinued and certain amounts for 1995 through 1998 have been restated. You should also read the paragraphs that follow this table, which explain certain portions of the table.

                                                                       Years Ended December 31,
                                                                --------------------------------------
Statement of Operating Data:                                        1995         1996         1997
                                                                (Dollars in thousands, except per share
                                                                                data)
Net revenues:
 DBS .........................................................   $   1,469     $  5,829     $  38,254
 Broadcast ...................................................      20,073       28,604        31,876
                                                                 ---------     --------     ---------
  Total net revenues .........................................      21,542       34,433        70,130
Operating expenses:
 DBS
  Programming, technical and general and administrative ......       1,379        4,312        26,042
  Marketing and selling ......................................          --          646         5,973
  Incentive compensation .....................................           9          146           795
  Depreciation and amortization ..............................         640        1,786        17,042
 Broadcast
  Programming, technical and general and administrative ......      10,181       13,903        15,672
  Marketing and selling ......................................       3,789        4,851         5,704
  Incentive compensation .....................................         415          691           298
  Depreciation and amortization ..............................       2,934        4,041         3,754
 Corporate expenses ..........................................       1,364        1,429         2,256
 Corporate depreciation and amortization .....................         492          988         1,353
 Other expense, net ..........................................          15          139           630
                                                                 ---------     --------     ---------
  Income (loss) from operations ..............................         324        1,501        (9,389)
Interest expense .............................................      (4,135)      (8,885)      (14,275)
Interest income ..............................................         362          218         1,508
Other non-operating expenses .................................          --           --            --
                                                                 ---------     --------     ---------
 Loss from continiuing operations before income taxes,
  equity loss and extraordinary items ........................      (3,449)      (7,166)      (22,156)
Provision (benefit) for income taxes .........................          10         (145)          168
Equity in net loss of unconsolidated affiliate ...............          --           --            --
                                                                 ---------     --------     ---------
 Loss from continuing operations before extraordinary items...      (3,459)      (7,021)      (22,324)
Discontinued operations:
 Income (loss) from discontinued operations of cable
  segment, net of income taxes ...............................      (4,698)      (2,703)          257
 Gain on sale of discontinued operations, net of income
  taxes ......................................................          --           --         4,451
                                                                 ---------     --------     ---------
 Loss before extraordinary items .............................      (8,157)      (9,724)      (17,616)
Extraordinary gain (loss) from extinguishment of debt, net ...      10,211         (250)       (1,656)
                                                                 ---------     --------     ---------
 Net income (loss) ...........................................       2,054       (9,974)      (19,272)
 Preferred stock dividends ...................................          --           --        12,215
                                                                 ---------     --------     ---------
 Net income (loss) applicable to common shares ...............   $   2,054    ($  9,974)   ($  31,487)



                                                                 =========     ========     =========
Loss per common share:
  Loss from continuing operations ............................                ($   1.13)   ($    3.50)
  Income (loss) from discontinued operations .................                    (0.43)         0.03
  Gain on sale of discontinued operations ....................                       --          0.45
                                                                               --------     ---------
  Loss before extraordinary items ............................                    (1.56)        (3.02)
  Extraordinary item .........................................                    (0.04)        (0.17)
                                                                               --------     ---------
  Loss per common share ......................................                ($   1.60)   ($    3.19)
                                                                               ========     =========
  Weighted average shares outstanding (000's) ................                    6,240         9,858
                                                                               ========     =========
Other Data:
Pre-marketing cash flow from continuing operations:
 DBS .........................................................   $      90     $  1,517     $  12,212
 Broadcast ...................................................       6,103        9,850        10,500
                                                                 ---------     --------     ---------
 Total pre-marketing cash flow from continuing operations ....   $   6,193     $ 11,367     $  22,712
                                                                 =========     ========     =========
Location cash flow from continuing operations ................   $   6,193     $ 10,721     $  16,739
Operating cash flow from continuing operations ...............       4,829        9,292        14,483
Capital expenditures .........................................       2,640        6,294         9,929
Net cash provided by (used for):
 Operating activities ........................................       5,783        3,059         8,478
 Investing activities ........................................      (6,047)     (81,179)     (142,109)
 Financing activities ........................................      10,859       74,727       169,098


                                                                         Years Ended December 31,
                                                                -------------------------------------------
                                                                                                Pro Forma
Statement of Operating Data:                                         1998           1999           1999
                                                                  (Dollars in thousands, except per share
                                                                                   data)
Net revenues:
 DBS .........................................................    $ 147,142      $ 286,353      $ 426,926
 Broadcast ...................................................       34,311         36,415         36,415
                                                                  ---------      ---------      ---------
  Total net revenues .........................................      181,453        322,768        463,341
Operating expenses:
 DBS
  Programming, technical and general and administrative ......      102,419        201,158        324,507
  Marketing and selling ......................................       45,706        117,774        182,707
  Incentive compensation .....................................        1,159          1,592          2,374
  Depreciation and amortization ..............................       59,077         82,744        215,598
 Broadcast
  Programming, technical and general and administrative ......       18,056         22,812         22,812
  Marketing and selling ......................................        5,993          6,304          6,304
  Incentive compensation .....................................          177             57             57
  Depreciation and amortization ..............................        4,557          5,144          5,144
 Corporate expenses ..........................................        3,614          5,975          5,975
 Corporate depreciation and amortization .....................        2,105          3,119          3,119
 Other expense, net ..........................................        1,409          1,995          1,995
                                                                  ---------      ---------      ---------
  Income (loss) from operations ..............................      (62,819)      (125,906)      (307,251)
Interest expense .............................................      (44,559)       (64,904)      (119,898)
Interest income ..............................................        1,586          1,356          3,749
Other non-operating expenses .................................           --             --         (1,259)
                                                                  ---------      ---------      ---------
 Loss from continiuing operations before income taxes,
  equity loss and extraordinary items ........................     (105,792)      (189,454)      (424,659)
Provision (benefit) for income taxes .........................         (901)        (8,892)        (8,892)
Equity in net loss of unconsolidated affiliate ...............           --           (201)          (201)
                                                                  ---------      ---------      ---------
 Loss from continuing operations before extraordinary items...     (104,891)      (180,763)      (415,968)
Discontinued operations:
 Income (loss) from discontinued operations of cable
  segment, net of income taxes ...............................        1,047          2,128             --
 Gain on sale of discontinued operations, net of income
  taxes ......................................................       24,727             --             --
                                                                  ---------      ---------      ---------
 Loss before extraordinary items .............................      (79,117)      (178,635)      (415,968)
Extraordinary gain (loss) from extinguishment of debt, net ...           --         (6,178)            --
                                                                  ---------      ---------      ---------
 Net income (loss) ...........................................      (79,117)      (184,813)      (415,968)
 Preferred stock dividends ...................................       14,764         16,706         36,206
                                                                  ---------      ---------      ---------
 Net income (loss) applicable to common shares ...............   ($  93,881)    ($ 201,519)    ($ 452,174)
                                                                  =========      =========      =========
Loss per common share:
  Loss from continuing operations ............................   ($    8.46)    ($   10.46)    ($   17.68)
  Income (loss) from discontinued operations .................         0.07           0.11             --
  Gain on sale of discontinued operations ....................         1.75             --             --
                                                                  ---------      ---------      ---------
  Loss before extraordinary items ............................       ( 6.64)       ( 10.35)       ( 17.68)
  Extraordinary item .........................................           --        (  0.33)            --
                                                                  ---------      ---------      ---------
  Loss per common share ......................................   ($    6.64)    ($   10.68)    ($   17.68)
                                                                  =========      =========      =========
  Weighted average shares outstanding (000's) ................       14,130         18,875         25,575
                                                                  =========      =========      =========
Other Data:
Pre-marketing cash flow from continuing operations:
 DBS .........................................................    $  44,723      $  85,195      $ 102,419
 Broadcast ...................................................       10,262          7,299          7,299
                                                                  ---------      ---------      ---------
 Total pre-marketing cash flow from continuing operations ....    $  54,985      $  92,494      $ 109,718
                                                                  =========      =========      =========
Location cash flow from continuing operations ................    $   9,279     ($  25,280)    ($  72,989)
Operating cash flow from continuing operations ...............        5,665        (31,255)       (78,964)
Capital expenditures .........................................       12,400         14,784         12,839
Net cash provided by (used for):
 Operating activities ........................................      (21,962)       (88,879)        NA
 Investing activities ........................................     (101,373)      (133,981)        NA
 Financing activities ........................................      133,791        208,808         NA


     Pegasus' Selected Historical and Pro Forma Consolidated Financial Data

                                                                                 As of December 31,
                                                     --------------------------------------------------------------------------
                                                                                                                     Pro Forma
                                                        1995        1996        1997        1998         1999          1999
                                                                               (Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents .........................   $21,856     $  8,582    $ 45,269    $ 75,985    $  42,832     $  574,020
Working capital (deficiency) ......................    17,566        6,430      32,347      37,889       (4,936)       496,137
Total assets ......................................    95,770      173,680     380,862     886,310      945,332      2,742,170
Total debt (including current) ....................    82,896      115,575     208,355     559,029      684,414      1,124,592
Total liabilities .................................    95,521      133,354     239,234     699,144      862,725      1,684,463
Redeemable preferred stock ........................        --           --     111,264     126,028      142,734        142,734
Convertible preferred stock .......................        --           --          --          --           --        290,525
Minority interest .................................        --           --       3,000       3,000        3,000          3,936
Total common stockholders' equity (deficit) .......       249       40,326      27,364      58,138      (63,127)       620,512

     The pro forma income statement and other data for the year ended December 31, 1999 include our pending cable sale, the closing of the new Pegasus Media & Communications credit facility, the convertible preferred stock offering and the merger with Golden Sky as if they had all occurred at the beginning of 1999. The pro forma balance sheet data as of December 31, 1999 includes the pending cable sale, the investment in Personalized Media, the closing of the new Pegasus Media & Communications credit facility, the convertible preferred stock offering and the merger with Golden Sky as if such events had occurred on such date.

     The pro forma income statement data for the year ended December 31, 1999 do not include the $89.4 million gain from the pending sale of our Puerto Rico cable system or the $15.2 million extraordinary net loss from the extinguishment of debt.

     In this section we use the terms pre-marketing cash flow from continuing operations and location cash flow from continuing operations. Pre-marketing cash flow from continuing operations is calculated by taking our earnings and adding back the following expenses:

     o interest and income taxes;
     o depreciation and amortization and corporate overhead;
     o extraordinary and non-recurring items;
     o non-cash charges, such as incentive compensation under our restricted stock plan and 401(k) plans;
     o results of discontinued operations; and
     o direct broadcast satellite subscriber acquisition costs, which are sales and marketing expenses incurred to acquire new direct broadcast satellite subscribers.

     Location cash flow from continuing operations is pre-marketing cash flow from continuing operations less direct broadcast satellite subscriber acquisition costs.

     Pre-marketing cash flow from continuing operations and location cash flow from continuing operations are not, and should not be considered, alternatives to income from operations, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity, as determined under U.S. generally accepted accounting principles. Pre-marketing cash flow from continuing operations and location cash flow from continuing operations also do not necessarily indicate whether our cash flow will be sufficient to fund working capital, capital expenditures, or to react to changes in Pegasus' industry or the economy generally. We believe that pre-marketing cash flow from continuing operations and location cash flow from continuing operations are important, however, for the following reasons:

   o people who follow our industry frequently use them as measures of financial performance and ability to pay debt service; and
   o they are measures that we, our lenders and investors use to monitor our financial performance and debt leverage.

         GOLDEN SKY'S SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table presents Golden Sky's financial and operating information for the periods indicated. The historical financial information presented below was taken from Golden Sky's audited consolidated financial statements. Household and subscriber data presented below reflect 100% of the households and subscribers comprising Golden Sky's rural DIRECTV markets, including one rural DIRECTV market in which Golden Sky acquired less than 100% ownership. In that market, Golden Sky acquired approximately 76% ownership. Golden Sky receives 100% of the revenue generated by all subscribers in Golden Sky's rural DIRECTV markets.

     The following should be read in conjunction with Golden Sky's consolidated financial statements and the notes to those financial statements and other financial information, and Golden Sky Management's Discussion and Analysis of Financial Condition and Results of Operations, appearing elsewhere herein.

                                                         Inception
                                                          Through                  Years Ended December 31,
                                                       December 31,    ----------------------------------------------
                                                           1996             1997            1998            1999
                                                      --------------   -------------   -------------   --------------
                                                                              (in thousands)
Statement of Operations Data
Revenue:
 DBS services .....................................      $    219       $   16,452      $   74,910       $  139,933
 Lease and other ..................................            36              944           1,014              640
                                                         --------       ----------      ----------       ----------
Total revenue .....................................           255           17,396          75,924          140,573
Costs and Expenses:
 Costs of DBS services ............................           130            9,304          45,291           88,690
 System operations ................................            26            3,796          11,021           19,733
 Sales and marketing ..............................            73            7,316          32,201           64,933
 General and administrative .......................         1,035            2,331           7,431           15,708
 Depreciation and amortization ....................            97            7,300          23,166           35,963
                                                         --------       ----------      ----------       ----------
Total costs and expenses ..........................         1,361           30,047         119,110          225,027
                                                         --------       ----------      ----------       ----------
Operating loss ....................................        (1,106)         (12,651)        (43,186)         (84,454)
Net interest expense ..............................           (61)          (3,206)        (18,965)         (42,619)
Other non-operating expenses ......................            --               --              --           (1,259)
                                                         --------       ----------      ----------       ----------
Loss before extraordinary charge ..................        (1,167)         (15,857)        (62,151)        (128,332)
Extraordinary charge on early
 retirement of debt ...............................            --               --          (2,577)          (2,935)
                                                         --------       ----------      ----------       ----------
Net loss ..........................................        (1,167)         (15,857)        (64,728)        (131,267)
Preferred stock dividend requirements .............            --           (7,888)        (14,855)         (17,920)
                                                         --------       ----------      ----------       ----------
 Net loss attributable to common stock-
   holders ........................................      $ (1,167)      $  (23,745)     $  (79,583)      $ (149,187)
                                                         ========       ==========      ==========       ==========
Other Financial Data
EBITDA ............................................      $ (1,009)      $   (5,351)     $  (20,020)      $  (48,337)
Net cash used in operating activities .............          (790)          (3,111)        (36,589)         (61,101)
Net cash used in investing activities .............        (3,231)        (120,729)       (159,921)         (12,232)
Net cash provided by financing activities .........         4,500          136,997         187,362           72,115
Capital expenditures ..............................           105              998           3,317            3,452
Aggregate purchase price of acquisitions ..........         5,256          129,725         124,844           35,339


                                              Inception
                                               Through                  Years Ended December 31,
                                            December 31,    ------------------------------------------------
                                                1996             1997             1998             1999
                                           --------------   --------------   --------------   --------------
Operating Data
Households at end of period ............        22,000         1,135,000        1,727,000        1,861,000
Subscribers acquired in
 acquisitions ..........................         3,000            65,300           54,900           18,300
Subscribers added in existing rural
 DIRECTV markets .......................           100            21,500           77,200          104,900
Subscribers at end of period ...........         3,100            89,900          222,000          345,200
SAC per gross subscriber added .........      $    290       $       280      $       320      $       380
Penetration at end of period ...........          14.1%              7.9%            12.9%            18.5%

                                                                 December 31,
                                           ---------------------------------------------------------
                                               1996          1997           1998            1999
                                           -----------   -----------   -------------   -------------
                                                                (in thousands)
Balance Sheet Data
Cash and cash equivalents ..............    $    479      $  13,636     $    4,488      $    3,270
Restricted cash:
 Current ...............................          --             --         28,083          23,731
 Long-term .............................          --             --         23,534              --
Working capital (deficit) ..............      (1,948)         3,843         15,244          (2,586)
Total assets ...........................       6,383        156,240        328,099         299,337
Total debt .............................       4,450         69,113        278,204         369,378
Stockholders' equity (deficit) .........      (1,166)       (24,912)      (104,470)       (253,503)

     Restricted cash represents the amount Golden Sky placed in escrow to fund the first four scheduled interest payments on Golden Sky Systems' 12 3/8% senior subordinated notes due 2006. It also includes $5.3 million as of December 31, 1998 that was deposited with the administrative agent under Golden Sky Systems' credit facility to fund a contingent reduction of availability under the term loan facility. This contingent reduction did not occur as a result of an amendment to Golden Sky Systems' credit facility.

     EBITDA represents earnings before interest, taxes, depreciation and amortization, non-cash charges, extraordinary items and non-recurring charges. EBITDA is not a measure of performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income or loss as a measure of performance, or as a substitute for cash flow as a measure of liquidity. Nevertheless, Golden Sky believes that EBITDA is a commonly recognized measure of performance in the communications industry and is the basis for many of Golden Sky's financial covenants. As a result, investors may use this data to analyze and compare other communications companies with Golden Sky in terms of operating performance, leverage and liquidity. Further, Golden Sky believes that EBITDA provides useful information regarding an entity's ability to incur and service debt. Changes in Golden Sky's EBITDA may indicate changes in its free cash flows available to incur and service debt and cover fixed charges. However, EBITDA is not intended to represent cash flows for the period and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. EBITDA, as Golden Sky calculates it, is not necessarily comparable to similarly captioned amounts of other companies.

     Subscriber acquisition costs represent subscriber acquisition costs on a per gross new subscriber activation basis. This excludes acquired subscribers and does not net out disconnected subscribers.

      PEGASUS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of Pegasus should be read in conjunction with the consolidated financial statements and related notes which are included elsewhere in this proxy statement/prospectus.

GENERAL

     Pegasus Communications Corporation is:

   o The largest independent provider of DIRECTV with 727,000 subscribers at January 31, 2000, on an actual basis. We have the exclusive right to distribute DIRECTV digital broadcast satellite services to 5.0 million rural households in 36 states. We distribute DIRECTV through the Pegasus retail network, a network in excess of 2,500 independent retailers.

   o The owner or programmer of ten TV stations affiliated with either Fox, UPN or the WB and the owner of a large cable system in Puerto Rico serving approximately 55,000 subscribers.

   o We have increased our revenues at a compound growth rate of 89% per annum since our inception in 1991.

     DBS revenues are principally derived from monthly customer subscriptions and pay-per-view services. Broadcast revenues are derived from the sale of broadcast airtime to local and national advertisers.

     In January 2000, we entered into a letter of intent to sell the assets of our entire cable system business in Puerto Rico to a subsidiary of Centennial Cellular Corporation for $170.0 million in cash, subject to certain adjustments. The closing of this sale is anticipated to occur during the third quarter of 2000 and is subject to the negotiation of a definitive agreement, third-party approvals, including regulatory approvals, and other customary conditions. The sale is also subject to approval by Pegasus' board of directors. Accordingly, the results of our cable segment have been presented as discontinued operations in our consolidated statements of operations.

     In this section we use the terms pre-marketing cash flow from continuing operations and location cash flow from continuing operations. Pre-marketing cash flow from continuing operations is calculated by taking our earnings and adding back the following expenses:

   o interest;

   o income taxes;

   o depreciation and amortization;

   o non-cash charges;

   o corporate overhead;

   o extraordinary and non-recurring items;

   o results of discontinued operations; and

   o DBS subscriber acquisition costs, which are sales and marketing expenses incurred to acquire new DBS subscribers.

     Location cash flow from continuing operations is pre-marketing cash flow from continuing operations less DBS subscriber acquisition costs.

     Pre-marketing cash flow from continuing operations and location cash flow from continuing operations are not, and should not be considered, alternatives to income from operations, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity, as determined under generally accepted accounting principles. Pre-marketing cash flow from continuing operations and location cash flow from continuing operations also do not necessarily indicate whether our cash flow will be sufficient to fund working capital, capital expenditures, or to react to changes in Pegasus' industry or the economy generally. We believe that pre-marketing cash flow from continuing operations and location cash flow from continuing operations are important, however, for the following reasons:

   o people who follow our industry frequently use them as measures of financial performance and ability to pay debt service; and

   o they are measures that we, our lenders and investors use to monitor our financial performance and debt leverage.

     Pegasus generally does not require new DBS customers to sign programming contracts and, as a result, subscriber acquisition costs are currently being charged to operations in the period incurred.

RESULTS OF OPERATIONS

Year ended December 31, 1999 compared to the year ended December 31, 1998

     Total net revenues from continuing operations in 1999 were $322.8 million, an increase of $141.3 million, or 78%, compared to total net revenues of $181.5 million in 1998. The increase in total net revenues in 1999 was primarily due to an increase in DBS revenues of $139.2 million attributable to acquisitions and to internal growth in Pegasus' DBS subscriber base. Total operating expenses from continuing operations in 1999 were $448.7 million, an increase of $204.4 million, or 84%, compared to total operating expenses of $244.3 million in 1998. The increase was primarily due to an increase of $194.9 million in operating expenses attributable to the growth in Pegasus' DBS business.

     Total corporate expenses from continuing operations, including corporate depreciation and amortization, were $9.1 million in 1999, an increase of $3.4 million, or 59%, compared to $5.7 million in 1998. The increase in corporate expenses is primarily attributable to the growth in Pegasus' business. The increase in corporate depreciation and amortization is primarily due to amortization of deferred financing costs associated with the issuance of $100.0 million of senior notes in November 1998.

     Other expenses from continuing operations were $2.0 million in 1999, an increase of $586,000, or 42%, compared to other expenses of $1.4 million in 1998. The increase is primarily due to increased investor relations activities, board related costs and development costs.

     Interest expense from continuing operations was $64.9 million in 1999, an increase of $20.3 million, or 46%, compared to interest expense of $44.6 million in 1998. The increase in interest expense is primarily due to interest on Pegasus' $100.0 million senior notes issued in November 1998 and an increase in bank borrowings and seller notes associated with Pegasus' DBS acquisitions. Interest income from continuing operations was $1.4 million in 1999, a decrease of $229,000, or 14%, compared to interest income of $1.6 million in 1998. The decrease in interest income is due to lower average cash balances in 1999 compared to 1998.

     The benefit for income taxes from continuing operations amounted to $8.9 million in 1999, an increase of $8.0 million, compared to a benefit of $901,000 in 1998. The increase is primarily attributable to the amortization of the deferred tax liability that originated from the acquisition of Digital Television Services, Inc. in April 1998.

     Equity in the net loss of an unconsolidated affiliate, resulting from an investment in Pegasus PCS Partners, LP in August 1999, amounted to $201,000 for the year ended December 31, 1999.

     Income from discontinued operations of the cable segment, net of income taxes, was $2.1 million in 1999, an increase of $1.1 million, or 103%, compared to $1.0 million in 1998. The increase is primarily attributable to the acquisition of the Aguadilla, Puerto Rico cable system effective March 31, 1999. Pegasus had approximately 55,000 cable subscribers at December 31, 1999 compared to 28,800 at December 31, 1998.

     Pegasus sold its remaining New England cable systems in 1998 for $30.1 million resulting in a gain on the sale of discontinued operations, net of income taxes, of $24.7 million.

     Extraordinary loss from the extinguishment of debt was $6.2 million in 1999. In November 1999, Pegasus exchanged $155.0 million in principal amount of its' senior notes due 2007 for $155.0 million in principal amount of outstanding senior subordinated notes due 2007 of its subsidiaries, Digital Television Services, Inc. and DTS Capital, Inc. Accordingly, the deferred financing costs related to the senior subordinated notes due 2007 of its subsidiaries were written off. No such refinancings occurred in 1998.

     Preferred stock dividends were $16.7 million in 1999, an increase of $1.9 million, or 13%, compared to $14.8 million in preferred stock dividends in 1998. The increase is attributable to a greater number of shares of Pegasus' preferred stock outstanding in 1999 compared to 1998 as the result of payment of dividends in kind.

     DBS

     During 1999, Pegasus acquired, through acquisitions, approximately 39,000 subscribers and the exclusive DIRECTV distribution rights to approximately 336,000 households in rural areas of the United States. At December 31, 1999, Pegasus had exclusive DIRECTV distribution rights to 4.9 million households and 702,000 subscribers as compared to 4.6 million households and 435,000 subscribers at December 31, 1998. Pegasus had 7.2 million households and 1.1 million subscribers at December 31, 1999, including pending acquisitions (which include the merger with Golden Sky). At December 31, 1998, subscribers would have been 733,000, including pending and completed acquisitions. Subscriber penetration increased from 10.3% at December 31, 1998 to 15.3% at December 31, 1999, including pending and completed acquisitions.

     Total DBS net revenues were $286.4 million in 1999, an increase of $139.2 million, or 95%, compared to DBS net revenues of $147.1 million in 1998. The increase is primarily due to an increase in the average number of subscribers in 1999 compared to 1998. The average monthly revenue per subscriber was $43.94 in 1999 compared to $41.63 in 1998. Pro forma DBS net revenues, including pending acquisitions at December 31, 1999 (which include the merger with Golden
Sky), were $434.8 million, an increase of $134.3 million, or 45%, compared to pro forma DBS net revenues of $300.5 million in 1998.

     Programming, technical, and general and administrative expenses were $201.2 million in 1999, an increase of $98.7 million, or 96%, compared to $102.4 million in 1998. The increase is attributable to significant growth in subscribers and territory in 1999. As a percentage of revenue, programming, technical, and general and administrative expenses were 70.2% in 1999 compared to 69.6% in 1998.

     Subscriber acquisition costs were $117.8 million, an increase of $72.1 million compared to $45.7 million in 1998. Gross subscriber additions were 337,300 in 1999 compared to 132,700 in 1998. The total subscriber acquisition costs per gross subscriber addition were $349 in 1999 compared to $344 in 1998.

     Incentive compensation, which is calculated based on increases in pro forma location cash flow, was $1.6 million in 1999, an increase of $433,000, or 37%, compared to $1.2 million in 1998. The increase resulted from a larger gain in pro forma location cash flow during 1999 as compared to 1998.

     Depreciation and amortization was $82.7 million in 1999, an increase of $23.7 million, or 40%, compared to $59.1 million in 1998. The increase in depreciation and amortization is primarily due to an increase in the fixed and intangible asset base as the result of DBS acquisitions that occurred in 1998 and 1999.

     Broadcast

     In 1999, Pegasus owned or programmed ten broadcast television stations in six markets. Two new stations were launched during the second half of 1998 and one new station was launched in December 1999. Total net broadcast revenues in 1999 were $36.4 million, an increase of $2.1 million, or 6%, compared to net broadcast revenues of $34.3 million in 1998. The increase was primarily attributable to an increase of $1.6 million in net broadcast revenues from the four stations that began operations in 1997 and 1998.

     Programming, technical, and general and administrative expenses were $22.8 million in 1999, an increase of $4.8 million, or 26%, compared to $18.1 million in 1998. The increase is primarily due to higher programming costs in 1999 and an increase in news related expenses associated with the launch of self-produced news in our Portland, Maine and Chattanooga, Tennessee markets.

     Marketing and selling expenses were $6.3 million in 1999, an increase of $311,000, or 5%, compared to $6.0 million in 1998. The increase in marketing and selling expenses was due to an increase in promotional costs associated with the launch of the new stations and news programs.

     Incentive compensation, which is calculated based on increases in pro forma location cash flow, was $57,000 in 1999, a decrease of $120,000, or 68%, compared to $177,000 in 1998. The decrease resulted from a lower gain in pro forma location cash flow during 1999 as compared to 1998.

     Depreciation and amortization was $5.1 million in 1999, an increase of $587,000, or 13%, compared to $4.6 million in 1998. The increase is due to capital expenditures associated with the launch of the new stations and our news initiative.

Year ended December 31, 1998 compared to the year ended December 31, 1997

     Total net revenues from continuing operations in 1998 were $181.5 million, an increase of $111.3 million, or 159%, compared to total net revenues of $70.1 million in 1997. The increase in total net revenues in 1998 was primarily due to an increase in DBS revenues of $108.9 million attributable to acquisitions and to internal growth in Pegasus' DBS subscriber base. Total operating expenses from continuing operations in 1998 were $244.3 million, an increase of $164.8 million, or 207%, compared to total operating expenses of $79.5 million in 1997. The increase was primarily due to an increase of $158.5 million in operating expenses attributable to the growth in Pegasus' DBS business.

     Total corporate expenses from continuing operations, including corporate depreciation and amortization, were $5.7 million in 1998, an increase of $2.1 million, or 58%, compared to $3.6 million in 1997. The increase in corporate expenses is primarily attributable to the growth in Pegasus' business. The increase in corporate depreciation and amortization is due to amortization of deferred financing costs associated with the issuance of $100.0 million of preferred stock in January 1997, $115.0 million of senior notes in October 1997 and $100.0 million of senior notes in November 1998.

     Other expenses from continuing operations were $1.4 million in 1998, an increase of $779,000, or 124%, compared to other expenses of $630,000 in 1997. The increase is primarily due to increased investor relations activities and other board related costs.

     Interest expense from continuing operations was $44.6 million in 1998, an increase of $30.3 million, or 212%, compared to interest expense of $14.3 million in 1997. The increase in interest expense is primarily due to a full year's interest on Pegasus' $115.0 million senior notes and an increase in bank borrowings and seller notes associated with Pegasus' DBS acquisitions. Interest income from continuing operations was $1.6 million in 1998, an increase of $77,000, or 5%, compared to interest income of $1.5 million in 1997. The increase in interest income is due to greater average cash balances in 1998 compared to 1997.

     The provision for income taxes from continuing operations declined by approximately $1.1 million primarily as a result of the amortization of the deferred tax liability that originated from the acquisition of Digital Television Services, Inc.

     Income from discontinued operations of the cable segment, net of income taxes, was $1.0 million in 1998, an increase of $791,000, or 308%, compared to $257,000 in 1997. The increase is primarily attributable to a decrease in interest expense in 1998 compared to 1997 as a result of the sale of Pegasus' existing New England cable systems effective July 1, 1998. In September 1998, Hurricane Georges swept through Puerto Rico damaging Pegasus' cable system. Prior to the hurricane, Pegasus had approximately 29,000 subscribers. At December 31, 1998, Pegasus had approximately 28,800 subscribers compared to 27,300 subscribers in 1997.

     The gain on sale of discontinued operations, net of income taxes, was $24.7 million in 1998 compared to $4.5 million in 1997. In 1997, Pegasus sold its New Hampshire cable system for $6.9 million resulting in a gain of $4.5 million. In 1998, Pegasus sold its remaining New England cable systems for $30.1 million resulting in a gain of $24.7 million.

     Extraordinary loss from the extinguishment of debt decreased $1.7 million in 1998. In 1997, Pegasus refinanced its existing $130.0 million credit facility with a new $180.0 million credit facility and accordingly, the deferred financing costs associated with the $130.0 million credit facility were written off. No such refinancings occurred in 1998.

     Preferred stock dividends were $14.8 million in 1998, an increase of $2.6 million, or 21%, compared to $12.2 million in preferred stock dividends in 1997. The increase is attributable to a greater number of shares of Pegasus' preferred stock outstanding in 1998 compared to 1997 as the result of payment of dividends in preferred stock and to the preferred stock being outstanding for a full year.

     DBS

     Pegasus' DBS business experienced significant growth in 1998. During 1998, Pegasus acquired approximately 217,000 subscribers and the exclusive DIRECTV distribution rights to approximately 2.4 million households in rural areas of the United States. At December 31, 1998, Pegasus had exclusive DIRECTV distribution rights to 4.6 million households and 435,000 subscribers as compared to 2.2 million households and 132,000 subscribers at December 31, 1997. Subscriber penetration increased from 6.7% at December 31, 1997 to 10.3% at December 31, 1998, including pending and completed acquisitions.

     Total DBS net revenues were $147.1 million in 1998, an increase of $109.0 million, or 285%, compared to DBS net revenues of $38.3 million in 1997. The increase is primarily due to an increase in the average number of subscribers in 1998 compared to 1997. Pegasus' 1998 DBS acquisitions represented $70.4 million, or 65%, of the $109.0 million increase in DBS net revenues. The average monthly revenue per subscriber was $41.63 in 1998 compared to $40.72 in 1997.

     Programming, technical, and general and administrative expenses were $102.4 million in 1998, an increase of $76.4 million, or 293%, compared to $26.0 million in 1997. The increase is attributable to significant growth in subscribers and territory in 1998. Pegasus' 1998 DBS acquisitions represented $45.7 million, or 60%, of the $76.4 million increase in programming, technical, and general and administrative expenses. As a percentage of revenue, programming, technical, and general and administrative expenses were 69.6% in 1998 compared to 68.1% in 1997.

     Subscriber acquisition costs were $45.7 million, an increase of $35.2 million compared to $10.5 million in 1997. In 1997, $4.5 million in subscriber acquisition costs were capitalized as a significant number of subscribers entered into extended programming contracts. Pegasus generally did not require new subscribers to sign programming contracts in 1998. The total subscriber acquisition costs per gross subscriber addition were $344 in 1998 compared to $281 in 1997. The increase is attributable to increases in sales commissions paid to Pegasus' dealers, promotional programming and advertising.

     Incentive compensation, which is calculated based on increases in pro forma location cash flow, was $1.2 million in 1998, an increase of $364,000, or 46%, compared to $795,000 in 1997. The increase resulted from a larger gain in pro forma location cash flow during 1998 as compared to 1997.

     Depreciation and amortization was $59.1 million in 1998, an increase of $42.0 million, or 247%, compared to $17.0 million in 1997. The increase in depreciation and amortization is primarily due to an increase in the fixed and intangible asset base as the result of DBS acquisitions that occurred in 1997 and 1998.

     Broadcast

     In 1998, Pegasus owned or programmed nine broadcast television stations in six markets. Two new stations were launched during the second half of 1998. Total net broadcast revenues in 1998 were $34.3 million, an increase of $2.4 million, or 8%, compared to net broadcast revenues of $31.9 million in 1997. The increase was primarily attributable to an increase of $1.3 million in net broadcast revenues from stations that began operations in 1997 and a $558,000 increase in barter revenue. Net broadcast revenues from the two stations launched in 1998 were minimal.

     Programming, technical, and general and administrative expenses were $18.1 million in 1998, an increase of $2.4 million, or 15%, compared to $15.7 million in 1997. The increase is primarily due to a full year's expenses from the two stations launched in 1997 and higher programming costs in 1998.

     Marketing and selling expenses were $6.0 million in 1998, an increase of $289,000, or 5%, compared to $5.7 million in 1997. The increase in marketing and selling expenses was due to an increase in promotional costs associated with the launch of the new stations and news programs.

     Incentive compensation, which is calculated based on increases in pro forma location cash flow, was $177,000 in 1998, a decrease of $120,000, or 40%, compared to $298,000 in 1997. The decrease resulted from a lower gain in pro forma location cash flow during 1998 as compared to 1997.

     Depreciation and amortization was $4.6 million in 1998, an increase of $802,000, or 21%, compared to $3.8 million in 1997. The increase in depreciation and amortization is due to an increase in fixed assets associated with the construction of the new stations in 1997 and 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Pegasus' primary sources of liquidity have been the net cash provided by its DBS, broadcast and cable operations, credit available under its credit facilities and proceeds from public and private offerings. Pegasus' principal uses of its cash has been to fund acquisitions, to meet debt service obligations, to fund DBS subscriber acquisition costs, to fund DBS programming costs and dealer commissions and to fund investments in its broadcast and cable technical facilities.

     Pre-marketing cash flow from continuing operations increased by approximately $37.5 million, or 68%, for the year ended December 31, 1999 as compared to the same period in 1998. Pre-marketing cash flow from continuing operations increased as a result of:

   o a $40.5 million, or 90%, increase in DBS pre-marketing cash flow of which $13.3 million, or 33%, was due to an increase in same territory pre-marketing cash flow and $27.2 million or 67% was attributable to territories acquired in 1998 and 1999; and

   o a $3.0 million, or 29%, decrease in broadcast location cash flow as the result of a $2.6 million, or 25%, decrease in same station location cash flow and a $406,000 decrease attributable to the three new stations launched in July 1998, November 1998 and December 1999.

     During the year ended December 31, 1999, $54.5 million of cash on hand at the beginning of the year, together with $208.8 million of net cash provided by Pegasus' financing activities, was used to fund operating activities of approximately $88.9 million and other investing activities of $134.0 million. Investing activities consisted of:

   o the purchase of a cable system serving Aguadilla, Puerto Rico and neighboring communities for approximately $42.1 million;

   o the acquisition of DBS assets from fifteen independent DIRECTV providers during 1999 for approximately $64.6 million;

   o the purchase of a building for broadcast operations in our Northeastern Pennsylvania market for approximately $1.8 million;

   o broadcast expenditures associated with the launch of self-produced news in our Portland, Maine and Chattanooga, Tennessee markets totaling approximately $1.0 million;

   o broadcast expenditures in connection with our new station in Jackson, Mississippi and other construction costs for $708,000;

   o DBS facility upgrades of approximately $4.5 million;

   o the expansion, enhancements and capitalized costs of the Puerto Rico cable system amounting to approximately $6.1 million, including $213,000 related to hurricane damage;

   o payments of programming rights amounting to $3.5 million;

   o proceeds from the sale of DBS assets to an independent DIRECTV provider of $509,000;

     o    new business development costs of $373,000;

     o    investment in affiliate of $4.8 million; and

     o    other capital expenditures and intangibles totaling $5.0 million.

     Financing activities consisted of:

     o the issuance of approximately 3.8 million shares of Class A common stock resulting in net proceeds to Pegasus of approximately $77.7 million;

     o    net borrowings on bank credit facilities totaling $130.3 million;

     o the repayment of approximately $14.5 million of long-term debt, primarily sellers' notes and capital leases;

     o net restricted cash draws of approximately $18.1 million for interest payments and $1.0 million in connection with the acquisition of the Aguadilla, Puerto Rico cable system;

     o capitalized costs relating to Pegasus' financings of approximately $3.6 million; and

     o    the repurchase of Class A common stock in treasury of $187,000.

     As of December 31, 1999, cash on hand amounted to $40.5 million plus restricted cash of $2.4 million.

     Pre-marketing cash flow from continuing operations increased by approximately $32.3 million, or 142%, for the year ended December 31, 1998 as compared to the same period in 1997. Pre-marketing cash flow from continuing operations increased as a result of:

     o a $32.5 million, or 266%, increase in DBS pre-marketing cash flow of which $3.8 million, or 12%, was due to an increase in same territory pre-marketing cash flow and $28.7 million or 88% was attributable to territories acquired in 1997 and 1998; and

     o a $238,000, or 2%, decrease in broadcast location cash flow as the result of a $110,000, or 1%, decrease in same station location cash flow and a $128,000 decrease attributable to the four new stations launched in August 1997, October 1997, July 1998 and November 1998.

     During the year ended December 31, 1998, proceeds from the sale of Pegasus' remaining New England cable systems amounted to $30.1 million, which together with $44.0 million of cash on hand at the beginning of the year, $3.3 million of cash acquired from acquisitions and $133.8 million of net cash provided by Pegasus' financing activities, was used to fund operating activities of approximately $22.0 million and other investing activities of $134.8 million. Investing activities, net of cash acquired from acquisitions and proceeds from the sale of the New England cable systems, consisted of:

     o the acquisition of DBS assets, excluding Digital Television Services, Inc., from twenty-six independent DIRECTV providers during 1998 for approximately $109.3 million;

     o approximately $6.8 million of broadcast expenditures for broadcast television transmitter, tower and facility constructions and upgrades. Pegasus commenced the programming of four new broadcast stations over the last two years, WPME in August 1997, WGFL in October 1997, WFXU in July 1998 and WSWB in November 1998;

     o    DBS facility upgrades of approximately $1.2 million;

     o the expansion and enhancements of the Puerto Rico cable system amounting to approximately $2.0 million;

     o    payments of programming rights amounting to $2.6 million;

     o capitalized costs relating to Pegasus' financing of approximately $4.4 million;

     o capitalized costs relating to the acquisition of Digital Television Services, Inc. of approximately $4.3 million; and

     o maintenance and other capital expenditures and intangibles totaling approximately $4.2 million.

   Financing activities consisted of:

     o the $100.0 million 9 3/4% senior notes offering resulting in proceeds to Pegasus of approximately $96.8 million;

     o    net borrowings on bank credit facilities totaling $44.4 million;

     o the repayment of approximately $15.0 million of long-term debt, primarily sellers' notes and capital leases; and

     o net restricted cash draws of approximately $7.5 million for interest payments.

     As of December 31, 1998, cash on hand amounted to $54.5 million plus restricted cash of $21.5 million. Pegasus had $27.5 million drawn and standby letters of credit amounting to $49.6 million under the $180.0 million Pegasus Media & Communications credit facility. Additionally, there was $46.4 million drawn and standby letters of credit of $18.5 million outstanding under the $90.0 million Digital Television Services credit facility.

     During the year ended December 31, 1997, net cash provided by operating activities was approximately $8.5 million. This amount, together with $8.6 million of cash on hand, $6.9 million of net proceeds from the sale of the New Hampshire cable system and $169.1 million of net cash provided by Pegasus' financing activities was used to fund other investing activities totaling $149.1 million. Financing activities consisted of:

     o raising $95.8 million in net proceeds from Pegasus' preferred stock offering in January 1997 and $111.0 million in net proceeds from Pegasus' offering of senior notes in October 1997;

     o    borrowing $94.2 million under a former bank credit facility;

     o repayment of all $94.2 million of that indebtedness and $29.6 million of indebtedness under a still earlier credit facility;

     o    net repayment of approximately $657,000 of other long-term debt;

     o designating $1.2 million as restricted cash to collateralize a letter of credit; and

     o the incurrence of approximately $6.2 million in debt issuance costs associated with various credit facilities.

     Investing activities, net of the proceeds from the sale of the New Hampshire cable system, consisted of:

     o the acquisition of DBS assets from twenty-five independent DIRECTV providers during 1997, for approximately $133.9 million;

     o broadcast television transmitter, tower and facility constructions and upgrades totaling approximately $5.8 million;

     o the interconnection and expansion of the Puerto Rico cable systems amounting to approximately $1.8 million;

     o    payments of programming rights amounting to $2.6 million; and

     o maintenance and other capital expenditures and intangibles totaling approximately $5.4 million.

     As defined in the certificate of designation governing Pegasus' Series A preferred stock and the indentures governing Pegasus' senior notes, Pegasus is required to provide adjusted operating cash flow data for Pegasus and its restricted subsidiaries on a consolidated basis where adjusted operating cash flow is defined as "for the four most recent fiscal quarters for which internal financial statements are available, operating cash flow of such person and its restricted subsidiaries less DBS cash flow for the most recent four-quarter period plus DBS cash flow for the most recent quarterly period, multiplied by four." Operating cash flow is income from operations before income taxes, depreciation and amortization, interest expense, extraordinary items and non-cash charges. Although adjusted operating cash flow is not a measure of performance under generally accepted accounting principles, we believe that location cash flow, operating cash flow and adjusted operating cash flow are accepted within our business segments as generally recognized measures of performance and are used by analysts who report publicly on the performance of companies operating in such segments. Restricted subsidiaries carries the same meaning as in the certificate of designation. Digital Television Services, Inc., among certain other of Pegasus' subsidiaries, are not included in the definition of restricted subsidiaries and, accordingly, their operating results are not included in the adjusted operating cash flow data provided below. Pro forma for the acquisition of the Aguadilla, Puerto Rico cable system, the three completed DBS acquisitions occurring in the fourth quarter of 1999 and the sale of our New England cable systems, as if such acquisitions/disposition occurred on January 1, 1999, adjusted operating cash flow would have been approximately $75.1 million as follows:

                                                                                             Four Quarters Ended
                                                                                              December 31,1999
                                      (in thousands)                                        --------------------
Revenues .................................................................................        $244,645
Direct operating expenses, excluding depreciation, amortization and other non-cash
  charges.................................................................................         164,997
Income from operations before incentive compensation, corporate expenses, depreciation and
 amortization and other non-cash charges .................................................          79,628
Corporate expenses .......................................................................           4,569
                                                                                                  --------
Adjusted operating cash flow .............................................................        $ 75,059
                                                                                                  ========

Financings

     In 1999, Pegasus Media & Communications maintained a $180.0 million senior, reducing revolving credit facility. Borrowings under the credit facility were available for acquisitions, subject to the approval of the lenders in certain circumstances, working capital, capital expenditures and for general corporate purposes. As of December 31, 1999, $142.5 million was outstanding under its $180.0 million credit facility. The credit facility was amended and restated in January 2000.

     In 1999, Digital Television Services maintained a $70.0 million senior, reducing revolving credit facility and a $20.0 million senior term credit facility. Borrowings under the credit facilities were available to refinance certain indebtedness and for acquisitions, subject to the approval of the lenders in certain circumstances, working capital, capital expenditures and for general corporate purposes. As of December 31, 1999, $61.7 million was outstanding and standby letters of credit amounting to $10.4 million were issued under its $90.0 million credit facilities, including $2.6 million collateralizing certain of Pegasus' sellers' notes. The credit facilities were refinanced in January 2000 with the first amended and restated Pegasus Media & Communications credit facility.

     In March 1999, Pegasus completed its secondary public offering in which it sold approximately 3.6 million shares of its Class A common stock to the public at a price of $22.00 per share, resulting in net proceeds to Pegasus of approximately $74.9 million. Pegasus applied $49.9 million of the net proceeds to pay down indebtedness under the Pegasus Media & Communications credit facility and $25.0 million towards the acquisition of the cable system serving Aguadilla, Puerto Rico and neighboring communities.

     In December 1999, Pegasus entered into a $35.5 million interim letter of credit facility. As of December 31, 1999, $35.5 million of standby letters of credit were issued under the credit facility, including $19.5 million collateralizing certain of Pegasus' outstanding sellers' notes.

     In January 2000, Pegasus Media & Communications entered into a first amended and restated credit facility, which consists of a $225.0 million senior revolving credit facility which expires in 2004 and a $275.0 million senior term credit facility which expires in 2005. This new credit facility amends Pegasus Media & Communications' existing $180.0 million senior, reducing revolving credit facility. The new credit facility is collateralized by substantially all of the assets of Pegasus Media & Communications and its subsidiaries and is subject to certain financial covenants as defined in the loan agreement, including a debt to adjusted cash flow covenant. Borrowings under the new Pegasus Media & Communications credit facility can be used for acquisitions and general corporate purposes.

     Commensurate with the closing of the new Pegasus Media & Communications credit facility, Pegasus borrowed $275.0 million under the term loan, outstanding balances under Pegasus Media & Communications' existing $180.0 million senior, reducing revolving credit facility, Digital Television Services' existing $90.0 million credit facilities and Pegasus' existing $35.5 million interim letter of credit facility were repaid and commitments under Digital Television Services' existing $90.0 million credit facilities and Pegasus' existing $35.5 million interim letter of credit facility were terminated. Additionally, in connection with the closing of the new Pegasus Media & Communications credit facility, Digital Television Services was merged with and into a subsidiary of Pegas Media & Communications.

     In January 2000, Pegasus completed an offering of 3,000,000 shares of its 6.5% Series C convertible preferred stock, with a liquidation preference of $100 per share plus any accrued but unpaid dividends. Each share of 6.5% Series C convertible preferred stock will initially be convertible at the option of the holder into 0.7843 shares of Pegasus' Class A common stock. Pegasus may redeem the 6.5% Series C convertible preferred stock on or after August 1, 2001, subject to certain conditions, at redemption prices set forth in the certificate of designation, plus accumulated and unpaid dividends, if any.

     Pegasus believes that it has adequate resources to meet its working capital, maintenance capital expenditure and debt service obligations for at least the next twelve months. However, Pegasus is highly leveraged and our ability in the future to repay our existing indebtedness will depend upon the success of our business strategy, prevailing economic conditions, regulatory matters, levels of interest rates and financial, business and other factors that are beyond our control. We cannot assure you that we will be able to generate the substantial increases in cash flow from operations that we will need to meet the obligations under our indebtedness. Furthermore, our agreements with respect to our indebtedness contain numerous covenants that, among other things, restrict our ability to:

     o pay dividends and make certain other payments and investments;

     o borrow additional funds;

     o create liens; and

     o sell our assets.

Failure to make debt payments or comply with our covenants could result in an event of default which if not cured or waived could have a material adverse effect on us.

     Pegasus closely monitors conditions in the capital markets to identify opportunities for the effective use of financial leverage. In financing its future expansion and acquisition requirements, Pegasus would expect to avail itself of such opportunities and thereby increase its indebtedness. This could result in increased debt service requirements. We cannot assure you that such debt financing can be completed on terms satisfactory to Pegasus or at all. Pegasus may also issue additional equity to fund its future expansion and acquisition requirements.

Year 2000

     The year 2000 issue is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other equipment as the year 2000 is approached and reached. An issue exists for all companies that rely on computers. This issue involves computer programs and applications that were written using two digits rather than four to identify the applicable year, and could result in systems failures or miscalculations. We have completed an assessment of and taken corrective measures to mitigate the potential adverse effects the year 2000 issue may have on our operations. Costs in connection with any modifications to make our systems compliant have not been and are not expected to be material. We are not currently aware of any operational or technical problems as a result of the change to the year 2000 and will continue to monitor the potential adverse impact of the year 2000 issue on our business; however, there can be no assurance that the year 2000 issue will not have a material adverse impact on our financial condition or our results of operations in the future.

Dividend Policy

     As a holding company, Pegasus' ability to pay dividends is dependent upon the receipt of dividends from its direct and indirect subsidiaries. Pegasus Media & Communiations' credit facility and publicly held debt securities restricts it from paying dividends to Pegasus. In addition, Pegasus' ability to pay dividends and to incur indebtedness are subject to certain restrictions contained in Pegasus' publicly held debt securities, in the terms of Pegasus' Series A preferred stock and by Pegasus Media & Communications' credit facility and publicly held debt securities.

Seasonality

     Pegasus' revenues vary throughout the year. As is typical in the broadcast television industry, Pegasus' first quarter generally produces the lowest revenues for the year and the fourth quarter generally produces the highest revenues for the year. Pegasus' operating results in any period may be affected by the incurrence of advertising and promotion expenses that do not necessarily produce commensurate revenues in the short-term until the impact of such advertising and promotion is realized in future periods.

Inflation

     Pegasus believes that inflation has not been a material factor affecting its business. In general, Pegasus' revenues and expenses are impacted to the same extent by inflation. A majority of Pegasus' indebtedness bears interest at a fixed rate.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). As a result of the subsequent issuance of SFAS No. 137, SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. We do not expect that the adoption of SFAS No. 133 will have a material effect on our business, financial position or results of operations.

OTHER

     In January 2000, Pegasus entered into an agreement and plan of merger to acquire Golden Sky Holdings, Inc. for approximately 6.5 million shares of Pegasus' Class A common stock and the assumed net liabilities of Golden Sky Holdings, Inc. As of December 31, 1999, Golden Sky Holdings, Inc.'s operations consisted of providing DIRECTV services to approximately 345,200 subscribers in certain rural areas of 24 states in which Golden Sky Holdings, Inc. holds the exclusive rights to provide such services. Upon completion of the acquisition of Golden Sky Holdings, Inc., it will become a wholly owned subsidiary of Pegasus.

     In January 2000, Pegasus made an investment in Personalized Media Communications, LLC, an advanced communications technology company, of approximately $111.8 million, which consisted of $14.3 million in cash, 200,000 shares of Pegasus' Class A common stock (amounting to $18.8 million) and Pegasus' agreement, subject to certain conditions, to issue warrants to purchase 1.0 million shares of Pegasus' Class A common stock at an exercise price of $90.00 per share and with a term of ten years. The fair value of the warrants to be issued was estimated using the Black-Scholes pricing model and is approximately $78.8 million. A subsidiary of Personalized Media Communications, LLC granted to Pegasus an exclusive license for use of Personalized Media Communications, LLC's patent portfolio in the distribution of satellite services from specified orbital locations.

    GOLDEN SKY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following is a discussion of Golden Sky's historical consolidated results of operations, liquidity and capital resources without giving effect to the merger, except as otherwise indicated. This discussion should be read in conjunction with Golden Sky's consolidated financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

OVERVIEW

Company History

     Golden Sky is the second largest independent provider of DIRECTV programming in rural markets in the United States. As of December 31, 1999, Golden Sky was the exclusive provider of DIRECTV programming services to approximately 345,200 subscribers in its rural markets.

     DIRECTV, a division of Hughes Electronics Corporation, is one of two direct broadcast satellite companies in the United States. Direct broadcast satellite providers deliver digital television programming and related services to subscribers via satellite. Golden Sky provides DIRECTV programming services in rural markets in the United States as a non-voting affiliate of the National Rural Telecommunications Cooperative. The National Rural Telecommunications Cooperative is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in rural America. Under a 1992 agreement with DIRECTV, the National Rural Telecommunications Cooperative acquired exclusive rights for its members and affiliates to distribute DIRECTV programming services in approximately 250 rural markets in the United States, representing approximately 9.0 million households, or about 9% of total U.S. television households. Since Golden Sky's formation in June 1996, it has acquired the exclusive right to provide DIRECTV programming in 57 rural markets in 24 states serving approximately 1.9 million households and 141,500 subscribers as of the date of acquisition. The aggregate purchase price for these acquisitions totaled approximately $298.5 million, or about $160 per household.

     Golden Sky has sought to create a strong local presence in each of its markets and attempts to increase its subscriber base through increased penetration of its rural DIRECTV markets. Golden Sky has established approximately 70 local offices in its territories and dealer relationships with approximately 450 local retailers of direct broadcast satellite equipment.

     During 1999, Golden Sky acquired ten rural DIRECTV markets. These markets included approximately 134,000 households and served approximately 18,300 subscribers as of the dates of acquisition. The aggregate purchase price for these recent acquisitions, including direct acquisition costs, approximated $35.3 million. Also during 1999, Golden Sky acquired certain minority ownership interests in its rural DIRECTV markets for aggregate consideration of $3.4 million. As a result of its announced merger with Pegasus, Golden Sky has suspended evaluation of future acquisition opportunities. To the extent Golden Sky resumes its acquisition activities, its pace of any future acquisitions may be slower than its historical experience due to, among other factors, a reduction in the number of attractive acquisition opportunities and capital constraints.

EBITDA

     EBITDA represents earnings before interest, taxes, depreciation and amortization, non-cash charges, extraordinary items and non-recurring charges. EBITDA is not a measure of performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income or loss as a measure of performance, or as a substitute for cash flow as a measure of liquidity. Nevertheless, Golden Sky believes that EBITDA is a commonly recognized measure of performance in the communications industry. Many of Golden Sky's financial covenants are also based upon EBITDA. As a result, investors may use this data to analyze and compare other communications companies with Golden Sky in terms of operating performance, leverage and liquidity. Further, Golden Sky believes that EBITDA provides useful information regarding an entity's ability to incur and service debt. Changes in Golden Sky's EBITDA may indicate changes in its free cash flows available to incur and service debt and cover fixed charges. However, EBITDA

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is not intended to represent cash flows for the period and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. EBITDA, as Golden Sky calculates it, is not necessarily comparable to similarly captioned amounts of other companies.

     During the year ended December 31, 1999 Golden Sky:

     o used net cash of $61.1 million in operating activities;

     o used net cash of $12.2 million in investing activities; and

     o provided net cash of $72.1 million from financing activities.

     During the year ended December 31, 1998 Golden Sky:

     o used net cash of $36.6 million in operating activities;

     o used net cash of $159.9 million in investing activities; and

     o provided net cash of $187.4 million from financing activities.

     During the year ended December 31, 1997 Golden Sky:

     o used net cash of $3.1 million in operating activities;

     o used net cash of $120.7 million in investing activities; and

     o provided net cash of $137.0 million from financing activities.

Churn

     Golden Sky's rate of subscriber disconnects, or churn, has increased in recent periods on both an average monthly and last twelve months basis. During 1999, Golden Sky's average monthly churn approximated 1.8%, compared to 0.8% during 1998. For the twelve-month periods ended December 31, 1999 and 1998, Golden Sky's churn rate approximated 15.9% and 7.5%, respectively. Golden Sky's increased churn rate has resulted from several factors, many of which are non-recurring and external in nature. Those factors have included, but are not limited to, the following:

   o involuntary disconnects for non-payment of subscribers attracted to Golden Sky's service during the first half of 1999 by DIRECTV's free-programming promotions;

   o voluntary disconnects by disenchanted subscribers who were adversely affected by the termination of delivery of certain distant broadcast network services in January and July 1999 as a result of an agreement between DIRECTV and the National Association of Broadcasters;

   o higher subscriber turnover among former Primestar subscribers; and

   o decreases in up-front equipment and installation costs to new subscribers, which has had the effect of making Golden Sky's service more affordable for potentially less credit-worthy customers.

     As a result of the factors described above, Golden Sky anticipates that it may experience higher churn rates for at least the next six months. However, as previously described, many of the factors that have contributed to Golden Sky's recent higher churn are not expected to recur. Consequently, while there can be no assurance, Golden Sky expects that its rate of subscriber churn will approach historical levels during the latter half of 2000.

     As a result of Golden Sky's historical and anticipated significant growth rate, its historical operating results may not be comparable from period to period.

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RESULTS OF OPERATIONS

     The following table presents some of the items from Golden Sky's consolidated statements of operations as a percentage of total revenue for the periods noted.

                                              Inception To             Years Ended December 31,
                                              December 31,    ------------------------------------------
                                                  1996            1997           1998           1999
                                             --------------   ------------   ------------   ------------
Revenue:
 DBS services ............................      85.9%           94.6%          98.7%            99.5%
 Lease and other .........................       14.1             5.4            1.3              0.5
                                             --------         -------        -------            -----
Total revenue ............................      100.0           100.0          100.0            100.0
Costs and Expenses:
 Costs of DBS services ...................       51.0            53.5           59.7             63.1
 System operations .......................       10.2            21.8           14.5             14.0
 Sales and marketing .....................       28.6            42.0           42.4             46.2
 General and administrative ..............      405.9            13.4            9.8             11.2
 Depreciation and amortization ...........       38.0            42.0           30.5             25.6
                                             --------         -------        -------            -----
Total costs and expenses .................      533.7           172.7          156.9            160.1
                                             --------         -------        -------            -----
Operating loss ...........................     (433.7)          (72.7)         (56.9)           (60.1)
Net interest expense and other ...........      (23.9)          (18.4)         (25.0)           (31.2)
                                             --------         -------        -------            -----
Loss before extraordinary charge .........     (457.6)%          (91.1)%       (81.9)%          (91.3)%
                                             ========         =======        =======            =====

     Revenue. Golden Sky earns revenue by providing DIRECTV programming services to subscribers within its rural DIRECTV markets. DBS services revenue includes any combination of various monthly program service plans, additional monthly premium channel program upgrades, seasonal sports programming packages, one-time event programming on a pay-per-view basis and miscellaneous fee revenue related to providing programming to subscribers. Lease and other revenue principally is comprised of revenue from the rental of DBS equipment to subscribers.

     Costs of DBS Services. Golden Sky's largest cost of providing service to its subscribers is the wholesale cost of DIRECTV programming and related services. The principal components of programming costs include miscellaneous service fees and programming costs paid to the National Rural Telecommunications Cooperative and a 5% royalty based on programming revenue paid to DIRECTV.

     System Operations. System operations expenses include costs of Golden Sky's national call center operations, field office operations and other subscriber service expenses. Golden Sky expects that these expenses will increase to the extent it continues to make acquisitions and open additional, or expand existing, field offices. However, many of these costs are fixed in nature and Golden Sky does not expect that these expenses will increase in direct proportion to revenue.

     Sales and Marketing. Sales and marketing expenses include advertising, promotional expenses, marketing personnel expenses, commissions paid to Golden Sky's employees and outside sales agents, net equipment and installation costs and other marketing overhead costs. Golden Sky subsidizes the cost to the consumer of DBS equipment and the cost of installation of DBS equipment. Equipment and installation revenues and related expenses are recognized upon the delivery and installation of DBS equipment. Net transaction costs associated with the sale and installation of DBS equipment are reported as a component of sales and marketing expenses in Golden Sky's statement of operations. Golden Sky invests significantly to develop its sales and distribution systems and to acquire new subscribers. A large part of Golden Sky's sales and marketing expense is comprised of costs related to the addition of new subscribers. Although Golden Sky anticipates continuing to incur these costs as it builds its subscriber base, these costs are not expected to increase in direct proportion to revenue.

     General and Administrative. General and administrative expenses include corporate general office and administration expenses incurred primarily at Golden Sky's Kansas City corporate office. Golden Sky expects that these expenses will increase as it grows and continues to expand its infrastructure. However, since many of these expenses are fixed in nature, general and administrative expenses are not expected to increase in direct proportion to increases in subscribers and revenue.

     Depreciation and Amortization. Depreciation and amortization includes amortization of intangible assets associated with acquisitions and depreciation of property and equipment.


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

     Income Taxes. Golden Sky is subject to income taxation under Subchapter C of the Internal Revenue Code. To date, Golden Sky has not recognized any income tax benefits for financial reporting purposes because it has incurred operating losses in all periods, and realization of future tax benefits is uncertain. As of December 31, 1999, Golden Sky had net operating loss carryforwards for federal income tax purposes of approximately $179.0 million. These net operating loss carryforwards expire beginning in 2011.

Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

     Revenue. DBS services revenue for the year ended December 31, 1999 totaled $139.9 million, which represented an 87% increase as compared to the prior year. These higher revenues resulted from the increase in the number of subscribers to Golden Sky's DIRECTV service, offset somewhat by lower revenues per subscriber. The average number of subscribers in Golden Sky's rural DIRECTV markets during 1999 increased to approximately 285,400, compared to approximately 151,100 during 1998. Average monthly revenue per subscriber approximated $41.00 and $41.75 during those same periods. The decrease in revenue per subscriber resulted primarily from lower revenues from distant broadcast network services and lower sports programming revenues. Distant broadcast network services revenue decreased as a result of an agreement between DIRECTV and the National Association of Broadcasters. Pursuant to that agreement, provision of certain distant broadcast network services to a number of Golden Sky's subscribers was terminated during January and July 1999. The termination of these distant broadcast network services adversely impacted Golden Sky's revenues and contributed to its increased churn. Golden Sky does not anticipate any further termination of these services to its existing subscribers as a result of federal legislation that was enacted in November 1999.

     Costs of DBS Services. Costs of DBS services increased $43.4 million, or 96%, during 1999 to $88.7 million. This increase resulted from the 89% increase in the average number of subscribers previously described, and from higher fees charged by DIRECTV for satellite and ground service operations. As a percentage of total revenue, the costs of DBS services increased to 63.1% during 1999, compared to 59.7% during 1998. This increase resulted from the higher fees charged by DIRECTV previously described.

     System Operations. System operations expenses totaled $19.7 million during the year ended December 31, 1999, an $8.7 million increase, or 79%, over 1998. These costs rose as a result of the increased number of field offices and related activity resulting from Golden Sky's acquisitions of rural DIRECTV markets, as well as from subscriber growth. As a percentage of total revenue, system operations expenses decreased to 14.0% during 1999, from 14.5% during 1998. This decrease in system operations expenses as a percentage of total revenues resulted primarily from scale economies realized from Golden Sky's larger subscriber base.

     Sales and Marketing. Sales and marketing expenses totaled $64.9 million during the year ended December 31, 1999, an increase of $32.7 million, or 102%, compared to the year ended December 31, 1998. Sales and marketing costs per new subscriber activation approximated $380 and $320 during the years ended December 31, 1999 and 1998, respectively.

     The increase in sales and marketing expenses resulted from:

   o an 82% increase in the number of new subscriber activations during 1999;


   o higher subscriber acquisition costs associated with Golden Sky's conversions of Primestar subscribers to its DIRECTV service;

   o increased equipment and installation subsidies provided by Golden Sky to its subscribers; and

   o increased costs associated with free programming provided to new subscribers under certain DIRECTV national sales promotions.

     In April 1999, Hughes acquired Primestar's medium-power broadcast satellite business and high-powered DBS assets. Subsequent to Hughes' announcement of its proposed acquisition of Primestar, EchoStar Communications Corporation began to offer increased promotional and other incentives to Primestar customers, as well as to EchoStar retailers, to entice the conversion of Primestar subscribers to EchoStar's competing DBS service, the DISH Network. EchoStar is the second largest provider of DBS service in the


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

United States. Consequently, beginning in February 1999 Golden Sky increased its marketing efforts with respect to Primestar subscribers. Golden Sky's increased Primestar conversion efforts include, among other things, an offer of free equipment and installation to current Primestar subscribers, as well as higher sales commission incentives to both its internal and external sales forces. Approximately 30% of Golden Sky's gross subscriber additions during 1999 were conversions of former Primestar subscribers. While Golden Sky believes that opportunities continue to exist to convert additional Primestar subscribers to its DIRECTV programming service, it expects to accomplish such conversions at a slower rate in future periods. Consequently, while there can be no assurance, Golden Sky anticipates that its subscriber acquisition costs per new subscriber activation will decrease in future periods.

     General and Administrative. During the year ended December 31, 1999, general and administrative expenses totaled $15.7 million, compared to $7.4 million during 1998. As a percentage of total revenue, general and administrative expenses increased to 11.2% during 1999, from 9.8% during 1998. These increases in general and administrative expenses resulted from the addition of administrative resources necessary to support Golden Sky's growth and increased bad debts expenses. Golden Sky's bad debts expenses increased from $1.5 million, or 2.0% of total revenue, during 1998, to $4.1 million, or 2.9% of total revenue, during 1999. This increase in bad debts expense resulted from the increases in subscribers and revenues previously described, as well as from higher bad debts associated with former Primestar subscribers and subscribers attracted to Golden Sky's service during the first half of 1999 by DIRECTV's free programming promotions.

     EBITDA. EBITDA for the year ended December 31, 1999 totaled negative $48.3 million, compared to EBITDA of negative $20.0 million during the year ended December 31, 1998. This increase in negative EBITDA primarily resulted from the higher sales and marketing expenses and related new subscriber activations previously described.

     Depreciation and Amortization. Depreciation and amortization expenses increased $12.8 million to $36.0 million during the year ended December 31, 1999, compared to $23.2 million during the year ended December 31, 1998. This increase reflects the amortization of higher intangible asset balances resulting from Golden Sky's acquisitions of rural DIRECTV markets.

     Interest Expense. Interest expense totaled $45.0 million during the year ended December 31, 1999 and $20.5 million during 1998. This increase of $24.5 million resulted from higher outstanding debt balances and an increase in Golden Sky's weighted-average interest rate. Golden Sky's weighted-average interest rate increased due to the issuance of Golden Sky Systems' 123/8% senior subordinated notes due 2006 in July 1998 and Golden Sky DBS's 131/2% senior discount notes due 2007 in February 1999.

     Merger, Initial Public Offering and Other Non-Operating Expenses. On July 9, 1999, Golden Sky DBS filed a registration statement with the Securities and Exchange Commission for the initial public offering of its common stock. As a result of its pending merger with Pegasus, Golden Sky has suspended efforts to consummate Golden Sky DBS's initial public offering. Accordingly, related offering costs totaling approximately $466,000 were expensed during the fourth quarter of 1999. Further, direct out-of-pocket costs related to Golden Sky's pending merger with Pegasus of $391,000 were recognized as a non-operating expense during the fourth quarter of 1999. Other non-operating expenses of approximately $402,000 principally resulted from a loss incurred upon Golden Sky's disposition of certain non-essential assets.

Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

     Revenue. DBS services revenue for the year ended December 31, 1998 totaled $74.9 million, which represented a 355% increase as compared to the prior year. This increase was principally attributable to the increase in the number of subscribers. The average number of subscribers during 1998 increased to approximately 151,100, compared to approximately 33,200 during 1997. Average monthly revenue per subscriber approximated $41.75 and $43.75 during these same periods. The decrease in average monthly revenue per subscriber principally resulted from lower lease and other revenues during 1998.

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

     Costs of DBS Services. Costs of DBS services increased $36.0 million, or 387%, during 1998, to $45.3 million. This increase is consistent with the increase in the average number of subscribers. As a percentage of total revenue, the costs of DBS services increased to 59.7% during 1998, compared to 53.5% in 1997. This increase resulted largely from increased programming costs.

     System Operations. System operations costs totaled $11.0 million for the year ended December 31, 1998, a $7.2 million increase, or 190%, over 1997. These costs rose as a result of the increased number of field offices and related activity resulting from Golden Sky's continued acquisition of rural DIRECTV markets, as well as from subscriber growth. As a percentage of total revenue, system operations expenses declined to 14.5% for the year ended December 31, 1998, from 21.8% during the year ended December 31, 1997. The decrease in system operations expenses as a percentage of total revenues resulted from the increases in subscribers and revenues as previously described.

     Sales and Marketing. Sales and marketing expenses totaled $32.2 million during the year ended December 31, 1998, an increase of $24.9 million compared to the previous year. This increase principally resulted from the 265% increase in new subscriber activations during 1998, as compared to 1997. Sales and marketing costs per new subscriber activation approximated $320 during the year ended December 31, 1998 and $280 during the year ended December 31, 1997.

     General and Administrative. During the year ended December 31, 1998, general and administrative expenses totaled $7.4 million, compared to $2.3 million during 1997. The increase in general and administrative expenses resulted from the addition of administrative resources necessary to support Golden Sky's growth. As a percentage of total revenue, general and administrative expenses decreased to 9.8% during the year ended December 31, 1998, from 13.4% during 1997. This decrease reflects the continued leveraging of these costs, which are partially fixed in nature, over increased subscribers and revenues.

     EBITDA. EBITDA for the year ended December 31, 1998 totaled negative $20.0 million, compared to EBITDA of negative $5.4 million during the same period in 1997. This increase in negative EBITDA principally resulted from the increases in sales and marketing activities and related new subscriber activations previously described.

     Depreciation and Amortization. Depreciation and amortization expenses increased $15.9 million to $23.2 million during the year ended December 31, 1998, compared to $7.3 million during the year ended December 31, 1997. This increase resulted from higher intangible assets balances, which resulted from Golden Sky's acquisition of additional rural DIRECTV markets.

     Interest Expense. Interest expense totaled $20.5 million during the year ended December 31, 1998, as compared to $3.2 million during 1997. This increase of $17.3 million primarily resulted from higher outstanding debt balances and, to a lesser degree, from an increase in weighted-average interest costs.

LIQUIDITY AND CAPITAL RESOURCES

     Golden Sky has experienced net losses as well as negative EBITDA and cash flows from operations since its inception. These shortfalls are primarily the result of Golden Sky's rapid subscriber growth and acquisitions of rural DIRECTV markets. In particular, Golden Sky has incurred significant sales and marketing expenses in its effort to rapidly build its subscriber base. Many of these expenses, which are expensed as incurred and include advertising and promotional expenses, sales commissions and DBS equipment and installation subsidies, are incurred at or before the time a new subscriber is activated. As a result, revenue attributable to new subscribers lags behind the expense incurred in acquiring them. The impact of this lag generally increases with the rate at which Golden Sky adds subscribers. Golden Sky believes that its subscriber acquisition costs will continue to negatively affect its operating results for at least the next year as it continues to add new subscribers. However, as long as a subscriber remains in service, future operating results benefit from a recurring monthly revenue stream with minimal additional sales and marketing expense. Provided churn remains relatively low, Golden Sky believes that its investment in building its subscriber base rapidly will enhance its cash flow and operating results in the longer term.

     Improvement in Golden Sky's results of operations is principally dependent upon its ability to cost effectively expand its subscriber base, control subscriber churn and effectively manage its operating and


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

overhead costs. Golden Sky plans to reduce its future operating and overhead costs by transitioning from a principally direct sales distribution model to a largely indirect, retail sales distribution model. Accordingly, during the year ending December 31, 2000 Golden Sky plans, among other things, to:

   o close approximately 30 of its local sales offices;

   o reduce its corporate overhead expenses through headcount and other expense reductions; and

   o increase the number of third-party retailers of Golden Sky's direct broadcast satellite television service in its rural DIRECTV markets.

Golden Sky estimates that it will incur aggregate, non-recurring costs of approximately $1.5 million in connection with these actions. These costs are expected to primarily consist of employee severance and lease termination costs.

     Golden Sky's operations require substantial capital for:

   o financing subscriber growth (including DBS equipment and installation subsidies and marketing and selling expenses);

   o investments in, and maintenance of, field offices in Golden Sky's rural DIRECTV markets;

   o financing infrastructure development costs necessary to support the growth of Golden Sky's business; and

   o funding of start-up losses and other working capital requirements.

     Historically, Golden Sky also has utilized substantial capital to acquire rural DIRECTV markets. Golden Sky's capital expenditures, inclusive of acquisitions of rural DIRECTV markets and related minority interests, totaled $40.2 million during 1999, $107.8 million during 1998 and $121.0 million during 1997. Net cash used in operations totaled $61.1 million in 1999, $36.6 million in 1998 and $3.1 million in 1997.

     To date, Golden Sky's acquisitions, subscriber growth and operations have been financed from borrowings under Golden Sky Systems' bank credit facility, proceeds from the offering of Golden Sky Systems' 12 3/8% Notes, proceeds from the offering of Golden Sky DBS's 13 1/2% Notes, proceeds from the issuance of capital stock, and to a lesser extent, the issuance of promissory notes to sellers of rural DIRECTV markets.

     During the year ended December 31, 1999, Golden Sky's net cash flows from financing activities totaled $72.1 million. This was comprised of:

     o gross proceeds of $100.0 million from the offering of Golden Sky DBS's 13 1/2% Notes, which it completed in February 1999;

     o net repayments of $15.0 million under Golden Sky Systems' bank credit facility;

     o    repayments of other debt totaling $8.8 million;

     o increased deferred financing costs of $5.5 million resulting from the amendment of Golden Sky Systems' bank credit facility and the offering of Golden Sky DBS's 13 1/2% Notes; and

     o capital contributions of $1.4 million received from certain minority interest holders.

     In 1998, Golden Sky's net cash flows from financing activities of $187.4 million were comprised of:

     o net proceeds of $189.2 million from the offering of Golden Sky Systems' 12 3/8% Notes;

     o net borrowings of $7.0 million under Golden Sky Systems' bank credit facility;

     o deferred financing costs of $5.1 million resulting from the amendment of Golden Sky Systems' bank credit facility and the offering of Golden Sky Systems' 12 3/8% Notes; and

     o    $3.7 million of repayments on other debt.

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   In 1997, Golden Sky's net cash flows from financing activities of $137.0 million were comprised of:

     o    $71.1 million from the issuance of preferred stock;

     o deferred financing costs of $3.3 million resulting from the execution of Golden Sky Systems' bank credit facility; and

     o $69.2 million of net borrowings under Golden Sky Systems' bank credit facility and other indebtedness.


Credit Facility

     Golden Sky Systems has a credit facility with a group of banks that provides for a $150.0 million line of credit to fund acquisitions and working capital requirements. Of this amount, $35.0 million is in the form of a term loan facility and $115.0 million is in the form of a revolving credit facility, including a letter of credit sub-limit of $40.0 million. As of December 31, 1999, Golden Sky Systems (1) had fully utilized the entire $35.0 million of term loan availability, (2) had borrowed $17.0 million under the revolving credit line, and (3) had utilized approximately $19.6 million of the letter of credit sub-facility. Availability under the revolving credit line depends upon satisfaction of various financial and operating covenants as well as minimum subscriber base requirements.

     The term loan amortizes in specified quarterly installments from March 31, 2002 through maturity on December 31, 2005. Availability of revolving loan borrowings decreases by specified amounts over the period from March 31, 2001 through maturity on September 30, 2005. Borrowings under the credit facility bear interest at variable rates (approximately 10.0% as of December 31, 1999) calculated on a base rate, which is either the prime rate or LIBOR, plus an applicable margin, with reductions under some circumstances, based on leverage.

     As of September 30, 1999, Golden Sky Systems was not in compliance with certain of the restrictive covenants prescribed by its credit facility. During January 2000, Golden Sky Systems completed an amendment to the credit facility. The amendment, which was effective as of December 31, 1999, waived Golden Sky Systems' third quarter 1999 covenant violations and amended certain fourth quarter 1999 and year 2000 covenant requirements. Pursuant to the amendment, Golden Sky Systems may borrow up to an additional $20.0 million under the credit facility prior to March 31, 2000. Any such incremental borrowings, which are secured by letters of credit provided by certain of Golden Sky Holdings' shareholders, must be repaid by May 31, 2000 from the proceeds of either a private or public equity offering. Upon repayment of the incremental borrowings prior to May 31, Golden Sky Systems will have potential incremental borrowing capacity during the year ending December 31, 2000 equal to the lesser of the proceeds received from either a public or private equity offering or $20.0 million. Coincident with the amendment of the credit facility, Golden Sky Holdings entered into stock subscription agreements with certain of its shareholders for an aggregate of $20.0 million of its preferred stock. Also in January 2000, the credit facility was further amended to approve the change in ownership of Golden Sky that would result from the merger with Pegasus. As of December 31, 1999, Golden Sky was in compliance with the credit facility's amended covenants.

12 3/8% Notes

     On July 31, 1998, Golden Sky Systems completed the sale of $195.0 million aggregate principal amount at maturity of its 12 3/8% Notes. Interest on the 12 3/8% Notes is payable in cash semi-annually on February 1 and August 1 of each year. The 12 3/8% Notes mature on August 1, 2006. The offering of these notes resulted in net proceeds of approximately $189.2 million after payment of underwriting discounts and other issuance costs. In the event Golden Sky's merger with Pegasus is consummated, Golden Sky will be required to make an offer to the holders of the 12 3/8% Notes to purchase those notes for 101% of their principal amount plus accrued interest. If Golden Sky's offer for the 12 3/8% Notes is accepted by any of its note holders, and it is unable to purchase those notes, Golden Sky may be in default of the terms of the 12 3/8% Notes Indenture. Pegasus has entered into a commitment letter with an investment bank under which that investment bank has agreed to purchase any and all 12 3/8% Notes tendered in response to Golden Sky's offer to purchase. This commitment is subject to the execution of definitive documentation and customary closing conditions. There can be no assurance that Pegasus will be able to agree on definitive documentation with the investment bank or make alternative arrangements if necessary.

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

13 1/2% Notes
     On February 19, 1999, Golden Sky DBS completed the sale of $193.1 million aggregate principal amount at maturity of its 13 1/2% Notes. Interest on these notes is payable in cash semi-annually on March 1 and September 1 of each year, with the first cash interest payment due on September 1, 2004. The 13 1/2% Notes mature on March 1, 2007. These notes were offered at a substantial discount and resulted in net proceeds of approximately $95.4 million, after the payment of underwriting discounts and other issuance costs aggregating approximately $4.7 million. In the event Golden Sky's merger with Pegasus is consummated, Golden Sky DBS will be required to make an offer to the holders of the 13 1/2% Notes to purchase those notes for 101% of their accreted value plus accrued interest. If Golden Sky DBS' offer for the 13 1/2% Notes is accepted by any of its note holders, and it is unable to purchase those notes, Golden Sky DBS may be in default of the terms of the 13 1/2% Notes Indenture. Pegasus has entered into a commitment letter with an investment bank under which that investment bank has agreed to purchase any and all 13 1/2% Notes tendered in response to Golden Sky DBS' offer to purchase. This commitment is subject to the execution of definitive documentation and customary closing conditions. There can be no assurance that Pegasus will be able to agree on definitive documentation with the investment bank or make alternative arrangements if necessary.
Future Capital Requirements
     Golden Sky's future capital requirements will depend upon a number of factors, including the rate of its internal subscriber growth, the extent to which it completes additional acquisitions, if any, and the working capital needs necessary to accommodate such growth. Golden Sky expects to continue to expand its marketing efforts in order to increase its subscriber penetration.
As previously described, Golden Sky subsidizes a portion of the cost of DBS equipment and subscriber installations. The extent of Golden Sky's future subsidies of DBS equipment and installations may materially affect its liquidity and capital requirements. Golden Sky also expects that continued investment in its administrative and computer systems will be necessary to support its increased size and continued internal growth. Excluding any costs associated with the acquisition of additional rural DIRECTV markets, Golden Sky anticipates that its total capital expenditures, primarily related to expanding facilities and information systems for its corporate office, customer service operations and field offices, will not exceed $5.0 million during the year ending December 31, 2000.
     Golden Sky's operating costs and working capital requirements are partly a function of its rights and obligations under its agreements with the National Rural Telecommunications Cooperative and the National Rural Telecommunications Cooperative's agreement with Hughes. The National Rural Telecommunications Cooperative is currently in litigation with Hughes and its subsidiary DIRECTV over the scope and extent of certain of these rights. On January 10, 2000, Golden Sky and Pegasus filed a class action lawsuit in federal court in Los Angeles against DIRECTV as representatives of a proposed class that would include all members and affiliates of the National Rural Telecommunications Cooperative that are distributors of DIRECTV. The complaint contains causes of action for various torts, common counts and declaratory relief based on DIRECTV's failure to provide the National Rural Telecommunications Cooperative with premium programming, thereby preventing the National Rural Telecommunications Cooperative from providing this programming to the class action members and affiliates. The claims are also based on DIRECTV's position with respect to launch fees and other benefits, term and rights of first refusal. The complaint seeks monetary damages and a court order regarding the rights of the National Rural Telecommunicaitons Cooperative and its members and affiliates. See Business of Pegasus -- Legal Proceedings. On February 10, 2000, Pegasus and Golden Sky filed an amended complaint, which added new tort claims against DIRECTV for interference with plaintiffs' relationships with manufacturers, distributors and dealers of direct broadcast satellite equipment. Pegasus and Golden Sky also withdrew the class action allegations to allow a new class action to be filed on behalf of the members and affiliates of the National Rural Telecommunications Cooperative. The outcome of this litigation and the litigation filed by the National Rural Telecommunications Cooperative could have a material adverse effect on the scope and duration of Golden Sky's right to provide DIRECTV programming in its rural markets, its capital requirements and its costs of operations.
     During 1999, Golden Sky acquired ten rural DIRECTV markets. These markets included approximately 134,000 households and served approximately 18,300 subscribers as of the dates of acquisition. The aggregate purchase price for these acquisitions, including direct acquisition costs, approximated $35.3 million. As noted above under -- Overview -- Company History, Golden Sky has suspended evaluation of future acquisition opportunities as a result of its pending merger with Pegasus. To the extent Golden Sky resumes its acquisition activities and identifies attractive acquisition candidates in the future, it may require additional capital to complete such acquisitions.

     Golden Sky is highly leveraged and, to the extent it is able to borrow additional funds under Golden Sky Systems' credit facility or otherwise, its leverage will continue to increase. The approximately $9.8 million of seller notes payable outstanding at December 31, 1999 mature as follows: $2.9 million in 2000, $3.0 million in 2001, $2.9 million in 2002, and $1.0 million in 2003.

     The ability of Golden Sky's subsidiaries to pay dividends and make other distributions and advances is subject to, among other things, the terms of their debt instruments and applicable law. Golden Sky Systems' credit facility and the indenture governing Golden Sky Systems' 12 3/8% Notes contain restrictive covenants that limit its ability to pay dividends or make distributions to Golden Sky DBS, its direct parent company. Golden Sky cannot assure you that Golden Sky Systems will be in compliance with these covenants at the time of a required interest payment on Golden Sky DBS' debt instruments. Golden Sky currently expects that it may be difficult for Golden Sky Systems to generate the requisite dividend capacity to enable Golden Sky DBS to make the initial cash interest payments on its 13 1/2% Notes. Golden Sky Systems' ability to generate sufficient dividend capacity under the indenture governing the 12 3/8% Notes to service Golden Sky DBS's 13 1/2% Notes and to comply with the financial and other covenants in Golden Sky Systems' credit facility will depend upon the extent to which Golden Sky pursues acquisitions, incurs additional indebtedness, incurs operating expenses, makes capital expenditures and generates adequate subscriber revenue, among other things. To the extent these vary significantly from Golden Sky's current expectations, it is likely that Golden Sky will not be able to make Golden Sky DBS's initial interest payments absent consents from its lenders and existing bondholders. Moreover, any significant adverse developments would likely preclude Golden Sky DBS from being able to access Golden Sky Systems' cash flow for these initial interest payments.

     As of December 31, 1999, Golden Sky had unrestricted cash on hand of approximately $3.3 million. While there can be no assurance, Golden Sky believes it has sufficient cash and availability under Golden Sky Systems' amended bank credit facility to finance Golden Sky's expected internal growth through at least December 31, 2000. There are a number of factors, some of which may be beyond Golden Sky's control or ability to predict, that could require it to raise additional capital. These factors include unexpected increases in operating costs and expenses, subscriber growth in excess of that currently expected, an increase in the cost of acquiring subscribers or possible acquisitions of additional rural DIRECTV markets. Additional financing also may be required to meet Golden Sky's debt service requirements. There can be no assurance that additional financing will be available on terms acceptable to Golden Sky, or at all, and if available, that the proceeds of this financing would be sufficient to enable Golden Sky to meet its debt service requirements or completely execute its business plan.

Year 2000 Readiness

     Many existing computer systems and applications currently use two-digit date fields to designate a particular year. Date sensitive systems and applications may recognize the year 2000 as 1900 or not at all. The inability to recognize or properly treat the year 2000 may cause computer systems and applications to incorrectly process critical financial and operational information. During 1999, Golden Sky undertook an effort to identify and correct any potential year 2000 issues that may have existed with its information systems, suppliers and facilities. As of the date of this proxy statement/prospectus, Golden Sky's business has not been affected by the year 2000 issue. Golden Sky will continue to monitor the impact of the year 2000 issue on its business throughout the year ending December 31, 2000. There can be no assurance that the year 2000 issue will not adversely affect Golden Sky's business, financial condition or results of operations in future periods.

     The foregoing constitutes a year 2000 statement and readiness disclosure subject to the protections afforded it by the Year 2000 Information and Readiness Disclosure Act of 1998.

RECENT ACCOUNTING DEVELOPMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS No. 133"). As a result of the subsequent issuance of FAS No. 137, FAS No. 133 is now effective for fiscal years beginning after June 15, 2000. FAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Currently, Golden Sky has no derivative instruments or hedging arrangements. Accordingly, adoption of FAS No. 133 is not expected to have a material effect on Golden Sky's business, financial position or results of operations.

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
                              BUSINESS OF PEGASUS

General

     Pegasus is:

   o The largest independent distributor of DIRECTV(R) with 752,800 subscribers at December 31, 1999. We have the exclusive right to distribute DIRECTV digital broadcast satellite services to over 5.3 million rural households in 36 states. We distribute DIRECTV through the Pegasus retail network, a network in excess of 2,500 independent retailers.

   o The owner or programmer of ten TV stations affiliated with either Fox, UPN or the WB.

   o One of the fastest growing media companies in the United States. We have increased our revenues at a compound growth rate of 89% per annum since our inception in 1991.

Direct Broadcast Satellite Television

     The introduction of direct broadcast satellite receivers is widely regarded as the most successful introduction of a consumer electronics product in U.S. history, surpassing the rollout of color televisions, videocassette recorders and compact disc players. According to a recent Paul Kagan study, in 1998 direct broadcast satellite was the fastest growing multichannel television service in the country, capturing almost two out of every three new subscribers to those services. There are currently three nationally branded direct broadcast satellite programming services: DIRECTV, Primestar and EchoStar. At December 31, 1999, there were 11.5 million direct broadcast satellite subscribers in the United States:

   o 6.7 million DIRECTV subscribers, including approximately 5.2 million subscribers served by DIRECTV itself, 1.1 million subscribers served by Pegasus and Golden Sky and 400,000 subscribers served by the approximately 100 other DIRECTV rural affiliates;

   o 1.4 million Primestar subscribers; and

   o 3.4 million EchoStar subscribers.

All three direct broadcast satellite programming services are digital satellite services, and therefore require that a subscriber install a satellite receiving antenna or dish and a digital receiver. DIRECTV and EchoStar require a satellite dish of approximately 18 inches in diameter that may be installed by the consumer without professional assistance. Primestar requires a dish of approximately 36 inches in diameter that generally must be professionally installed. The market shares of DIRECTV, Primestar and EchoStar among all direct broadcast satellite subscribers nationally are currently 58%, 12% and 30%, respectively. The Carmel Group has estimated that the number of direct broadcast satellite subscribers will grow to 21.1 million by 2003.

     Hughes completed the acquisition of Primestar's medium-power direct broadcast satellite business on May 22, 1999, and completed the acquisition of related high-power satellite assets on June 8, 1999. Hughes is currently operating Primestar only during a transition period while it converts Primestar subscribers to DIRECTV subscribers. At the time of the acquisition, we estimated that there were approximately 250,000 Primestar subscribers in our DIRECTV exclusive territories who could become our subscribers if they choose to receive DIRECTV programming.

     In 1999, MCI WorldCom transferred a license to EchoStar to operate another direct broadcast satellite business in a different orbital location. We believe this will help increase the overall competitive position of direct broadcast satellite relative to cable. However, the transaction could also increase EchoStar's competitive position relative to DIRECTV.

DIRECTV

     DIRECTV is a service of Hughes Electronics, a subsidiary of General Motors Corporation. DIRECTV offers in excess of 200 entertainment channels of near laser disc quality video and compact disc quality audio programming. DIRECTV currently transmits via four high-power Ku band satellites. We believe that DIRECTV's extensive line-up of cable networks, pay-per-view movies and events and sports packages, including the exclusive "NFL Sunday Ticket," have enabled DIRECTV to capture a majority market share of existing direct broadcast satellite subscribers and will continue to drive strong subscriber growth for DIRECTV services in the future. DIRECTV added 1.6 million new subscribers in 1999.

DIRECTV Rural Affiliates

     Prior to the launch of DIRECTV's programming service, Hughes Electronics, which was succeeded by its subsidiary DIRECTV, entered into an agreement with the National Rural Telecommunications Cooperative authorizing the National Rural Telecommunications Cooperative to offer its members and associates the opportunity to acquire exclusive rights to distribute DIRECTV programming services in rural areas of the United States. The National Rural Telecommunications Cooperative is a cooperative organization whose members and associates are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Approximately 250 National Rural Telecommunications Cooperative members and associates acquired such exclusive rights, thereby becoming DIRECTV rural affiliates. The DIRECTV exclusive territories acquired by DIRECTV's rural affiliates include approximately 9.0 million rural households. Pegasus was the largest of the original DIRECTV rural affiliates, acquiring a DIRECTV exclusive territory of approximately 500,000 homes in four New England states. Since 1996 we have increased our DIRECTV exclusive territories to more than 5.3 million homes through the completed or pending acquisitions of 95 other DIRECTV rural affiliates, including the acquisition of Digital Television Services, Inc., with which we merged in 1998.

Pegasus Rural Focus and Strategy

     We believe that direct broadcast satellite and other digital satellite services will achieve disproportionately greater consumer acceptance in rural areas than in metropolitan areas. Direct broadcast satellite services have already achieved a penetration of more than 17% in rural areas of the United States, as compared to approximately 5% in metropolitan areas.

     Our long-term goal is to become an integrated provider of direct broadcast satellite and other digital satellite services for the 76.0 million people,
30.0 million homes and 3.0 million businesses located in rural areas of the United States. To accomplish our goal, we are pursuing the following strategy:

   o Continue to Grow Our Rural Subscriber Base by Aggressively Marketing DIRECTV. Pegasus currently serves in excess of 750,000 DIRECTV subscribers, which represents a penetration of approximately 14.1%. Our rate of growth has accelerated as we have increased our scale and expanded the Pegasus network of independent retailers.

   o Continue to Acquire Other DIRECTV Rural Affiliates. We currently own approximately 59% of the DIRECTV exclusive territories held by DIRECTV's rural affiliates. We have had an excellent track record of acquiring DIRECTV rural affiliates and believe that we have a competitive advantage in acquiring additional DIRECTV rural affiliates. We base this belief on our position as the largest DIRECTV rural affiliate, our access to the capital markets and our strong reputation in the direct broadcast satellite industry. We will continue to pursue our strategy of acquiring other DIRECTV rural affiliates.

   o Continue to Develop the Pegasus Retail Network. We have established the Pegasus network of independent retailers in order to distribute DIRECTV in our DIRECTV exclusive territories. Our consolidation of DIRECTV's rural affiliates has enabled us to expand the Pegasus retail network to over 2,500 independent retailers in 36 states. We believe that the Pegasus retail network is one of the few sales and distribution channels for digital satellite services with broad and effective reach in rural areas of the U.S. We intend to further expand the Pegasus retail network in order to increase the penetration of DIRECTV in rural areas and to enable us to distribute additional digital satellite services that will complement our distribution of DIRECTV.

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

   o Generate Future Growth By Bundling Additional Digital Satellite Services with DIRECTV. We believe that new digital satellite services, such as digital audio services, broadband multimedia services and mobile satellite services, will be introduced to consumers and businesses in the next five years.

     These services, like direct broadcast satellite, should achieve disproportionate success in rural areas. However, because there are limited sales and distribution channels in rural areas, new digital satellite service providers will confront the same difficulties that direct broadcast satellite service providers have encountered in establishing broad distribution in rural areas, as compared to metropolitan areas. We believe that the Pegasus retail network will enable us to establish relationships with digital satellite service providers that will position us to capitalize on these new opportunities.

Satellite Services in Rural Areas

     Rural areas include approximately 85% of the total landmass of the continental United States and have an average home density of less than 12 homes per square mile. Because the cost of reaching a household by a cable or other wireline distribution system is generally inversely proportional to home density and the cost of providing satellite service is not, satellite services have strong cost advantages over cable in rural areas.

     There are approximately 76.0 million people, 30.0 million households and
3.0 million businesses located in rural areas of the United States. Annual household income in rural areas totaled over $1.1 trillion in 1997, an average of approximately $38,000 per household. Rural areas therefore represent a large and attractive market for direct broadcast satellite and other digital satellite services. Approximately 65% of all U.S. direct broadcast satellite subscribers reside in rural areas. It is likely that future digital satellite services, such as soon to be launched digital audio services and satellite broadband multimedia services, will also achieve disproportionate success in rural areas as compared to metropolitan areas.

     It is difficult, however, for satellite and other service providers to establish sales and distribution channels in rural areas. In contrast to metropolitan areas, where there are many strong national retail chains, few national retailers have a presence in rural areas. Most retailers in rural areas are independently owned and have only one or two store locations. For these reasons, satellite providers seeking to establish broad and effective rural distribution have limited alternatives:

   o They may seek to distribute their services through one of the few national retailers, such as Radio Shack or Wal-Mart, that have a strong retail presence in rural areas.

   o They may seek to establish direct sales channels in rural areas, as Primestar initially sought to do through its cable partners.

   o They may seek to distribute through national networks of independent retailers serving rural areas, such as have been established by EchoStar and by Pegasus.

Consolidation of DIRECTV Rural Affiliates

     When DIRECTV was launched in 1994, small DIRECTV rural affiliates held approximately 95% of the DIRECTV rural affiliate exclusive territories. In 1996, Pegasus first acquired another DIRECTV rural affiliate, thereby beginning a process of consolidation that has significantly changed the composition of DIRECTV's rural affiliates. Since 1996, Pegasus, its subsidiary, Digital Television Services, Inc., and Golden Sky Systems have acquired approximately 150 DIRECTV rural affiliates. Today, Pegasus represents 59% of the DIRECTV exclusive territories held by DIRECTV's rural affiliates, Golden Sky holds 21%, and the approximately 100 remaining rural affiliates total 20%. Pegasus believes that consolidation among DIRECTV's rural affiliates will continue.

     As of December 31, 1999, we distributed DIRECTV in the following DIRECTV exclusive territories:

        Exclusive             Total       Homes Not       Homes
         DIRECTV             Homes in     Passed By     Passed By        Total
       Territories          Territory       Cable         Cable       Subscribers     Penetration
------------------------   -----------   -----------   -----------   -------------   ------------
Northeast ..............      751,745       182,245       569,500        83,928         11.2%
Central ................    1,138,651       301,052       837,599       163,272         14.3%
Southeast ..............    1,010,979       352,622       658,357       156,931         15.5%
Midwest ................      882,924       248,222       634,702       124,203         14.1%
Central Plains .........      411,666        88,168       323,498        46,195         11.2%
Texas ..................      465,835       150,987       314,848        84,942         18.2%
Southwest ..............      322,438        48,459       273,979        45,483         14.1%
Northwest ..............      347,710        99,896       247,814        47,862         13.8%
                            ---------       -------       -------       -------         ----
   Total ...............    5,331,948     1,471,651     3,860,297       752,816         14.1%
                            =========     =========     =========       =======         ====

------------
Total homes in territory, homes not passed by cable, and homes passed by cable are based on estimates of primary residences by Claritas, Inc.

     For the month ended January 31, 2000, on an actual basis, Pegasus added 17,974 gross subscriber additions and 5,530 net subscriber additions. At January 31, 2000, Pegasus' total subscribers on an actual and pro forma basis (without giving effect to the merger with Golden Sky) were 726,585 and 758,656, respectively.

The Pegasus Retail Network

     The Pegasus retail network is a network of over 2,500 independent satellite, consumer electronics and other retailers serving rural areas. We began the development of the Pegasus retail network in 1995 in order to distribute DIRECTV in our original DIRECTV exclusive territories in New England. We have expanded this network into 36 states as a result of our acquisitions of DIRECTV rural affiliates since 1996. Today, the Pegasus retail network is one of the few sales and distribution channels available to digital satellite service providers seeking broad and effective distribution in rural areas throughout the continental United States.

     We believe that the national reach of the Pegasus retail network has positioned us to:

   o improve the penetration of DIRECTV in DIRECTV exclusive territories that we now own or that we may acquire from other DIRECTV rural affiliates;

   o assist DIRECTV in improving DIRECTV's direct broadcast satellite market share in rural areas outside of the DIRECTV exclusive territories held by DIRECTV rural affiliates; and

   o offer providers of new digital satellite services, such as the soon to be launched digital audio and broadband multimedia satellite services, an effective and convenient means for reaching the approximately 30% of America's population that live and work in rural areas.

Broadcast Television

     Our operating strategy in broadcast television is focused on:

   o developing strong local sales forces and sales management to maximize the value of our stations' inventory of advertising spots;

   o improving the stations' programming, promotion and technical facilities in order to maximize their ratings in a cost-effective manner; and

   o maintaining strict control over operating costs while motivating employees through the use of incentive plans, which reward our employees in proportion to annual increases in location cash flow.

     We have purchased or launched TV stations affiliated with the "emerging networks" of Fox, the WB and UPN, because, while affiliates of these networks generally have lower revenue shares than stations affiliated with ABC, CBS and NBC, we believe that they will experience growing audience ratings and therefore afford us greater opportunities for increasing their revenue share. We have entered into local marketing agreements in three of our existing markets because they provide additional opportunities for increasing revenue share with limited additional operating expenses. However, the FCC has recently adopted rules which in most instances would prohibit us from expanding in our existing markets through local marketing agreements and may require us to modify or terminate our existing agreements. We have entered into local marketing agreements to program one station as an affiliate of Fox, two stations as affiliates of the WB network and one station as an affiliate of UPN. We plan to program an additional station pursuant to a local marketing agreement in 2000, if permitted by the FCC.

     The following table sets forth general information for each of Pegasus' stations.

                                                        Station
           Station               Acquisition Date     Affiliation       Market Area       DMA (1)     Households (2)
-----------------------------   ------------------   -------------   -----------------   ---------   ---------------
WDBD-40 .....................   May 1993             Fox             Jackson, MS         91          298,000
WDSI-61 .....................   May 1993             Fox             Chattanooga, TN     82          332,000
WGFL-53 (3) .................   (3)                  WB              Gainesville, FL     167         101,000
WOLF-56/WILF-53 (4) .........   May 1993             Fox             Northeastern PA     47          566,000
WSWB-38 (4) .................   (4)                  WB              Northeastern PA     47          566,000
WPXT-51 .....................   January 1996         Fox             Portland, ME        79          353,000
WPME-35 (5) .................   (5)                  UPN             Portland, ME        79          353,000
WTLH-49/WFXU (6) ............   March 1996           Fox             Tallahassee, FL     116         221,000

------------
(1) There are 211 designated market areas or designated market areas in the United States with each county in the continental United States assigned uniquely to one designated market area. Ranking of designated market are is based upon Nielsen estimates of the number of television households.

(2) Represents total homes in a designated market area for each television station as estimated by Broadcast Investment Analysts.

(3) Pegasus began programming WGFL in October 1997 pursuant to an local marketing agreement as an affiliate of the WB network.

(4) WILF and WWLF until November 1998 had simulcast the programming of WOLF. In November 1998, the station then known as WOLF (Channel 38) was sold to KB Prime Media LLC. That station has changed its call letters to WSWB, and is now programmed by Pegasus pursuant to an local marketing agreement as an affiliate of the WB network. The station formerly know as WWLF changed its call letters to WOLF, and simulcasts Fox programming on WILF.

(5) Pegasus began programming WPME in August 1997 pursuant to an local marketing agreement as an affiliate of UPN.

(6) Pegasus programs WFXU pursuant to an local marketing agreement. WFXU has simulcast the programming of WTLH since July 1998.

Cable Television

     We own and operate a cable system serving areas of western, southwestern and northwestern Puerto Rico. Our Puerto Rico cable system serves franchised areas of approximately 170,000 households and serves approximately 55,000 subscribers.

     We have entered into a letter of intent to sell the assets of our cable system business in Puerto Rico to a subsidiary of Centennial Cellular Corporation for $170.0 million in cash, subject to certain adjustments. The sale of this cable system is subject to the negotiation of a definitive agreement, third-party approvals, including regulatory approvals, and other customary conditions. The sale is also subject to approval by our board of directors. We cannot assure you that these conditions will be satisfied and that the sale will be consummated.

Recent Completed and Pending Transactions

     Completed Transactions

     Completed Direct Broadcast Satellite Acquisitions. From January 1, 2000 through February 15, 2000, we completed four acquisitions for DIRECTV distribution rights in rural areas of California, Indiana, Illinois, Oregon and South Dakota. In the aggregate, the consideration for the completed direct broadcast satellite acquisitions was $13.5 million in cash, $22.5 million in Series D junior converible participating preferred stock, $39.7 million in Pegasus' Class A common stock, $200,000 in promissory notes and $381,000 in assumed net liabilities. The territories covered by these transactions include approximately 241,500 households, including approximately 12,100 seasonal residences and 24,200 business locations and 34,000 subscribers. In January 2000, we completed an acquisition for DIRECTV distribution rights in rural areas of Michigan that was effective December 14, 1999. In the aggregate, the total consideration for this direct broadcast satellite acquisition was $707,000 in cash, $5.7 million in Series B junior convertible participating preferred stock, $315,000 in promissory notes and $61,000 in assumed net liabilities. The territories covered by this transaction include approximately 27,700 households, including approximately 1,400 seasonal residences and 2,800 business locations and 3,700 subscribers.

     Convertible Preferred Stock Offering. On January 25, 2000, Pegasus completed an offering of $300.0 million in liquidation amount of its 61/2% Series C convertible preferred stock. Each share of Series C convertible preferred stock is convertible at any time into the number of whole shares of our Class A common stock equal to the stated liquidation preference of $100 per share divided by an initial conversion price of $127.50 per share, subject to adjustment if certain events should occur. Pegasus may redeem the Series C convertible preferred stock at any time beginning on February 1, 2003 at redemption prices set forth in the certificate of designation. In addition, from August 1, 2001 to February 1, 2003, Pegasus may redeem the Series C convertible preferred stock at a redemption premium of 105.525% of the stated liquidation preference, plus accumulated and unpaid dividends, if any, if the trading price of Pegasus' Class A common stock equals or exceeds $191.25 for a specified trading period. In the event of a change of control of Pegasus, holders of Series C convertible preferred stock will have a one-time option to convert such holder's shares into Class A common stock at a conversion price equal to the greater of (1) the market price of our Class A common stock at the change of control date or (2) $68.00 per share. In lieu of issuing Class A common stock, we may, at our option, make a cash payment equal to the market value of the shares. Pegasus plans to use the net proceeds of the offering for working capital and general corporate purposes.

     Investment in Personalized Media Communications, LLC and Licensing of Patents. On January 13, 2000, Pegasus made an investment in Personalized Media Communications, LLC, an advanced communications technology company. A subsidiary of Personalized Media granted to Pegasus an exclusive license for use of Personalized Media's patent portfolio in the distribution of satellite services from specified orbital locations. Mary C. Metzger, Chairman of Personalized Media and a member of Pegasus' board of directors, and John C. Harvey, Managing Member of Personalized Media and Ms. Metzger's husband, own a majority of and control Personalized Media.

     Pegasus acquired preferred interests of Personalized Media for approximately $14.3 million cash, 200,000 shares of Pegasus' Class A common stock and Pegasus' agreement, subject to certain conditions, to issue warrants to purchase 1.0 million shares of Pegasus' Class A common stock at an exercise price of $90.00 per share and with a term of ten years. See Certain Transactions.

     Pegasus Media & Communications Credit Facility. On January 14, 2000, Pegasus Media & Communications, Inc., a wholly-owned subsidiary of Pegasus, entered into a $500.0 million credit facility. The new Pegasus Media & Communications credit facility replaced the previous Pegasus Media & Communications and Digital Television Services credit facilities. Pegasus Media & Communications can use borrowings under the credit facility for acquisitions and general corporate purposes. In connection with the closing of the new Pegasus Media & Communications credit facility, Digital Television Services was merged with and into a subsidiary of Pegasus Media & Communications.

     Pending Transactions

     Pending Direct Broadcast Satellite Acqusitions. As of February 15, 2000, we have entered into letters of intent or definitive agreements to acquire DIRECTV distribution rights in rural areas of four states. In the aggregate, the consideration for these pending direct broadcast satellite acquisitions is $25.7 million in cash and $10.0 million in preferred stock. The territories covered by the letters of intent or definitive agreements include approximately 195,800 television households, including approximately 9,800 seasonal residences and 19,600 business locations and 16,700 subscribers. The closings of these acquisitions are subject to negotiation of definitive agreements, third-party approvals and other customary conditions. We cannot assure you that these conditions will be satisfied.

     Sale of Puerto Rico Cable System. We have entered into a letter of intent to sell the assets of our cable system in Puerto Rico. See -- Cable Television.

Competition

     Our direct broadcast satellite business faces competition from other current or potential multichannel programming distributors, including other direct broadcast satellite operators, direct-to-home providers, cable operators, wireless cable operators, Internet and local and long-distance telephone companies, which may be able to offer more competitive packages or pricing than we or DIRECTV can provide. In addition, the direct broadcast satellite industry is still evolving and recent or future competitive developments could adversely affect us. For example, EchoStar, which competes with us in the sale of direct broadcast satellite programming, has recently increased its channel capacity such that EchoStar could now offer in excess of 500 channels, which exceeds the channel capacity DIRECTV currently offers. See Business of Golden Sky -- Competition.

     Our TV stations compete for audience share, programming and advertising revenue with other television stations in their respective markets and with direct broadcast satellite operators, cable operators and other advertising media. direct broadcast satellite and cable operators in particular are competing more aggressively than in the past for advertising revenues in our TV stations' markets. This competition could adversely affect our stations' revenues and performance in the future.

     Our cable systems face competition from television stations, satellite master antennae television systems, wireless cable systems, direct-to-home providers, direct broadcast satellite systems and open video systems.

     In addition, the markets in which we operate are in a constant state of change due to technological, economic and regulatory developments. We are unable to predict what forms of competition will develop in the future, the extent of such competition or its possible effects on our businesses.

Employees

     As of December 31, 1999, we had 1,006 full-time and 347 part-time employees. We also had 8 general managers, 48 department managers and 12 corporate managers as of this date. We are not a party to any collective bargaining agreements, and we consider our relations with our employees to be good.

Direct Broadcast Satellite Agreements, Licenses, Local Marketing Agreements and Cable Franchises

     Direct Broadcast Satellite Agreements

     Prior to the launch of the first DIRECTV satellite in 1993, Hughes entered into various agreements intended to assist it in the introduction of DIRECTV services, including agreements with RCA/Thomson for the development and manufacture of direct broadcast satellite reception equipment and with USSB for the sale of five transponders on the first satellite. In an agreement concluded in 1994, Hughes offered members and associates of the National Rural Telecommunications Cooperative the opportunity to become the exclusive providers of certain direct broadcast satellite services using the DIRECTV satellite of the 101- W orbital location, generally including DIRECTV programming, to specified residences and commercial subscribers in rural areas of the U.S. The National Rural Telecommunications Cooperative is a cooperative organization whose members and associates are engaged in the distribution of telecommunications and other services in predominantly rural areas of the U.S. National Rural Telecommunications Cooperative members and associates that participated in its direct broadcast satellite program acquired the rights to provide the direct broadcast

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satellite services described above in their service areas. The service areas purchased by participating National Rural Telecommunications Cooperative members and associates comprise approximately 9.0 million television households and were initially acquired for aggregate commitment payments exceeding $100 million.

     The agreement between Hughes (and DIRECTV as its successor) and National Rural Telecommunications Cooperative, and related agreements between the National Rural Telecommunications Cooperative and its participating members and associates, provide those members and associates with substantial rights and benefits from distribution in their service areas of the direct broadcast satellite services, including the right to set pricing, to retain all subscription remittances and to appoint sales agents. In exchange for such rights and benefits, the participating members and associates made substantial commitment payments to DIRECTV. In addition, the participating members and associates are required to reimburse DIRECTV for their allocable shares of certain common expenses, such as programming, satellite-specific costs and expenses associated with the billing and authorization systems, and to remit to DIRECTV a 5% fee on subscription revenues.

     DIRECTV has disputed the extent of the rights held by the participating National Rural Telecommunications Cooperative members and associates. See
-- Legal Proceedings. Those disputes include the rights asserted by participating members and associates:

   o to provide all services offered by DIRECTV that are transmitted over 27 frequencies that the FCC has authorized for DIRECTV's use for a term running through the life of DIRECTV's satellites at the 101(degree) W orbital location;

   o to provide certain other services over the DIRECTV satellites; and

   o to have the National Rural Telecommunications Cooperative exercise a right of first refusal to acquire comparable rights in the event that DIRECTV elects to launch successor satellites upon the removal of the DIRECTV satellites from their orbital location at the end of their lives.

     The financial terms of the right of first refusal are likely to be the subject of negotiation and Pegasus is unable to predict whether substantial additional expenditures by the National Rural Telecommunications Cooperative will be required in connection with the exercise of such right of first refusal.

     The agreements between the National Rural Telecommunications Cooperative and participating National Rural Telecommunications Cooperative members and associates terminate when the DIRECTV satellites are removed from their orbital location at the end of their lives. If the satellites are removed earlier than June 2004, the tenth anniversary of the commencement of DIRECTV services, Pegasus will receive a prorated refund of its original purchase price for the DIRECTV rights. Our agreements with the National Rural Telecommunications Cooperative may be terminated prior to the expiration of its term as follows:

   o If the agreement between DIRECTV and the National Rural Telecommunications Cooperative is terminated because of a breach by DIRECTV, the National Rural Telecommunications Cooperative may terminate its agreements with us, but the National Rural Telecommunications Cooperative will be responsible for paying to us our pro rata portion of any refunds that the National Rural Telecommunications Cooperative receives from DIRECTV.

   o If we fail to make any payment due to the National Rural Telecommunications Cooperative or otherwise breach a material obligation of our agreements with the National Rural Telecommunications Cooperative, the National Rural Telecommunications Cooperative may terminate our agreement with the National Rural Telecommunications Cooperative in addition to exercising other rights and remedies against us.

   o If the National Rural Telecommunications Cooperative's agreement with DIRECTV is terminated because of a breach by the National Rural Telecommunications Cooperative, DIRECTV is obligated to continue to provide DIRECTV services to Pegasus by assuming the National Rural Telecommunications Cooperative's rights and obligations under the National Rural Telecommunications Cooperative's agreement with DIRECTV or under a new agreement containing substantially the same terms and conditions as National Rural Telecommunications Cooperative's agreement with DIRECTV.


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     We are not permitted under our agreements with the National Rural
Telecommunications Cooperative to assign or transfer, directly or indirectly, our rights under these agreements without the prior written consent of the National Rural Telecommunications Cooperative and DIRECTV, which consents cannot be unreasonably withheld.

     The National Rural Telecommunications Cooperative has adopted a policy requiring any party acquiring DIRECTV distribution rights from a National Rural Telecommunications Cooperative member or associate to post a letter of credit to secure payment of National Rural Telecommunications Cooperative's billings if the acquiring person's monthly payments to the National Rural Telecommunications Cooperative, including payments on account of the acquired territory, exceeds a specified amount. Pursuant to this policy, Pegasus or its subsidiaries have posted letters of credit of approximately $23.7 million in connection with completed direct broadcast satellite acquisitions. Although this requirement can be expected to reduce somewhat our acquisition capacity inasmuch as it ties up capital that could otherwise be used to make acquisitions, we expect this reduction to be manageable. There can be no assurance, however, that the National Rural Telecommunications Cooperative will not in the future seek to institute other policies, or to change this policy, in ways that would be material to us.

     Broadcast Television

     FCC Licensing. The broadcast television industry is subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended. Approval by the FCC is required for the issuance, renewal, transfer and assignment of broadcast station operating licenses. Television license terms are generally eight years. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that our licenses or the licenses for the TV stations that we program pursuant to local marketing agreements will be renewed at their expiration dates or that such renewals will be for full terms. The licenses with respect to TV stations WOLF/WILF, WPXT, WDSI, WTLH and WDBD are scheduled to expire on August 1, 2007, April 1, 2007, August 1, 2005, April 1, 2005, and June 1, 2005, respectively. The licenses with respect to WSWB, WFXU and WGFL, stations we program pursuant to local marketing agreements, expire on August 1, 2007, February 1, 2005 and February 1, 2005, respectively. The other TV station we program, WPME, has a license application pending at the FCC. There can be no assurance this license application will be granted.

     Fox Affiliation Agreement. Our network affiliation agreements with the Fox Broadcasting Company formally expired on January 30, 1999, except for the affiliation agreement for television station WTLH, which is scheduled to expire on December 31, 2000. Except in the case of WTLH, we currently broadcast Fox programming under arrangements between Pegasus and Fox which have generally conformed in practice to such affiliation agreements. Negotiations with Fox are continuing, and we believe that we will enter into new affiliation agreements on satisfactory terms with no disruption in programming. If we are mistaken in this belief, the loss of the ability to carry Fox programming could have a material and adverse effect on our broadcast television operations.

     The station affiliation agreement with Fox for WTLH provides WTLH with the right to broadcast programming which Fox and Fox Children's Network, Inc. make available for broadcasting in Tallahassee, Florida, the community to which WTLH is licensed by the FCC. Fox has committed to supply approximately six hours of programming each weekday, although, from time to time, some Fox time periods have been available to the station for programming. On weekends, Fox generally supplies more programming than during the week, including sports programming such as National Football Conference games and pre-game shows. WTLH has agreed to broadcast all such Fox programs in their entirety, including all commercial announcements. In each Fox program, WTLH may sell the advertising time generally made available by Fox in such program to its affiliates on a national basis, and, generally, may retain the revenues from such sales. Fox retains the right to sell the remaining advertising time in each Fox program. WOLF, WPXT, WDSI and WDBD have also operated under substantially the same terms and conditions.

     Under its station affiliation agreement with Fox, WTLH is entitled to receive payments from Fox Kids Worldwide, Inc. as compensation for relinquishing its former interests in the profits of Fox Children's Network and for continuing to carry Fox Children's Network programming on the station. Those payments, together with certain revenues from commercials and from retransmission arrangements with Fox, will be

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returned to Fox to defray the costs of providing NFL programming to the station. Under specified circumstances, however, Fox or WTLH may cancel the arrangements for broadcast of NFL programming, in which case the Fox Children's Network-related compensation would thereafter be paid to the station. In the event that WTLH ceases to carry Fox Children's Network programming prior to June 30, 2008, after having receiving NFL programming, Fox may have a claim for amounts under the terms of the station affiliation agreement.

     WTLH's station affiliation agreement with Fox expires December 31, 2000, but is renewable for two successive two-year periods, at the discretion of Fox and upon acceptance by Pegasus. Fox may terminate the station affiliation agreement upon:

   o a change in any material aspect of the station's operation, including its transmitter location, power, frequency, programming format or hours of operation, with 30 days written notice;

   o acquisition by Fox, directly or indirectly, of a significant ownership and/or controlling interest in any television station in the same market, with 60 days written notice;

   o assignment or attempted assignment by Pegasus of the station affiliation agreement, with 30 days written notice;

   o three or more unauthorized preemptions of Fox programming within a 12-month period, with 30 days written notice; or

   o WTLH deciding not to accept a change in Fox operations applicable to Fox affiliates generally.

Either Fox or WTLH may terminate the station affiliation agreement upon occurrence of a force majeure event which substantially interrupts Fox's ability to provide programming or the station's ability to broadcast the programming.

     UPN Affiliation Agreement. The Portland TV station programmed by Pegasus pursuant to a local marketing agreement, WPME, is affiliated with UPN pursuant to a station affiliation agreement. Under the station affiliation agreement with UPN, UPN grants Pegasus an exclusive license to broadcast all programming, including commercial announcements, network identifications, promotions and credits, which UPN makes available to serve the community of Lewiston, Maine. UPN has committed to supply approximately four hours of programming during specified time periods. The station affiliation agreement with UPN allots to each party a specified amount of advertising time during each hour of programming, and each party is entitled to the revenue realized from its sale of advertising time.

     The term of the station affiliation agreement with UPN expires January 15, 2001, and automatically renews for a three-year period unless either party has given written notice to the other party of its election not to renew. UPN may terminate the station affiliation agreement upon prior written notice in the event of:

   o a material reduction or modification of WPME's transmitter location, power, frequency, programming format or hours of operation;

   o any assignment or transfer of control of the station's license; or

   o three or more unauthorized preemptions of UPN programming by the station during any 12-month period, which have actually occurred or which UPN reasonably believes will occur.

Either UPN or Pegasus may terminate the station affiliation agreement upon the occurrence of a force majeure event that causes UPN substantially to fail to provide programming or Pegasus substantially to fail to broadcast UPN's programming, for either four consecutive weeks or an aggregate of six weeks in any 12-month period.

     WB Affiliation Agreements. We program TV stations WSWB and WGFL as affiliates of WB and are in the process of negotiating affiliation agreements with respect to these stations.

     Local Marketing Agreements. In the past, the FCC rules precluded the ownership of more than one television station in a market, unless such stations were operated as a satellite of a primary station. In recent years, in a number of markets across the country, certain television owners entered into agreements to provide

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the bulk of the broadcast programming on stations owned by other licensees, and to retain the advertising revenues generated from such programming. Such agreements are commonly referred to as local marketing agreements. Local marketing agreements were not considered attributable interests under the FCC's old multiple ownership rules.


     In August 1999, the FCC revised its attribution and multiple ownership rules. The new rules generally provide that television local marketing agreements are attributable if the programmer owns a station in the same market as the station it is programming pursuant to a local marketing agreement. Local marketing agreements entered into on or after November 5, 1996 must comply with the new ownership rules by August 5, 2001 or such local marketing agreements will terminate. Local marketing agreements entered into before November 5, 1996, will be grandfathered until the conclusion of the FCC's 2004 biennial review. The new rules also generally allow one entity to own two television stations in the same market if there would be eight full-power commercial and non-commercial television stations in the market after the combination, or if the acquired station is economically distressed and could not be built or operated without combining with another station in the market. In certain cases, parties with grandfathered local marketing agreements may rely on the circumstances at the time the local marketing agreement was entered into in advancing any proposal for co-ownership of the stations. The markets in which Pegasus programs a second station pursuant to a local marketing agreement do not have eight full-power commercial and non-commercial television stations. Pegasus has not yet filed any application to acquire any of the stations with which it has local marketing agreements based on a showing of economic distress, and cannot predict the outcome of such a filing should one be made. Pegasus' local marketing agreements with WSWB and WFXU were entered into after November 5, 1996. The local marketing agreement with WPME was entered into prior to November 5, 1996. The local marketing agreement with WGFL was entered into after November 5, 1996. However, Pegasus does not own other stations in the WGFL market, and thus the WGFL local marketing agreement is not currently affected by these changes. Petitions for reconsideration of the new rules, including a petition submitted by Pegasus, are currently pending before the FCC. We cannot predict the outcome of these petitions.

     When operating pursuant to a local marketing agreement, while the bulk of the programming is provided by someone other than the licensee of the station, the station licensee must retain control of the station for FCC purposes. Thus, the licensee has the ultimate responsibility for the programming broadcast on the station and for the station's compliance with all FCC rules, regulations, and policies. The licensee must retain the right to preempt programming supplied pursuant to the local marketing agreement where the licensee determines, in its sole discretion, that the programming does not promote the public interest or where the licensee believes that the substitution of other programming would better serve the public interest. The licensee must also have the primary operational control over the transmission facilities of the station.

     Pegasus programs WPME (Portland, Maine), WGFL (Gainesville, Florida), WSWB (Northeastern Pennsylvania), and WFXU (Tallahassee, Florida) through the use of local marketing agreements, but there can be no assurance that the licensees of such stations will not unreasonably exercise their right to preempt the programming of Pegasus, or that the licensees of such stations will continue to maintain the transmission facilities of the stations in a manner sufficient to broadcast a high quality signal over the station. As the licensee must also maintain all of the qualifications necessary to be a licensee of the FCC, and as the principals of the licensee are not under the control of Pegasus, there can be no assurances that these licenses will be maintained by the entities which currently hold them.

     Cable Franchises

     Cable systems are generally constructed and operated under non-exclusive franchises granted by state or local governmental authorities. The franchise agreements may contain many conditions, such as the payment of franchise fees; time limitations on commencement and completion of construction; conditions of service, including the number of channels, the carriage of public, educational and governmental access channels, the carriage of broad categories of programming agreed to by the cable operator, and the provision of free service to schools and certain other public institutions; and the maintenance of insurance and indemnity bonds. Certain provisions of local franchises are subject to limitations under the Cable Television Consumer Protection and Competition Act of 1992.

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Pegasus holds four cable franchises, all of which are non-exclusive. Our cable franchises have terms that expire in 2003, 2004, 2008 and 2009. We have never had a franchise revoked. All of the franchises of the systems eligible for renewal have been renewed or extended at or prior to their stated expirations.

     The Communications Act provides, among other things, for an orderly franchise renewal process in which renewal will not be unreasonably withheld. In addition, the Communications Act establishes comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merit and not as part of a comparative process with competing applications. We believe that we have good relations with our franchising authorities. The Communications Act prohibits franchising authorities from imposing annual franchise fees in excess of 5% of gross revenues and permits the cable system operator to seek renegotiations and modification of franchise requirements if warranted by changed circumstances.

Legislation and Regulation

     In February 1996, Congress passed the Telecommunications Act, which substantially amended the Communications Act. This Act has altered and will continue to alter federal, state and local laws and regulations regarding telecommunications providers and services, including Pegasus and the cable television and other telecommunications services provided by Pegasus.

     On November 29, 1999, Congress enacted the Satellite Home Viewer Improvement Act of 1999, which amended the Satellite Home Viewer Act. This Act, for the first time, permits direct broadcast satellite operators to transmit local television signals into local markets. In other important statutory amendments of significance to satellite carriers and television broadcasters, the law generally seeks to place satellite operators on an equal footing with cable television operators as regards the availability of television broadcast programming.

     Direct Broadcast Satellite

     Unlike a common carrier, such as a telephone company, or a cable operator, direct broadcast satellite operators such as DIRECTV are free to set prices and serve customers according to their business judgment, without rate of return or other regulation or the obligation not to discriminate among customers. However, there are laws and regulations that affect DIRECTV and, therefore, affect Pegasus. As an operator of a privately owned U.S. satellite system, DIRECTV is subject to the regulatory jurisdiction of the FCC, primarily with respect to:

   o the licensing of individual satellites (i.e., the requirement that DIRECTV meet minimum financial, legal and technical standards);

   o avoidance of interference with radio stations; and

   o compliance with rules that the FCC has established specifically for direct broadcast satellite licenses.

As a distributor of television programming, DIRECTV is also affected by numerous other laws and regulations. The Telecommunications Act clarifies that the FCC has exclusive jurisdiction over direct-to-home satellite services and that criminal penalties may be imposed for piracy of direct-to-home satellite services. The Telecommunications Act also offers direct-to-home operators relief from private and local government-imposed restrictions on the placement of receiving antennae. In some instances, direct-to-home operators have been unable to serve areas due to laws, zoning ordinances, homeowner association rules, or restrictive property covenants banning the installation of antennae on or near homes. The FCC has promulgated rules designed to implement Congress' intent by prohibiting any restriction, including zoning, land use or building regulation, or any private covenant, homeowners' association rule, or similar restriction on property within the exclusive use or control of the antenna user where the user has a direct or indirect ownership interest in the property, to the extent it impairs the installation, maintenance or use of a direct broadcast satellite receiving antenna that is one meter or less in diameter or diagonal measurement, except where such restriction is necessary to accomplish a clearly defined safety objective or to preserve a recognized historic district. Local governments and associations may apply to the FCC for a waiver of this rule based on local concerns of a highly specialized or unusual nature. The FCC also issued a further order giving renters the right to install antennas in areas of their rental property in which they have exclusive use, e.g. balconies or

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patios. The Telecommunications Act also preempted local (but not state)
governments from imposing taxes or fees on direct-to-home services, including direct broadcast satellite. Finally, the Telecommunications Act required that multichannel video programming distributors such as direct-to-home operators fully scramble or block channels providing indecent or sexually explicit adult programming. If a multichannel video programming distributor could not fully scramble or block such programming, it was required to restrict transmission to those hours of the day when children are unlikely to view the programming (as determined by the FCC). On March 24, 1997, the U.S. Supreme Court let stand a lower court ruling that allowed enforcement of this provision pending a constitutional challenge. In response to this ruling, the FCC declared that its rules implementing the scrambling provision would become effective on May 18, 1997. On December 28, 1998, the requirement to scramble sexually explicit programming was ruled unconstitutional by the U.S. District Court in Wilmington, Delaware, and the decision was appealed to the U.S. Supreme Court.

     In addition to regulating pricing practices and competition within the franchise cable television industry, the Communications Act is intended to establish and support existing and new multi-channel video services, such as wireless cable and direct-to-home, to provide subscription television services. DIRECTV and Pegasus have benefited from the programming access provisions of the Communications Act and implementing rules in that DIRECTV has been able to gain access to previously unavailable programming services and, in some circumstances, has obtained certain programming services at reduced cost. Any amendment to, or interpretation of, the Communications Act or the FCC's rules that would permit cable companies or entities affiliated with cable companies to discriminate against competitors such as DIRECTV in making programming available (or to discriminate in the terms and conditions of such programming) could adversely affect DIRECTV's ability to acquire programming on a cost-effective basis, which would have an adverse impact on Pegasus. Certain of the restrictions on cable-affiliated programmers will expire in 2002 unless the FCC extends such restrictions.

     The FCC has completed a rulemaking imposing public interest requirements for providing video programming on direct-to-home licensees, including, at a minimum, reasonable and non-discriminatory access by qualified federal candidates for office at the lowest unit rates and the obligation to set aside four percent of the licensee's channel capacity for non-commercial programming of an educational or informational nature. Within this set-aside requirement, direct-to-home providers must make capacity available to "national educational programming suppliers" at rates not exceeding 50% of the direct-to-home provider's direct costs of making the capacity available to the programmer.

     The Satellite Home Viewer Act, as modified by the Satellite Home Viewer Improvement Act of 1999 establishes a "statutory" copyright license that allows a direct-to-home satellite operator to retransmit three types of television broadcast programming to subscribers for private home viewing:

   o network programming so long as any such retransmission is limited to those persons in "unserved households;"

   o independent station ("superstation") programming, regardless of whether households are "served or "unserved," as long as any such retransmission qualifies as a "distant" signal; and

   o any local broadcast signal so long as it is retransmitted locally ("local to local").

Retransmission of the first two types of signals is subjected to a statutory established mechanism for the calculation and payment of copyright royalty fees; these provisions will remain in effect until December 31, 2004. The third type of signal is royalty-free; this statutory provision is permanent.

     In addition to explicit statutory requirements, and administrative responsibilities in the U.S. Copyright Office, the Satellite Home Viewer Improvement Act requires the FCC to engage in numerous regulatory activities, all to be completed on or before November 29, 2000.

     The FCC has issued a notice of proposed rulemaking concerning retransmission consent issues. Among other things, the Satellite Home Viewer Improvement Act requires broadcasters, until 2006, to negotiate in "good faith," with satellite carriers and other multi-channel video program distributors regarding the carriers' retransmission of the broadcasters' signals. The FCC has sought comments on the "good faith" negotiation requirement and other key aspects of retransmission consent, including aspects already promulgated pursuant to the Communications Act.


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     The FCC has also issued a notice of proposed rulemaking seeking comments on the implementation of regulations that would apply current cable rules for network non-duplication, syndicated program exclusivity and sports blackout to satellite carriers. These three rules have been in existence for many years and involve television broadcast programs that are retransmitted by cable operators. The Satellite Home Viewer Improvement Act directs the FCC to apply these rules to satellite carriers' retransmission of superstations. In addition, the FCC is directed to apply the sports blackout rule to carriers' retransmission of network stations as well, but only "to the extent technically feasible and not economically prohibitive."

     The FCC is also seeking public comments on rules to improve the computer model that predicts signal intensity at a household for the purpose of determining eligibility for receiving distant television broadcast signals via satellite. The determination about whether a household is "unserved" -- that is, cannot receive a signal of Grade B intensity using a conventional outdoor TV antenna -- is an important one because only these households may receive distant network to distant network television signals.

     The Satellite Home Viewer Improvement Act requires direct-to-home satellite carriers by January 1, 2002, to carry upon request all local broadcast stations' signals in local markets in which the carriers carry at least one signal pursuant to the "local to local" statutory license. In a future rulemaking, the FCC will promulgate "must carry" rules on satellite carriers similar to those imposed on cable systems. The lengthy transition period for "must carry" is expected to place satellite carriers in a comparable position to cable operators.

     The final outcome of ongoing and future FCC rulemakings cannot yet be determined. Any regulatory changes could adversely affect Pegasus' operations. Must carry requirements could cause the displacement of possibly more attractive programming. See Risk Factors -- Risks of Our Direct Broadcast Satellite Business -- The Effect of New Federal Satellite Television Legislation on Our Business is Unclear.

     The foregoing does not purport to describe all present and proposed federal regulations and legislation relating to the direct broadcast satellite industry.

     Broadcast Television

     The ownership, operation and sale of television stations, including those licensed to our subsidiaries, are subject to the jurisdiction of the FCC under authority granted it pursuant to the Communications Act. Matters subject to FCC oversight include, but are not limited to,

     o    the assignment of frequency bands for broadcast television;

     o the approval of a television station's frequency, location and operating power;

     o the issuance, renewal, revocation or modification of a television station's FCC license;

     o the approval of changes in the ownership or control of a television station's licensee;

     o    the regulation of equipment used by television stations; and

     o the adoption and implementation of regulations and policies concerning the ownership, operation and employment practices of television stations.

The FCC has the power to impose penalties, including fines or license revocations, upon a licensee of a television station for violations of the FCC's rules and regulations. The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies affecting broadcast television. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of FCC regulation of broadcast television stations.

     License Renewal. Television station licenses are granted for a maximum allowable period of eight years and are renewable thereafter for additional eight year periods. The FCC may revoke or deny licenses, after a hearing, for serious violations of its regulations, and it may impose fines on licensees for less serious infractions. Petitions to deny renewal of a license may be filed on or before the first day of the last month of a license term. Generally, however, in the absence of serious violations of FCC rules or policies, license

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renewal is expected in the ordinary course. The FCC will grant a license renewal if the FCC finds that the station seeking renewal has served the public interest, convenience and necessity, that there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC, and that there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC that, when taken together, would constitute a pattern of abuse. The licenses with respect to TV stations WOLF/WILF, WPXT, WDSI, WTLH and WDBD are scheduled to expire on August 1, 2007, April 1, 2007, August 1, 2005, April 1, 2005 and June 1, 2005,
respectively. The licenses with respect to WSWB, WFXU and WGFL, stations Pegasus programs pursuant to local marketing agreements, expire on August 1, 2007, February 1, 2005 and February 1, 2005, respectively. The other television station Pegasus programs, WPME, has a license application pending at the FCC.

     Ownership Matters. The Communications Act contains a number of restrictions on the ownership and control of broadcast licenses. The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. The Communications Act and the FCC's rules also place limitations on alien ownership; common ownership of broadcast, cable and newspaper properties; ownership by those not having the requisite "character" qualifications and those persons holding "attributable" interests in the licensee.

     Attribution Rules. The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding, or through subsidiaries controlling, broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's stock (or 20% or more of such stock in the case of insurance companies, investment companies and bank trust departments that are passive investors) are generally attributable, except that, in general, no minority voting stock interest will be attributable if there is a single holder of more than 50% of the outstanding voting power of the corporation.

     The FCC recently adopted a new rule, known as the equity-debt plus rule, that causes certain creditors or investors to be attributable owners of a station, regardless of whether there is a single majority stockholder or other applicable exception to the FCC's attribution rules. Under this new rule, a major programming supplier -- any programming supplier that provides more than 15% of the station's weekly programming hours -- or same-market media entity will be an attributable owner of a station if the supplier or same-market media entity holds debt or equity, or both, in the station that is greater than 33% of the value of the station's total debt plus equity. For purposes of this rule, equity includes all stock, whether voting or nonvoting, and equity held by insulated limited partners in a limited partnership. Debt includes all liabilities, whether long-term or short-term.

     Alien Ownership Restrictions. The Communications Act restricts the ability of foreign entities to own or hold interests in broadcast licenses. Foreign governments, representatives of foreign governments, non-citizens and representatives of non-citizens, corporations and partnerships organized under the laws of a foreign nation are barred from holding broadcast licenses. Non-citizens, foreign governments, foreign corporations and representatives of any of the foregoing, collectively, may directly or indirectly own or vote up to 20% of the capital stock of a broadcast licensee. In addition, a broadcast license may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by non-citizens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds that the public interest will be served by the refusal or the revocation of such license. The FCC has interpreted this provision of the Communications Act to require an affirmative public interest finding before a broadcast license may be granted to or held by any such corporation. Because of these provisions, we may be prohibited from having more than one-fourth of our stock owned or voted directly or indirectly by non-citizens, foreign governments, foreign corporations or representatives of any of the foregoing.

     Multiple Ownership Rules. FCC rules limit the number of television stations any one entity can acquire or own. The FCC's television national multiple ownership rule limits the combined audience of television stations in which an entity may hold an attributable interest to 35% of total U.S. audience reach. Under the FCC's new local television ownership rules, a party may own two television stations in a market if:

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     o    there is no Grade B overlap between the stations;

     o    if the stations are in two different Nielsen designated market areas;
          or

     o if the market containing both stations contains at least eight separately-owned full-power television stations, and both stations are not among the top four rated stations in the market.

In addition, a party may request a waiver of the rule to acquire a second station in the market if the station to be acquired is economically distressed or unbuilt and there is no party who does not own a local television station who would purchase the station for a reasonable price.

     Cross-Ownership Rules. The FCC's cross-ownership rules generally permit a party to own a combination of up to two television stations and six radio stations depending on the number of other, independent media voices in the market. A "media voice" includes each independently owned and operating full power television station, each independently owned and operating radio station, and each independently owned daily newspaper with a circulation exceeding 5% of the households in the market. In addition, all cable systems operating in the market are counted as one voice. In addition, the Telecommunications Act eliminates the statutory prohibition against the ownership of television stations and cable systems in the same geographic market, although FCC rules prohibiting such ownership are still in place.

     Programming and Operation. The Communications Act requires broadcasters to serve the "public interest." Broadcast station licensees are required to present programming that is responsive to local community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from viewers concerning a station's programming often will be considered by the FCC when it evaluates license renewal applications, although such complaints may be filed at any time and generally may be considered by the FCC at any time. The FCC has initiated a proceeding to clarify the public interest obligations of broadcasters, although we cannot predict the outcome of such proceeding. Stations also must follow various FCC rules that regulate, among other things, political advertising, sponsorship identifications, the advertisements of contests and lotteries, programming directed to children, obscene and indecent broadcasts, television violence, closed captioning and technical operations, including limits on radio frequency radiation. The FCC recently adopted rules to require broadcast licensees to create equal employment opportunity outreach programs and maintain records and make filings with the FCC evidencing such efforts.

     Must Carry and Retransmission Consent. The Communications Act requires each television broadcaster to make an election to exercise either certain "must carry" or, alternatively, "retransmission consent" rights in connection with its carriage by cable systems in the station's local market. If a broadcaster chooses to exercise its must carry rights, it may demand carriage on a specified channel on cable systems within its defined market. Must carry rights are not absolute, and their exercise is dependent on variables such as the number of activated channels on, and the location and size of, the cable system and the amount of duplicative programming on a broadcast station. Under certain circumstances, a cable system may decline carriage of a given station. If a broadcaster chooses to exercise its retransmission consent rights, it may prohibit cable systems from carrying its signal, or permit carriage under a negotiated compensation arrangement. The FCC's must carry requirements took effect in June 1993. Pegasus' stations exercised retransmission consent rights in 1993 and 1996 and either elected retransmission consent or must carry in 1999. Television stations must make a new election between must carry and retransmission consent rights every three years. The next required election date is October 1, 2002.

     The FCC has initiated a rulemaking proceeding to consider whether to apply the must-carry rules to require cable companies to carry both the analog and the digital signals of local broadcasters when television stations will be broadcasting both signals, during the digital television transition period between 2002 (at the latest) and 2006. If the FCC does not require digital television must-carry, cable customers in our broadcast markets may not receive the station's digital signal, which could adversely affect us.

     Digital Television. The FCC has taken a number of steps to implement digital television broadcasting service in the U.S. In December 1996, the FCC adopted a digital television broadcast standard and has since adopted decisions in several pending rulemaking proceedings that establish service rules and a plan for implementing digital television. The FCC adopted a digital television table of allotments that provides all

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television stations authorized as of April 1997 with a second channel on which to broadcast a digital television signal. The FCC has attempted to provide digital television coverage areas that are comparable to stations' existing service areas. The FCC has ruled that television broadcast licensees may use their digital channels for a wide variety of services such as high-definition television, multiple standard definition television programming, audio, data, and other types of communications, subject to the requirement that each broadcaster provide at least one free video channel equal in quality to the current technical standard and further subject to the requirement that broadcast licensees pay a fee of 5% of gross revenues on all digital television subscription services.

     The FCC required that affiliates of ABC, CBS, Fox and NBC in the top ten television markets begin digital broadcasting by May 1, 1999, and that affiliates of these networks in markets 11 through 30 begin digital broadcasting by November 1999. All other commercial stations are required to begin digital broadcasting by May 1, 2002. The FCC's plan calls for the digital television transition period to end in the year 2006 at which time the FCC expects that television broadcasters will have ceased broadcasting on their non-digital channels, allowing that spectrum to be recovered by the government for other uses. Under the Balanced Budget Act signed into law by President Clinton, however, the FCC is authorized to extend the December 31, 2006 deadline for reclamation of a television station's non-digital channel if, in any given case:

   o one or more television stations affiliated with one of the four major networks in a market are not broadcasting digitally, and the FCC determines that the station(s) has (have) "exercised due diligence" in attempting to convert to digital broadcasting;

   o less than 85% of the television households in the station's market subscribe to a multichannel video service (cable, wireless cable or direct broadcast satellite) that carries at least one digital channel from each of the local stations in that market; or

   o less than 85% of the television households in the station's market can receive digital signals off the air using either a set-top converter box for an analog television set or a new digital television set.

The Balanced Budget Act also directs the FCC to auction the non-digital channels by September 30, 2002 even though they are not to be reclaimed by the government until at least December 31, 2006. The Balanced Budget Act also permits broadcasters to bid on the non-digital channels in cities with populations greater than 400,000 provided the channels are used for digital television. The FCC has opened separate proceedings to consider the surrender of existing television channels and how those frequencies will be used after they are eventually recovered from television broadcasters and to what extent the cable must-carry requirements will apply to digital television signals.

     In addition, the digital order restricts current stations' abilities to relocate transmitter sites and otherwise change technical facilities in any manner that could impact proposed digital television stations. This may preclude the improvement of the facilities of certain stations owned or programmed by Pegasus. The order also allotted digital television stations at the current analog transmitter sites. Changes in the location of digital stations are dependent on the lack of interference to other digital and analog stations. Pegasus has filed applications with the FCC for digital television construction permits for all of its stations.

     Implementation of digital television will improve the technical quality of television signals receivable by viewers. Under certain circumstances, however, conversion to digital operation may reduce a station's geographic coverage area or result in some increased interference. The FCC's digital television allotment plan also results in current UHF stations having considerably less signal power within their service areas than present VHF stations that move to digital television channels. While the 1998 orders of the FCC present current UHF stations with some options to overcome this power disparity, it is unknown at this time whether Pegasus will be able to benefit from these options. Implementation of digital television will also impose substantial additional costs on television stations because of the need to replace equipment and because some stations will need to operate at higher utility costs. The FCC has also proposed imposing new public interest requirements on television licensees in exchange for their receipt of digital television channels. A petition has been filed at the FCC, supported by a number of television broadcast licensees including Pegasus, questioning whether the digital transmission system standard adopted by the FCC is adequate to provide acceptable service to television viewers, or whether television broadcasters should be free to adopt another standard. Thus

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far, the FCC has not acted on this petition. We cannot predict what future actions the FCC might take with respect to digital television, nor can we predict the effect of the FCC's present digital television implementation plan or such future actions on our business.

     Pending or Proposed Legislation and FCC Rulemakings. The FCC has initiated a proceeding seeking comment on whether the public interest would be served by establishing limits on the amount of commercial matter broadcast by television stations. The FCC also is conducting a rulemaking proceeding concerning the implementation of a Class A low power television service, which would afford qualifying low power stations certain rights accorded to full power stations. Other matters which could affect our broadcast properties include technological innovations affecting the mass communications industry and technical allocation matters, including assignment by the FCC of channels for additional broadcast stations, low-power television stations and wireless cable systems and their relationship to and competition with full power television service, as well as possible spectrum fees or other changes imposed on broadcasters for the use of their channels. The ultimate outcome of these pending proceedings cannot be predicted at this time.

     The Congress and the FCC have considered in the past and may consider and adopt in the future:

   o other changes to existing laws, regulations and policies or

   o new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership, and profitability of Pegasus' broadcast stations, result in the loss of audience share and advertising revenues for these stations or affect the ability of Pegasus to acquire additional broadcast stations or finance such acquisitions.

     Additionally, irrespective of the FCC rules, the Department of Justice and the Federal Trade Commission have the authority to determine that a particular transaction presents antitrust concerns. These federal agencies have increased their scrutiny of the television and radio industries, and have indicated their intention to review matters related to the concentration of ownership within markets, including local marketing agreements, even when the ownership or local marketing agreement in question is permitted under the regulations of the FCC. There can be no assurance that future policy and rulemaking activities of these agencies will not impact Pegasus' operations (including existing stations or markets) or expansion strategy.

     Cable Television

     The Cable Communications Policy Act of 1984, Cable Television Consumer Protection and Competition Act of 1992, and the Telecommunications Act of 1996. The amendments to the Communications Act created uniform national standards and guidelines for the regulation of cable systems. Among other things, these amendments generally preempted local control over cable rates in most areas. In addition, the Communications Act affirms the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions. It also prohibited non-grandfathered cable systems from operating without a franchise in such jurisdictions.

     The Communications Act provides for regulation with respect to, among other things:

     o cable system rates for both basic and certain nonbasic services;

     o programming access and exclusivity arrangements;

     o access to cable channels by unaffiliated programming services;

     o leased access terms and conditions;

     o horizontal and vertical ownership of cable systems;

     o customer service requirements;

     o franchise renewals;

     o television broadcast signal carriage and retransmission consent;

     o technical standards;

     o subscriber privacy;

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     o consumer protection issues;

     o cable equipment compatibility;

     o obscene or indecent programming; and

     o cable system requirements that subscribers subscribe to tiers of service other than basic service as a condition of purchasing premium services.

Additionally, the legislation encourages competition with existing cable systems by allowing municipalities to own and operate their own cable systems without having to obtain a franchise; preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area. The Communications Act also precludes video programmers affiliated with cable television companies from favoring those operators over competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision limits the ability of cable program suppliers to offer exclusive programming arrangements to cable television companies. The FCC, the principal federal regulatory agency with jurisdiction over cable television, has adopted many regulations to implement the provisions of the Communications Act.

     The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate transmission facilities often used in connection with cable operations.

     On February 8, 1996, the President signed into law substantial amendments to the Communications Act, which amendments are referred to as the Telecommunications Act. These amendments alter the regulatory structure governing the nation's telecommunications providers. It removes barriers to competition in both the cable television market and the local telephone market. Among other things, it reduces the scope of cable rate regulation.

     Congress and the FCC have frequently revisited the subject of cable television regulation and may do so again. Future legislative and regulatory changes could adversely affect Pegasus' operations.

     FCC regulation of cable program service tier rates for all systems, regardless of size, expired on March 31, 1999. However, if rates for cable program service tiers substantially increase as a result of the expiration of tier rate regulation, Congress could act to re-impose regulation of those rates.

     Cable Rate Regulation. In June 1995, the FCC adopted rules which provide significant rate relief for small cable operators, which include operators the size of Pegasus. Pegasus' current rates are below the maximum presumed reasonable under the FCC's rules for small operators, and Pegasus may use this rate relief to justify current rates, rates already subject to pending rate proceedings and new rates. The Communications Act does not disturb existing rate determinations of the FCC. Pegasus' basic tier of cable service rates are not currently subject to local franchising authorities' regulation under the Communications Act.

     Under the Communications Act, rate regulation is precluded wherever a cable operator faces "effective competition." The Communications Act further expanded the definition of effective competition to include any franchise area where a local exchange carrier provides video programming services to subscribers by any means other than through direct broadcast satellite. There is no penetration minimum for the local exchange carrier to qualify as an effective competitor, but it must provide "comparable" programming services in the franchise area. The FCC has found that all of the Pegasus' cable television systems are subject to effective competition and therefore are not subject to rate regulation.

     Anti-Buy Through Provisions. In March 1993, the FCC adopted regulations pursuant to the Communications Act which require cable systems to permit customers to purchase video programming on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the cable system is technically incapable of doing so. Generally, this exemption from

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compliance with the statute for cable systems that do not have such technical capability is available until a cable system obtains the capability, but not later than December 2002. Pegasus' systems have the necessary technical capability and have complied with this regulation.

     Indecent Programming on Leased Access Channels. FCC regulations pursuant to the Communications Act permit cable operators to restrict or refuse the carriage of indecent programming on so-called "leased access" channels, i.e., channels the operator must set aside for commercial use by persons unaffiliated with the operator. Operators were also permitted to prohibit indecent programming on public access channels. In June 1996, the Supreme Court ruled unconstitutional the indecency prohibitions on public access programming as well as the "segregate and block" restriction on indecent leased access programming.

     Scrambling. The Communications Act requires that upon the request of a cable subscriber, the cable operator must, free of charge, fully scramble or otherwise fully block the audio and video programming of any channel the subscriber does not want to receive.

     Cable operators were also required by the Communications Act to fully scramble or otherwise fully block the video and audio portion of sexually explicit or other programming that is indecent on any programming channel that is primarily dedicated to sexually oriented programming so that a non-subscriber to such channel may not receive it. Until full scrambling or blocking occurred, cable operators were required to limit the carriage of such programming to hours when a significant number of children are not likely to view the programming, so called "safe-harbor periods." On December 28, 1998, this requirement to scramble sexually explicit programming was ruled unconstitutional by the U.S. District Court in Wilmington, Delaware, and the FCC was directed to stop enforcing this requirement. Pegasus' systems do not presently have the necessary technical capability to comply with the scrambling requirement; however, prior to the December 28, 1998 ruling, such programming was only carried during the safe-harbor period.

     Cable Entry Into Telecommunications. The Telecommunications Act declares that no state or local laws or regulations may prohibit or have the effect of prohibiting the ability of any entity to provide any interstate or intrastate telecommunications service. States are authorized to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. The Telecommunications Act further provides that cable operators and affiliates providing telecommunications services are not required to obtain a separate franchise from local franchising authorities for such services. The FCC had held that local franchising authorities may not place telecommunications conditions in their grants of cable construction permits. The Telecommunications Act prohibits local franchising authorities from requiring cable operators to provide telecommunications service or facilities as a condition of a grant of a franchise, franchise renewal, or franchise transfer, except that local franchising authorities can seek "institutional networks" as part of franchise negotiations.

     The Telecommunications Act clarifies that traditional cable franchise fees may only be based on revenues related to the provision of cable television services. However, when cable operators provide telecommunications services, local franchising authorities may require reasonable, competitively neutral compensation for management of the public rights-of-way.

     Interconnection and Other Telecommunications Carrier Obligations. To facilitate the entry of new telecommunications providers including cable operators, the Telecommunications Act imposes interconnection obligations on all telecommunications carriers. All carriers must interconnect their networks with other carriers and may not deploy network features and functions that interfere with interoperability. On August 8, 1996, the FCC released its First Report and Order to implement the interconnection provisions of the 1996 Act. While the U.S. Court of Appeals for the Eighth Circuit invalidated significant aspects of the First Report and Order, on January 25, 1999, the U.S. Supreme Court upheld most of the FCC's interconnection order.

     Telephone Company Entry Into Cable Television. The Telecommunications Act allows telephone companies to compete directly with cable operators by repealing the telephone company-cable cross-ownership ban and the FCC's video dialtone regulations. This will allow local exchange carriers, including the Bell Operating Companies, to compete with cable both inside and outside their telephone service areas.

     The Telecommunications Act replaces the FCC's video dialtone rules with an "open video system" plan by which wireline competitors can provide cable service with decreased regulatory burdens. Open video


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systems complying with the FCC open video system regulations will receive relaxed oversight. Only the program access, negative option billing prohibition, subscriber privacy, Equal Employment Opportunity, public education and government access requirements, must-carry and retransmission consent provisions of the Communications Act will apply to entities providing an open video system. Rate regulation, consumer service provisions, leased access and equipment compatibility will not apply. Cable copyright provisions will apply to programmers using an open video system. Local franchising authorities may require open video system operators to pay "franchise fees" only to the extent that the open video system provider or its affiliates provide cable services over the open video system. Such fees may not exceed the franchise fees charged to cable operators in the area, and the open video service provider may pass through the fees as a separate subscriber bill item. Open video system operators will be subject to local franchising authorities. A general right-of-way management regulations, and local franchising authorities may require the open video service operator to obtain local authorizations to provide service.

     As required by the Telecommunications Act, the FCC has adopted regulations prohibiting an open video system operator from discriminating among programmers, and ensuring that open video system rates, terms, and conditions for service are reasonable and nondiscriminatory. Further, the FCC has adopted regulations prohibiting a local exchange carrier-open video system operator, or its affiliates, from occupying more than one-third of a system's activated channels when demand for channels exceeds supply, although there are no numeric limits.

     The FCC also has adopted open video system regulations governing channel sharing; extending the FCC's sports exclusivity, network nonduplication, and syndex regulations; and controlling the positioning of programmers on menus and program guides. The Telecommunications Act does not require local exchange carriers to use separate subsidiaries to provide incidental inter Local Access and Transport Area video or audio programming services to subscribers or for their own programming ventures. Most of the FCC's open video system rules were affirmed by the Fifth Circuit U.S. Court of Appeals on January 19, 1999.

     Cable Cross-Ownership. The Telecommunications Act eliminates statutory restrictions on broadcast/cable cross-ownership, including broadcast network/cable restrictions, but leaves in place existing FCC regulations prohibiting local cross-ownership between television stations and cable systems. The Telecommunications Act leaves in place existing restrictions on cable cross-ownership with satellite master antenna television and multichannel multi-point distribution systems facilities, but lifts those restrictions where the cable operator is subject to effective competition. In January 1995, however, the FCC adopted regulations which permit cable operators to own and operate satellite master antenna television systems within their franchise area, provided that such operation is consistent with local cable franchise requirements.

     Regulation of Signal Carriage. The Communications Act grants broadcasters a choice of must carry right or retransmission consent rights. The rules adopted by the FCC generally provided for mandatory carriage by cable systems of all local full powered commercial television broadcast signals selecting must carry rights and, depending on a cable system's channel capacity, non-commercial television broadcast signals. Such statutorily mandated carriage of broadcast stations coupled with the provisions of the Cable Communications Policy Act could adversely affect some of Pegasus' cable systems by limiting the programming services they can offer. The Communications Policy Act requires cable television systems of 36 or more "activated" channels to reserve a percentage of such channels for commercial use by unaffiliated third parties and permits franchise authorities to require the cable operator to provide channel capacity, equipment and facilities for public, educational, and governmental access channels. The FCC recently initiated a proceeding to determine the extent to which cable operators must carry all digital signals transmitted by broadcasters. The imposition of such additional must carry regulations could further limit the amount of satellite delivered programming Pegasus could carry on its cable television systems.

     Closed Captioning Regulation. The Communications Act also required the FCC to establish rules and an implementation schedule to ensure that video programming is fully accessible to the hearing impaired through closed captioning. The rules adopted by the FCC will require substantial closed captioning over an eight or ten year phase-in period with only limited exceptions.

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     Emergency Alert System. In September 1997, the FCC released its rules establishing the deadlines by which cable operators must comply with the new Emergency Alert System. These deadlines vary depending on how many subscribers are served by the particular cable system. Pegasus, like all other cable operators, is responsible for compliance with the Emergency Alert System rules.

     Copyright Licensing. Cable systems are subject to federal copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a blanket license to certain retransmit broadcast signals. Bills have been introduced in Congress over the past several years that would eliminate or modify the cable compulsory license. The Communications Act's retransmission consent provisions expressly provide that retransmission consent agreements between television stations and cable operators do not obviate the need for cable operators to obtain a copyright license for the programming carried on each broadcaster's signal.

     Electric Utility Entry Into Telecommunications. The Telecommunications Act provides that registered utility holding companies and subsidiaries may provide telecommunications services, including cable, notwithstanding the Public Utility Holding Company Act. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the FCC for operating authority. It is anticipated that large utility holding companies will become significant competitors to both cable television and other telecommunications providers.

     State and Local Regulation. Because a cable system uses streets and rights-of-way, cable systems are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials are usually involved in franchisee selection, system design and construction, safety, consumer relations, billing practices and community-related programming and services among other matters. Cable systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions. The Communications Act prohibits the award of exclusive franchises and allows franchising authorities to exercise greater control over the operation of franchised cable systems, especially in the area of customer service and rate regulation. The Communications Act also allows franchising authorities to operate their own multichannel video distribution system without having to obtain a franchise and permits states or local franchising authorities to adopt certain restrictions on the ownership of cable systems. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments. Under certain circumstances, local franchising authorities may become certified to regulate basic cable service rates.

     The specific terms and conditions of a franchise and the laws and regulations under which it was granted directly affect the profitability of the cable system. Cable franchises generally contain provisions governing fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and number and types of cable services provided.

     Although federal law has established certain procedural safeguards to protect incumbent cable television franchisees against arbitrary denials of renewal, the renewal of a franchise cannot be assured unless the franchisee has met certain statutory standards. Moreover, even if a franchise is renewed, a franchising authority may impose new and stricter requirements, such as the upgrading of facilities and equipment or higher franchise fees, subject, however, to limits set by federal law. To date, however, no request of Pegasus for franchise renewals or extensions has been denied. Despite favorable legislation and good relationships with its franchising authorities, there can be no assurance that franchises will be renewed or extended.

     Various proposals have been introduced at the state and local levels with regard to the regulation of cable systems, and several states have adopted legislation subjecting cable systems to the jurisdiction of centralized state governmental agencies, some that impose regulation similar to that of a public utility. Attempts in other states to regulate cable systems are continuing and can be expected to increase. Such proposals and legislation may be preempted by federal statute and/or FCC regulation. Puerto Rico has recently adopted new state level regulations.

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     The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the cable industry. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable systems operate. Neither the outcome of these proceedings nor the impact upon the cable industry or Pegasus' cable systems can be predicted at this time.

     Inside Wiring. In a 1997 order, the FCC established rules that require an incumbent cable operator upon expiration or termination of a multiple dwelling unit service contract to sell, abandon, or remove "home run" wiring that was installed by the cable operator in a multiple dwelling unit building. These inside wiring rules will assist building owners in their attempts to replace existing cable operators with new video programming providers who are willing to pay the building owner a higher fee. Additionally, the FCC has proposed abrogating all exclusive multiple dwelling unit contracts held by cable operators, but at the same time allowing competitors to cable to enter into exclusive multiple dwelling unit service contracts.

     Internet Service Regulation. Although there is no significant federal regulation of cable system delivery of Internet services at the current time, and the FCC recently issued a report to Congress finding no immediate need to impose such regulation, this situation may change as cable systems expand their broadband delivery of Internet services. In particular, proposals have been advanced at the FCC that would require cable operators to provide access to unaffiliated internet service providers and online service providers. Certain Internet service providers also are attempting to use existing commercial leased access provisions of the Telecommunications Act to gain access to cable system delivery. Finally, some local franchising authorities are considering the imposition of mandatory Internet access requirements as part of cable franchise renewals or transfer approvals.

     Other FCC Regulations. In addition to the FCC regulations noted above, there are other FCC regulations covering such areas as:

     o equal employment opportunity;

     o customer privacy;

     o programming practices -- including, among other things, syndicated program exclusivity, network program nonduplication, local sports blackouts, indecent programming, lottery programming, political programming, sponsorship identification, and children's programming advertisements;

     o registration of cable systems and facilities licensing;

     o maintenance of various records and public inspection files;

     o frequency usage;

     o lockbox availability;

     o antenna structure notification;

     o tower marking and lighting;

     o consumer protection and customer service standards;

     o technical standards; and

     o consumer electronics equipment compatibility.

Legal Proceedings

     On June 3, 1999, the National Rural Telecommunications Cooperative filed a lawsuit in federal court against DIRECTV seeking a court order to enforce the National Rural Telecommunications Cooperative's contractual rights to obtain from DIRECTV certain premium programming formerly distributed by United States Satellite Broadcasting Company, Inc. for exclusive distribution by the National Rural Telecommunications Cooperative's members and affiliates in their rural markets. The National Rural

Telecommunications Cooperative also sought a temporary restraining order preventing DIRECTV from marketing the premium programming in such markets and requiring DIRECTV to provide the National Rural Telecommunications Cooperative with the premium programming for exclusive distribution in those areas. The court, in an order dated June 17, 1999, denied the National Rural Telecommunications Cooperative a preliminary injunction on such matters, without deciding the underlying claims. On July 22, 1999, DIRECTV responded to the National Rural Telecommunications Cooperative's continuing lawsuit by rejecting the National Rural Telecommunications Cooperative's claims to exclusive distribution rights and by filing a counterclaim seeking judicial clarification of certain provisions of DIRECTV's contract with the National Rural Telecommunications Cooperative. In particular, DIRECTV contends in its counterclaim that the term of DIRECTV's contract with the National Rural Telecommunications Cooperative is measured solely by the orbital life of DBS-1, the first DIRECTV satellite launched into orbit at the 101o W orbital location, without regard to the orbital lives of the other DIRECTV satellites at the 101o W orbital location. DIRECTV also alleges in its counterclaim that the National Rural Telecommunications Cooperative's right of first refusal, which is effective at the end of the term of DIRECTV's contract with the National Rural Telecommunications Cooperative, does not provide for certain programming and other rights comparable to those now provided under the contract. On September 8, 1999, the court denied a motion by DIRECTV to dismiss certain of the National Rural Telecommunications Cooperative's claims, leaving all of the causes of action asserted by the National Rural Telecommunications Cooperative at issue.

     On September 9, 1999, the National Rural Telecommunications Cooperative filed a response to DIRECTV's counterclaim contesting DIRECTV's interpretations of the end of term and right of first refusal provisions. On August 26, 1999, the National Rural Telecommunications Cooperative filed a separate lawsuit in federal court against DIRECTV claiming that DIRECTV had failed to provide to the National Rural Telecommunications Cooperative its share of launch fees and other benefits that DIRECTV and its affiliates have received relating to programming and other services. On November 15, 1999, the court granted a motion by DIRECTV and dismissed a portion of the National Rural Telecommunications Cooperative's lawsuit regarding launch fees and other benefits. In particular, the court dismissed the tort claim asserted by the National Rural Telecommunications Cooperative, but left in place the remaining claims asserted by the National Rural Telecommunications Cooperative. The court also consolidated that lawsuit with the other pending National Rural Telecommunications Cooperative/DIRECTV lawsuit. The court set various discovery and motion deadlines for the spring and summer of 2000 but did not set a trial date.

     On December 29, 1999, DIRECTV filed a motion for partial summary judgment. The motion seeks a court order that the National Rural Telecommunications Cooperative's right of first refusal, effective at the termination of DIRECTV's contract with the National Rural Telecommunications Cooperative, does not include programming services and is limited to 20 program channels of transponder capacity. The hearing date on DIRECTV's motion was vacated by the court pending resolution of certain procedural issues raised by a new lawsuit we and Golden Sky filed against DIRECTV, discussed below. The court has not yet set a trial date on the merits of the motion for partial summary judgment.

     On January 10, 2000, we and Golden Sky filed a class action lawsuit in federal court in Los Angeles against DIRECTV as representatives of a proposed class that would include all members and affiliates of the National Rural Telecommunications Cooperative that are distributors of DIRECTV. The complaint contains causes of action for various torts, common counts and declaratory relief based on DIRECTV's failure to provide the National Rural Telecommunications Cooperative with premium programming, thereby preventing the National Rural Telecommunications Cooperative from providing this programming to the class members and affiliates. The claims are also based on DIRECTV's position with respect to launch fees and other benefits, term and rights of first refusal. The complaint seeks monetary damages and a court order regarding the rights of the National Rural Telecommunications Cooperative and its members and affiliates.

     On February 10, 2000, we and Golden Sky filed an amended complaint which added new tort claims against DIRECTV for interference with plaintiffs' relationships with manufacturers, distributors and dealers of direct broadcast satellite equipment. We and Golden Sky also withdrew the class action allegations to allow a new class action to be filed on behalf of the members and affiliates of the National Rural Telecommunications Cooperative. The outcome of this litigation and the litigation filed by the National Rural Telecommunications

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
Cooperative could have a material adverse effect on our direct broadcast satellite business.

     In November 1998 we were sued in Indiana for allegedly charging DBS subscribers excessive fees for late payments. The plaintiffs, who claim to represent a class consisting of residential DIRECTV customers in Indiana, seek unspecified damages for the purported class and modification of our late-fee policy. We are unable to estimate the amount involved or to determine whether this suit is material to us. Similar suits have been brought against DIRECTV and various cable operators in other parts of the United States.

     In addition to the matters discussed above, from time to time we are involved with claims that arise in the normal course of our business. In our opinion, the ultimate liability with respect to these claims will not have a material adverse effect on our consolidated operations, cash flows or financial position.

Properties

     Our corporate headquarters are located in Bala Cynwyd, Pennsylvania. In February 2000, we purchased our corporate headquarters building for $12.5 million with mortgage financing of approximately $8.8 million.

     Our direct broadcast satellite operations are headquartered in Marlborough, Massachusetts and we operate call centers out of leased space in San Luis Obispo, California, Marlborough, Massachusetts, and Louisville, Kentucky. These leases expire on various dates through 2002. In connection with our TV operations, we own or lease various transmitting equipment, television stations, and office space. Our cable operations include office, head end, and warehouse space in Puerto Rico. The property that we do not own in Puerto Rico is operated under various leases expiring at various dates through 2004. Our property in Puerto Rico will be sold in connection with the pending sale of our Puerto Rico cable system.


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
                            BUSINESS OF GOLDEN SKY
General

     Golden Sky Holdings, Inc. is the parent company of Golden Sky DBS, Inc., which is the parent company of Golden Sky Systems, Inc. Golden Sky Systems, Inc. is the primary operating subsidiary of Golden Sky. References in this section to Golden Sky therefore refer to Golden Sky Holdings, Inc., acting through its subsidiaries Golden Sky DBS, Inc. and Golden Sky Systems, Inc.

     Golden Sky is the second largest independent provider of DIRECTV satellite television programming in rural markets in the United States. Under its agreements with the National Rural Telecommunications Cooperative, it has the exclusive right to provide DIRECTV programming in the following rural DIRECTV markets and to receive the monthly service revenue from all DIRECTV subscribers in these markets regardless of the subscribers' original point of purchase.

                            Number of Rural
    Geographical Area       DIRECTV Markets     Total Households     States Represented
------------------------   -----------------   ------------------   --------------------
Southeast ..............            6                 210,000         AL, FL, GA, NC, TN
Southwest ..............           13                 520,000                 AR, OK, TX
Midwest ................           21                 547,000        IA, KS, MI, MN, MO,
                                                                              ND, NE, WI
Rocky Mountain .........           10                 227,000         CO, ID, MT, UT, WY
Pacific ................            7                 357,000                 CA, NV, OR
                                   --                 -------
Total ..................           57               1,861,000
                                   ==               =========

------------
Total households are based on estimates of primary residences by Claritas, Inc.

     Golden Sky's subscriber base has increased rapidly due to acquisitions, internal growth and a relatively low churn rate. Golden Sky's annual churn rate approximated 15.9% during the twelve-month period ended December 31, 1999.

Sales and Distribution

     Golden Sky offers DIRECTV programming to consumer and business segments in its rural DIRECTV markets through two separate but complementary sales and distribution channels.

     Direct Sales Force and Dealer Network. Golden Sky has established direct sales forces in its rural markets to market DIRECTV programming services. Its direct sales force currently consists of approximately 225 direct salespeople who are compensated on a commission basis. Since its inception, Golden Sky has opened approximately 70 full service retail stores in its rural DIRECTV markets. Golden Sky also has close relationships with approximately 450 independent dealers of direct broadcast satellite equipment to whom it provides marketing, subscriber authorization, installation and customer service support. Wherever possible, Golden Sky's arrangements with dealers are exclusive. In connection with the sale of a direct broadcast satellite unit and a subscription to DIRECTV programming, a dealer retains the proceeds from the sale of the equipment and earns a one-time commission paid by Golden Sky. Golden Sky retains the ongoing monthly subscription revenue from the subscriber. For equipment sold through the indirect dealer network, Golden Sky generally provides a subsidy, thus lowering the price of the equipment for the consumer. During the year ending December 31, 2000, Golden Sky plans to close approximately 30 of its local sales offices.

     Other Distribution Channels. In addition to its direct sales force, Golden Sky utilizes other distribution channels to offer DIRECTV programming to potential subscribers in its rural DIRECTV markets, including:

     o    national retailers selected by DIRECTV;

     o consumer electronics dealers authorized by DIRECTV to sell DIRECTV programming; and

     o satellite dealers and consumer electronics dealers authorized by five regional sales management agents selected by DIRECTV.


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

In a similar fashion to its indirect dealer network, Golden Sky pays a one-time commission to these distribution channels for the sale of DIRECTV programming to a subscriber located in its rural DIRECTV markets and Golden Sky receives all associated monthly programming revenue associated therewith, regardless of what outlet originally sold DIRECTV programming to the subscriber.

Marketing

     Golden Sky believes that direct broadcast satellite services compete favorably with medium and low-power direct-to-home, cable and other subscription television services on the basis of superior signal quality, channel capacity, programming choice and price. Golden Sky complements the existing marketing effort of DIRECTV and its other national distribution partners through focused local marketing and sales, including local print and radio advertising.

     Golden Sky also implements support-advertising programs for its indirect distribution channels. Golden Sky has implemented specific promotions, like offering new subscribers an initial month's service at no charge, to motivate customers to purchase these plans. Golden Sky also has incentive-based sales compensation for both its direct and dealer sales forces to promote and sell premium subscription plans.

     A key element of Golden Sky's marketing strategy is to offer value-priced direct broadcast satellite equipment and installation through the use of subsidies on direct sales of direct broadcast satellite equipment and installations to lower the up-front costs to consumers of becoming Golden Sky subscribers. Golden Sky offers various types of direct broadcast satellite equipment and accessories through its direct sales force and retail locations. Golden Sky is able to take advantage of volume discounts in purchasing this equipment from the National Rural Telecommunications Cooperative and other vendors. In addition, dealers are motivated to lower the prices at which they offer direct broadcast satellite equipment and installation by Golden Sky's volume-based commission structure.

Customer Service

     Golden Sky provides customer service from each of its local offices. Generally, its offices are staffed from 9 a.m. to 7 p.m., six days a week. Local managers are responsible for managing customer accounts receivable and churn. Overflow and after hours assistance is provided 24 hours a day, seven days a week, by Golden Sky's national call center located in Kansas City, Missouri and, beginning in February 2000, by a third-party provider of call center services. Golden Sky also provides professional installation services and technical assistance in each of its offices.

National Rural Telecommunications Cooperative and DIRECTV

     For a description of the National Rural Telecommunications Cooperative and DIRECTV and rights granted to Golden Sky under the National Rural
Telecommunications Cooperative member agreements, see Business of Pegasus -- Direct Broadcast Satellite Agreements, Licenses, Local Marketing Agreements and Cable Franchises -- Direct Broadcast Satellite Agreements.

Competition

     Golden Sky faces competition for subscribers within its exclusive rural DIRECTV markets from a broad range of companies offering communications and entertainment services, including cable operators, other satellite service providers, wireless cable operators, telephone companies, television networks and home video product companies. Many of Golden Sky's competitors have greater financial and marketing resources than it does and the business of providing subscription and pay television programming is highly competitive. Golden Sky believes that quality and variety of programming, signal quality, service and cost are the key bases of competition.

     Competing Subscription Television Providers

     Cable Television Providers. Cable operators in the United States serve approximately 65 million subscribers, representing over 65% penetration of television households passed by cable systems. Cable operators typically offer 30 to 80 channels of programming at an average monthly subscription price of approximately $36. While cable companies currently serve a majority of the U.S. television market, Golden Sky believes many may not be able to provide the quality and variety of programming offered by DIRECTV until they significantly upgrade their coaxial systems. Many cable television providers are in the process of upgrading their systems and other cable operators have announced their intentions to make significant upgrades. Many proposed upgrades, like conversion to digital format, fiber optic cabling, advanced compression technology and other technological improvements, when fully completed, will permit cable companies to increase channel capacity, thereby increasing programming alternatives, and to deliver a better quality signal. Although cable systems with adequate channel capacity may offer digital service without major rebuilds, Golden Sky believes that other cable systems that have limited channel capacity, like those in most of the rural DIRECTV markets, will have to be upgraded to add bandwidth in order to provide digital service. Golden Sky believes that these upgrades will require substantial investments of capital and time to complete industry-wide. As a result, Golden Sky believes that there will be a substantial delay before cable systems in the rural DIRECTV markets can offer programming services equivalent to direct broadcast satellite providers and that some cable systems in those markets may not be upgraded, subject to advances in digital compression technology currently under development.

     Golden Sky expects to encounter a number of challenges in competing with cable television providers. First, cable operators have an entrenched position in the marketplace. However, Golden Sky believes that its current strategy of targeting rural DIRECTV markets that are not served by cable or are underserved by cable partially offsets the cable industry's position in the consumer marketplace. Second, the up-front costs to the consumer associated with purchasing and installing direct broadcast satellite equipment are higher than the up-front costs for installation of cable television. However, prices for direct broadcast satellite equipment have declined consistently since introduction and Golden Sky believes that competition among direct broadcast satellite equipment vendors and technological improvements will create continuing downward pressure on prices. Third, direct broadcast satellite systems, unlike cable, do not currently provide local broadcast programming via satellite, except in certain large metropolitan markets in the United States. Both DIRECTV and EchoStar have announced their intentions to provide local broadcast service in additional large metropolitan areas of the country in the near future. Seamless switching between satellite and broadcast programming from other sources is possible with all direct broadcast satellite units. In addition, DIRECTV provides programming from affiliates of the national broadcast networks to subscribers who are unable to receive networks over the air and do not subscribe to cable. See -- Regulation.

     Other Direct-To-Home Television Providers. EchoStar, the only other remaining direct broadcast satellite provider in the United States, began national broadcasting of programming in March 1996 and currently broadcasts approximately 500 channels of digital television programming and CD quality audio programming services to the entire continental United States. EchoStar has 21 licensed channel frequencies at the 119 degrees W.L. orbital position and 28 licensed channel frequencies at the 110 degrees W.L. orbital position. The 110 degrees and 119 degrees W.L. orbital positions are two of the three direct broadcast satellite orbital locations that can serve the entire continental United States. These three orbital locations are sometimes referred to as full "CONUS." EchoStar also has 69 frequencies in other partial CONUS orbital locations. EchoStar reported approximately 3.4 million subscribers as of December 31, 1999. In June 1999, EchoStar acquired its license for 28 direct broadcast satellite frequencies at 110 degrees W.L., two satellites to be delivered in orbit and a direct broadcast operations facility from The News Corporation Limited and MCI WorldCom Inc. EchoStar expects to significantly expand its direct broadcast satellite and other programming offerings as a result of this acquisition, which will potentially strengthen its competitive strength relative to DIRECTV and Golden Sky.

     Primestar, a medium-power direct-to-home provider, launched the first digital direct-to-home satellite television service in 1994. On April 28, 1999, Hughes acquired Primestar's medium-power direct-to-home business, which consisted of its subscribers and related high-power satellite assets, for approximately $1.8 billion. Prior to its acquisition by Hughes, Primestar offered a full range of programming to approximately 2.3 million subscribers nationwide, approximately 100,000 of which Golden Sky believes were located within Golden Sky's rural DIRECTV markets. Former Primestar subscribers that choose to receive DIRECTV programming in Golden Sky's rural markets will become its subscribers.

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

     Low-power C-band direct-to-home operators reported approximately 1.6 million subscribers as of December 31, 1999. C-band direct-to-home operators provide subscription television services primarily to subscribers who live in markets not served by cable television. C-band equipment, including the six-to-eight-foot dish necessary to receive the low-power signal, currently costs approximately $2,000 and is distributed by local TVRO satellite dealers. Based upon publicly available data, Golden Sky believes that, during 1998 and 1999, the number of C-band customers decreased by 465,000 subscribers.

     Other Competitors

     Regional telephone companies and other long distance companies could become significant competitors in the future, as they have expressed an interest in becoming subscription multi-channel video programming distributors. Furthermore, the Telecommunications Act of 1996 removes barriers to entry that previously inhibited local telephone companies from competing, or made it more difficult for telephone companies to compete, in the provision of video programming and information services. Several telephone companies have received authorization to test market video and other services in specified geographic areas using fiber optic cable and digital compression over existing telephone lines. Estimates for the timing of wide-scale deployment of these multi-channel video services vary, as several telephone companies have pushed back or cancelled originally announced deployment schedules. In addition, mergers, joint ventures and alliances among franchise, wireless or private cable television operators and regional telephone companies may result in competitors capable of offering bundled cable television and telecommunications services. For example, the merger of AT&T and Tele-Communications, Inc. resulted in a large, integrated communications provider with significantly greater technical, financial and marketing resources than Golden Sky has.

     As more telephone companies begin to provide multi-channel video programming and other information and communications services to their customers, additional significant competition for subscribers will develop. Among other things, telephone companies have an existing relationship with substantially every household in their service area, substantial financial resources and an existing infrastructure. Further, telephone companies may be able to subsidize the delivery of programming through their position as the sole source of local wireline telephone service to the home.

     Most areas of the United States are covered by traditional terrestrial over-the-air VHF/UHF television broadcasters. Consumers can receive from three to ten channels of over-the-air programming in most markets. These stations provide local, network and syndicated programming free of charge, but each major market is generally limited in the number of programming channels. On August 5, 1997, Congress approved the release of additional digital spectrum for use by VHF/UHF broadcasters.

Regulation

     For a description of certain statutes and regulations applicable to Golden Sky's business, see Business of Pegasus -- Legislation and Regulation.

Facilities

     On January 27, 1999, Golden Sky entered into a lease with respect to approximately 35,000 square feet of office space in Kansas City, Missouri. Annual rent under this lease approximates $570,000 and the lease will terminate in August 2002. Golden Sky moved its principal executive offices to this location in April 1999. In addition, Golden Sky currently has approximately 70 local offices in 24 states.

Management and Employees

     As of January 31, 2000, Golden Sky had 580 full-time and 191 part-time employees. Golden Sky is not a party to any collective bargaining agreement and considers its relations with its employees to be good.

Legal Proceedings

     For a description of certain legal proceedings to which Golden Sky is a party or in which it has an interest as a result of its status as a non-voting affiliate of the National Rural Telecommunications Cooperative, see Business of Pegasus -- Legal Proceedings. Golden Sky is not currently a party to any other material legal proceedings.

                              PEGASUS MANAGEMENT

Executive Officers, Directors, and Designees for Director

     Set forth below is certain information concerning the executive officers and directors of Pegasus.

              Name                  Age                               Position
--------------------------------   -----   -------------------------------------------------------------
Marshall W. Pagon ..............    44     Chairman of the Board, President and Chief Executive Officer
Robert N. Verdecchio ...........    43     Senior Vice President, Chief Financial Officer, Treasurer,
                                           Assistant Secretary and Director
Ted S. Lodge ...................    43     Senior Vice President, Chief Administrative Officer, General
                                           Counsel, Secretary and Director Designee
Howard E. Verlin ...............    38     Vice President and Assistant Secretary
Nicholas A. Pagon ..............    43     Vice President
M. Kasin Smith .................    39     Vice President and Acting Chief Financial Officer
Michael C. Brooks ..............    55     Director
Harry F. Hopper III ............    46     Director
James J. McEntee, III ..........    42     Director
Mary C. Metzger ................    54     Director
William P. Phoenix .............    42     Director
Riordon B. Smith ...............    39     Director
Donald W. Weber ................    63     Director
Robert F. Benbow ...............    64     Director Designee
William P. Collatos ............    45     Director Designee

     Marshall W. Pagon has served as President, Chief Executive Officer and Chairman of the Board of Pegasus since its incorporation, and served as Treasurer of Pegasus from its incorporation to June 1997. From 1991 to October 1994, when the assets of various affiliates of Pegasus Media & Communications, Inc., principally limited partnerships that owned and operated Pegasus' broadcast and cable operations, were transferred to Pegasus Media & Communication's subsidiaries, entities controlled by Mr. Pagon served as the general partners of these partnerships and conducted the business of Pegasus. Mr. Pagon's background includes over 18 years of experience in the media and communications industry. Mr. Pagon is the brother of Nicholas A. Pagon.

     Robert N. Verdecchio has served as Pegasus' Senior Vice President, Chief Financial Officer and Assistant Secretary since its inception and as Pegasus' Treasurer since June 1997. He has also served similar functions for Pegasus Media & Communication's affiliates and predecessors in interest since 1990. Mr. Verdecchio has been a director of Pegasus and Pegasus Media & Communications since December 18, 1997. Mr. Verdecchio is a certified public accountant and has over 13 years of experience in the media and communications industry. Mr. Verdecchio is serving as a director of Pegasus as Marshall W. Pagon's designee to the board of directors. Mr. Verdecchio is currently on a leave of absence from Pegasus.

     Ted S. Lodge has served as Senior Vice President, Chief Administrative Officer, General Counsel and Assistant Secretary of Pegasus since July 1, 1996. In June 1997, Mr. Lodge became Pegasus' Secretary. From June 1992 through June 1996, Mr. Lodge practiced law with the law firm of Lodge & Company. During that period, Mr. Lodge was engaged by Pegasus as its outside legal counsel in connection with various matters. Mr. Lodge is expected to be elected a director of Pegasus, as one of Mr. Pagon's designees, at the time of the special meeting.

     Howard E. Verlin is a Vice President and Assistant Secretary of Pegasus and is responsible for operating activities of Pegasus' direct broadcast satellite and cable subsidiaries, including supervision of their general managers. Mr. Verlin has served similar functions with respect to Pegasus' predecessors in interest and affiliates since 1987 and has over 15 years of experience in the media and communications industry.

     Nicholas A. Pagon has served as a Vice President of Pegasus and Chief Executive Officer of its broadcast subsidiaries since November 1998 and is responsible for all broadcast television activities of Pegasus. From January to November 1998, Mr. Pagon served as President of Pegasus Development Corporation, a subsidiary of Pegasus. From 1990 through December 1998, Mr. Pagon was President of Wellspring Consulting, Inc., a telecommunications consulting business. Mr. Pagon is the brother of Marshall W. Pagon.

     M. Kasin Smith served as a financial analyst of Pegasus from September 1998 through February 1999 and has served as Vice President of Finance since February 1999 and Acting Chief Financial Officer since August 1999. From May 1997 through September 1998, Mr. Smith served as a General Manager, Northwest region, of SkyView World Media Group, a master system operator for DIRECTV. From November 1996 to May 1997, Mr. Smith was director of finance for Sky Zone Media Access, LLC, a distributor of DIRECTV to apartments and multiple dwelling units. From 1993 to November 1996, Mr. Smith served as a manager at PricewaterhouseCoopers LLP. Mr. Smith is a certified public accountant and has over 8 years of public accounting experience.

     Michael C. Brooks has been a director of Pegasus since April 27, 1998. From February 1997 until April 27, 1998, Mr. Brooks had been a director of Digital Television Services, Inc. He has been a general partner of J.H. Whitney & Co., a venture capital firm, since January 1985. Mr. Brooks is also a director of Media Matrix, an Internet audience measurement company, SunGuard Data Systems Inc., a computer services company, USinternetworking, Inc., a web-based applications hosting company, and several private companies. Mr. Brooks is serving as a director of Pegasus as Whitney's designee to the board of directors and has informed Pegasus that he intends to resign from the Pegasus board at the time of the special meeting.

     Harry F. Hopper III has been a director of Pegasus since April 27, 1998. From June 1996 until April 27, 1998, Mr. Hopper had been a director of Digital Television Services, Inc., or a manager of its predecessor, Digital Television Services, LLC. Mr. Hopper is a Managing Director of Columbia Capital Corporation and Columbia Capital LLC, which he joined in January 1994. Columbia Capital is a venture capital firm with an investment focus on communications services, network infrastructure and technologies and electronic commerce. Mr. Hopper is also a director of eBiz.Net, Inc., a web-hosting company, Pacific Internet Exchange Corporation, an Internet peering and data center company, Xemod, Inc., a producer of next-generation linear power amplifiers, Singleshop.com, Inc., a business-to-business, outsourced Internet shopping platform, and Broadslate Networks, Inc., a digital subscriber line service provider. Mr. Hopper is serving as a director of Pegasus as Columbia's designee to the board of directors.

     James J. McEntee, III has been a director of Pegasus since October 8, 1996. Mr. McEntee has been a member of the law firm of Lamb, Windle & McErlane, P.C. for the past eight years and a principal of that law firm for the past six years. Mr. McEntee is one of the directors designated as an independent director under the voting agreement.

     Mary C. Metzger has been a director of Pegasus since November 14, 1996. Ms. Metzger has been Chairman of Personalized Media Communications LLC and its predecessor company, Personalized Media Communications Corp. since February 1989. Ms. Metzger has also been Managing Director of Video Technologies International, Inc. since June 1986. Ms. Metzer is one of the directors designated as an independent director under the voting agreement. She is also a designee of Personalized Media under the agreement between Pegasus and Personalized Media. See Certain Transactions.

     William P. Phoenix has been a director of Pegasus since June 17, 1998. He is a Managing Director of CIBC World Markets Corp. and co-head of its Credit Capital Markets Group. Mr. Phoenix is also a member of CIBC World Markets Corp.'s credit investment and risk committees. Prior to joining CIBC World Markets Corp. in 1995, Mr. Phoenix had been a Managing Director of Canadian Imperial Bank of Commerce with management responsibilities for the bank's acquisition finance, mezzanine finance and loan workout and restructuring businesses. Mr. Phoenix joined Canadian Imperial Bank of Commerce in 1982. Mr. Phoenix is one of the directors designated as an independent director under the voting agreement.

     Riordon B. Smith has been a director of Pegasus since April 27, 1998. From February 1997 until April 27, 1998, Mr. Smith had been a director of Digital Television Services, Inc., or a manager of its predecessor, Digital Television Services, LLC. Mr. Smith is a Senior Vice President of Fleet Private Equity Co., Inc., which he joined in 1990. Fleet Private Equity Co., Inc. is a private equity fund with an investment focus in media and information, telecommunications, healthcare services, industrial manufacturing and business services. Mr. Smith also serves as a director of FreeRide.com LLC, a provider of online loyalty programs and direct marketing services, The MVL Group, Inc., a provider of custom market research and data collection services, HASCO International, Inc., a direct marketer of in-hospital infant portraits, and Root Communications Group, L.P., an operator of radio stations in the Southeast. Mr. Smith is serving as a director of Pegasus as Fleet's designee to the board of directors.

     Donald W. Weber has been a director of Pegasus since its incorporation and a director of Pegasus Media & Communications since November 1995. Until its acquisition by Pegasus in November 1997, Mr. Weber had been the President and Chief Executive Officer of ViewStar Entertainment Services, Inc., a National Rural Telecommunications Cooperative affiliate that distributed DIRECTV services in North Georgia, from August 1993 to November 1997. Mr. Weber is currently a member of the boards of directors of Powertel, Inc., a provider of wireless communications service, Knology Holdings, Inc., a provider of broadband communications service, Headhunter.net an online employment recruiter, and HIE, Inc., a producer of healthcare software, which are publicly-traded companies. Mr. Weber is one of the directors designated as an independent director under the voting agreement.

     Robert F. Benbow will be designated as a director by Alta Communications under the amended and restated voting agreement. See The Merger -- Voting Agreement. Mr. Benbow has been a director of Golden Sky and its predecessors since February 1997. He is a Vice President of Burr, Egan, Deleage & Co., a private venture capital firm, and a managing general partner of Alta Communications, Inc., a private venture capital firm. Prior to joining Burr, Egan, Deleage & Co. in 1990, Mr. Benbow spent 22 years with the Bank of New England N.A., where he was a Senior Vice President responsible for special industries lending in the areas of media, project finance and energy. Additionally, he serves as a director of Diginet Americas, Inc., a fixed wireless local loop service provider throughout South America, of Advanced Telcom Group, Inc., a competitive local exchange carrier, and of Preferred Networks, Inc., a public paging company.

     William P. Collatos will be designated as a director by Spectrum Equity Investors under the amended and restated voting agreement. See The Merger -- Voting Agreement. Mr. Collatos has been a director of Golden Sky and its predecessors since March 1997. He is a managing general partner of Spectrum Equity Investors, a private equity investment firm focused on the communications services, networking infrastructure, electronic commerce and media industries, which he founded in 1993. He serves as director of Galaxy Telecom, GP, the general partner of Galaxy Telecom, L.P., which owns, operates and develops cable television systems, ITXC Corp., a global provider of Internet-based voice, fax and voice-enabled services, and JazzTel, a competitive local exchange provider based in Madrid, Spain.

Executive Compensation

     The following table sets forth certain information for Pegasus' last three fiscal years concerning the compensation paid to the Chief Executive Officer and to each of Pegasus' four most highly compensated officers. The most highly compensated officers are those whose total annual salary and bonus for the fiscal year ended December 31, 1999 exceeded $100,000.

                                                                 Annual
                                                              Compensation
                                               -------------------------------------------
                                                                               Other
                                                                               Annual
         Name             Principal Position    Year        Salary        Compensation(1)
----------------------  ---------------------  ------  ----------------  -----------------
Marshall W. Pagon       President and Chief    1999       $ 274,743             --
                        Executive Officer      1998       $ 200,000             --
                                               1997       $ 200,000             --
Robert N. Verdecchio    Senior VP and Chief    1999       $ 188,717          $50,000
                        Financial Officer      1998       $ 150,000             --
                                               1997       $ 150,000             --
Ted S. Lodge            Senior VP, Chief       1999       $ 164,647          $50,000
                        Administrative
                        Officer                1998       $ 150,000             --
                        and General Counsel    1997       $ 150,000             --
Howard E. Verlin        VP, Satellite and      1999       $ 155,974           $45,000
                        Cable Television       1998       $ 135,000             --
                                               1997       $ 135,000             --
Nicholas A. Pagon       Vice President         1999       $ 133,442             --
                                               1998       $  13,666(5)          --



                                Long-Term
                           Compensation Awards
                        --------------------------
                         Restricted    Securities
                            Stock      Underlying       All Other
         Name             Award(2)       Options     Compensation(3)
----------------------  ------------  ------------  ----------------
Marshall W. Pagon         $124,978      190,000     $60,096(4)
                          $ 77,161       85,000     $67,274(4)
                          $100,558       85,000     $63,228(4)
Robert N. Verdecchio      $ 49,967       70,000     $ 6,380
                          $ 38,580       40,000     $12,720
                          $ 50,279       40,000     $ 9,500
Ted S. Lodge              $ 54,068       85,000     $ 3,600
                          $ 30,864       60,000     $ 9,263
                          $ 40,223       40,000     $ 1,800
Howard E. Verlin          $ 99,974       95,000     $ 1,620
                          $110,125       40,000     $ 5,480
                          $100,558       40,000     $ 1,685
Nicholas A. Pagon               --       45,000         --
                                --       40,000         --

------------
(1) Pursuant to Pegasus' restricted stock plan, an executive officer may elect to receive a portion of the award in the form of cash. The amounts listed in this column reflect the cash portion of discretionary awards granted under the restricted stock plan.

(2) During fiscal 1999, an aggregate of 3,164, 2,531, 2,685 and 3,670 shares were granted to Messrs. Marshall Pagon, Verdecchio, Lodge and Verlin, respectively. Based upon the closing price of the Class A common stock on December 31, 1999 of $97.75 per share, the shares awarded to Messrs. Marshall Pagon, Verdecchio, Lodge and Verlin during fiscal 1999 had a value of $309,281, $247,405, $262,459, and $358,743, respectively, on
    December 31, 1999. All awards made during fiscal 1999 were fully vested on the date of grant. Generally, awards made under Pegasus' restricted stock plan were based upon years of service with Pegasus from date of initial employment. As a consequence, all awards made to Messrs. Marshall Pagon, Verdecchio and Verlin were fully vested in 1997 and 1998 on the date of grant. During 1997, 9,090, 4,545, and 9,090 shares issued to Messrs. Marshall Pagon, Verdecchio, and Verlin were fully vested on March 21, 1997, the date they were granted. During 1998, 3,609, 1,804 and 5,152 shares issued to Messrs. Marshall Pagon, Verdecchio and Verlin were fully vested on February 17, 1998, the date they were granted. Mr. Lodge's employment with Pegasus began on July 1, 1996. Mr. Lodge's awards granted in fiscal 1998 were vested as to 34% on July 1, 1998, an additional 33% on July 1, 1999 and the remaining 33% on July 1, 2000.

(3) Unless otherwise indicated, the amounts listed represent Pegasus' contributions under its 401(k) plans.

(4) Of the amounts listed for Marshall W. Pagon for 1999, 1998 and 1997, $53,728, $53,728 and $53,728, respectively, represent the actuarial benefit to Mr. Pagon of premiums paid by Pegasus in connection with the split dollar agreement entered into by Pegasus with the trustees of insurance trust established by Mr. Pagon. See Certain Transactions -- Split Dollar Agreement. The remainder represents Pegasus' contributions under its 401(k) plans.

(5) Nicholas A. Pagon became an employee of Pegasus on November 5, 1998.

     Pegasus granted options to employees to purchase a total of 727,346 shares during 1999. The amounts set forth below in the columns entitled "5%" and "10%" represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date.

                             Option Grants in 1999

                                                                                         Potential Realizable Value
                                                                                           at Assumed Annual Rates
                                                                                               of Stock Price
                                                                                                Appreciation
                                                Individual Grants                              for Option Term
                             --------------------------------------------------------   -----------------------------
                                             % of Total
                               Number of      Options
                              Securities     Granted to
                              Underlying     Employees      Exercise
                                Options      in Fiscal     Price Per      Expiration
           Name                 Granted         Year         Share           Date             5%             10%
--------------------------   ------------   -----------   -----------   -------------   -------------   -------------
Marshall W. Pagon ........     95,000       13.1%         $ 39.500         5/4/2009      $2,359,927     $ 5,980,519
                               95,000       13.1%         $ 80.875       12/17/2009      $4,831,876     $12,244,923
Robert N. Verdecchio .....     45,000        6.2%         $ 39.500         5/4/2009      $1,117,860     $ 2,832,877
                               25,000        3.4%         $ 80.875       12/17/2009      $1,271,546     $ 3,222,348
Howard E. Verlin .........     45,000        6.2%         $ 39.500         5/4/2009      $1,117,860     $ 2,832,877
                               50,000        6.9%         $ 80.875       12/17/2009      $2,543,093     $ 6,444,696
Ted S. Lodge .............     45,000        6.2%         $ 39.500         5/4/2009      $1,117,860     $ 2,832,877
                               40,000        5.5%         $ 80.875       12/17/2009      $2,034,474     $ 5,155,757
Nicholas A. Pagon ........     20,000        2.7%         $ 39.500         5/4/2009      $  496,827     $ 1,259,057
                               25,000        3.4%         $ 80.875       12/17/2009      $1,271,546     $ 3,222,348

     The table below shows aggregated stock option exercises by the named executive officers in 1999 and 1999 year-end values. In-the-money options, which are listed in the last two columns, are those in which the fair market value of the underlying securities exceeds the exercise price of the option. The closing price of Pegasus' Class A common stock on December 31, 1999 was $97.75 per share.

      Aggregated Option Exercises in 1999 and 1999 Year-End Option Values

                                                                     Number of                Value of Unexercised
                                                                Unexercised Options           In-the-Money Options
                                                                 at Fiscal Year-End            at Fiscal Year-End
                                                              ------------------------   ------------------------------
                                     Shares
                                  Acquired on       Value      Exercis-     Unexercis-      Exercis-       Unexercis-
             Name                   Exercise      Realized       able         able            able            able
------------------------------   -------------   ----------   ---------   ------------   -------------   --------------
Marshall W. Pagon ............        0             --         76,500        283,500      $6,200,750      $14,812,375
Robert N. Verdecchio .........        0             --         38,180        111,820      $3,107,115      $ 6,466,010
Howard E. Verlin .............        0             --         38,180        136,820      $3,107,115      $ 6,887,885
Ted S. Lodge .................        0             --         48,180        136,820      $3,872,115      $ 7,484,135
Nicholas A. Pagon ............        0             --          8,000         77,000      $  581,000      $ 3,910,875

Compensation of Directors

     Under Pegasus' by-laws, each director is entitled to receive such compensation, if any, as may from time to time be fixed by the board of directors. Pegasus currently pays its directors who are not employees or officers of Pegasus an annual retainer of $10,000 plus $750 for each board meeting attended in person, $350 for each meeting of a committee of the board and $375 for each board meeting held by telephone. The annual retainer is payable, at each director's option, in cash or in the form of options to purchase Pegasus' Class A common stock. Pegasus also reimburses each director for all reasonable expenses incurred in traveling to and from the place of each meeting of the board or committee of the board.

     On May 5, 1999, James J. McEntee, III, Mary C. Metzger, Donald W. Weber, William P. Phoenix, Harry F. Hopper III, Michael C. Brooks, and Riordon B. Smith, who were then all of Pegasus' nonemployee directors, each received options to purchase 5,000 shares of Class A common stock under Pegasus' stock option plan. Each option vests in annual installments of 2,500 shares, was issued at an exercise price of $39.50 per share -- the closing price of the Class A common stock at the time of the grant -- and is exercisable until the tenth anniversary from the date of grants. On December 17, 1999, James J. McEntee, III, Mary C. Metzger, Donald W. Weber, William P. Phoenix, Harry F. Hopper III, Michael C. Brooks, and Riordon B. Smith, who were then all of Pegasus' nonemployee directors, each received options to purchase 5,000 shares of Class A common stock under Pegasus' stock option plan. Each option vests in annual installments of 2,500 shares, was issued at an exercise price of $80.875 per share -- the closing price of the Class A common stock at the time of the grant -- and is exercisable until the tenth anniversary from the date of grant.

Compensation Committee Interlocks and Insider Participation

     During 1999, the board of directors generally made decisions concerning executive compensation of executive officers. The board included Marshall W. Pagon, the President and Chief Executive Officer of Pegasus, and Robert N. Verdecchio, Pegasus' Senior Vice President and Chief Financial Officer. A special stock option committee, however, made certain decisions regarding option grants under the stock option plan. Both the stock option plan and restricted stock plan are discussed below.

Incentive Program

     The incentive program, which includes the restricted stock plan, the 401(k) plans and the stock option plan, is designed to promote growth in stockholder value by providing employees with restricted stock awards in the form of Class A common stock and grants of options to purchase Class A common stock.

Restricted Stock Plan

     For information with respect to the restricted stock option plan, see Proposal 2: Amendment to Restricted Stock Plan.

Stock Option Plan

     For information with respect to the stock option plan, see Proposal 3:
Amendment to Stock Option Plan.

401(k) Plans

     Effective January 1, 1996, Pegasus Media & Communications, Inc. adopted the Pegasus Communications Savings Plan for eligible employees of that company and its domestic subsidiaries. Effective October 1, 1996, the Pegasus' Puerto Rico subsidiary adopted the Pegasus Communications Puerto Rico Savings Plan for eligible employees of the Pegasus' Puerto Rico subsidiaries. Substantially all Pegasus employees who, as of the enrollment date under the 401(k) plans, have completed at least one year of service with Pegasus are eligible to participate in one of the 401(k) plans. Participants may make salary deferral contributions of 2% to 6% of salary to the 401(k) plans.

     Pegasus may make three types of contributions to the 401(k) plans, each allocable to a participant's account if the participant completes at least 1,000 hours of service in the applicable plan year, and is employed on the last day of the applicable plan year:

   o Pegasus matches 100% of a participant's salary deferral contributions to the extent the participant invested his or her salary deferral contributions in Class A common stock at the time of his or her initial contribution to the 401(k) plans.

   o Pegasus, in its discretion, may contribute an amount that equals up to 10% of the annual increase in company-wide location cash flow. These company discretionary contributions, if any, are allocated to eligible participants' accounts based on each participant's salary for the plan year.

   o Pegasus also matches a participant's rollover contribution, if any, to the 401(k) plans, to the extent the participant invests his or her rollover contribution in Class A common stock at the time of his or her initial contribution to the 401(k) plans.

     Pegasus makes discretionary company contributions and company matches of employee salary deferral contributions and rollover contributions in the form of Class A common stock, or in cash used to purchase Class A common stock. Pegasus has authorized and reserved for issuance up to 205,000 shares of Class A common stock in connection with the 401(k) plans. Company contributions to the 401(k) plans are subject to limitations under applicable laws and regulations.

     All employee contributions to the 401(k) plans are fully vested at all times and all company contributions, if any, vest 34% after two years of service with Pegasus, including years before the 401(k) plans were established; 67% after three years of service; and 100% after four years of service. A participant also becomes fully vested in company contributions to the 401(k) plans upon attaining age 65 or upon his or her death or disability.

                             CERTAIN TRANSACTIONS

Split Dollar Agreement

     In December 1996, Pegasus entered into a split dollar agreement with the trustees of an insurance trust established by Marshall W. Pagon. Under the split dollar agreement, Pegasus agreed to pay a portion of the premiums for certain life insurance policies covering Mr. Pagon owned by the insurance trust. The agreement provides that Pegasus will be repaid for all amounts it expends for such premiums, either from the cash surrender value or the proceeds of the insurance policies. The actuarial benefit to Mr. Pagon of premiums paid by Pegasus amounted to $53,728 in each of the years of 1997, 1998 and 1999.

Relationship with W.W. Keen Butcher and Affiliated Entities

     Pegasus entered into an arrangement in 1998 with W.W. Keen Butcher, the stepfather of Marshall W. Pagon and Nicholas A. Pagon, certain entities controlled by him and the owner of a minority interest in one of the entities. Under this agreement, Pegasus agreed to provide and maintain collateral for up to $4.0 million in principal amount of bank loans to Mr. Butcher and the minority owner. Mr. Butcher and the minority owner must lend or contribute the proceeds of those bank loans to one or more of the entities owned by Mr. Butcher for the acquisition of television broadcast stations to be programmed by Pegasus pursuant to local marketing agreements.

     Pegasus amended its agreement with W.W. Keen Butcher and his affiliated entities in the fourth quarter of 1999 to increase the amount of collateral that Pegasus will maintain for bank loans to Mr. Butcher and the affiliated entities. Under the amendment, Pegasus will maintain collateral for up to $8.0 million in principal amount such bank loans. Mr. Butcher and the affiliated entities must continue to contribute the proceeds from these bank loans to one or more entities owned by Mr. Butcher for acquisition of television broadcast stations to be programmed by Pegasus pursuant to local marketing agreement.

     Under this arrangement, on November 10, 1998, Pegasus sold to one of the Butcher companies the FCC license for the television station then known as WOLF for $500,000 and leased certain related assets to the Butcher company, including leases and subleases for studio, office, tower and transmitter space and equipment, for ongoing rental payments of approximately $18,000 per year plus operating expenses. WOLF is now known as WSWB and is one of the television stations serving the northeastern Pennsylvania designated television market area that is programmed by Pegasus. Mr. Butcher and the minority owner borrowed the $500,000 under the loan collateral arrangement described above. Concurrently with the closing under the agreement described above, one of the Butcher companies assumed a local marketing agreement, under which Pegasus provides programming to WSWB and retains all revenues generated from advertising in exchange for payments to the Butcher company of $4,000 per month plus reimbursement of certain expenses. The term of the local marketing agreement is three years, with two three-year automatic renewals. The Butcher company also granted Pegasus an option to purchase the station license and assets if it becomes legal to do so for the costs incurred by the Butcher company relating to the station, plus compound interest at 12% per year.

     On July 2, 1998, Pegasus assigned to one of the Butcher companies its option to acquire the FCC license for television station WFXU, which rebroadcasts WTLH pursuant to a local marketing agreement with Pegasus. The Butcher company paid Pegasus $50,000 for the option. In May 1999, the Butcher company purchased the station and assumed the obligations under the local marketing agreement with Pegasus. The Butcher company borrowed the $50,000 under the loan collateral arrangement, and granted Pegasus an option to purchase the station on essentially the same terms described above for WOLF. The local marketing agreement provides for a reimbursement of expenses by Pegasus and a term of five years, with one automatic five-year renewal.

     Pegasus currently provides programming under a local marketing agreement to television station WPME. Under the local marketing agreement, Pegasus also holds an option to purchase WPME. One of the Butcher companies expects to acquire WPME and the FCC license from the current owner in the near future. The Butcher company would continue the local marketing agreement with Pegasus and Pegasus would retain its option to acquire WPME. Pegasus believes that the WOLF and WFXU transactions were done at fair value and that any future transactions that may be entered into with the Butcher companies or similar entities, including the WPME transaction as described, will also be done at fair value.

Acquisition of Digital Television Services, Inc.

     On April 27, 1998, Pegasus acquired Digital Television Services, Inc. through the merger of a subsidiary of Pegasus into Digital Television Services. Prior to the merger, Digital Television Services was the second largest independent distributor of DIRECTV services serving 140,000 subscribers in 11 states.

     In connection with the merger, Pegasus issued approximately 5.5 million shares of its Class A common stock to the stockholders of Digital Television Services and assumed approximately $159 million of liabilities. Pegasus also granted registration rights to certain of Digital Television Service's stockholders, including Columbia Capital Corporation, Columbia DBS, Inc., Whitney Equity Partners, L.P., Fleet Venture Resources, Inc. and its affiliates and Harry F. Hopper III. Mr. Hopper received shares of Class A common stock in the Digital Television Services merger and has an ownership interest in Columbia Capital Corporation, which received 429,812 shares. As a result of the Digital Television Services merger and the voting agreement described below, Michael C. Brooks, Harry F. Hopper, III and Riordon B. Smith were elected to Pegasus' board of directors.

Voting Agreement

     On April 27, 1998, in connection with the Digital Television Services merger, Pegasus, Marshall W. Pagon and a number of partnerships and corporations controlled by him, and Fleet Venture Resources, Fleet Equity Partners, Chisholm Partners III, L.P., Kennedy Plaza Partners, Whitney Equity Partners, Columbia Capital Corporation and Columbia DBS, Inc. entered into a voting agreement. The voting agreement covers all shares of Class B common stock and other voting securities of Pegasus held at any time by Mr. Pagon and his controlled entities and shares of Class A common stock received in the Digital Television Services merger by Chisholm and the Fleet entities, Columbia and Whitney. It provides that holders of such shares vote their respective shares in the manner specified in the voting agreement. In particular, the voting agreement establishes that Pegasus' board of directors will consist initially of nine members: three independent directors, three directors designated by Mr. Pagon and one director to be designated by each of Chisholm Partners III, L.P., Columbia Capital Corporation and Whitney Equity Partners. The voting agreement also provides that the committees of the board of directors will consist of an audit committee, a compensation committee and a nominating committee. Each committee shall consist of one independent director, one director designated by Mr. Pagon and one director designated by a majority of the directors designated by Chisholm Partners III, L.P., Columbia Capital Corporation and Whitney Equity Partners. As a result of the voting agreement, the parties to the agreement have sufficient voting power without the need for the vote of any other shareholder, to elect the entire board of directors. James J. McEntee, III, Mary C. Metzger, William P. Phoenix and Donald W. Weber are serving as independent directors of Pegasus. Marshall W. Pagon and Robert
N. Verdecchio are serving as directors of Pegasus as designees of Mr. Pagon. Harry F. Hopper III is serving as a director of Pegasus as a designee of Columbia Capital Corporation; Michael C. Brooks is serving as a director of Pegasus as a designee of Whitney Equity Partners; and Riordon B. Smith is serving as a director of Pegasus as a designee of Chisholm Partners III, L.P.

     The voting agreement terminates with respect to any covered share upon the sale or transfer of any such share to any person other than a permitted transferee. In addition, the right of Chisholm Partners III, L.P., Columbia Capital Corporation and Whitney Equity Partners to designate a director terminates when the Fleet entities, Columbia Capital Corporation and certain of its owners, and Whitney Equity Partners cease owning one-half of the shares originally received by each of them in the Digital Television Services merger or in certain other circumstances. Whitney distributed shares it owned to its partners in 1999 and, thus, has lost its right to designate a director under the voting agreement. Columbia Capital Corporation and its subsidiaries and owners have sold more than one-half of the shares originally received by them. Columbia Capital Corporation has therefore also lost its right to designate a director under the voting agreement. The voting agreement described above will be amended and restated in connection with the merger, as described in The Merger -- Voting Agreement.

Communications License Re-Auction

     Pegasus PCS Partners, a company owned and controlled by Marshall W. Pagon, holds personal communications system licenses in Puerto Rico. We have made an approximately $4.8 million investment in Pegasus PCS Partners. Pegasus itself did not meet the qualification criteria for the FCC's re-auction in which Pegasus PCS Partners acquired certain of its licenses.

CIBC World Markets Corp. and Affiliates

     William P. Phoenix is a Managing Director of CIBC World Markets Corp. CIBC World Markets and its affiliates have provided various services to Pegasus and its subsidiaries since the beginning of 1997. CIBC World Markets has historically performed a number of services for Pegasus, including serving as one of the initial purchasers in Pegasus' January 2000 Rule 144A offering of $300.0 million in aggregate liquidation preference of Series C convertible preferred stock. In this capacity, CIBC World Markets received customary underwriting discounts and commissions.

     CIBC World Markets has also performed the following services for Pegasus:

   o provided a fair market value appraisal in connection with the merger of Digital Television Services, Inc. into a wholly-owned subsidiary of Pegasus and the designation of Digital Television Services as a restricted subsidiary;

   o acted as a dealer manager in connection with an offer by Pegasus to exchange its 121/2% Series A senior notes due 2007 for senior subordinated notes of Digital Television Services and DTS Capital, Inc. and a related consent solicitation;

   o issued letters of credit in connection with bridge financing obtained by Pegasus;

   o provided fairness opinions to Pegasus and/or its affiliates in connection with certain intercompany loans and other intercompany transactions;

   o acted as lender in connection with the Pegasus Media & Communications credit facility;

   o provided a fairness opinion in connection with this merger;

   o acted as Administrative Agent in connection with a credit facility of Digital Television Services; and

   o acted as underwriter in Pegasus' 1999 equity offering.

     In addition, CIBC World Markets has agreed to purchase, subject to definitive documentation, any and all Golden Sky notes tendered in response to Golden Sky's offer to purchase such notes. CIBC World Markets will receive fees of approximately $1.0 million under this arrangement.

     In 2000 to date and during 1999, for services rendered, Pegasus or its subsidiaries paid to CIBC World Markets an aggregate of $3.4 million and $940,000, respectively, in fees. Pegasus believes that all fees paid to CIBC World Markets in connection with the transactions described above were customary. Pegasus anticipates that it or its subsidiaries may engage the services of CIBC World Markets in the future, although no such engagement is currently contemplated.

Investment in Personalized Media Communications, LLC and Licensing of Patents

     On January 13, 2000, Pegasus made an investment in Personalized Media Communications, LLC. Personalized Media is an advanced communications technology company that owns as intellectual property portfolio consisting of seven issued U.S. patents and over 10,000 claims submitted in several hundred pending U.S. patent applications. A majority of pending claims are based on a 1981 filing date, with the remainder based on a 1987 filing date. Mary C. Metzger, Chairman of Personalized Media and a member of Pegasus' board of directors, and John C. Harvey, Managing Member of Personalized Media and Ms. Metzger's husband, own a majority of and control Personalized Media as general partners of the Harvey Family Limited Partnership.

     A subsidiary of Personalized Media granted Pegasus an exclusive license for the distribution of satellite based services using Ku band BSS frequencies at the 101, 110 and 119o West Longitude orbital locations and Ka band FSS frequencies at the 99, 101, 103 and 125o West Longitude orbital locations, which frequencies have been licensed by the FCC to affiliates of Hughes Electronics Corporation. In addition, Personalized Media granted to Pegasus the right to license on an exclusive basis and on favorable terms the patent portfolio of Personalized Media in connection with other frequencies that may be licensed to Pegasus in the future.

     The license granted by Personalized Media's subsidiary provides rights to all claims covered by Personalized Media's patent portfolio, including functionality for automating the insertion of programming at a direct broadcast satellite uplink, the enabling of pay-per-view buying, the authorization of receivers, the assembly of records of product and service selections made by viewers including the communication of this information to billing and fulfillment operations, the customizing of interactive program guide features and functions made by viewers and the downloading of software to receivers by broadcasters. Pegasus will pay license fees to Personalized Media of $100,000 per year for three years.

     Pegasus acquired preferred interests of Personalized Media for approximately $14.3 million in cash, 200,000 shares of Pegasus' Class A common stock and Pegasus' agreement, subject to certain conditions, to issue warrants to purchase 1.0 million shares of Pegasus' Class A common stock at an exercise price of $90.00 per share and with a term of ten years. After certain periods of time, Personalized Media may redeem the preferred interests, and Pegasus may require the redemption of preferred interests, in consideration for Personalized Media's transfer to Pegasus of Personalized Media's ownership interest in its wholly-owned subsidiary that holds the exclusive license from Personalized Media for the rights that are licensed to Pegasus. Pegasus may also be required to make an additional payment to Personalized Media if certain contingencies occur that Pegasus believes are unlikely to occur. Because of the speculative nature of the contingencies, it is not possible to estimate the amount of any such additional payments, but in some cases it could be material. As part of the transaction, Personalized Media will be entitled to designate one nominee to serve on Pegasus' board of directors. Mary C. Metzger is currently serving as Personalized Media's designee.

Other Transactions

     In 1999, Pegasus loaned $199,999 to Nicholas A. Pagon, Pegasus' Vice President of Broadcast Operations, bearing interest at the rate of 6% per annum, with the principal amount due on the fifth anniversary of the date of the promissory note. Mr. Pagon is required to use half of the proceeds of the loan to purchase shares of Class A common stock, and the loan is collateralized by those shares. The balance of the loan proceeds may be used at Mr. Pagon's discretion.

                             OWNERSHIP AND CONTROL

     The following table sets forth share information as of January 31, 2000, regarding the beneficial ownership of the Class A common stock and Class B common stock by:

   o each stockholder known to Pegasus to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 5% of the Class A common stock and Class B common stock, based upon Pegasus' records or the records of the SEC;

   o each Golden Sky stockholder who is anticipated to be the beneficial owner of more than 5% of Pegasus' Class A common stock or Class B common stock upon consummation of the merger;

   o each director of Pegasus;

   o each person who will be elected to Pegasus' board of directors upon consummation of the merger;

   o each of the top five most highly compensated officers whose total annual salary and bonus or the fiscal year ended December 31, 1999 exceeded $100,000; and

   o all executive officers and directors of Pegasus as a group.

The information set forth below in the table and the footnotes thereto which give effect to the consummation of the merger assumes that 6,500,000 shares of Pegasus' Class A common stock in the aggregate will be issued to Golden Sky's stockholders. The actual number of shares to be issued to Golden Sky's stockholders upon consummation of the merger may differ from those presented below. For information concerning the calculation of the number of shares to be issued in the merger, see The Merger -- The Merger Agreement -- Conversion of Golden Sky Capital Stock and The Merger -- The Merger Agreement -- Conversion Ratios. The information set forth below does not give effect to any options that may be issued by Pegasus to replace Golden Sky's outstanding options and warrants upon consummation of the merger.

     Holders of Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders generally, and holders of Class B common stock are entitled to ten votes per share. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis, and accordingly, holders of Class B common stock are deemed to own the same number of shares of Class A common stock. Pegasus Communications Holdings, Inc., two of its subsidiaries and Pegasus Capital, L.P. hold in the aggregate all shares of Class B common stock, representing on a fully diluted basis 20.8% and 17.2% of the common stock before and after the merger, respectively, and without giving effect to the voting agreement, 74.2 % and 67.6% of the combined voting power of all voting stock before and after the consummation of the merger, respectively. Without giving effect to the voting agreement, Marshall
W. Pagon is deemed to be the beneficial owner of all of the Class B common stock; the table gives effect to the voting agreement. The outstanding capital stock of Pegasus Communications Holdings, Inc. consists of 64,119 shares of Class A voting common stock and 5,000 shares of non-voting stock, all of which are beneficially owned by Marshall W. Pagon.

     Unless otherwise provided, the address of each natural person is c/o Pegasus Communications Management Company, 225 City Line Avenue, Suite 200, Bala Cynwyd, Pennsylvania 19004.

                                                                      Before Merger
                                      ------------------------------------------------------------------------------
                                                   Pegasus Class A                    Pegasus Class B
                                                    Common Stock                       Common Stock
         Name and address of                        Beneficially                       Beneficially          Voting
          Beneficial Owner                              Owned                              Owned              Power
------------------------------------  -----------------------------------------  -------------------------  --------
                                                  Shares                  %            Shares          %        %
                                      ------------------------------  ---------  ------------------  -----  --------
Marshall W. Pagon(1) ...............      5,579,375(2)(3)(5)          27.8            4,581,900(3)    100     76.4
Robert N. Verdecchio ...............        322,552(5)(6)(7)           2.1                   --        --       *
Howard E. Verlin ...................           100,698(6)(8)            *                    --        --       *
Ted S. Lodge .......................               94,199(9)            *                    --        --       *
Nicholas A. Pagon ..................              13,941(10)            *                    --        --       *
James J. McEntee, III ..............              16,170(11)            *                    --        --       *
Mary C. Metzger ....................             210,500(12)           1.4                   --        --       *
Donald W. Weber ....................             173,420(14)           1.1                   --        --       *
William P. Phoenix .................                 170(15)            *                    --        --       *
Harry F. Hopper III ................             196,168(16)           1.3                   --        --       *
Michael C. Brooks ..................              31,216(17)            *                    --        --       *
Riordon B. Smith ...................        5,579,375(3)(18)          27.8            4,581,900(3)    100     76.4
Harron Communications
 Corp.(19) .........................                 852,110           5.5                   --        --      1.4
T. Rowe Price Associates, Inc.
 and related entities(20) ..........               1,400,000           9.1                   --        --      2.3
Wellington Management
 Company, LLP(21) ..................               1,600,000          10.4                   --        --      2.6
PAR Capital Management,
 Inc.(22) ..........................                 950,000           6.2                   --        --      1.6
Fleet Venture Resources, Inc.
 and related entities(23) ..........            5,579,375(3)          27.8            4,581,900(3)    100     76.4
Alta Communications VI, L.P.
 and related entities(24) ..........                      --          --                    --        --      --
Spectrum Equity Investors L.P.
 and related entities(25) ..........                      --          --                    --        --      --
Robert F. Benbow(26) ...............                      --          --                    --        --      --
William P. Collatos(27) ............                      --          --                    --        --      --
Directors and executive officers
 as a group(28) (consists of 13
 persons before the merger and
 14 persons after the merger) ......               6,618,500          32.6            4,581,900       100     77.8

                                                                       After Merger
                                      -------------------------------------------------------------------------------
                                                   Pegasus Class A                    Pegasus Class B
                                                    Common Stock                       Common Stock
         Name and address of                        Beneficially                       Beneficially           Voting
          Beneficial Owner                              Owned                              Owned              Power
------------------------------------  -----------------------------------------  -------------------------  ---------
                                                  Shares                  %            Shares          %        %
                                      ------------------------------  ---------  ------------------  -----  ---------
Marshall W. Pagon(1) ...............      8,318,649(2)(4)(5)          31.3            4,581,900(4)    100     73.1
Robert N. Verdecchio ...............        322,552(5)(6)(7)           1.5                   --        --       *
Howard E. Verlin ...................           100,698(6)(8)            *                    --        --       *
Ted S. Lodge .......................               94,199(9)            *                    --        --       *
Nicholas A. Pagon ..................              13,941(10)            *                    --        --       *
James J. McEntee, III ..............              16,170(11)            *                    --        --       *
Mary C. Metzger ....................           1,210,500(13)           5.3                   --        --       *
Donald W. Weber ....................             173,420(14)            *                    --        --       *
William P. Phoenix .................                 170(15)            *                    --        --       *
Harry F. Hopper III ................             196,168(16)            *                    --        --       *
Michael C. Brooks ..................              31,216(17)            *                    --        --       *
Riordon B. Smith ...................        8,318,649(4)(18)          31.6            4,581,900(4)    100     73.1
Harron Communications
 Corp.(19) .........................                 852,110           3.9                   --        --      1.3
T. Rowe Price Associates, Inc.
 and related entities(20) ..........               1,400,000           6.4                   --        --      2.1
Wellington Management
 Company, LLP(21) ..................               1,600,000           7.3                   --        --      2.4
PAR Capital Management,
 Inc.(22) ..........................                 950,000           4.3                   --        --      1.4
Fleet Venture Resources, Inc.
 and related entities(23) ..........            8,318,649(4)          31.3            4,581,900(4)    100     73.1
Alta Communications VI, L.P.
 and related entities(24) ..........            8,318,649(4)          31.3            4,581,900(4)    100     73.1
Spectrum Equity Investors L.P.
 and related entities(25) ..........            8,318,649(4)          31.3            4,581,900(4)    100     73.1
Robert F. Benbow(26) ...............            8,318,649(4)          31.3            4,581,900(4)    100     73.1
William P. Collatos(27) ............            8,318,649(4)          31.3            4,581,900(4)    100     73.1
Directors and executive officers
 as a group(28) (consists of 13
 persons before the merger and
 14 persons after the merger) ......              10,325,558          37.2            4,581,900       100     74.7

------------
* Represents less than 1% of the outstanding shares of Class A common stock or less than 1% of the voting power, as applicable.

 (1) Pegasus Capital, L.P. holds 1,217,348 shares of Class B common stock. Mr. Pagon is the sole shareholder of the general partner of Pegasus Capital, L.P. and is deemed to be the beneficial owner of these shares. All of the 3,364,552 remaining shares of Class B common stock are owned by Pegasus Communications Holdings, Inc. and two of its subsidiaries. All the capital stock of Pegasus Communications Holdings, Inc. are held by Pegasus Communications Limited Partnership. Mr. Pagon controls Pegasus Communications Limited Partnership by reason of his ownership of all the outstanding voting stock of the sole general partner of a limited partnership that is, in turn, the sole general partner in Pegasus Communications Limited Partnership. Therefore, apart from the voting agreement described in note 3 below, and the voting agreement as it will be amended and restated described in note 4 below, Mr. Pagon is the beneficial owner of 100% of Class B common stock with sole voting and investment power over all such shares.
 (2) Includes 4,581,900 shares of Class B common stock, which are convertible into shares of Class A common stock on a one-for-one basis and 139,411 shares of Class A common stock which are issuable upon the exercise of the vested portion of outstanding stock options.
 (3) Prior to the closing of the merger, the following persons are parties to a voting agreement:
     o Marshall W. Pagon;
     o Pegasus, Pegasus Capital, L.P., Pegasus Communications Holdings, Inc., Pegasus Scranton Offer Corp, and Pegasus Northwest Offer Corp;

     o Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P., Chisholm Partners III, L.P. and Kennedy Plaza Partners (which are discussed in note 23 below).
   The voting agreement provides that these parties vote all shares held by them in the manner specified in the voting agreement. As a consequence of being parties to the voting agreement, each of these parties is deemed to have shared voting power over certain shares beneficially owned by them in the aggregate for the purposes specified in the voting agreement. Therefore, the parties to the voting agreement are each deemed to be the beneficial owner with respect to 4,581,900 shares of Class B common stock and 8,318,649 shares of Class A common stock, including 4,581,900 shares of Class A common stock issuable upon conversion of the all outstanding shares of Class B common stock.

 (4) Upon the closing of the merger, the following parties will have entered into the amended and restated voting agreement:
     o Marshall W. Pagon;
     o Pegasus, Pegasus Capital, L.P., Pegasus Communications Holdings, Inc., Pegasus Scranton Offer Corp, and Pegasus Northwest Offer Corp;
     o Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P., Chisholm Partners III, L.P. and Kennedy Plaza Partners;
     o Alta Communications VI, L.P., Alta Subordinated Debt Partners III, L.P., and Alta-Comm S By S, LLC (which are discussed in note 24 below); and
     o Spectrum Equity Investors, L.P. and Spectrum Equity Investors II, L.P. (which are discussed in note 25 below).

   As amended and restated, the voting agreement will provide that these parties vote all shares held by them in the manner specified in the voting agreement. As a consequence of being parties to the voting agreement, each of these parties will be deemed to have shared voting power over certain shares beneficially owned by them in the aggregate for the purposes specified in the voting agreement. Therefore, the parties to the voting agreement will each be deemed to be the beneficial owner with respect to 4,581,900 shares of Class B common stock and 3,736,749 shares of Class A common stock, including 4,581,900 shares of Class A common stock issuable upon conversion of the all outstanding shares of Class B common stock and 139,411 shares of Class A common stock issuable upon the exercise of the vested portion of stock options. See The Merger -- Voting Agreement.

 (5) This includes 120,009 shares of Class A common stock held in Pegasus' 401(k) plan, over which Messrs. Pagon and Verdecchio share voting power in their capacities as co-trustees.

 (6) On March 26, 1997, the SEC declared effective a registration statement filed by Pegasus, which would permit Messrs. Verdecchio and Verlin to sell certain shares of their Class A common stock subject to certain vesting and other restrictions. Messrs. Verdecchio and Verlin have sole voting and investment power over their shares, subject to certain vesting restrictions.

 (7) This includes 67,270 shares of Class A common stock which are issuable upon the exercise of the vested portion of outstanding stock options.

 (8) This includes 49,090 shares of Class A common stock which are issuable upon the exercises of the vested portion of outstanding stock options.

 (9) This includes 1,500 shares of Class A common stock owned by Mr. Lodge's wife, for which Mr. Lodge disclaims beneficial ownership, and 87,270 shares of Class A common stock which are issuable upon the exercise of the vested portion of outstanding stock options.

(10) This includes 8,000 shares of Class A common stock which are issuable upon the exercise of the vested portion of outstanding stock options.

(11) This includes 10,170 shares of Class A common stock which are issuable upon the exercise of the vested portion of outstanding stock options and 1,000 shares held beneficially by Mr. McEntee's wife, for which Mr. McEntee disclaims beneficial ownership.

(12) This includes 200,000 shares of Class A common stock received in the investment of Pegasus in Personalized Media & Communications, LLC, of which Ms. Metzger is Chairman. See Business of Pegasus -- Completed Transactions. Also includes 7,000 shares of Class A common stock, which are issuable upon the exercise of the vested portion of the outstanding stock options.

(13) In addition to the amounts listed in note 12, this includes warrants exercisable by Personalized Media Communications LLC for 1,000,000 shares of Class A common stock.
(14) This includes 13,385 shares of Class A common stock issuable upon the exercise of the vested portion of outstanding stock options.
(15) This consists of 170 shares of Class A common stock issuable upon the exercise of the vested portion of outstanding stock options.
(16) This includes 170 shares of Class A common stock issuable upon the exercise of the vested portion of outstanding stock options, and 4,750 shares held by the Hopper Family Foundation, of which Mr. Hopper is a trustee and officer. The address of this person is c/o Columbia Capital Corporation, 201 N. Union Street, Suite 300, Alexandria, Virginia 22314-2642.
(17) This includes 170 shares of Class A common stock issuable upon the exercise of the vested portion of outstanding stock options. The address of this person is 177 Broad Street, Stamford, Connecticut 06901.
(18) The information for Mr. Smith includes all shares of Class A common stock held by Fleet Venture Resources, Inc. and its related entities, as described below in note 23. Mr. Smith is a Senior Vice President of each of the managing general partners of Fleet Equity Partners VI, a Senior Vice President of Fleet Venture Resources, a Senior Vice President of the corporation that is the general partner of the partnership that is the general partner of Chisholm Partners III, and a partner of Kennedy Plaza Partners. As a Senior Vice President of Fleet Growth Resources II, Inc. and Silverado IV Corp., the two general partners of Fleet Equity Partners, and as a Senior Vice President of Fleet Venture Resources and Silverado III Corp., the general partner of the partnership Silverado III, L.P., which is the general partner of Chisholm Partners III, and as a partner of Kennedy Plaza Partners, Mr. Smith disclaims beneficial ownership for all shares held directly by those entities, except for his pecuniary interest therein. The address of this person is 50 Kennedy Plaza, RI MO F12C, Providence, Rhode Island 02903.
(19) The address of Harron Communications Corp, is 70 East Lancaster Avenue, Frazer, Pennsylvania 19355.
(20) The address of T. Rowe Price Associates is 100 East Pratt St., Baltimore, Maryland 21202.
(21) The address of Wellington Management Company is 75 State Street, Boston, Massachusetts 02109.
(22) The address of this entity is Suite 1600, One Financial Center, Boston, Massachusetts 02111.
(23) This includes the following number of shares of Class A common stock held by the designated entity: Fleet Venture Resources, Inc. (406,186); Fleet Equity Partners VI, L.P. (174,079); Chisholm Partners III, L.P. (147,611); and Kennedy Plaza Partners (10,179). The address of each of these entities is 50 Kennedy Plaza, RI MO F12C, Providence, Rhode Island 02903.
(24) The address of each of these entities is c/o Alta Communications, Inc., One Embarcadero Center, Suite 4050, San Francisco, California 94111, Attn:
     Robert Benbow. Alta Subordinated Debt Partners III, L.P. is managed by Burr, Egan, Deleage & Co. Alta Communications VI, L.P. and Alta-Comm S by S, LLC are managed by Alta Communications, Inc. The general partner of Alta Subordinated Debt Partners III and the general partner of Alta Communications VI exercise sole voting and investment power with respect to the securities held by their respective funds. The general partners of Alta Subordinated Debt Management III, L.P., which is the general partner of Alta Subordinated Debt Partners III, include Messrs. Craig Burr, William P. Egan, Brian McNeill, Robert Benbow, Timothy Dibble, Jean Deleage, Jonathan Flint and Eileen McCarthy. These general partners may be deemed to share voting and investment power for the shares held by Alta Subordinated Debt Partners III. The general partners of Alta Communications VI Management Partners, L.P., which is the general partner of Alta Communications VI, include Messrs. William P. Egan, Brian McNeill, Robert Benbow, Timothy Dibble, David Retik and Eileen McCarthy. These general partners may be deemed to share voting and investment powers for the shares held by Alta Communications VI. These general partners disclaim beneficial ownership of all securities held by the funds except to the extent of their proportionate pecuniary interests in the shares. Some of the principals of Burr, Egan, Deleage & Co. and Alta Communications, Inc., including some of the individuals identified above, are members of Alta-Comm S by S, which invests alongside Alta Communications VI. As members of Alta-Comm S by S, they may be deemed to share voting and investment power for the shares held by Alta-Comm S by S. These principals disclaim beneficial ownership of all of these shares except to the extent of their proportionate pecuniary interest in the shares.

(25) The address of each of these entities is One International Place, 29th Floor, Boston, Massachusetts 02110, Attn: William P. Collatos. The sole general partner of Spectrum Equity Investors, L.P. is Spectrum Equity Associates, L.P., a limited partnership whose general partners are Messrs. Brion B. Applegate and William P. Collatos. The sole general partner of Spectrum Equity Investors II, L.P. is Spectrum Equity Associates II, L.P., a limited partnership whose general partners are Messrs. Brion B. Applegate, William P. Collatos and Kevin J. Maroni. Messrs. Applegate and Collatos may be deemed to share beneficial ownership of the shares owned by Spectrum Equity Investors, L.P., and Messrs. Applegate, Collatos and Maroni may be deemed to share beneficial ownership of the shares owned by Spectrum Equity Investors II, L.P. These individuals disclaim beneficial ownership of all of these shares except to the extent of their respective pecuniary interests in its shares.
(26) The address of this person is c/o Alta Communications, Inc., One Embarcadero Center, Suite 4050, San Francisco, California 94111. The shares are held of record by Alta Subordinated Debt Partners III, L.P., Alta Communications VI, L.P. and Alta-Comm S by S, LLC. Mr. Benbow is a general partner of the respective general partners of Alta Subordinated Debt Partners III and Alta Communications VI. As a general partner, he may be deemed to share voting and investment power with respect to the shares held by the funds. Mr. Benbow disclaims beneficial ownership of the shares held by these funds except to the extent of his proportionate pecuniary interest in the shares. Mr. Benbow also disclaims beneficial ownership of all shares held by Alta-Comm S by S of which he is not a member.
(27) The address of this person is c/o Spectrum Equity Investors, One International Place, 29th Floor, Boston, Massachusetts 02110. The shares are held of record by Spectrum Equity Investors L.P. and Spectrum Equity Investors II L.P., which may be deemed to be beneficially owned by Mr. Collatos.
(28) For information relating to the period before the merger, see notes 1, 2 and 5 with respect to Mr. Marshall W. Pagon, notes 5, 6, 7, 8, 9, and 10 with respect to Messrs. Verdecchio, Verlin, Lodge and Nicholas A. Pagon, notes 11, 12, 14, 15, 16, 17 and 18 with respect to Ms. Metzger and Messrs. McEntee, Phoenix, Hopper, Brooks and Smith, and note 3 with respect to the voting agreement currently in place. For information relating to after the merger, also see note 13 with respect to Ms. Metzger, notes 26 and 27 with respect to Messrs. Benbow and Collatos, and note 4 with respect to the voting agreement as amended and restated in connection with the merger. Also includes 100 shares of Class A common stock which are issuable upon the vested portion of outstanding stock options.

                         DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of:

     o 50,000,000 shares of Class A common stock, par value $.01 per share;

     o 15,000,000 shares of Class B common stock, par value $.01 per share;

     o 20,000,000 shares of non-voting common stock, par value $.01 per share;
       and

     o 5,000,000 shares of preferred stock, par value $.01 per share.

     Of the 5,000,000 shares of preferred stock that we are authorized to issue, approximately 143,684 shares have been designated as Series A preferred stock, 5,707 shares have been designated as Series B junior convertible participating preferred stock, 3,000,000 shares have been designated as Series C convertible preferred stock, 22,500 shares have been designated as Series D junior convertible participating preferred stock and 10,000 shares have been designated as Series E junior convertible participating preferred stock. As of February 25, 2000, we had outstanding 15,895,968 shares of Class A common stock and 4,581,900 shares of Class B common stock. None of our non-voting common stock is issued and outstanding.

     The following summary description relating to our capital stock sets forth the material terms of our capital stock. This summary is not intended to be complete. It is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and the certificates of designation for the different series of preferred stock.

Description of Common Stock

     For more information with respect to our common stock, see Comparison of Stockholders' Rights.

Description of Series A Preferred Stock

     General. The following is a summary of certain terms of the Series A preferred stock. The terms of the Series A preferred stock are set forth in the certificate of designation. This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, Pegasus' amended and restated certificate of incorporation and the certificate of designation. Pegasus' amended and restated certificate of incorporation and the Series A certificate of designation are filed with the SEC as exhibits to the registration statement of which this proxy statement/prospectus is a part.

     Pursuant to the certificate of designation, we have issued approximately 143,684 shares of Series A preferred stock with a liquidation preference of $1,000 per share. This includes shares issued to pay in-kind dividends on the Series A preferred stock. On January 1, 2007, we must redeem, subject to the legal availability of funds, all outstanding shares of Series A preferred stock at a price in cash equal to the liquidation preference, plus accrued and unpaid dividends, if any, to the date of redemption.

     Dividends. The holders of shares of the Series A preferred stock are entitled to receive, as dividends are declared by the board of directors out of funds legally available, cumulative preferential dividends from the issue date of the Series A preferred stock accruing at the rate per share of 12 3/4% per annum, payable semi-annually in arrears on January 1 and July 1 of each year. Accumulated unpaid dividends bear interest at a per annum rate 200 basis points in excess of the annual dividend rate on the Series A preferred stock. Dividends are payable in cash, except that on or prior to January 1, 2002, dividends may be paid, at our option, by the issuance of additional shares of Series A preferred stock having an aggregate liquidation preference equal to the amount of such dividends.

     Optional Redemption. We do not have the option to redeem Series A preferred stock until after January 1, 2002. We may redeem the Series A preferred stock after that date, starting at 106.375% of the liquidation preference during the 12-month period beginning January 1, 2002 and declining annually to 100.000% of the liquidation preference on January 1, 2005 and thereafter.

     Change of Control. Upon the occurrence of a change of control of Pegasus, each holder of shares of Series A preferred stock will have the right to require us to repurchase all or any part of such holder's Series

A preferred stock at an offer price in cash equal to 101% of the aggregate liquidation preference of the preferred stock the holder wishes to sell, plus accrued and unpaid dividends, if any, to the date of purchase. Generally, a change of control means the occurrence of any of the following:

   o the sale of all or substantially all of our assets to any person other than Marshall W. Pagon or his related parties as described in the certificate of designation;

   o the adoption of a plan relating to the liquidation or dissolution of Pegasus;

   o the consummation of any transaction in which a person becomes a beneficial owner of more of our Class A common stock than is beneficially owned at such time by Mr. Pagon and his related parties;

   o the consummation of any transaction in which Mr. Pagon and his related parties cease to have at least 30% of the combined voting power of all our voting stock or Mr. Pagon and his affiliates acquire beneficial ownership of more than 66 2/3% of our Class A common stock; or

   o the first day on which a majority of the members of our board of directors are not continuing directors -- essentially, directors elected or recommended by the current board of directors or their designated replacements.

     Certain Covenants. The certificate of designation contains a number of covenants restricting our operations and those of our subsidiaries. For example, the covenants limit Pegasus' ability to issue capital stock ranking on parity with or senior to the Series A preferred stock, and the ability of Pegasus and its subsidiaries to incur additional indebtedness, pay dividends or make distributions, make certain investments, issue subsidiary stock, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

Description of Series B, Series D and Series E Junior Convertible Participating Preferred Stock

     General. The following is a summary of certain terms of the Series B, Series D and Series E junior convertible participating preferred stock. The terms of the Series B, Series D and Series E junior convertible participating preferred stock are set forth in the respective certificates of designation. This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, Pegasus' amended and restated certificate of incorporation and the certificates of designation which are filed with the SEC as exhibits to the registration statement of which this proxy statement/prospectus is a part.

     Under the respective certificates of designation, the following number of shares of Series B, Series D and Series E junior convertible participating preferred stock, each with a liquidation preference of $1,000 per share plus any accrued but unpaid dividends, have been issued:

     o 5,707 shares of Series B junior convertible participating preferred stock;

     o 22,500 shares of Series D junior convertible participating preferred stock; and

     o 10,000 shares of Series E junior convertible participating preferred stock.

     With respect to dividend distributions the Series B, Series D and Series E junior convertible participating preferred stock rank senior to all classes of our common stock, junior to the Series A preferred stock and Series C convertible preferred stock, and on a parity with each other. In the event of a liquidation, the Series B, Series D and Series E junior convertible participating preferred stock will rank, to the extent of their respective liquidaiton preferences, junior to the Series A preferred stock and Series C convertible preferred stock, senior to the common stock and on parity with each other. The Series B, Series D and Series E preferred stock will also share pro rata with the common stock, each other and all other series of participating preferred stock after the common stock has received an amount equal to the sum of the liquidation preferences of all outstanding series of participating preferred stock.

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     Voting Rights. Holders of Series B, Series D and Series E junior convertible participating preferred stock will have no voting rights with respect to general corporate matters except as provided by Delaware law. They have no right to consent or withhold consent to any of the proposals described herein.

     Dividends. The holders of shares of the Series B, Series D and Series E junior convertible participating preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available, cumulative preferential cash dividends in the amount of $1.4 million per year in the aggregate for all series.

     Conversion Rights. Each share of Series B, Series D and Series E junior convertible participating preferred stock will be convertible at any time at the option of the holder into that number of whole shares of our Class A common stock as is equal to the stated liquidation preference of $1,000 per share, divided by an initial conversion price, subject to adjustment upon the occurrence of specified events. As a result, each share of Series B, and Series D junior convertible participating preferred stock will initially be convertible into 16.24, and 9.77 shares of Class A common stock, respectively. The conversion ratio of the Series E junior convertible participating perferred stock will be approximately 10.78.

     Redemption. At our option, we may redeem all, but not less than all, of the outstanding shares of Series B junior convertible participating preferred stock at any time after January 4, 2005 at a price per share equal to $1,000 plus any accrued but unpaid dividends, if any, whether or not declared. At the option of the holders of all of the Series B junior convertible participating preferred stock, they may require us to redeem all, but not less than all, of the outstanding shares of Series B junior convertible participating preferred stock at any time after January 4, 2002. The redemption will be at a price per share equal to $1,000 plus any accrued but unpaid dividends, if any, whether or not declared.

     At our option, we may redeem all, but not less than all, of the outstanding shares of Series D junior convertible participating preferred stock at any time at a price per share equal to $1,000 plus any accrued but unpaid dividends, if any, whether or not declared. At the option of the holders of all outstanding shares of Series D junior convertible participating preferred stock, they may require us to redeem 10,000 of the outstanding shares at any time after March 1, 2000, an additional 6,125 of the outstanding shares at any time after February 1, 2002, and the remainder of the outstanding shares at any time after February 1, 2003. The redemption will be at a price per share equal to $1,000 plus any accrued but unpaid dividends, if any, whether or not declared.

     At our option, we may redeem all, but not less than all, of the outstanding shares of Series E junior convertible participating preferred stock at any time until February 2001 for $1,100 per share, and thereafter for $1,000 per share, in both cases plus accrued but unpaid dividends, if any, whether or not declared. At the option of the holders of all outstanding shares of Series E junior convertible participating preferred stock, they may require us to redeem 5,000 of the oustanding shares beginning in February 2002, and the remaining 5,000 shares beginning in February 2003. The redemption price will be $1,000 per share plus accrued but unpaid dividends, if any, whether or not declared.

     However, we will not be obligated to redeem any of the Series B, Series D and Series E junior convertible participating preferred stock unless at the time we are able to do so in compliance with the certificates of designation for our Series A preferred stock and Series C convertible preferred stock, our indentures and any subsequent certificate of designation, indenture or similar agreement which limits our ability to redeem the Series B, Series D and Series E junior convertible participating preferred stock.

Description of Series C Convertible Preferred Stock

     General. The following is a summary of certain terms of the Series C convertible preferred stock. The terms of the Series C convertible preferred stock are set forth in the certificate of designation. This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, Pegasus' amended and restated certificate of incorporation and the certificate of designation, which are filed with the SEC as exhibits to the registration statement of which this proxy statement/prospectus is a part.

     Pursuant to the certificate of designation, 3,000,000 shares of Series C convertible preferred stock, with a liquidation preference of $100 per share plus any accrued but unpaid dividends, have been issued. With respect to dividend distributions and distributions upon liquidation, winding-up and dissolution, the Series C convertible preferred stock ranks junior to our Series A preferred stock and senior to our Series B, D and E preferred stock all classes of our common stock.


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     Voting Rights. Holders of Series C convertible preferred stock will have no voting rights with respect to general corporate matters except as provided by Delaware law or, in limited circumstances, as provided in the certificate of designation relating to the Series C convertible preferred stock.

     Dividends. The holders of shares of the Series C convertible preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available, cumulative preferential dividends from the issue date of the Series C convertible preferred stock. These dividends will accrue at an annual rate of 61/2% of the liquidation preference of $100 per share, payable quarterly in arrears. Dividends are payable in cash or, at our option, in shares of our Class A common stock or a combination thereof.

     Conversion Rights. Each share of Series C convertible preferred stock will be convertible at any time at the option of the holder into that number of whole shares of our Class A common stock as is equal to the stated liquidation preference of $100 per share, divided by an initial conversion price of $127.50 subject to adjustment upon the occurrence of specified events. As a result, each share of Series C convertible preferred stock will initially be convertible into 0.7843 shares of Class A common stock.

     Optional Redemption. Beginning February 1, 2003, we may redeem the Series C convertible preferred stock at redemption premiums set forth in the certificate of designation plus accumulated and unpaid dividends, if any.

     Special Redemption. On or after August 1, 2001 but prior to February 1, 2003, we may redeem the Series C convertible preferred stock at a redemption premium of 105.525% plus accumulated and unpaid dividends. We may only do this if the trading price of the Series C convertible preferred stock equals or exceeds $191.25 for a specified trading period.

     Change of Control. In the event of a "change of control" of Pegasus, as that term is defined in the certificate of designation, holders of the Series C convertible preferred stock will, in the event that the market price per share of our Class A common stock at such time is less than the conversion price of the Series C convertible preferred stock, have a one-time option to convert such holder's shares of Series C convertible preferred stock into shares of our Class A common stock at a conversion price equal to the greater of:

     o the market price per share of our Class A common stock as of the date of the change of control; or

     o $68.00 per share.

In lieu of issuing the shares of our Class A common stock issuable upon conversion in the event of a change of control, we may, at our option, make a cash payment equal to the market value of the shares of our Class A common stock otherwise issuable.

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                      COMPARISON OF STOCKHOLDER'S RIGHTS

     If the merger is consummated, holders of Golden Sky's capital stock will become holders of Pegasus' Class A common stock. Thereafter, the rights of such holders will be governed by Pegasus' amended and restated certificate of incorporation, the certificates of designation of Pegasus' Series A preferred stock, Series B junior convertible participating preferred stock, Series C convertible preferred stock, Series D junior convertible participating preferred stock, Series E junior convertible participating preferred stock and Pegasus' by-laws.

     The rights of holders of Pegasus' Class A common stock differ in certain respects from the rights of Golden Sky's stockholders. Without accounting for the merger, certain of the material differences are summarized below. This summary is qualified in its entirety by reference to the full text of:

   o Pegasus's amended and restated certificate of incorporation and certificates of designation;

   o Pegasus' bylaws;

   o the voting agreement;

   o Golden Sky's amended and restated certificate of incorporation, including the certificates of designation of Golden Sky's Series A convertible participating preferred stock, Series A redeemable preferred stock, Series B convertible participating preferred stock, Series B redeemable preferred stock, Series C senior convertible preferred stock and Series D redeemable preferred stock;

   o Golden Sky's bylaws;

   o Golden Sky's stockholder agreement, dated as of November 24, 1997, among certain holders of common stock and the holders of Series A convertible participating preferred stock and Series B convertible participating preferred stock; and

   o Golden Sky's Stock and Warrant Purchase Agreement, dated as of January 4, 2000, by and among Golden Sky Holdings and the investors identified therein.

State of Incorporation

     Both Pegasus and Golden Sky are incorporated in the State of Delaware and are subject to the provisions of the Delaware General Corporation Law.

Authorized Capital

     Pegasus' authorized capital stock consists of:

     o 50,000,000 shares of Class A common stock, par value $.01 per share;

     o 15,000,000 shares of Class B common stock, par value $.01 per share;

     o 20,000,000 shares of non-voting common stock, par value $.01 per share;
       and

     o 5,000,000 shares of preferred stock, par value $.01 per share.

     Of the 5,000,000 shares of preferred stock that we are authorized to issue, approximately 143,684 shares have been designated as Series A preferred stock, 5,707 shares have been designated as Series B junior convertible preferred stock, 3,000,000 shares have been designated Series C convertible preferred stock, 22,500 shares have been designated as Series D junior convertible participating preferred stock and 10,000 shares will be designated as Series E junior convertible participating preferred stock. As of February 25, 2000, Pegasus had outstanding 15,895,968 shares of Class A common stock and 4,581,900 shares of Class B common stock. None of our non-voting common stock is issued and outstanding.

     Golden Sky's authorized capital stock consists of:

     o 1,000,000 shares of common stock, par value $.01 per share; and

     o 1,593,000 shares of preferred stock, par value $.01 per share.

     Of the 1,593,000 shares of preferred stock that Golden Sky is authorized to issue:

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

   o 418,000 shares have been designated as Series A convertible participating preferred stock, all of which are issued and outstanding;

   o 418,000 shares have been designated as Series A redeemable preferred stock, none of which are issued and outstanding;

   o 228,500 shares have been designated as Series B convertible participating preferred stock, 228,442 of which are issued and outstanding;

   o 228,500 shares have been designated as Series B redeemable preferred stock, none of which are issued and outstanding;

   o 51,000 shares have been designated as Series C senior convertible preferred stock, all of which are issued and outstanding; and

   o 100,000 shares have been designated as Series D redeemable preferred stock, none of which are issued and outstanding.

     As of January 25, 2000, Golden Sky had outstanding 25,399 shares of its common stock.


Voting, Liquidation, and Other Rights

     With regard to Pegasus, the voting powers, preferences and relative rights of the Class A common stock, Class B common stock and non-voting common stock are identical in all respects, except that:

   o the holders of Class A common stock are entitled to one vote per share, the holders of Class B common stock are entitled to ten votes per share and the holders of non-voting common stock have no voting rights except as provided by law;

   o stock dividends on Class A common stock may be paid only in shares of Class A common stock or non-voting common stock, stock dividends on Class B common stock may be paid only in shares of Class B common stock or non-voting common stock, and stock dividends on non-voting common stock may be paid only in shares of non-voting common stock; and

   o shares of Class B common stock have certain conversion rights and are subject to certain restrictions on ownership and transfer. See -- Conversion Rights and Transfer Restrictions.

     Except as described below or as required by law, holders of Class A common stock and Class B common stock vote together on all matters presented to the stockholders for their vote or approval, including the election of directors. See -- Class Voting. Holders of non-voting common stock are not entitled to vote on amendments to Pegasus' certificate of incorporation, whether such amendment increases or decreases the number of shares of non-voting common stock, or otherwise. Where holders of non-voting common stock are entitled to a vote by law, they are entitled to one vote per share, and they will vote together as a single class with the holders of the Class A common stock and Class B common stock, unless the law requires a separate vote. For a description of the voting rights accorded holders of Pegasus' preferred stock, see Description of Capital Stock.

     In the event of a merger or consolidation to which Pegasus is a party, each share of Class A common stock, Class B common stock and non-voting common stock will be entitled to receive the same consideration, except that, in a merger in which Pegasus is not the surviving corporation, holders of Class B common stock may receive stock with greater voting power in lieu of stock with lesser voting power received by holders of the Class A common stock, and holders of non-voting common stock may receive stock with no voting rights.

     Subject to any rights of holders of Pegasus' preferred stock, all holders of common stock, regardless of class, are entitled to share equally on a share for share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of Pegasus. No shares of common stock are subject to redemption or a sinking fund. In the event of any increase or decrease in the number of outstanding shares of either Class A common stock or Class B common stock from a stock split, combination or consolidation of

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
shares or other capital reclassification, Pegasus is required to take parallel action with respect to the other class so that the number of shares of each class outstanding immediately following the stock split, combination, consolidation or capital reclassification bears the same relationship to each other as the number of shares of each class outstanding before such event.

     With regard to Golden Sky, the holders of Series A convertible participating preferred stock, Series B convertible participating preferred stock and Series C senior convertible preferred stock are entitled to vote on all matters generally submitted to the holders of the common stock, voting together with the common stockholders as a single class, based upon the number of shares of common stock into which their shares of preferred stock are convertible. See -- Conversion Rights and Transfer Restrictions. The Series A and B convertible participating preferred stock are entitled to vote as a separate class with respect to certain matters relating to a change in control of Golden Sky. Each series of Golden Sky's preferred stock, other than the Series D redeemable preferred stock, is entitled to vote as a separate class with respect to certain corporate actions, which vary depending upon the series. The holders of Series A redeemable preferred stock or Series B redeemable preferred stock are entitled to elect one director, respectively, in the event that all shares of Series A convertible participating preferred stock or all shares of Series B convertible participating preferred stock have been converted into common stock and the respective series of redeemable preferred stock. Except as described above or as required by law, the holders of Series D redeemable preferred stock are not entitled to vote.

     In the event of any voluntary or involuntary dissolution, winding up or liquidation of Golden Sky, including a merger or consolidation which results in a change of control of Golden Sky, except if an election is made not to treat the change of control as a liquidation event as described below under -- Change of Control, after payment or provision for payment of all of Golden Sky's debts and other liabilities, the common stockholders' right to receive distributions out of the remaining assets will be subject to the rights of the preferred stockholders to receive such distributions. In order of preference:

   o the holders of Series D redeemable preferred stock are entitled to receive, out of the remaining assets, $200 per share, subject to adjustment;

   o the holders of Series C senior convertible preferred stock are entitled to receive, out of the remaining assets, $200 per share, subject to adjustment; and

   o the holders of Series A convertible participating preferred stock or Series A redeemable preferred stock, on the one hand, and Series B convertible participating preferred stock or Series B redeemable preferred stock, on the other hand, are entitled to receive, out of the remaining assets, $100 per share and $200 per share, respectively, subject to adjustment.

Each of the foregoing holders is also entitled to accrued but unpaid dividends up to the date of distribution, whether or not declared, plus any accrued interest as provided in the certificate of designation.

     Following distribution of the assets of Golden Sky to the preferred stockholders according to the above preferences, any remaining assets of Golden Sky shall be distributed ratably among the holders of common stock and Series A and B convertible participating preferred stock. If, upon any liquidation of Golden Sky, the assets distributable among the holders of the common and preferred stock are insufficient to permit the payment in full to the holders of one or more series of preferred stock, then the entire assets of Golden Sky thus distributable will be distributed among the holders of the preferred stock in order of their preferences, and the holders of common stock will not be entitled to receive any distributions.

Dividend Rights

     Stock dividends on Pegasus' Class A common stock may be paid only in shares of Class A common stock or non-voting common stock, stock dividends on Class B common stock may be paid only in shares of Class B common stock or non-voting common stock and stock dividends on non-voting common stock may be paid only in shares of non-voting common stock. Each share of common stock is entitled to receive

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dividends if, as and when declared by Pegasus' board of directors out of funds legally available. The Class A common stock, Class B common stock and non-voting common stock share equally, on a share-for-share basis, in any cash dividends declared by Pegasus' board of directors.

     The holders of shares of Pegasus' Series A preferred stock, Series B, Series D and Series E junior convertible participating preferred stock and Series C convertible participating preferred stock are entitled to receive, when, as and if dividends are declared by Pegasus' board of directors out of funds legally available. See Description of Capital Stock -- Description of Series A Preferred Stock, Description of Series B, Series D and Series E Junior Convertible Participating Preferred Stock and Description of Series C Convertible Preferred Stock.

     The holders of Golden Sky's common stock are entitled to receive dividends if, as and when declared by Golden Sky's board of directors out of fund legally available therefor, subject to the rights of the holders of preferred stock to receive dividends. In order of preference, the holders of preferred stock are entitled to receive the following dividends:

   o the holders of Series D redeemable preferred stock are entitled to receive cumulative, compounding dividends at the rate of 10% per annum of the Series D redeemable preferred stock's liquidation preference, which is $200 per share, subject to adjustment, with such dividend payable exclusively in shares of Series D redeemable preferred stock;

   o the holders of Series C senior convertible preferred stock are entitled to receive cumulative, compounding dividends at the rate of 10% per annum of the Series C senior convertible preferred stock's liquidation preference, which is $200 per share, subject to adjustment; and

   o the holders of Series A convertible participating preferred stock or Series A redeemable preferred stock, on the one hand, and Series B convertible participating preferred stock or Series B redeemable preferred stock, on the other hand, are entitled to receive cumulative, compounding dividends at the rate of 14.5% per annum of each series' liquidation preference, which is $100 per share for the Series A and $200 per share for the Series B, each subject to adjustment.

     Following the payment of dividends according to the above preferences, the holders of the Series A and B convertible participating preferred stock will share any dividends if, as and when declared by Golden Sky's board of directors pro rata with the holders of the common stock.

Size and Make-up of the Board of Directors

     When the merger closes, Pegasus' board of directors will be increased to eleven members with directors to be designated by certain entities or individuals. See The Merger -- Voting Agreement.

     Golden Sky's board of directors consists of seven members. Under the stockholders' agreement, dated as of November 24, 1997, among certain holders of Golden Sky's common stock and the holders of its Series A convertible participating preferred stock and Series B convertible participating preferred stock, the parties to the agreement are obligated to vote their shares for two directors designated by certain holders of the common stock covered by the agreement and five directors designated by certain holders of the Series A convertible participating preferred stock and Series B convertible participating preferred stock. Although the holders of Series C senior convertible preferred stock have the right to vote for the election of directors, they are not parties to the stockholders' agreement and are not entitled to designate any directors. The holders of Series D redeemable preferred stock are not entitled to vote for the election of directors.

Preemptive Rights

     Pegasus' stockholders have no preemptive or other rights to subscribe for additional shares. With regard to Golden Sky, the holders of Series D redeemable preferred stock are entitled to purchase up to their proportionate share of all issuances of Golden Sky's capital stock or options or warrants therefor, other than certain excluded issuances.

Change of Control

     If a "change of control" occurs, as defined in Pegasus's Series A preferred stock certificate of designation, each holder of Pegasus' Series A preferred stock shall have the right to require Pegasus to repurchase all or any part of such holder's Series A preferred stock at an offer price in cash equal to 101% of the aggregate liquidation preference thereof plus accrued and unpaid dividends, if any, thereon to the date of purchase.


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     If a change of control occurs, holders of Pegasus' Series C convertible preferred stock will have a one-time option to convert the holder's Series C convertible preferred stock into Class A common stock. However, they can only do this if the market price of the Class A common stock is less than the conversion price of the Series C convertible preferred stock. See Description of Stock -- Description of Series C Convertible Preferred Stock.

     With regard to Golden Sky, a merger, consolidation or sale of all or substantially all of its assets would be a liquidation event, entitling the holders of each series of preferred stock to their respective liquidation preferences described above. However, the holders of the Series A and B convertible participating preferred stock may elect to receive shares of the capital stock of the surviving entity rather than treat such event as a liquidation event. In such case, the Series C senior convertible preferred stock will also be required to accept shares of the capital stock of the surviving entity. In connection with the merger, the holders of Series A and B convertible participating preferred stock have agreed to the conversion ratios described under The Merger -- The Merger Agreement -- Conversion of Golden Sky Capital Stock.

Conversion Rights and Transfer Restrictions

     Pegasus' Class A common stock and non-voting common stock have no conversion rights. Each share of Pegasus' Class B common stock is convertible at the option of the holder at any time and from time to time into one share of Class A common stock. Pegasus' amended and restated certificate of incorporation provides that any holder of shares of Class B common stock desiring to transfer such shares to a person other than a transferee permitted under Pegasus' amended and restated certificate of incorporation must present those shares to Pegasus for conversion into an equal number of shares of Class A common stock upon such transfer. Thereafter, those shares of Class A common stock may be freely transferred to persons other than transferees permitted under Pegasus' amended and restated certificate of incorporation, subject to applicable securities laws.

     In the event that shares of non-voting common stock are issued in the future, Pegasus would decide at the time whether to register those shares under the Securities Act of 1933. If they are not registered, the shares of non-voting common stock would be subject to restrictions on transfer.

     See Description of Capital Stock -- Description of Series B, Series D and Series E Junior Convertible Participating Preferred Stock and -- Description of Series C Convertible Preferred Stock for a description of conversion rights of these series of Pegasus' preferred stock.

     Golden Sky's common stock has no conversion rights. Each share of Series A convertible participating preferred stock is convertible into one share of Series A redeemable preferred stock and one share of common stock, subject to adjustment for certain events. Each share of Series B convertible participating preferred stock is convertible into one share of Series B redeemable preferred stock and one share of common stock, subject to adjustment for certain events. Each share of Series C senior convertible preferred stock is convertible into one share of common stock, subject to adjustment for certain events. The Series A redeemable preferred stock, the Series B redeemable preferred stock and the Series D redeemable preferred stock are not convertible.

     The Golden Sky stockholders' agreement discussed above also places restrictions on the transferability of the shares covered by the agreement. See -- Size and Make-up of the Board of Directors. Under the agreement, the covered shares cannot be transferred without the written consent of 58% in interest of the Series A convertible participating preferred shares and the Series B convertible participating preferred shares, subject to certain exceptions. In addition, the agreement provides that Golden Sky and the holders of Series A convertible participating preferred stock and Series B convertible participating preferred stock are entitled to a right of first offer to purchase shares of Golden Sky's capital stock to be sold, other than in certain specified transactions, by any of the stockholders that are a party to the agreement, and a co-sale right to include their shares in the proposed sale. Also, if 58% in interest of the Series A convertible participating preferred stockholders and the Series B convertible participating preferred stockholders decide to dispose of all or substantially all of their shares or the assets of Golden Sky, or cause Golden Sky to merge or consolidate into a third party, they have the right to require the other stockholders that are parties to the agreement to participate in the transaction.

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Class Voting

     Any amendment to Pegasus' amended and restated certificate of incorporation that has any of the following effects will require the approval of the holders of a majority of the outstanding shares of each of the Class A common stock and Class B common stock, voting as separate classes:

   o any decrease in the voting rights per share of Class A common stock or any increase in the voting rights of Class B common stock;

   o any increase in the number of shares of Class A common stock into which shares of Class B common stock are convertible;

   o any relaxation on the restrictions on transfer of the Class B common stock; or

   o any change in the powers, preferences or special rights of the Class A common stock or Class B common stock adversely affecting the holders of the Class A common stock.

     The approval of the holders of a majority of the outstanding shares of each of the Class A common stock and Class B common stock, voting as separate classes, is also required to authorize or issue additional shares of Class B common stock, except for parallel action with respect to Class A common stock in connection with stock dividends, stock splits, recapitalizations and similar changes in Pegasus' capitalization.

     Other than the various voting rights and obligations discussed above or as required by law, Golden Sky does not have any provisions for class voting. See -- Voting, Liquidation and Other Rights and -- Size and Make-up of the Board of Directors.

                                 LEGAL MATTERS

     The validity of the shares of Class A common stock to be issued in connection with the merger will be passed upon by Drinker Biddle & Reath LLP, counsel for Pegasus. Michael B. Jordan, a partner of Drinker Biddle & Reath LLP, is an Assistant Secretary of Pegasus.

     Drinker Biddle & Reath LLP has delivered an opinion to the effect that the description of the federal income tax consequences of the merger under the heading The Merger -- Certain Federal Income Tax Consequences correctly sets forth the material federal income tax consequences of the merger to Pegasus, Golden Sky and their respective stockholders. Pegasus' obligation to complete the merger is conditioned upon Pegasus' stockholders' receipt of an opinion from McDermott, Will & Emery in form and substance reasonably satisfactory to Pegasus. Golden Sky's obligation to complete the merger is conditioned upon Golden Sky's receipt of an opinion from Drinker Biddle & Reath LLP in form and substance reasonably satisfactory to Golden Sky.

                                    EXPERTS

     Pegasus' consolidated balance sheets as of December 31, 1998 and 1999 and the related consolidated statements of operations, statements of changes in total equity and statements of cash flows for each of the three years in the period ended December 31, 1999 included in this proxy statement/prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Golden Sky's consolidated balance sheets as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 included in this proxy statement/prospectus, have been included herein in reliance on the report of KPMG LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

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                           FINANCIAL STATEMENT INDEX

                                                                                              Page
                                                                                             -----
Pegasus Communications Corporation
Report of PricewaterhouseCoopers LLP .....................................................    F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999 .............................    F-3
Consolidated Statements of Operations for the years ended December 31, 1997, 1998 and
  1999....................................................................................    F-4
Consolidated Statements of Changes in Total Equity (Deficit) for the years ended
 December 31, 1997, 1998 and 1999 ........................................................    F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998 and
  1999....................................................................................    F-6
Notes to Consolidated Financial Statements ...............................................    F-7
Golden Sky Holdings, Inc. (GSH)
 (a proposed acquisition)
Report of KPMG LLP .......................................................................   F-25
Consolidated Balance Sheets as of December 31, 1998 and 1999 .............................   F-26
Consolidated Statements of Operations for the years ended December 31, 1997, 1998 and
  1999....................................................................................   F-27
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended
 December 31, 1997, 1998 and 1999 ........................................................   F-28
Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998 and
  1999....................................................................................   F-29
Notes to Consolidated Financial Statements ...............................................   F-30
Pegasus Communications Corporation
Pro Forma Consolidated Financial Information (unaudited)
   Basis of Presentation .................................................................   F-59
   Pro Forma Consolidated Statement of Operations Data for the Year Ended December 31,
  1999....................................................................................   F-60
   Notes to Pro Forma Consolidated Statement of Operations Data ..........................   F-61
   Pro Forma Consolidated Balance Sheet as of December 31, 1999 ..........................   F-62
   Notes to Pro Forma Consolidated Balance Sheet .........................................   F-63

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of Pegasus Communications Corporation:


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and changes in total equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Pegasus Communications Corporation and its subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with accounting standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PRICEWATERHOUSECOOPERS LLP



Philadelphia, Pennsylvania
February 11, 2000

                      Pegasus Communications Corporation
                          Consolidated Balance Sheets
                            (Dollars in thousands)



                                                                              December 31,     December 31,
                                                                                  1998             1999
                                                                             --------------   -------------
                                  ASSETS
Current assets:
 Cash and cash equivalents ...............................................     $   54,505      $   40,453
 Restricted cash .........................................................         21,479           2,379
 Accounts receivable, less allowance of $567 and $1,410, respectively ....         20,882          31,984
 Inventory ...............................................................          5,427          10,020
 Program rights ..........................................................          3,157           4,373
 Deferred taxes ..........................................................          2,603             536
 Prepaid expenses and other ..............................................          1,207           4,597
                                                                               ----------      ----------
   Total current assets ..................................................        109,260          94,342
Property and equipment, net ..............................................         34,067          44,415
Intangible assets, net ...................................................        729,406         760,637
Program rights ...........................................................          3,428           5,732
Deferred taxes ...........................................................          9,277          30,371
Investment in affiliate ..................................................             --           4,598
Deposits and other .......................................................            872           5,237
                                                                               ----------      ----------
   Total assets ..........................................................     $  886,310      $  945,332
                                                                               ==========      ==========
                           LIABILITIES AND TOTAL EQUITY
Current liabilities:
 Current portion of long-term debt .......................................     $   14,399      $   15,488
 Accounts payable ........................................................          4,795           8,999
 Accrued interest ........................................................         17,465          11,592
 Accrued satellite programming, fees and commissions .....................         22,681          37,885
 Accrued expenses ........................................................          9,599          14,139
 Amounts due seller ......................................................             --           6,729
 Current portion of program rights payable ...............................          2,432           4,446
                                                                               ----------      ----------
   Total current liabilities .............................................         71,371          99,278
Long-term debt ...........................................................        544,629         668,926
Program rights payable ...................................................          2,472           4,211
Deferred taxes ...........................................................         80,672          90,310
                                                                               ----------      ----------
   Total liabilities .....................................................        699,144         862,725
                                                                               ----------      ----------
Commitments and contingent liabilities ...................................             --              --
Minority interest ........................................................          3,000           3,000
Preferred Stock; $0.01 par value; 5.0 million shares authorized ..........             --              --
Series A Preferred Stock; $0.01 par value; 143,684 shares authorized;
 119,369 and 135,073 issued and outstanding ..............................        126,028         142,734
Common stockholders' equity (deficit):
 Class A Common Stock; $0.01 par value; 50.0 million shares authorized;
   11,315,809 and 15,216,510 issued and outstanding ......................            113             152
 Class B Common Stock; $0.01 par value; 15.0 million shares authorized;
   4,581,900 issued and outstanding ......................................             46              46
 Non-Voting Common Stock; $0.01 par value; 20.0 million shares
   authorized ............................................................             --              --
 Additional paid-in capital ..............................................        173,871         237,566
 Deficit .................................................................       (115,892)       (300,704)
 Class A Common Stock in treasury, at cost; 4,253 shares .................             --            (187)
                                                                               ----------      ----------
   Total common stockholders' equity (deficit) ...........................         58,138         (63,127)
                                                                               ----------      ----------
   Total liabilities and stockholders' equity (deficit) ..................     $  886,310      $  945,332
                                                                               ==========      ==========

          See accompanying notes to consolidated financial statements

                      Pegasus Communications Corporation
                     Consolidated Statements of Operations
                 (Dollars in thousands, except per share data)



                                                                                    Years Ended December 31,
                                                                          --------------------------------------------
                                                                              1997            1998            1999
                                                                          ------------   -------------   -------------
Net revenues:
 DBS ..................................................................     $ 38,254       $ 147,142       $ 286,353
 Broadcast ............................................................       31,876          34,311          36,415
                                                                            --------       ---------       ---------
   Total net revenues .................................................       70,130         181,453         322,768
Operating expenses:
 DBS
   Programming, technical, general and administrative .................       26,042         102,419         201,158
   Marketing and selling ..............................................        5,973          45,706         117,774
   Incentive compensation .............................................          795           1,159           1,592
   Depreciation and amortization ......................................       17,042          59,077          82,744
 Broadcast
   Programming, technical, general and administrative .................       15,672          18,056          22,812
   Marketing and selling ..............................................        5,704           5,993           6,304
   Incentive compensation .............................................          298             177              57
   Depreciation and amortization ......................................        3,754           4,557           5,144
 Corporate expenses ...................................................        2,256           3,614           5,975
 Corporate depreciation and amortization ..............................        1,353           2,105           3,119
 Other expense, net ...................................................          630           1,409           1,995
                                                                            --------       ---------       ---------
    Loss from operations ..............................................       (9,389)        (62,819)       (125,906)
Interest expense ......................................................      (14,275)        (44,559)        (64,904)
Interest income .......................................................        1,508           1,586           1,356
                                                                            --------       ---------       ---------
 Loss from continuing operations before income taxes, equity loss
   and extraordinary items ............................................      (22,156)       (105,792)       (189,454)
Provision (benefit) for income taxes ..................................          168            (901)         (8,892)
Equity in net loss of unconsolidated affiliate ........................           --              --            (201)
                                                                            --------       ---------       ---------
 Loss from continuing operations before extraordinary items ...........      (22,324)       (104,891)       (180,763)
Discontinued operations:
 Income from discontinued operations of cable segment, net of
   income taxes .......................................................          257           1,047           2,128
 Gain on sale of discontinued operations, net of income taxes .........        4,451          24,727              --
                                                                            --------       ---------       ---------
 Loss before extraordinary items ......................................      (17,616)        (79,117)       (178,635)
Extraordinary loss from extinquishment of debt, net ...................       (1,656)             --          (6,178)
                                                                            --------       ---------       ---------
 Net loss .............................................................      (19,272)        (79,117)       (184,813)
 Preferred stock dividends ............................................       12,215          14,764          16,706
                                                                            --------       ---------       ---------
 Net loss applicable to common shares .................................    ($ 31,487)     ($  93,881)     ($ 201,519)
                                                                            ========       =========       =========
Basic and diluted earnings per common share: ..........................
 Loss from continuing operations ......................................     $  (3.50)      $   (8.46)      $  (10.46)
 Income from discontinued operations ..................................         0.03            0.07            0.11
 Gain on sale of discontinued operations ..............................         0.45            1.75              --
                                                                            --------       ---------       ---------
 Loss before extraordinary items ......................................        (3.02)          (6.64)         (10.35)
 Extraordinary loss ...................................................        (0.17)             --          ( 0.33)
                                                                            --------       ---------       ---------
 Net loss .............................................................     $  (3.19)      $   (6.64)      $  (10.68)
                                                                            ========       =========       =========
 Weighted average shares outstanding (000's) ..........................        9,858          14,130          18,875
                                                                            ========       =========       =========

          See accompanying notes to consolidated financial statements

                      Pegasus Communications Corporation
         Consolidated Statements of Changes in Total Equity (Deficit)
                                (In thousands)



                                                                   Common Stock
                                                    Series A   --------------------   Additional
                                                   Preferred      Number      Par       Paid-In
                                                     Stock      of Shares    Value      Capital
                                                  -----------  -----------  -------  ------------
Balances at January 1, 1997 ....................         --        9,245     $ 92     $  57,736
Net loss .......................................
Issuance of Class A Common Stock due to:
 Acquisitions ..................................                     958       10        15,188
 Incentive compensation and awards .............                     119        1         1,307
Issuance of Series A Preferred Stock due to:
 Unit Offering .................................   $100,000
 Paid and accrued dividends ....................     12,215                             (12,215)
Issuance of warrants due to:
 Acquisitions ..................................                                          1,068
 Unit Offering .................................       (951)                                951
                                                   --------       ------     ----     ---------
Balances at December 31, 1997 ..................    111,264       10,322      103        64,035
Net loss .......................................
Issuance of Class A Common Stock due to:
 Acquisitions ..................................                   5,509       55       119,641
 Incentive compensation and awards .............                      67        1         1,414
Issuance of Series A Preferred Stock due to:
 Paid and accrued dividends ....................     14,764                             (14,764)
Issuance of warrants and options due to:
 Acquisitions ..................................                                          3,545
                                                   --------       ------     ----     ---------
Balances at December 31, 1998 ..................    126,028       15,898      159       173,871
Net loss .......................................
Issuance of Class A Common Stock due to:
 Secondary Offering ............................                   3,616       36        74,857
 Acquisitions ..................................                      12       --           550
 Exercise of warrants and options ..............                     220        2         2,781
 Incentive compensation and awards .............                      52        1         1,399
Issuance of Series A Preferred Stock due to:
 Paid and accrued dividends ....................     16,706                             (16,706)
Issuance of warrants due to:
 Acquisitions ..................................                                            814
Repurchase of Class A Common Stock .............
                                                   --------       ------     ----     ---------
Balances at December 31, 1999 ..................   $142,734       19,798     $198     $ 237,566
                                                   ========       ======     ====     =========


                                                                     Treasury Stock             Total
                                                     Retained    -----------------------        Common
                                                     Earnings       Number                  Stockholders'
                                                    (Deficit)     of Shares      Cost      Equity (Deficit)
                                                  -------------  -----------  ----------  -----------------
Balances at January 1, 1997 ....................   ($  17,502)       --             --        $  40,326
Net loss .......................................      (19,272)                                  (19,272)
Issuance of Class A Common Stock due to:
 Acquisitions ..................................                                                 15,198
 Incentive compensation and awards .............                                                  1,308
Issuance of Series A Preferred Stock due to:
 Unit Offering .................................
 Paid and accrued dividends ....................                                                (12,215)
Issuance of warrants due to:
 Acquisitions ..................................                                                  1,068
 Unit Offering .................................                                                    951
                                                    ---------        --          -----        ---------
Balances at December 31, 1997 ..................      (36,774)       --             --           27,364
Net loss .......................................      (79,117)                                  (79,117)
Issuance of Class A Common Stock due to:
 Acquisitions ..................................                                                119,696
 Incentive compensation and awards .............                                                  1,415
Issuance of Series A Preferred Stock due to:
 Paid and accrued dividends ....................                                                (14,764)
Issuance of warrants and options due to:
 Acquisitions ..................................                                                  3,545
                                                    ---------        --          -----        ---------
Balances at December 31, 1998 ..................     (115,891)       --             --           58,139
Net loss .......................................     (184,813)                                 (184,813)
Issuance of Class A Common Stock due to:
 Secondary Offering ............................                                                 74,893
 Acquisitions ..................................                                                    550
 Exercise of warrants and options ..............                                                  2,783
 Incentive compensation and awards .............                                                  1,400
Issuance of Series A Preferred Stock due to:
 Paid and accrued dividends ....................                                                (16,706)
Issuance of warrants due to:
 Acquisitions ..................................                                                    814
Repurchase of Class A Common Stock .............                      4         ($ 187)            (187)
                                                    ---------        --          -----        ---------
Balances at December 31, 1999 ..................   ($ 300,704)        4         ($ 187)      ($  63,127)
                                                    =========        ==          =====        =========

          See accompanying notes to consolidated financial statements

                      Pegasus Communications Corporation

                     Consolidated Statements of Cash Flows
                            (Dollars in thousands)



                                                                            Years Ended December 31,
                                                                 ----------------------------------------------
                                                                      1997            1998            1999
                                                                 -------------   -------------   --------------
Cash flows from operating activities:
 Net loss ....................................................    ($  19,272)     ($  79,117)      ($ 184,813)
 Adjustments to reconcile net loss to net cash provided
  (used) by operating activities:
  Extraordinary loss on extinguishment of debt, net ..........         1,656              --            6,178
  Depreciation and amortization ..............................        27,792          70,731           97,989
  Program rights amortization ................................         1,716           2,366            3,686
  Accretion on discount of bonds and seller notes ............           394           1,320            1,446
  Stock incentive compensation ...............................         1,274           1,452            2,002
  Gain on disposal of assets .................................            --              --              (78)
  Gain on sale of cable systems ..............................        (4,451)        (24,727)              --
  Equity in net loss of unconsolidated affiliate .............            --              --              201
  Bad debt expense ...........................................         1,142           2,851            8,369
  Deferred income taxes ......................................           200            (896)          (8,892)
  Change in assets and liabilities:
   Accounts receivable .......................................        (5,608)         (6,464)         (18,982)
   Inventory .................................................          (116)         (3,105)          (4,422)
   Prepaid expenses and other ................................           305            (244)          (3,315)
   Accounts payable and accrued expenses .....................         5,834           9,747           21,985
   Accrued interest ..........................................         2,585           4,372           (5,873)
   Capitalized subscriber acquisition costs ..................        (4,515)             --               --
   Deposits and other ........................................          (458)           (248)          (4,360)
                                                                   ---------       ---------        ---------
  Net cash provided (used) by operating activities ...........         8,478         (21,962)         (88,879)
                                                                   ---------       ---------        ---------
Cash flows from investing activities:
  Acquisitions ...............................................      (133,886)       (109,340)        (106,907)
  Cash acquired from acquisitions ............................           379           3,284                5
  Capital expenditures .......................................        (9,929)        (12,400)         (14,784)
  Purchase of intangible assets ..............................        (3,034)        (10,489)          (4,552)
  Payments for programming rights ............................        (2,584)         (2,561)          (3,452)
  Proceeds from sale of assets ...............................            --              --              509
  Proceeds from sale of cable system .........................         6,945          30,133               --
  Investment in affiliate ....................................            --              --           (4,800)
                                                                   ---------       ---------        ---------
 Net cash used for investing activities ......................      (142,109)       (101,373)        (133,981)
                                                                   ---------       ---------        ---------
Cash flows from financing activities:
  Proceeds from long-term debt ...............................       115,000         100,000               --
  Repayments of long-term debt ...............................          (320)        (14,572)         (14,291)
  Borrowings on bank credit facilities .......................        94,726         108,800          180,900
  Repayments of bank credit facilities .......................      (124,326)        (64,400)         (50,600)
  Restricted cash ............................................        (1,220)          7,541           19,100
  Debt issuance costs ........................................       (10,237)         (3,179)          (3,608)
  Capital lease repayments ...................................          (337)           (399)            (183)
  Proceeds from issuance of Class A Common Stock .............            --              --           82,334
  Proceeds from issuance of Series A Preferred Stock .........       100,000              --               --
  Underwriting and stock offering costs ......................        (4,188)             --           (4,657)
  Repurchase of Class A Common Stock .........................            --              --             (187)
                                                                   ---------       ---------        ---------
 Net cash provided by financing activities ...................       169,098         133,791          208,808
                                                                   ---------       ---------        ---------
Net increase (decrease) in cash and cash equivalents .........        35,467          10,456          (14,052)
Cash and cash equivalents, beginning of year .................         8,582          44,049           54,505
                                                                   ---------       ---------        ---------
Cash and cash equivalents, end of year .......................     $  44,049       $  54,505        $  40,453
                                                                   =========       =========        =========

          See accompanying notes to consolidated financial statements

                      PEGASUS COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company:

     Pegasus Communications Corporation ("Pegasus" or together with its subsidiaries, the "Company") operates in growing segments of the media industry and is a direct subsidiary of Pegasus Communications Holdings, Inc. ("PCH" or the "Parent"). Pegasus' significant direct operating subsidiaries are Pegasus Media & Communications, Inc. ("PM&C") and Digital Television Services, Inc. ("DTS").

     PM&C's subsidiaries provide direct broadcast satellite television ("DBS") services to customers in certain rural areas of the United States; own and/or program broadcast television ("Broadcast" or "TV") stations affiliated with the Fox Broadcasting Company ("Fox"), United Paramount Network ("UPN") and The WB Television Network ("WB"); and own and operate a cable television ("Cable") system that provides service to individual and commercial subscribers in Puerto Rico. DTS and its subsidiaries provide DBS services to customers in certain rural areas of the United States.

2. Summary of Significant Accounting Policies:

Basis of Presentation:

     The accompanying consolidated financial statements include the accounts of Pegasus and all of its subsidiaries. All intercompany transactions and balances have been eliminated. Certain amounts for 1997 and 1998 have been reclassified for comparative purposes.

Use of Estimates in the Preparation of Financial Statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingencies. Actual results could differ from those estimates. Significant estimates relate to barter transactions and the useful lives and recoverability of intangible assets.

Cash and Cash Equivalents:

     Cash and cash equivalents include highly liquid investments purchased with an initial maturity of three months or less. The Company has cash balances in excess of the federally insured limits at various banks.

Restricted Cash:

     The Company had restricted cash held in escrow of approximately $21.5 million and $2.4 million at December 31, 1998 and 1999, respectively. At December 31, 1998, $18.9 million was to fund interest payments on the DTS Notes, $1.6 million was to collateralize certain outstanding loans and $1.0 million was held in escrow for the purchase of a cable system serving Aguadilla, Puerto Rico. At December 31, 1999, $2.4 million is to collateralize certain outstanding loans.

Inventories:

     Inventories consist of equipment held for resale to customers and installation supplies. Inventories are stated at the lower of cost or market on a first-in, first-out basis.

Long-Lived Assets:

     The Company's assets are reviewed for impairment whenever events or circumstances provide evidence which suggest the carrying amounts may not be recoverable. The Company assesses the recoverability of its assets by determining whether the depreciation or amortization of the respective asset balance can be recovered through projected undiscounted future cash flows. To date, no such impairments have occurred.

Property and Equipment:

     Property and equipment are stated at cost. The cost and related accumulated depreciation of assets fully depreciated, sold, retired or otherwise disposed of are removed from the respective accounts and any resulting

                      PEGASUS COMMUNICATIONS CORPORATION

2. Summary of Significant Accounting Policies:  -- (Continued)

gains or losses are included in the statement of operations. For cable television systems, initial subscriber installation costs including material, labor and overhead costs of the hookup are capitalized as part of the distribution facilities. The costs of disconnection and reconnection are charged to expense. Satellite equipment that is leased to customers is stated at cost.

     Depreciation is computed for financial reporting purposes using the straight-line method based upon the following lives:


          Reception and distribution facilities .........    7 to 11 years
          Transmitter equipment .........................    5 to 10 years
          Equipment, furniture and fixtures .............    5 to 10 years
          Building and improvements .....................   12 to 39 years
          Vehicles and other equipment ..................    3 to 5 years

Intangible Assets:

     Intangible assets are stated at cost. The cost and related accumulated amortization of assets fully amortized, sold, retired or otherwise disposed of are removed from the respective accounts and any resulting gains or losses are included in the statement of operations. Costs of successful franchise applications are capitalized and amortized over the lives of the related franchise agreements, while unsuccessful franchise applications and abandoned franchises are charged to expense. Financing costs incurred in obtaining long-term financing are amortized over the term of the applicable loan.

     Amortization of intangible assets is computed for financial reporting purposes using the straight-line method based upon the following lives:

          Network affiliation agreements .........     40 years
          Goodwill ...............................     40 years
          DBS rights .............................     10 years
          Broadcast licenses .....................      7 years
          Other intangibles ......................   2 to 14 years

Revenue:
     The Company operates in growing segments of the media industry: DBS and Broadcast. The Company recognizes revenue in its DBS operations when video and audio services are provided. The Company recognizes revenue in its Broadcast operations when advertising spots are broadcast.

     The Company obtains a portion of its TV programming through its network affiliations with Fox, UPN and WB and also through independent producers. The Company does not make any direct payments for this programming. Instead, the Company retains a portion of the available advertisement spots to sell on its own account. Barter programming revenue and the related expense are recognized when the advertisements sold by the networks or independent producers are broadcast. Gross barter amounts of $7.5 million, $8.1 million and $7.6 million for 1997, 1998 and 1999, respectively, are included in Broadcast revenue and programming expense in the accompanying consolidated statements of operations.

Advertising Costs:

     Advertising costs are charged to operations in the period incurred and totaled approximately $3.6 million, $14.0 million and $23.3 million for the years ended December 31, 1997, 1998 and 1999, respectively.

                      PEGASUS COMMUNICATIONS CORPORATION

2. Summary of Significant Accounting Policies:  -- (Continued)

Program Rights:

     The Company enters into agreements to show motion pictures and syndicated programs on television. The Company records the right and associated liabilities for those films and programs when they are currently available for showing. These rights are recorded at the lower of unamortized cost or estimated net realizable value and are amortized on the straight-line method over the license period, which approximates amortization based on the estimated number of showings during the contract period. Amortization of $1.7 million, $2.4 million and $3.7 million is included in Broadcast programming expense for the years ended December 31, 1997, 1998 and 1999, respectively. The obligations arising from the acquisition of film rights are recorded at the gross amount. Payments for the contracts are made pursuant to the contractual terms over periods which are generally shorter than the license periods.

Income Taxes:

     The Company accounts for income taxes utilizing the asset and liability approach, whereby deferred tax assets and liabilities are recorded for the tax effect of differences between the financial statement carrying values and tax bases of assets and liabilities. A valuation allowance is recorded for deferred taxes where it appears more likely than not that the Company will not be able to recover the deferred tax asset. MCT Cablevision, LP, a subsidiary of the Company, is treated as a partnership for federal and state income tax purposes but taxed as a corporation for Puerto Rico income tax purposes.

Concentration of Credit Risk:

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables, cash and cash equivalents.

     Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across different businesses and geographic regions. As of December 31, 1998 and 1999, the Company had no other significant concentrations of credit risk.

Reliance on DIRECTV:

     A substantial portion of the Company's business is derived from providing DBS services as an independent DIRECTV(R) ("DIRECTV") provider. Because the Company is a distributor of DIRECTV services, the Company may be adversely affected by any material adverse changes in the assets, financial condition, programming, technological capabilities or services of DIRECTV or its parent, Hughes Electronics Corporation ("Hughes").

New Accounting Pronouncements:

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). As a result of the subsequent issuance of SFAS No. 137 in July 1999, SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. The Company does not expect the adoption of SFAS No. 133 to have a material effect on our business, financial position or results of operations.

                      PEGASUS COMMUNICATIONS CORPORATION

3. Property and Equipment:

     Property and equipment consist of the following (in thousands):



                                                     December 31,     December 31,
                                                         1998             1999
                                                    --------------   -------------
  Reception and distribution facilities .........     $  20,713        $  32,179
  Transmitter equipment .........................        17,728           16,940
  Equipment, furniture and fixtures .............         8,530           12,491
  Building and improvements .....................         3,410            7,951
  Land ..........................................         1,229            1,618
  Vehicles ......................................         1,112            2,122
  Other equipment ...............................         5,894            3,500
                                                      ---------        ---------
                                                         58,616           76,801
  Accumulated depreciation ......................       (24,549)         (32,386)
                                                      ---------        ---------
  Net property and equipment ....................     $  34,067        $  44,415
                                                      =========        =========


     Depreciation expense amounted to $5.7 million, $6.2 million and $7.9 million for the years ended December 31, 1997, 1998 and 1999, respectively.

4. Intangibles:

     Intangible assets consist of the following (in thousands):



                                                             December 31,     December 31,
                                                                 1998             1999
                                                            --------------   -------------
DBS rights ..............................................     $  712,232      $  793,040
Deferred financing costs ................................         33,763          32,927
Franchise costs .........................................         31,158          71,657
Goodwill ................................................         28,033          28,033
Broadcast licenses and affiliation agreements.. .........         19,062          20,436
Consultancy and non-compete agreements ..................          7,023           7,964
Other deferred costs ....................................         13,121          16,873
                                                              ----------      ----------
                                                                 844,392         970,930
Accumulated amortization ................................       (114,986)       (210,293)
                                                              ----------      ----------
Net intangible assets ...................................     $  729,406      $  760,637
                                                              ==========      ==========

     Amortization expense amounted to $22.1 million, $64.5 million and $90.1 million for the years ended December 31, 1997, 1998 and 1999, respectively.

5. Equity Investment in Affiliate:

     Pegasus Development Corporation ("PDC"), a subsidiary of Pegasus, has a 93% investment in Pegasus PCS Partners, LP ("PCS") which is accounted for by the equity method. PCS, a jointly owned limited partnership, acquires, owns, controls and manages wireless licenses. Pegasus PCS, Inc. is the sole general partner of PCS and is controlled by Marshall W. Pagon, the Company's President and Chief Executive Officer. PDC's share of undistributed losses of PCS included in continuing operations was a loss of $201,000 for 1999. PDC's total investment in PCS at December 31, 1999 was $4.6 million.

6. Common Stock:

     In March 1999, Pegasus completed a secondary public offering in which it sold approximately 3.6 million shares of its Class A Common Stock to the public at a price of $22 per share, resulting in net proceeds to the Company of $74.9 million.

                      PEGASUS COMMUNICATIONS CORPORATION

6. Common Stock:  -- (Continued)

     On June 21, 1999, the Company amended Pegasus' Certificate of Incorporation, increasing the number of authorized shares of Class A Common Stock from 30.0 million to 50.0 million and authorizing 20.0 million shares of Non-Voting Common Stock, par value $0.01 per share.

     During 1999, the Company repurchased 4,253 shares of its Class A Common Stock for $186,822. The shares, which are held in treasury, were surrendered by employees to satisfy withholding obligations under the Company's restricted stock plan. The Company applies the cost method in accounting for treasury stock.

     As of December 31, 1998 and 1999, the Company had three classes of Common
Stock: Class A Common Stock, Class B Common Stock and Non-Voting Common Stock. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share and ten votes per share, respectively.

     The Company's ability to pay dividends on its Common Stock is subject to certain restrictions.

7. Preferred Stock:

     As of December 31, 1998 and 1999, the Company had 5.0 million shares of Preferred Stock authorized of which 126,978 and 143,684 shares have been designated as 12.75% Series A Cumulative Exchangeable Preferred Stock (the "Series A Preferred Stock").

     The Company had approximately 119,369 and 135,073 shares of Series A Preferred Stock issued and outstanding at December 31, 1998 and 1999, respectively. In December, 1999 the Board of Directors declared a dividend on the Series A Preferred Stock in the aggregate of approximately 8,611 shares of Series A Preferred Stock, payable on January 1, 2000. Each whole share of Series A Preferred Stock has a liquidation preference of $1,000 per share (the "Liquidation Preference"). Cumulative dividends, at a rate of 12.75% are payable semi-annually on January 1 and July 1. Dividends may be paid, occurring on or prior to January 1, 2002, at the option of the Company, either in cash or by the issuance of additional shares of Series A Preferred Stock. Subject to certain conditions, the Series A Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, for Pegasus' 12.75% Senior Subordinated Exchange Notes due 2007 (the "Exchange Notes"). The Exchange Notes would contain substantially the same redemption provisions, restrictions and other terms as the Series A Preferred Stock. Pegasus is required to redeem all of the Series A Preferred Stock outstanding on January 1, 2007 at a redemption price equal to the Liquidation Preference thereof, plus accrued dividends.

     The carrying amount of the Series A Preferred Stock is periodically increased by amounts representing dividends not currently declared or paid but which will be payable under the mandatory redemption features. The increase in carrying amount is effected by charges against retained earnings, or in the absence of retained earnings, by charges against paid-in capital.

     Under the terms of the Series A Preferred Stock, Pegasus' ability to pay dividends on its Common Stock is subject to certain restrictions.

                      PEGASUS COMMUNICATIONS CORPORATION

8. Long-Term Debt:

     Long-term debt consists of the following (in thousands):

                                                                                 December 31,     December 31,
                                                                                     1998             1999
                                                                                --------------   -------------
Series B Senior Notes payable by Pegasus, due 2005, interest at 9.625%,
 payable semi-annually in arrears on April 15 and October 15 ................      $115,000         $115,000
Series B Senior Notes payable by Pegasus, due 2006, interest at 9.75%,
 payable semi-annually in arrears on June 1 and December 1 ..................       100,000          100,000
Series A Senior Notes payable by Pegasus, due 2007, interest at 12.5%,
 payable semi-annually in arrears on February 1 and August 1 ................            --          155,000
Senior six-year $180.0 million revolving credit facility, payable by PM&C, interest at PM&C's option at either the bank's base rate plus an applicable margin or LIBOR plus an applicable margin (8.25% at
 December 31, 1999 ..........................................................        27,500          142,500
Senior six-year $70.0 million revolving credit facility, payable by DTS, interest at DTS' option at either the bank's base rate plus an applicable margin or the Eurodollar Rate plus an applicable margin (10.04% at
 December 31, 1999 ..........................................................        26,800           42,700
Senior six-year $20.0 million term loan facility, payable by DTS, interest at
 DTS' option at either the bank's base rate plus an applicable margin or
 the Eurodollar Rate plus an applicable margin ..............................        19,600           19,000
Series B Notes payable by PM&C, due 2005, interest at 12.5%, payable semi-annually in arrears on January 1 and July 1, net of unamortized discount of $2.6 million and $2.2 million as of December 31, 1998 and
 1999, respectively .........................................................        82,378           82,776
Series B Notes payable by DTS, due 2007, interest at 12.5%, payable semi-annually in arrears on February 1 and August 1, net of unamortized
 discount of $1.8 million as of December 31, 1998 ...........................       153,215               --
Mortgage payable, due 2000, interest at 8.75% ...............................           455              431
Sellers' notes, due 2000 to 2005, interest at 3% to 8% ......................        33,538           26,648
Capital leases and other ....................................................           543              359
                                                                                   --------         --------
                                                                                    559,029          684,414
Less current maturities .....................................................        14,399           15,488
                                                                                   --------         --------
Long-term debt ..............................................................      $544,629         $668,926
                                                                                   ========         ========

     Certain of the Company's sellers' notes are collateralized by stand-by letters of credit issued pursuant to the PM&C Credit Facility and the DTS Credit Facility.

     DTS maintains a $70.0 million senior revolving credit facility and a $20.0 million senior term credit facility (collectively, the "DTS Credit Facility") which expires in 2003 and is collateralized by substantially all of the assets of DTS and its subsidiaries. The DTS Credit Facility is subject to certain financial covenants as defined in the loan agreement, including a debt to adjusted cash flow covenant. As of December 31, 1999, $10.4 million of stand-by letters of credit were issued pursuant to the DTS Credit Facility, including $2.6 million collateralizing certain of the Company's outstanding sellers' notes.

     PM&C maintains a $180.0 million senior revolving credit facility (the "PM&C Credit Facility") which expires in 2003 and is collateralized by substantially all of the assets of PM&C and its subsidiaries. The PM&C Credit Facility is subject to certain financial covenants as defined in the loan agreement, including a debt to adjusted cash flow covenant.

                      PEGASUS COMMUNICATIONS CORPORATION

8. Long-Term Debt:  -- (Continued)

     In November 1998, Pegasus completed an offering of senior notes (the "9.75% Senior Notes Offering") in which it sold $100.0 million of its 9.75% Series A Senior Notes due 2006 (the "9.75% Series A Notes"), resulting in net proceeds to the Company of approximately $96.8 million. $64.0 million of the net proceeds from the 9.75% Senior Notes Offering were used to repay a portion of the outstanding indebtedness under the PM&C Credit Facility.

     In November 1999, Pegasus exchanged its 12.5% Series A senior notes due 2007 (the "12.5% Series A Notes") for DTS' outstanding 12.5% Series B senior subordinated notes due 2007 (the "DTS Series B Notes"), of which $155.0 million in principal amount at maturity were outstanding (the "DTS Exchange Offer"). The 12.5% Series A Notes have substantially the same terms and provisions as the DTS Series B Notes. Deferred financing fees related to the DTS Series B Notes were written off, resulting in an extraordinary loss of approximately $6.2 million on the refinancing transaction.

     In December 1999, Pegasus entered into a $35.5 million interim letter of credit facility (the "PCC Credit Facility"). As of December 31, 1999, $35.5 million of stand-by letters of credit were issued pursuant to the PCC Credit Facility, including $19.5 million collateralizing certain of the Company's outstanding sellers' notes.

     The Company's publicly held notes may be redeemed, at the option of the Company, in whole or in part, at various points in time after July 1, 2000 at the redemption prices specified in the indentures governing the respective notes, plus accrued and unpaid interest thereon.

     The Company's indebtedness contain certain financial and operating covenants, including restrictions on the Company to incur additional indebtedness, create liens and to pay dividends.

     At December 31, 1999, maturities of long-term debt and capital leases are as follows (in thousands):


  2000 .......................    $ 15,488
  2001 .......................       9,752
  2002 .......................       3,550
  2003 .......................      59,848
  2004 .......................     142,800
  Thereafter .................     452,976
                                  --------
                                  $684,414
                                  ========

                      PEGASUS COMMUNICATIONS CORPORATION

9. Earnings Per Common Share:

Calculation of basic and diluted earnings per common share:

     The following table sets forth the computation of the number of shares used in the computation of basic and diluted earnings per common share (in thousands):

                                                               1997            1998            1999
                                                          -------------   -------------   --------------
Net loss applicable to common shares ..................     ($ 31,487)      ($ 93,881)      ($ 201,519)
                                                             --------        --------        ---------
Weighted average common shares outstanding ............         9,858          14,130           18,875
                                                             --------        --------        ---------
Total shares used for calculation of basic earnings per
 common share .........................................         9,858          14,130           18,875
Stock options .........................................            --              --               --
                                                             --------        --------        ---------
Total shares used for calculation of diluted earnings
 per common share .....................................         9,858          14,130           18,875
                                                             --------        --------        ---------

     Basic earnings per share amounts are based on net loss after deducting preferred stock dividend requirements divided by the weighted average number of Class A, Class B and Non-Voting Common Stock outstanding during the year.

     For the years ended December 31, 1997, 1998 and 1999, net loss per common share was determined by dividing net loss, as adjusted by the aggregate amount of dividends on the Company's Series A Preferred Stock, approximately $12.2 million, $14.8 million and $16.7 million, respectively, by applicable shares outstanding.

     Securities that have not been issued and are antidilutive amounted to approximately 582,000 shares in 1997, 1.3 million shares in 1998 and 1.8 million shares in 1999.

10. Leases:

     The Company leases certain studios, towers, utility pole attachments, and occupancy of underground conduits and headend sites under operating leases. The Company also leases office space, vehicles and various types of equipment through separate operating lease agreements. The operating leases expire at various dates through 2004. Rent expense for the years ended December 31, 1997, 1998 and 1999 was $1.1 million, $1.6 million and $2.3 million, respectively. The Company leases equipment under long-term leases and has the option to purchase the equipment for a nominal cost at the termination of the leases. The related obligations are included in long-term debt. Property and equipment at December 31 include the following amounts for leases that have been capitalized (in thousands):
                                                   1998        1999
                                                 --------   ---------
  Equipment, furniture and fixtures ..........    $  662     $  320
  Vehicles ...................................       541        422
                                                  ------     ------
                                                   1,203        742
  Accumulated depreciation ...................      (562)      (322)
                                                  ------     ------
    Total ....................................    $  641     $  420
                                                  ======     ======

                      PEGASUS COMMUNICATIONS CORPORATION

10. Leases:  -- (Continued)

     Future minimum lease payments on noncancellable operating and capital leases at December 31, 1999 are as follows (in thousands):

                                                                 Operating     Capital
                                                                   Leases      Leases
                                                                -----------   --------
2000 ........................................................      $1,899       $192
2001 ........................................................       1,629        153
2002 ........................................................       1,108         58
2003 ........................................................         682          2
2004 ........................................................         609         --
Thereafter ..................................................          15         --
                                                                   ------       ----
Total minimum payments ......................................      $5,942        405
                                                                   ======
Less: amount representing interest ..........................                     46
                                                                                ----
Present value of net minimum lease payments including current
 maturities of $161 .........................................                   $359
                                                                                ====

11. Income Taxes:

     The following is a summary of the components of income taxes from continuing operations (in thousands):

                                                         1997        1998           1999
                                                        ------   ------------   ------------
   Federal -- deferred ..............................              ($ 1,071)      ($ 9,388)
   State and local -- current .......................    $168           170            496
                                                         ----       -------        -------
      Provision (benefit) for income taxes ..........    $168      ($   901)      ($ 8,892)
                                                         ====       =======        =======

     The deferred income tax assets and liabilities recorded in the consolidated balance sheets at December 31, 1998 and 1999 are as follows (in thousands):

                                                                       1998           1999
                                                                   ------------   ------------
Assets:
   Receivables .................................................     $    216       $    536
   Excess of tax basis over book basis from tax gain recognized
    upon incorporation of subsidiaries .........................        2,112             --
   Loss carryforwards ..........................................       56,700        125,856
   Other .......................................................          973             --
                                                                     --------       --------
    Total deferred tax assets ..................................       60,001        126,392
                                                                     --------       --------
Liabilities:
 Excess of book basis over tax basis of property, plant and
   equipment ...................................................        1,907          4,383
   Excess of book basis over tax basis of amortizable intangible
    assets .....................................................       78,765         85,927
                                                                     --------       --------
    Total deferred tax liabilities .............................       80,672         90,310
                                                                     --------       --------
 Net deferred tax assets (liabilities) .........................      (20,671)        36,082
                                                                     --------       --------
    Valuation allowance ........................................      (48,121)       (95,485)
                                                                     --------       --------
   Net deferred tax liabilities ................................    ($ 68,792)     ($ 59,403)
                                                                     ========       ========

                      PEGASUS COMMUNICATIONS CORPORATION

11. Income Taxes:  -- (Continued)

     The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized due to the expiration of the Company's net operating loss carryforwards and portions of other deferred tax assets related to prior acquisitions. The valuation allowance increased primarily as the result of net operating loss carryforwards generated during 1999, which may not be utilized.

     At December 31, 1999, the Company has net operating loss carryforwards of approximately $331.2 million which are available to offset future taxable income and expire through 2018.

     A reconciliation of the Federal statutory rate to the effective tax rate is as follows:

                                                          1997          1998          1999
                                                      -----------   -----------   -----------
  U.S. statutory federal income tax rate ..........       34.00%        35.00%        35.00%
  Valuation allowance .............................      (34.38)       (34.40)       (30.24)
  Other ...........................................        1.43          0.70            --
                                                         ------        ------        ------
  Effective tax rate ..............................        1.05%         1.30%         4.76%
                                                         ======        ======        ======

12. Supplemental Cash Flow Information:

     Significant noncash investing and financing activities are as follows (in thousands):

                                                                             Years ended December 31,
                                                                        ----------------------------------
                                                                           1997        1998         1999
                                                                        ---------   ----------   ---------
Barter revenue and related expense ..................................    $ 7,520     $  8,078     $ 7,598
Acquisition of program rights and assumption of related
 program payables ...................................................      3,453        4,630       7,205
Acquisition of plant under capital leases ...........................        529           37          --
Capital contribution and related acquisition of intangibles .........     15,198      123,241       1,364
Minority interest and related acquisition of intangibles ............      3,000           --          --
Notes payable and related acquisition of intangibles ................      7,114      219,889       6,467
Series A Preferred Stock dividend and reduction of paid-in
 capital ............................................................     12,215       14,763      16,706
Deferred taxes, net and related acquisition of intangibles ..........         --       82,934          29

     For the years ended December 31, 1997, 1998 and 1999 the Company paid cash for interest in the amount of $13.5 million, $35.3 million and $70.8 million, respectively. The Company paid no federal income taxes for the years ended December 31, 1997, 1998 and 1999.

13. Acquisitions:

     In 1998, the Company acquired (exclusive of the acquisition of DTS), from 26 independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of the United States and the related assets in exchange for total consideration of approximately $132.1 million, which consisted of $109.3 million in cash, 37,304 shares of the Company's Class A Common Stock (amounting to $900,000), warrants to purchase a total of 25,000 shares of the Company's Class A Common Stock (amounting to $222,000), $20.4 million in promissory notes and $1.3 million in assumed net liabilities.

     On April 27, 1998, the Company acquired DTS, which holds the rights to provide DIRECTV programming in certain rural areas of eleven states, in exchange for total consideration of approximately $363.9 million, which consisted of approximately 5.5 million shares of the Company's Class A Common Stock (amounting to $118.8 million), options and warrants to purchase a total of 224,038 shares of the Company's Class A Common Stock (amounting to $3.3 million), approximately $158.9 million in assumed net liabilities and approximately $82.9 million of a deferred tax liability.

                      PEGASUS COMMUNICATIONS CORPORATION

13. Acquisitions:  -- (Continued)

     In 1999, the Company acquired, from fifteen independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of the United States and the related assets in exchange for total consideration of approximately $79.5 million, which consisted of $64.6 million in cash, 12,339 shares of PCC's Class A Common Stock (amounting to $550,000), warrants to purchase a total of 25,000 shares of PCC's Class A Common Stock (amounting to $814,000), $6.5 million in promissory notes, $6.7 million in accrued expenses and $365,000 in assumed net liabilities.

     The Company's 1999 acquisitions of rights to provide DIRECTV programming were not significant, and accordingly, the pro forma impact of those acquisitions has not been presented. Unaudited pro forma net revenues from continuing operations, unaudited net loss and unaudited net loss applicable to common shares for the year ended December 31, 1998 approximated $225.8 million, $124.9 million and $149.0 million, respectively. This unaudited pro forma information reflects the Company's 1998 acquisitions of rights to provide DIRECTV programming and the disposition of the Cable segment as if each such DBS territory and the Cable segment had been acquired or sold as of the beginning of 1998 and includes the impact of certain adjustments, such as the depreciation of fixed assets, amortization of intangibles, interest expense, preferred stock dividends and related income tax effects. This information does not purport to be indicative of what would have occurred had the acquisitions/disposition been made on that date or of results which may occur in the future.

14. Discontinued Operations:

     Effective January 31, 1997, the Company sold substantially all the assets of its New Hampshire cable system for approximately $6.9 million in cash, net of certain selling costs and recognized a gain on the transaction of approximately $4.5 million.

     Effective July 1, 1998, the Company sold substantially all the assets of its remaining New England cable systems for approximately $30.1 million in cash and recognized a gain on the transaction of approximately $24.7 million.

     Effective March 31, 1999, the Company purchased a cable system serving Aguadilla, Puerto Rico and neighboring communities for approximately $42.1 million in cash. The Aguadilla cable system is contiguous to the Company's other Puerto Rico cable system and the Company has consolidated the Aguadilla cable system with its existing cable system.

     On January, 10, 2000, the Company entered into a letter of intent to sell its remaining Cable operations for $170.0 million in cash, subject to certain adjustments. The Company anticipates closing this sale during the third quarter of 2000. Accordingly, the results of operations from the entire Cable segment have been classified as discontinued with prior years restated.

     Net revenues and income from discontinued operations were as follows (in thousands):

                                                            Years Ended December 31,
                                                      ------------------------------------
                                                                  (unaudited)
                                                         1997         1998         1999
                                                      ----------   ----------   ----------
  Net revenues ....................................    $16,688      $13,767      $21,158
  Income from operations ..........................      2,077          648        2,110
  Provision for income taxes ......................         32            5           --
  Income from discontinued operations .............        257        1,047        2,128
  Gain on sale of discontinued operations .........      4,451       24,727           --


                      PEGASUS COMMUNICATIONS CORPORATION

15. Financial Instruments:

     The carrying values and fair values of the Company's financial instruments at December 31, 1999 consisted of (in thousands):

                                                          1998                       1999
                                                ------------------------   ------------------------
                                                 Carrying        Fair       Carrying        Fair
                                                   Value        Value         Value        Value
                                                ----------   -----------   ----------   -----------
  Long-term debt, including current portion .    $559,029     $583,460      $684,414     $707,988
  Series A Preferred Stock ..................     126,028      126,978       142,734      149,871

     Long-term debt: The fair value of long-term debt is estimated based on the quoted market price for the same or similar instruments.

     Series A Preferred Stock: The fair value of Series A Preferred Stock is estimated based on the quoted market price for the same or similar instruments.

     All other financial instruments are stated at cost which approximates fair market value.

16. Warrants:

     In 1998, in connection with the acquisition of DBS properties, the Company issued warrants to purchase approximately 182,000 shares of Class A Common Stock at exercise prices between $14.64 and $24.26 per share. These warrants are exercisable through October 10, 2007. At December 31, 1999, warrants to purchase approximately 119,000 shares of Class A Common Stock have been exercised. The fair value of the warrants issued was estimated using the Black-Scholes pricing model and was approximately $2.7 million. The value assigned to these warrants increased the carrying amount of the DBS rights acquired and was effected by an increase in paid-in-capital.

     In 1999, in connection with the acquisition of DBS properties, the Company issued warrants to purchase 25,000 shares of Class A Common Stock at an exercise price of $24.18 per share. These warrants are exercisable through April 13, 2004. At December 31, 1999, none of these warrants had been exercised. The fair value of the warrants issued was estimated using the Black-Scholes pricing model and was approximately $814,000. The value assigned to these warrants increased the carrying amount of the DBS rights acquired and was effected by an increase in paid-in-capital.

17. Employee Benefit Plans:

     The Company has two active stock plans available to grant stock options (the "Stock Option Plan") and restricted stock awards (the "Restricted Stock Plan") to eligible employees, executive officers and non-employee directors of the Company. The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its stock plans. The Company has adopted the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123").

Stock Option Plan

     The Stock Option Plan provides for the granting of nonqualified and qualified options to purchase a maximum of 1,300,000 shares (subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in the capitalization of Pegasus) of Class A Common Stock of the Company. The Stock Option Plan terminates in September 2006. As of December 31, 1999, options to purchase an aggregate of approximately 1.3 million shares of Class A Common Stock at exercise prices between $11.00 and $80.88 were outstanding. All options granted under the Stock Option Plan have been granted at fair market value at the time of grant.

                      PEGASUS COMMUNICATIONS CORPORATION

17. Employee Benefit Plans:  -- (Continued)

     The following table summarizes information about the Company's stock options outstanding at December 31, 1999:

                        Outstanding         Weighted          Exercisable         Weighted
     Range of           at 12/31/99          Average          at 12/31/99         Average
  Exercise Price      (in thousands)     Exercise Price     (in thousands)     Exercise Price
------------------   ----------------   ----------------   ----------------   ---------------
     $11-$19               242            $  11.37                124            $  11.66
       20-29               338               22.51                186               22.87
       30-39               372               39.48                 25               39.50
       40-49                50               42.32                 --                  --
       80-81               315               80.88                 --                  --
     -------               ---            --------                ---            --------
     $11-$81             1,317            $  39.97                335            $  19.97
     =======             =====            ========                ===            ========

     Under SFAS 123, companies can either continue to account for stock compensation plans pursuant to existing accounting standards or elect to expense the value derived from using an option pricing model. The Company is continuing to apply existing accounting standards. However, SFAS 123 requires disclosures of pro forma net income and earnings per share as if the Company had adopted the expensing provisions of SFAS 123.

     The fair value of options was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for 1997, 1998 and 1999:

                                              1997          1998          1999
                                          -----------   -----------   -----------
Risk-free interest rate .................    6.35%         5.11%         5.56%
Dividend Yield ..........................    0.00%         0.00%         0.00%
Volatility Factor .......................    0.403         0.479         0.536
Weighted average expected life ..........   5 years       4.5 years     4.4 years

     Pro forma net losses for 1997, 1998 and 1999 would have been $31.7 million, $94.7 million and $205.2 million, respectively; pro forma net losses per common share for 1997, 1998 and 1999 would have been $3.22, $6.70 and $10.87, respectively. The weighted average fair value of options granted were $4.99, $11.19 and $26.74 for 1997, 1998 and 1999, respectively.

     The following table summarizes stock option activity over the past three years:

                                                                           Weighted
                                                         Number of         Average
                                                           Shares       Exercise Price
                                                       -------------   ---------------
  Outstanding at January 1, 1997 ...................         3,385        $  14.00
  Granted ..........................................       220,000           11.00
                                                           -------        --------
  Outstanding at December 31, 1997 .................       223,385           11.05
  Granted ..........................................       418,842           21.23
                                                           -------        --------
  Outstanding at December 31, 1998 .................       642,227           17.69
  Granted ..........................................       797,346           55.58
  Exercised ........................................       (83,577)          18.99
  Canceled or expired ..............................       (38,667)          37.09
                                                           -------        --------
  Outstanding at December 31, 1999 .................     1,317,329        $  39.97
                                                         =========        ========
  Options exercisable at December 31, 1997 .........         3,385        $  14.00
  Options exercisable at December 31, 1998 .........       143,728           15.09
  Options exercisable at December 31, 1999 .........       334,807           19.97

                      PEGASUS COMMUNICATIONS CORPORATION

17. Employee Benefit Plans:  -- (Continued)

Restricted Stock Plan

     The Restricted Stock Plan provides for the granting of four types of restricted stock awards representing a maximum of 350,000 shares (subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in the capitalization of Pegasus) of Class A Common Stock of the Company to eligible employees who have completed at least one year of service. Restricted stock received under the Restricted Stock Plan vests based on years of service with the Company and are fully vested for employees who have four years of service with the Company, with the exception of special recognition awards which are fully vested on the date of grant. The Restricted Stock Plan terminates in September 2006. As of December 31, 1999, approximately 184,000 shares of Class A Common Stock had been granted under the Restricted Stock Plan. The expense for this plan amounted to $823,000, $763,000 and $819,000 in 1997, 1998 and 1999, respectively.

401(k) Plans

     Substantially all Company employees who, as of the enrollment date under the 401(k) plans, have completed at least one year of service with the Company are eligible to participate in one of the 401(k) plans. Participants may make salary deferral contributions of 2% to 6% of their salary to the 401(k) plans.

     The Company may make three types of contributions to the 401(k) plans, each allocable to a participant's account if the participant completes at least 1,000 hours of service in the applicable plan year, and is employed on the last day of the applicable plan year. Discretionary Company contributions and Company matches of employee salary deferral contributions and rollover contributions are made in the form of Class A Common Stock, or in cash used to purchase Class A Common Stock. The Company has authorized and reserved for issuance up to 205,000 shares of Class A Common Stock in connection with the 401(k) plans. Company contributions to the 401(k) plans are subject to limitations under applicable laws and regulations. All employee contributions to the 401(k) plans are fully vested at all times and all Company contributions, if any, vest based on years of service with the Company and are fully vested for employees who have four years of service with the Company. A participant also becomes fully vested in Company contributions to the 401(k) plans upon attaining age 65 or upon his or her death or disability. The expense for these plans amounted to $451,000, $689,000 and $1.2 million in 1997, 1998 and 1999, respectively.

18. Commitments and Contingent Liabilities:

Legal Matters:

     The Company has been sued in Indiana for allegedly charging DBS subscribers excessive fees for late payments. The plaintiffs, who purport to represent a class consisting of residential DIRECTV customers in Indiana, seek unspecified damages for the purported class and modification of the Company's late-fee policy. The Company is advised that similar suits have been brought against DIRECTV and various cable operators in other parts of the United States.

     From time to time the Company is involved with claims that arise in the normal course of business.

     In the opinion of management, the ultimate liability with respect to the aforementioned claims and matters will not have a material adverse effect on the consolidated operations, liquidity, cash flows or financial position of the Company.

     The Company is a rural affiliate of the National Rural Telecommunications Cooperative ("NRTC"). The NRTC is a cooperative organization whose members and associates are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. The Company's ability to distribute DIRECTV programming services is dependent upon agreements between the NRTC and Hughes and between the Company and the NRTC.

                      PEGASUS COMMUNICATIONS CORPORATION

18. Commitments and Contingent Liabilities:  -- (Continued)

     On June 3, 1999, the NRTC filed a lawsuit in federal court against DIRECTV seeking a court order to enforce the NRTC's contractual rights to obtain from DIRECTV certain premium programming formerly distributed by United States Satellite Broadcasting Company, Inc. for exclusive distribution by the NRTC's members and affiliates in their rural markets. On July 22, 1999, DIRECTV responded to the NRTC's continuing lawsuit by rejecting the NRTC's claims to exclusive distribution rights and by filing a counterclaim seeking judicial clarification of certain provisions of DIRECTV's contract with the NRTC. In particular, DIRECTV contends in its counterclaim that the term of DIRECTV's contract with the NRTC is measured solely by the orbital life of DBS-1, the first DIRECTV satellite launched into orbit at the 101o W orbital location, without regard to the orbital lives of the other DIRECTV satellites at the 101o W orbital location. DIRECTV also alleges in its counterclaim that the NRTC's right of first refusal, which is effective at the end of the term of DIRECTV's contract with the NRTC, does not provide for certain programming and other rights comparable to those now provided under the contract.

     On August 26, 1999, the NRTC filed a separate lawsuit in federal court against DIRECTV claiming that DIRECTV has failed to provide to the NRTC its share of launch fees and other benefits that DIRECTV and its affiliates have received relating to programming and other services. On September 9, 1999, the NRTC filed a response to DIRECTV's counterclaim contesting DIRECTV's interpretations of the end of term and right of first refusal provisions.

     On January 10, 2000, the Company and Golden Sky Systems, Inc. ("Golden Sky", a subsidiary of Golden Sky Holdings, Inc.) filed a lawsuit in federal court against DIRECTV which contains causes of action for various torts, common counts and declaratory relief based on DIRECTV's failure to provide the NRTC with premium programming, thereby preventing the NRTC from providing this programming to the Company and Golden Sky. The claims are also based on DIRECTV's position with respect to launch fees and other benefits, term and rights of first refusal. The complaint seeks monetary damages and a court order regarding the rights of the NRTC and its members and affiliates.

     Management is not currently able to predict the outcome of the DIRECTV litigation matters or the effect such outcome will have on the consolidated operations, liquidity, cash flows or financial position of the Company.

Commitments:

     The Company has entered into a multi-year agreement with a provider of integrated marketing, information and transaction services to provide customer relationship management services which will significantly increase the Company's existing call center capacity. The initial term of the agreement ends on December 31, 2004. Beginning January 1, 2000, the Company must pay minimum fees to the provider as follows (in thousands):

                                               Annual
                                               Minimum
Year                                            Fees
------------------------------------------   ----------
  2000 ...................................    $12,600
  2001 ...................................     18,216
  2002 ...................................     20,250
  2003 ...................................     20,250
  2004. ..................................     20,250
                                              -------
  Total minimum payments .................    $91,566
                                              =======

Program Rights:

     The Company has entered into agreements totaling $7.4 million as of December 31, 1999 for film rights and programs that are not yet available for showing at December 31, 1999, and accordingly, are not recorded by the Company. At December 31, 1999, the Company has commitments for future program rights of approximately $3.3 million, $1.4 million, $214,000 and $87,000 in 2000, 2001,
2002 and 2003.

                      PEGASUS COMMUNICATIONS CORPORATION

19. Related Party Transactions:

     The Company entered into an arrangement in 1998 with W.W. Keen Butcher (the stepfather of Marshall W. Pagon, the Company's President and Chief Executive Officer, and Nicholas A. Pagon, a Vice President of Pegasus), certain entities controlled by him (the "KB Companies") and the owner of a minority interest in one of the KB Companies, under which the Company agreed to provide and maintain collateral for up to $4.0 million in principal amount of bank loans to Mr. Butcher and the minority owner. The agreement was recently amended to increase the amount of collateral that the Company will maintain for such loans to up to $8.0 million. Mr. Butcher and the minority owner must lend or contribute the proceeds of those bank loans to one or more of the KB Companies for the acquisition of television broadcast stations to be operated by the Company pursuant to local marketing agreements. As of December 31, 1998 and 1999, the Company had provided collateral of $1.6 million and $2.4 million pursuant to this arrangement, respectively, which is included as restricted cash on the Company's consolidated balance sheets.

     William P. Phoenix, a director of Pegasus since June 1998, is a managing director of CIBC World Markets Corporation ("CIBC"). CIBC and its affiliates have provided various services to the Company since the beginning of 1997, including serving as one of the initial purchasers in the 9.75% Senior Notes Offering, providing a fair market value appraisal in connection with the contribution to Pegasus of certain assets between related parties, providing fairness opinions in connection with an acquisition and certain intercompany transactions, acting as a standby purchaser in connection with DTS' offer to repurchase the DTS Notes as a result of the change of control arising by Pegasus' acquisition of DTS, acting as a dealer manager in connection with the DTS Exchange Offer, issuing letters of credit pursuant to the PCC Credit Facility and acting as an Administrative Agent in connection with the DTS Credit Facility. Total fees and expenses were approximately $3.3 million and $940,000 for the years ended December 31, 1998 and 1999, respectively.

     In 1999, Pegasus loaned $199,999 to Nicholas A. Pagon, Pegasus' Vice President of Broadcast Operations, bearing interest at the rate of 6% per annum, with the principal amount due on the fifth anniversary of the date of the promissory note. Mr. Pagon is required to use half of the proceeds of the loan to purchase shares of Class A Common Stock, and the loan is collateralized by those shares. The balance of the loan proceeds may be used at Mr. Pagon's discretion.

20. Industry Segments:

     The Company operates in growing segments of the media industry: DBS and Broadcast. DBS consists of providing direct broadcast satellite television services to customers in certain rural areas of 36 states. Broadcast consists of ten television stations affiliated with Fox, UPN and the WB and two transmitting towers, all located in the eastern United States.

     All of the Company's revenues are derived from external customers. Capital expenditures for the Company's DBS segment were $506,000, $2.0 million and $3.6 million for 1997, 1998 and 1999, respectively. Capital expenditures for the Company's Broadcast segment were $6.4 million, $6.8 million and $4.1 million for 1997, 1998 and 1999, respectively. Capital expenditures for the Company's discontinued Cable segment were $2.9 million, $2.0 million and $5.6 million for 1997, 1998 and 1999, respectively. All other capital expenditures for 1997, 1998 and 1999 were at the corporate level. Identifiable total assets for the Company's DBS segment were $715.6 million and $701.9 million as of December 31, 1998 and 1999, respectively. Identifiable total assets for the Company's Broadcast segment were $67.1 million and $70.6 million as of December 31, 1998 and 1999, respectively. Identifiable total assets for the Company's discontinued Cable segment were $47.0 million and $86.5 million as of December 31, 1998 and 1999, respectively. All other identifiable assets as of December 31, 1998 and 1999 were at the corporate level.

21. Subsequent Events (unaudited):

     In January 2000, the Company entered into a an agreement and plan of merger to acquire Golden Sky Holdings, Inc. ("GSH"), for approximately 6.5 million shares of the Company's Class A Common Stock and

                      PEGASUS COMMUNICATIONS CORPORATION

21. Subsequent Events (unaudited): -- (Continued)

the assumed net liabilities of GSH. As of December 31, 1999, GSH's operations consisted of providing DIRECTV services to approximately 345,200 subscribers in certain rural areas of 24 states in which GSH holds the exclusive rights to provide such services. Upon completion of the acquisition of GSH, GSH will become a wholly owned subsidiary of Pegasus.

     In January 2000, the Company made an investment in Personalized Media Communications, LLC ("PMC"), an advanced communications technology company, of approximately $111.8 million, which consisted of $14.3 million in cash, 200,000 shares of the Company's Class A Common Stock (amounting to $18.8 million) and Pegasus' agreement, subject to certain conditions, to issue warrants to purchase 1.0 million shares of the Company's Class A Common Stock at an exercise price of $90.00 per share and with a term of ten years. The fair value of the warrants to be issued was estimated using the Black-Scholes pricing model and is approximately $78.8 million. A subsidiary of PMC granted to Pegasus an exclusive license for use of PMC's patent portfolio in the distribution of satellite services from specified orbital locations. Mary C. Metzger, Chairman of PMC and a member of the Company's board of directors, and John C. Harvey, Managing Member of PMC and Ms. Metzger's husband, own a majority of and control PMC.

     In January 2000, PM&C entered into a first amended and restated credit facility, which consists of a $225.0 million senior revolving credit facility which expires in 2004 and a $275.0 million senior term credit facility which expires in 2005 (collectively, the "New PM&C Credit Facility"). The New PM&C Credit Facility amends the PM&C Credit Facility, is collateralized by substantially all of the assets of PM&C and its subsidiaries and is subject to certain financial covenants as defined in the loan agreement, including a debt to adjusted cash flow covenant. Borrowings under the New PM&C Credit Facility can be used for acquisitions and general corporate purposes.

     Commensurate with the closing of the New PM&C Credit Facility, the Company borrowed $275.0 million under the term loan, outstanding balances under the PM&C Credit Facility, the DTS Credit Facility, and the PCC Credit Facility were repaid and commitments under the DTS Credit Facility and the PCC Credit Facility were terminated. Additionally, in connection with the closing of the New PM&C Credit Facility, DTS was merged with and into a subsidiary of PM&C.

     In January 2000, Pegasus issued 5,707 shares of its Series B junior convertible participating preferred stock, with a liquidation preference of $1,000 per share plus any accrued but unpaid dividends (the "Series B Preferred Stock"), as part of an acquisition of DIRECTV distribution rights from an independent DIRECTV provider. Each share of Series B Preferred Stock will initially be convertible at the option of the holder into 16.24 shares of the Company's Class A Common Stock.

     In January 2000, Pegasus completed an offering of 3,000,000 shares of its 6.5% Series C convertible preferred stock, with a liquidation preference of $100 per share plus any accrued but unpaid dividends (the "Series C Preferred Stock"). Each share of Series C Preferred Stock will initially be convertible at the option of the holder into 0.7843 shares of the Company's Class A Common Stock. Pegasus may redeem the Series C Preferred Stock on or after August 1, 2001, subject to certain conditions, at redemption prices set forth in the certificate of designation, plus accumulated and unpaid dividends, if any.

     In February 2000, Pegasus issued approximately 22,500 shares of its Series D junior convertible participating preferred stock, with a liquidation preference of $1,000 per share plus any accrued but unpaid dividends (the "Series D Preferred Stock"), as part of an acquisition of DIRECTV distribution rights from an independent DIRECTV provider. Each share of Series D Preferred Stock will initially be convertible at the option of the holder into 9.77 shares of the Company's Class A Common Stock.

     As of February 11, 2000, the Company acquired, from two independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of California, Indiana and Oregon and the related

                      PEGASUS COMMUNICATIONS CORPORATION
assets in exchange for total consideration of approximately $35.0 million, which consisted of $11.9 million in cash, 22,500 shares of the Company's Series D Preferred Stock (amounting to $22.5 million), $200,000 in promissory notes, payable over two years, and $381,000 in assumed net liabilities.

22. Quarterly Information (unaudited):

     The net revenues and loss from operations data provided in the tables below are from continuing operations and therefore will not necessarily agree to quarterly information previously reported.

                                                                          Quarter Ended
                                                  -------------------------------------------------------------
                                                    March 31,      June 30,      September 30,     December 31,
                                                      1999           1999             1999             1999
                                                  ------------   ------------   ---------------   -------------
                                                              (in thousands, except per share data)
1999
----
 Net revenues .................................     $ 66,285       $ 73,740         $ 84,668         $ 98,075
 Loss from operations .........................      (27,218)       (30,546)         (39,788)         (28,354)
 Loss before extraordinary items ..............      (45,925)       (48,672)         (56,432)         (44,312)
 Net loss applicable to common shares .........      (45,925)       (48,672)         (56,432)         (50,490)
Basic and diluted earnings per share:
 Loss from operations .........................     $  (1.66)      $  (1.56)        $  (2.02)        $  (1.44)
 Loss before extraordinary items ..............        (2.81)         (2.48)           (2.86)           (2.24)
 Net loss .....................................        (2.81)         (2.48)           (2.86)           (2.56)


     For the fourth quarter of 1999, the Company had an extraordinary loss of approximately $6.2 million or $0.32 per share in connection with the DTS Exchange Offer.

                                                                          Quarter Ended
                                                  -------------------------------------------------------------
                                                    March 31,      June 30,      September 30,     December 31,
                                                      1998           1998             1998             1998
                                                  ------------   ------------   ---------------   -------------
                                                              (in thousands, except per share data)
1998
----
 Net revenues .................................     $ 24,389       $ 42,162         $ 52,659         $ 62,243
 Loss from operations .........................       (7,053)        (9,967)         (18,993)         (26,806)
 Loss before extraordinary items ..............      (15,936)       (22,804)         (10,752)         (44,389)
 Net loss applicable to common shares .........      (15,936)       (22,804)         (10,752)         (44,389)
Basic and diluted earnings per share:
 Loss from operations .........................     $  (0.68)      $  (0.70)        $  (1.19)        $  (1.69)
 Loss before extraordinary items ..............        (1.54)         (1.59)           (0.68)           (2.79)
 Net loss .....................................        (1.54)         (1.59)           (0.68)           (2.79)

     The Company had no extraordinary gains or losses for the year ended December 31, 1998.

                         Independent Auditors' Report


Board of Directors and Investors
Golden Sky Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Golden Sky Holdings, Inc. as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Golden Sky Holdings, Inc. as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


KPMG LLP
February 14, 2000
Kansas City, Missouri

                           GOLDEN SKY HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
               (Dollars in thousands, except per share amounts)



                                                                                        December 31,
                                                                                -----------------------------
                                                                                     1998            1999
                                                                                -------------   -------------
Assets
Current assets:
 Cash and cash equivalents ..................................................    $    4,488      $    3,270
 Restricted cash, current portion ...........................................        28,083          23,731
 Subscriber receivables (net of allowance for uncollectible accounts of $293
   and $973, respectively) ..................................................         8,632          12,333
 Other receivables ..........................................................         2,465             742
 Inventory ..................................................................        10,146           3,108
 Prepaid expenses and other .................................................         1,859           1,652
                                                                                 ----------      ----------
Total current assets ........................................................        55,673          44,836
Restricted cash, net of current portion .....................................        23,534              --
Property and equipment (net of accumulated depreciation of $3,214 and $5,918,
 respectively) ..............................................................         4,994           5,853
Intangible assets, net ......................................................       233,139         236,926
Deferred financing costs ....................................................        10,541          11,462
Other assets ................................................................           218             260
                                                                                 ----------      ----------
   Total assets .............................................................    $  328,099      $  299,337
                                                                                 ==========      ==========
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
 Trade accounts payable .....................................................    $   13,539      $   22,893
 Interest payable ...........................................................        11,009          11,679
 Current maturities of long-term obligations ................................         8,916           3,248
 Unearned revenue ...........................................................         5,574           8,669
 Accrued payroll and other ..................................................         1,391             933
                                                                                 ----------      ----------
Total current liabilities ...................................................        40,429          47,422
Long-term obligations, net of current maturities:
 12 3/8% Notes ..............................................................       195,000         195,000
 13 1/2% Notes ..............................................................            --         112,095
 Bank debt ..................................................................        67,000          52,000
 Seller notes payable .......................................................         6,912           6,932
 Other notes payable and obligations under capital leases ...................           376             103
 Minority interest ..........................................................         2,420             936
                                                                                 ----------      ----------
Total long-term obligations, net of current maturities ......................       271,708         367,066
                                                                                 ----------      ----------
Total liabilities ...........................................................       312,137         414,488
Mandatorily Redeemable Preferred Stock:
 Series A Convertible Participating Preferred Stock, par value $.01; 418,000
   shares authorized, issued and outstanding ................................        56,488          65,135
 Series B Convertible Participating Preferred Stock, par value $.01; 228,500
   shares authorized, 228,442 shares issued and outstanding .................        53,489          61,677
 Series C Senior Convertible Preferred Stock, par value $.01; 51,000 shares
   authorized, issued and outstanding .......................................        10,455          11,540
                                                                                 ----------      ----------
                                                                                    120,432         138,352
Commitments and contingencies
Stockholders' Equity (Deficit):
 Common Stock, par value $.01; 1,000,000 shares authorized, 24,931 shares issued and outstanding at December 31, 1998; 25,399 shares issued and
   outstanding at December 31, 1999 .........................................            --              --
 Additional paid-in capital .................................................            25             179
 Accumulated deficit ........................................................      (104,495)       (253,682)
                                                                                 ----------      ----------
Total stockholders' equity (deficit) ........................................      (104,470)       (253,503)
                                                                                 ----------      ----------
   Total liabilities and stockholders' equity (deficit) .....................    $  328,099      $  299,337
                                                                                 ==========      ==========

          See accompanying Notes to Consolidated Financial Statements.

                           GOLDEN SKY HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            (Dollars in thousands)

                                                                      Years Ended December 31,
                                                             -------------------------------------------
                                                                 1997           1998            1999
                                                             ------------   ------------   -------------
Revenue:
 DBS services ............................................    $  16,452      $  74,910      $  139,933
 Lease and other .........................................          944          1,014             640
                                                              ---------      ---------      ----------
Total revenue ............................................       17,396         75,924         140,573
Costs and expenses:
 Costs of DBS services ...................................        9,304         45,291          88,690
 System operations .......................................        3,796         11,021          19,733
 Sales and marketing .....................................        7,316         32,201          64,933
 General and administrative ..............................        2,331          7,431          15,708
 Depreciation and amortization ...........................        7,300         23,166          35,963
                                                              ---------      ---------      ----------
Total costs and expenses .................................       30,047        119,110         225,027
                                                              ---------      ---------      ----------
Operating loss ...........................................      (12,651)       (43,186)        (84,454)
Non-operating items:
 Interest and investment income ..........................           40          1,573           2,393
 Interest expense ........................................       (3,246)       (20,538)        (45,012)
 Merger, initial public offering and other non-operating
   expenses ..............................................           --             --          (1,259)
                                                              ---------      ---------      ----------
Total non-operating items ................................       (3,206)       (18,965)        (43,878)
                                                              ---------      ---------      ----------
Loss before income taxes .................................      (15,857)       (62,151)       (128,332)
Income taxes .............................................           --             --              --
                                                              ---------      ---------      ----------
Loss before extraordinary charge .........................      (15,857)       (62,151)       (128,332)
Extraordinary charge on early retirement of debt .........           --         (2,577)         (2,935)
                                                              ---------      ---------      ----------
Net loss .................................................      (15,857)       (64,728)       (131,267)
Preferred stock dividend requirements ....................       (7,888)       (14,855)        (17,920)
                                                              ---------      ---------      ----------
Net loss attributable to common shareholders .............    $ (23,745)     $ (79,583)     $ (149,187)
                                                              =========      =========      ==========

          See accompanying Notes to Consolidated Financial Statements.

                           GOLDEN SKY HOLDINGS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                            (Dollars in thousands)

                                                                           Additional
                                                                Common      Paid-In       Accumulated
                                                                 Stock      Capital         Deficit           Total
                                                               --------   -----------   --------------   ---------------
Balance at December 31, 1996 ...............................     $ --        $  1         $   (1,167)      $  (1,166)
Cancellation of originally issued Golden Sky Systems
 Common Stock ..............................................       --          (1)                --              (1)
Issuance of 100 shares of Golden Sky Holdings Common
 Stock upon formation of Golden Sky Holdings, Inc. .........       --          --                 --              --
Dividends accrued on Series A Preferred Stock ..............       --          --             (7,189)         (7,189)
Dividends accrued on Series B Preferred Stock ..............       --          --               (699)           (699)
Net loss ...................................................       --          --            (15,857)        (15,857)
                                                                 ----        ------       ----------       -----------
Balance at December 31, 1997 ...............................       --          --            (24,912)        (24,912)
Issuance of 24,831 shares of Golden Sky Holdings
 Common Stock pursuant to stock options exercised ..........       --          25                 --              25
Dividends accrued on Series A Preferred Stock ..............       --          --             (7,499)         (7,499)
Dividends accrued on Series B Preferred Stock ..............       --          --             (7,101)         (7,101)
Dividends accrued on Series C Preferred Stock ..............       --          --               (255)           (255)
Net loss ...................................................       --          --            (64,728)        (64,728)
                                                                 ----        ------       ----------       -----------
Balance at December 31, 1998 ...............................       --          25           (104,495)       (104,470)
Issuance of 468 shares of Golden Sky Holdings Common
 Stock pursuant to stock options exercised .................       --          --                 --              --
Dividends accrued on Series A Preferred Stock ..............       --          --             (8,647)         (8,647)
Dividends accrued on Series B Preferred Stock ..............       --          --             (8,188)         (8,188)
Dividends accrued on Series C Preferred Stock ..............       --          --             (1,085)         (1,085)
Deferred compensation pursuant to issuance of Common
 Stock options .............................................       --         154                 --             154
Net loss ...................................................       --          --           (131,267)       (131,267)
                                                                 ----        ------       ----------       -----------
Balance at December 31, 1999 ...............................     $ --         $179        $ (253,682)      $(253,503)
                                                                 ====        ======       ==========       ===========

          See accompanying Notes to Consolidated FInancial Statements.

                           GOLDEN SKY HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)

                                                                                            Years Ended December 31,
                                                                                 -----------------------------------------------
                                                                                      1997            1998             1999
                                                                                 --------------  --------------  ---------------
Cash Flows From Operating Activities
Net loss ......................................................................    $  (15,857)     $  (64,728)     $  (131,267)
Adjustments to reconcile net loss to net cash used in operating activities:
 Depreciation and amortization ................................................         7,300          23,166           35,963
 Amortization of debt discount, deferred financing costs and other ............           215             977           13,676
 Deferred compensation pursuant to issuance of Common Stock options ...........            --              --              154
 Extraordinary charge on early retirement of debt .............................            --           2,577            2,935
 Change in operating assets and liabilities, net of acquisitions:
   Subscriber receivables, net of unearned revenue ............................        (2,501)         (1,757)            (541)
   Other receivables ..........................................................          (161)         (1,568)           1,188
   Inventory ..................................................................        (1,604)         (8,049)           7,038
   Prepaid expenses and other .................................................          (203)         (1,228)             207
   Trade accounts payable .....................................................         7,515           5,068            9,354
   Interest payable ...........................................................           806          10,223              670
   Accrued payroll and other ..................................................         1,379          (1,270)            (478)
                                                                                   ----------      ----------      -----------
Net cash used in operating activities .........................................        (3,111)        (36,589)         (61,101)
Cash Flows From Investing Activities
Acquisitions of Rural DIRECTV Markets .........................................      (120,051)       (104,487)         (35,339)
Purchases of minority interests ...............................................            --              --           (1,439)
Proceeds from interest escrow account .........................................            --         (51,617)          24,224
Release of amounts reserved for contingent reduction of bank debt .............            --              --            5,449
Investment earnings placed in escrow ..........................................            --              --           (1,787)
Purchases of property and equipment ...........................................          (998)         (3,317)          (3,452)
Other .........................................................................           320            (500)             112
                                                                                   ----------      ----------      -----------
Net cash used in investing activities .........................................      (120,729)       (159,921)         (12,232)
Cash Flows From Financing Activities
Proceeds from issuance of Series A preferred stock ............................        35,489              --               --
Proceeds from bridge loan .....................................................        10,000              --               --
Proceeds from issuance of Series B preferred stock ............................        35,616              --               --
Net proceeds from issuance of 123/8% Notes ....................................            --         189,150               --
Net proceeds from issuance of 131/2% Notes ....................................            --              --          100,049
Borrowings on bank debt .......................................................        75,000          90,000           38,000
Principal payments on bank debt ...............................................       (15,000)        (83,000)         (53,000)
Proceeds from issuance of notes payable .......................................         2,115              --               --
Principal payments on notes payable and obligations under capital leases ......        (2,902)         (3,675)          (8,846)
Proceeds from issuance of Common Stock ........................................            --              25               --
Increase in deferred financing costs ..........................................        (3,321)         (5,138)          (5,516)
Capital contribution from minority partner ....................................            --              --            1,428
                                                                                   ----------      ----------      -----------
Net cash provided by financing activities .....................................       136,997         187,362           72,115
                                                                                   ----------      ----------      -----------
 Net increase (decrease) in cash and cash equivalents .........................        13,157          (9,148)          (1,218)
 Cash and cash equivalents, beginning of period ...............................           479          13,636            4,488
                                                                                   ----------      ----------      -----------
 Cash and cash equivalents, end of period .....................................    $   13,636      $    4,488      $     3,270
                                                                                   ==========      ==========      ===========
Supplemental Disclosure of Cash Flow Information
Cash paid for interest ........................................................    $    2,225      $    9,337      $    30,014
Property and equipment acquired under capitalized lease obligations ...........           554             609               78
Retirement of Credit Agreement from borrowings under the Credit
 Facility .....................................................................            --          88,000               --
Issuance of seller notes payable in acquisitions ..............................         8,600          10,157               --
Conversion of notes payable and subscriptions to Series A preferred stock .....         6,311              --               --
Conversion of notes payable to Series B preferred stock .......................        10,073              --               --
Issuance of note payable in purchase of minority interest .....................            --              --            2,925
Series C preferred stock issued in acquisition ................................            --          10,200               --
Preferred dividend requirements accrued and unpaid ............................         7,888          14,855           17,920

          See accompanying Notes to Consolidated Financial Statements.

                           GOLDEN SKY HOLDINGS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Nature of Operations

Organization and Legal Structure

     Golden Sky Holdings, Inc. ("Holdings," and together with its subsidiaries, "Golden Sky") is a Delaware corporation formed on September 9, 1997 for the purpose of holding all the common and preferred stock of Golden Sky Systems, Inc. ("Systems"). Upon the formation of Holdings, Systems issued 1,000 shares of its common stock to Holdings and all the shareholders of the then outstanding preferred stock of Systems were issued equivalent shares of Holdings stock with identical features to Systems' preferred stock (the "Exchange"). The Exchange was accounted for as a reorganization of entities under common control and the historical cost basis of consolidated assets and liabilities was not affected by the transaction. Holdings has no significant assets or liabilities other than its investment in Systems. Accordingly, Systems has been treated as the predecessor to Holdings and the historical financial statements of Holdings presented for periods prior to September 9, 1997 are those of Systems.

     Until February 1999, Systems was a wholly-owned subsidiary of Holdings. On February 2, 1999, Golden Sky DBS, Inc. ("Golden Sky DBS") was formed for the purpose of effecting an offering of senior discount notes. Upon formation, Golden Sky DBS issued 100 shares of its common stock to Holdings in exchange for $100 and the subsequent transfer of all of the capital stock of Systems to Golden Sky DBS. Upon completion of the aforementioned transfer, Systems became a wholly-owned subsidiary of Golden Sky DBS.

Principal Business

     Systems is the second largest independent provider of DIRECTV subscription television services. DIRECTV is the leading direct broadcast satellite ("DBS") company serving the continental United States. Systems, a Delaware corporation formed on June 25, 1996 ("Inception"), is a non-voting affiliate of the National Rural Telecommunications Cooperative (the "NRTC"). The NRTC has contracted with Hughes Communications Galaxy, Inc. ("Hughes") for the exclusive right to distribute DIRECTV programming to homes in certain rural territories of the United States ("Rural DIRECTV Markets"). As of December 31, 1999, Systems had acquired 57 Rural DIRECTV Markets in 24 states with approximately
1.9 million households. As of that same date, Systems served approximately 345,200 subscribers.

Pegasus Merger

     Holdings entered into a definitive merger agreement with Pegasus Communications Corporation ("Pegasus") on January 10, 2000. Pegasus is the largest independent provider of DIRECTV subscription television services in the United States. The combined operations of Pegasus and Holdings will serve in excess of 1.1 million subscribers in 41 states and have the exclusive right to serve approximately 7.2 million rural households. Under the terms of the agreement, Pegasus will issue up to 6.5 million shares of its Class A common stock to Holdings shareholders. The value of the Pegasus shares to be issued to Holdings shareholders approximated $632 million as of the date of execution of the definitive merger agreement. Upon completion of the merger, Holdings will become a wholly owned subsidiary of Pegasus. Consummation of the merger, which is subject to certain conditions and approvals, is expected in the first or second quarter of 2000.

Significant Risks and Uncertainties

     Substantial Leverage. Golden Sky is highly leveraged, making it vulnerable to changes in general economic conditions and interest rates. As of December 31, 1999, Golden Sky had outstanding long-term debt (including current portion) totaling approximately $369.4 million. Substantially all of Golden Sky's assets are pledged as collateral on its long-term debt. Further, the terms associated with Golden Sky's long-term debt obligations significantly restrict its ability to incur additional indebtedness. Thus, it may be difficult for Golden Sky and its subsidiaries to obtain additional debt financing if desired or required in order to further implement Golden Sky's business strategy.

                           GOLDEN SKY HOLDINGS, INC.

1. Organization and Nature of Operations  -- (Continued)

     Expected Operating Losses. Due to the substantial expenditures required to acquire Rural DIRECTV Markets and subscribers, Golden Sky has sustained significant losses since Inception. Golden Sky's operating losses were $12.7 million, $43.2 million, and $84.5 million for the years ended December 31, 1997, 1998 and 1999 respectively. Golden Sky's net losses during those same periods aggregated $15.9 million, $64.7 million, and $131.3 million respectively. Improvement in Golden Sky's results of operations is principally dependent upon its ability to cost effectively expand its subscriber base, control subscriber churn (i.e., the rate at which subscribers terminate service), and effectively manage its operating and overhead costs. Golden Sky plans to reduce its future operating and overhead costs by transitioning its direct sales distribution model to an indirect (i.e., retail) distribution model. Accordingly, during the year ending December 31, 2000 Golden Sky plans, among other things, to: (i) close approximately 30 of its 68 local sales offices; (ii) reduce its corporate overhead expenses through headcount and other expense reductions; and (iii) increase the number of third-party retailers in its Rural DIRECTV Markets. Golden Sky estimates that it will incur aggregate, non-recurring costs of approximately $1.5 million in connection with these actions. These costs are expected to primarily consist of employee severance and lease termination expenses. There can be no assurance that Golden Sky will be effective with regard to these plans. Golden Sky incurs significant costs to acquire DIRECTV subscribers. The high cost of obtaining new subscribers magnifies the negative effects of subscriber churn. Golden Sky anticipates that it will continue to experience operating losses through at least 2000. There can be no assurance that such operating losses will not continue beyond 2000 or that Golden Sky's operations will generate sufficient cash flows to pay its obligations, including its obligations on its long-term debt.

     Restrictions on Dividends and Other Distributions. The ability of Systems and its subsidiaries to pay dividends and make other distributions and advances is subject to, among other things, the terms of its long-term debt obligations and applicable law. As a result, Systems may be limited in its ability to make dividend payments and other distributions to Golden Sky DBS or Holdings at the time such distributions are needed by Golden Sky DBS or Holdings to meet their obligations.

     Reliance on DIRECTV/NRTC. Golden Sky obtains substantially all of its revenue from the distribution of DIRECTV programming services. As a result, Golden Sky would be materially adversely affected by any material change in the assets, financial condition, programming, technological capabilities or services of DIRECTV or Hughes. Further, Golden Sky relies upon DIRECTV to continue to provide programming services on a basis consistent with its past practice. Any change in such practice due to, for example, a failure to replace a satellite upon the expiration of its useful orbital life or a delay in launching a successor satellite may prevent Golden Sky from continuing to provide DBS services and could have a material adverse effect on Golden Sky's financial condition and results of operations. Additionally, Golden Sky's ability to offer DIRECTV programming services depends upon agreements between the NRTC and Hughes and between Golden Sky and the NRTC. The NRTC's interests may differ from Golden Sky's interests. Golden Sky would be materially and adversely affected by the termination of the NRTC's agreement with Hughes and/or the termination of Golden Sky's agreements with the NRTC. Golden Sky's agreements with the NRTC require that it use the NRTC for certain support services including subscriber information and data reporting capability, retail billing services and central office subscriber services. Such services are critical to the operation and management of Golden Sky's business.

     On January 10, 2000, Pegasus and Golden Sky filed a lawsuit in federal court in Los Angeles against DIRECTV (see Note 10). The outcome of this litigation and similar litigation filed by the NRTC against DIRECTV could have a material adverse effect on the scope and duration of Golden Sky's right to provide DIRECTV programming in its Rural DIRECTV Markets, its capital requirements and its costs of operations.

     Competition. The subscription television industry is highly competitive. Golden Sky faces competition from companies offering video, audio, data, programming and entertainment services. Many of these competitors have substantially greater financial and marketing resources than Golden Sky. Golden Sky's

                           GOLDEN SKY HOLDINGS, INC.

1. Organization and Nature of Operations  -- (Continued)

ability to effectively compete in the subscription television industry will depend on a number of factors, including competitive factors (such as the introduction of new technologies or the entry of additional strong competitors) and the level of consumer demand for such services.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

     The consolidated financial statements include the financial statements of Holdings and its majority-owned, direct and indirect subsidiaries. All significant intercompany transactions and balances have been eliminated. Minority interest represents the cumulative earnings and losses, after capital contributions, attributable to minority partners and stockholders.

Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make a number of estimates and assumptions which affect the reported amounts of assets and liabilities, as well as the reported amounts of revenue and expenses during the period. Actual results could differ from these estimates.

Cash and Cash Equivalents

     Golden Sky considers all highly liquid investments with original maturities of three months or less to be cash equivalents. As of December 31, 1998 and 1999, cash and cash equivalents consisted of cash on hand, demand deposits and money market accounts.

Restricted Cash

     Restricted cash, as reflected in the accompanying consolidated balance sheets, includes cash restricted by the indenture associated with Systems'
12 3/8% Notes (see Note 5), plus investment earnings thereon. Restricted cash, which is held in escrow, is invested in certain permitted debt and other marketable investment securities until disbursed for the express purposes identified in the indenture. As of December 31, 1998 and 1999, restricted cash was composed entirely of U.S. treasury notes.

Inventory

     Inventory is stated at the lower of cost (first-in, first-out) or market and consists of receivers, satellite dishes and accessories ("DBS Equipment"). Golden Sky subsidizes the cost to the consumer of such equipment, which is required to receive DIRECTV programming services. Additionally, Golden Sky subsidizes the cost to the consumer of installation of DBS Equipment. Equipment and installation revenues and related expenses are recognized upon delivery and installation of DBS Equipment. Net transaction costs associated with the sale and installation of DBS Equipment are reported as a component of sales and marketing expenses in the accompanying consolidated statements of operations. During the periods ended December 31, 1997, 1998 and 1999, aggregate proceeds from the sale and installation of DBS Equipment totaled $3.8 million, $11.0 million, and $9.3 million respectively; related cost of sales totaled $4.6 million, $25.8 million, and $44.3 million during those same periods.

Long-lived Assets

     Golden Sky reviews its long-lived assets (e.g., property and equipment) and certain identifiable intangible assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For assets which are held and used in operations, the

                           GOLDEN SKY HOLDINGS, INC.

2. Summary of Significant Accounting Policies  -- (Continued)

asset would be impaired if the book value of the asset exceeded the undiscounted future cash flows related to the asset. For those assets that are to be disposed of, the assets would be impaired to the extent the fair value does not exceed the book value. Golden Sky considers relevant cash flow, estimated future operating results, trends and other available information including the fair value of DIRECTV distribution rights owned, in assessing whether the carrying value of assets can be recovered.

Property and Equipment

     Property and equipment, consisting of computer hardware and software, furniture, vehicles, and office and other equipment, is recorded at cost. Depreciation is recognized on a straight-line basis over the related estimated useful lives, which range from two to five years.

DIRECTV Distribution Rights

     DIRECTV distribution rights, which represent the excess of the purchase price over the fair value of net assets acquired, are amortized on a straight-line basis over the periods expected to be benefited. The expected period to be benefited corresponds to the remaining estimated orbital lives of the satellites used by Hughes for distribution of DIRECTV programming services.

Deferred Financing Costs

     Deferred financing costs represent fees and other costs incurred in conjunction with the issuance of long-term debt. These costs are amortized over the term of the related debt using the effective interest method. Amortization of these costs totaled $215,000, $977,000, and $2,164,000 during 1997, 1998 and
1999, respectively.

Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

       Cash and cash equivalents: The carrying value approximates fair value as a result of the short maturity of these instruments.

       Receivables and payables: These assets are carried at cost, which approximates fair value as a result of the short-term nature of the instruments.

       Long-term debt and notes payable: Fair value of Golden Sky's publicly-traded debt securities is based on quoted market prices. The carrying value of Golden Sky's bank debt and other notes payable approximates fair value, as interest rates are variable or approximate market rates. As of December 31, 1999, the carrying and fair values of Golden Sky's publicly-traded debt securities were as follows (in thousands):

                                     Carrying        Fair
                                       Value        Value
                                    ----------   -----------
  12 3/8% Notes .................    $195,000     $211,575
  13 1/2% Notes .................     112,095      121,653

Revenue Recognition

     DBS services revenue is recognized in the month service is provided. Unearned revenue represents subscriber advance billings for one or more months; related revenue recognition is deferred until service is provided.

                           GOLDEN SKY HOLDINGS, INC.

2. Summary of Significant Accounting Policies  -- (Continued)

System Operations Expense

     System operations expense includes payroll and other administrative costs related to Golden Sky's local offices and national call center.

Advertising Costs

     Advertising costs are expensed as incurred. Such costs aggregated $1.4 million, $5.1 million, and $5.9 million during the years ended December 31, 1997, 1998 and 1999, respectively.

Free Programming Promotions

     Certain DIRECTV national sales promotions offer free programming, generally for up to three months of service, to new subscribers. The cost of such free programming is expensed as sales and marketing expense in the period the services are provided. During 1999, sales and marketing expenses attributable to such promotions totaled $2.5 million.

Income Taxes

     Golden Sky uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not.

Effects of Recently Issued Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS No. 133"). As a result of the subsequent issuance of FAS No. 137, FAS No. 133 is now effective for fiscal years beginning after June 15, 2000. FAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Currently, Golden Sky has no derivative instruments or hedging arrangements. Accordingly, adoption of FAS No. 133 is not expected to have a material effect on Golden Sky's financial position or results of operations.

Comprehensive Income

     Golden Sky has no components of comprehensive income other than net loss.

3. Acquisitions

     Golden Sky accounts for its acquisitions using the purchase method. Golden Sky's consolidated statements of operations for the periods ended December 31, 1997, 1998 and 1999 include the results of operations of acquired Rural DIRECTV Markets from the respective acquisition dates.

                           GOLDEN SKY HOLDINGS, INC.

3. Acquisitions  -- (Continued)

     The aggregate purchase price (including direct acquisition costs) for the acquisitions completed during 1997, 1998 and 1999 were allocated as follows (dollars in thousands):

                                                      Years Ended December 31,
                                               ---------------------------------------
                                                   1997           1998         1999
                                               ------------   -----------   ----------
       DIRECTV distribution rights .........    $ 116,394      $114,747      $31,809
       Customer lists ......................        9,450         7,114           --
       Non-compete agreements ..............        4,879         2,587        4,869
       Property and equipment ..............        1,953           204           --
       Minority interest ...................       (2,931)           --           --
       Working capital, net ................          (20)          192          100
                                                ---------      --------      -------
                                                $ 129,725      $124,844      $36,778
                                                =========      ========      =======

     The following summarizes Golden Sky's acquisitions of Rural DIRECTV Markets consummated during 1997, 1998 and 1999 (dollars in thousands):

                                                                                                      Aggregate
                        Seller                            Acquisition Date           State          Consideration
------------------------------------------------------  -------------------  --------------------  --------------
Deep East Texas Telecommunications, Inc ..............   February 7, 1997            Texas            $  1,919
Images DBS Kansas, L.C., Images DBS Oklahoma,
 L.C. and Total Communications, Inc ..................  February 12, 1997       Kansas/Oklahoma         12,702
Direct Satellite TV, LTD .............................  February 28, 1997            Texas               3,746
Thunderbolt Systems, Inc .............................    March 11, 1997           Missouri              6,127
Western Montana DBS, Inc. dba Rocky Mountain
 DBS .................................................     May 1, 1997             Colorado              4,774
TEG DBS Services, Inc ................................    June 12, 1997             Nevada               5,237
GVEC Rural TV, Inc ...................................     July 8, 1997              Texas               5,176
Satellite Entertainment, Inc .........................    July 14, 1997       Minnesota/Michigan         9,640
Direct Vision ........................................    July 15, 1997            Minnesota             7,452
Argos Support Services Company .......................    August 8, 1997      Florida/Texas/Utah        18,217
JECTV, a segment of Jackson Electric Cooperative .....   August 26, 1997             Texas               9,453
Lakes Area TV ........................................  September 2, 1997          Minnesota             1,355
DCE Satellite Entertainment, LLC .....................   October 13, 1997          Wisconsin               313
Direct Broadcast Satellite, a segment of CTS
 Communication Corporation ...........................   November 7, 1997          Michigan              4,293
DBS, L.C .............................................  November 17, 1997            Iowa                1,911
Panora Telecommunications, Inc .......................  November 20, 1997            Iowa                1,131
Souris River Television, Inc .........................  November 21, 1997        North Dakota            7,276
Cal-Ore Digital TV, Inc ..............................   December 8, 1997      California/Oregon         5,095
NRTC System No. 0093, a segment of Cable and
 Communications Corporation ..........................  December 17, 1997           Montana              3,876
Western Montana Entertainment Television, Inc. .......  December 22, 1997           Montana              7,067
South Plains DBS .....................................  December 23, 1997            Texas               9,143
Lakeland DBS .........................................  December 24, 1997          Oklahoma              3,822
                                                                                                      --------
 Total 1997 acquisitions .............................                                                $129,725
                                                                                                      ========


                           GOLDEN SKY HOLDINGS, INC.

3. Acquisitions  -- (Continued)

                                                                                                   Aggregate
                        Seller                           Acquisition Date          State         Consideration
-----------------------------------------------------  --------------------  -----------------  --------------
Direct Broadcast Satellite, a segment of Nemont
 Communications Inc .................................   January 14, 1998      Montana/Wyoming      $  8,284
Triangle Communications System, Inc .................   January 20, 1998          Montana             9,765
Wyoming Mutual Telephone ............................   January 21, 1998            Iowa                527
North Willamette Telephone ..........................    March 10, 1998            Oregon             6,015
Northwest Communications ............................    March 10, 1998         North Dakota          1,363
Beulahland Communications, Inc ......................    March 19, 1998           Colorado              835
Direct Broadcast Satellite, a segment of SCS
 Communications & Security, Inc .....................    April 20, 1998            Oregon             5,386
PrimeWatch, Inc .....................................      May 8, 1998         North Carolina         7,988
Mega TV .............................................     May 11, 1998            Georgia             2,103
Direct Broadcast Satellite, a division of Baldwin
 County Electric Membership Corporation .............     June 29, 1998           Alabama            11,769
Frontier Corporation ................................     July 8, 1998           Wisconsin              734
North Texas Communications ..........................    August 6, 1998            Texas              3,118
SEMO Communications Corporation .....................    August 26, 1998          Missouri            2,918
DBS Segment of Cumby Cellular, Inc ..................    August 31, 1998           Texas              7,553
Minburn Telephone ...................................  September 18, 1998           Iowa                447
Western Montana DBS, Inc. dba Rocky Mountain
 DBS ................................................    October 2, 1998       Idaho/Montana         20,740
Direct Broadcast Satellite, a segment of Volcano
 Vision, Inc ........................................    October 9, 1998         California          31,425
North Central Missouri Electric Coop ................   November 2, 1998          Missouri            1,745
Star Search Rural Television, Inc ...................   November 5, 1998          Oklahoma            2,129
                                                                                                   --------
 Total 1998 acquisitions ............................                                              $124,844
                                                                                                   ========
Breda Telephone Corporation .........................   January 11, 1999       Iowa/Nebraska       $  8,605
Thunderbolt Systems Inc .............................   January 15, 1999          Missouri            2,731
Siskiyou Ruralvision, Inc ...........................   February 28, 1999        California           4,735
Baraga Telephone Co .................................    March 31, 1999           Michigan            4,546
E. Ritter Communications ............................     April 2, 1999           Arkansas            2,689
Yelcot Telephone Co .................................     April 2, 1999           Arkansas            6,246
Van Buren DBS .......................................    April 14, 1999             Iowa              2,914
Kertel Communications, Inc ..........................     June 24, 1999          California           2,033
Mutual Telephone Company ............................    August 5, 1999             Iowa                620
Dubois Telephone ....................................   December 8, 1999          Montana               220
                                                                                                   --------
 Total 1999 acquisitions ............................                                              $ 35,339
                                                                                                   ========

     Golden Sky's 1999 acquisitions of Rural DIRECTV Markets were not material and, accordingly, the pro forma impact of those acquisitions has not been presented. Unaudited pro forma total revenue and unaudited pro forma loss before extraordinary charge for the year ended December 31, 1998 approximated $87.9 million and $79.8 million, respectively. This unaudited pro forma information reflects Golden Sky's significant acquisitions of Rural DIRECTV Markets consummated during 1998 as if each such acquisition had occurred as of the beginning of 1998. These results are not necessarily indicative of future operating results or of what would have occurred had the acquisitions been consummated as of that date.

                           GOLDEN SKY HOLDINGS, INC.

3. Acquisitions  -- (Continued)

     During 1997, Golden Sky acquired a controlling interest in DCE Satellite Entertainment, LLC ("DCE"). In June 1999, Golden Sky acquired the remaining ownership interest in DCE that it did not hold in exchange for cash of $1.0 million and the issuance of seller notes payable totaling the $2.9 million. Also during 1999, Golden Sky acquired certain other minority interests for $496,000.

4. Intangible Assets

     Intangible assets, which are amortized using the straight-line method over the related estimated useful lives, consist of the following (dollars in thousands):

                                                       December 31,
                                                 -------------------------     Estimated
                                                     1998          1999       Useful Life
                                                 -----------   -----------   ------------
       DIRECTV distribution rights ...........    $ 236,531     $ 266,874    9 -12 years
       Customer lists ........................       17,018        18,603        5 years
       Non-compete agreements ................        7,501        12,370        3 years
                                                  ---------     ---------
                                                    261,050       297,847
       Less accumulated amortization .........      (27,911)      (60,921)
                                                  ---------     ---------
          Intangible assets, net .............    $ 233,139     $ 236,926
                                                  =========     =========

5. Long-Term Obligations

     Long-term obligations consist of the following (dollars in thousands):

                                                                    December 31,
                                                             ---------------------------
                                                                 1998           1999
                                                             ------------   ------------
       12 3/8% Notes .....................................    $ 195,000      $ 195,000
       13 1/2% Notes .....................................           --        112,095
       Bank debt .........................................       67,000         52,000
       Seller notes payable ..............................       15,407          9,823
       Other notes payable and obligations under capital
        leases ...........................................          797            460
       Minority interest .................................        2,420            936
                                                              ---------      ---------
       Total long-term obligations .......................      280,624        370,314
       Less current maturities ...........................       (8,916)        (3,248)
                                                              ---------      ---------
          Long-term obligations, net of current maturities    $ 271,708      $ 367,066
                                                              =========      =========

12 3/8% Notes

     On July 31, 1998, Systems consummated an offering (the "12 3/8% Notes Offering") of 12 3/8% Senior Subordinated Notes due 2006 (the "12 3/8% Notes"). Interest on the 12 3/8% Notes is payable in cash semi-annually in arrears on February 1 and August 1 of each year, commencing February 1, 1999. The 12 3/8% Notes mature on August 1, 2006. The 12 3/8% Notes Offering resulted in net proceeds to Golden Sky of approximately $189.2 million (after payment of underwriting discounts and other issuance costs aggregating approximately $5.8 million). Approximately $45.2 million of the net proceeds of the 12 3/8% Notes Offering were placed in escrow to fund the first four semi-annual interest payments (through August 1, 2000) on the 12 3/8% Notes. Additionally, $5.3 million was reserved to fund a portion of a then contingent reduction of Golden Sky's availability under its Credit Facility.

     The 12 3/8% Notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future senior indebtedness of Systems. The 12 3/8% Notes rank pari passu in right of payment with all other existing and future senior subordinated indebtedness, if any, of Systems and senior in

                           GOLDEN SKY HOLDINGS, INC.

5. Long-Term Obligations  -- (Continued)

right of payment to all existing and future subordinated indebtedness, if any, of Systems. The 12 3/8% Notes are guaranteed on a full, unconditional, joint and several basis by Argos Support Services Company ("Argos") and PrimeWatch, Inc. ("PrimeWatch"). Both Argos and PrimeWatch are wholly-owned subsidiaries of Golden Sky.

     The 12 3/8% Notes are redeemable, in whole or in part, at Systems' option on or after August 1, 2003, at redemption prices decreasing from 112% during the year commencing August 1, 2003 to 108% on or after August 1, 2005, plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to August 1, 2001, Systems may, at its option, redeem up to 35% of the originally issued aggregate principal amount of the 12 3/8% Notes, at a redemption price equal to 112.375% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption solely with the net proceeds of a public equity offering of Systems or Holdings yielding gross proceeds of at least $40.0 million and any subsequent public equity offerings (provided that, in the case of any such offering or offerings by Holdings, all the net proceeds thereof are contributed to Systems); provided, further that immediately after any such redemption the aggregate principal amount of Notes outstanding must equal at least 65% of the originally issued aggregate principal amount of the 12 3/8% Notes.

     The indenture related to the 12 3/8% Notes (the "12 3/8% Notes Indenture") contains restrictive covenants that, among other things, impose limitations on Systems' ability to incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 12 3/8% Notes, incur liens, permit restrictions on the ability of subsidiaries to pay dividends or make certain payments to Systems, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of Systems' assets.

     In the event of a change of control, as defined in the 123/8% Notes Indenture, each holder of 12 3/8% Notes will have the right to require Systems to purchase all or a portion of such holder's 12 3/8% Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. Golden Sky's merger with Pegasus will constitute a change of control as defined in the 12 3/8% Notes Indenture. Accordingly, upon closing of the merger with Pegasus, Golden Sky will be required to make an offer to the holders of the 12 3/8% Notes to purchase those notes consistent with the terms described above. If Golden Sky's offer for the 12 3/8% Notes is accepted by any of its note holders, and it is unable to purchase those notes, Golden Sky may be in default of the terms of the 12 3/8% Notes Indenture. Pegasus has entered into a commitment letter with an investment bank under which that investment bank has agreed to purchase any and all 123/8% Notes tendered in response to Golden Sky's offer to purchase. This commitment is subject to the execution of definitive documentation and customary closing conditions. There can be no assurance that Pegasus will be able to agree on definitive documentation with the investment bank or make alternative arrangements if necessary.

     The 12 3/8% Notes were issued in a private placement pursuant to Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"). During 1998, Systems filed a registration statement with the Securities and Exchange Commission (the "SEC") relating to the exchange of the privately issued notes for publicly registered notes with substantially identical terms (including principal amount, interest rate, maturity, security and ranking). Because the registration statement was not declared effective within the time period required under the registration rights agreement associated with the 12 3/8% Notes Offering, from December 29, 1998 through March 22, 1999 (the date the registration statement was declared effective), Systems was required to pay liquidated damages of $18,750 per week to holders of the 12 3/8% Notes.

13 1/2% Notes

     On February 19, 1999, Golden Sky DBS consummated the 13 1/2% Notes Offering, which resulted in net proceeds to Golden Sky DBS of approximately $95.4 million (after initial purchasers' discount and other

                           GOLDEN SKY HOLDINGS, INC.

5. Long-Term Obligations  -- (Continued)

offering expenses). The 13 1/2% Notes have an aggregate balance due at stated maturity of $193.1 million. Golden Sky DBS contributed the net proceeds of the 131/2% Notes Offering to Golden Sky Systems, of which $53.0 million was used to repay existing revolving credit indebtedness. Cash interest on the 13 1/2% Notes will not accrue prior to March 1, 2004. Thereafter, cash interest will accrue at a rate of 13 1/2% per annum and be payable in arrears on March 1 and September 1 of each year, commencing September 1, 2004. The 13 1/2% Notes mature on March 1, 2007.

     The 13 1/2% Notes are unsecured and effectively rank below all of the liabilities of Golden Sky DBS' direct and indirect subsidiaries. Golden Sky DBS' ability to pay interest on the notes when interest is due and to redeem the notes at maturity will depend on whether its direct and indirect subsidiaries can pay dividends or make other distributions to it under the terms of such subsidiaries' indebtedness and applicable law.

     The 13 1/2% Notes are redeemable, in whole or in part, at the option of Golden Sky DBS on or after March 1, 2004, at redemption prices decreasing from 106.75% during the year commencing March 1, 2004 to 103.375% on or after March 1, 2005, plus accrued and unpaid interest, if any, to the date of redemption.
In addition, on or prior to March 1, 2002, Golden Sky DBS may, at its option, redeem up to 35% of the originally issued aggregate principal amount of 13 1/2% Notes, at a redemption price equal to 113.5% of the accreted value of the 13 1/2% Notes at the date of redemption solely with the net proceeds of a public equity offering of Golden Sky DBS yielding gross proceeds of at least $40 million and any subsequent public equity offerings; provided, however, that not less than 65% of the originally issued aggregate principal amount of 131/2% Notes are outstanding following such redemption.

     The indenture governing the 13 1/2% Notes (the "13 1/2% Notes Indenture") contains restrictive covenants that, among other things, impose limitations on the ability of Golden Sky DBS and its subsidiaries to incur additional indebtedness; pay dividends on, redeem or repurchase capital stock; make investments; issue or sell capital stock of certain subsidiaries; create specific types of liens; sell assets; engage in transactions with affiliates; and consolidate, merge or transfer all or substantially all of their assets.

     In the event of a change of control, as defined in the 13 1/2% Notes Indenture, each holder of the 13 1/2% Notes will have the right to require Golden Sky DBS to purchase all or a portion of such holder's 13 1/2% Notes at a price equal to 101% of the accreted value of the notes, plus accrued and unpaid interest, if any, to the date of purchase. Golden Sky's merger with Pegasus will constitute a change of control as defined in the 13 1/2% Notes Indenture. Accordingly, upon closing of the merger with Pegasus, Golden Sky will be required to make an offer to the holders of the 13 1/2% Notes to purchase those notes consistent with the terms described above. If Golden Sky's offer for the 13 1/2% Notes is accepted by any of its note holders, and it is unable to purchase those notes, Golden Sky may be in default of the terms of the 13 1/2% Notes Indenture. Pegasus has entered into a commitment letter with an investment bank under which that investment bank has agreed to purchase any and all 13 1/2% Notes tendered in response to Golden Sky's offer to purchase. This commitment is subject to the execution of definitive documentation and customary closing conditions. There can be no assurance that Pegasus will be able to agree on definitive documentation with the investment bank or make alternative arrangements if necessary.

Bank Debt

     During 1997, Systems entered into a credit agreement (the "Credit Agreement") with a group of financial institutions, which provided for borrowings of $100.0 million. Loans outstanding under the Credit Agreement bore interest at variable rates (prime rate or LIBOR plus an applicable margin).

     During May 1998, Systems entered into a seven-year, $150.0 million amended credit facility (the "Credit Facility") with a syndicate of lenders. Upon execution of the Credit Facility, Systems recognized an extraordinary charge of approximately $2.6 million to write-off unamortized deferred financing costs

                           GOLDEN SKY HOLDINGS, INC.

5. Long-Term Obligations  -- (Continued)

associated with the Credit Agreement. In February 1999, Systems' Credit Facility was amended to permit, among other things, the 13 1/2% Notes Offering. Upon execution of the February 1999 amendment to the Credit Facility, Systems recognized an extraordinary charge of approximately $2.9 million to write off unamortized deferred financing costs associated with the Credit Facility.

     The Credit Facility provides for a term loan commitment of $35.0 million and a revolving loan commitment of $115.0 million. The Credit Facility's term loan commitment amortizes in specified quarterly installments from March 31, 2002 through maturity on December 31, 2005. The availability of revolving loan borrowings under the Credit Facility reduces by specified amounts over the period from March 31, 2001 through maturity on September 30, 2005.

     Borrowings under the Credit Facility bear interest at variable rates (approximately 10% as of December 31, 1999) calculated on a base rate, such as the prime rate or LIBOR, plus an applicable margin. Commitment fees are payable on unused amounts available under the Credit Facility. Such commitment fees, which are payable quarterly in arrears, range from 0.50% per annum to 1.25% per annum based on Systems' utilization of such commitments. As of December 31, 1999, aggregate borrowings outstanding under the Credit Facility totaled $52.0 million, including $35.0 million borrowed pursuant to the Credit Facility's term loan commitment.

     The Credit Facility contains a number of restrictive covenants that, among other things, limit Systems' ability to incur additional indebtedness and guaranty obligations, create liens and other encumbrances, make certain payments, investments, loans and advances, pay dividends or make other distributions in respect of Systems' capital stock, sell or otherwise dispose of assets, make capital expenditures, merge or consolidate with another entity, create subsidiaries, make amendments to its organizational documents or transact with affiliates. As of each of December 31, 1997, 1998 and 1999, no amounts were available for distribution to Holdings.

     The Credit Facility also contains a number of financial covenants that require Systems to meet certain financial ratios and financial condition tests. These financial covenants, in certain instances, become effective at different points in time and vary over time. The covenants include limitations on indebtedness per subscriber, limitations on subscriber acquisition costs, maintenance of a minimum fixed charge coverage ratio, maintenance of minimum interest coverage ratios, and limitations on indebtedness to pro forma EBITDA (earnings before interest, taxes, depreciation and amortization) ratios. Revolving credit availability under the Credit Facility depends upon satisfaction of the various covenants as well as minimum subscriber base requirements.

     As of September 30, 1999, Systems was not in compliance with certain of the restrictive covenants prescribed by the Credit Facility. During January 2000, the Credit Facility was amended to modify certain fourth quarter 1999 and year 2000 covenant requirements. Further, in conjunction with the amendment, Golden Sky's third quarter 1999 covenant violations were waived. Pursuant to the amendment, which was effective as of December 31, 1999, Golden Sky may borrow up to an additional $20.0 million under the Credit Facility prior to March 31, 2000. Any such incremental borrowings, which are secured by letters of credit provided by certain of Golden Sky Holdings' shareholders, must be repaid by March 31, 2000 from the proceeds of either a private or public equity offering. The required repayment date relative to these year 2000 incremental borrowings may be deferred until May 31, 2000 under certain conditions. Upon repayment, systems will have potential incremental borrowing capacity during the year ending December 31, 2000 equal to the lesser of the proceeds received from either a public or private equity offering or $20.0 million. Coincident with the amendment of the Credit Facility, Holdings entered into stock subscription agreements with certain of its shareholders for an aggregate of $20.0 million of its preferred stock (see note 6). Also in January 2000, the Credit Facility was further amended to approve the change in ownership of Holdings that would result from the merger with Pegasus. As of December 31, 1999, Systems was in compliance with the Credit Facility's amended covenants.

                           GOLDEN SKY HOLDINGS, INC.

5. Long-Term Obligations  -- (Continued)

Seller Notes Payable

     Seller notes payable bear interest at rates ranging from 7% to 10% and are collateralized by bank letters of credit.

Other Notes Payable

     In November 1996, Golden Sky issued $2.0 million in promissory notes to a group of lenders under a bridge financing agreement. The notes bore interest at the rate of 10% per annum. In February 1997, these notes, along with $1.8 million in additional promissory notes issued in January 1997, were exchanged for Systems' Series A Convertible Participating Preferred Stock. In connection with the bridge agreement, Systems' issued warrants exercisable for 5,682 shares of its Common Stock at an exercise price of $.01 per share. These warrants were immediately exercisable and expire on February 12, 2007. At the date of issuance, the fair value of the warrants was not material. These warrants were assumed by Holdings after its formation and remain outstanding as of December 31, 1999.

     Future maturities of amounts outstanding under Golden Sky's long-term obligations as of December 31, 1999 are summarized as follows (dollars in thousands):

                                                                     Seller
                             12 2/8%      13 1/2%                     Notes
                              Notes        Notes      Bank Debt     Payable     Other       Total
                           ----------   ----------   -----------   ---------   -------   ----------
Year Ending December 31,
 2000 ..................    $     --     $     --      $    --      $ 2,891     $357      $  3,248
 2001 ..................          --           --           --        2,970       76         3,046
 2002 ..................          --           --          263        2,962       23         3,248
 2003 ..................          --           --          350        1,000        4         1,354
 2004 ..................          --           --          350           --       --           350
 Thereafter ............     195,000      112,095       51,037           --       --       358,132
                            --------     --------      -------      -------     ----      --------
   Total debt ..........    $195,000     $112,095      $52,000      $ 9,823     $460      $369,378
                            ========     ========      =======      =======     ====      ========


6. Mandatorily Redeemable Preferred Stock and Stockholders' Equity (Deficit)

     During 1996, Systems issued 1,000 shares of Common Stock, par value $.01, for aggregate consideration of $1,000 cash. In February 1997, Systems (i) amended its certificate of incorporation to cancel its outstanding shares of Common Stock; (ii) created new classes of common and preferred stock and (iii) exchanged all of the canceled shares of Systems' Common Stock for an aggregate of ten shares of Systems' Series A Convertible Participating Preferred Stock (the "Series A Preferred Stock").

     In February 1997, Systems issued 24,990 shares of Series A Preferred Stock in fulfillment of an investor's subscription to purchase Series A Preferred Stock that was outstanding at December 31, 1996 (aggregate consideration of $2,499,000). During that same month, Systems issued 100 shares of its Common Stock (par value $.01) for aggregate consideration of $100 cash and a total of 38,107 shares of Series A Preferred Stock upon the conversion of convertible promissory notes (plus accrued interest of approximately $62,000) issued in November 1996 ($2.0 million) and January 1997 ($1.8 million). In February and March 1997, Systems issued 342,893 additional shares of Series A Preferred Stock for cash totaling $34.3 million. Upon the formation of Holdings in September 1997, all shareholders of Systems' Common Stock and Series A Preferred Stock were issued equivalent shares of Holdings stock. Concurrent therewith, Systems issued 1,000 shares of its Common Stock (par value $0.01) to Holdings for cash proceeds of $10 and all previously outstanding shares of Systems' Common Stock and Series A Preferred Stock were canceled.

                           GOLDEN SKY HOLDINGS, INC.

6. Mandatorily Redeemable Preferred Stock and Stockholders' Equity (Deficit) -- (Continued)

     At December 31, 1999, Holdings' preferred stock consists of:

       Series A Convertible Participating Preferred Stock ("Series A Preferred Stock")

       Holders of Series A Preferred Stock are entitled to voting rights equal to the largest number of shares of common stock into which the Series A Preferred Stock can be converted. These shares are entitled to mandatory, cumulative, compounded cash dividends at the rate of 19.5% of the liquidation preference through December 31, 1997, and 14.5% thereafter, payable upon redemption, liquidation, sale of substantially all of the assets, or certain mergers. In addition the Series A Preferred Stock shall be entitled to dividends at the same rate as dividends are paid with respect to the common stock based upon the largest number of shares of Common Stock into which the Series A Preferred Stock can be converted. In the event of liquidation, holders of Series A Preferred Stock are entitled to receive, to the extent available, the sum of $100 per share plus any unpaid dividends.

       The Series A Preferred Stock ranks on par with the Series B Convertible Participating Preferred Stock, while the Series C Senior Convertible Preferred Stock ranks senior to the Series A Preferred Stock and Series B Convertible Participating Preferred Stock for liquidation purposes. In a liquidation, the Series C Senior Convertible Preferred Stock shall be entitled to be paid out of assets of Golden Sky available for distribution to stockholders the sum of $200 per share plus any accrued and unpaid dividends before any amount shall be paid or distributed to the holders of the Series A Preferred Stock, Series B Convertible Participating Preferred Stock, Series A Redeemable Preferred Stock, Series B Redeemable Preferred Stock, Common Stock or any stock ranking on liquidation junior to the Series C Senior Convertible Preferred Stock. After such amounts have been paid to the holders of the Series C Senior Convertible Preferred Stock, the Series A Preferred Stock, together with other preferred stockholders ranking junior to the Series C Senior Convertible Preferred Stock, will, after their respective liquidation preferences have been satisfied, share ratably with the holders of common stock in the value received for the remaining assets, as if each share of Series A Preferred Stock had been converted into Common Stock.

       The Series A Preferred Stock may be converted in certain circumstances into one share of common stock and 0.95 shares of Series A Redeemable Preferred Stock, with such redeemable preferred shares each having a liquidation preference equal to the sum of $100 plus accrued and unpaid dividends on the redeemable preferred stock. Series A Preferred Stock will be automatically converted upon the closing of Golden Sky's first underwritten public offering of common stock with net proceeds to Golden Sky equal to or exceeding $35 million, where the shares are offered to the public at a price per share of no less than $300, appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend, or similar event, and in which all redeemable preferred stock issuable upon conversion is redeemed at the closing or sufficient cash to do so is segregated for that purpose (a "QPO"). Each share of Series A Preferred is also convertible into common stock and redeemable preferred stock upon election of 58% of the outstanding shareholders. Any accrued but unpaid dividends on the Series A Preferred at the time of conversion will remain deferred and accrued and will be for the benefit of the shares of the Series A Redeemable Preferred Stock into which the Series A Preferred Stock was converted. As of December 31, 1999, the cumulative, unpaid dividends associated with the Series A Preferred Stock amounted to approximately $23.3 million, or $55.83 per share.

       Series A Preferred Stock is mandatorily redeemable for $100 per share, plus unpaid cumulative dividends, plus the fair value of one share of Common Stock, upon approval of holders of at least 58% of the outstanding shares of Series A Preferred Stock on or after February 12, 2002. It is also

                           GOLDEN SKY HOLDINGS, INC.

6. Mandatorily Redeemable Preferred Stock and Stockholders' Equity (Deficit) -- (Continued)

       redeemable at the option of Golden Sky after December 31, 2002 at the same redemption price. In the event of a change of management or control of Golden Sky, and upon election of holders of at least 58% of the outstanding shares, the Series A Preferred Stock is redeemable on or after February 12, 2000.

       Series B Convertible Participating Preferred Stock ("Series B Preferred Stock")

       The Series B Preferred Stock has features similar to the Series A Preferred Stock except that mandatory, cumulative, compounded cash dividends accrue at 14.5% of the liquidation preference, and upon liquidation, the Series B Preferred Stock shareholders are entitled to a preference of $200 per share plus any unpaid dividends. Upon conversion, each share of the Series B Preferred Stock is convertible into one share of common stock and 0.95 shares of Series B Redeemable Preferred Stock having a liquidation preference equal to the sum of $200 plus accrued and unpaid dividends. A QPO with respect to Series B Preferred Stock requires a price of $600 per share rather than the $300 per share required with respect to Series A Redeemable Preferred Stock. As of December 31, 1999, the cumulative unpaid dividends associated with the Series B Preferred Stock amounted to approximately $16.0 million or $69.99 per share.

       Series C Senior Convertible Preferred Stock ("Series C Preferred Stock")


       Holders of the Series C Preferred Stock are entitled to voting rights equal to the largest number of shares of common stock into which each share of Series C Preferred Stock can be converted. These shares are entitled to mandatory, cumulative, compound cash dividends at the rate of 10.0% of the liquidation preference, payable upon any liquidation event, sale of substantially all of the assets, certain mergers, or redemption. In the event of liquidation, holders of Series C Preferred Stock are entitled to receive, to the extent available, the sum of $200 per share plus any unpaid dividends prior to any distributions to other stock.

       The Series C Preferred Stock will be automatically converted into common stock upon the closing of Golden Sky's first underwritten public offering of common stock with net proceeds to Golden Sky equal to or exceeding $35 million where the shares are offered to the public at a price per share of no less than $200 per share, appropriately adjusted. The shares of Series C Preferred Stock are convertible into common stock upon election of holders of at least 58% of the outstanding shares of the Series A Preferred Stock and the Series B Preferred Stock, voting separately by class, to convert all outstanding shares of Series A Preferred Stock and Series B Preferred Stock into shares of common stock and redeemable preferred stock. Any holder of Series C Preferred Stock may also elect to convert any or all of its shares at any time. Upon conversion, each share of the Series C Preferred Stock is convertible into one share of Common Stock, and accrued and unpaid dividends are also converted into common shares based on a $200 per share valuation.

       In addition the Series C Preferred Stock of any holder is mandatorily redeemable for $200 per share plus accrued and unpaid cumulative dividends upon the written request of such holder on or after September 30, 2003. All the shares of Series C Preferred Stock are redeemable at the option of Golden Sky after September 30, 2004 at the same redemption price. As of December 31, 1999, the cumulative unpaid dividends associated with the Series C Preferred Stock amounted to approximately $1.3 million, or $26.28 per share.

       Series A and Series B Redeemable Preferred Stock

       A total of 646,500 shares of Series A and Series B Redeemable Preferred Stock, $0.01 par value, have been authorized. No shares of Series A or Series B Redeemable Preferred Stock were issued or outstanding at December 31, 1999. The Series A and Series B Redeemable Preferred Stock have the

                           GOLDEN SKY HOLDINGS, INC.

6. Mandatorily Redeemable Preferred Stock and Stockholders' Equity (Deficit) -- (Continued)

       same dividend rights as the Series A Preferred Stock and the Series B Preferred Stock and are redeemable under similar conditions as the Series A Preferred Stock and Series B Preferred Stock. The Series A and Series B Redeemable Preferred Stock are also redeemable upon election of holders of at least 58% of the shares in the series following certain mergers or sale of substantially all of the assets, and are mandatorily redeemed as of the closing of a QPO. The redemption price and the liquidation preference for Series A and Series B Redeemable Preferred Stock are $100 and $200 per share, respectively, plus accrued and unpaid dividends. Series A and Series B Redeemable Preferred Stock have no voting rights, other than rights to elect certain directors and to approve certain specified corporate actions.

       Undesignated Preferred Stock

       A total of 300,000 shares of Undesignated Preferred Stock has been authorized by the Board of Directors. No shares of Undesignated Preferred Stock, $.01 par value, were issued or outstanding at December 31, 1999. The Board of Directors has the authority to designate the class of stock, dividend rates, voting powers, redemption options and conversion options of these shares.


Series D Redeemable Preferred Stock

     During January 2000, Holdings entered into a stock purchase agreement for the sale of up to $20.0 million of its Series D Redeemable Preferred Stock (the "Series D Preferred Stock") to certain of its shareholders in connection with an amendment to Systems' Credit Facility. The Series D Preferred Stock will rank senior to all other series of Golden Sky's preferred and common stock with respect to dividends and liquidation. Holders of Series D Preferred Stock will be entitled to 10.0% mandatory, cumulative dividends compounded quarterly. These dividends are payable in additional shares of Series D Preferred Stock, which is valued at $200 per share, subject to anti-dilution adjustments. The Series D Preferred Stock has no voting rights. It has redemption and other rights similar to Golden Sky's other series of redeemable preferred stock. In connection with the execution of the stock purchase agreement, Golden Sky issued warrants to purchase a total of 3,500 shares of its common stock to the Series D investors. These warrants are immediately exercisable and have an exercise price of $0.01 per share. Golden Sky will issue additional warrants for the purchase of 3,500 shares of its common stock upon the sale of the Series D Preferred Stock and, subject to certain conditions, has agreed to issue warrants for the purchase of up to an additional 7,000 shares of Common Stock.

7. Stock Incentive Plan

     In July 1997 Systems adopted the Golden Sky Systems, Inc. Stock Option and Restricted Stock Purchase Plan (the "Stock Incentive Plan") to provide incentive to attract and retain certain officers, directors and key employees. Options issued pursuant to the Stock Incentive Plan are exercisable during a period of up to ten years after grant and vest over a three-year period. Effective September 9, 1997, Holdings assumed the Stock Incentive Plan. Participants in the Holdings' Stock Incentive Plan received options with terms identical to those under Systems' Stock Incentive Plan and all previously outstanding options were canceled.

                           GOLDEN SKY HOLDINGS, INC.

7. Stock Incentive Plan  -- (Continued)

     The following summarizes incentive stock option activity during the three-year period ended December 31, 1999:

                                                      1997                        1998                        1999
                                             -----------------------   --------------------------   ------------------------
                                                          Weighted-                    Weighted-                   Weighted-
                                                           Average                      Average                     Average
                                                           Exercise                     Exercise                   Exercise
                                              Options       Price         Options        Price        Options        Price
                                             ---------   -----------   ------------   -----------   -----------   ----------
Options outstanding, beginning of
 year ....................................        --        $  --          62,525      $   1.00        48,745      $  1.00
Granted ..................................    62,525         1.00          18,693          1.00        11,600         1.00
Exercised ................................        --           --         (24,831)         1.00          (468)        1.00
Forfeited ................................        --           --          (7,642)         1.00        (1,025)        1.00
                                              ------        -----         -------      --------        ------      -------
Options outstanding, end of year .........    62,525       $ 1.00          48,745      $   1.00        58,852      $  1.00
                                              ======       ======         =======      ========        ======      =======
Options exercisable, end of year .........     8,684       $ 1.00           5,595      $   1.00        30,165      $  1.00
                                              ======       ======         =======      ========        ======      =======

Accounting for Stock-Based Compensation

     Golden Sky has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for the Stock Incentive Plan. Under APB 25, if the exercise price of employee stock options granted pursuant to the Stock Incentive Plan is equal to or greater than the fair value of the underlying stock on the date of grant, no compensation expense is recognized. In October 1995, the FASB issued FAS No. 123, "Accounting for Stock-Based Compensation" ("FAS No. 123"), which established an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. Golden Sky elected to not adopt FAS No. 123 for expense recognition purposes.

     For options granted during 1999, the estimated aggregate fair value of Golden Sky's Common Stock on the respective grant dates exceeded the related aggregate exercise price by approximately $462,000. This amount will be recognized as compensation expense over the vesting period of the related stock options. Accordingly, compensation cost of $154,000 was recorded during the year ended December 31, 1999. For options granted in 1998 and 1997, the exercise prices of the related stock options was not less than the fair value of Golden Sky's Common Stock as of the respective grant dates and, accordingly, no compensation expense was recognized relative to those options. The fair value of Golden Sky's Common Stock was estimated by management using trading prices for other similar publicly-traded companies, as adjusted for specific factors and differences deemed relevant to the valuation of Golden Sky's Common Stock.

     Pro forma information regarding net income is required by FAS No. 123 and has been determined as if Golden Sky had accounted for its stock-based compensation using the fair value method prescribed by that statement. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the corresponding vesting period. All options are initially assumed to vest. Compensation previously recognized is reversed to the extent applicable to forfeitures of unvested options. The fair value of each option grant was estimated at the date of the grant using a Black-Scholes option valuation model with the following weighted-average assumptions:

                                                 Years Ended December 31,
                                            -----------------------------------
                                               1997         1998         1999
                                            ----------   ----------   ---------
       Risk-free interest rate ..........   6.0%         6.0%         6.0%
       Dividend yield ...................   0.0%         0.0%         0.0%
       Volatility factor ................   0.0%         0.0%         0.0%
       Expected term of options .........   10 years     10 years     10 years

                           GOLDEN SKY HOLDINGS, INC.

7. Stock Incentive Plan  -- (Continued)

     Using the preceding assumptions, there was no pro forma effect on Golden Sky's net loss from applying the fair value method under FAS No. 123.

8. 401(k) Retirement Plan

     Golden Sky sponsors a 401(k) Retirement Plan (the "401(k) Plan") for eligible employees. Employer matching contributions to the 401(k) Plan, which became effective as of January 1, 1997, are discretionary. During the years ended December 31, 1997, 1998 and 1999, Golden Sky made no discretionary employer matching contributions to the 401(k) Plan. Administrative expenses associated with the 401(k) Plan during those same periods were not material.

9. Income Taxes

     The components of Golden Sky's (provision for) benefit from income taxes are as follows (in thousands):

                                                            Years Ended December 31,
                                                     --------------------------------------
                                                        1997          1998          1999
                                                     ----------   -----------   -----------
       Current (provision) benefit:
        Federal ..................................    $  3,911     $  16,325     $  36,437
        State ....................................         742         3,097         6,913
        Increase in valuation allowance ..........      (4,653)      (19,422)      (43,350)
                                                      --------     ---------     ---------
       Total current (provision) benefit .........          --            --            --
       Deferred benefit:
        Federal ..................................       1,639         3,111         3,122
        State ....................................         311           590           592
        Increase in valuation allowance ..........      (1,950)       (3,701)       (3,714)
                                                      --------     ---------     ---------
       Total deferred benefit ....................          --            --            --
                                                      --------     ---------     ---------
          Total benefit (provision) ..............    $     --     $      --     $      --
                                                      ========     =========     =========

     As of December 31, 1999, Golden Sky had net operating loss carryforwards ("NOLs") for federal income tax purposes of approximately $179.0 million. The NOLs expire beginning in the year 2011. Use of the NOLs is subject to statutory and regulatory limitations regarding changes in ownership. FAS No. 109, "Accounting for Income Taxes" ("FAS No. 109"), requires that the potential future tax benefit of NOLs be recorded as an asset. FAS No. 109 also requires that deferred tax assets and liabilities be recorded for the estimated future tax effects of temporary differences between the tax basis and book value of assets and liabilities. Deferred tax assets are offset by a valuation allowance if deemed necessary.

     In 1999, Holdings increased its valuation allowance sufficient to fully offset net deferred tax assets arising during the year. Realization of net deferred tax assets is not assured and is principally dependent on generating future taxable income prior to expiration of the NOLs. Management frequently reviews the adequacy of its valuation allowance. Future decreases to the valuation allowance will be made only as changes in circumstances indicate that it is more likely than not the additional benefits will be realized. Any future adjustments to the valuation allowance will be recognized as a separate component of Holdings' provision for income taxes.

                           GOLDEN SKY HOLDINGS, INC.

9. Income Taxes  -- (Continued)

     The temporary differences that give rise to deferred tax assets and liabilities as of December 31, 1998 and 1999 are as follows (in thousands):

                                                                December 31,
                                                         ---------------------------
                                                             1998           1999
                                                         ------------   ------------
       Current deferred tax assets:
        Allowance for doubtful accounts ..............    $     115      $     383
        Amortization of intangible assets ............           --             --
        Accrued expenses .............................          104            337
                                                          ---------      ---------
       Gross current deferred tax assets .............          219            720
       Valuation allowance ...........................         (219)          (720)
                                                          ---------      ---------
       Net current deferred tax assets ...............           --             --
       Non-current deferred tax assets:
        Depreciation .................................           92            139
        Amortization of intangible assets ............        5,931          8,255
        Partnerships .................................           --            841
        Net operating loss carryforwards .............       28,407         71,738
        Other ........................................           --             20
                                                          ---------      ---------
       Total non-current deferred tax assets .........       34,430         80,993
       Valuation allowance ...........................      (34,430)       (80,993)
                                                          ---------      ---------
       Net non-current deferred tax assets ...........           --             --
                                                          ---------      ---------
       Net deferred tax assets .......................    $      --      $      --
                                                          =========      =========

     The actual income tax benefit (provision) for 1997, 1998 and 1999 reconciles to the amounts computed by applying the statutory federal tax rate to income before income taxes as follows:

                                                                               Years Ended December 31,
                                                      --------------------------------------------------------------------------
                                                               1997                     1998                      1999
                                                      ----------------------  ------------------------  ------------------------
                                                          Tax        Rate          Tax         Rate          Tax         Rate
                                                      ----------  ----------  ------------  ----------  ------------  ----------
Statutory rate .....................................   $  5,391    34.0%       $  21,131     34.0%       $  43,633     34.0%
State income taxes, net of federal benefit .........        695     4.4            2,433      3.9            4,953      3.9
Non-deductible amortization of intangible
 assets ............................................       (291)   (1.8)            (415)    (0.7)          (1,507)    (1.2)
Other ..............................................        (12)   (0.1)             (26)      --              (15)      --
Increase in valuation allowance ....................     (5,783)  (36.5)         (23,123)   (37.2)         (47,064)   (36.7)
                                                       --------   -----        ---------    -----        ---------    -----
Income taxes .......................................   $     --   -- %         $      --       --%       $      --       --%
                                                       ========   ========     =========    ======       =========    ======

10. Commitments and Contingencies

DIRECTV Litigation

     In May 1999, Hughes acquired United States Satellite Broadcasting Company, Inc. ("USSB"). Prior to its acquisition by Hughes, USSB offered premium programming packages consisting of HBO, Showtime, Cinemax and The Movie Channel to subscribers throughout the United States, including those within the NRTC's rural DIRECTV markets. After completing its acquisition of USSB, Hughes combined its DIRECTV business with USSB's assets to expand its programming lineup through the addition of HBO, Showtime, Cinemax and The Movie Channel.

                           GOLDEN SKY HOLDINGS, INC.

10. Commitments and Contingencies  -- (Continued)

     On June 3, 1999, the NRTC filed suit against DIRECTV and Hughes alleging breach of contract and seeking a court order requiring DIRECTV to provide NRTC members and affiliates with HBO, Showtime, Cinemax and The Movie Channel programming for exclusive distribution in the NRTC's rural DIRECTV markets and a temporary restraining order and preliminary injunction preventing DIRECTV from providing, marketing, selling or billing for this programming in the NRTC's rural markets. On June 17, 1999, the court denied the NRTC's request for a temporary restraining order and preliminary injunction. On July 12, 1999, the NRTC amended its complaint to add a second claim for breach of contract and to seek a declaratory judgment that, if the court determines that the NRTC does not have the exclusive right to provide HBO, Showtime, Cinemax and The Movie Channel programming in its rural markets, then the NRTC has the non-exclusive right to distribute this programming in its rural markets. In July 1999, DIRECTV and Hughes filed a motion to dismiss this portion of the NRTC's complaint on the grounds that it fails to state a claim upon which relief may be granted because DIRECTV is in the process of negotiating USSB programming distribution rights with the NRTC and the DBS Distribution Agreement requires the parties to arbitrate any claims regarding the terms and conditions of these rights. The Court denied the motion to dismiss on September 8, 1999.

     In July 1999, DIRECTV and Hughes filed a counterclaim against the NRTC. In the counterclaim, DIRECTV seeks the following declaratory judgments:

  1. That DBS-1, the first satellite launched by Hughes, is the only relevant satellite for determining the term of the DBS Distribution Agreement; and

  2. That the DIRECTV-1R satellite, which was launched in October 1999, is a successor satellite to DBS-1 within the scope and meaning of the DBS Distribution Agreement; that DIRECTV appropriately and prudently exercised its discretion, including its sole discretion to determine when and under what conditions a successor satellite should be launched, in determining to launch DIRECTV-1R in order to prevent a disruption in service; that the NRTC's right of first refusal under the DBS Distribution Agreement will be based on the satellite expiration date of DBS-1; and that pursuant to its right of first refusal, the NRTC has no right to specified programming services currently required to be provided under the DBS Distribution Agreement or more than 20 program channels of transponder capacity.

     On August 26, 1999, the NRTC filed a separate lawsuit against DIRECTV and Hughes in the United States District Court for the Central District of California. In this suit, the NRTC alleges that DIRECTV and Hughes have breached their fiduciary duty to the NRTC as well as the NRTC's agreement with Hughes and have engaged in unfair business practices in violation of California law by withholding from the NRTC various revenues, cost savings, discounts and other benefits belonging to the NRTC under its agreement with Hughes. On October 15, 1999 DIRECTV moved to have the NRTC's breach of fiduciary duty (and related breach of confidential relationship claims) dismissed. The court granted DIRECTV's motion on November 15, 1999.

     A trial date has not been set on the merits of any of the claims made by the NRTC or DIRECTV and Hughes in either lawsuit. We are unable to predict the outcome of these matters or how they will impact the business relationship between the NRTC and DIRECTV.

     On January 10, 2000, Golden Sky and Pegasus filed a lawsuit against DIRECTV and Hughes in the United States District Court, Central District of California. The action asserts various claims, including intentional interference with contractual relations and interference with prospective economic advantage, and seeks declaratory relief. The claims are based on DIRECTV's failure to provide NRTC with certain premium programming, thereby preventing NRTC from providing said premium programming to the class action members. The claims are also based on DIRECTV's position with respect to launch fees and other benefits it has received, contract term and rights of refusal. We are unable to predict the outcome of this matter or how it will impact our business, financial condition or results of operations.

                           GOLDEN SKY HOLDINGS, INC.

10. Commitments and Contingencies  -- (Continued)

Other Litigation

     Golden Sky is subject to various other legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to those actions will not materially affect Golden Sky's financial position or results of operations.

Operating Leases

     Golden Sky has non-cancelable operating leases for office, warehouse and storage space and equipment that expire at various dates. Future minimum lease payments as of December 31, 1999 are summarized as follows (dollars in thousands):


  2000 .................................    $2,116
  2001 .................................     1,611
  2002 .................................     1,050
  2003 .................................       255
  2004 and thereafter ..................        79
                                            ------
  Total ................................    $5,111
                                            ======

11. Related Party Transactions

     In 1997, Systems paid $66,000 to a company affiliated with Systems' president for consulting services received by Systems. Additionally, during 1997, 1998 and 1999 Systems paid $77,000, $159,000 (including $75,000 paid in connection with a 1998 acquisition) and $84,000, respectively, to one of its directors for consulting services.

     During 1996, Golden Sky's president provided Systems with a short-term loan in the amount of $381,000. In 1997, Golden Sky received an additional $150,000 short-term loan from its president and a $215,000 short-term loan from a shareholder. Each of these loans bore interest at an annual rate of 10% and was repaid during 1997.

     Through December 31, 1999, Golden Sky contracted with an entity owned by its president for air transportation services, including the lease of an aircraft. This lease, which was canceled effective December 31, 1999, required monthly payments equal to the greater of $20,000 or an aggregate fixed hourly operating charge. The fixed hourly operating charge was based on prevailing market prices. The total cost of such services approximated $109,000, $506,000 and $300,000 during 1997, 1998 and 1999, respectively.

12. Valuation and Qualifying Accounts

     Golden Sky's valuation and qualifying accounts as of December 31, 1997, 1998 and 1999 are as follows (in thousands):

                                                                           Year Ended December 31,
                                                                    -------------------------------------
                                                                       1997         1998          1999
                                                                    ---------   -----------   -----------
   Allowance for doubtful accounts, beginning of period .........    $    4      $    138      $    293
   Charged to costs and expenses ................................       417         1,537         3,909
   Deductions ...................................................      (283)       (1,382)       (3,229)
                                                                     ------      --------      --------
   Allowance for doubtful accounts, end of period ...............    $  138      $    293      $    973
                                                                     ======      ========      ========

                           GOLDEN SKY HOLDINGS, INC.

13. Consolidating Financial Information and Subsidiary Guarantors

     Consolidating financial information for Golden Sky, Golden Sky's guarantor subsidiaries, and Golden Sky's non-guarantor subsidiaries is as follows (dollars in thousands):

Consolidating Statement of Operations -- Year Ended December 31, 1997

                                                                                                  Consolidating
                                                                                      Non-             and
                                                                    Guarantor       guarantor      Eliminating
                                       Holdings      Systems      Subsidiaries    Subsidiaries     Adjustments    Consolidated
                                      ----------  -------------  --------------  --------------  --------------  -------------
Revenue:
 DBS services ......................    $  --       $  13,356       $ 2,787          $  309          $   --        $  16,452
 Lease and other ...................       --             931           --               13              --              944
                                        -----       ---------       -------          ------          ------        ---------
Total revenue ......................       --          14,287        2,787              322              --           17,396
Costs and Expenses:
 Costs of DBS services .............       --           7,514        1,601              189              --            9,304
 System operations .................       --           2,830          876              100             (10)           3,796
 Sales and marketing ...............       --           6,597          693               26              --            7,316
 General and administrative ........       --           2,260           59               12              --            2,331
 Depreciation and amortization .....       --           6,312          109               79             800            7,300
                                        -----       ---------       -------          ------          ------        ---------
Total costs and expenses ...........       --          25,513        3,338              406             790           30,047
                                        -----       ---------       -------          ------          ------        ---------
Operating loss .....................       --         (11,226)        (551)             (84)           (790)         (12,651)
Non-operating items:
 Interest and investment income.....       --              30           10               --              --               40
 Interest expense ..................      (73)         (3,170)          (3)              --              --           (3,246)
                                        -----       ---------       ---------        ------          ------        ---------
Total non-operating items ..........      (73)         (3,140)           7               --              --           (3,206)
                                        -----       ---------       --------         ------          ------        ---------
Loss before income taxes ...........      (73)        (14,366)        (544)             (84)           (790)         (15,857)
Income taxes .......................       --              --           --               --              --               --
                                        -----       ---------       --------         ------          ------        ---------
Net loss ...........................    $ (73)      $ (14,366)      $ (544)          $  (84)         $ (790)       $ (15,857)
                                        =====       =========       ========         ======          ======        =========

                           GOLDEN SKY HOLDINGS, INC.

13. Consolidating Financial Information and Subsidiary Guarantors
    -- (Continued)

Consolidating Statement of Cash Flows -- Year Ended December 31, 1997

                                                                               Guarantor
                                                 Holdings       Systems      Subsidiaries
                                               ------------  -------------  --------------
Cash Flows From Operating Activities
Net loss ....................................   $      (73)   $  (14,366)      $ (544)
 Adjustments to reconcile net loss to net
   cash provided by (used in) operating
   activities:
 Depreciation and amortization ..............           --         6,312          109
 Amortization of debt discount, deferred
   financing costs and other ................           --           215           --
 Change in operating assets and
   liabilities, net of acquisitions:
   Subscriber receivables, net of unearned
    revenue .................................           --        (1,827)        (615)
   Other receivables ........................         (586)         (185)          24
   Inventory ................................           --        (1,499)         (34)
   Prepaid expenses and other ...............           --          (201)           8
   Trade accounts payable ...................           --         7,683         (320)
   Interest payable .........................           73           733           --
   Accrued payroll and other ................          574        (1,461)       2,460
                                                ----------    ----------       ------
 Net cash provided by (used in) operating
   activities ...............................          (12)       (4,596)       1,088
 Cash Flows From Investing Activities
 Acquisitions of Rural DIRECTV Markets.......           --      (120,051)          --
 Purchases of property and equipment ........           --          (992)          (6)
 Other ......................................           --           320           --
                                                ----------    ----------       --------
 Net cash provided by (used in) investing
   activities ...............................           --      (120,723)          (6)
 Cash Flows From Financing Activities
 Proceeds from issuance of Series A
   Preferred Stock ..........................        1,200        34,289           --
 Proceeds from bridge loan ..................       10,000            --           --
 Proceeds from issuance of Series B
   Preferred Stock ..........................       35,616            --           --
 Borrowings under the Credit Agreement ......           --        75,000           --
 Principal payments on the Credit
   Agreement ................................           --       (14,995)          (5)
 Proceeds from issuance of notes payable ....           --         2,115           __
 Principal payments on notes payable and
   obligations under capital leases .........           --        (2,902)          --
 Contribution from Holdings .................      (46,800)       46,800           --
 Increase in deferred financing costs .......           --        (3,321)          --
                                                ----------    ----------       --------
 Net cash provided by (used in) financing
   activities ...............................           16       136,986           (5)
 Net increase in cash and cash equivalents...            4        11,667        1,077
 Cash and cash equivalents, beginning of
   period ...................................           --           479           --
                                                ----------    ----------       --------
 Cash and cash equivalents, end of period ...   $        4    $   12,146       $ 1,077
                                                ==========    ==========       ========


                                                                Consolidating
                                                    Non-             and
                                                  guarantor      Eliminating
                                                Subsidiaries     Adjustments    Consolidated
                                               --------------  --------------  -------------
Cash Flows From Operating Activities
Net loss ....................................      $ (84)          $ (790)      $  (15,857)
 Adjustments to reconcile net loss to net
   cash provided by (used in) operating
   activities:
 Depreciation and amortization ..............         79              800            7,300
 Amortization of debt discount, deferred
   financing costs and other ................         --               --              215
 Change in operating assets and
   liabilities, net of acquisitions:
   Subscriber receivables, net of unearned
    revenue .................................        (59)              --           (2,501)
   Other receivables ........................         --              586             (161)
   Inventory ................................        (71)              --           (1,604)
   Prepaid expenses and other ...............        (10)              --             (203)
   Trade accounts payable ...................        152               --            7,515
   Interest payable .........................         --               --              806
   Accrued payroll and other ................        402             (596)           1,379
                                                   -----           ------       ----------
 Net cash provided by (used in) operating
   activities ...............................        409               --           (3,111)
 Cash Flows From Investing Activities
 Acquisitions of Rural DIRECTV Markets.......         --               --         (120,051)
 Purchases of property and equipment ........         --               --             (998)
 Other ......................................         --               --              320
                                                   -----           ------       ----------
 Net cash provided by (used in) investing
   activities ...............................         --               --         (120,729)
 Cash Flows From Financing Activities
 Proceeds from issuance of Series A
   Preferred Stock ..........................         --               --           35,489
 Proceeds from bridge loan ..................         --               --           10,000
 Proceeds from issuance of Series B
   Preferred Stock ..........................         --               --           35,616
 Borrowings under the Credit Agreement ......         --               --           75,000
 Principal payments on the Credit
   Agreement ................................         --               --          (15,000)
 Proceeds from issuance of notes payable ....         --               --            2,115
 Principal payments on notes payable and
   obligations under capital leases .........         --               --           (2,902)
 Contribution from Holdings .................         --               --               --
 Increase in deferred financing costs .......         --               --           (3,321)
                                                   -----           ------       ----------
 Net cash provided by (used in) financing
   activities ...............................         --               --          136,997
 Net increase in cash and cash equivalents...        409               --           13,157
 Cash and cash equivalents, beginning of
   period ...................................         --               --              479
                                                   -----           ------       ----------
 Cash and cash equivalents, end of period ...      $ 409           $   --       $   13,636
                                                   =====           ======       ==========

                           GOLDEN SKY HOLDINGS, INC.

13. Consolidating Financial Information and Subsidiary Guarantors
     -- (Continued)

Consolidating Balance Sheet -- December 31, 1998

                                                                              Guarantor
                                                  Holdings      Systems     Subsidiaries
                                               -------------  -----------  --------------
Assets
Current assets:
 Cash and cash equivalents ..................   $        28    $     827       $ 1,189
 Restricted cash, current portion ...........            --       28,083            --
 Subscriber receivables, net ................            --        6,815         1,043
 Other receivables ..........................            --        2,360            87
 Intercompany receivables ...................            12       11,521            --
 Inventory ..................................            --        9,255           583
 Prepaid expenses and other .................            --        1,819            37
                                                -----------    ---------       -------
Total current assets ........................            40       60,680         2,939
Restricted cash, net of current portion .....            --       23,534            --
Property and equipment, net .................            --        4,418           381
Investment in subsidiaries ..................        15,922       22,518            --
Intangible assets, net ......................            --      199,867        25,051
Deferred financing costs ....................            --       10,541            --
Other assets ................................            --          133            85
                                                -----------    ---------       -------
   Total assets .............................   $    15,962    $ 321,691       $28,456
                                                ===========    =========       =======
Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
 Trade accounts payable .....................   $        --    $  13,482       $    49
 Interest payable ...........................            --       11,009            --
 Current maturities of long-term
  obligations ...............................            --        8,916            --
 Unearned revenue ...........................            --        4,380           789
 Accrued payroll and other ..................            --        1,028         6,263
                                                -----------    ---------       -------
Total current liabilities ...................            --       38,815         7,101
Long-term obligations, net of current
 maturities:
 12 3/8% Notes ..............................            --      195,000            --
 Bank debt ..................................            --       67,000            --
 Seller notes payable .......................            --        6,912            --
 Other notes payable and obligations
  under capital leases ......................            --          318            58
 Minority interest ..........................            --           --            --
                                                -----------    ---------       -------
Total long-term obligations, net of current
 maturities .................................            --      269,230            58
                                                -----------    ---------       -------
Total liabilities ...........................            --      308,045         7,159
Mandatorily redeemable preferred stock:
 Series A Preferred Stock ...................        56,488           --            --
 Series B Preferred stock ...................        53,489           --            --
 Series C Preferred Stock ...................        10,455           --            --
                                                -----------    ---------       -------
                                                    120,432           --            --
Stockholders' Equity (Deficit):
 Common Stock ...............................            --           --           896
 Additional paid-in capital .................            25       97,600         1,967
 Retained earnings (accumulated deficit) ....      (104,495)     (83,954)       18,434
                                                -----------    ---------       -------
Total stockholders' equity (deficit) ........      (104,470)      13,646        21,297
                                                -----------    ---------       -------
   Total liabilities and stockholders'
     equity (deficit) .......................   $    15,962    $ 321,691       $28,456
                                                ===========    =========       =======


                                                                Consolidating
                                                    Non-             and
                                                  guarantor      Eliminating
                                                Subsidiaries     Adjustments    Consolidated
                                               --------------  --------------  -------------
Assets
Current assets:
 Cash and cash equivalents ..................      $2,444        $      --      $    4,488
 Restricted cash, current portion ...........          --               --          28,083
 Subscriber receivables, net ................         774               --           8,632
 Other receivables ..........................          18               --           2,465
 Intercompany receivables ...................          --          (11,533)             --
 Inventory ..................................         308               --          10,146
 Prepaid expenses and other .................           3               --           1,859
                                                   ------        ---------      ----------
Total current assets ........................       3,547          (11,533)         55,673
Restricted cash, net of current portion .....          --               --          23,534
Property and equipment, net .................         195               --           4,994
Investment in subsidiaries ..................          --          (38,440)             --
Intangible assets, net ......................       3,525            4,696         233,139
Deferred financing costs ....................          --               --          10,541
Other assets ................................          --               --             218
                                                   ------        ---------      ----------
   Total assets .............................      $7,267        $ (45,277)     $  328,099
                                                   ======        =========      ==========
Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
 Trade accounts payable .....................      $    8        $      --      $   13,539
 Interest payable ...........................          --               --          11,009
 Current maturities of long-term
  obligations ...............................          --               --           8,916
 Unearned revenue ...........................         405               --           5,574
 Accrued payroll and other ..................       5,633          (11,533)          1,391
                                                   ------        ---------      ----------
Total current liabilities ...................       6,046          (11,533)         40,429
Long-term obligations, net of current
 maturities:
 12 3/8% Notes ..............................          --               --         195,000
 Bank debt ..................................          --               --          67,000
 Seller notes payable .......................          --               --           6,912
 Other notes payable and obligations
  under capital leases ......................          --               --             376
 Minority interest ..........................          --            2,420           2,420
                                                   ------        ---------      ----------
Total long-term obligations, net of current
 maturities .................................          --            2,420         271,708
                                                   ------        ---------      ----------
Total liabilities ...........................       6,046           (9,113)        312,137
Mandatorily redeemable preferred stock:
 Series A Preferred Stock ...................          --               --          56,488
 Series B Preferred stock ...................          --               --          53,489
 Series C Preferred Stock ...................          --               --          10,455
                                                   ------        ---------      ----------
                                                       --               --         120,432
Stockholders' Equity (Deficit):
 Common Stock ...............................          --             (896)             --
 Additional paid-in capital .................          --          (99,567)             25
 Retained earnings (accumulated deficit) ....       1,221           64,299        (104,495)
                                                   ------        ---------      ----------
Total stockholders' equity (deficit) ........       1,221          (36,164)       (104,470)
                                                   ------        ---------      ----------
   Total liabilities and stockholders'
     equity (deficit) .......................      $7,267        $ (45,277)     $  328,099
                                                   ======        =========      ==========

                           GOLDEN SKY HOLDINGS, INC.

13. Consolidating Financial Information and Subsidiary Guarantors
    -- (Continued)

Consolidating Statement of Operations - Year Ended December 31, 1998

                                                                        Guarantor
                                            Holdings      Systems     Subsidiaries
                                           ----------  ------------  --------------
Revenue:
 DBS services ...........................     $--       $  57,437       $ 11,172
 Lease and other ........................      --             982             22
                                              ----      ---------       --------
Total revenue ...........................      --          58,419         11,194
Costs and Expenses:
 Costs of DBS services ..................      --          34,640          6,813
 System operations ......................      --           7,683          2,533
 Sales and marketing ....................      --          23,753          5,045
 General and administrative .............      --           7,000            267
 Depreciation and amortization ..........      --          19,336            996
                                              ----      ---------       --------
Total costs and expenses ................      --          92,412         15,654
                                              ----      ---------       --------
Operating loss ..........................      --         (33,993)        (4,460)
Non-operating items:
 Interest and investment income .........      --           1,571              2
 Interest expense .......................       (1)       (20,497)           (28)
                                              ------    ---------       --------
Total non-operating items ...............       (1)       (18,926)           (26)
                                              ------    ---------       --------
Loss before income taxes ................       (1)       (52,919)        (4,486)
Income taxes ............................      --              --             --
                                              -----     ---------       --------
Loss before extraordinary charge ........       (1)       (52,919)        (4,486)
Extraordinary charge on early retire-
 ment of debt ...........................      --          (2,577)            --
                                              -----     ---------       --------
Net loss ................................     $(1)      $ (55,496)      $ (4,486)
                                              =====     =========       ========

                                                            Consolidating
                                                Non-             and
                                              guarantor      Eliminating
                                            Subsidiaries     Adjustments    Consolidated
                                           --------------  --------------  -------------
Revenue:
 DBS services ...........................     $  6,301        $     --       $  74,910
 Lease and other ........................           10              --           1,014
                                              --------        --------       ---------
Total revenue ...........................        6,311              --          75,924
Costs and Expenses:
 Costs of DBS services ..................        3,838              --          45,291
 System operations ......................        1,318            (513)         11,021
 Sales and marketing ....................        3,403              --          32,201
 General and administrative .............          164              --           7,431
 Depreciation and amortization ..........          340           2,494          23,166
                                              --------        --------       ---------
Total costs and expenses ................        9,063           1,981         119,110
                                              --------        --------       ---------
Operating loss ..........................       (2,752)         (1,981)        (43,186)
Non-operating items:
 Interest and investment income .........           --              --           1,573
 Interest expense .......................          (12)             --         (20,538)
                                              --------        --------       ---------
Total non-operating items ...............          (12)             --         (18,965)
                                              --------        --------       ---------
Loss before income taxes ................       (2,764)         (1,981)        (62,151)
Income taxes ............................           --              --              --
                                              --------        --------       ---------
Loss before extraordinary charge ........       (2,764)         (1,981)        (62,151)
Extraordinary charge on early retire-
 ment of debt ...........................           --              --           2,577
                                              --------        --------       ---------
Net loss ................................     $ (2,764)       $ (1,981)      $ (64,728)
                                              ========        ========       =========

                           GOLDEN SKY HOLDINGS, INC.

13. Consolidating Financial Information and Subsidiary Guarantors
    -- (Continued)

Consolidating Statement of Cash Flows - Year Ended December 31, 1998

                                                                             Guarantor
                                                Holdings      Systems      Subsidiaries
                                               ----------  -------------  --------------
Cash Flows From Operating Activities
Net loss ....................................   $   (1)     $  (55,496)      $ (4,486)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities:
 Depreciation and amortization ..............       --          19,336            996
 Amortization of debt discount, deferred
   financing and other ......................       --             977             --
 Extraordinary charge on early
   retirement of debt .......................       --           2,577             --
 Change in operating assets and
   liabilities, net of acquisitions:
   Subscriber receivables, net of
    unearned revenue ........................       --          (1,283)          (222)
   Other receivables ........................      574          (2,144)            32
   Inventory ................................       --          (7,335)          (477)
   Prepaid expenses and other ...............       --          (1,189)           (36)
   Trade accounts payable ...................       --           5,357           (145)
   Interest payable .........................       --          10,223             --
   Accrued payroll and other ................     (574)        (10,253)         4,827
                                                ------      ----------       --------
Net cash provided by (used in) operating
 activities .................................       (1)        (39,230)           489
Cash Flows From Investing Activities
Acquisitions of Rural DIRECTV Markets........       --        (104,487)            --
Offering proceeds and investment earn-
 ings placed in escrow ......................       --         (51,617)            --
Purchases of property and equipment .........       --          (2,858)          (341)
Other .......................................       --            (500)            --
                                                --------    ----------       --------
Net cash used in investing activities .......       --        (159,462)          (341)
Cash Flows From Financing Activities
Net proceeds from issuance of 12 3/8%
 Notes ......................................       --         189,150             --
Borrowings under bank debt ..................       --          90,000             --
Principal payments on bank debt .............       --         (83,000)            --
Principal payments on notes payable and
 obligations under capital leases ...........       --          (3,639)           (36)
Proceeds from the issuance of Common
 Stock ......................................       25              --             --
Increase in deferred financing costs ........       --          (5,138)            --
                                                --------    ----------       --------
Net cash provided by (used in) financing
 activities .................................       25         187,373            (36)
                                                --------    ----------       --------
Net increase (decrease) in cash and cash
 equivalents ................................       24         (11,319)           112
Cash and cash equivalents, beginning of
 period .....................................        4          12,146          1,077
                                                --------    ----------       --------
Cash and cash equivalents, end of period.....   $   28      $      827       $  1,189
                                                ========    ==========       ========


                                                                Consolidating
                                                    Non-             and
                                                  guarantor      Eliminating
                                                Subsidiaries     Adjustments    Consolidated
                                               --------------  --------------  -------------
Cash Flows From Operating Activities
Net loss ....................................     $(2,764)        $ (1,981)     $  (64,728)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities:
 Depreciation and amortization ..............         340            2,494          23,166
 Amortization of debt discount, deferred
   financing and other ......................          --               --             977
 Extraordinary charge on early
   retirement of debt .......................          --               --           2,577
 Change in operating assets and
   liabilities, net of acquisitions:
   Subscriber receivables, net of
    unearned revenue ........................        (252)              --          (1,757)
   Other receivables ........................         (18)             (12)         (1,568)
   Inventory ................................        (237)              --          (8,049)
   Prepaid expenses and other ...............          (3)              --          (1,228)
   Trade accounts payable ...................        (144)              --           5,068
   Interest payable .........................          --               --          10,223
   Accrued payroll and other ................       5,231             (501)         (1,270)
                                                  ---------       --------      ----------
Net cash provided by (used in) operating
 activities .................................       2,153               --         (36,589)
Cash Flows From Investing Activities
Acquisitions of Rural DIRECTV Markets........          --               --        (104,487)
Offering proceeds and investment earn-
 ings placed in escrow ......................          --               --         (51,617)
Purchases of property and equipment .........        (118)              --          (3,317)
Other .......................................          --               --            (500)
                                                  ---------       --------      ----------
Net cash used in investing activities .......        (118)              --        (159,921)
Cash Flows From Financing Activities
Net proceeds from issuance of 12 3/8%
 Notes ......................................          --               --         189,150
Borrowings under bank debt ..................          --               --          90,000
Principal payments on bank debt .............          --               --         (83,000)
Principal payments on notes payable and
 obligations under capital leases ...........          --               --          (3,675)
Proceeds from the issuance of Common
 Stock ......................................          --               --              25
Increase in deferred financing costs ........          --               --          (5,138)
                                                  ---------       --------      ----------
Net cash provided by (used in) financing
 activities .................................          --               --         187,362
                                                  ---------       --------      ----------
Net increase (decrease) in cash and cash
 equivalents ................................       2,035               --          (9,148)
Cash and cash equivalents, beginning of
 period .....................................         409               --          13,636
                                                  ---------       --------      ----------
Cash and cash equivalents, end of period.....     $ 2,444         $     --      $    4,488
                                                  =========       ========      ==========

                           GOLDEN SKY HOLDINGS, INC.

13. Consolidating Financial Information and Subsidiary Guarantors
     -- (Continued)

Consolidating Balance Sheet -- December 31, 1999

                                                   Holdings         DBS          Systems
                                                -------------  -------------  -------------
Assets
Current assets:
 Cash and cash equivalents ...................   $        29    $         5    $    2,850
 Restricted cash, current portion ............            --             --        23,731
 Subscriber receivables, net .................            --             --        10,118
 Other receivables ...........................            --             --           742
 Intercompany receivables ....................            10             --         6,412
 Inventory ...................................            --             --         2,525
 Prepaid expenses and other ..................            --             --         1,642
                                                 -----------    -----------    ----------
Total current assets .........................            39              5        48,020
Property and equipment, net ..................            --             --         5,459
Investment in subsidiaries ...................            --             --        17,144
Intangible assets, net .......................            --             --       213,229
Deferred financing costs .....................            --          4,144         7,318
Other assets .................................            --             --           173
                                                 -----------    -----------    ----------
   Total assets ..............................   $        39    $     4,149    $  291,343
                                                 ===========    ===========    ==========
Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
 Trade accounts payable ......................   $        --    $        --    $   22,858
 Interest payable ............................            --             20        11,659
 Current maturities of long-term
   obligations ...............................            --             --         3,248
 Unearned revenue ............................            --             --         7,146
 Accrued payroll and other ...................           391            466           734
                                                 -----------    -----------    ----------
Total current liabilities ....................           391            486        45,645
Long-term obligations, net of current
 maturities:
 12 3/8% Notes ...............................            --             --       195,000
 13 1/2% Notes ...............................            --        112,095            --
 Bank debt ...................................            --             --        52,000
 Seller notes payable ........................            --             --         6,932
 Other notes payable and obligations
   under capital leases ......................            --             --           103
 Minority interest ...........................            --             --            --
                                                 -----------    -----------    ----------
Total long-term obligations, net of current
 maturities ..................................            --        112,095       254,035
Losses of subsidiaries in excess of
 original basis ..............................       114,799         15,491            --
                                                 -----------    -----------    ----------
Total liabilities ............................       115,190        128,072       299,680
Mandatorily redeemable preferred stock:
 Series A Preferred Stock ....................        65,135             --            --
 Series B Preferred stock ....................        61,677             --            --
 Series C Preferred Stock ....................        11,540             --            --
                                                 -----------    -----------    ----------
                                                     138,352             --            --
Stockholder's Equity (Deficit):
 Common Stock ................................            --             --            --
 Additional paid-in capital ..................           179             --       193,145
 Retained earnings (accumulated
   deficit) ..................................      (253,682)      (123,923)     (201,482)
                                                 -----------    -----------    ----------
Total stockholders' equity (deficit) .........      (253,503)      (123,923)       (8,337)
                                                 -----------    -----------    ----------
   Total liabilities and stockholders'
    equity (deficit) .........................   $        39    $     4,149    $  291,343
                                                 ===========    ===========    ==========


                                                                                 Consolidating
                                                                     Non-             and
                                                   Guarantor       guarantor      Eliminating
                                                 Subsidiaries    Subsidiaries     Adjustments    Consolidated
                                                --------------  --------------  --------------  -------------
Assets
Current assets:
 Cash and cash equivalents ...................      $   132         $  254        $       --     $    3,270
 Restricted cash, current portion ............           --             --                --         23,731
 Subscriber receivables, net .................        1,445            770                --         12,333
 Other receivables ...........................           --             --                --            742
 Intercompany receivables ....................           --             --            (6,422)            --
 Inventory ...................................          331            252                --          3,108
 Prepaid expenses and other ..................            8              2                --          1,652
                                                    -------         ------        ----------     ----------
Total current assets .........................        1,916          1,278            (6,422)        44,836
Property and equipment, net ..................          256            138                --          5,853
Investment in subsidiaries ...................           --             --           (17,144)            --
Intangible assets, net .......................       22,930            767                --        236,926
Deferred financing costs .....................           --             --                --         11,462
Other assets .................................           87             --                --            260
                                                    -------         ------        ----------     ----------
   Total assets ..............................      $25,189         $2,183        $  (23,566)    $  299,337
                                                    =======         ======        ==========     ==========
Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
 Trade accounts payable ......................      $    18         $   17        $       --     $   22,893
 Interest payable ............................           --             --                --         11,679
 Current maturities of long-term
   obligations ...............................           --             --                --          3,248
 Unearned revenue ............................        1,065            458                --          8,669
 Accrued payroll and other ...................        7,032          1,638            (9,328)           933
                                                    -------         ------        ----------     ----------
Total current liabilities ....................        8,115          2,113            (9,328)        47,422
Long-term obligations, net of current
 maturities:
 12 3/8% Notes ...............................           --             --                --        195,000
 13 1/2% Notes ...............................           --             --                --        112,095
 Bank debt ...................................           --             --                --         52,000
 Seller notes payable ........................           --             --                --          6,932
 Other notes payable and obligations
   under capital leases ......................           --             --                --            103
 Minority interest ...........................           --             --               936            936
                                                    -------         ------        ----------     ----------
Total long-term obligations, net of current
 maturities ..................................           --             --               936        367,066
Losses of subsidiaries in excess of
 original basis ..............................           --             --          (130,290)            --
                                                    -------         ------        ----------     ----------
Total liabilities ............................        8,115          2,113          (138,682)       414,488
Mandatorily redeemable preferred stock:
 Series A Preferred Stock ....................           --             --                --         65,135
 Series B Preferred stock ....................           --             --                --         61,677
 Series C Preferred Stock ....................           --             --                --         11,540
                                                    -------         ------        ----------     ----------
                                                         --             --                --        138,352
Stockholder's Equity (Deficit):
 Common Stock ................................          896             --              (896)            --
 Additional paid-in capital ..................        1,967             --          (195,112)           179
 Retained earnings (accumulated
   deficit) ..................................       14,211             70           311,124       (253,682)
                                                    -------         ------        ----------     ----------
Total stockholders' equity (deficit) .........       17,074             70           115,116       (253,503)
                                                    -------         ------        ----------     ----------
   Total liabilities and stockholders'
    equity (deficit) .........................      $25,189         $2,183        $  (23,566)    $  299,337
                                                    =======         ======        ==========     ==========

                           GOLDEN SKY HOLDINGS, INC.

13. Consolidating Financial Information and Subsidiary Guarantors
 -- (Continued)

Consolidating Statement of Operations - Year Ended December 31, 1999

                                         Holdings         DBS          Systems
                                        ----------  --------------  -------------
Revenue:
 DBS services ........................    $   --      $     --       $  112,714
 Lease and other .....................        --            --              636
                                          ------      --------       ----------
Total revenue ........................        --            --          113,350
Costs and Expenses:
 Costs of DBS services ...............        --            --           71,510
 System operations ...................        --            --           14,349
 Sales and marketing .................        --            --           58,452
 General and administrative ..........        --             5           15,703
 Depreciation and amortization .......        --            --           32,562
                                          ------      --------       ----------
Total costs and expenses .............        --             5          192,576
                                          ------      --------       ----------
Operating income (loss) ..............        --            (5)         (79,226)
Non-operating items:
 Interest and investment income.......         1            --            2,392
 Interest expense ....................        --       (12,570)         (32,435)
 Other non-operating expenses ........      (391)         (466)            (258)
                                          ------      --------       ----------
Total non-operating items ............      (390)      (13,036)         (30,301)
                                          ------      --------       ----------
Income (loss) before income taxes.....      (390)      (13,041)        (109,527)
Income taxes .........................        --            --               --
                                          ------      --------       ----------
Income (loss) before extraordinary
 charge ..............................      (390)      (13,041)        (109,527)
Extraordinary charge on early
 retirement of debt ..................        --            --           (2,935)
                                          ------      --------       ----------
Net income (loss) ....................    $ (390)     $(13,041)      $ (112,462)
                                          ======      ========       ==========


                                                                         Consolidating
                                                             Non-             and
                                           Guarantor       guarantor      Eliminating
                                         Subsidiaries    Subsidiaries     Adjustments    Consolidated
                                        --------------  --------------  --------------  -------------
Revenue:
 DBS services ........................     $18,130         $ 9,089         $    --       $  139,933
 Lease and other .....................           3               1              --              640
                                           -------         -------         -------       ----------
Total revenue ........................      18,133           9,090              --          140,573
Costs and Expenses:
 Costs of DBS services ...............      11,516           5,664              --           88,690
 System operations ...................       3,495           2,155            (266)          19,733
 Sales and marketing .................       4,142           2,339              --           64,933
 General and administrative ..........          --              --              --           15,708
 Depreciation and amortization .......       3,054             347              --           35,963
                                           -------         -------         -------       ----------
Total costs and expenses .............      22,207          10,505            (266)         225,027
                                           -------         -------         -------       ----------
Operating income (loss) ..............      (4,074)         (1,415)            266          (84,454)
Non-operating items:
 Interest and investment income.......          --              --              --            2,393
 Interest expense ....................          (5)             (2)             --          (45,012)
 Other non-operating expenses ........        (144)             --              --           (1,259)
                                           ---------       ---------       -------       ----------
Total non-operating items ............        (149)             (2)             --          (43,878)
                                           ---------       ----------      -------       ----------
Income (loss) before income taxes.....      (4,223)         (1,417)            266         (128,332)
Income taxes .........................          --              --              --               --
                                           ---------       ---------       -------       ----------
Income (loss) before extraordinary
 charge ..............................      (4,223)         (1,417)            266         (128,332)
Extraordinary charge on early
 retirement of debt ..................          --              --              --           (2,935)
                                           ---------       ---------       -------       ----------
Net income (loss) ....................     $(4,223)        $(1,417)        $   266       $ (131,267)
                                           =========       =========       =======       ==========

                           GOLDEN SKY HOLDINGS, INC.

13. Consolidating Financial Information and Subsidiary Guarantors
    -- (Continued)

Consolidating Statement of Cash Flows - Year Ended December 31, 1999

                                                Holdings         DBS            Systems
                                               ----------  ---------------  --------------
Cash Flows From Operating Activities
Net income (loss) ...........................    $ (390)      $(13,041)       $ (112,462)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities:
 Depreciation and amortization ..............        --             --            32,562
 Amortization of debt discount, deferred
   financing costs and other ................        --         12,550             1,126
 Earned stock compensation ..................        --             --               154
 Extraordinary charge on early
   retirement of debt .......................        --             --             2,935
 Change in operating assets and
   liabilities, net of acquisitions:
   Subscriber receivables, net of
    unearned revenue ........................        --             --              (472)
   Other receivables ........................        --             --               238
   Inventory ................................        --             --             6,730
   Prepaid expenses and other ...............        --             --               177
   Trade accounts payable ...................        --             --             9,376
   Interest payable .........................        --             20               650
   Accrued payroll and other ................       391            466             1,105
                                                 ------       --------        ----------
Net cash provided by (used in) operating
 activities .................................         1             (5)          (57,881)
Cash Flows From Investing Activities
Acquisitions of Rural DIRECTV Markets........        --             --           (35,339)
Purchases of minority interests .............        --             --            (1,439)
Proceeds from interest escrow account .......        --             --            24,224
Release of amounts reserved for
 contingent reduction of bank debt ..........        --             --             5,449
Investment earnings placed in escrow ........        --             --            (1,787)
Purchases of property and equipment .........        --             --            (3,423)
Other .......................................        --             --               114
                                                 ------       ----------      ----------
Net cash used in investing activities .......        --             --           (12,201)
Cash Flows From Financing Activities
Bank borrowing ..............................        --             --            38,000
Principal payments on bank debt .............        --             --           (53,000)
Principal payments on notes payable and
 obligations under capital leases ...........        --             --            (8,846)
Increase in deferred financing costs ........        --         (4,648)             (868)
Capital contribution from minority
 partner ....................................        --             --             1,428
Capital Contribution to Systems .............        --        (95,391)           95,391
Net proceeds from issuance of 13 1/2%
 Notes ......................................        --        100,049                --
                                                 ------       ----------      ----------
Net cash provided by financing activities....        --             10            72,105
                                                 ------       ----------      ----------
Net increase (decrease) in cash and cash
 equivalents ................................         1              5             2,023
Cash and cash equivalents, beginning of
 period .....................................        28             --               827
                                                 ------       ----------      ----------
Cash and cash equivalents, end of period.....    $   29       $      5        $    2,850
                                                 ======       ==========      ==========

                                                                                Consolidating
                                                                    Non-             and
                                                  Guarantor       guarantor      Eliminating
                                                Subsidiaries    Subsidiaries     Adjustments    Consolidated
                                               --------------  --------------  --------------  -------------
Cash Flows From Operating Activities
Net income (loss) ...........................     $(4,223)        $ (1,417)       $   266       $ (131,267)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities:
 Depreciation and amortization ..............       3,054              347             --           35,963
 Amortization of debt discount, deferred
   financing costs and other ................          --              266           (266)          13,676
 Earned stock compensation ..................          --               --             --              154
 Extraordinary charge on early
   retirement of debt .......................          --               --             --            2,935
 Change in operating assets and
   liabilities, net of acquisitions:
   Subscriber receivables, net of
    unearned revenue ........................        (126)              57             --             (541)
   Other receivables ........................          87               18            845            1,188
   Inventory ................................         252               56             --            7,038
   Prepaid expenses and other ...............          29                1             --              207
   Trade accounts payable ...................         (31)               9             --            9,354
   Interest payable .........................          --               --             --              670
   Accrued payroll and other ................         (97)          (1,498)          (845)            (478)
                                                  -------         --------        -------       ----------
Net cash provided by (used in) operating
 activities .................................      (1,055)          (2,161)            --          (61,101)
Cash Flows From Investing Activities
Acquisitions of Rural DIRECTV Markets........          --               --             --          (35,339)
Purchases of minority interests .............          --               --             --           (1,439)
Proceeds from interest escrow account .......          --               --             --           24,224
Release of amounts reserved for
 contingent reduction of bank debt ..........          --               --             --            5,449
Investment earnings placed in escrow ........          --               --             --           (1,787)
Purchases of property and equipment .........          --              (29)            --           (3,452)
Other .......................................          (2)              --             --              112
                                                  ----------      --------        -------       ----------
Net cash used in investing activities .......          (2)             (29)            --          (12,232)
Cash Flows From Financing Activities
Bank borrowing ..............................          --               --             --           38,000
Principal payments on bank debt .............          --               --             --          (53,000)
Principal payments on notes payable and
 obligations under capital leases ...........          --               --             --           (8,846)
Increase in deferred financing costs ........          --               --             --           (5,516)
Capital contribution from minority
 partner ....................................          --               --             --            1,428
Capital Contribution to Systems .............          --               --             --               --
Net proceeds from issuance of 13 1/2%
 Notes ......................................          --               --             --          100,049
                                                  ---------       --------        -------       ----------
Net cash provided by financing activities....          --               --             --           72,115
                                                  ---------       --------        -------       ----------
Net increase (decrease) in cash and cash
 equivalents ................................      (1,057)          (2,190)            --           (1,218)
Cash and cash equivalents, beginning of
 period .....................................       1,189            2,444             --            4,488
                                                  ---------       --------        -------       ----------
Cash and cash equivalents, end of period.....     $   132         $    254        $    --       $    3,270
                                                  =========       ========        =======       ==========

                           GOLDEN SKY HOLDINGS, INC.

14. Quarterly Financial Data (Unaudited)

     Golden Sky's quarterly results of operations are summarized as follows (in thousands):

                                                                  Three Months Ended
                                              ----------------------------------------------------------
                                                March 31       June 30      September 30     December 31
                                              ------------   -----------   --------------   ------------
Period Ended December 31, 1998:
 Total revenue ............................    $  14,129      $  16,849      $  19,912       $  25,034
 Operating loss ...........................       (6,034)        (8,806)       (11,462)        (16,884)
 Loss before extraordinary charge .........       (8,287)       (11,761)       (17,354)        (24,749)
 Net loss .................................       (8,287)       (14,338)       (17,354)        (24,749)
Period Ended December 31, 1999:
 Total revenue ............................    $  29,036      $  31,389      $  36,732       $  43,416
 Operating loss ...........................      (16,734)       (19,166)       (29,930)        (18,624)
 Loss before extraordinary charge .........      (25,872)       (30,104)       (41,087)        (31,269)
 Net loss .................................      (28,807)       (30,104)       (41,087)        (31,269)

                 PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Basis of Presentation

     Pro forma consolidated statement of operations data and other data for the year ended December 31, 1999 include (i) the pending sale of our Puerto Rico cable system, (ii) the closing of the new Pegasus Media & Communications credit facility, (iii) the convertible preferred stock offering and (iv) the merger with Golden Sky, all as if these events had occurred at the beginning of 1999.

     The pro forma consolidated balance sheet as of December 31, 1999 gives effect to (i) the investment in Personalized Media, (ii) the pending sale of our Puerto Rico cable system, (iii) the closing of the new Pegasus Media & Communications credit facility, (iv) the convertible preferred stock offering and (v) the merger with Golden Sky, all as if these events had occurred on December 31, 1999.

     The acquisitions are accounted for using the purchase method of accounting. The total costs of such acquisitions are allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values. The allocation of the purchase price included in the pro forma financial statements is preliminary. We do not expect that the final allocation of the purchase price will significantly differ from the preliminary allocation.

     The pro forma adjustments are based upon available information and upon certain assumptions that we believe are reasonable. The pro forma consolidated financial information should be read in conjunction with our consolidated financial statements and notes thereto, Golden Sky's consolidated financial statements and notes thereto, the notes to pro forma consolidated statement of operations data and the notes to pro forma consolidated balance sheet. The pro forma consolidated financial information is not necessarily indicative of our future results of operations. There can be no assurance whether or when the pending sale of our Puerto Rico cable system will be consummated.

                      Pegasus Communications Corporation
                   Consolidated Statement of Operations Data
                         Year Ended December 31, 1999
                            (Dollars in thousands)

                                                    Pending
                                     Actual      Cable Sale(a)       Adjustments        Subtotal
                                 -------------  ---------------  ------------------  -------------
Net revenues:
 DBS ..........................    $ 286,353                                           $ 286,353
 Broadcast ....................       36,415                                              36,415
                                   ---------                                           ---------
  Total net revenues ..........      322,768                                             322,768
Operating expenses:
 DBS
  Programming, technical
   and general and
   administrative .............      201,158                                             201,158
  Marketing and selling .......      117,774                                             117,774
  Incentive compensation               1,592                                               1,592
  Depreciation and
   amortization ...............       82,744                                              82,744
 Broadcast
  Programming, technical
   and general and
   administrative .............       22,812                                              22,812
  Marketing and selling .......        6,304                                               6,304
  Incentive compensation                  57                                                  57
  Depreciation and
   amortization ...............        5,144                                               5,144
 Corporate expenses ...........        5,975                                               5,975
 Corporate depreciation
  and amortization ............        3,119                                               3,119
 Other expense, net ...........        1,995                                               1,995
                                   ---------                                           ---------
  Loss from operations ........     (125,906)                                           (125,906)
Interest expense ..............      (64,904)                        ($  9,982)(b)       (74,886)
Interest income ...............        1,356                                               1,356
Other non-operating
 expenses .....................
                                   ---------        -------           --------         ---------
  Loss from continuing
   operations before
   income taxes, equity
   loss and
   extraordinary items ........     (189,454)                           (9,982)         (199,436)
Benefit for income taxes ......       (8,892)                                             (8,892)
Equity in net loss of
 unconsolidated affiliate .....         (201)                                               (201)
                                   ---------        -------           --------         ---------
  Loss from continuing
   operations before
   extraordinary items ........     (180,763)                           (9,982)         (190,745)
Discontinued operations:
  Income from
   discontinued
   operations of cable
   segment, net of
   income taxes ...............        2,128       ($ 1,756)              (372)(c)
                                   ---------        -------           --------         ---------
  Loss before
   extraordinary items ........     (178,635)        (1,756)           (10,354)         (190,745)
Extraordinary loss from
 extinguishment of debt,
 net ..........................       (6,178)                            6,178 (d)
                                   ---------        -------           --------         ---------
  Net income (loss) ...........     (184,813)        (1,756)            (4,176)         (190,745)
  Preferred stock
   dividends ..................       16,706                            19,500 (e)        36,206
                                   ---------        -------           --------         ---------
  Net income (loss)
   applicable to
   common shares ..............   ($ 201,519)      ($ 1,756)         ($ 23,676)       ($ 226,951)
                                   =========        =======           ========         =========


                                                    Golden Sky
                                 -------------------------------------------------
                                     Actual         Adjustments        Subtotal        Adjustments      Pro Forma
                                 -------------  ------------------  --------------  ----------------  -------------
Net revenues:
 DBS ..........................    $ 140,573                           $ 140,573                        $ 426,926
 Broadcast ....................                                                                            36,415
                                                                                                        ---------
  Total net revenues ..........      140,573                             140,573                          463,341
Operating expenses:
 DBS
  Programming, technical
   and general and
   administrative .............      124,131                             124,131       ($   782)(g)       324,507
  Marketing and selling .......       64,933                              64,933                          182,707
  Incentive compensation                                                                    782(g)          2,374
  Depreciation and
   amortization ...............       35,963                              35,963         96,891(h)        215,598
 Broadcast
  Programming, technical
   and general and
   administrative .............                                                                            22,812
  Marketing and selling .......                                                                             6,304
  Incentive compensation                                                                                       57
  Depreciation and
   amortization ...............                                                                             5,144
 Corporate expenses ...........                                                                             5,975
 Corporate depreciation
  and amortization ............                                                                             3,119
 Other expense, net ...........                                                                             1,995
                                   ---------       -----------         ---------        -------         ---------
  Loss from operations ........      (84,454)                            (84,454)       (96,891)         (307,251)
Interest expense ..............      (45,012)                            (45,012)                        (119,898)
Interest income ...............        2,393                               2,393                            3,749
Other non-operating
 expenses .....................       (1,259)                             (1,259)                          (1,259)
                                   ---------       -----------         ---------        -------         ---------
  Loss from continuing
   operations before
   income taxes, equity
   loss and
   extraordinary items ........     (128,332)                           (128,332)       (96,891)         (424,659)
Benefit for income taxes ......                                                                            (8,892)
Equity in net loss of
 unconsolidated affiliate .....                                                                              (201)
                                   ---------       -----------         ---------        -------         ---------
  Loss from continuing
   operations before
   extraordinary items ........     (128,332)                           (128,332)       (96,891)         (415,968)
Discontinued operations:
  Income from
   discontinued
   operations of cable
   segment, net of
   income taxes ...............
                                   ---------       -----------         ---------        -------         ---------
  Loss before
   extraordinary items ........     (128,332)                           (128,332)       (96,891)         (415,968)
Extraordinary loss from
 extinguishment of debt,
 net ..........................       (2,935)      $     2,935(d)
                                   ---------       -----------         ---------        -------         ---------
  Net income (loss) ...........     (131,267)            2,935          (128,332)       (96,891)         (415,968)
  Preferred stock
   dividends ..................       17,920           (17,920)(f)                                         36,206
                                   ---------       -----------         ---------        -------         ---------
  Net income (loss)
   applicable to
   common shares ..............   ($ 149,187)      $    20,855        ($ 128,332)      ($96,891)       ($ 452,174)
                                   =========       ===========         =========        =======         =========


Notes to Pro Forma Consolidated Statement of Operations Data

(a) Financial results of the Puerto Rico cable operations of Pegasus Cable Television. The pro forma income statement data for the year ended December 31, 1999 does not include a $89.4 million gain resulting from the pending sale of our Puerto Rico cable operations.

(b) Interest expense is adjusted to give effect to the transactions as follows (in thousands):

                                                        Year Ended
                                                     December 31, 1999
                                                    ------------------
  Senior notes ...................................        $40,194
  Senior subordinated notes ......................         10,625
  Credit facilities ..............................         22,000
  Sellers' notes .................................          2,056
  Capital leases and other .......................             11
                                                          -------
    Total interest expense .......................         74,886
  Interest expense previously recorded ...........         64,904
                                                          -------
  Adjustment .....................................        $ 9,982
                                                          =======


(c) To eliminate certain nonrecurring expenses related to the pending sale of our Puerto Rico cable operations.

(d) To eliminate the nonrecurring extraordinary net loss from the extinguishment of debt. The pro forma income statement data for the year ended December 31, 1999 also does not include the $6.1 million extraordinary net loss from the extinguishment of debt resulting from the closing of the new Pegasus Media & Communications credit facility.

(e) To record preferred dividends as a result of the convertible preferred stock offering.

(f) To eliminate Golden Sky preferred stock dividends as a result of the merger with Pegasus.

(g)  To reclassify incentive compensation.

(h) To record additional amortization expense resulting from the purchase accounting treatment of the Golden Sky merger and capitalized acquisition costs. Substantially all of the purchase price has been allocated to direct broadcast satellite rights. Such amounts are based on a preliminary allocation of the total consideration. The actual amortization may change insignificantly based upon the final allocation of the total consideration to be paid.

                      Pegasus Communications Corporation
                     Pro Forma Consolidated Balance Sheet
                               December 31, 1999
                            (Dollars in thousands)

                                                      PMC            Pending
                                     Actual      Investment(a)    Cable Sale(b)
                                 -------------  ---------------  ---------------
ASSETS
Cash and cash
 equivalents ..................   $    40,453      ($ 14,250)       $ 170,000
Restricted cash ...............         2,379
Accounts receivable, net               31,984
Inventory .....................        10,020                            (528)
Prepaid expenses and
 other current assets .........         9,506
Property and equipment,
 net ..........................        44,415                         (16,870)
Intangibles, net ..............       760,637                         (63,233)
Other non-current assets .....         45,938        111,805
                                  -----------       --------        ---------
  Total assets ................   $   945,332       $ 97,555        $  89,369
                                  ===========       ========        =========
LIABILITIES AND
 TOTAL EQUITY
Accounts payable and
 accrued expenses .............   $    67,752
Accrued interest ..............        11,592
Current portion of
 long-term debt ...............        15,488
Current portion of
 program rights payable .......         4,446
Long-term debt, net ...........        11,950
Senior Notes ..................       370,000
Senior Subordinated
 Notes ........................        82,776
Credit Facilities .............       204,200
Program rights payable,
 net ..........................         4,211
Other long term
 liabilities ..................        90,310
Minority Interest .............         3,000
Series A Preferred Stock              142,734
Series C Preferred Stock
Preferred Stock ...............
Class A Common Stock ..........           152       $      2
Class B Common Stock ..........            46
Additional paid in capital            237,566         97,553
Deficit .......................      (300,704)                      $  89,369
Class A Common Stock
 in treasury ..................          (187)
                                  -----------       --------        ---------
  Total liabilities and
   equity .....................   $   945,332       $ 97,555        $  89,369
                                  ===========       ========        =========


                                                                Golden Sky
                                   Other(c)       Subtotal        Actual      Adjustments(d)      Pro Forma
                                 ------------  -------------  -------------  ----------------  --------------
ASSETS
Cash and cash
 equivalents ..................    $353,337     $  549,540     $     3,270     ($    4,900)      $  547,910
Restricted cash ...............                      2,379          23,731                           26,110
Accounts receivable, net ......                     31,984           4,406                           36,390
Inventory .....................                      9,492           3,108                           12,600
Prepaid expenses and
 other current assets .........                      9,506           1,652                           11,158
Property and equipment,
 net ..........................                     27,545           5,853                           33,398
Intangibles, net ..............       1,899        699,303         248,388           4,900
                                                                                   617,955
                                                                                   346,055        1,916,601
Other non-current assets ......                    157,743             260                          158,003
                                   --------     ----------     -----------      ----------       ----------
  Total assets ................    $355,236     $1,487,492     $   290,668      $  964,010       $2,742,170
                                   ========     ==========     ===========      ==========       ==========
LIABILITIES AND
 TOTAL EQUITY
Accounts payable and
 accrued expenses .............                 $   67,752     $    23,826                       $   91,578
Accrued interest ..............                     11,592          11,679                           23,271
Current portion of
 long-term debt ...............                     15,488           3,248                           18,736
Current portion of
 program rights payable .......                      4,446                                            4,446
Long-term debt, net ...........                     11,950           7,035                           18,985
Senior Notes ..................                    370,000         112,095                          482,095
Senior Subordinated
 Notes ........................                     82,776         195,000                          277,776
Credit Facilities .............    $ 70,800        275,000          52,000                          327,000
Program rights payable,
 net ..........................                      4,211                                            4,211
Other long term
 liabilities ..................                     90,310                      $  346,055          436,365
Minority Interest .............                      3,000             936                            3,936
Series A Preferred Stock ......                    142,734                                          142,734
Series C Preferred Stock ......     290,525        290,525                                          290,525
Preferred Stock ...............                                    138,352        (138,352)
Class A Common Stock ..........                        154                              65              219
Class B Common Stock ..........                         46                                               46
Additional paid in capital                         335,119             179         502,560          837,858
Deficit .......................      (6,089)      (217,424)       (253,682)        253,682         (217,424)
Class A Common Stock
 in treasury ..................                       (187)                                            (187)
                                   --------     ----------     -----------      ----------       ----------
  Total liabilities and
   equity .....................    $355,236     $1,487,492     $   290,668      $  964,010       $2,742,170
                                   ========     ==========     ===========      ==========       ==========


Notes to Pro Forma Consolidated Balance Sheet

(a) To record the investment in Personalized Media. The total investment of $111.8 million consists of $14.3 million in cash, 200,000 shares of Pegasus' Class A common stock, valued at $93.875 per share, and warrants to purchase 1.0 million shares of Pegasus' Class A common stock.

(b) To record the pending sale of the Puerto Rico Cable operations resulting in a nonrecurring gain of $89.4 million.

(c) To record the closing of the new Pegasus Media & Communications credit facility and the proceeds from the convertible preferred stock offering and the uses of such proceeds.

(d) To record the pending acquisition of Golden Sky. This acquisition is being accounted for using the purchase method of accounting. The purchase price of $1.3 billion was determined by combining the approximately 6.5 million shares and options of Pegasus Class A common stock, valued at $95.07 per share, issued to the shareholders of Golden Sky and the assumption of net liabilities amounting to $363.5 million (total assets of $290.7 million less intangibles of $248.4 million less total liabilities of $405.8 million). Pegasus also recorded approximately $346.1 million of a deferred tax liability which was allocated to direct broadcast satellite rights. The deferred tax liability was recorded primarily as a result of non-deductible amortization. Of the $1.3 billion purchase price, $1.2 billion was allocated to direct broadcast satellite rights, which are being amortized over a 10-year period. Additionally, Pegasus recorded $4.9 million of intangibles relating to the costs associated with the acquisition of Golden Sky and restructuring charges. Such amounts are based on a preliminary allocation of the total consideration. The actual allocation may change insignificantly based upon the actual results of Golden Sky from the period January 1, 2000 to closing.

                                    ANNEX I


                         AGREEMENT AND PLAN OF MERGER

                                     among

                      PEGASUS COMMUNICATIONS CORPORATION

                       and certain of its shareholders,

                         PEGASUS GSS MERGER SUB, INC.

                                      and

                           GOLDEN SKY HOLDINGS, INC.

                        and certain of its shareholders






                           -------------------------
                               January 10, 2000

                          as amended January 25, 2000
                           -------------------------

                               TABLE OF CONTENTS


                                                                          Page
                                                                         -----
Article I DEFINITIONS ................................................    I-6
 1.1  Certain Definitions ............................................   I-12
 1.2  Other Definitions ..............................................   I-12
Article II BASIC TRANSACTION .........................................   I-12
 2.1  Merger; Surviving Corporation ..................................   I-13
 2.2  Certificate of Incorporation ...................................   I-13
 2.3  By-Laws ........................................................   I-13
 2.4  Directors and Officers .........................................   I-13
 2.5  Effective Time .................................................   I-13
 2.6  Exchange of Certificates .......................................   I-13
 2.7  Merger Consideration; Conversion and Cancellation of Securities    I-13
 2.8  Stock Transfer Books ...........................................   I-15
 2.9  Dissenting Shares ..............................................   I-15
 2.10 Failure to Surrender Share Certificates ........................   I-15
 2.11 Closing ........................................................   I-15
 2.12 Treatment of Certain Outstanding Options and Warrants ..........   I-15
 2.13 Certain Expenses ...............................................   I-15
Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY ............   I-16
 3.1  Organization and Qualification .................................   I-16
 3.2  Capitalization .................................................   I-16
 3.3  Authority and Validity .........................................   I-17
 3.4  No Breach or Violation .........................................   I-17
 3.5  Consents and Approvals .........................................   I-18
 3.6  Title to Assets ................................................   I-18
 3.7  Intellectual Property ..........................................   I-19
 3.8  Compliance with Legal Requirements .............................   I-19
 3.9  Financial and Other Information ................................   I-19
 3.10 Subsequent Events ..............................................   I-19
 3.11 Undisclosed Liabilities ........................................   I-20
 3.12 Legal Proceedings ..............................................   I-20
 3.13 Taxes ..........................................................   I-20
 3.14 Employee Benefits; Employees ...................................   I-21
 3.15 Contracts ......................................................   I-23
 3.16 Books and Records ..............................................   I-24
 3.17 Business Information ...........................................   I-24
 3.18 Insurance ......................................................   I-24
 3.19 Environmental Matters ..........................................   I-25
 3.20 Disclosure .....................................................   I-25
 3.21 Brokers or Finders .............................................   I-25
 3.22 Certain Payments ...............................................   I-25
 3.23 Subscribers ....................................................   I-26
 3.24 Billing and Authorization System ...............................   I-26
Article IV REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL COMPANY
       SHAREHOLDERS ..................................................   I-26
 4.1  Authority and Validity .........................................   I-26
 4.2  Ownership ......................................................   I-26
 4.3  Consents and Approvals .........................................   I-27
 4.4  Certain Information ............................................   I-27
 4.5  Compliance with Legal Requirements .............................   I-27

                                                                       Page
                                                                      -----
Article V REPRESENTATIONS AND WARRANTIES OF PEGASUS ...............   I-27
 5.1  Organization and Qualification ..............................   I-27
 5.2  Capitalization ..............................................   I-27
 5.3  Authority and Validity ......................................   I-28
 5.4  No Breach or Violation ......................................   I-28
 5.5  Consents and Approvals ......................................   I-28
 5.6  Title to Assets .............................................   I-29
 5.7  Intellectual Property .......................................   I-29
 5.8  Compliance with Legal Requirements ..........................   I-29
 5.9  Legal Proceedings ...........................................   I-29
 5.10 Subsequent Events ...........................................   I-29
 5.11 Financial and Other Information .............................   I-30
 5.12 Undisclosed Liabilities .....................................   I-30
 5.13 Taxes .......................................................   I-31
 5.14 Employee Benefits; Employees ................................   I-31
 5.15 Contracts ...................................................   I-32
 5.16 Business Information ........................................   I-32
 5.17 Disclosure ..................................................   I-33
 5.18 Brokers or Finders ..........................................   I-33
 5.19 Certain Payments ............................................   I-33
 5.20 Subscribers .................................................   I-33
 5.21 Favorable Business Relationships ............................   I-33
 5.22 Securities Matters ..........................................   I-33
 5.23 FCC Matters .................................................   I-33
 5.24 Environmental Matters .......................................   I-34
 5.25 Billing and Authorization System ............................   I-34
Article VI REPRESENTATIONS AND WARRANTIES OF MERGER SUB ...........   I-34
 6.1  Organization and Qualification ..............................   I-35
 6.2  Certificate of Incorporation and Bylaws .....................   I-35
 6.3  Authority ...................................................   I-35
 6.4  No Conflict; Required Filings and Consents ..................   I-36
 6.5  Vote Required ...............................................   I-36
Article VII PRE-CLOSING COVENANTS OF THE SELLERS ..................   I-36
 7.1  Additional Information ......................................   I-36
 7.2  Exclusivity .................................................   I-36
 7.3  Continuity and Maintenance of Operations ....................   I-37
 7.4  Consents and Approvals ......................................   I-38
 7.5  Adoption by Shareholders ....................................   I-39
 7.6  Securities Filings; Financial Information ...................   I-39
 7.7  Notification of Certain Matters .............................   I-39
 7.8  Supplements to Company Disclosure Statement .................   I-39
 7.9  Employee Matters ............................................   I-39
 7.10 1999 Company Financial Statements ...........................   I-40
 7.11 1999 Tax Returns ............................................   I-40
 7.12 Indemnity under Prior Company Acquisitions ..................   I-40
 7.13 Tax Certificate .............................................   I-40
 7.14 NRTC Litigation Expenses ....................................   I-40
Article VIII PRE-CLOSING COVENANTS OF THE PEGASUS PARTIES .........   I-40
 8.1  Additional Information ......................................   I-40
 8.3  Conduct of Business .........................................   I-41
 8.4  Consents and Approvals ......................................   I-41
 8.5  Adoption by Pegasus Shareholders ............................   I-42

                                                                            Page
                                                                            ----
 8.6  Merger Registration Statement ....................................... I-42
 8.7  Notification of Certain Matters ..................................... I-42
 8.8  Tax Certificate ..................................................... I-43
 8.9  Supplements to Pegasus Disclosure Statement ......................... I-43
 8.10 Purchase of Certain Shares of Company Capital Stock ................. I-43
Article IX CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PEGASUS PARTIES ..... I-44
 9.1  Accuracy of Representations ......................................... I-44
 9.2  Covenants ........................................................... I-44
 9.3  Consents and Approvals .............................................. I-44
 9.4  Dissenters' Rights .................................................. I-45
 9.5  Delivery of Documents ............................................... I-45
 9.6  No Material Adverse Change .......................................... I-46
 9.7  No Litigation ....................................................... I-46
 9.8  NRTC Compliance Certificate ......................................... I-46
 9.9  South Plains ........................................................ I-46
Article X CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS .............. I-46
 10.1  Accuracy of Representations ........................................ I-46
 10.2  Covenants .......................................................... I-47
 10.3  Consents and Approvals ............................................. I-47
 10.4  Delivery of Documents .............................................. I-47
 10.5  No Material Adverse Change ......................................... I-48
 10.6  Litigation ......................................................... I-48
 10.7  Nasdaq Listing ..................................................... I-48
 10.8  Pegasus Merger Registration Statement .............................. I-48
Article XI POST-CLOSING COVENANTS ......................................... I-48
 11.1  Transition ......................................................... I-48
 11.2  Indemnification of Directors, Officers and Managers of the
       Company and its Predecessors; Directors' and Officers' Insurance ... I-48
 11.3  Offers to Purchase ................................................. I-49
 11.4  Confidentiality .................................................... I-49
Article XII TERMINATION ................................................... I-51
 12.1  Events of Termination .............................................. I-51
 12.2  Effect of Termination .............................................. I-52
 12.3  Procedure Upon Termination ......................................... I-52
Article XIII INDEMNIFICATION .............................................. I-52
 13.1  Survival of Representations and Warranties ......................... I-52
 13.2  Indemnification Provisions for Benefit of the Pegasus Parties ...... I-52
 13.3  Indemnification Provisions for Benefit of the Shareholders ......... I-54
 13.4  Matters Involving Third Parties .................................... I-54
 13.5  Determination of Adverse Consequences .............................. I-55
 13.6  Payment in Shares .................................................. I-55
 13.7  No Indemnification for Certain Disclosed Matters ................... I-55
Article XIV MISCELLANEOUS ................................................. I-56
 14.1  Parties Obligated and Benefited .................................... I-56
 14.2  Notices ............................................................ I-56
 14.3  Attorneys' Fees .................................................... I-57
 14.4  Headings ........................................................... I-57
 14.5  Choice of Law ...................................................... I-57
 14.6  Rights Cumulative .................................................. I-57
 14.7  Further Actions .................................................... I-57
 14.8  Time of the Essence ................................................ I-57
 14.9  Late Payments ...................................................... I-57
 14.10 Counterparts ....................................................... I-57

                                               Page
                                              -----
 14.11 Entire Agreement ...................   I-57
 14.12 Amendments and Waivers .............   I-58
 14.13 Construction .......................   I-58
 14.14 Expenses ...........................   I-58
 14.15 Disclosure .........................   I-58
 14.16 Shareholder Representative .........   I-58

Exhibits

Exhibit 1  Form of Escrow Agreement
Exhibit 2  [There is no Exhibit 2]
Exhibit 3  [There is no Exhibit 3]
Exhibit 4  Registration Rights Agreement
Exhibit 5  Voting Agreement

Exhibit 6  Certificate of Merger

Exhibit 7  Company Tax Certificate
Exhibit 8  Pegasus Tax Certificate
Exhibit 9  Purchase Agreement for Section 8.10 Purchases
Exhibit 10  Conversion Ratios
Exhibit 11  [There is no Exhibit 11]

Exhibit 12  Amendments to DTS Registration Rights Agreement

     AGREEMENT AND PLAN OF MERGER, dated January 10, 2000 (the "Agreement"), among PEGASUS COMMUNICATIONS CORPORATION, a Delaware corporation ("Pegasus"), PEGASUS GSS MERGER SUB, INC., a Delaware corporation ("Merger Sub"), GOLDEN SKY HOLDINGS, INC., a Delaware corporation (the "Company"), the shareholders of Pegasus that have executed this Agreement (the "Principal Pegasus Shareholders"), and the shareholders of the Company that have executed this Agreement (the "Principal Company Shareholders"). Pegasus, Merger Sub, the Company, the Principal Pegasus Shareholders and the Principal Company Shareholders are collectively referred to herein as the "Parties." The Company and the Principal Company Shareholders are sometimes referred to herein collectively as the "Sellers." Pegasus, Merger Sub and the Principal Pegasus Shareholders are sometimes referred to herein collectively as the "Pegasus Parties."


                                   RECITALS:


     Subsidiaries (this and certain other terms are defined in Article I) of the Company are party to certain NRTC Distribution Agreements with the National Rural Telecommunications Cooperative ("NRTC"), pursuant to which Subsidiaries of the Company hold certain rights to distribute DIRECTV(R) ("DIRECTV") programming offered by DirecTV, Inc. in the Service Areas.

     The Parties intend for Pegasus to acquire the Company and its Subsidiaries by means of the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein.

     For federal income tax purposes, it is intended that the Merger will qualify as a reorganization under Section 368(a) of the Code.

     NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1 Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

     "Accounts Receivable" means the accounts receivable reported on NRTC Report 19A/AR012FS.

     "Acquisition" means the acquisition by a Person of any DIRECTV Distribution Business, including related assets or property, whether or not in the Ordinary Course, and the acquisition by a Person of any other businesses, assets or property other than in the Ordinary Course, whether by way of the purchase of assets or stock, by merger, consolidation or otherwise.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, assessments, dues, penalties, fines, interest, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees (including court costs, settlement costs, legal, accounting, experts' and other fees, costs and expenses).

     "Affiliate" means, with respect to any Person: (i) any Person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; and (iv) any officer, director or partner of such other Person. "Control" for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

     "Applicable Rate" means the prime rate reported in The Wall Street Journal from time to time, plus 3%.

     "Assets" mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the Business and in which the Company or any of its Subsidiaries has any right, title or interest or in which the Company or any of its Subsidiaries acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of the Company or any of its Subsidiaries, including Accounts Receivable, books and records, Consumer Contracts, Contracts, Intangibles, Intellectual Property, Inventory, NRTC Patronage Capital, other obligations of NRTC to the Company, Personal Property, Real Property and subscribers.

     "Business" means the DIRECTV distribution business conducted by the Company and its Subsidiaries pursuant to rights granted under the NRTC Distribution Agreements.

     "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York, are required or authorized to be closed.

     "Change of Control Offer" means a Change of Control Offer (as defined in each of the Company Indentures) required by Section 10.10 of each of the Company Indentures to be made as a result of the Merger.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collateral Documents" mean the Exhibits and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder or thereunder.

     "Commercial Account" means any bar, restaurant, business or similar establishment that provides DIRECTV services to its patrons using a single DIRECTV System for all channels and is required to execute a DIRECTV Commercial Viewing Agreement.

     "Commercial Agreement" means DIRECTV Commercial Viewing Agreements and 1999 NFL Sunday Ticket Commercial Establishment License Agreements relating to Commercial Accounts.

     "Commission" means the Securities and Exchange Commission or any Governmental Authority that succeeds to its functions.

     "Committed Member Residence" has the meaning assigned to it in the NRTC Distribution Agreements.

     "Company 1999 Forms 10-K" means the Annual Reports on Form 10-K for the year ended December 31, 1999, of Golden Sky Systems, Inc. and Golden Sky DBS, Inc., as and when filed with the Commission.

     "Company Credit Agreement" means the Amended and Restated Credit Agreement, dated as of July 7, 1997, amended and restated as of May 8, 1998 and as further amended by a First Amendment to Amended and Restated Credit Agreement dated as of February 10, 1999, by an Amendment and Waiver dated as of June 14, 1999, and by a Second Amendment, Consent and Waiver dated as of January 4, 2000, among Golden Sky Holdings, Inc., Golden Sky Systems, Inc., and the various banks and agents identified therein, as amended, restated, supplemented or otherwise modified from time to time.

     "Company Disclosure Statement" means the disclosure statement delivered by the Company to Pegasus concurrently with the execution of this Agreement, as supplemented pursuant to Section 7.8.

     "Company Financial Model" means the Company's financial projections attached as Exhibit A to the Company Disclosure Statement, as updated from time to time pursuant to Section 7.3(c)(i).

     "Company Indentures" means (1) the indenture dated as of July 31, 1998 by and among Golden Sky Systems, Inc., as issuer, Argos Support Services Company, as guarantor, Prime Watch, Inc., as guarantor, and State Street Bank and Trust Company of Missouri, N.A., as trustee, relating to the 12 3/8% Senior Subordinated Notes due 2006, Series B, of Golden Sky Systems, Inc., and (2) the indenture, dated as of February 19, 1999, between Golden Sky DBS, Inc., as issuer, and United States Trust Company of New York, as trustee, relating to the 13 1/2% Senior Discount Notes due 2007, Series A, and 13 1/2% Senior Discount Notes due 2007, Series B, of Golden Sky DBS, Inc.

     "Company SEC Filings" means Golden Sky Systems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, and its quarterly reports on Form 10-Q for each of the quarters ended March 31, June 30 and September 30, 1999, and the quarterly reports on Form 10-Q of Golden Sky DBS, Inc. for each of the quarters ended June 30 and September 30, 1999, each as filed with the Commission.

     "Confidentiality Agreement" means the existing Confidentiality Agreement among Pegasus, the Company and certain of its Subsidiaries.

     "Consumer Contract" means any rental agreement, lease agreement, installment sale agreement or other agreement or arrangement under which the Company or any of its Subsidiaries (or predecessors in interest) has rented, leased or sold any DIRECTV System or other Inventory to a subscriber or has otherwise financed the acquisition or use of any DIRECTV System or other Inventory by a subscriber.

     "DIRECTV Distribution Business" means the distribution of any service transmitted using the frequencies licensed to Hughes Communications Galaxy or its successors at the 101, 110 and 119 degree West orbital locations.

     "DIRECTV System" means the satellite receiving system for DIRECTV consisting of a satellite antenna dish, an integrated receiver decoder and a remote control.

     "Employee Benefit Plan" means any: (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan); (d) Employee Welfare Benefit Plan or material fringe benefit plan or program; or (e) other employee benefit arrangement or payroll practice.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(l).

     "Encumbrance" means any mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including restrictive covenants, leases and licenses).

     "Environmental Law" means any Legal Requirement (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, as amended), relating to or concerning pollution or protection of public health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agent" means First Union National Bank.

     "Escrow Agreement" means an escrow agreement in the form set forth as
Exhibit 1.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Governmental Authority" means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

     "Hazardous Substances" means any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste that is regulated by any Governmental Authority, including: (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials or any other materials or pollutants that pose a hazard or potential hazard to the Real Property or to Persons in or about the Real Property; (b) asbestos or any asbestos-containing material of any kind or character; (c) polychlorinated biphenyls ("PCBs"), as regulated by the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq.; (d) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, 33 U.S.C. Section 1251 et seq.;
(e) any "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 135 et seq.; (f) any "chemical substance," "new chemical substance" or "hazardous chemical substance or mixture" pursuant to the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (g) any "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; (h) any "hazardous waste" pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; and (i) any "extremely hazardous substance" pursuant to Section 202 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Intangibles" mean all accounts, notes and other receivables, claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, rights of recoupment and other intangible assets owned, used or held for use in the Business.

     "Inventory" means the DIRECTV Systems and other equipment owned by the Company or any of its Subsidiaries for sale, lease or rent to subscribers or that has been rented or leased to subscribers or sold to subscribers on an installment basis.

     "Judgment" means any judgment, writ, order, injunction, award or decree of any court, judge, justice, magistrate or any other Governmental Authority.

     "Knowledge" of a Principal Company Shareholder means its actual knowledge.

     "Legal Requirement" means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

     "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Market Price" per share of Pegasus Class A Common Stock on any day means the average of the Quoted Prices of the Pegasus Class A Common Stock for the five consecutive trading days immediately preceding such day.

     "Material Adverse Effect on the Company" means a material adverse effect on the Company, its Subsidiaries, the Assets and the Business, taken as a whole.

     "Material Adverse Effect on Pegasus" means a material adverse effect on Pegasus, its Subsidiaries and their assets and business, taken as a whole.

     "Merger Consideration" means the shares of Pegasus Class A Common Stock and the cash in lieu of fractional shares of Pegasus Class A Common Stock deliverable by Pegasus in exchange for Company Capital Stock pursuant to
Section 2.7.

     "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

     "NRTC Distribution Agreement" means any contract or agreement pursuant to which NRTC and/or DirecTV, Inc. and/or any of their Affiliates has granted the Company or any of its Subsidiaries or Pegasus or any of its Subsidiaries, as the case may be, rights relating to the marketing and distribution of DIRECTV in the Service Areas, including those certain NRTC/Member Agreements for Marketing and Distribution of DBS Services, as amended and supplemented, identified in
Section 3.15 of the Company Disclosure Statement or Section 5.15 of the Pegasus Disclosure Statement, as the case may be.

     "NRTC Patronage Capital" means any equity interest in NRTC allocated to the Company or any of its Subsidiaries or if such equity interest is not transferable the right of the Company or any of its Subsidiaries to receive any distributions on account of such equity interest.

     "Ordinary Course" with reference to a Person means the ordinary course of business consistent with past practice of that Person and its Subsidiaries (including with respect to quantity and frequency).

     "Pegasus 1999 Form 10-K" means Pegasus's Annual Report on Form 10-K for the year ended December 31, 1999, as and when filed with the Commission.

     "Pegasus Class A Common Stock" means the Class A Common Stock, par value $0.01 per share, of Pegasus.

     "Pegasus Credit Agreement" means collectively (1) the credit agreement dated as of December 10, 1997, among Pegasus Media & Communications, Inc., the lenders party thereto, and Bankers Trust Company, as agent for such lenders,
(2) the Second Amended and Restated Credit Agreement dated as of July 30, 1997, among Digital Television Services, Inc., the lenders identified therein, and Canadian Imperial Bank of commerce, New York Agency, as agent, and (3) any amendment, modification, restatement, replacement or refinancing of either or both such credit agreements.

     "Pegasus Disclosure Statement" means the disclosure statement delivered by the Pegasus Parties to the Company concurrently with the execution of this Agreement, as supplemented pursuant to Section 8.8.

     "Pegasus SEC Filings" means Pegasus's annual report on form 10-K for the year ended December 31, 1998, and Pegasus's quarterly reports on form 10-Q for each of the quarters ended March 31, June 30 and September 30, 1999, each as filed with the Commission.

     "Permit" means any license, permit, consent, approval, registration, authorization, qualification or similar right granted by a Governmental Authority.

     "Permitted Liens" means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) rights reserved to any Governmental Authority to regulate the affected property; (iii) statutory liens of banks and rights of set-off; (iv) as to leased Assets, interests of the lessors and sublessors thereof and liens affecting the interests of the lessors and sublessors thereof; (v) inchoate materialmen's, mechanics', workmen's, repairmen's or other like liens arising in the ordinary course of business; (vi) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation and other types of social security; (vii) earnest money deposits made to secure the performance of contracts to acquire DIRECTV Distribution Businesses, so long as no foreclosure or similar proceedings have been commenced; (viii) licenses of trademarks or other intellectual property rights granted by the Company in the ordinary course and not interfering in any material respect with the ordinary conduct of the business of the Company; and (ix) as to real property, any encumbrance, adverse interest, constructive or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, rights of first refusal, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, under any Contract or otherwise, that do not, individually or in the aggregate, materially and adversely affect or impair the value or use thereof as it is currently being used in the Ordinary Course.

     "Person" means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

     "Personal Property" means all tangible personal property of the Company and its Subsidiaries, whether or not identified in Section 3.6 of the Company Disclosure Statement.

     The "Quoted Price" of the Pegasus Class A Common Stock on any day means the last reported sale price on such day of the Pegasus Class A Common Stock as reported by the Nasdaq National Market or, if the Pegasus Class A Common Stock is listed on a securities exchange, the last reported sale price of the Pegasus Class A Common Stock on such exchange, which shall be for consolidated trading if applicable to such exchange, or, if not so reported or listed, the last reported bid price of the Pegasus Class A Common Stock.

     "Real Property" means all owned or leased real property used or held for use in connection with the operation of the Business.

     "Registration Rights Agreement" means the form of registration rights agreement attached hereto as Exhibit 4, except that the provisions contained in
Section 5(a) of Exhibit 4 shall not be included in the Registration Rights Agreement when executed unless the Registration Rights Agreement dated April 27, 1998 (the "DTS Registration Rights Agreement"), among the Company and certain former owners of Digital Television Services, Inc. (the "DTS Holders") is amended prior to Closing in substance as set forth in Exhibit 12.

     "Representative" means any director, officer, employee, agent, consultant, adviser or other representative of a Person, including legal counsel, accountants and financial advisors.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Service Areas" means the areas identified on Exhibits "C" of the NRTC Distribution Agreements identified in Section 3.15 of the Company Disclosure Statement or Section 5.15 of the Pegasus Disclosure Statement, as the case may be.

     "SMATV Account" means any hotel, motel, dormitory, hospital or similar establishment in the Service Areas that provides DIRECTV services to its patrons using a single DIRECTV System for each channel and is required to execute a SMATV Agreement.

     "SMATV Agreement" means a DIRECTV SMATV Service Private Viewing Agreement relating to subscribers in the Service Areas.

     "Subsidiary" of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its Subsidiaries collectively hold a 50% or greater equity interest; (c) any partnership or similar organization in which the specified Person or Subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

     "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Voting Agreement" means the form of voting agreement attached hereto as
Exhibit 5.

     1.2 Other Definitions. The following terms shall, when used in this Agreement, have the meanings assigned to such terms in the Sections indicated.

Term
                                                                       Section
"Agreement" ........................................................ Preamble
"Certificate of Merger" ................................................. 2.5
"Claim" ................................................................ 11.2
"Closing" .............................................................. 2.11
"Closing Date" ......................................................... 2.11
"Company Alternative Transaction" ....................................... 7.2
"Company Capital Stock" ................................................. 2.7
"Company Financial Statements" ......................................... 3.19
"Company Indemnities" .................................................. 13.3
"Company Intellectual Property Rights" .................................. 3.7
"Contracts". ........................................................... 3.15
"Conversion Ratio" ................................................... 2.7(b)
"DGCL" .................................................................. 2.1
"DIRECTV" .......................................................... Recitals
"Dissenting Shares" ..................................................... 2.9
"Effective Time" .........................................................2.5
"Escrowed Shares" .................................................... 2.7(c)
"FCC" ................................................................. .5.23
"FCC Licenses" ......................................................... 5.23
"GSS Indemnified Parties" .............................................. 11.2
"GSS Parties" ........................................................... 3.3
"Indemnification Period" ............................................... 13.2
"Indemnified Party" ................................................... .13.4
"Indemnifying Party" ................................................... 13.4
"Information Systems" .................................................. 3.24
"Merger" ................................................................ 2.1
"NRTC" ............................................................. Recitals
"Options" ............................................................ 3.2(d)
"Parties" .......................................................... Preamble
"Pegasus Alternative Transaction" ....................................... 8.2
"Pegasus Financial Statements" ......................................... 5.11
"Pegasus Indemnitees" .................................................. 13.2
"Pegasus Merger Registration Statement" ................................. 8.6
"Pegasus Parties" .................................................. Preamble
"Proxy Statement/Prospectus" ............................................ 8.6
"Sellers" .......................................................... Preamble
"Shareholders" .......................................................... 2.6
"Surviving Corporation" ................................................. 2.1
"Third Party Claim" .................................................... 13.4


                                   Article II
                               BASIC TRANSACTION

     2.1 Merger; Surviving Corporation. In accordance with and subject to the provisions of this Agreement and the General Corporation Law of the State of Delaware ("DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company (the "Merger"), and the Company shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate existence of Merger Sub shall cease. All properties, franchises and rights belonging to the Company and Merger Sub, by virtue of the Merger and without further act or deed, shall be vested in the Surviving Corporation, which shall thenceforth be responsible for all the liabilities and obligations of each of Merger Sub and the Company.

     2.2 Certificate of Incorporation. The Company's certificate of incorporation shall be amended and restated effective at the Effective Time to be as set forth in the Certificate of Merger, and, as so amended and restated, shall thereafter continue in full force and effect as the certificate of incorporation of the Surviving Corporation until altered or amended as provided therein or by law, to the extent permitted by Section 11.2.

     2.3 By-Laws. The Company's by-laws, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation until altered, amended or repealed as provided therein or by law, to the extent permitted by Section 11.2.

     2.4 Directors and Officers. The directors of the Surviving Corporation following the Effective Time shall be the persons serving as directors of Merger Sub immediately before the Effective Time and shall serve thereafter in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and the DGCL. The officers of Merger Sub immediately before the Effective Time shall serve in the same capacities as officers of the Surviving Corporation at the pleasure of the board of directors of the Surviving Corporation following the Effective Time in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and the DGCL.

     2.5 Effective Time. The Merger shall become effective at the time and date that the certificate of merger (the "Certificate of Merger"), in the form attached hereto as Exhibit 6, is accepted for filing by the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL. The Certificate of Merger shall be executed by the Surviving Corporation and delivered to the Secretary of State of the State of Delaware for filing on the Closing Date. The date and time when the Merger becomes effective are referred to herein as the "Effective Time."

     2.6 Exchange of Certificates. At the Closing, immediately after the Effective Time, all of the shareholders of the Company (the "Shareholders"), other than the holders of Dissenting Shares, shall surrender to the Surviving Corporation all of the outstanding certificates theretofore representing shares of Company Capital Stock in exchange for the Merger Consideration deliverable to the Shareholders as provided in Section 2.7. Until such certificates are surrendered, outstanding certificates formerly representing shares of Company Capital Stock shall be deemed for all purposes as evidencing the right to receive the Merger Consideration into which such shares are converted as though said surrender and exchange had taken place. In no event will a holder of shares of Company Capital Stock be entitled to interest on the Merger Consideration issuable in respect of such shares.

     2.7 Merger Consideration; Conversion and Cancellation of Securities.

       (a) Conversion of Company Capital Stock. At the Effective Time of the Merger all of the issued and outstanding shares of the common stock, par value of $0.01 per share (the "Company Common Stock"), and all of the issued and outstanding shares of the Series A Convertible Participating Preferred Stock, the Series B Convertible Participating Preferred Stock, the Series A Redeemable Preferred Stock, the Series B Redeemable Preferred Stock, the Series C Senior Convertible Preferred Stock and the Series D Redeemable Preferred Stock, each with a par value of $0.01 per share, of the Company (the "Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock") outstanding immediately before the Effective Time, other than shares described in Section 2.7(d) and other than Dissenting Shares, shall be converted, by virtue of the Merger and without any further action on the part of the holders thereof, into the number of shares of Pegasus Class A Common Stock determined as follows:

          (i) 6,500,000 shares of Pegasus Class A Common Stock, minus

          (ii) the number of shares of Pegasus Class A Common Stock determined by dividing the amount paid by Pegasus pursuant to Section 8.10 by the Market Price per share of the Pegasus Class A Common Stock on the date of this Agreement; minus

          (iii) the number of shares of Pegasus Class A Common Stock issuable upon exercise of the warrants and options to purchase Pegasus Class A Common Stock that replace the Options pursuant to Section 2.12; minus

          (iv) any adjustment under Section 2.13; minus

          (v) the number of shares of Pegasus Class A Common Stock that would otherwise be issuable in respect of Dissenting Shares.

If between the date of this Agreement and the Closing Date, Pegasus shall subdivide or combine the outstanding Pegasus Class A Common Stock or shall declare a dividend on Pegasus Class A Common Stock payable in Pegasus Class A Common Stock, the number of shares of Pegasus Class A Common Stock determined above shall be adjusted by multiplying the number of shares so determined by a fraction of which the numerator is the number of shares of Pegasus Class A Common Stock outstanding immediately after such event and the denominator is the number of shares of Pegasus Class A Common Stock immediately before such event.

       (b) Conversion Ratio; Escrowed Shares; Delivery of Shares at
    Closing. The ratio of the number of shares of Pegasus Class A Common Stock into which each share of each series of the Company Preferred Stock and each share of Company Common Stock, respectively, shall be converted (the "Conversion Ratio" of each such series and of the Company Common Stock) shall be set forth on Exhibit 10, which Exhibit shall be agreed upon and signed by all the Parties within seven Business Days after the date of this Agreement.

       (c) Not later than 48 hours before the Closing, the Company shall provide to Pegasus (i) a list of the Shareholders specifying the number of shares of Pegasus Class A Common Stock to be issued to each such Shareholder based upon the applicable Conversion Ratios, and (ii) a calculation based on the Conversion Ratios supporting such list. Both the list and the calculation shall be certified as correct by the Company, and Pegasus shall be protected in conclusively relying on the accuracy thereof. At the Closing, Pegasus shall (subject to Section 2.10) deliver
    (A) to the Escrow Agent (subject to the provisions of Section 13.6 and the Escrow Agreement) share certificates registered in the names of the Shareholders evidencing 975,000 shares of Pegasus Class A Common Stock (adjusted as provided in the last sentence of subsection (a)) (the "Escrowed Shares," which shares shall be deemed to be owned by the Shareholders (other than holders of Dissenting Shares) in proportion to their entitlement to the Merger Consideration, subject to the Escrow Agreement), and (B) to such Shareholders (other than holders of Dissenting Shares), or a person designated in writing by the Company to serve as agent for the Shareholders, share certificates registered in the names of the applicable Shareholders evidencing the balance of the shares of Pegasus Class A Common Stock to be received by each such Shareholder (other than holders of Dissenting Shares), rounded down to the nearest whole share and accompanied by any payment in lieu of fractional shares required by Section 2.7(f).

       (d) Treasury Shares, Etc. Each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock, if any, held by Pegasus or any Subsidiary of Pegasus or of the Company immediately before the Effective Time shall be cancelled and extinguished, and nothing shall be issued or paid in respect thereof.

       (e) Conversion of Merger Sub Shares. Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

       (f) Fractional Shares. No certificates or scrip evidencing fractional shares of Pegasus Class A Common Stock shall be issued in exchange for Company Capital Stock. In lieu of any such fractional shares, each holder of Company Capital Stock shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Market Price on the Closing Date of the Pegasus Class A Common Stock by
    (ii) the fractional share of Pegasus Class A Common Stock to which such holder would otherwise be entitled (taking into account all shares held of record by such holder at the Effective Time).

       (g) Withholding. Pegasus (or any Affiliate thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Company Capital Stock such amounts, if any, as Pegasus (or any Affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Pegasus, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Company Capital Stock in respect of which such deduction and withholding was made by Pegasus (or such Affiliate).

     2.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company.

     2.9 Dissenting Shares. Shares of Company Capital Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted into the right to receive the Merger Consideration, and holders of such shares of Company Capital Stock will be entitled, in lieu thereof, to receive payment of the appraised value of such shares of Company Capital Stock in accordance with the provisions of such
Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Capital Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company will give Pegasus prompt notice of any demands received by the Company for appraisal of shares of Company Capital Stock. Prior to the Effective Time, the Company will not, except with the prior written consent of Pegasus make any payment with respect to, or settle or offer to settle, any such demands.

     2.10 Failure to Surrender Share Certificates. Pegasus shall be obligated to deliver certificates evidencing the Merger Consideration and cash in lieu of fractional shares only upon receipt of certificates representing the Company Capital Stock converted by reason of the Merger into the Merger Consideration. If any Shareholder fails to deliver any of its certificates representing Company Capital Stock at the Closing, Pegasus may withhold from its delivery to the applicable Shareholder and the Escrow Agent the corresponding portion of the Merger Consideration until such time as the applicable share certificates (or, in case of lost, stolen or missing share certificates, an affidavit of loss and unsecured indemnity agreement reasonably satisfactory to Pegasus) shall be delivered.

     2.11 Closing. The closing of the transactions contemplated by this Agreement and the Collateral Documents ("Closing") shall take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, Pennsylvania 19103, or at such other location as the parties may agree, at 10:00 a.m., Eastern Time, on a Business Day specified by Pegasus that may be on, but shall not be more than five Business Days after, all conditions precedent to the Closing set forth in Articles IX and X have been satisfied or waived, or on such other date and at such other time as the Parties may agree, provided that all such conditions precedent have been satisfied or waived. The date on which the Closing actually occurs is referred to herein as the "Closing Date."

     2.12 Treatment of Certain Outstanding Options and Warrants. At the Effective Time, Pegasus will assume the Company's obligations under the Options described in Section 3.2(d)(i) of the Company Disclosure Statement and will replace them (upon surrender thereof by the Persons who hold them) with warrants or options, as the case may be, to purchase (on the same terms and conditions that are applicable to the Options) the number of shares of Pegasus Class A Common Stock equal to the Conversion Ratio applicable to the class of Company Capital Stock for which such Options are exercisable times the number of shares of the relevant class of Company Capital Stock issuable upon exercise of such Options, for an exercise price equal to the exercise price applicable to such Options divided by the Conversion Ratio applicable to the relevant class of Company Capital Stock. For purposes of this Section, Options consisting of employee stock options will be replaced with options issued under Pegasus's employee stock option plan, and other Options will be replaced with other options or warrants to purchase Pegasus Class A Common Stock, all on the terms provided herein.

     2.13 Certain Expenses. The Shareholders shall bear the cost and expense of all investment banking, brokerage and financial advisory services rendered to any of the Sellers relating to the transactions contemplated by this Agreement. To that end, at the Company's option, (a) some or all of the Shareholders shall pay all such expenses before the Closing with funds not provided by the Company and provide Pegasus satisfactory evidence of such payment, or (b) the number of shares of Pegasus Class A Common Stock included in the Merger Consideration shall be reduced by the amount of such costs and expense divided by the Market Price on the Closing Date.


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Pegasus that the statements contained in Article III are correct and complete as of the date of this Agreement and, except as provided in Section 9.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article III, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date).

     3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each Subsidiary of the Company is a business organization of the type described in Section 3.1 of the Company Disclosure Statement and is duly organized, validly existing and in good standing under the laws of the state identified in Section 3.1 of the Company Disclosure Statement. All of the Company's Subsidiaries are identified in Section 3.1 of the Company Disclosure Statement. The Company has, and each of its Subsidiaries has, all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. The Company is, and each of its Subsidiaries is, duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, all of which are identified in Section 3.1 of the Company Disclosure Statement, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the GSS Parties to perform its obligations under this Agreement or any of the Collateral Documents.

     3.2 Capitalization.

       (a) The authorized, issued and outstanding capital stock and other ownership interests of the Company and each of its Subsidiaries (including all options and warrants to acquire capital stock of the Company and any Subsidiary) are fully and accurately described in Section 3.2(a) of the Company Disclosure Statement.

       (b) All of the issued and outstanding shares of Company Capital Stock, are owned of record, and to the knowledge of the Company beneficially, by the Persons set forth in Section 3.2(b) of the Company Disclosure Statement, in the numbers and percentages set forth therein, and, to the knowledge of the Company, except as set forth in Section 3.2(b) of the Company Disclosure Statement, no other Person has any right, title or interest, whether legal or equitable, in said shares other than equitable distribution rights and other similar rights. The representations and warranties in this subsection (b) will not apply at any time after the purchase by Pegasus of Company Capital Stock pursuant to Section 8.10 insofar as such representations and warranties relate to Company Capital Stock purchased by Pegasus pursuant to Section 8.10.

       (c) All of the issued and outstanding ownership interests in each Subsidiary of the Company are owned, beneficially and of record, by the Persons set forth in Section 3.2(c) of the Company Disclosure Statement, in the numbers and percentages set forth therein, and no other Person has any right, title or interest, whether legal or equitable, in said ownership interests (except to the extent the Shareholders' ownership of the Company could be deemed to constitute beneficial ownership of the Company's Subsidiaries).

       (d) Section 3.2(d)(i) of the Company Disclosure Statement lists all outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require the Company or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests (collectively "Options"). Except as described in Section 3.2(d)(ii) of the Company Disclosure Statement, there are no authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any of its Subsidiaries, and no rights described in Section 3.2(d)(ii) of the Company Disclosure Statement will be outstanding at the time of the Closing.

       (e) All of the issued and outstanding shares of Company Capital Stock, and all outstanding ownership interests of each of the Company's Subsidiaries, (i) have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (with respect to Subsidiaries that are corporations) and have been issued in compliance with applicable securities laws and other applicable Legal Requirements, and (ii) are subject to no Encumbrances other than under the Company Credit Agreement, transfer restrictions under applicable securities laws or the NRTC Distribution Agreements, transfer restrictions under agreements among Shareholders described in Section 3.15 of the Company Disclosure Statement, or as described in Section 3.2(e) of the Company Disclosure Statement (all of which Encumbrances (other than Encumbrances on the ownership interests in subsidiaries of the Company granted pursuant to the Company Credit Agreement and other than transfer restrictions under the NRTC Distribution Agreements and applicable securities laws) will be released at or before the Closing). The representations and warranties in clause (ii) of the preceding sentence will not apply at any time after the purchase by Pegasus of Company Capital Stock pursuant to Section 8.10 insofar as such representations and warranties relate to Company Capital Stock purchased by Pegasus pursuant to Section 8.10.

       (f) This Section 3.2 does not prohibit the transfer of Company Capital Stock, consistent with applicable law, between the date of this Agreement and the Closing Date, provided that any Principal Company Shareholder so transferring shares of Company Capital Stock requires its transferee to agree in writing to be bound by this Agreement (including the covenant in Section 7.5 to vote for the Merger). All such transfers will be reflected in the Company's notification delivered pursuant to Section 2.7(c). If any shares of Company Capital Stock shall be transferred before the Closing Date by signatories to the Voting Agreement, shares of Pegasus Class A Common Stock issued in exchange for the transferred shares shall be treated for purposes of Section 4.1 of the Voting Agreement as Covered Shares received by the transferor at the Closing and transferred to the transferee thereafter, and the form of Voting Agreement executed at the Closing shall be appropriately modified.

     3.3 Authority and Validity. The Company has all requisite corporate power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement (subject to the approval of the Shareholders as contemplated by Section 7.5 and to receipt of any consents, approvals, authorizations or other matters referred to in Section 7.4 hereof). The execution and delivery by the Company of, the performance by the Company of its obligations under, and the consummation by the Company of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of the Company (subject to the approval of the Shareholders as contemplated by Section 7.5). This Agreement has been duly executed and delivered by the Company and (assuming due execution and delivery by the Pegasus Parties) is the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. Upon the execution and delivery of the Collateral Documents by each Person (other than Pegasus and its Affiliates and the Escrow Agent) that is required by this Agreement to execute, or that does execute, this Agreement or any of the Collateral Documents (collectively, the "GSS Parties"), and assuming due execution and delivery thereof by the Pegasus Parties and the Escrow Agent, the Collateral Documents will be the legal, valid and binding obligations of each of the GSS Parties, enforceable against each in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     3.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Governmental Authorities and Persons identified in the exceptions to Section 3.5, the execution, delivery and performance by the Company of this Agreement and the Collateral Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of the Company under, or result in the creation or imposition of any Encumbrance upon the Company, any of its Subsidiaries, the Assets, the Business or the Company Capital Stock by reason of the terms of (i) the certificate of incorporation, by-laws or other charter or organizational document of the Company or any Subsidiary of the Company,
(ii) any material contract, agreement, lease, indenture or other instrument to which the Company or any Subsidiary of the Company is a party or by or to which the Company, any Subsidiary of the Company or the Assets may be bound or subject, (iii) any order, judgment, injunction, award or decree of any arbitrator or Governmental Authority or any statute, law, rule or regulation applicable to the Company or any Subsidiary of the Company or (iv) any Permit of the Company or any Subsidiary of the Company, which in the case of (ii),
(iii) or (iv) above would have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the GSS Parties to perform its obligations under this Agreement or any of the Collateral Documents.

     3.5 Consents and Approvals. Except for (i) requirements under the NRTC Distribution Agreements, the Securities Act, the Exchange Act, the HSR Act, and the Company Credit Agreement, (ii) the requirement to make the Change of Control Offers following the Closing, and (iii) requirements described in
Section 3.5 of the Company Disclosure Statement, no consent, approval, authorization or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is necessary to be obtained, made or given by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by them of this Agreement or any Collateral Document or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the GSS Parties to perform its obligations under this Agreement or any of the Collateral Documents.

     3.6 Title to Assets.

       (a) The Company does not own any real property. Section 3.6 of the Company Disclosure Statement includes a materially accurate and complete description of (i) all real property leased by the Company or any of its Subsidiaries (identifying the lessee and the lessor and describing the term and the payment terms) and (ii) each place of business of the Company or any of its Subsidiaries. The Company and its Subsidiaries have exclusive, good and marketable title to the NRTC Distribution Agreements and good and marketable title to the other material Assets, free and clear of any and all Encumbrances, except (A) such Encumbrances on the NRTC Distribution Agreements that will be released prior to Closing, (B) Encumbrances arising under the Company Credit Agreement, (C) the security interest in the interest escrow established by one of the Company Indentures and the related escrow agreement, (D) the matters described in
    Section 3.6 of the Company Disclosure Statement (all of which will have been discharged at or before the Closing unless otherwise indicated in
    Section 3.6 of the Company Disclosure Statement), (E) Permitted Liens, (F) transfer restrictions imposed by the NRTC Distribution Agreements and other Encumbrances on the NRTC Distribution Agreements that are not material individually or in the aggregate, and (G) Encumbrances on property other than the NRTC Distribution Agreements that would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the GSS Parties to perform its obligations under this Agreement or any of the Collateral Documents.

       (b) Except as provided by this Agreement, and except as described in
    Section 3.2 or 3.6 of the Company Disclosure Statement, no Person has any right to acquire, directly or indirectly, any interest in any of the Company's Subsidiaries or any material Assets, and there is no agreement to which any Seller, any Subsidiary of the Company or any of their Affiliates is a party or is otherwise bound relating to the direct or indirect sale of any of the NRTC Distribution Agreements or the capital stock, other ownership interests or any material Assets of the Company or any of its Subsidiaries.

     3.7 Intellectual Property.

       (a) Section 3.7 of the Company Disclosure Statement sets forth a true and complete list of all registered patents, trademarks, copyrights and applications therefor owned by or registered in the name of the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries has any right, license or interest (the "Company Intellectual Property Rights"). Except as set forth in Section 3.7 of the Company Disclosure Statement, the Company is not a party to any license agreement, either as licensor or licensee, with respect to any Company Intellectual Property Rights. To the knowledge of the Company, the Company or one of its subsidiaries has good and marketable title to or the right to use all Company Intellectual Property Rights and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the operation of the Business without the payment of any royalty or similar payment.

       (b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has in its operation of the Business infringed upon, and the operation of the Business as currently conducted does not infringe upon, any patents, copyrights, trade names, trademarks or service marks of third parties, and neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging such infringement. To the knowledge of the Company, no third party has infringed upon any Company Intellectual Property Rights.

     3.8 Compliance with Legal Requirements. Except as described in Section 3.8 of the Company Disclosure Statement, the Company and its Subsidiaries have operated the Business in material compliance with all material Legal Requirements and in material compliance with the NRTC Distribution Agreements applicable to the Company and its Subsidiaries. Except as described in Section
3.8 of the Company Disclosure Statement, no action, suit, proceeding, hearing or investigation has been commenced or, to the Sellers' knowledge, threatened, and no charge, complaint, claim, demand or notice has been filed, against the Company or any of its Subsidiaries alleging any failure to so comply.

     3.9 Financial and Other Information.

       (a) The historical financial statements (including the notes thereto) ("Company Financial Statements") contained in the Company SEC Filings or to be contained in the Company 1999 Forms 10-K have been or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present or will present fairly the financial condition of the Persons reported on and their results of operations as of the dates and for the periods indicated, subject in the case of the unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

       (b) The Company SEC Filings did not, as of their filing dates, and the Company 1999 Forms 10-K, as of their filing dates, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading.

       (c) No written information concerning the Company, its Subsidiaries or its Shareholders furnished to Pegasus by the Company specifically for inclusion in the Pegasus Merger Registration Statement will at the time provided, or as of any later time confirmed in writing by any such Person, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading.

       (d) The Company Financial Model has been prepared in good faith and on the basis of assumptions believed to be reasonable by the Company's management.

     3.10 Subsequent Events. Except as set forth in Section 3.10 of the Company Disclosure Statement, or to the extent consented to in writing by Pegasus, since September 30, 1999: (i) neither the Company nor any of its Subsidiaries has sold, leased, transferred or assigned any of its rights under the NRTC Distribution Agreements, or, except in the Ordinary Course and in compliance with the NRTC Distribution Agreements, any other material Assets;
(ii) no third party has accelerated, terminated, modified or canceled any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) relating to the Company, any of its Subsidiaries or the Business; (iii) neither the Company nor any of its Subsidiaries has imposed or permitted the imposition of any Encumbrance (other than Permitted Liens) upon any of the rights of the Company or its Subsidiaries under any of the NRTC Distribution Agreements or any material Encumbrance (other than Permitted Liens) upon any of the other material Assets; (iv) neither the Company nor any of its Subsidiaries has made any capital investment in, any loan to, or any Acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or Acquisitions) other than loans to or investments in Subsidiaries of the Company; (v) neither the Company nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course in excess of $100,000 (exclusive of matters being contested in good faith); (vi) neither the Company nor any of its Subsidiaries has canceled, compromised, waived or released any rights or claims outside the Ordinary Course involving more than $100,000 in the aggregate; and (vii) neither the Company nor any of its Subsidiaries have committed to any of the foregoing. Since September 30, 1999, there has not been any other occurrence, event, incident, action, failure to act or transaction involving the Company or any of its Subsidiaries (except matters generally known to, and that generally affect, other NRTC members and affiliates providing DIRECTV services) which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the GSS Parties to perform its obligations under this Agreement or any of the Collateral Documents.

     3.11 Undisclosed Liabilities.

       (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any Liability, except for (i) Liabilities reflected, accrued or reserved against in the Company Financial Statements as of September 30, 1999 or the notes thereto or disclosed in the Company SEC Filings, (ii) current Liabilities incurred after September 30, 1999, in the Ordinary Course, (iii) Liabilities incurred after September 30, 1999, under the Company Credit Agreement to finance expenditures not prohibited by this Agreement, (iv) Liabilities incurred after September 30, 1999, in connection with Acquisitions permitted by Section 7.3(c)(i), (v) Liabilities disclosed in Section 3.11 of the Company Disclosure Statement or in the Company Financial Model, and (vi) Liabilities in an aggregate amount not exceeding $5,000,000.

       (b) As of the Closing Date, neither the Company nor any of its Subsidiaries will have any Liability, except for (i) Liabilities reflected, accrued or reserved against in the Company Financial Statements as of December 31, 1999, or the notes thereto or disclosed in the Company 1999 Forms 10-K, (ii) current Liabilities incurred after December 31, 1999, in the Ordinary Course, (iii) Liabilities incurred after December 31, 1999, under the Company Credit Agreement to finance expenditures not prohibited by this Agreement, (iv) Liabilities incurred after December 31, 1999, in connection with Acquisitions permitted by Section 7.3(c)(i), (v) Liabilities disclosed in Section 3.11 of the Company Disclosure Statement or in the Company Financial Model, and (vi) Liabilities in an aggregate amount not exceeding $5,000,000.

     3.12 Legal Proceedings. Other than any proceedings affecting generally the NRTC and its members and affiliates providing DIRECTV services, and except as set forth in Section 3.12 of the Company Disclosure Statement, (i) there are no outstanding judgments or orders against or otherwise affecting or related to the Company, any of its Subsidiaries, the Business or the Assets; (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to any Seller's knowledge, threatened that, if adversely determined, would result in Liabilities in an amount exceeding $1,000,000, or that challenges the ability of the Sellers to consummate the transactions contemplated by this Agreement or the Collateral Documents.

     3.13 Taxes. The Company has, and each of its Subsidiaries has, duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where the Liabilities of all such failures to file could not reasonably be expected to exceed $1,000,000 in the aggregate.

All Taxes due and payable by the Company and its Subsidiaries (or claimed to be due and payable) have been paid (regardless whether Tax Returns relating to such Taxes have been duly and timely filed or, if filed, regardless whether such Tax Returns are deficient), except such amounts as (i) are not in the aggregate material or (ii) are being contested diligently and in good faith and for which there are adequate reserves in the Company Financial Statements. The Company has furnished to Pegasus true and correct copies of all federal and state income Tax Returns filed by it or any of its Subsidiaries in the past five years, all of which are accurate and complete in all material respects. Except as set forth in Section 3.13 of the Company Disclosure Statement, there are no pending tax audits, claims or proceedings relating to the Company any of its Subsidiaries, the Assets or the Business and income therefrom. Neither the Company nor any of its Subsidiaries has agreed to any waiver or extension of any statute of limitations relating to any Tax.

     3.14 Employee Benefits; Employees. All Employee Benefit Plans maintained or contributed to by the Company are set forth in Section 3.14 of the Company Disclosure Statement. Except as set forth in Section 3.14 of the Company Disclosure Statement and except for matters that individually and in the aggregate would not have Liabilities in excess of $1,000,000:

       (a) All such Employee Pension Benefit Plans are, and have been at all times since their establishment, qualified for federal income tax purposes under Code Section 401(a) and the related trusts are, and have been at all times since their establishment, exempt from federal income tax under Code
    Section 501(a). All such Employee Benefit Plans are in compliance with all applicable provisions of ERISA, including, but not limited to, the applicable reporting and disclosure requirements, as they relate to such plans, and the Company is not subject to any liabilities based on past non-compliance, if any. Pegasus and Merger Sub are not required under ERISA, the Code, any collective bargaining agreement or any other agreement to maintain or to continue to contribute to any Employee Benefit Plan maintained or contributed to by the Company.

       (b) The Company has made all required contributions under each Employee Benefit Plan listed in Section 3.14 of the Company Disclosure Statement for all periods through and including the fiscal year ended December 31, 1998, and has made all required contributions for subsequent periods or has provided adequate accruals therefor in the Company Financial Statements.

       (c) There is not now, and has not been, any violation of the Code or ERISA with respect to the filing of applicable reports, documents, and notices regarding the Employee Benefit Plans maintained or contributed to by the Company with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Employee Benefit Plans.

       (d) No fiduciary or other party in interest with respect to any of the Employee Benefit Plans maintained or contributed to by the Company has caused any of such plans to engage in a "prohibited transaction," as defined in ERISA Section 406.

       (e) The Company has never been obligated to contribute to any Multiemployer Plan.

       (f) There has been no violation of the "continuation coverage requirements" of "group health plans" as set forth in Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA or the "HIPAA" requirements as set forth in Code Sections 9801 and 9802 and Part 7 of Subtitle B of ERISA with respect to any Employee Benefit Plan maintained by the Company to which such requirements apply.

       (g) The Company does not maintain retiree life and retiree health insurance plans which are Employee Welfare Benefit Plans providing for continuing benefits or coverage for any employee or any beneficiary of any employee after such employee's termination of employment (except to the extent such continued coverage is required by Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA).

       (h) Prior to the Closing, the Company will not establish or create any new Employee Benefit Plan, except with the consent of Pegasus, nor will the Company amend or modify as to any benefit or in any other way any existing Employee Benefit Plan, except with the consent of Pegasus.

       (i) The Company does not maintain and is not obligated to contribute to any Employee Pension Benefit Plan that is a defined benefit plan, and has not maintained and has not been obligated to contribute to such a plan within the last six years.

       (j) "Company," as used in subsections (a) through (i) of this Section
    3.14 shall include any other entity required to be aggregated with the Company under Sections 414(b), 414(c), 414(m), or 414(o) of the Code and the regulations thereunder.

       (k) There are no collective bargaining agreements applicable to any Persons employed by the Company or any of its Subsidiaries, and the Company and its Subsidiaries have no duty to bargain with any labor organization with respect to any such Person. There are not pending any unfair labor practice charges against the Company or any of its Subsidiaries, nor is there any demand for recognition, or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any of its Subsidiaries.

       (l) The Company and its Subsidiaries are in substantial compliance with all applicable Legal Requirements respecting employment conditions and practices, have withheld all amounts required by any applicable Legal Requirements or Contracts to be withheld from the wages or salaries of their employees, and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

       (m) The Company and its Subsidiaries have not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and have not violated any Legal Requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in their employment conditions or practices, except where such violations would not have a Material Adverse Effect on the Company. There is not pending or, to the best of the Company's knowledge, threatened any discrimination complaint relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company or any of its Subsidiaries before any Governmental Authority.

       (n) There is no existing or, to the best of the Company's knowledge, threatened, labor strike, dispute, grievance or other labor controversy affecting the Company or any of its Subsidiaries. There is no pending or, to the best of the Company's knowledge, threatened representation question respecting the employees of the Company or any of its Subsidiaries. There is no pending or, to the best of the Company's knowledge, threatened arbitration proceeding under any Contract.

       (o) Section 3.14 of the Company Disclosure Statement identifies all employees other than customer service representatives that have been terminated for cause, the reasons for termination, any agreements relating to such terminations and any litigation or proceedings relating to such terminations.

       (p) Section 3.14 of the Company Disclosure Statement sets forth a true and complete list of the names, titles and rates of compensation of all of the Company's employees.

     3.15 Contracts.

       (a) Section 3.15 of the Company Disclosure Statement contains a true, correct and complete list of (or a specific cross-reference to one or more other sections of the Company Disclosure Statement where there is described) the following contracts, agreements and commitments, whether written or oral, to which the Company or any its Subsidiaries is a party ("Contracts"):

          (i) each NRTC Distribution Agreement (together with the Service Area covered by each) and any other agreement with NRTC or DirecTV, Inc. or any of their Affiliates;

          (ii) each agreement to which the Company or any of its Subsidiaries is a party relating to the Acquisition of a DIRECTV Distribution Business;

          (iii) any agreement (or group of related agreements) relating to the financing, lease or rental of Personal Property to the Company or any of its Subsidiaries by any Person requiring payments in excess of $100,000 per year;

          (iv) each lease of real property to which the Company or any of its Subsidiaries is a party, and each management, maintenance and service agreement relating to real estate owned or leased by the Company or any of its Subsidiaries requiring payments in excess of $50,000 per year;

          (v) each form of agreement currently in effect used by the Company or any of its Subsidiaries to provide for the maintenance or installation of DIRECTV Systems;

          (vi) any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services (including any forms of agreement or purchase order relating to the sale of DIRECTV Systems or the sale of DIRECTV services) requiring payments in excess of $100,000 per year;

          (vii) each form of Consumer Contract currently in effect used by the Company and its Subsidiaries (as distinguished from their predecessors);

          (viii) any written agreement concerning a partnership or joint venture;

          (ix) any written agreement with the Shareholders (or any of them), including agreements related to registration rights;

          (x) any agreement (or group of related agreements) under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which the Company or any of its Subsidiaries has imposed an Encumbrance (other than a Permitted Lien), the liability on which, determined in accordance with GAAP, exceeds $200,000;

          (xi) any agreement concerning confidentiality or noncompetition;

          (xii) any material agreement involving any officer, director or shareholder of the Company or any of its Subsidiaries;

          (xiii) any agreement for the employment or hire of any individual on a full-time, part-time, consulting or other basis requiring payments of $50,000 or more per year;

          (xiv) any written agreement relating to the severance or termination of an employee that could reasonably be expected to require payment by the Company or any Subsidiary of $50,000 or more;

          (xv) each form of agreement currently in effect used by the Company or any of its Subsidiaries relating to the services of sales representatives, agents and other independent contractors (including agreements relating to the maintenance or installation of DIRECTV Systems);

          (xvi) any material agreement under which the Company or any of its Subsidiaries has advanced or lent any amount to any employee or any of the current or former directors, officers or shareholders of the Company or any of its Affiliates (other than advances against properly documented and properly reimbursable business expenses in the Ordinary Course);

          (xvii) any agreement relating to the sale or use of subscriber lists;

          (xviii) all agreements relating to multiple dwelling units;

          (xix) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the GSS Parties to perform its obligations under this Agreement or any of the Collateral Documents; and

          (xx) any other agreement (or group of related agreements) entered into other than in the Ordinary Course the performance of which involves payments in excess of $200,000.

       (b) The Company has delivered or made available to Pegasus a correct and complete copy of each written agreement listed in Section 3.15 of the Company Disclosure Statement and a written summary setting forth the material terms and conditions of each oral agreement listed therein. With respect to each Contract, except as described in Section 3.15 of the Company Disclosure Statement: (A) the Contract is legal, valid, binding, enforceable and in full force and effect; (B) subject to obtaining any consent referred to in Section 3.5 or disclosed in Section 3.5 of the Company Disclosure Statement, the transactions contemplated by this Agreement will not prevent the Contract from continuing to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;
    (C) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the Contract; and (D) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, has repudiated any provision of the Contract.

     3.16 Books and Records. The books and records of the Company and its Subsidiaries accurately and fairly represent the Business and its results of operations in all material respects. All Accounts Receivable and Inventory of the Business are reflected properly on such books and records in all material respects.

     3.17 Business Information. The Company has delivered to Pegasus copies, certified by an officer of the Company to be current and to conform to the originals of such documents, of all Exhibits C to the NRTC Distribution Agreements to which the Company's Subsidiaries are parties.

     3.18 Insurance. Section 3.18 of the Company Disclosure Statement sets forth the following information with respect to each insurance policy relating to the Business (including policies providing property, casualty, liability, directors' and officers' liability and workers' compensation coverage and bond and surety arrangements) to which the Company or any of its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time during the past three years:

          (i) the name, address, and telephone number of the agent;

          (ii) the name of the insurer, the name of the policyholder and the name of each covered insured; and

          (iii) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount of coverage.

     With respect to each such insurance policy: (A) the policy is in full force and effect; (B) neither the Company, nor, to the Company's knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Company's knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (C) to the Company's knowledge, no party to the policy has repudiated any provision thereof. The Business and the Assets have been covered since the beginning of Business operations in scope and amount customary and reasonable for such a business and in the case of workers' compensation coverage, in scope and amount required by applicable Legal Requirements. Section 3.18 of the Company Disclosure Statement describes any self-insurance arrangements affecting the Assets or the Business. Section 3.18 of the Company Disclosure Statement also sets forth each insurance claim (other than medical claims) in excess of $1,000,000 made or loss incurred relating to the Business pursuant to property, casualty, liability, workers' compensation and bond and surety policies and, except as indicated therein, no such claim is outstanding.

     3.19 Environmental Matters. Except as set forth in Section 3.19 of the Company Disclosure Statement:

       (a) The Company and its Subsidiaries have incurred no material liabilities under any applicable Environmental Law and have not generated, released, stored, used, treated, handled, discharged or disposed of any Hazardous Substances at, on, under, in or about, or in any other manner affecting, the Real Property, transported any Hazardous Substances to or from the Real Property or discharged any Hazardous Substances from the Real Property into any body of water, directly or indirectly, except in material compliance with applicable Environmental Laws or except as would not reasonably be expected to result in any material Liability. To the knowledge of the Sellers, no other present or previous owner, tenant, occupant or user of the Real Property or any other Person has released, discharged or disposed of any Hazardous Substances at, on, under, in or about the Real Property. To the knowledge of the Sellers, no release of Hazardous Substances outside the Real Property has entered or threatens to enter the Real Property, nor, to the knowledge of Sellers, is there any pending or threatened claim based on Environmental Laws that arises from any condition of the land surrounding the Real Property. No claim or investigation based on Environmental Laws that relates to the condition of the Real Property or any operations by the Company or any of its Subsidiaries on it (i) has been asserted or conducted in the past or is currently pending against or with respect to the Company and its Subsidiaries or, to the knowledge of the Sellers, any other Person; or
    (ii) to the knowledge of the Sellers, is threatened or contemplated.

       (b) The Company has provided Pegasus with complete and correct copies of
    (i) all studies, reports, surveys or other materials in the Company's or any of its Subsidiary's possession relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Real Property;
    (ii) all notices or other materials in the possession of the Company or any Subsidiary of the Company that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Real Property or activities at the Real Property; and (iii) all materials in the possession of the Company or any Subsidiary of the Company relating to any claim, allegation or action by any private third party under any Environmental Law.

     3.20 Disclosure. No representation or warranty of any Seller in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by any Seller pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. There is no fact known to any Seller and not disclosed in this Agreement or the Company Disclosure Statement (other than facts generally known to, and that generally affect, other NRTC members and affiliates providing DIRECTV services) that could be reasonably likely to have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the GSS Parties to perform its obligations under this Agreement or any of the Collateral Documents.

     3.21 Brokers or Finders. Except as disclosed in Section 3.21 of the Company Disclosure Statement, no broker or finder has acted directly or indirectly for the Company, any Seller or any of their Affiliates in connection with the transactions contemplated by this Agreement, and neither the Company, any Seller nor any of their Affiliates has incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transaction contemplated by this Agreement.

     3.22 Certain Payments. Neither the Company, any of its Subsidiaries, any of the Sellers, any of their respective directors or officers, nor, to the Sellers' knowledge, any other Representative or any Affiliate of any of them has directly or indirectly, on behalf of or for the purpose of assisting the Business, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other similar payments to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, in violation of any Legal Requirement. The Company has not established or maintained any material fund or asset that has not been recorded in the Books and Records.

     3.23 Subscribers. The Company has not employed any scheme or device for the purpose of encouraging Persons residing outside the Service Areas or Persons who would not be deemed Committed Member Residences to become subscribers of the DIRECTV service offered by the Business.

     3.24 Billing and Authorization System. The Company has not altered, modified or manipulated the reporting system and/or the billing and authorization system used by the NRTC (together, the "Information Systems") in any way out of the Ordinary Course for NRTC members and affiliates generally (or Pegasus in particular) or in violation of the NRTC Distribution Agreements, including, without limitation, alteration, modification or manipulation of the NRTC's and DIRECTV's collection or processing of data by the Information Systems, the standard parameters set by the Information Systems with respect to subscriber authorization, billing and cut-off and the standard reports generated by the Information Systems.


                                  ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF
                      THE PRINCIPAL COMPANY SHAREHOLDERS

     Each of the Principal Company Shareholders, severally and not jointly, represents and warrants to Pegasus that with respect to itself the statements contained in Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article IV, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date).

     4.1 Authority and Validity. Each Principal Company Shareholder has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents to which it is or is to be a party (subject to the approval of the Shareholders as contemplated by Section 7.5 and to the receipt of any consents, approvals, authorizations or other matters referred to in
Section 7.4). The execution and delivery by each Principal Company Shareholder of, the performance by each Principal Company Shareholder of its obligations under, and the consummation by each Principal Company Shareholder of the transactions contemplated by, this Agreement and the Collateral Documents to which it is or is to be a party have been duly authorized by all requisite action of such Principal Company Shareholder. This Agreement has been duly executed and delivered by each Principal Company Shareholder and, assuming due execution and delivery thereof by all other parties thereto, is the legal, valid, and binding obligation of such Principal Company Shareholder, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) general equitable principles. Upon the execution and delivery by such Principal Company Shareholder of the Collateral Documents to which it is or is to be a party, and, assuming due execution and delivery thereof by all other parties thereto, such Collateral Documents will be the legal, valid and binding obligations of such Principal Company Shareholder, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) general equitable principles.

     4.2 Ownership. Each Principal Company Shareholder owns, beneficially and of record, the number of shares of Company Capital Stock shown as owned by it on Schedule 3.2(b) of the Company Disclosure Statement. Except as described in
Section 3.2(d) or 4.2 of the Company Disclosure Statement, no Person has any right to acquire, and there are no Encumbrances on, the shares of Company Capital Stock owned by such Principal Company Shareholder, other than transfer restrictions under applicable securities laws or the NRTC Distribution Agreements or under agreements or documents described in Section 3.15 or 4.2 of the Company

Disclosure Statement. All Encumbrances described in Section 4.2 of the Company Disclosure Statement and all transfer restrictions under agreements among Shareholders will be released at or before the Closing. The representations and warranties in this Section 4.2 will not apply at any time after the purchase by Pegasus of Company Capital Stock pursuant to Section 8.10 insofar as such representations and warranties relate to Company Capital Stock purchased pursuant to Section 8.10.

     4.3 Consents and Approvals. Except for (i) requirements under the NRTC Distribution Agreements, the Securities Act, the Exchange Act, the HSR Act, and the Company Credit Agreement, (ii) the requirement to make the Change of Control Offers following the Closing, and (iii) requirements described in
Section 3.5, 3.15 or 4.2 of the Company Disclosure Statement, no consent, approval, authorization or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is necessary to be obtained, made or given by any Principal Company Shareholder in connection with the execution, delivery and performance by them of this Agreement or any Collateral Document or for the consummation by them of the transactions contemplated hereby or thereby.

     4.4 Certain Information. No written information concerning any Principal Company Shareholder or its interest in the Company furnished to Pegasus by any Principal Company Shareholder specifically for inclusion in the Pegasus Merger Registration Statement will at the time provided, or as of any later time confirmed in writing by any such Person, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.5 Compliance with Legal Requirements. Except as described in Section 4.5 of the Company Disclosure Statement, no action, suit, proceeding, hearing or investigation has been commenced or overtly threatened in writing, and no charge, complaint, demand or notice has been filed, against any Principal Company Shareholder alleging any failure of the Company or its Subsidiaries to comply in any material respect with any material legal requirement or to comply in any material respect with any NRTC Distribution Agreement.


                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PEGASUS

     Pegasus represents and warrants to the Company and the Principal Company Shareholders that the statements contained in this Article V are correct and complete as of the date of this Agreement and, except as provided in Section 10.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date).

     5.1 Organization and Qualification. Each of Pegasus and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each Subsidiary of Pegasus is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. Pegasus has, and each Subsidiary of Pegasus (including Merger Sub) has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. Pegasus is, and each of its Subsidiaries (including Merger Sub) is, duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Pegasus or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the Pegasus Parties to perform its obligations under this Agreement or any of the Collateral Documents.

     5.2 Capitalization. Pegasus's authorized capital stock consists of (i) 50,000,000 shares of Class A Common Stock, par value $.01 per share, of which 15,216,305 as of 12/29 shares are outstanding, (ii) 15,000,000 shares of Class B Common Stock, par value $.01 per share, of which 4,581,900 shares are outstanding, (iii) 30,000,000 shares of Non-Voting Common Stock, par value $.01 per share, of which no shares are outstanding, and (iv) 5,000,000 shares of preferred stock, par value $.01 per share, 143,684.2476 of which have been designated as 12.75% Series A Cumulative Exchangeable Preferred Stock, all of which is outstanding, and 5,707 of which have been designated as Series B Junior Convertible Participating Preferred Stock, all of which is outstanding. Except as described in Section 5.2 of the Pegasus Disclosure Statement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require Pegasus to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Pegasus. The issuance by Pegasus of additional capital stock or other securities between the date of this Agreement and the Closing Date shall not be deemed to cause the representations and warranties in this Section to be untrue or breached as of the Closing Date. The shares of Pegasus Class A Common Stock included in the Merger Consideration, when issued in accordance with this Agreement, will have been duly authorized, validly issued and outstanding and will be fully paid and nonassessable.

     5.3 Authority and Validity. Each Pegasus Party has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents. The execution and delivery by each Pegasus Party of, the performance by each Pegasus Party of its respective obligations under, and the consummation by the Pegasus Parties of the transactions contemplated by, this Agreement and the Collateral Documents have been duly authorized by all requisite action of each Pegasus Party (subject to the approval of Pegasus's shareholders as contemplated by Section 8.5). This Agreement has been duly executed and delivered by each of the Pegasus Parties and (assuming due execution and delivery by the Sellers) is the legal, valid and binding obligation of each Pegasus Party, enforceable against each of them in accordance with its terms. Upon the execution and delivery by each of the Pegasus Parties and Marshall W. Pagon of the Collateral Documents to which each of them is a party, and assuming due execution and delivery thereof by the other parties thereto, the Collateral Documents will be the legal, valid and binding obligations of each such Person, as the case may be, enforceable against each of them in accordance with their respective terms.

     5.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Governmental Authorities and Persons identified in the exceptions to Section 5.5, the execution, delivery and performance by the Pegasus Parties of this Agreement and the Collateral Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of any Pegasus Party under, or result in the creation or imposition of any Encumbrance upon the property of Pegasus or Merger Sub by reason of the terms of (i) the certificate of incorporation, by-laws or other charter or organizational document of any Pegasus Party, (ii) any material contract, agreement, lease, indenture or other instrument to which any Pegasus Party is a party or by or to which any Pegasus Party or its property may be bound or subject, (iii) any order, judgment, injunction, award or decree of any arbitrator or Governmental Authority or any statute, law, rule or regulation applicable to any Pegasus Party or (iv) any Permit of Pegasus or Merger Sub, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on Pegasus or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of any Pegasus Party to perform its obligations hereunder or thereunder.

     5.5 Consents and Approvals. Except for requirements under the NRTC Distribution Agreements, the Securities Act, the Exchange Act and the HSR Act, no consent, approval, authorization or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is necessary to be obtained, made or given by any Pegasus Party in connection with the execution, delivery and performance by them of this Agreement or any Collateral Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on Pegasus or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the Pegasus Parties to perform its obligations under this Agreement or any of the Collateral Documents.

     5.6 Title to Assets. Pegasus and its Subsidiaries have exclusive, good and marketable title to their material property and assets, free and clear of any and all Encumbrances, except (i) Encumbrances arising under the Pegasus Credit Agreement, (ii) Permitted Liens, (iii) the matters described in Section 5.6 of the Pegasus Disclosure Statement and (iv) Encumbrances (other than in the nature of liens and security interests) that would not have a Material Adverse Effect on Pegasus or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the Pegasus Parties to perform its obligations under this Agreement or any of the Collateral Documents. Except as provided by this Agreement, and except as described in Section 5.2 or 5.6 of the Pegasus Disclosure Statement, no Person has any right to acquire, directly or indirectly, any interest in any of Pegasus's Subsidiaries or any substantial portion of their respective properties or assets, and there is no agreement to which Pegasus or any of its Subsidiaries is a party relating to the direct or indirect sale of any substantial portion of such properties or assets or the capital stock or other ownership interests of Pegasus or any of its Subsidiaries or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the Pegasus Parties to perform its obligations under this Agreement or any of the Collateral Documents.

     5.7 Intellectual Property. To the best knowledge of Pegasus, neither Pegasus nor any of its Subsidiaries has in the operation of their respective businesses infringed upon, and the operation of such businesses as currently conducted does not violate or infringe upon, any patents, copyrights, trade names, trademarks or service marks of third parties, and neither Pegasus nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such infringement. To the knowledge of the Pegasus Parties, no third party has infringed upon any Intellectual Property rights of Pegasus or any of its Subsidiaries.

     5.8 Compliance with Legal Requirements. Pegasus and its Subsidiaries have operated their respective businesses in material compliance with all material Legal Requirements and requirements of the NRTC (including NRTC's by-laws, policies, procedures and guidelines) applicable to Pegasus and its Subsidiaries. No action, suit, proceeding, hearing or investigation has been commenced or, to the knowledge of the Pegasus Parties, threatened, and no charge, complaint, claim, demand or notice has been filed, against Pegasus, any of its Subsidiaries or any of the Principal Pegasus Shareholders alleging any failure to so comply.

     5.9 Legal Proceedings. Other than proceedings affecting the broadcast television industry generally, the cable television industry generally or the direct broadcast satellite industry and NRTC generally, and except as set forth in Section 5.9 of the Pegasus Disclosure Statement, (i) there are no outstanding judgments or orders against or otherwise affecting or related to Pegasus, any of its Subsidiaries, or their business or assets; and (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of any Pegasus Party, threatened that, if adversely determined, could have a Material Adverse Effect on Pegasus or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the Pegasus Parties to perform its obligations under this Agreement or any of the Collateral Documents.

     5.10 Subsequent Events. Except as set forth in Section 5.10 of the Pegasus Disclosure Statement or to the extent consented to in writing by the Company, since September 30, 1999: (i) neither Pegasus nor any of its Subsidiaries has sold, leased, transferred or assigned any substantial portion of its properties or assets except in the Ordinary Course and in compliance with the NRTC Distribution Agreements; (ii) no third party has accelerated, terminated, modified or canceled any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) relating to Pegasus or any of its Subsidiaries; (iii) neither Pegasus nor any of its Subsidiaries has imposed or permitted the imposition of any Encumbrance upon any substantial portion of its properties or assets except under the Pegasus Credit Agreement; (iv) neither Pegasus nor any of its Subsidiaries has made any capital investment in, any loan to, or any Acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or Acquisitions) in excess of $25,000,000, other than in Subsidiaries of the Company and other than Acquisitions of DIRECTV Distribution Businesses; (v) neither Pegasus nor any of its Subsidiaries has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligations except under the Pegasus Credit Agreement, in connection with Acquisitions, and in connection with Pegasus's offer to exchange its 12 1/2% Senior Notes for a like principal amount of 12 1/2%

Series B Senior Notes of Digital Television Services, Inc. and DTS Capital, Inc.; (vi) neither Pegasus nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course in excess of $100,000 (exclusive of matters being contested in good faith); (vii) neither Pegasus nor any of its Subsidiaries has canceled, compromised, waived or released any rights or claims outside the Ordinary Course involving more than $100,000 in the aggregate; and (viii) neither Pegasus nor any of its Subsidiaries has committed to any of the foregoing. Since September 30, 1999, there has not been any other occurrence, event, incident, action, failure to act or transaction involving Pegasus or any of its Subsidiaries (except matters generally known to, and that generally affect, other NRTC members and affiliates providing DIRECTV services or that generally affect the broadcast television or cable television industries) which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Pegasus or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the Pegasus Parties to perform its obligations under this Agreement or any of the Collateral Documents.

     5.11 Financial and Other Information.

       (a) The historical financial statements (including the notes thereto) ("Pegasus Financial Statements") contained (or incorporated by reference) in the Pegasus SEC Filings or to be contained in the Pegasus 1999 Form 10-K have been or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present or will present fairly the financial condition of the Persons reported on and their results of operations as of the dates and for the periods indicated, subject in the case of the unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

       (b) The Pegasus SEC Filings did not, as of their filing dates, and the Pegasus 1999 Form 10-K will not, as of its filing date, contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (or incorporated therein by reference), in light of the circumstances under which they were or will be made, not misleading.

       (c) Except as provided in subsection (d), the Pegasus Merger Registration Statement will not, as of its effective date, at the date it is first mailed to the shareholders of Pegasus, at the time of the meeting of shareholders of Pegasus contemplated by Section 8.5, or as of the Closing Date, contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state (directly or by incorporation by reference) a material fact required to or stated therein (or incorporated therein by reference) or necessary to make the statements therein (or incorporated therein by reference), in light of the circumstances under which they were made, not misleading.

       (d) The representation and warranties in subsection (c) do not extend to any information concerning the Company, any of its Subsidiaries or any of the Principal Company Shareholders furnished by the Company or any of the Principal Company Shareholders and contained or incorporated by reference in the Pegasus Merger Registration Statement.

     5.12 Undisclosed Liabilities.

       (a) As of the date of this Agreement, neither Pegasus nor any of its Subsidiaries has any Liability except for (i) Liabilities reflected, accrued or reserved against in the Pegasus Financial Statements, as of September 30, 1999, or the notes thereto, (ii) current Liabilities incurred after September 30, 1999, in the Ordinary Course, (iii) Liabilities incurred after September 30, 1999, under the Pegasus Credit Agreement, (iv) Liabilities incurred after September 30, 1999, in connection with Acquisitions, (v) Liabilities relating to Pegasus's 12 1/2% Senior Notes referred to in Section 5.10(v), (vi) Liabilities disclosed in
    Section 5.12 of the Pegasus Disclosure Statement, and (vii) Liabilities in an aggregate amount of up to $5,000,000.

       (b) As of the Closing Date, neither Pegasus nor any of its Subsidiaries will have any Liability, except for (i) Liabilities reflected, accrued or reserved against in the Pegasus Financial Statements as of December 31, 1999, or the notes thereto, (ii) current Liabilities incurred after December 31, 1999 in the

   Ordinary Course, (iii) Liabilities incurred after December 31, 1999, under the Pegasus Credit Agreement, (iv) Liabilities incurred after December 31, 1999, in connection with Acquisitions, (v) Liabilities disclosed in Section
   5.12 of the Pegasus Disclosure Statement, and (vi) Liabilities in an aggregate amount of up to $5,000,000.

     5.13 Taxes. Pegasus has, and each of its Subsidiaries has, duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where the Adverse Consequences of all such failures to file do not exceed $2,500,000 in the aggregate. All Taxes due and payable by Pegasus and its Subsidiaries (or claimed to be due and payable) have been paid (regardless whether Tax Returns relating to such Taxes have been duly and timely filed or, if filed, regardless whether such Tax Returns are deficient), except such amounts as (i) are not in the aggregate material or (ii) are being contested diligently and in good faith and for which Pegasus has adequately reserved in the Pegasus Financial Statements. All copies of federal and state income Tax Returns furnished or to be furnished by Pegasus to the Company are accurate and complete in all material respects. There are no pending tax audits, claims or proceedings relating to Pegasus, any of its Subsidiaries, their assets or their business and income therefrom. Neither Pegasus nor any of its Subsidiaries has agreed to any waiver or extension of any statute of limitations relating to any Tax.

     5.14 Employee Benefits; Employees. All Employee Benefit Plans maintained or contributed to by Pegasus as of the date of this Agreement are set forth in
Section 5.14 of the Pegasus Disclosure Statement. Except as set forth in
Section 5.14 of the Pegasus Disclosure Statement, and except for matters that individually or in the aggregate would not have Adverse Consequences in excess of $2,500,000:

       (a) All such Employee Pension Benefit Plans are, and have been at all times since their establishment, qualified for federal income tax purposes under Code Section 401(a) and the related trusts are, and have been at all times since their establishment, exempt from federal income tax under Code
    Section 501(a). All such Employee Benefit Plans are in compliance with all applicable provisions of ERISA, including, but not limited to, the applicable reporting and disclosure requirements, as they relate to such plans, and Pegasus is not subject to any liabilities based on past non-compliance, if any.

       (b) Pegasus has made all required contributions under each Employee Benefit Plan listed in Section 5.14 of the Pegasus Disclosure Statement for all periods through and including the fiscal year ended December 31, 1998, and has made all required contributions for subsequent periods or has provided adequate accruals therefor in the Company Financial Statements.

       (c) There is not now, and has not been, any violation of the Code or ERISA with respect to the filing of applicable reports, documents, and notices regarding the Employee Benefit Plans maintained or contributed to by Pegasus with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Employee Benefit Plans.

       (d) No fiduciary or other party in interest with respect to any of the Employee Benefit Plans maintained or contributed to by Pegasus has caused any of such plans to engage in a "prohibited transaction," as defined in ERISA Section 406.

       (e) Pegasus has never been obligated to contribute to any Multiemployer Plan.

       (f) There has been no violation of the "continuation coverage requirements" of "group health plans" as set forth in Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA or the "HIPAA" requirements as set forth in Code Section 9801 and 9802 and Part 7 of Subtitle B of ERISA with respect to any Employee Benefit Plan maintained by Pegasus to which such requirements apply.

       (g) Pegasus does not maintain retiree life and retiree health insurance plans which are Employee Welfare Benefit Plans providing for continuing benefits or coverage for any employee or any beneficiary of any employee after such employee's termination of employment (except to the extent such continued coverage is required by Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA).

       (h) Pegasus does not maintain and is not obligated to contribute to any Employee Pension Benefit Plan that is a defined benefit plan, and has not maintained and has not been obligated to contribute to such a plan within the last six years.

       (i) "Pegasus," as used in subsections (a) through (h) of this Section
    5.14 shall include any other entity required to be aggregated with Pegasus under Sections 414(b), 414(c), 414(m), or 414(o) of the Code and the regulations thereunder.

       (j) There are no collective bargaining agreements applicable to any Persons employed by Pegasus or any of its Subsidiaries, and Pegasus and its Subsidiaries have no duty to bargain with any labor organization with respect to any such Person. There are not pending any unfair labor practice charges against Pegasus or any of its Subsidiaries, nor is there any demand for recognition, or any other request or demand from a labor organization for representative status with respect to any Person employed by Pegasus or any of its Subsidiaries.

       (k) Pegasus and its Subsidiaries are in substantial compliance with all applicable Legal Requirements respecting employment conditions and practices, have withheld all amounts required by any applicable Legal Requirements or Contracts to be withheld from the wages or salaries of their employees, and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

       (l) Pegasus and its Subsidiaries have not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and have not violated any Legal Requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in their employment conditions or practices, except where such violations would not have a Material Adverse Effect on Pegasus. There is not pending or, to the best knowledge of Pegasus, threatened any discrimination complaint relating to race, color, national origin, sex, religion, age, marital status, or handicap against Pegasus or any of its Subsidiaries before any Governmental Authority.

       (m) There is no existing or, to the best knowledge of Pegasus, threatened, labor strike, dispute, grievance or other labor controversy affecting Pegasus or any of its Subsidiaries. There is no pending or, to the best knowledge of Pegasus, threatened representation question respecting the employees of Pegasus or any of its Subsidiaries. There is no pending or, to the best knowledge of Pegasus, threatened arbitration proceeding under any Contract.

     5.15 Contracts. Section 5.15 of the Pegasus Disclosure Statement contains a true, correct and complete list as of the date hereof of (or a specific cross-reference to one or more other sections of the Pegasus Disclosure Statement where there is described) (i) each NRTC Distribution Agreement (together with the Service Area covered by each) and any other agreement with NRTC or DirecTV, Inc. or any of their Affiliates to which Pegasus or any of its Subsidiaries is a party, (ii) a description of any agreement pursuant to which Pegasus or any of its Subsidiaries acquired any portion of their DIRECTV Distribution Business (other than rights acquired directly from the NRTC), and
(iii) any other agreement entered into other than in the Ordinary Course the performance of which involves consideration in excess of $1,000,000.

     Pegasus has made available to the Company the opportunity to inspect and copy a correct and complete copy of each agreement referred to in this Section
5.15. With respect to each such agreement: except as included in Section 5.15 of the Pegasus Disclosure Statement (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) subject to obtaining any consent referred to in Section 5.5 or disclosed in Section 5.5 of the Pegasus Disclosure Statement, the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Pegasus nor any of its Subsidiaries, nor to the best knowledge of Pegasus, any other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (D) neither Pegasus nor any of its Subsidiaries, nor to the best knowledge of Pegasus, any other party thereto, has repudiated any provision of the agreement.

     5.16 Business Information. Section 5.16 of the Pegasus Disclosure Statement sets forth a materially true and accurate description of the following information as of the date set forth therein (based on Exhibits C to the NRTC Distribution Agreements to which Pegasus's Subsidiaries are parties):
(i) the approximate number of Committed Member Residences in each Service Area;
(ii) the approximate number of Committed Member Residences in each Service Area that is cabled; and (iii) the approximate number of Committed Member Residences in each Service Area that is uncabled.

     5.17 Disclosure. No representation or warranty of any Pegasus Party in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by any Pegasus Party pursuant to this Agreement or the Collateral Documents, contained, contains or will contain on the date such agreement or certificate was or is delivered, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; nor will any such representation or warranty or statement (to the extent it is required by Section 10.1 to be accurate at the Closing Date) contain on the Closing Date any untrue statement of a material fact or omit on the Closing Date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. There is no fact known to any Pegasus Party and not disclosed in this Agreement or the Pegasus Disclosure Statement (other than facts generally known to, and that generally affect, NRTC members and affiliates providing DIRECTV services or Persons in the broadcast television or cable television industry) that could reasonably be expected to have a Material Adverse Effect on Pegasus or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the Pegasus Parties to perform its obligations under this Agreement or any of the Collateral Documents.

     5.18 Brokers or Finders. Except as disclosed in Section 5.18 of the Pegasus Disclosure Statement, no broker or finder has acted directly or indirectly for any of the Pegasus Parties in connection with the transactions contemplated by this Agreement, and none of the Pegasus Parties has incurred any obligation to pay any brokerage or finder's fee or other commission in connection therewith.

     5.19 Certain Payments. Neither Pegasus, any of its Subsidiaries, any of their Affiliates nor the Representatives of any of them has directly or indirectly, on behalf of or for the purpose of assisting their business, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other similar payments to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, in violation of any Legal Requirement, nor has any such Person established or maintained any fund or asset that has not been recorded in its books and records.

     5.20 Subscribers. Pegasus has not employed any scheme or device for the purpose of encouraging Persons residing outside the Service Areas or Persons who would not be deemed Committed Member Residences to become subscribers of the DIRECTV service offered by Pegasus and its Subsidiaries.

     5.21 Favorable Business Relationships. To the best knowledge of Pegasus, there are no favorable business relationships relating to the business of Pegasus and its Subsidiaries with lessors, licensors, subscribers, suppliers or other business associates of Pegasus or any of its Subsidiaries which will terminate after Closing.

     5.22 Securities Matters. Pegasus has filed all forms, reports, statements and other documents required to be filed with the Commission, and has heretofore made the Pegasus SEC Filings available to the Company, in the form filed with the Commission, together with any amendments thereto. As of their respective filing dates the Pegasus SEC Filings (i) complied as to form in all material respects with the requirements of the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     5.23 FCC Matters. Pegasus and its Subsidiaries hold all licenses, authorizations and permits (the "FCC Licenses") from the Federal Communications Commission (the "FCC") necessary for the operation of the broadcast television stations (the "Stations") operated by Pegasus and its Subsidiaries, except to the extent the absence thereof would not have a Material Adverse Effect on Pegasus, and except as disclosed in Section 5.23 of the Pegasus Disclosure Statement. Each of the FCC Licenses is in full force and effect, and no material default by Pegasus or any of its Subsidiaries has occurred and is continuing thereunder. As of the date hereof, except as limited by the provisions of the Communications Act of 1934, as amended, and the FCC's rules and regulations and as otherwise specified on the face of any FCC License, none of the FCC Licenses is subject to any restriction or condition that would limit in any material respect the operation of the business of Pegasus and its Subsidiaries as it is now conducted. There is not, as of the date hereof, pending or, to the knowledge of Pegasus, threatened any action by or before the FCC to revoke, cancel, rescind or modify (including a reduction in coverage area) any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability) or refuse to renew the FCC Licenses, and there is not now issued or outstanding, pending or, to the knowledge of Pegasus threatened by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Pegasus or any of its Subsidiaries with respect to any of the FCC Licenses. Pegasus has no reason to believe that any of the FCC licenses will be revoked or will not be renewed in the ordinary course.

     5.24 Environmental Matters. Except as set forth in Section 5.24 of the Pegasus Disclosure Statement:

       (a) Pegasus and its Subsidiaries have incurred no material liabilities under any applicable Environmental Law and have not generated, released, stored, used, treated, handled, discharged or disposed of any Hazardous Substances at, on, under, in or about, or in any other manner affecting, the Pegasus Real Property, transported any Hazardous Substances to or from any real property owned or leased by Pegasus (the "Pegasus Real Property") or discharged any Hazardous Substances from the Pegasus Real Property into any body of water, directly or indirectly, except in material compliance with applicable Environmental Laws or except as would not reasonably be expected to result in any material Liability. To the knowledge of the Pegasus Parties, no other present or previous owner, tenant, occupant or user of the Pegasus Real Property or any other Person has released, discharged or disposed of any Hazardous Substances at, on, under, in or about the Pegasus Real Property. To the knowledge of the Pegasus Parties, no release of Hazardous Substances outside the Pegasus Real Property has entered or threatens to enter the Pegasus Real Property, nor is there any pending or threatened claim based on Environmental Laws that arises from any condition of the land surrounding the Pegasus Real Property. No claim or investigation based on Environmental Laws that relates to the condition of the Pegasus Real Property or any operations by Pegasus or any of its Subsidiaries on it (i) has been asserted or conducted in the past or is currently pending against or with respect to Pegasus and its Subsidiaries or, to the best knowledge of the Sellers, any other Person; or (ii) to the knowledge of the Pegasus Parties, is threatened or contemplated.

       (b) Pegasus has provided the Company with complete and correct copies of
    (i) all studies, reports, surveys or other materials in the Pegasus's or any of its Subsidiary's possession relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Pegasus Real Property; (ii) all notices or other materials in the possession of Pegasus or any Subsidiary of Pegasus that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Pegasus
    Real Property or activities at the Pegasus Real Property; and (iii) all materials in the possession of Pegasus or any Subsidiary of Pegasus relating to any claim, allegation or action by any private third party under any Environmental Law.

     5.25 Billing and Authorization System. Pegasus has not altered, modified or the Information Systems in any way out of the Ordinary Course for NRTC members and affiliates generally (or the Company in particular) or in violation of the NRTC Distribution Agreements, including, without limitation, alteration, modification or manipulation of the NRTC's and DIRECTV's collection or processing of data by the Information Systems, the standard parameters set by the Information Systems with respect to subscriber authorization, billing and cut-off and the standard reports generated by the Information Systems.


                                  ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES OF MERGER SUB

     Each of Pegasus and Merger Sub, severally and jointly, represents and warrants to the Company that the statements contained in Article VI are correct and complete as of the date of this Agreement and, except as provided in
Section 10.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article VI), except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date.

     6.1 Organization and Qualification. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has no assets (other than not more than $1,000 in cash) and has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     6.2 Certificate of Incorporation and Bylaws. Merger Sub has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

     6.3 Authority. Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company and the Principal Company Shareholders, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

   6.4 No Conflict; Required Filings and Consents.

       (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) conflict with or violate any law, statute ordinance, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties is bound or affected, or
    (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect.

       (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, state takeover laws, exchanges on which Pegasus's securities are traded, the HSR Act and the Communications Act, (B) filings and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect.

     6.5 Vote Required. The affirmative vote of Pegasus, the sole stockholder of Merger Sub, is the only vote of the holder of any class or series of Merger Sub capital stock necessary to approve any of the transactions contemplated hereby.

                                  ARTICLE VII
                     PRE-CLOSING COVENANTS OF THE SELLERS

     Between the date of this Agreement and the Closing Date:

     7.1 Additional Information. The Company shall provide to Pegasus and its Representatives such financial, operating and other documents, data and information relating to the Company and its Subsidiaries, the Business and the Assets and Liabilities of the Company and its Subsidiaries, including pending and completed Acquisitions of DIRECTV Distribution Businesses, as Pegasus or its Representatives may reasonably request. Such access shall include the right of Pegasus and its Representatives to inspect any records, reports and material correspondence of NRTC and DIRECTV in the possession of the Company or any Subsidiary and, provided that a Company Representative is present and does not reasonably object to such discussion, to discuss such records, reports and correspondence with NRTC and DIRECTV, and the Company shall take all action necessary to facilitate the foregoing. In addition, the Company shall take all action necessary to enable Pegasus and its Representatives (including PricewaterhouseCoopers LLP) to review, inspect and audit the Assets, Business and Liabilities of the Company and its Subsidiaries and discuss them with the Company's officers, employees, independent accountants, and counsel. Notwithstanding any investigation that Pegasus may conduct of the Company and its Subsidiaries, the Business, the Assets and Liabilities, subject to Section 13.7, the Pegasus Parties may fully rely on the Sellers' warranties, covenants and indemnities set forth in this Agreement, the Collateral Documents and any documents or certificates delivered hereunder and thereunder, which will not be waived or affected by or as a result of such investigation.

     7.2 Exclusivity. Neither any Seller, nor any Affiliate or Representative of any Seller shall directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, subject to any fiduciary obligations under applicable law after taking into account the advice of counsel with respect thereto, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever, to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any Person, other than Pegasus and its shareholders, employees, Representatives, agents and Affiliates, concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities or similar transaction involving the Company or any of its Subsidiaries (all such transactions being referred to herein as "Company Alternative Transactions" provided, however, that the term "Company Alternative Transactions" shall not be deemed to include, and the foregoing shall not prohibit acquisitions permitted under Section 7.3(c)(i). The Sellers shall immediately notify Pegasus if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, any Seller in respect of a Company Alternative Transaction, and shall, in any such notice to Pegasus, indicate the identity of the offeror.

     7.3 Continuity and Maintenance of Operations.

       (a) The Company shall, and shall cause its Subsidiaries to: (i) comply in all material respects with all Legal Requirements and requirements of the NRTC Distribution Agreements applicable to the Company and its Subsidiaries relating to the Business; (ii) fulfill in all material respects all of its obligations under and use commercially reasonable efforts to maintain in full force and effect all Contracts (other than those that expire by their terms or as otherwise consented to by Pegasus), including the NRTC Distribution Agreements, and shall not, without the prior written consent of Pegasus, seek to materially alter, modify or amend any of the foregoing in a manner adverse to the Company or its Subsidiaries (other than those Contracts that expressly provide that they will be amended or modified upon the happening of specified contingencies, and other than amendments or modifications that are consented to by Pegasus); (iii) use its commercially reasonable efforts to promote the financial success of the Business and promptly notify Pegasus of any material adverse change in the condition (financial or otherwise) of the Business; and (iv) use its commercially reasonable efforts to promote, develop and preserve its relationships with its present employees as well as the goodwill of its customers and promptly notify Pegasus of any material adverse change in such relationships. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to maintain the Assets in materially good order, condition and repair (except as otherwise contemplated by the Company Financial Model), maintain insurance relating to the Business in all material respects as in effect on the date of this Agreement, operate the Business (including, without limitation, billing, collection and subscriber matters) in the Ordinary Course (except as otherwise contemplated by the Company Financial Model) and in material compliance with the NRTC Distribution Agreements, use its commercially reasonable efforts to maintain inventories of DIRECTV Systems and supplies at reasonable levels, and keep and maintain all of the books and records in the Ordinary Course. Other than in the Ordinary Course, the Company and its Subsidiaries shall not pay or credit in any way any Accounts Receivable prior to the Closing Date, and shall not permit any of its Representatives to do so either. The Company shall, and shall cause its Subsidiaries to, enforce procedures for disconnection and/or discontinuance of service to subscribers (i) whose accounts are delinquent, (ii) who do not pay for core DIRECTV programming packages, or (iii) who are not Committed Member Residences, all in the Ordinary Course and in accordance with the NRTC Distribution Agreements.

       (b) The Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Pegasus: (i) deviate in any material respect from DIRECTV national programming packages or rates except as described in Section 7.3 of the Company Disclosure Statement; (ii) engage in marketing promotions other than in the Ordinary Course and in accordance with the NRTC Distribution Agreements; or (iii) sell, lease, transfer, convey or assign any material Assets other than in the Ordinary Course and in accordance with the NRTC Distribution Agreements (or enter into any contract to do any of the foregoing) or permit the creation of any Encumbrance on any of the rights of the Company and its Subsidiaries under the NRTC Distribution Agreements, or any material Encumbrance on any of the other Assets except Permitted Liens or Liens under the Company Credit Agreement, the interest escrow established under one of the Company Indentures and the related escrow agreement, as disclosed in Section 3.6 of the Company Disclosure Statement, or as otherwise contemplated by this Agreement.

       (c) Unless the Company shall have obtained the prior written consent of Pegasus, the Company shall not, and shall cause its Subsidiaries not to:

          (i) engage in any Acquisition unless (A) the Acquisition is of a DIRECTV Distribution Business; (B) the Acquisition is funded solely out of the Company's cash on hand as of the date hereof, borrowings under the Company Credit Agreement, debt incurred to the Sellers, and equity contributions from the Company's shareholders; (C) on a pro forma basis, after giving effect to the Acquisition and any debt incurred in connection therewith, the Company would be in compliance with the Company Credit Agreement (including any amendments thereto permitted hereby) and the Company Indentures, and the Company shall have furnished Pegasus with satisfactory evidence to that effect; (D) on a projected basis, after giving effect to the Acquisition and any debt incurred in connection therewith, the Company's cash resources (including available credit under the Company Credit Agreement) will be sufficient to satisfy its future cash requirements as reflected in the Company Financial Model, as updated to reflect such proposed Acquisition, including, without limitation, to fund Acquisitions of DIRECTV Distribution Businesses that have been completed or are pending at the time of the Acquisition and to fund operating expenses, working capital, debt service and capital expenditures (other than the Change of Control Offers);

          (ii) amend either of the Company Indentures;

          (iii) amend the Company Credit Agreement so as to (A) require any payment of principal before it is payable under the Company Credit Agreement as now in effect, (B) decrease the lenders' aggregate commitments under the Company Credit Agreement as now in effect or (C) prevent the Company and its Subsidiaries to continue business operations as reflected in the Company Financial Model.

          (iv) declare or pay any dividends or make any other distributions to the Shareholders;

          (v) redeem or repurchase any stock (other than stock of employees in connection with termination of their employment on terms consistent with the terms of any employment agreement described in Section 3.15 of the Company Disclosure Statement);

          (vi) issue additional Options or any stock appreciation, phantom stock, profit participation or similar rights;

          (vii) incur any material debt (except in connection with Acquisitions permitted by paragraph (i), borrowings under the Company Credit Agreement to finance expenditures not prohibited by this Agreement, and other obligations incurred in the Ordinary Course); or

          (viii) make any loans other than in the Ordinary Course.

       (d) No Seller shall take or omit to take any action that would cause any of them to be in breach of any representations, warranties or covenants made by them in this Agreement or the Collateral Documents or that would, if such action had been taken or omitted on or before the date of this Agreement, have been required to be disclosed in Section 3.11 of the Company Disclosure Statement.

     7.4 Consents and Approvals.

       (a) As soon as practicable after execution of this Agreement, each Seller shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Governmental Authority or Person as is required to be obtained, made or given by such Seller to consummate the transactions contemplated by this Agreement and the Collateral Documents, including without limitation any authorizations, consents, approvals, actions, filings or notices set forth in Section 3.5 of this Agreement or
    Section 3.5 of the Company Disclosure Statement (other than consents required pursuant to indebtedness of the Company incurred in the Acquisition of a DIRECTV Distribution Business where such indebtedness is secured in full by a letter of credit issued pursuant to the Company Credit Agreement, provided that the completion of the Merger in the absence of such consents will not result in a Default or Event of Default under and as defined in the Company Credit Agreement).

       (b) The Sellers shall cooperate with Pegasus in providing such information and reasonable assistance as may be required in connection with the obligations of the Pegasus Parties under Section 8.4(a).

     7.5 Adoption by Shareholders. The Company shall use its best efforts to secure the vote or consent of the Shareholders required by the DGCL and the Company's certificate of incorporation and bylaws to approve and adopt this Agreement and the Merger, and the board of directors of the Company shall recommend to the Shareholders such approval and adoption. Unless the Company is permitted to and elects to obtain shareholder approval by written consent, the Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of the Shareholders to be held as soon as is reasonably practicable after the effectiveness and mailing of the Pegasus Merger Registration Statement for the purpose of voting upon the approval of this Agreement and the Merger. The Company will furnish to each Shareholder a notice of its rights to dissent from the Merger under Section 262 of the DGCL and to demand an appraisal of its shares of Company Capital Stock and shall provide Pegasus with a copy of such notice prior to the Closing Date. Each of the Principal Company Shareholders (i) hereby waives its dissenters' appraisal rights under Section 262 of the DGCL and (ii) shall vote all of its shares of Company Capital Stock, or otherwise give its consent, to approve this Agreement and the Merger.

     7.6 Securities Filings; Financial Information. The Company shall file the Company 1999 Forms 10-K with the Commission at or before the date they are due and shall simultaneously furnish Pegasus with a copy thereof. The Sellers shall, promptly after execution of this Agreement and from time to time thereafter, provide such information and documents to Pegasus and its Affiliates concerning the Company, its Subsidiaries and the Principal Company Shareholders as may be required or appropriate for inclusion in the Pegasus Merger Registration Statement and any other filing, notification or report made by Pegasus or any Affiliate of Pegasus under the Securities Act, the Exchange Act or any state securities law; shall cause their respective counsel and independent accountants to cooperate with Pegasus, its Affiliates and their investment bankers, counsel and independent accountants in the preparation of such filings, notifications and reports; and shall use their best efforts to obtain consents and "comfort letters" from such accountants as required in connection with such filings, notifications and reports. The Sellers represent and warrant to Pegasus that no information or document provided by any Seller for inclusion in any filing, notification or report made by Pegasus or any Affiliate under the Securities Act or the Exchange Act will contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

     7.7 Notification of Certain Matters. The Company shall promptly provide to Pegasus copies of any material notices from or correspondence from and to the NRTC or DIRECTV or any Affiliates of DIRECTV, to the extent such materials are in the Company's possession. The Company shall promptly notify Pegasus of any fact, event, circumstance or action known to it that is reasonably likely to cause any Seller to be unable to perform any of its covenants contained herein or any condition precedent in Article IX not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to Pegasus pursuant to this Agreement or the existence or occurrence of which would cause any of the Sellers' representations or warranties under this Agreement not to be correct and/or complete. The Sellers shall give prompt written notice to Pegasus of any adverse development causing a breach of any of the representations and warranties in Article III or IV. However, except as provided in Section 7.8 or waived pursuant to Section 13.7, no disclosure pursuant to this Section, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by the Sellers.

     7.8 Supplements to Company Disclosure Statement. The Company shall, from time to time prior to Closing, supplement the Company Disclosure Statement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein. For purposes of determining the satisfaction of any of the conditions to the obligations of the Pegasus Parties in Article IX, the Company Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to the Company Disclosure Statement by written supplements delivered prior to Closing by the Sellers that (i) are accepted in writing by Pegasus, or (ii) reflect actions expressly permitted by this Agreement to be taken prior to Closing.

     7.9 Employee Matters. Not later than ten Business Days prior to the Closing Date, the Company shall, or shall cause the sponsor of the 401(k) Qualified Retirement Plan Sponsored by Golden Sky Systems, Inc. and Administered through Principal Life Insurance Company (the "401(k) Plan") to, take the following actions: (i) adopt resolutions, or take such other action as required by the 401(k) Plan, to (A) terminate the 401(k) Plan effective as of the Closing Date, subject to receipt of a ruling from the District Director of Internal Revenue that the termination of the 401(k) Plan does not adversely affect the tax qualified status of the 401(k) Plan, and (B) cease contributions under the 401(k) Plan effective as of the Closing Date; and (ii) file Internal Revenue Service Form 5310 (Application for Determination for Terminating Plan) with respect to the 401(k) Plan termination with the District Director of Internal Revenue, such Form fully disclosing the corporate transaction contemplated by this Agreement and the status of 401(k) Plan participants after the transaction. Such resolutions (or other action required by the 401(k) Plan) and Form 5310 shall be in a form satisfactory to Pegasus. To the extent a distribution from the 401(k) Plan is an eligible rollover distribution (as defined in Section 402(c)(4) of the Code), Pegasus shall permit the direct rollover of such distribution to the Pegasus Communications Savings Plan provided that the individual requesting the rollover contribution is a participant in the Pegasus Communications Savings Plan at the time of such rollover, and further provided that the rollover contribution is in cash and/or other property acceptable to the trustee of the Pegasus Communications Savings Plan.

     7.10 1999 Company Financial Statements. The Company will use its commercially reasonable efforts to deliver to Pegasus not later than February 14, 2000, its audited financial statements as of and for the year ended December 31, 1999, accompanied by the report thereon of KPMG LLP. The delivery of such audited financial statements shall constitute a representation and warranty that such financial statements (including the notes thereto) have been prepared in accordance with GAAP on a consistent basis with past practice and that such financial statements present fairly the financial condition of the Company and its Subsidiaries and the results of their operations as of December 31, 1999, and for the year then ended.

     7.11 1999 Tax Returns. The Company will deliver to Pegasus at or before the Closing Date drafts of Tax Returns for the Company and its Subsidiaries for the period ended December 31, 1999. Such draft Tax Returns will be accurate and complete in all material respects.

     7.12 Indemnity under Prior Company Acquisitions. If reasonably requested by Pegasus, the Company will assert claims for indemnification (that would expire if not asserted before the Closing Date) under, and in accordance with, agreements under which it has made Acquisitions of DIRECTV Distribution Businesses, provided that in the Company's judgment a reasonable basis for such claim exists.

     7.13 Tax Certificate. The Sellers shall take no action that would preclude the Company from delivering at the Closing a tax certificate in the form of
Exhibit 7.

     7.14 NRTC Litigation Expenses. After the completion of Pegasus's purchase of Company Capital Stock pursuant to Section 8.10, the Company will establish a committee of the board of directors of the Company consisting of William Collatos, Eric Torgerson, Robert Benbow and Marshall W. Pagon, which shall approve an expense budget for the existing litigation between NRTC and DIRECTV and any related proceedings now or hereafter commenced (the "Litigation Expense Budget"). Such committee will monitor expenses incurred by the Company and its Subsidiaries in connection with such litigation. Any such expenses materially in excess of those reflected in the Litigation Expense Budget shall be subject to prior approval by such committee.

                                  ARTICLE VIII
                 PRE-CLOSING COVENANTS OF THE PEGASUS PARTIES

     Between the date of this Agreement and the Closing Date,

     8.1 Additional Information. Pegasus shall provide to the Sellers and their Representatives such financial, operating and other documents, data and information relating to Pegasus and its Subsidiaries, including pending and completed Acquisitions, as the Sellers or their Representatives may reasonably request. Such access shall include the right of the Sellers and their Representatives to inspect the records, reports and material correspondence of NRTC and DIRECTV and discuss such records, reports and correspondence with NRTC and DIRECTV, and Pegasus shall take all action necessary to facilitate the foregoing. In addition, the Pegasus Parties shall take all action necessary to enable the Sellers and their Representatives (including KPMG LLP) to review and inspect books and records of Pegasus and its Subsidiaries and discuss them with the officers, employees, independent accountants, and counsel of the Pegasus Parties. Notwithstanding any investigation that the Sellers may conduct of Pegasus and its Subsidiaries, the Sellers may fully rely on the Pegasus Parties' warranties, covenants and indemnities set forth in this Agreement, the Collateral Documents and any documents, instruments or certificates delivered hereunder and thereunder, which will not be waived or affected by or as a result of such investigation.

     8.2 Exclusivity. Neither any Pegasus Party, nor any of their Affiliates, nor any of their respective Representatives shall directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, subject to any fiduciary obligations under applicable law after taking into account the advice of counsel with respect thereto, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any Person, other than the Company and its shareholders, employees, Representatives, agents and Affiliates, concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities or similar transaction involving Pegasus or any of its Subsidiaries (all such transactions being referred to as "Pegasus Alternative Transactions"); provided, however, that the term "Pegasus Alternative Transactions" shall not be deemed to include, and the foregoing shall not prohibit (i) acquisitions of media and communications businesses (including issuances of securities in connection therewith); (ii) sales or other extraordinary transactions relating to Pegasus's broadcast television stations or cable systems, or both; (iii) a public offering (or private placement in the Rule 144A market) of equity or debt securities; or (iv) any transaction described in Section 12.1(d). Pegasus shall immediately notify the Company if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Pegasus in respect of a Pegasus Alternative Transaction, and shall, in any such notice to the Company, indicate the identity of the offeror.

     8.3 Conduct of Business. Unless Pegasus shall have obtained the prior written consent of the Company, Pegasus shall, and shall cause each of its Subsidiaries to, and the Principal Pegasus Shareholders shall cause Pegasus and each of its Subsidiaries to:

       (a) conduct its business in the Ordinary Course, including compliance with its NRTC Distribution Agreements (for purposes hereof, Acquisitions of media and communications businesses, including issuances of securities in connection therewith, licensing transactions and distribution arrangements involving media and communications businesses, sales or extraordinary transactions involving cable systems or broadcast television stations, public offerings and private placements in the Rule 144A market of equity and debt securities and transactions described in Section 12.1(d) will be deemed conduct of business in the Ordinary Course);

       (b) use its commercially reasonable efforts to maintain its business, assets and operations, and its relationships with employees, subscribers, and others with whom it has significant business relationships, as an ongoing business in accordance with past practice and custom;

       (c) not take or omit to take any action that would cause any of the Pegasus Parties to be in breach of any representation or warranty in this Agreement or the Collateral Documents the accuracy of which on the Closing Date is a condition precedent to the Sellers' obligations under Section 12.1, or in breach of any covenant in this Agreement or the Collateral Documents.

     8.4 Consents and Approvals.

       (a) As soon as practicable after execution of this Agreement, the Pegasus Parties shall use their best efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Governmental Authority or Person as is required to be obtained, made or given by any of the Pegasus Parties to consummate the transactions contemplated by this Agreement and the Collateral Documents, including without limitation any authorizations, consents, approvals, actions, filings or notices set forth in Section 4.5 of this Agreement or Section 4.5 of the Pegasus Disclosure Statement. Notwithstanding anything in this Section to the contrary, the Pegasus Parties shall not be required to agree to any amendment or modification in, the waiver of any term or condition of, or the imposition of any condition to the transfer to Pegasus of, any NRTC Distribution Agreement in order to obtain the consents required under the NRTC Distribution Agreements.

       (b) The Pegasus Parties shall cooperate with the Sellers in providing such information and reasonable assistance as may be required in connection with the Sellers' obligations under Section 5.4(a).

     8.5 Adoption by Pegasus Shareholders. Pegasus shall, promptly after the effective date of the Pegasus Merger Registration Statement, take all actions necessary in accordance with the DGCL and its certificate of incorporation and by-laws to convene a special meeting of Pegasus's shareholders to act on this Agreement, to be held as soon as practicable following the effectiveness of the Pegasus Merger Registration Statement. Pegasus shall use all reasonable efforts to secure the vote of its shareholders required by the DGCL and its certificate of incorporation and by-laws to approve and adopt this Agreement, and the board of directors of Pegasus shall recommend to the shareholders of Pegasus such approval and adoption. Each of the Principal Pegasus Shareholders shall vote all of its shares of Pegasus's common stock to approve this Agreement and the Merger.

     8.6 Merger Registration Statement. As soon as practicable, and in any event within ten Business Days after the date of this Agreement (assuming Pegasus receives the required information from the Company its Representatives and the Sellers on a timely basis), Pegasus shall prepare and file with the Commission a registration statement on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto, being the "Pegasus Merger Registration Statement") registering under the Securities Act the Pegasus Class A Common Stock to be issued in the Merger. In addition to registering such Class A Common Stock, the Pegasus Merger Registration Statement will contain a combined proxy statement and prospectus (the "Proxy Statement/Prospectus") that will constitute (i) a prospectus to be delivered to the Shareholders in connection with the meeting or solicitation of consents referred to in Section 7.5 and (ii) a proxy statement to be delivered to Pegasus's shareholders in connection with the meeting of Pegasus's shareholders referred to in Section 8.5. Pegasus shall provide the Sellers and their counsel reasonable opportunity to review and comment upon the contents of the Pegasus Merger Registration Statement prior to any filing, mailing or amendment thereof. Pegasus will use commercially reasonable efforts to cause the Pegasus Merger Registration Statement to become effective as promptly as practicable. As promptly as practicable after the Pegasus Merger Registration Statement shall have become effective, Pegasus shall mail or deliver the Proxy Statement/Prospectus to the Shareholders and to the shareholders of Pegasus entitled to notice of and to vote at the Pegasus shareholders' meeting referred to in Section 8.5. As of their respective filing dates, all documents that Pegasus is responsible for filing with the Commission in connection with the transactions contemplated herein will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder; and as of their effective dates, their mailing dates and the dates of the meeting of Pegasus Shareholders to vote on the Merger, no such filings will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Pegasus will use best efforts to cause the Pegasus Class A Common Stock to be issued in the Merger or to be reserved for issuance upon the exercise of the replacement options and warrants described in Section 2.12 to be approved for listing on the Nasdaq National Market, subject to notice of issuance prior to the Effective Time.

     8.7 Notification of Certain Matters. Pegasus shall promptly provide to the Sellers copies of any material notices from or correspondence from and to the NRTC or DIRECTV or any Affiliates of DIRECTV to the extent such materials are in Pegasus's possession. Pegasus shall promptly notify the Sellers of any fact, event, circumstance or action known to it that is reasonably likely to cause any Pegasus Party to be unable to perform any of its covenants contained herein or any condition precedent in Article X not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to the Sellers pursuant to this Agreement or the existence or occurrence of which would cause any of the Pegasus Parties' representations or warranties under this Agreement not to be correct and/or complete. The Pegasus Parties shall give prompt written notice to the Sellers of any adverse development causing a breach of any of the representations and warranties in Article V or VI as of the date made. However, except as provided in Section 8.9 or waived pursuant to Section 13.7, no disclosure by the Pegasus Parties pursuant to this Section shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by the Pegasus Parties.

     8.8 Tax Certificate. Pegasus and Merger Sub shall take no action that would preclude them from delivering at Closing a tax certificate in the form of
Exhibit 8.

     8.9 Supplements to Pegasus Disclosure Statement. The Pegasus Parties shall, from time to time prior to Closing, supplement the Pegasus Disclosure Statement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein. For purposes of determining the satisfaction of any of the conditions to the obligations of the Sellers in Article X, the Pegasus Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to the Pegasus Disclosure Statement by written supplements delivered prior to Closing by the Pegasus Parties that (i) are accepted in writing by the Company or (ii) reflect actions taken or events occurring after the date hereof and prior to Closing that (A) do not breach any covenant in this Agreement so as to cause the condition precedent stated in
Section 10.2 not to be fulfilled at or prior to the Closing, and (B) do not in the aggregate have a Material Adverse Effect on Pegasus or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the Pegasus Parties to perform its obligations under this Agreement or any of the Collateral Documents.

     8.10 Purchase of Certain Shares of Company Capital Stock.

       (a) Within two Business Days after the expiration or early termination of the notification period under the HSR Act described below, the Company will (i) designate to Pegasus (A) the names of not more than twenty existing holders of the Company's Series A, Series B, or Series C Preferred Stock, and/or holders of Options to purchase Company Capital Stock (subject, in the case of Options to purchase Company Capital Stock held by members of the Company's management, to Pegasus's consent, as provided below) (the "Selling Holders") who wish to sell shares of Company Capital Stock or Options to purchase Company Capital Stock to Pegasus, (B) the number and classes of shares of Company Capital Stock or Options to purchase Company Capital Stock that the Selling Holders wish to sell to Pegasus (the "Offered Shares"), which shall not be less than the Required Percentage (as defined below) of the Company Common Stock (on a fully converted basis) on the date of the designation provided herein, and (C) the purchase price for which such Selling Holders wish to sell the Offered Shares, which shall not exceed $25,000,000 in the aggregate; and (ii) deliver to Pegasus a purchase agreement in the form attached hereto as
    Exhibit 9, appropriately completed and executed by each Selling Holder. "Required Percentage" means the percentage determined by (1) dividing the dollar amount of the aggregate purchase price specified in the purchase agreements delivered pursuant to this Section by the Market Price on the date of this Agreement and (2) dividing the result by 6,500,000. Notwithstanding anything herein to the contrary, Pegasus shall not be required to purchase Options to purchase Company Capital Stock or Company Capital Stock acquired by a member of the Company's management upon exercise of Options after the date hereof unless Pegasus shall otherwise consent. Promptly after execution of this Agreement, Pegasus, the Company and, if required, the Selling Holders will make such filings as are required under the HSR Act.

       (b) Within two Business Days after receipt of the material described in
    Section 8.10(a), Pegasus will (i) execute each of the purchase agreements so received and return one copy of each to the Company and the Selling Holders. Within two Business Days after expiration or early termination of the waiting period under the HSR Act, Pegasus will pay to each Selling Holder (in accordance with the instructions contained in such Selling Holder's purchase agreement) the amount, in cash, specified in such Selling Holder's purchase agreement against receipt by Pegasus of one or more certificates evidencing the Offered Shares, duly endorsed (or accompanied by a stock power duly executed) in blank.

       (c) The Company will register on its transfer books the transfer to Pegasus of all Offered Shares purchased by Pegasus under this Section
    8.10. The Company waives any requirement for a signature guarantee in connection with such registration.

       (d) Upon the completion of all such purchases, the Sellers shall take all action necessary to increase the size of the Company's board of directors by one member and elect Marshall W. Pagon to fill the vacancy so created. Marshall W. Pagon shall continue to be a director of the Company until the earlier of the Effective Time or the termination of this Agreement pursuant to Article XII.


                                   ARTICLE IX
          CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PEGASUS PARTIES

     All obligations of the Pegasus Parties under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that the Pegasus Parties may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

     9.1 Accuracy of Representations. All representations and warranties of the Company contained in sections 3.11(b), 3.15 and 3.20 (giving effect to Section 7.8) shall be true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, except to the extent that any inaccuracies or breaches thereof would not have Adverse Consequences in excess of $5,000,000 in the aggregate (the existence of any such breach or inaccuracy and the amount of any such Adverse Consequences to be determined by giving effect to the dollar thresholds contained in Section 3.15 but without regard to any other "materiality" standard in any such Section and without regard to clause (vi) of Section 3.11(b)). All representations and warranties of the Company contained in Sections 3.12, 3.13 and 3.14 (giving effect to Section 7.8) shall be true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, except to the extent that any inaccuracies or breaches thereof would not have Adverse Consequences in excess of $2,500,000 in the aggregate (the existence of any such breach or inaccuracy and the amount of any such Adverse Consequences to be determined by giving effect to any "materiality" standard in any such Section, but without regard to any dollar thresholds contained in such sections). All representations and warranties of the Sellers contained in this Agreement, other than those referred to in the two preceding sentences (giving effect to Section 7.8), the Collateral Documents and any certificate delivered by any of the Sellers at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, other than representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date. The Company shall have delivered to Pegasus and Merger Sub a certificate dated the Closing Date to the foregoing effect.

     9.2 Covenants. The Sellers shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement that are to be performed or complied with by them at or prior to Closing. The Company shall have delivered to Pegasus and Merger Sub a certificate dated the Closing Date to the foregoing effect.

     9.3 Consents and Approvals.

       (a) All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Governmental Authority or Person as provided in Sections 7.4(a) and 8.4(a) shall have been duly obtained, made or given, as the case may be, and shall be in full force and effect, and any waiting period required by applicable law, including the HSR Act, or any Governmental Authority in connection with such transactions shall have expired or have been earlier terminated, unless the failure to obtain, make or give any such consent, approval, authorization, order, registration, filing or notice, or to allow any such waiting period to expire or terminate would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the GSS Parties to perform its obligations under this Agreement or any of the Collateral Documents.

       (b) Notwithstanding the foregoing, the condition precedent stated in subsection (a) shall not have been satisfied if (i) any consent, approval, authorization or order obtained in connection with the transactions contemplated by this Agreement and the Collateral Documents is conditioned upon or related to the amendment, modification, cancellation or termination of, or waiver of any term or condition of, any contract, commitment or agreement, or imposes upon Pegasus, any of its Subsidiaries, the Surviving Corporation or any of its Subsidiaries any condition or requirement or change in policy not now imposed upon Pegasus, the Company, the Business or the DIRECTV Distribution Business of Pegasus (regardless of whether such imposition is specifically related to or predicated upon or precedes or follows such consent, approval, authorization or order) and
   (ii) in the case of consents, approvals, authorizations and orders other than those required from NRTC and DIRECTV, any such amendment, modification, cancellation, termination, waiver or imposition would have a Material Adverse Effect on the Company or the DIRECTV Distribution Business of Pegasus.

       (c) This Agreement and the Merger shall have been approved by the requisite vote of Pegasus's shareholders in accordance with the DGCL and the rules of the Nasdaq Stock Market.

       (d) This Agreement and the Merger shall have been approved by the requisite vote of the Company's Shareholders in accordance with the DGCL and the Company's Certificate of Incorporation and by-laws.

       (e) Pegasus and Merger Sub shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such consents, approvals, authorizations and orders, the making of such registrations and filings and the giving of such notices referred to in subsections (a), (c) and (d).

     9.4 Dissenters' Rights. The period for assertion of dissenters' rights pursuant to Section 262 of the DGCL shall have expired, and the holders of Company Capital Stock entitled to receive not more than ten percent of the Pegasus Class A Common Stock included in the Merger Consideration shall have perfected their dissenters' appraisal rights under Section 262 of the DGCL in connection with the Merger.

     9.5 Delivery of Documents. The Company shall have delivered, or caused to be delivered, to Pegasus and Merger Sub the following documents:

       (i) Registration Rights Agreement, executed by each Principal Company Shareholder and by each other Shareholder and each member of Company Senior Management who elects to do so.

       (ii) Escrow Agreement, executed by the Escrow Agent and the Company, and delivery to the Escrow Agent of the shares of Pegasus Class A Common Stock required by Section 2.7 to be delivered to the Escrow Agent.

       (iii) Voting Agreement, executed by the Principal Company Shareholders who are required to execute the Voting Agreement.

       (iv) Certified copies of the Company's certificate or incorporation and by-laws and certified resolutions of the board of directors and Shareholders of the Company authorizing the execution of this Agreement and the Collateral Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

       (v) Opinion of McDermott, Will & Emery, counsel to the Sellers, dated the Closing Date, in form and substance reasonably satisfactory to Pegasus.

       (vi) All books and records of the Company and its Subsidiaries.

       (vii) All originally executed NRTC Distribution Agreements, and all originally executed amendments thereto, that are in the Company's possession, and copies of all such documents the originals of which are not in the Company's possession.

       (viii) To the extent in the Company's possession, all original Consumer Contracts and all original files relating thereto.

       (ix) Resignations of all members of the board of directors or similar body of the Company and each of its Subsidiaries effective as of the Effective Time.

       (x) A tax certificate in the form of Exhibit 7, executed by the Company.

       (xi) Such other documents and instruments as Pegasus may reasonably request: (A) to evidence the accuracy of the Seller's representations and warranties under this Agreement, the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (B) to evidence the performance by the Company and the GSS Parties of, or the compliance by the Company and the GSS Parties with, any covenant, obligation, condition and agreement to be performed or complied with by the Company or any of the GSS Parties under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

     9.6 No Material Adverse Change. Since the date hereof, there shall have been no material adverse change in the Assets or in the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole, other than changes affecting generally the NRTC and its members and affiliates who provide DIRECTV services.

     9.7 No Litigation. No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority, and no Legal Requirement or policy (other than proceedings and Legal Requirements affecting generally the NRTC and its members and affiliates who provide DIRECTV services) of the NRTC, DirecTV, Inc. or any of their affiliates, or any applicable regulatory authority, shall have been enacted, promulgated or issued that would: (i) prohibit or adversely affect in any material respect Pegasus's or the Surviving Corporation's and its Subsidiaries' ownership or operation of all or a material portion of the Business or the Assets or materially and adversely affect the value of the Assets; (ii) materially restrict or limit or otherwise condition Pegasus's or the Surviving Corporation's and its Subsidiaries' right to transfer and/or assign the Business or the Assets in the future; (iii) compel Pegasus or the Surviving Corporation or any of its Subsidiaries to dispose of or hold separate all or a material portion of the Business or the Assets as a result of any of the transactions contemplated by this Agreement and the Collateral Documents; (iv) prevent or make illegal the consummation of any transactions contemplated by this Agreement and the Collateral Documents; or
(v) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation.

     9.8 NRTC Compliance Certificate. The Company shall have delivered to Pegasus a certificate or letter from NRTC dated as of the Closing Date to the effect that the Company and its Subsidiaries are in material compliance with the NRTC Distribution Agreements and there are no payments due by the Company under the NRTC Distribution Agreements other than payments for fees due in the Ordinary Course and not yet payable.

     9.9 South Plains. The Company or one of its Subsidiaries shall have acquired all the partnership interest in South Plains DBS, L.P. not currently owned by the Company and its Subsidiaries. Nothing contained elsewhere in this Agreement shall prohibit the Company and its Subsidiaries from doing so.


                                   ARTICLE X
              CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

     All obligations of the Sellers under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that the Sellers may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

     10.1 Accuracy of Representations. All representations and warranties of the Pegasus Parties contained in this Agreement (giving effect to Section 8.9) and the Collateral Documents and any other document, instrument or certificate delivered by any of the Pegasus Parties at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, other than representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date. The Pegasus Parties shall have delivered to the Sellers a certificate dated the Closing Date to the foregoing effect.

     10.2 Covenants. The Pegasus Parties shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Collateral Documents and required by this Agreement and the Collateral Documents to be performed or complied with by the Pegasus Parties at or prior to Closing. The Pegasus Parties shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

     10.3 Consents and Approvals.

       (a) All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Governmental Authority or Person as provided in
    Section 8.4(a) and by NRTC and DIRECTV shall have been duly obtained, made or given, as the case may be, and shall be in full force and effect, and any waiting period required by applicable law, including the HSR Act, or any Governmental Authority in connection with such transactions shall have expired or have been earlier terminated, unless the failure to obtain, make or give any such consent, approval, authorization, order, registration, filing or notice, or to allow any such waiting period to expire or terminate would not have a Material Adverse Effect on Pegasus or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the Pegasus Parties to perform its obligations under this Agreement or any of the Collateral Documents.

       (b) This Agreement and the Merger shall have been approved by the requisite vote of Pegasus's shareholders in accordance with the DGCL, Pegasus's Certificate of Incorporation and by-laws and the rules of the Nasdaq Stock Market.

       (c) This Agreement and the Merger shall have been approved by the requisite vote of the Company's Shareholders in accordance with the DGCL and the Company's Certificate of Incorporation and by-laws.

       (d) The Sellers shall have been furnished with the appropriate evidence, reasonably satisfactory to them and their counsel, of the granting of such consents, approvals, authorizations and orders, the making of such registrations and filings and the giving of such notices referred to in subsections (a), (b) and (c).

     10.4 Delivery of Documents. The Pegasus Parties, as applicable, shall have executed and delivered, or caused to be executed and delivered, to the Company and the Principal Company Shareholders the following documents:

       (i) Registration Rights Agreement, executed by Pegasus.

       (ii) Escrow Agreement, executed by Pegasus and the Escrow Agent.

       (iii) Voting Agreement, executed by the Principal Pegasus Shareholders and by Marshall W. Pagon.

       (iv) Certified copies of the certificate of incorporation and by-laws of Pegasus and certified resolutions by the board of directors and Shareholders of Pegasus authorizing the execution of this Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby.

       (v) Such other documents and instruments as the Sellers may reasonably request: (A) to evidence the accuracy of the representations and warranties of the Pegasus Parties under this Agreement and the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (B) to evidence the performance by the Pegasus Parties of, or the compliance by the Pegasus Parties with, any covenant, obligation, condition and agreement to be performed or complied with by the Pegasus Parties under this Agreement and the Collateral Documents; or
    (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

       (vi) Opinion of Drinker Biddle & Reath LLP, counsel to the Pegasus Parties, dated the Closing Date, in form and substance reasonably satisfactory to the Company.

       (vii) Opinion of Drinker Biddle & Reath LLP, counsel to Pegasus, in form reasonably satisfactory to the Principal Company Shareholders, to the effect that the Merger qualifies as a tax-free reorganization under
      Section 368(a) of the Code.

     10.5 No Material Adverse Change. There shall have been no material adverse change in the business, financial condition or operations of Pegasus and its Subsidiaries taken as a whole, other than changes affecting generally the NRTC and its members and affiliates who provide DIRECTV services.

     10.6 Litigation. No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Collateral Documents that would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation; (iii) result in the Class A Common Stock being ineligible for trading on the Nasdaq Stock Market or a national securities exchange in the United States; or (iv) have a Material Adverse Effect on Pegasus (other than proceedings and Legal Requirements affecting generally the NRTC and its members and affiliates who provide DIRECTV services).

     10.7 Nasdaq Listing. The shares of Pegasus Class A Common Stock issuable in the Merger and those to be reserved for issuance upon exercise of the replacement options and warrants described in Section 2.12 shall have been approved for listing on the Nasdaq Stock Market upon official notice of issuance.

     10.8 Pegasus Merger Registration Statement. The Pegasus Merger Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the Commission or any state regulatory authorities.


                                   ARTICLE XI
                            POST-CLOSING COVENANTS

     The Parties agree as follows with respect to the period following Closing:

     11.1 Transition. None of the Principal Company Shareholders shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, subscriber, supplier or other business associate of the Company, its Subsidiaries or the Business from maintaining the same business relationships with Pegasus, the Surviving Corporation and its Subsidiaries after Closing as it maintained with the Company and its Subsidiaries prior to Closing.

     11.2 Indemnification of Directors, Officers and Managers of the Company and its Predecessors; Directors' and Officers' Insurance.

       (a) The certificate of incorporation and by-laws of the Surviving Corporation (and of any corporation that shall succeed to it by merger, consolidation or otherwise) shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under the certificate of incorporation or bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable law.

       (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors and employees of the Company (and its predecessors) and its Subsidiaries (collectively, the "GSS Indemnified Parties") against all Adverse Consequences (including amounts that are paid in settlement of, with the approval of Pegasus and the Surviving Corporation (which approval shall not be unreasonably withheld)), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, manager, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under the DGCL (and shall pay expenses in advance of the final disposition of any such action or proceeding to each GSS Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of DGCL).

       (c) Without limiting the foregoing, in the event any Claim is brought against any GSS Indemnified Party (whether arising before or after the Effective Time) after the Effective Time, (i) subject to the last sentence of this subsection (c), the Surviving Corporation may retain counsel reasonably acceptable to the GSS Indemnified Parties to represent them in connection with the claim, and if it shall fail to do so the GSS Indemnified Parties may retain their regularly engaged independent legal counsel as of the date of this Agreement, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to Pegasus and the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the GSS Indemnified Parties promptly as statements therefor are received, and (iii) the Surviving Corporation will use its reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any GSS Indemnified Party wishing to claim indemnification under this Section 11.2, promptly upon learning of any such Claim, shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 11.2, except to the extent such failure prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of DGCL. The GSS Indemnified Parties and the Surviving Corporation and its Affiliates as a group shall be represented by one law firm (in addition to local counsel) with respect to each such matter unless there is, under applicable standards of professional conduct (as reasonably determined by counsel to such GSS Indemnified Parties) a conflict on any significant issue between the position of the Surviving Corporation and its Affiliates, on the one hand, and one or more GSS Indemnified Parties, on the other hand, or between the position of any two or more of such GSS Indemnified Parties, as the case may be, in which event additional counsel as may be required may be retained by such GSS Indemnified Parties, and the reasonable fees and expenses of such additional counsel shall be paid by the Surviving Corporation.

       (d) Pegasus shall cause to be maintained in effect for not less than six
    (6) years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that Pegasus may substitute therefor policies of substantially the same coverage containing terms and conditions that are substantially the same for the GSS Indemnified Parties to the extent reasonably available.

       (e) This Section 11.2 is intended to be for the benefit of, and shall be enforceable by, the GSS Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Pegasus and Merger Sub and the Surviving Corporation and their respective successors and assigns.

       (f) Notwithstanding anything else in this Section 11.2, no GSS Indemnified Party shall be entitled to indemnification under this Section
    11.2 or under any provision of the Company's certificate of incorporation or by-laws as to any matter as to which Pegasus is entitled to be indemnified pursuant to Article XIII.

     11.3 Offers to Purchase. Pegasus shall cause the Surviving Corporation to make the Offers to Purchase within the time required by the Company Indentures.

     11.4 Confidentiality. Each Principal Company Shareholder shall maintain as confidential any information and documentation related to the business of Pegasus or its Subsidiaries that is or has been disclosed to such Principal Company Shareholder by Pegasus, its Subsidiaries, or their respective Representatives in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby or that such Principal Company Shareholder has obtained about the Company as a result of its ownership of Company Capital Stock (the "Confidential Information"). Notwithstanding the foregoing, no Principal Company Shareholder shall be required to maintain the confidentiality of those portions of the Confidential Information that (i) become generally available to the public other than as a result of a disclosure by the Principal Company Shareholder, (ii) were known by the Principal Company Shareholder or were available to the Principal Company Shareholder on a non-confidential basis prior to the disclosure of such Confidential Information in connection with the transactions contemplated hereby or as a result of its ownership of Company Capital Stock; provided that the source of such information was not known by the Principal Company Shareholder to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Pegasus or its Subsidiaries with respect to such material, or (iii) become available to the Principal Company Shareholder on a non-confidential basis, at any time after the disclosure of such Confidential Information in connection with the transactions contemplated hereby or other than as a result of its ownership of Company Capital Stock, from a source other than Pegasus, its Subsidiaries or their respective Representatives; provided that the source of such information was not known by the Principal Company Shareholder to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Pegasus or its Subsidiaries with respect to such material. No Principal Company Shareholder shall use the Confidential Information for any purpose other than in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to, enforcement of remedies pursuant to Sections 13.2 and 13.3 hereof and any continuing obligations of Pegasus, the Company or the Principal Company Shareholders under this Agreement.

                                  ARTICLE XII
                                  TERMINATION


     12.1 Events of Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to Closing as provided below:

       (a) This Agreement may be terminated by the mutual written consent of both Pegasus and the Company at any time prior to Closing.

       (b) The Pegasus Parties may terminate this Agreement by giving written notice to the Sellers at any time prior to Closing if the Company or any of the Sellers breaches any representation, warranty or covenant contained in this Agreement, which breach if unremedied would cause any condition precedent stated in Article IX not to be satisfied, Pegasus notifies the Sellers of the breach, and the breach continues without cure for a period of 30 days after the notice of breach.

       (c) The Company may terminate this Agreement by giving written notice to Pegasus at any time prior to Closing if any Pegasus Party breaches any representation, warranty or covenant contained in this Agreement, which breach if unremedied would cause any condition precedent stated in Article X not to be satisfied, the Sellers notify Pegasus of the breach, and the breach continues without cure for a period of 30 days after the notice of breach.

       (d) The Company may terminate this Agreement if any of the following occurs after the date hereof and before the Closing (it being understood that the occurrence of any of the following will not constitute a breach of this Agreement by any of the Pegasus Parties):

          (i) Pegasus or any of its Subsidiaries makes any Acquisition or an investment in any business in any single transaction or series of related transactions if the consolidated gross revenue of the DIRECTV Distribution Business of Pegasus and its consolidated Subsidiaries for the period of four fiscal quarters ending on the last day of the most recent fiscal quarter for which financial statements are available would be 75 percent or less of the consolidated gross revenues of Pegasus and its Subsidiaries for such period, in each case on a pro forma basis on the assumption that the Acquisition or investment had occurred at the beginning of such period;

          (ii) Pegasus or any of its Subsidiaries disposes of any portion of its DIRECTV Distribution Business unless (A) such disposition is made in connection with the acquisition of one or more other DIRECTV Distribution Businesses, and (B) the net decrease in the consolidated gross revenues of the DIRECTV Distribution Business of Pegasus and its consolidated Subsidiaries for the period of four fiscal quarters ending on the last day of the most recent fiscal quarter for which financial statements are available, on a pro forma basis, on the assumption that such disposition and the related acquisitions had occurred at the beginning of such period, would not exceed ten percent of the actual consolidated gross revenues of the DIRECTV Distribution Business of Pegasus and its consolidated Subsidiaries for such period;

          (iii) Pegasus or any of its Subsidiaries incurs indebtedness in excess of $50,000,000 in the aggregate other than in connection with acquisitions (including increases in the letter of credit posted in favor of NRTC) and other than under the Pegasus Credit Agreement;

          (iv) Pegasus declares or pays any dividend or other distribution on its capital stock or redeems or repurchases any of its capital stock, other than (A) regularly scheduled dividend payments on Pegasus's Series A Preferred Stock, (B) redemptions or repurchase of shares of employees in connection with the termination of their employment, or
        (C) dividends payable in common stock or stock splits; or

          (v) Pegasus or any of its Subsidiaries enters into any transaction (or series of related transactions), other than (A) transactions in the Ordinary Course (B) transactions of the nature described in any of paragraphs (i) through (v), and (C) transactions described in Section
        5.10 of the Company Disclosure Statement, but exclusive of transactions described in Section 8.10, resulting in an expenditure or commitment in excess of $50,000,000.

       (e) Either Pegasus or the Company may terminate this Agreement if the Closing shall not have occurred on or before June 30, 2000 (the "Outside Closing Date"), otherwise than because of a breach by the terminating Party of any of its representations, warranties or covenants in this Agreement, except that the Outside Closing Date shall be subject to extension as follows:

          (i) If the condition precedent in Section 9.9 (relating to South Plains DBS, L.P.) is not satisfied by June 30, 1999, then, subject to paragraph (iii), the Company may, by written notice to Pegasus, extend the Outside Closing Date until September 30, 1999.

          (ii) If the Outside Closing Date is extended pursuant to paragraph
        (i) and the condition precedent in Section 9.9 is not satisfied by September 30, 1999, the Company may, by written notice to Pegasus, require Pegasus to waive such condition precedent.

          (iii) If all conditions precedent other than the one stated in
        Section 9.9 are satisfied or waived at any time, Pegasus may waive such condition precedent and the parties shall proceed to complete the Closing, in which case paragraph (i) will cease to apply.

     12.2 Effect of Termination. Upon any termination of this Agreement, all obligations under this Agreement shall cease, and there shall be no liability or further obligation under this Agreement on the part of the Company, any subsidiary of the Company, any other GSS Party, Pegasus, or any other Pegasus Party or their respective officers and directors, except for any obligation or liability of any Party based on or arising from a breach or default by such Party with respect to any of the covenants contained in Sections 7.2 and 8.2. No termination of this Agreement shall affect any Party's obligation under the Confidentiality Agreement.

     12.3 Procedure Upon Termination. If this Agreement is terminated by any Party pursuant to this Article, notice of such termination shall promptly be given by the terminating Party to the other Party.

                                 ARTICLE XIII
                                INDEMNIFICATION

     13.1 Survival of Representations and Warranties.

       (a) Except to the extent waived pursuant to Section 13.7, the representations and warranties contained in Sections 2.13, 3.2(d), 3.11(b), 5.11(a), 5.12(b) and 7.10 and the last sentence of Section 5.2 and in the information contained in the list and calculation furnished to Pegasus pursuant to Section 2.7(c) shall survive Closing and shall expire six months after the Closing Date; provided, however, that such survival shall be for the sole purpose of supporting indemnification claims under
    Section 13.2 and 13.3; and provided further that such expiration will not include, extend or apply to any claim for indemnification made pursuant to
    Section 13.2 or 13.3 prior to such date.

       (b) Except as provided in Section 13.1(a), all of the representations and warranties contained in this Agreement shall be deemed conditions to the Merger, to the extent stated in Sections 9.1 and 10.1, and shall not survive the Closing or the termination of this Agreement.

       (c) If the Closing occurs (i) all covenants of the Sellers and the Pegasus Parties contained in Articles VII and VIII shall expire at the Closing (including any claim based on a breach of any such covenant or agreement occurring before the Closing), and (ii) the other covenants and agreements of the Pegasus Parties and the Sellers in this Agreement shall survive indefinitely.

     13.2 Indemnification Provisions for Benefit of the Pegasus Parties.

       (a) If the Company breaches (or if any third party alleges facts that, if true, would mean the Company has breached) any representation or warranty of the Company that survives the Closing pursuant to Section 13.1, or if the Company 1999 Forms 10-K (or if any third party alleges facts that, if true, would mean the Company 1999 Forms 10-K), contained, as of their filing dates, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and if in any such case Pegasus makes a written claim for indemnification no later than six months after the Closing Date (the "Indemnification Period"), then, subject to the limitations contained elsewhere in this Article

   XIII, the Shareholders shall, severally and in proportion to the amount of the Merger Consideration received by each, indemnify Pegasus, the Surviving Corporation and their Affiliates and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons (the "Pegasus Indemnitees") from and against any Adverse Consequences that any such Person may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that any such Person may suffer after the end of the Indemnification Period) resulting from, arising out of, relating to or caused by the breach, untrue statement or omission. In addition, if Pegasus makes a written claim for indemnification within the Indemnification Period, then subject to the limitations contained elsewhere in this Article XIII, the Shareholders shall, severally and in proportion to the amount of the Merger Consideration received by each, indemnify the Pegasus Indemnitees from and against any Adverse Consequences that any of the Pegasus Indemnitees may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that any such Person may suffer after the end of the Indemnification Period) resulting from, arising out of relating to or caused by any of the following:

          (i) any failure on the part of the Company or any of its Subsidiaries to comply with the Satellite Home Viewer Act and the Satellite Home Viewer Improvement Act of 1999 with respect to Grade A and Grade B subscribers receiving over-the-air signals from the primary network stations affiliated with a network; or

          (ii) any claim that the Company failed to consummate any Acquisition of a DIRECTV Distribution Business in violation of a legal obligation to do so, whether or not any such matter is disclosed in the Company Disclosure Statement or is otherwise known to Pegasus.

In addition, provided that Pegasus makes a written claim for indemnification within the Indemnification Period, then, subject to the limitations contained elsewhere in this Article XIII, the Shareholders shall, severally and in proportion to the amount of the Merger Consideration received by each, indemnify the Pegasus Indemnitees as follows:

            (A) if the partnership interest in South Plains DBS, L.P. not currently owned by the Company and its Subsidiaries (the "Minority Interest") is acquired by the Company or its Subsidiaries before the Closing, or by Pegasus or its Subsidiaries after the Closing but before the expiration of the Indemnification Period, the Pegasus Parties shall be indemnified for the excess of the cost to purchase the Minority Interest over $13,075,000; or

            (B) if the Minority Interest is not acquired by the Company, Pegasus or any of their respective subsidiaries before the expiration of the Indemnification Period, the Pegasus Parties shall be indemnified for the sum of $13,075,000.

Between the Closing Date and the expiration of the Indemnification Period, Pegasus shall be required to accept (or cause one of its Subsidiaries to accept) any all-cash offer approved by the Principal Company Shareholders to acquire the Minority Interest pursuant to commercially reasonable documentation for not more than $13,075,000.

       (b) Notwithstanding the foregoing, the Shareholders shall not have any obligation to indemnify any Pegasus Indemnitee under Section 13.2(a) unless the Adverse Consequences with respect thereto shall exceed $25,000,000 in the aggregate, in which case they shall be required to indemnify the Pegasus Indemnitees for all Adverse Consequences, including the first $25,000,000. This limitation shall not apply to obligations arising out of the breach of any representation, warranty or covenant contained in Section 2.13 or 3.2(d) or the list or calculation furnished to Pegasus pursuant to Section 2.7(c).

       (c) Notwithstanding the foregoing, the liability of any Shareholder under Section 13.2(a) shall be satisfied only by the delivery pursuant to
    Section 13.6 of Escrowed Shares held for such Shareholder's account by the Escrow Agent, valued in accordance with Section 13.6. This limitation shall not apply to obligations arising out of the breach of any representation, warranty or covenant contained in Section 2.13 or 3.2(d) or the list or calculation furnished to Pegasus pursuant to Section 2.7(c).

   13.3 Indemnification Provisions for Benefit of the Shareholders.

       (a) If Pegasus breaches (or if any third party alleges facts that, if true, would mean that Pegasus has breached) any representation or warranty of Pegasus that survives the Closing pursuant to Section 13.1 or if the Pegasus Merger Registration Statement (or if any third party alleges facts that, if true, would mean that the Pegasus Merger Registration Statement), as of the Closing Date, contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (except for statements made or facts omitted in reliance on and in conformity with information furnished in writing by the Company or any Principal Company Shareholder specifically for inclusion therein), and if, in any such case, any Shareholder makes a written claim for indemnification against Pegasus and the Surviving Corporation within the Indemnification Period, then subject to the limitations contained elsewhere in this Article XIII, Pegasus and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless the Shareholders, the former directors, officers, employees and agents of the Company and its Affiliates and the successors and assigns of any of such Persons (the "Company Indemnitees"), from and against any Adverse Consequences that any such Person may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that any such Person may suffer after the end of the Indemnification Period) resulting from, arising out of, relating to or caused by the breach, untrue statement or omission.

       (b) Notwithstanding the foregoing, Pegasus and the Surviving Corporation shall not have any obligation to indemnify any Company Indemnitee under
    Section 13.3(a) unless the Adverse Consequences described therein shall exceed $25,000,000 in the aggregate, in which case they shall be required to indemnify the Company Indemnitees for all Adverse Consequences, including the first $25,000,000. This limitation shall not apply to obligations arising out of the breach of any representation or warranty contained in the last sentence of Section 5.2.

       (c) Notwithstanding the foregoing, the liability of Pegasus and the Surviving Corporation under Section 13.3(a) shall be satisfied only by the delivery pursuant to Section 13.6 of additional shares of Pegasus Class A Common Stock, valued in accordance with Section 13.6, and shall be limited in the aggregate to 975,000 shares of Pegasus Class A Common Stock (adjusted as provided in the last sentence of Section 2.7(a)) valued in accordance with Section 13.6. This limitation shall not apply to obligations arising out of the breach of any representation or warranty contained in the last sentence of Section 5.2.

     13.4 Matters Involving Third Parties.

       (a) If any third party shall notify either Pegasus, the Surviving Corporation or any Principal Company Shareholder (the "Indemnified Party") prior to the expiration of the Indemnification Period with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against the other (the "Indemnifying Party") under this Article, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party (but not beyond the expiration of the Indemnification Period, or, in the case of notice of a Third Party Claim received by the Indemnified Party on the last day of the Indemnification Period, the next Business Day) shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

       (b) Any Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer (limited as provided in this Article XIII) resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim;
    (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder (subject to the aggregate limitations contained herein); (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to (A) exceed the limit of the Indemnifying Party hereunder or (B) establish a precedent, custom or practice materially adverse to the continuing business interests of the Indemnified Party; and
   (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

       (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with subsection (b): (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and
    (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

       (d) If any of the conditions in Section 13.4(b) is not or no longer satisfied, however: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith); (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses) by delivery of shares of Pegasus Class A Common Stock, from the Escrowed Shares or otherwise, valued as set forth in Section 13.6; and (iii) the Indemnifying Party shall remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent, but subject to the limitations, provided in this Article XIII.

     13.5 Determination of Adverse Consequences. Pegasus, the Surviving Corporation and the Shareholders shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Article XIII. Adverse Consequences arising from a breach or alleged breach of any representation or warranty referred to in Section 13.2 or 13.3 shall be calculated, and whether there is a breach of any such representation or warranty for purposes of Section 13.2 or 13.3 shall be determined, without reference to any dollar threshold or materiality threshold contained in any such representation or warranty (it being understood that any such threshold shall be given effect for determining whether any condition precedent stated in Section 9.1 or 10.1 shall have been satisfied as of the Closing Date). All indemnification obligations under this Article shall be net of any insurance proceeds received by the Indemnified Party in respect of the event or circumstance giving rise to the claim for indemnification and shall be deemed adjustments to the Merger Consideration.

     13.6 Payment in Shares. All shares of Pegasus Class A Common Stock delivered in satisfaction of any indemnity claim under this Article XIII shall be delivered free and clear of all Encumbrances other than transfer restrictions under applicable securities laws. Each share of Pegasus Class A Common Stock (whether included in the Escrowed Shares or otherwise) delivered in satisfaction of any such indemnity claim shall be valued at the Market Price on the Closing Date (adjusted for stock splits and reclassifications). Any dividends previously paid and any other distributions made after the Closing Date in respect of shares of Pegasus Class A Common Stock delivered to Pegasus in settlement of any indemnity claim (whether paid in cash, securities or other property) shall also be transferred, free and clear of all Encumbrances other than transfer restrictions under applicable Securities laws, to Pegasus; and in the case of Pegasus Class A Common Stock delivered to any Company Indemnitee in settlement or any indemnity claim, Pegasus shall be required to deliver to such Company Indemnitee the amount of any cash, securities or other property, valued at the date of such settlement, that such Company Indemnitee would have received had such Company Indemnitee owned such shares on the date of such dividend or distribution.

     13.7 No Indemnification for Certain Disclosed Matters.

       (a) If any of the Sellers shall disclose in writing to Pegasus on or before the Closing Date pursuant to Section 7.7 or 7.8 (but not otherwise) any fact that would cause any condition precedent stated in

   Article IX not to be satisfied or would give rise to a right on the part of the Pegasus Parties to terminate this Agreement pursuant to Section 12.1, if the Pegasus Parties do not terminate this Agreement pursuant to Section 12.1, then, except for matters described in Section 13.2(a)(i), (ii), (A) or (B), the Pegasus Indemnitees shall be deemed to have waived any claim to indemnification based on such fact upon completion of the Closing.

       (b) If Pegasus shall disclose in writing to the Company on or before the Closing Date pursuant to Section 8.7 or 8.8 (but not otherwise) any fact that would cause any condition precedent stated in Article X not to be satisfied or would give rise to a right on the part of the Company to terminate this Agreement pursuant to Section 12.1, if the Company does not terminate this Agreement pursuant to Section 12.1, then the Company Indemnitees shall be deemed to have waived any claim to indemnification based on such fact upon completion of the Closing.

                                  ARTICLE XIV
                                 MISCELLANEOUS

     14.1 Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement, except that the Shareholders shall be third party beneficiaries of this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Collateral Documents; provided, however, that Pegasus may collaterally assign its rights under this Agreement and the Collateral Documents to any Persons providing debt financing to Pegasus or its Affiliates.

     14.2 Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

       (a) If to Pegasus, Merger Sub or the Surviving Corporation, to:

           Pegasus Communications Corporation
             c/o Pegasus Communications Management Company
             225 City Line Avenue, Suite 200
             Bala Cynwyd, PA 19004
             Attn: Mr. Ted S. Lodge
             Telecopier: 610-934-7072

       (b) If to the Company before the Closing Date to:

           Golden Sky Holdings, Inc.
             4700 Belleview, Suite 300
             Kansas City, MO 64112
             Attn: Jo Ellen Linn, Esq.
             Telecopier: 816-753-5595
             with a copy to:

             Karen A. Dewis, Esq.
             McDermott, Will & Emery
             600 13th Street, NW
             Washington, DC 20005
             Telecopier: 202-756-8087

       (c) If to the Principal Company Shareholders, before or after the Closing Date, to:

           William P. Collatos
             c/o Spectrum Equity Investors
             1 International Place, 29th Floor
             Boston, MA 02110
             Telecopier: 617-464-4601

             with a copy to:

             Karen A. Dewis, Esq.
             McDermott, Will & Emery
             600 13th Street, NW
             Washington, DC 20005
             Telecopier: 202-756-8087


       (d) If to any Shareholder after the Closing Date, by notice to the Shareholder Representative at: 12748 Delmar Drive, Leawood, KS 66209.

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

     14.3 Attorneys' Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other Party.

     14.4 Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

     14.5 Choice of Law. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Delaware).

     14.6 Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

     14.7 Further Actions. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

     14.8 Time of the Essence. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

     14.9 Late Payments. If either Party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the Applicable Rate.

     14.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.11 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Statement, the Pegasus Disclosure Statement and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties and supersedes all prior oral or written agreements, understandings and representations to the extent that they relate in any way to the subject matter hereof, excluding the Confidentiality Agreement, which shall survive the execution and delivery of, and any termination of, this Agreement.

     14.12 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder shall be valid unless the same shall be in writing and signed by the Person against whom its enforcement is sought, and no such waiver whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     14.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation." If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

     14.14 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses and accountants' fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated hereby.

     14.15 Disclosure. The terms of this Agreement are confidential and no Party shall disclose to any individual or entity such terms, except that (i) any Party may make such disclosure about this Agreement and information related thereto as is required (in the opinion of its counsel) by law (including filings and other disclosure required under the Securities Act or the Exchange
Act); (ii) any Party may make such disclosure to its Representatives and lenders who agree to keep the terms of this Agreement confidential; (iii) the Parties may disclose the terms of this Agreement to the NRTC and DirecTV, Inc.;
(iv) the Sellers may disclose the terms of this Agreement to the Shareholders;
(v) Pegasus may disclose the terms of this Agreement to its shareholders; and
(vi) no Party shall have any obligation to refrain from disclosing any matter that shall have become a matter of public knowledge other than by a breach of such Party's obligations hereunder. Each of the Parties will be responsible for any damages resulting from the unauthorized disclosure of the terms of this Agreement by it or its Representatives.

     14.16 Shareholder Representative. Each Shareholder irrevocably makes, constitutes and appoints John R. Hager as its sole and exclusive agent (the "Shareholder Representative") and authorizes and empowers it to fulfill the role of Shareholder Representative under this Merger Agreement. If a successor Shareholder Representative is needed, such successor shall be appointed by William P. Collatos. Each Shareholder hereby makes, constitutes and appoints the Shareholder Representative as such Shareholder's true and lawful attorney in fact and agent, for such Shareholder and in such Shareholder's name, (i) to participate in the closing on such Shareholder's behalf, to take all actions which might be taken in connection therewith and with the transactions contemplated thereby, (ii) to receive all notices to the Shareholders, (iii) to make and settle claims against the Pegasus Parties relating to or arising from the Merger Agreement or the transactions contemplated hereby, and to respond to and settle all claims made by the Pegasus Parties related to or arising from the Merger Agreement or the transactions contemplated hereby, (iv) to execute and deliver the Escrow Agreement and all notices and instructions contemplated thereunder, and (v) to execute and deliver all other instruments and documents of every kind incident to any of the foregoing and to consent or approve or refrain from consenting or approving with respect to all matters incident to the foregoing, for all intents and purposes and with the same effect as such Shareholder could do personally, and each Shareholder hereby ratifies and confirms as its own act all that the Shareholder Representative shall do or cause to be done pursuant to the provisions hereof. The Pegasus Parties may conclusively rely on the actions taken by the Shareholder Representative pursuant to the authorization granted by this Section to be binding on all the Shareholders hereunder for all purposes.

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.



                                 PEGASUS COMMUNICATIONS CORPORATION




                               By:          /s/ Ted S. Lodge
                                    ----------------------------------
                                               Ted S. Lodge,
                                          Senior Vice President


                               PEGASUS GSS MERGER SUB, INC.




                               By:          /s/ Ted S. Lodge
                                   -----------------------------------
                                             Ted S. Lodge,
                                        Senior Vice President


                               Principal Pegasus Shareholders:


                               PEGASUS CAPITAL, L.P.
                               By: Pegasus Capital, Ltd., General
                                   Partner




                               By:         /s/ Ted S. Lodge
                                   -----------------------------------
                                             Ted S. Lodge,
                                         Senior Vice President


                               PEGASUS COMMUNICATIONS HOLDINGS, INC.




                               By:           /s/ Ted S. Lodge
                                   -----------------------------------
                                                Ted S. Lodge,
                                           Senior Vice President

                                GOLDEN SKY HOLDINGS, INC.




                              By:         /s/ Rodney A. Weary
                                  -----------------------------------
                                             Rodney A. Weary
                                               President


                              Principal Company Shareholders:


                              ALTA SUBORDINATED DEBT PARTNERS III, L.P.


                              By: Alta Subordinated Debt Management III, L.P.




                              By:          /s/ Eileen McCarthy
                                  -----------------------------------
                                              Eileen McCarthy
                                              General Partner


                              ALTA COMMUNICATIONS VI, L.P.


                              By: Alta Communications VI Management
                                  Partners, L.P.




                              By:         /s/ Eileen McCarthy
                                  -----------------------------------
                                              Eileen McCarthy
                                              General Partner


                              ALTA-COMM S BY S, LLC




                              By:         /s/ Eileen McCarthy
                                  -----------------------------------
                                            Eileen McCarthy
                                                Member


                              HARBOURVEST PARTNERS V-DIRECT FUND L.P.


                              By: HVP V-Direct Associates, LLC,
                                  Its General Partner


                              By: HarbourVest Partners, LLC,
                                  Its Managing Member



                              By:    /s/ William A. Johnston
                                     --------------------------------
                                         William A. Johnston
                                              Partner

                                 SPECTRUM EQUITY INVESTORS L.P.


                                 By: Spectrum Equity Associates, L.P.,
                                    General Partner



                               By:         /s/ William P. Collatos
                                   ------------------------------------
                                              William P. Collatos
                                               General Partner



                               SPECTRUM EQUITY INVESTORS II, L.P.


                               By: Spectrum Equity Associates II, L.P.,
                                   General Partner



                               By:        /s/ William P. Collatos
                                   ------------------------------------
                                             William P. Collatos
                                               General Partner



                               NORWEST EQUITY PARTNERS VI,
                               A MINNESOTA LIMITED PARTNERSHIP


                               By: Itasca Partners V, L.L.P.,
                                   General Partner



                               By:          /s/ Erik Torgerson
                                   ------------------------------------
                                              Erik Torgerson
                                                 Partner



                               NORWEST VENTURE PARTNERS VI, LP


                               By: Itasca VC Partners VI, L.L.P.,
                                   General Partner



                               By:          /s/ John P. Whaley
                                   ------------------------------------
                                             John P. Whaley
                                                Partner



                               BANCBOSTON VENTURES INC.



                               By:        /s/ William O. Charman
                                   ------------------------------------
                                              William O. Charman
                                                Vice President

                                   ANNEX II
                           FORM OF VOTING AGREEMENT

     AMENDED AND RESTATED VOTING AGREEMENT, dated _________________, 2000, among PEGASUS COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company"); COLUMBIA CAPITAL CORPORATION, a Virginia corporation, and COLUMBIA DBS, INC., a Virginia corporation; FLEET VENTURE RESOURCES, INC., a Rhode Island corporation, FLEET EQUITY PARTNERS VI, L.P., a Delaware limited partnership, CHISHOLM PARTNERS III, L.P., a Delaware limited partnership, and KENNEDY PLAZA PARTNERS, a Rhode Island general partnership; SPECTRUM EQUITY INVESTORS, L.P. and SPECTRUM EQUITY INVESTORS II, L.P. (each a Delaware limited partnership and together referred to herein as "Spectrum"), ALTA COMMUNICATIONS VI, L.P., a Delaware limited partnership, ALTA SUBORDINATED DEBT PARTNERS III, L.P., a Delaware limited partnership and ALTA-COMM S BY S, LLC, a Massachusetts limited liability company (together referred to herein as "Alta"); and PEGASUS COMMUNICATIONS HOLDINGS, INC., a Delaware corporation, PEGASUS CAPITAL, L.P., a Pennsylvania limited partnership, PEGASUS SCRANTON OFFER CORP, a Delaware corporation, PEGASUS NORTHWEST OFFER CORP, a Delaware corporation, and MARSHALL
W. PAGON, an individual.

     The Company, Pegasus DTS Merger Sub, Inc., a Delaware corporation ("DTS Merger Sub"), Digital Television Services, Inc., a Delaware corporation ("DTS"), and certain shareholders of the Company and of DTS are parties to an Agreement and Plan of Merger dated January 8, 1998 (the "DTS Merger Agreement"). Certain of the DTS Parties (this and certain other terms are defined in Section 1) or certain of their equity holders were shareholders of DTS. At the closing held on April 28, 1998, under the DTS Merger Agreement, (1) DTS Merger Sub was merged with and into DTS, (2) DTS thereby became a wholly-owned subsidiary of the Company, (3) certain of the DTS Parties or certain of their equity holders received shares of Class A Common Stock as the DTS Merger Consideration, and (4) the Company, the Pegasus Parties, the DTS Parties, and Whitney Equity Partners, L.P., a Delaware limited partnership ("Whitney"), entered into a Voting Agreement dated April 27, 1998 (the "Original Voting Agreement"). Whitney no longer has the right to designate a director of the Company, pursuant to Section 4.1(b)(1) to the Original Voting Agreement.

     The Company, Pegasus GSS Merger Sub, Inc., a Delaware corporation ("GSS Merger Sub"), Golden Sky Holdings, Inc., a Delaware corporation ("GSS"), and certain shareholders of the Company and GSS (including Spectrum and Alta) are parties to an Agreement and Plan of Merger dated January 10, 2000 (the "GSS Merger Agreement").

     At the Closing held today under the GSS Merger Agreement, (1) GSS Merger Sub is being merged with and into GSS, (2) GSS is thereby becoming a wholly-owned subsidiary of the Company, and (3) Spectrum and Alta are receiving shares of Class A Common Stock. It is a condition precedent to the Closing that the parties hereto execute and deliver this Agreement.

     PCH, PCLP, PSOC and PNOC hold all the issued and outstanding shares of Class B Common Stock. Pagon controls PCH, PCLP, PSOC and PNOC.

     NOW, THEREFORE, in consideration of the completion of the transactions contemplated by the DTS Merger Agreement and the GSS Merger Agreement and of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties amend and restate the Original Voting Agreement, effective the date first written above, to read as follows.

                                    SECTION 1
                                   DEFINITIONS

     1.1 Definitions. As used in this Agreement, the following terms have the following terms have the following meanings:

     "Alta": as defined in the recitals.

     "Alta Designee": a person designated by Alta to serve as a director in accordance with this Agreement.

     "Audit Committee": the audit committee of the Board of Directors referred to in Section 3.4.

     "Board of Directors": the board of directors of the Company.

     "Chisholm": Chisholm Partners III, L.P., a Delaware limited partnership.

     "Chisholm Designee": a person designated by Chisholm to serve as a director in accordance with this Agreement.

     "Class A Common Stock": the Company's Class A Common Stock, par value $0.01 per share.

     "Class B Common Stock": the Company's Class B Common Stock, par value $0.01 per share.

     "Columbia Capital": Columbia Capital Corporation, a Virginia corporation.

     "Columbia Designee": a person designated by Columbia Capital to serve as a director in accordance with this Agreement.

     "Columbia Parties": Columbia Capital and Columbia DBS, Inc., a Virginia corporation.

     "Columbia Principal": each of James B. Murray, Jr., David P. Mixer, Mark
R. Warner, Robert B. Blow, Mark J. Kington, Harry F. Hopper, III, R. Philip Herget, III, Neil P. Byrne, Barton Schneider and James Fleming.

     "Committee": the Audit Committee, the Compensation Committee or the Nominating Committee.

     "Compensation Committee": the compensation committee of the Board of Directors referred to in Section 3.4.

     "Covered Shares": (a) the shares of Class A Common Stock received as the DTS Merger Consideration by the shareholders of DTS that are parties to this Agreement; (b) the shares of Class A Common Stock received as the GSS Merger Consideration by Spectrum and Alta; and (c) all shares of voting securities of the Company now or hereafter beneficially owned (within the meaning of the Securities Exchange Act of 1934) by PCH, PCLP, PSOC, PNOC or Pagon.

     "Designation Right Loss Event": With respect to any person, any of the following, as determined by a majority of the Independent Directors (whose determination shall be conclusive):

       (a) such person's designee as a director commits a breach of fiduciary duty to the Company or a material violation of any federal or state securities law in connection with the purchase or sale of any of the Company's securities;

       (b) such person (or, in the case of Columbia Capital, any Columbia Principal who owns at the time 100,000 or more shares of Class A Common Stock) commits a material violation of any federal or state securities law in connection with the purchase or sale of any of the Company's securities;

       (c) such person materially breaches its or his noncompetition or confidentiality agreement with the Company, if any;

       (d) such person shall own, control, manage or be financially interested, directly or indirectly, in any business (other than a less than 5% interest in a publicly held company) that competes with the Company or any of its Subsidiaries in any geographic area in which the Company does business; but this paragraph (d) shall not apply (1) to any investment held on November 5, 1997, by any of the DTS Parties or their Affiliates or any investment held on January 10, 2000, by any of the GSS Parties or their respective Affiliates, (2) to any investment in a business that comes into competition with the Company or any of its Subsidiaries as a result of the Company's acquisition or establishment of a new business or its expansion into a geographic area in which it did not previously operate if such person shall have held such investment before the Company's management proposes to the Board of Directors such acquisition, establishment or expansion, (3) to any investment in an investment fund or pool that itself makes or holds an investment in a competitive business if such person (A) is regularly engaged in making investment of that kind and
    (B) does not have the power to, and does not in fact, exercise an influence on the decision of the fund or pool in making the investment in the competitive business, and (4) unless prior to the exercise by a majority of the Independent Directors of the right to terminate the relevant person's right to designate a director, such person is given notice of the potential applicability of this paragraph (d) and fails to cure or modify the relationship to the satisfaction of a majority of the Independent Directors within 30 days after the notice is given; provided, however, that in no event shall this subsection (d) apply to any Person associated with, related to, affiliated with, controlled by, controlling or under common control with, Alta or Spectrum other than Spectrum Equity Investors II, L.P., Spectrum Equity Investors, L.P., Alta Communications VI, L.P., Alta Subordinated Debt Partners III, L.P. and Alta-Comm S by S, LLC.

       (e) such person shall violate Section 2; or

       (f) any director designated by such person shall take or omit to take any action in his capacity as a director or Committee member in a manner materially inconsistent with this Agreement, and the Person who has the right to designate such director has not obtained such director's resignation as a director within 30 days after being requested to do so by the Board of Directors.

     "Director" or "director": a member of the Board of Directors.

     "DTS": as defined in the recitals.

     "DTS Designee": a Columbia Designee or a Chisholm Designee.

     "DTS Merger Agreement": as defined in the recitals.

     "DTS Merger Consideration": the "Merger Consideration" as defined in the DTS Merger Agreement.

     "DTS Parties": the Columbia Parties and the Fleet Parties.

     "Fleet Parties": Chisholm, Fleet Venture Resources, Inc., a Rhode Island corporation, Fleet Equity Partners VI, L.P., a Delaware limited partnership, and Kennedy Plaza Partners, a Rhode Island general partnership.

     "GSS": as defined in the recitals.

     "GSS Designee": a Spectrum Designee or an Alta Designee.

     "GSS Merger Agreement": as defined in the recitals.

     "GSS Merger Consideration": the "Merger Consideration" as defined in the GSS Merger Agreement.

     "GSS Parties": Spectrum and Alta.

     "Independent Director": a natural person who (a) is not Marshall W. Pagon or a Columbia Principal or an officer, employee or principal of the Company, PCH, PCLP, PSOC, PNOC, any of the Columbia Parties, any of the Fleet Parties, DTS, Spectrum, Alta, GSS, or any of their subsidiaries or affiliates, or any spouse or sibling, or any ancestor or lineal descendant of any such person, spouse or sibling ("immediate family"), (b) is not a former officer or employee of any such person, (c) does not in addition to such person's role as a director, act on a regular basis, either individually or as a member or representative of an organization, serving as a professional adviser, legal counsel or consultant to any such person, if, in the reasonable discretion of the Nominating Committee, such relationship is material to any such person, and
(d) does not represent, and is not a member of the immediate family of, a person who would not satisfy the requirements of the preceding clauses (a), (b) and (c) of this sentence. A person who has been or is a partner, officer or director of an organization that has customary commercial, industrial, banking or underwriting relationships with any of the persons named in clause (a) of the preceding sentence that are carried on in the ordinary course of business and on an arms-length basis and who otherwise satisfies the requirements set forth in clauses (a), (b), (c) and (d) of the first sentence of this definition, may qualify as a Independent Director unless, in the reasonable discretion of the Nominating Committee, such person is not independent or may not be independent with respect to the management of the business and affairs of the Company. A person shall not be disqualified as an Independent Director under clause (b), (c) or (d) above solely because of such person's (or a member of such person's immediate family's) having served in any capacity with a business (other than DTS or GSS) acquired by the Company, or solely because such person is a representative or designee of any such business (whether or not the Company shall enter into a consulting agreement with such person in connection with such acquisition).

     "Pagon": Marshall W. Pagon, an individual.

     "Pagon Designee": a person designated by Pagon (or, in the event of his death or incapacity, by PCLP or another person appointed by Pagon for this purpose) to serve as a director in accordance with this Agreement.

     "PCH": Pegasus Communications Holdings, Inc., a Delaware corporation.

     "PCLP": Pegasus Capital, L.P., a Pennsylvania limited partnership.

     "PNOC": Pegasus Northwest Offer Corp, a Delaware corporation.

     "PSOC": Pegasus Scranton Offer Corp, a Delaware corporation.

     "Permitted Transferee": as defined in the Company's certificate of incorporation on the date hereof.

     "Person" or "person": an individual, a partnership (general or limited), corporation, limited liability company, joint venture, business trust, cooperative, association or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision or other instrumentality thereof, or any other entity.

     "Spectrum": as defined in the recitals.

     "Spectrum Designee": a person designated by Spectrum to serve as a director in accordance with this Agreement.


                                   SECTION 2
                                    VOTING

     Section 2.1 Each party warrants to the others that, as of the date of this Agreement, it has voting control over the number of Covered Shares set forth opposite its name on Exhibit A. Each party shall vote all Covered Shares held by it, or over which it has the power to direct the voting, as specified in this Agreement and shall take any and all other action necessary or appropriate to implement the provisions of this Agreement, including without limitation proposing and voting on amendments to the Company's certificate of incorporation and by-laws as may be necessary to fully implement the provisions hereof. No party shall permit any Covered Shares held by it, or over which it has the power to direct the voting, to be voted in any manner inconsistent with this Agreement. "Voting" includes the execution of written consents.


                                   SECTION 3
               COMPOSITION OF BOARD OF DIRECTORS AND COMMITTEES

     Section 3.1 Board of Directors. Except as otherwise provided in Section 3.3, the Board of Directors shall consist of eleven members, of whom:

       (a) four will be Pagon Designees;

       (b) one will be a Columbia Designee until Columbia Capital ceases to have the right to designate a director under Section 4.1(a);

       (c) one will be a Chisholm Designee until Chisholm ceases to have the right to designate a director under Section 4.1(b);

       (d) one will be a Spectrum Designee until Spectrum ceases to have the right to designate a director under Section 4.1(c);

       (e) one will be an Alta Designee until Alta ceases to have the right to designate a director under Section 4.1(d); and

       (f) three will be Independent Directors, who shall be the persons identified in Section 3.5(f) (so long as they continue to satisfy the definition of "Independent Director") or their successors (who satisfy the definition of "Independent Director") nominated by the Nominating Committee.

Section 2.1 shall apply to the election of directors specified in this Section 3.1.

Section 3.2 Vacancies Caused by Resignation, etc. of Designated Directors. Any vacancy in the Board of Directors or a Committee caused by the resignation, removal, incapacity or death of a Pagon Designee, a DTS Designee or a GSS Designee shall be filled by a person designated by the party that had the right to designate the resigned, removed, incapacitated or dead director or Committee member, except as provided in Section 3.3. Section 2.1 shall apply to the election of directors and Committee members specified in this Section 3.2.

Section 3.3 Other Vacancies.

       (a) If Columbia Capital, Chisholm, Spectrum or Alta ceases to have the right to designate a director pursuant to Section 4.1, such party shall promptly cause the director designated by it to resign if so requested by Pagon (or, in the event of his death or incapacity, by PCLP or another person appointed for Pagon for this purpose), except that in case of the loss pursuant to Section 4.1(a)(1) or (b)(1) or of the right of Columbia Capital or Chisholm to designate a director, as the case may be, which also results in the termination of this Agreement pursuant to Section 4.3, such party shall cause the director designated by it to resign not later than the date on which this Agreement terminates.

       (b) Failing any resignation required by subsection (a), the affected director or directors may be removed in the manner provided by law.

       (c) If a vacancy occurs in the Board of Directors by reason of any required resignation or permitted removal described in subsection (a) or
    (b), the Board of Directors (as constituted after giving effect to such vacancy) shall either (1) reduce the number of directors to eliminate the vacancy or (2) instruct the Nominating Committee to nominate an Independent Director to fill the vacancy.

       (d) The size of the Board of Directors may be increased as provided by law. Each director elected to fill any position created by an increase in the size of the Board of Directors shall be an Independent Director.

       (e) No party to this Agreement will take any action to fill a vacancy created under this Section 3.3 by a person who is not an Independent Director. Otherwise, Section 2.1 shall not apply to the election of directors to fill vacancies created under this Section 3.3.

     Section 3.4 Committees. The existence of the Audit Committee, the Nominating Committee and the Compensation Committee shall continue. Each Committee shall consist of three directors who shall be (1) a director designated by Pagon, (2) a director designated by a majority of the DTS Designees and GSS Designees then serving as directors; and (3) one of the Independent Directors specified in Section 3.1(f) designated by the Board of Directors in the manner provided by law. The Audit Committee and the Compensation Committee shall have the powers and functions of the present audit committee and compensation committee of the Board of Directors. The Nominating Committee shall nominate all persons (other than the Pagon Designees, the DTS Designees and the GSS Designees) to serve as directors, which nominee shall be subject to election by the shareholders of the Company or subject to appointment by the Board of Directors to fill vacancies. The Company shall not establish a committee with the authority to act on all or substantially all matters on which the Board of Directors may act (commonly known as an "executive committee") without the consent of a majority of the DTS Designees and the GSS Designees as a single group.

     Section 3.5 Initial Designations. The parties make the following designations pursuant to this Section 3:

       (a) The Pagon Designees are Pagon, Robert N. Verdecchio, _______________ and ____________.

       (b) The Columbia Designee is Harry F. Hopper III.

       (c) The Chisholm Designee is Riordon B. Smith.

       (d) The Spectrum Designee is William P. Collatos.

       (e) The Alta Designee is Robert Benbow.

       (f) The Independent Directors specified in Section 3.1(f) are _____________________, _______________ and _______________, each of whom is currently a director of the Company.

Immediately following the execution of this Agreement, the Board of Directors shall take such action as shall be required to create vacancies on the Board of Directors and to elect persons to the Board of Directors as specified in this
Section 3.5. The parties will make their designations to the Committees at a later date.

     Section 3.6 Subsequent Designations. Except as provided in Section 3.5, each party to this Agreement that is entitled to designate one or more directors or Committee members shall do so by written notice to each of the other parties to this Agreement and to the Secretary of the Company, signed by the Person making such designation.

     Section 3.7 Removal. Any director may be removed by the shareholders of the Company in the manner provided by law, except that no DTS Designee or GSS Designee may be removed without the written consent of the party that designated him unless such party shall have ceased to have the right to designate a director pursuant to Section 4.1. Section 2.1 shall apply to this
Section 3.7.

     Section 3.8 Chairman, President and Chief Executive Officer. For so long as this Agreement is in effect, Pagon will be elected by the Board of Directors as Chairman, President and Chief Executive Officer of the Company, except in case of incapacity.

     Section 3.9 Separate Voting Rights of Other Classes of Stock. If the holders of any class of the Company's preferred stock shall become entitled to elect directors in accordance with the terms of such preferred stock, this Agreement shall not apply to any additional directorships to which their rights apply.

     Section 3.10 Failure or Delay in Making Designations. No failure or delay by any party in making any designation of a director or Committee member [including the fact that Pagon has made only [_____] of his four designations in Section 3.5(a))]shall constitute a waiver of such party's right to make designations in the future.

                                   SECTION 4
                                  TERMINATION

     Section 4.1 Termination of Designation Rights.

       (a) Columbia Capital shall cease to have the right to designate a director if at any time (1) the Columbia Parties and the Columbia Principals collectively own less than half the shares of Class A Common Stock received by the Columbia Parties and the Columbia Principals pursuant to the DTS Merger Agreement, or (2) a Designation Right Loss Event occurs with respect to any Columbia Party or any Columbia Principal.

       (b) Chisholm shall cease to have the right to designate a director if at any time (1) the Fleet Parties collectively own less than half the Covered Shares received by them pursuant to the DTS Merger Agreement, or (2) a Designation Right Loss Event occurs with respect to any Fleet Party.

       (c) Spectrum shall cease to have the right to designate a director if at any time Spectrum owns less than half the Covered Shares received by Spectrum pursuant to the GSS Merger Agreement, or (2) a Designation Right Loss Event occurs with respect to Spectrum.

       (d) Alta shall cease to have the right to designate a director if at any time Alta owns less than half the Covered Shares received by Alta pursuant to the GSS Merger Agreement, or (2) a Designation Right Loss Event occurs with respect to Alta.

       (e) For purposes of this Section 4.1, a party no longer owns shares of Class A Common Stock distributed to its equity holders unless the distributee is also a party to this Agreement on the date hereof or, in the case of the Columbia Parties, is a Columbia Principal. Continuing ownership of Covered Shares shall be determined by the specific identification method.

       (f) At the Company's request from time to time, Columbia Capital, Chisholm, Spectrum and Alta shall certify (and Columbia Capital and Chisholm shall cause the Columbia Principals and the Fleet Parties, respectively, to certify) to the Company in writing, the number of shares of Class A Common Stock received as part of the DTS Merger Consideration or the GSS Merger Consideration, as the case may be, that each such person continues to own. If requested by the Company, each such person will provide the Company with evidence reasonably substantiating such person's continuing ownership of such shares. If any such person fails to deliver such certification or evidence to the Company within ten days after the Company delivers its written request therefor to Columbia Capital, Chisholm, Spectrum or Alta, such person shall be deemed for all purposes of this Agreement not to own any such shares of Class A Common Stock.

     Section 4.2 Termination of Voting Obligations.

       (a) The obligations of any party under Section 2.1 shall terminate with respect to any Covered Share upon the sale or other transfer of such Covered Share to any person who is not a party to this Agreement and is not required by subsection (b) to become a party to this Agreement.

       (b) PCH, PCLP, PSOC or PNOC shall not sell or otherwise transfer any Covered Shares to a Permitted Transferee unless the Permitted Transferee agrees in writing to be bound by, and to become a party to, this Agreement (including the requirements of this subsection) to the same extent as its transferor, as it relates to the Covered Shares so transferred.

       (c) The obligations of Spectrum and Alta under Section 2.1 shall terminate upon the resignation of the Spectrum Designee or the Alta Designee, as the case may be, from the Board of Directors, provided that the vacancy caused thereby is not filled by Spectrum or Alta, as the case may be, pursuant to Section 3.2 within five days of such resignation.

     Section 4.3 Termination of Agreement. This Agreement shall terminate as to each of Columbia Capital, Chisholm, Spectrum and Alta as of the date that such party ceases to have the right to designate a Director pursuant to Section 4.1. This Agreement shall terminate in its entirety on the later of (1) the date of the meeting of the Company's shareholders at which directors are scheduled to be elected next following the date on which both of Columbia Capital and Chisholm shall cease to have the right to designate a director pursuant to
Section 4.1, or (2) the last date on which either Spectrum or Alta has the right to designate a director pursuant to Section 4.1. Neither Section 2 nor the requirements of this Agreement relating to actions by the Nominating Committee shall apply to the election of directors to occur at such meeting.


                                   SECTION 5
                                 MISCELLANEOUS

     Section 5.1 Notices. Except as otherwise provided below, whenever it is provided in this Agreement that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties hereto, or whenever any of the parties hereto, wishes to provide to or serve upon the other party any other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in person or sent by telecopy, as specified in the DTS Merger Agreement or the GSS Merger Agreement, as the case may be.

     Section 5.2 Entire Agreement. This Agreement represents the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior oral and written agreements, arrangements and understandings among the parties hereto with respect to such subject matter; and this Agreement can be amended, supplemented or changed, and any provision hereof can be waived or a departure from any provision hereof can be consented to, only by a written instrument making specific reference to this Agreement signed by all parties to this Agreement other than (a) the Columbia Parties if Columbia Capital shall no longer have the right to designate a director pursuant to Section 4.1, (b) the Fleet Parties if Chisholm shall no longer have the right to designate a director pursuant to Section 4.1, (c) Spectrum if Spectrum shall no longer have the right to designate any director pursuant to Section 4.1, or (d) Alta if Alta shall no longer have the right to designate any director pursuant to Section 4.1.

     Section 5.3 Paragraph Headings. The paragraph headings contained in this Agreement are for general reference purposes only and shall not affect in any manner the meaning, interpretation or construction of the terms or other provisions of this Agreement.

     Section 5.4 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Delaware applicable to contracts to be made, executed, delivered and performed wholly within such state and, in any case, without regard to the conflicts of law principles of such state.

     Section 5.5 Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     Section 5.6 No Waiver. The failure of any party at any time or times to require performance of any provision hereof shall not affect the right at a later time to enforce the same. No waiver by any party of any condition, and no breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     Section 5.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same original instrument. Not all parties need sign the same counterpart. Delivery by facsimile of a signature page to this Agreement shall have the same effect as delivery of an original executed counterpart.

     Section 5.8 Successors and Assigns. Subject to Section 4.1(d), this Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the date first written above.


                                   PEGASUS COMMUNICATIONS CORPORATION

                                 By:-----------------------------------------
                                     [Name]
                                     [Title]


                                   PEGASUS CAPITAL, L.P.
                                   By: Pegasus Capital, Ltd., General Partner

                                 By:-----------------------------------------
                                     [Name]
                                     [Title]


                                   PEGASUS COMMUNICATIONS HOLDINGS, INC.

                                 By:-----------------------------------------
                                     [Name]
                                     [Title]

                                   PEGASUS SCRANTON OFFER CORP

                                 By:-----------------------------------------
                                     [Name]
                                     [Title]

                                   PEGASUS NORTHWEST OFFER CORP

                                 By:-----------------------------------------
                                     [Name]
                                     [Title]


                                   --------------------------------------------

                                   Marshall W. Pagon


                                   FLEET VENTURE RESOURCES, INC.

                                 By:-----------------------------------------
                                     Riordon B. Smith
                                     Senior Vice President


                                   FLEET EQUITY PARTNERS VI, L.P.
                                   By: Fleet Growth Resources II, Inc.
                                       Its General Partner

                                 By:-----------------------------------------
                                     Riordon B. Smith
                                     Senior Vice President


                                   CHISHOLM PARTNERS III, L.P.
                                   By: Silverado III L.P., its general partner
                                   By: Silverado III Corp., its general partner


                                 By:-----------------------------------------
                                     Riordon B. Smith
                                     Senior Vice President

                                   KENNEDY PLAZA PARTNERS

                                 By:-----------------------------------------
                                     Riordon B. Smith
                                     Senior Vice President

                                   COLUMBIA CAPITAL CORPORATION

                                 By:-----------------------------------------
                                     Neil P. Byrne
                                     Vice President


                                   COLUMBIA DBS, INC.

                                 By:-----------------------------------------
                                     Neil P. Byrne
                                     Vice President


                                   SPECTRUM EQUITY INVESTORS, L.P.
                                   By: Spectrum Equity Associates, L.P., its
                                   general partner

                                 By:-----------------------------------------
                                     William P. Collatos
                                     General Partner

                                   SPECTRUM EQUITY INVESTORS II, L.P.
                                   By: Spectrum Equity Associates II, L.P., its
                                   general partner

                                 By:-----------------------------------------
                                     William P. Collatos
                                     General Partner


                                   ALTA COMMUNICATIONS VI, L.P.
                                   By: Alta Communications VI Management
                                   Partners, L.P.,
                                       its general partner

                                 By:-----------------------------------------
                                     Eileen McCarthy
                                     General Partner


                                   ALTA SUBORDINATED DEBT PARTNERS III, L.P.
                                   By: Alta Subordinated Debt Management
                                   Partners, L.P.,
                                       its general partner

                                 By:-----------------------------------------
                                     Eileen McCarthy
                                     General Partner


                                   ALTA-COMM S BY S, LLC

                                 By:-----------------------------------------
                                     Eileen McCarthy
                                     Member

                                   EXHIBIT A



                                                            Covered Shares
                                             ---------------------------------------------
                Shareholder                   Class A Common Stock    Class B Common Stock
-------------------------------------------  ----------------------  ---------------------
Fleet Venture Resources, Inc.                        406,186
Fleet Equity Partners VI, L.P.                       174,079
Chisholm Partners III, L.P.                          147,611
Kennedy Plaza Partners                                10,179
Columbia Capital Corporation                               0
Columbia DBS, Inc.                                         0
Spectrum Equity Partners, L.P.                        [TBD]
Spectrum Equity Partners II, L.P.                     [TBD]
Alta Communications VI, L.P.                          [TBD]
Alta Subordinated Debt Partners III, L.P.             [TBD]
Alta-Comm S By S LLC                                  [TBD]
Pegasus Capital, L.P.                                                      1,217,348
Pegasus Communications Holdings, Inc.                                      3,123,856
Pegasus Northwest Offer Corp.                                                122,338
Pegasus Scranton Offer Corp.                                                 118,358
Marshall W. Pagon                                     [TBD]

                                   ANNEX III


         AMENDMENT TO THE PEGASUS COMMUNICATIONS RESTRICTED STOCK PLAN

     WHEREAS, Pegasus Communications Corporation (the "Company") amended and restated the Pegasus Communications Restricted Stock Plan (the "Plan") generally effective as of December 18, 1998;

     WHEREAS, Section 10 of the Plan provides that the Company may amend the Plan;

     WHEREAS, the Company desires to amend the Plan to increase the number of shares of Class A common stock of the Company available for awards under the Plan;

     NOW, THEREFORE, effective upon obtaining requisite shareholder approval, the first sentence of Section 5 of the Plan is amended to read as follows:


                                   SECTION 5
                                     Stock

     The number of shares of Common Stock that may be subject to Awards under the Plan shall be 750,000 shares, subject to adjustment as hereinafter provided.


                                     III-1

                                   ANNEX IV

        AMENDMENT TO THE PEGASUS COMMUNICATIONS 1996 STOCK OPTION PLAN


     WHEREAS, Pegasus Communications Corporation (the "Company") amended and restated the Pegasus Communications 1996 Stock Option Plan (the "Plan") effective April 23, 1999;

     WHEREAS, Section 12 of the Plan provides that the Company may amend the Plan;

     WHEREAS, the Company desires to amend the Plan (i) to increase the number of shares of Class A common stock of the Company ("Common Stock") that may be subject to options under the Plan, (ii) to increase the number of shares of Common Stock that may be subject to options granted to any employee over the life of the Plan; and (iii) to provide for the assumption of certain outstanding Golden Sky Holdings, Inc. options;

     NOW, THEREFORE, the Plan is amended as follows:

     1. The first sentence of Section 4 is amended to read as follows, effective on the date requisite shareholder approval of this Amendment is obtained;

       4. Stock. Options may be granted under the Plan to purchase up to a maximum of 3,000,000 shares of Class A common stock of the Company ("Common Stock"); provided, however, that no Employee shall receive Options for more than 1,000,000 shares of the Company's Common Stock over the life of the Plan. * * *

     2. A new Section 23 is added following Section 22 to read as follows, effective at the Effective Time (as defined in the Merger Agreement hereinafter mentioned):

       23. Special Provisions Regarding Golden Sky Holdings, Inc. Golden Sky Holdings, Inc. ("Golden Sky") became a wholly-owned subsidiary of the Company by means of the merger (the "Merger") of a wholly-owned subsidiary of the Company into Golden Sky pursuant to the Agreement and Plan of Merger dated January 10, 2000 (the "Merger Agreement") among the Company, Golden Sky, Pegasus GSS Merger Sub, Inc. and certain stockholders of the Company and Golden Sky. Section 2.12 of the Merger Agreement provides that the Company will assume certain outstanding Golden Sky options specified therein. Section 2.12 of the Merger Agreement also provides that such Golden Sky options will be replaced with options (the "Replacement Options") to purchase the number of shares of Common Stock equal to the "conversion ratio" (as defined in the Merger Agreement) times the number of shares of Golden Sky common stock issuable upon the exercise of such options, for an exercise price equal to the exercise price applicable to such options divided by the "conversion ratio."

       Each Replacement Option shall be exercisable under the Plan in accordance with the terms of the agreement entered into between the Company and the holder of the Replacement Option (the "Replacement Agreement"), the terms of which shall govern in the event of any conflict with the provisions of the Plan. In addition, any provision of the Plan that would provide an additional benefit (within the meaning of Section 424(a)(2) of the Code and Treasury Regulations thereunder) shall not apply to the Replacement Options.

                                    ANNEX V

        PROPOSED AMENDMENT TO PEGASUS' CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED CLASS A COMMON STOCK, CLASS B COMMON STOCK,
                  NON-VOTING COMMON STOCK AND PREFERRED STOCK


     RESOLVED, that the amendment of the first paragraph of Article FOURTH of Pegasus's Certificate of Incorporation to read in its entirety as follows (the "Amendment") is hereby proposed and declared to be advisable and in the best interests of Pegasus:

       FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 500,000,000 shares, divided into 250,000,000 shares of Class A Common Stock, par value $0.01 per share, 30,000,000 shares of Class B Common Stock, par value $0.01 per share, 200,000,000 shares of Non-Voting Common Stock, par value $0.01 per share, and 20,000,000 shares of Preferred Stock, par value $0.01 per share.

     FURTHER RESOLVED, that the Amendment be submitted for action to the stockholders of Pegasus entitled to vote thereon.

     FURTHER RESOLVED, that upon stockholder approval of the Amendment, each of the President, any Vice President, the Chief Financial Officer, the Secretary and any Assistant Secretary or any of them (herein the "Designated Officers," which shall refer to any or all of them) is hereby severally authorized to execute and file on behalf of Pegasus such certificate or certificates as are required to effectuate the Amendment under Delaware law and to take such other actions as such Designated Officer deems necessary or appropriate to carry out the foregoing resolutions; and the execution by any Designated Officer of any such documents or the performance of any Designated Officer of any such act in connection with the foregoing resolutions shall conclusively establish the Designated Officer's authority therefor from Pegasus and approval and ratification by Pegasus of the documents so executed and the actions so taken.


                                     * * *

     The proposed amendment reflects changes to the authorized number of shares of Class A common stock, Class B common stock and preferred stock. These changes reflect separate proposals (Proposals 4, 5, 6 and 7 on the Form of Proxy), and shall be voted upon separately. Neither change is dependent upon the other.

                                   ANNEX VI


                   [LETTERHEAD OF CIBC WORLD MARKETS CORP.]



                                 January 10, 2000


The Board of Directors
Pegasus Communications Corporation
c/o Pegasus Communications Management Company
225 City Line Avenue, Suite 200
Bala Cynwyd, Pennsylvania 19004

Members of the Board:

     You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Board of Directors as to the fairness to Pegasus Communications Corporation ("Pegasus"), from a financial point of view, of the Exchange Ratio (defined below) provided for in the Agreement and Plan of Merger, dated as of January 10, 2000 (the "Merger Agreement"), by and among Pegasus, Pegasus GSS Merger Sub, Inc. ("Sub"), Golden Sky Holdings, Inc. ("Golden Sky"), certain principal shareholders of Pegasus and certain principal shareholders of Golden Sky. The Merger Agreement provides for, among other things, the merger of Sub with and into Golden Sky (the "Merger") pursuant to which all outstanding shares of the common stock, par value $0.01 per share, of Golden Sky ("Golden Sky Common Stock") and all outstanding series of shares of the preferred stock, each with a par value of $0.01 per share, of Golden Sky (collectively, "Golden Sky Preferred Stock" and, together with the Golden Sky Common Stock, the "Golden Sky Capital Stock") will be converted into the right to receive an aggregate of 6,500,000 shares of the Class A common stock, par value $0.01 per share, of Pegasus ("Pegasus Class A Common Stock" and, the aggregate number of shares of Pegasus Class A Stock into which the aggregate number of shares of Golden Sky Capital Stock will be so converted in the Merger, the "Exchange Ratio"), subject to downward adjustment as more fully described in the Merger Agreement. The Merger Agreement further provides that a portion of the shares of Pegasus Class A Common Stock issuable in the Merger will be subject to an escrow arrangement, as more fully described in the Merger Agreement and related escrow agreement.

     In arriving at our Opinion, we:

     (a)  reviewed the Merger Agreement and certain related documents;

     (b) reviewed audited financial statements of Pegasus and Golden Sky for the fiscal years ended December 31, 1997 and December 31, 1998;

     (c) reviewed unaudited financial statements of Pegasus and Golden Sky for the nine months ended September 30, 1999;

     (d) reviewed financial projections prepared by the managements of Pegasus and Golden Sky;

     (e) reviewed the historical market prices and trading volume for Pegasus Class A Common Stock;

     (f) held discussions with the senior managements of Pegasus and Golden Sky with respect to the businesses and prospects for future growth of Pegasus and Golden Sky;

     (g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Pegasus and Golden Sky;


     (h) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Merger;


     (i) performed discounted cash flow analyses of Pegasus and Golden Sky using certain assumptions of future performance provided to us by the managements of Pegasus and Golden Sky;

The Board of Directors
Pegasus Communications Corporation
January 10, 2000
Page 2


     (j) reviewed public information concerning Pegasus and affiliates of Golden Sky; and

     (k) performed such other analyses and reviewed such other information as we deemed appropriate.

     In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Pegasus, Golden Sky and their respective employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Pegasus and Golden Sky and the potential synergies and strategic benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger provided to or discussed with us, we assumed, at the direction of the managements of Pegasus and Golden Sky, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of Pegasus and Golden Sky. We also have assumed, with the consent of Pegasus, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and, to the extent material to our analysis, that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver or modification of the material terms or conditions thereof. We further have assumed, with your consent, without independent verification or investigation, that the outcome of the existing litigation and related proceedings between the National Rural Telecommunications Cooperative and DirecTV, Inc. will not have a material adverse effect on the financial condition or results of operations of Pegasus or Golden Sky. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of Pegasus, Golden Sky or affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Pegasus or Golden Sky, or the price at which the Pegasus Class A Common Stock will trade subsequent to announcement or consummation of the Merger. We were not requested to, and we did not, participate in the negotiation or structuring of the Merger. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

     As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

     We have acted as financial advisor to the Board of Directors of Pegasus in rendering this Opinion and will receive a fee upon the delivery of this Opinion. We have in the past provided and are currently providing services to Pegasus unrelated to the proposed Merger, for which services we have received and will receive compensation. As you are aware, a managing director of CIBC World Markets is a director of Pegasus and, in his capacity as such, holds options to purchase shares of Pegasus Class A Common Stock. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Pegasus and affiliates of Golden Sky for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Pegasus from a financial point of view. This Opinion is for the use of the Board of Directors of Pegasus in its evaluation of the Merger and does not constitute a recommendation as to how any stockholder should vote with respect to any matters relating to the Merger.


                                            Very truly yours,


                                            /s/ CIBC WORLD MARKETS CORP.

                                            CIBC WORLD MARKETS CORP.

                                   ANNEX VII

                                 FORM OF PROXY

                      PEGASUS COMMUNICATIONS CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE

The undersigned, revoking all prior proxies, hereby appoints Marshall W. Pagon,
M. Kasin Smith and Ted S. Lodge, or any of them, with full power of substitution, as the undersigned's proxies to vote all the shares of Class A common stock and Class B common stock of Pegasus Communications Corporation held of record by the undersigned on February 25, 2000, at the Special Meeting of Stockholders of Pegasus to be held on March 22, 2000 and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6 AND 7.

Proposal 1: Approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of up to 6.5 million shares of Class A common stock.

                     / / FOR    / / AGAINST    / / ABSTAIN

Proposal 2: Approval of the proposal to amend Pegasus' Restricted Stock Plan to increase the number of shares of Class A common stock that may be issued thereunder from 350,000 to 750,000.

                     / / FOR    / / AGAINST    / / ABSTAIN

Proposal 3: Approval of the proposal to amend Pegasus' 1996 Stock Option Plan to increase the number of shares of Class A common stock that may be issued thereunder from 1,300,000 to 3,000,000 and to increase the maximum number of shares of Class A common stock that may be issued under options granted to any employee from 550,000 to 1,000,000.


                     / / FOR    / / AGAINST    / / ABSTAIN

Proposal 4: Approval of the proposal to amend Pegasus' certificate of incorporation to increase the number of authorized shares of Class A common stock from 50,000,000 to 250,000,000 shares.

                     / / FOR    / / AGAINST    / / ABSTAIN

Proposal 5: Approval of the proposal to amend Pegasus' certificate of incorporation to increase the number of authorized shares of Class B common stock from 15,000,000 to 30,000,000 shares.

                     / / FOR    / / AGAINST    / / ABSTAIN

Proposal 6: Approval of the proposal to amend Pegasus' certificate of incorporation to increase the number of authorized shares of non-voting common stock from 20,000,000 to 200,000,000 shares.

                     / / FOR    / / AGAINST    / / ABSTAIN

Proposal 7: Approval of the proposal to amend Pegasus' certificate of incorporation to increase the number of authorized shares of preferred stock from 5,000,000 to 20,000,000 shares.

                     / / FOR    / / AGAINST    / / ABSTAIN

Proposal 8: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH
            OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

You are urged to sign and return this proxy so that you may be sure that your shares will be voted.


                                            Dated: _____________________, 2000



                                            -----------------------------------
                                                  Signature of Stockholder



                                            -----------------------------------
                                                  Signature of Stockholder


Please sign exactly as your name appears hereon, date and return promptly. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should indicate their capacity when signing.